Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141027
PROSPECTUS — OFFER TO EXCHANGE

HALLIBURTON COMPANY
Offer to Exchange Up to
135,627,000 Shares of Common Stock of
KBR, Inc.
Which are owned by Halliburton Company for
Outstanding Shares of Common Stock of
Halliburton Company

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 29, 2007 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Halliburton Company is offering to exchange up to 135,627,000 shares of KBR, Inc. common stock in the aggregate for outstanding shares of Halliburton common stock that are validly tendered and not properly withdrawn.

For each $1.00 of Halliburton common stock accepted in the exchange offer, you will receive approximately $1.08 of KBR common stock, subject to a maximum limit of 1.5905 shares of KBR common stock for each share of Halliburton common stock (the “maximum exchange ratio”). The exchange offer does not provide for a minimum exchange ratio. IF THE MAXIMUM EXCHANGE RATIO IS IN EFFECT, YOU WILL RECEIVE LESS THAN $1.08 OF KBR COMMON STOCK FOR EACH $1.00 OF HALLIBURTON COMMON STOCK THAT YOU VALIDLY TENDER AND DO NOT PROPERLY WITHDRAW, AND YOU COULD RECEIVE MUCH LESS.

The per-share value of Halliburton common stock and the per-share value of KBR common stock to be used for purposes of calculating the exchange ratio will equal the arithmetic average of the daily volume-weighted average price (“daily VWAP”) for Halliburton common stock or KBR common stock, as applicable, on the New York Stock Exchange for the last three trading days of the currently anticipated exchange offer period (the “valuation dates”). The valuation dates will be March 27, 2007, March 28, 2007 and March 29, 2007, unless the exchange offer is extended. The valuation dates will not change, however, if the exchange offer is extended solely as a result of the automatic extension triggered by the maximum exchange ratio. Subject to any extension by Halliburton or the possible automatic extension of the exchange offer due to a market disruption event on any valuation date, Halliburton will announce the final exchange ratio, including whether the maximum exchange ratio is in effect, by 4:30 p.m., New York City time, on March 29, 2007 (the “original expiration date”) by press release and on www.KBRexchange.com.

Please read “The Exchange Offer — Terms of the Exchange Offer” beginning on page 54. Halliburton common stock and KBR common stock are listed on the New York Stock Exchange under the symbols “HAL” and “KBR,” respectively. On March 22, 2007, the reported last sales prices of Halliburton common stock and KBR common stock on the New York Stock Exchange were $30.75 and $20.24 per share, respectively. The indicative calculated per-share values, based on the arithmetic average of the daily VWAPs of Halliburton common stock and KBR common stock on March 20, 2007, March 21, 2007 and March 22, 2007, were $30.51970 and $20.26073 per share, respectively. Accordingly, the indicative exchange ratio that would have been in effect following the official close of trading on the New York Stock Exchange on March 22, 2007 based on the indicative calculated per-share values of Halliburton common stock and KBR common stock as of March 22, 2007, would have been subject to the maximum exchange ratio and provided for 1.5905 shares of KBR common stock to be exchanged for every share of Halliburton common stock accepted in the exchange offer.

You should read carefully the terms and conditions of the exchange offer described in this Prospectus — Offer to Exchange. None of Halliburton, KBR or any of their respective directors or officers or the dealer managers makes any recommendation as to whether you should tender your shares of Halliburton common stock. You must make your own decision after reading this Prospectus — Offer to Exchange and the documents incorporated by reference herein and consulting with your advisors.

Halliburton’s obligation to exchange shares of KBR common stock for shares of Halliburton common stock is subject to the conditions, including the “minimum condition,” described under “The Exchange Offer — Conditions to Completion of the Exchange Offer,” beginning on page 70.

Please read “Risk Factors” beginning on page 10 for a discussion of factors that you should consider in connection with the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be exchanged under this Prospectus — Offer to Exchange or determined if this Prospectus — Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The dealer managers for the exchange offer are:

Credit Suisse	Goldman, Sachs & Co.

The date of this Prospectus — Offer to Exchange is March 27, 2007.

This Prospectus — Offer to Exchange incorporates by reference important business and financial information about Halliburton from documents filed with the U.S. Securities and Exchange Commission that have not been included herein or delivered herewith. This information is available without charge at the website that the SEC maintains at http://www.sec.gov, as well as from other sources. Please read “Where You Can Find More Information About Halliburton and KBR.” In addition, you may ask any questions about the exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this Prospectus — Offer to Exchange from Halliburton, without charge, upon written or oral request to the information agent, Georgeson Inc., located at 17 State Street, New York, New York 10004 at 1-866-313-3046 (toll-free in the United States), 1-212-805-7144 (elsewhere) or 1-212-440-9800 (banks and brokers). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.

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This Prospectus — Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Halliburton common stock or KBR common stock in any jurisdiction in which the offer, sale or exchange is not permitted. The restrictions set out below apply to persons in the specified countries. There may be additional restrictions that apply in other countries. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the KBR common stock that may apply in their home countries. Halliburton, KBR and the dealer managers cannot provide any assurance about whether such limitations may exist. Please read “The Exchange Offer — Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Australia

This Prospectus — Offer to Exchange does not constitute a disclosure document under Part 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (the “Australian Corporations Act”) and has not been, and will not be, lodged with the Australian Securities and Investments Commission.

No offer of securities is being made in Australia, and the distribution or receipt of this document in Australia does not constitute an offer of securities capable of acceptance by any person in Australia, except in the limited circumstances described in this Prospectus — Offer to Exchange relying on certain exemptions in section 708 of the Australian Corporations Act.

Canada

The exchange offer is not being made directly or indirectly in, nor is the exchange offer capable of acceptance from, Canada or by use of the mails, or any means or instrumentality of Canada and cannot be accepted by any such use, means or instrumentality or otherwise from within Canada. Copies of this Prospectus — Offer to Exchange and any related offering documents are being mailed to holders of Halliburton common stock with registered addresses in Canada for information purposes only.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of any shares of KBR common stock as contemplated by this document may be made in that Relevant Member State, except in the limited circumstances specified in this Prospectus — Offer to Exchange, provided that no such offer of shares of KBR common stock shall result in a requirement for the publication by Halliburton or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

Hong Kong

No offer or sale of securities has been or will be made in Hong Kong, by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. There has not been issued in Hong Kong or elsewhere any advertisement, invitation or document relating to KBR’s common stock which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to KBR’s securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The exchange offer is not being made directly or indirectly in, nor is the exchange offer capable of acceptance from, Japan. Copies of this Prospectus — Offer to Exchange and any related offering documents are being mailed to holders of Halliburton common stock with registered addresses in Japan for information purposes only.

Singapore

This Prospectus — Offer to Exchange or any other offering material relating to shares of KBR common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the shares of common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, this Prospectus — Offer to Exchange and any other document or material relating to the offer or sale, or invitation for subscription or purchase, of the shares of KBR common stock may not be circulated or distributed, nor may the shares of KBR common stock be offered or sold, or be the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act; (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the Securities and Futures Act; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

United Kingdom

This Prospectus — Offer to Exchange is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Shares of KBR common stock are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The board of directors of Halliburton Company has authorized the disposition of its remaining interest in KBR, Inc. consisting of 135,627,000 shares of KBR common stock, which represented approximately 81% of the outstanding common stock of KBR as of March 1, 2007. The following are answers to common questions about the separation of KBR from Halliburton and the exchange offer.

Who may participate in the exchange offer and will it be extended outside the United States?	Any U.S. person holding Halliburton common stock during the exchange offer period, which will be at least 20 business days, may participate in the exchange offer, including directors, officers, employees and affiliates of Halliburton, KBR and their respective subsidiaries. However, all of the executive officers and directors of Halliburton and KBR are subject to blackout period restrictions that will prevent them from participating in the exchange offer.

If you are a participant in the Halliburton Retirement and Savings Plan, the Halliburton Savings Plan, the Kellogg Brown & Root, Inc. Retirement and Savings Plan, or the Brown & Root, Inc. Employees’ Retirement and Savings Plan and have amounts invested in the Halliburton Stock Fund under the applicable plan, no action is required by you with respect to such invested amounts. The decision whether to tender shares of Halliburton common stock held in the Halliburton Stock Fund under any of those plans will be made by an independent fiduciary appointed under those plans.

If you have purchased Halliburton common stock under the Halliburton Employee Stock Purchase Plan or hold shares of Halliburton restricted stock that vested after July 23, 2006, Computershare holds those shares in a custodial account on your behalf, unless you have previously transferred those shares to a brokerage account or requested a stock certificate for those shares. If you have purchased Halliburton common stock under the Halliburton Company UK Employee Shares Purchase Plan, HBOS Employee Equity Solutions (“HBOS”) holds those shares in a custodial account on your behalf, unless you have previously transferred those shares to a brokerage account or requested a stock certificate for those shares. You make the decision as to whether you wish to tender any of the shares you hold in these custodial accounts in the exchange offer; no fiduciary will make that decision on your behalf. The exchange agent will furnish you materials describing what action you need to take if you wish to tender any of the shares held in the custodial account maintained by Computershare or HBOS on your behalf.

Although Halliburton will mail this Prospectus — Offer to Exchange to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this Prospectus — Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of Halliburton common stock or KBR common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public.

Halliburton has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange the KBR common stock outside the United States. Therefore, the ability of any non-U.S. person to tender Halliburton common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Halliburton to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate in the exchange offer without the need for Halliburton to take any action to facilitate a public offering in that country or otherwise. Halliburton will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the KBR common stock that may apply in their home countries. Halliburton, KBR and the dealer managers cannot provide any assurance about whether such limitations may exist. Please read “The Exchange Offer — Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

How do I participate in the exchange offer?	The procedures you must follow to participate in the exchange offer will depend on whether your shares of Halliburton common stock are held (i) in certificated form, (ii) in uncertificated form registered directly in your name in the Halliburton share register, referred to as “direct registration shares,” (iii) through a broker, dealer, commercial bank, trust company or similar institution, or (iv) through a custodial account maintained by Computershare or HBOS. For specific instructions about how to participate, please read “The Exchange Offer — Procedures for Tendering.”

How many shares of KBR common stock will I receive for my shares of Halliburton common stock accepted in the exchange offer?	The exchange offer is designed to permit you to exchange your shares of Halliburton common stock for shares of KBR common stock at a 7.5% discount to the per-share value of KBR common stock (which implies an 8.11% premium to the per-share value of Halliburton common stock) on the last three trading days of the currently anticipated exchange offer period (the “valuation dates,” and this three day period, the “valuation period”). Stated another way, and subject to the limitations described below, for each $1.00 of your Halliburton common stock accepted in the exchange offer, you will receive approximately $1.08 of KBR common stock. The

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number of shares of KBR common stock that will be received in exchange for each share of Halliburton common stock that is tendered and accepted in the exchange offer is referred to in this Prospectus-Offer to Exchange as the “exchange ratio.” The per-share value of Halliburton common stock and the per-share value of KBR common stock to be used for purposes of calculating the exchange ratio will equal the arithmetic average of the “daily volume-weighted average price” (“daily VWAP”) for Halliburton common stock and KBR common stock, as applicable, on the New York Stock Exchange for each of the valuation dates which are expected to be March 27, 2007, March 28, 2007 and March 29, 2007. Stated another way, the final calculated per-share value for each stock will be calculated by adding the daily VWAP of the applicable stock for each of the valuation dates and then calculating the average by dividing the resulting total by three. Please note, however, that:

• The number of shares you can receive is subject to a maximum limit of 1.5905 shares of KBR common stock for each share of Halliburton common stock accepted in the exchange offer, which is referred to as the “maximum exchange ratio.” The maximum exchange ratio will come into effect if there is a decrease of sufficient magnitude in the market value of KBR common stock relative to the market value of Halliburton common stock. Please read “What will happen if the maximum exchange ratio is in effect?” below.

• The exchange offer does not provide for a minimum exchange ratio.

• Because the exchange offer may be subject to proration, the number of your shares Halliburton accepts in the exchange offer may be less than the number of shares you tender.

Indicative exchange ratios (calculated in the manner described in this Prospectus — Offer to Exchange) are available at www.KBRexchange.com and from the information agent.

For purposes of illustration, the table below indicates the number of shares of KBR common stock that you would receive per share of Halliburton common stock, calculated using the methodology described under “The Exchange Offer — Terms of the Exchange Offer,” and taking into account the maximum exchange ratio, assuming a range of the daily VWAP of Halliburton common stock and KBR common stock. The first line of the table below shows the indicative calculated per-share values of Halliburton common stock and KBR common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the New York Stock Exchange on March 1, 2007, based on the daily VWAPs of Halliburton common stock and KBR common stock on February 27, 2007, February 28, 2007 and March 1, 2007. The table also shows the effects of a 10% increase or decrease in either or both the indicative calculated per-share values of Halliburton common stock and KBR common stock based on changes relative to the indicative calculated per-share values on March 1, 2007.

				Shares of KBR
		Indicative	Indicative	Common Stock
		Calculated per-	Calculated per-	per Share of
Halliburton		Share Value of	Share Value of	Halliburton		Calculated
Common	KBR Common	Halliburton	KBR Common	Common Stock		Value
Stock	Stock	Common Stock	Stock	Tendered		Ratio(1)

At March 1, 2007	At March 1, 2007	31.16040	22.83983	1.4749		1.08
Down 10%	Up 10%	28.04436	25.12381	1.2068		1.08
Down 10%	Unchanged	28.04436	22.83983	1.3274		1.08
Down 10%	Down 10%	28.04436	20.55585	1.4749		1.08
Unchanged	Up 10%	31.16040	25.12381	1.3408		1.08
Unchanged	Unchanged	31.16040	22.83983	1.4749		1.08
Unchanged	Down 10%	31.16040	20.55585	1.5905	(2)(a)	1.05
Up 10%	Up 10%	34.27644	25.12381	1.4749		1.08
Up 10%	Unchanged	34.27644	22.83983	1.5905	(2)(b)	1.06
Up 10%	Down 10%	34.27644	20.55585	1.5905	(2)(c)	0.95

(1)	The Calculated Value Ratio equals (i) the indicative calculated per-share value of KBR common stock multiplied by the indicative exchange ratio, divided by (ii) the indicative calculated per-share value of Halliburton common stock.

(2)	In each of these scenarios, the maximum exchange ratio is in effect. Absent the maximum exchange ratio, the exchange ratio of shares of KBR common stock per Halliburton share tendered would have been 1.6388 in the case of (2)(a), 1.6224 in the case of (2)(b) and 1.8027 in the case of (2)(c). In each of these scenarios, Halliburton would announce by 4:30 p.m., New York City time, on the original expiration date that the maximum exchange ratio is in effect, and the final exchange ratio would be fixed at the maximum exchange ratio and the exchange offer would be automatically extended until 12:00 midnight, New York City time, of the second following trading day.

Why is there a maximum exchange ratio?	The number of shares you can receive is subject to a maximum exchange ratio of 1.5905 shares of KBR common stock for each share of Halliburton common stock accepted in the exchange offer. The maximum exchange ratio was calculated based on a 15% premium to the market value of Halliburton common stock using the closing prices of Halliburton common stock and KBR common stock on March 1, 2007 (the day before the commencement date of the exchange offer). Halliburton set this limit to ensure that an unusual or unexpected significant decrease in the market value of KBR common stock relative to the market value of Halliburton common stock during the exchange offer period, would not result in an unduly high number of shares of KBR common stock being exchanged per share of Halliburton common stock accepted in the exchange offer.

What will happen if the maximum exchange ratio is in effect?	Halliburton will announce whether the maximum exchange ratio is in effect through www.KBRexchange.com and by press release, by 4:30 p.m., New York City time, on the original expiration date. If the maximum exchange ratio is in effect at that time, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day to permit stockholders to tender or withdraw their shares of Halliburton common stock during those days. Any changes in the prices of Halliburton common stock or KBR common stock on those additional days of the exchange offer will not, however, affect the final exchange ratio. In other words, the number of shares of KBR common stock Halliburton stockholders will receive will not change as a result of changes in the prices of KBR common stock or Halliburton common stock on those additional days that would otherwise have affected the exchange ratio had those price changes occurred during the valuation dates.

If the maximum exchange ratio is in effect, you will receive less than $1.08 of KBR common stock for each $1.00 of Halliburton common stock accepted in the exchange offer (based on the calculated per-share values of Halliburton common stock and KBR common stock for the valuation dates), and you could receive much less. Stated another way, if the maximum exchange ratio is not in effect, the formula for calculating the exchange ratio contemplates that, for each share of Halliburton common stock accepted in the exchange offer, you will receive a number of shares of KBR common stock calculated at a 7.5% discount to the per-share value of KBR common stock. However, if the maximum exchange ratio is in effect and you still decide to tender your shares of Halliburton common stock, you will exchange your shares of Halliburton common stock for shares of KBR common stock at a discount of less than 7.5% to the per-share value of KBR common stock and, depending upon the magnitude of the decrease in market value of KBR common stock relative to the market value of Halliburton common stock during the exchange offer period, you may be exchanging your shares of Halliburton common stock for shares of KBR common stock without any discount, or even at a premium, to the per-share value of KBR common stock (i.e., if the decrease in market value of KBR common stock relative to the market value of Halliburton common stock is substantial enough, you could receive less than $1.00 of KBR common stock for every $1.00 of Halliburton common stock accepted in the exchange offer).

How are the calculated per-share values of Halliburton common stock and KBR common stock determined for purposes of calculating the number of shares of KBR common stock to be received in the exchange offer?	The “calculated per-share values” of Halliburton common stock and KBR common stock to be used for purposes of calculating the exchange ratio will equal the arithmetic average of the daily VWAP for Halliburton common stock or KBR common stock, as applicable, on the New York Stock Exchange for the valuation dates. Stated another way, the calculated per-share value for each stock will be calculated by adding the daily VWAP of the applicable stock for each of the valuation dates and then calculating the average by dividing the resulting total by three. Halliburton will determine the calculated per-share-values of Halliburton common stock and KBR common stock, and such determination will be final.

The valuation dates will be March 27, 2007, March 28, 2007 and March 29, 2007, unless the exchange offer is extended. The valuation dates will not change, however, if the exchange offer is extended solely as a result of the automatic extension triggered by the maximum exchange ratio as described herein. If the maximum exchange ratio is in effect at that time, the final exchange ratio will be fixed at the maximum exchange ratio rather than basing the exchange ratio on the calculated per-share values of the two stocks based on the daily VWAP of each stock. Please read “The Exchange Offer — Automatic Extension — Maximum Exchange Ratio.”

What is the daily VWAP?	The daily VWAP for Halliburton common stock or KBR common stock, as the case may be, will be the volume-weighted average price per share of that stock on the New York Stock Exchange during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the New York Stock Exchange), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the New York Stock Exchange), as calculated by Xignite, Inc., except that such data will only take into account any adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAP calculated by Xignite, Inc. may be different from volume-weighted average prices calculated by other sources or investors’ or other security holders’ own calculations of volume-weighted average prices.

Where can I find the daily VWAP of Halliburton common stock and KBR common stock and indicative exchange ratios during the exchange offer period?	Halliburton will maintain a web page at www.KBRexchange.com that will provide the daily VWAP of both Halliburton common stock and KBR common stock, together with indicative exchange ratios, during the exchange offer. From the third to the seventeenth trading day of the exchange offer, indicative exchange ratios will be available at www.KBRexchange.com by 4:30 p.m., New York City time, on each day calculated as though that day were the expiration date of the exchange offer. For example, by 4:30 p.m., New York City time, on March 6, 2007, an indicative exchange ratio of 1.4921 was shown based on the average of the daily VWAP of Halliburton common stock and KBR common stock on March 2, 2007, March 5, 2007, and March 6, 2007. The indicative exchange ratio will also reflect whether the maximum exchange ratio would have been in effect had such day been the original expiration date. You may also contact the information agent at its toll-free number provided on the back cover of this Prospectus — Offer to Exchange to obtain these indicative exchange ratios.

On each of the valuation dates (when the per-share values of Halliburton common stock and KBR common stock are calculated for the purposes of determining the final exchange ratio for the exchange offer), the web page will provide indicative exchange ratios based on calculated per-share values of Halliburton common stock and KBR common stock which will equal, with respect to each stock, (1) on the first valuation date, the actual intra-day VWAP during the elapsed portion of that day; (2) on the second valuation date, the VWAP for the first valuation date averaged with the actual intra-day VWAP during the elapsed portion of the second valuation date; and (3) on the third valuation date, the VWAP for the first and second valuation dates averaged with the actual intra-day VWAP during the elapsed portion of the third valuation date. During this period, the indicative exchange ratios and calculated per-share values will be updated on the website at 10:30 a.m., 1:30 p.m. and 4:30 p.m., New York City time, with the final exchange ratio available by 4:30 p.m., New York City time, on the third valuation date. The data used to derive the intra-day VWAP during the valuation period will reflect a 20-minute reporting delay.

In addition, for purposes of illustration, we have provided a table that indicates the number of shares of KBR common stock that you would receive per share of Halliburton common stock, calculated using the methodology described above and taking into account the maximum exchange ratio, assuming a range of the daily VWAP of Halliburton common stock and KBR common stock. Please read “The Exchange Offer — Terms of the Exchange Offer.”

How and when will I know the final exchange ratio?	Unless Halliburton extends the exchange offer or an automatic extension of the exchange offer period occurs as described under “The Exchange Offer — Automatic Extension — Market Disruption Event,” the final exchange ratio representing the number of shares of KBR common stock that you will receive for each share of Halliburton common stock accepted in the exchange offer will be available at www.KBRexchange.com by 4:30 p.m., New York City time, on the expiration date of the exchange offer and separately announced by press release. In addition, as described above, indicative exchange ratios are available at www.KBRexchange.com. You may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll-free number provided on the back cover of this Prospectus — Offer to Exchange.

Halliburton will announce whether the maximum exchange ratio is in effect through www.KBRexchange.com and by press release, by 4:30 p.m., New York City time, on the original expiration date. If the maximum exchange ratio is in effect at that time, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day to permit stockholders to tender or withdraw their shares of Halliburton common stock during those days.

What if Halliburton common stock or KBR common stock does not trade on the New York Stock Exchange on a valuation date?	If a market disruption event occurs with respect to Halliburton common stock or KBR common stock on any of the valuation dates, the exchange offer period will be automatically extended and the calculated per-share values of Halliburton common stock and KBR common stock will be determined on the immediately succeeding trading day or days, as the case may be, on which no market disruption event occurs with respect to both Halliburton common stock and KBR common stock. If, however, a market disruption event occurs as specified above and continues for a period of at least three consecutive trading days, Halliburton may terminate the exchange offer if, in its judgment, the continuing market disruption event has impaired the benefits of the exchange offer. For specific information as to what would constitute a market disruption event, please read “The Exchange Offer — Automatic Extension — Market Disruption Event.”

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How do I tender shares of Halliburton common stock after the final exchange ratio has been determined?	If you are a registered stockholder of Halliburton common stock (which will include persons holding certificated shares or direct registration shares), then it is unlikely that you will be able to deliver an original executed letter of transmittal (and, in the case of certificated shares, your share certificates) to the exchange agent after 4:30 p.m. but prior to the expiration of the exchange offer at 12:00 midnight. Accordingly, in such a case, if you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described under “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery Procedures.” You must, in all cases, obtain a Medallion guarantee from an eligible institution in the form set forth in the notice of guaranteed delivery in connection with the delivery of your shares in this manner. A Medallion guarantee can generally be obtained from an eligible institution only before the institution providing that guarantee has closed for the day. If you hold Halliburton common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution must tender your shares on your behalf. DTC is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process tenders through DTC during that time (although we cannot assure you that will be the case). Once DTC has closed, participants in DTC whose name appears on a DTC security position listing as the owner of shares of Halliburton common stock, will still be able to tender shares by delivering a notice of guaranteed delivery to the exchange agent via facsimile. If you hold Halliburton common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution must submit any notice of guaranteed delivery on your behalf. It will generally not be possible to direct such an institution to submit a notice of guaranteed delivery once that institution has closed for the day. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the notice of guaranteed delivery in connection with the delivery of those shares.

Will I be able to withdraw the shares of Halliburton common stock I tender after the final exchange ratio has been determined?	Yes. The final exchange ratio used to determine the number of shares of KBR common stock that you will receive for each share of Halliburton common stock accepted in the exchange offer will be announced by 4:30 p.m., New York City time, on the original expiration date, which is expected to be March 29, 2007. The expiration date may be extended (automatically or otherwise) or the exchange offer may be terminated. You have a right to withdraw shares of Halliburton common stock you have tendered at any time before 12:00 midnight, New York City time, on the expiration date. Please read “The Exchange Offer — Withdrawal Rights.”

In order to withdraw your shares, you (or, if you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution on your behalf) must provide a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent before 12:00 midnight, New York City time, on the expiration date. The information that must be included in that notice is specified under “The Exchange Offer — Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

In addition, if the maximum exchange ratio is in effect at the expiration of the currently anticipated exchange offer period, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day to permit stockholders to tender or withdraw their shares of Halliburton common stock during those days, either directly or by acting through a broker, dealer, commercial bank, trust company, custodian or similar institution on their behalf.

Are there circumstances under which I would receive fewer shares of KBR common stock than I would have received if the exchange ratio were determined using the closing prices of the two stocks on the expiration date of the exchange offer?	Yes. For example, if the trading price of Halliburton common stock were to increase during the valuation period, the calculated per-share value of Halliburton common stock to be used for purposes of calculating the exchange ratio would likely be lower than the closing price of Halliburton common stock on the expiration date of the exchange offer. As a result, you may receive less KBR common stock for each $1.00 of Halliburton common stock than you would have if the per-share value were calculated on the basis of the closing price of Halliburton common stock on the expiration date. Similarly, if the trading price of KBR common stock were to decrease during the valuation period, the calculated per-share value of KBR common stock to be used for purposes of calculating the exchange ratio would likely be higher than the closing price of KBR common stock on the expiration date of the exchange offer. This could also result in your receiving fewer shares of KBR common stock for each $1.00 of Halliburton common stock than you would otherwise receive if the per-share value were calculated on the basis of the closing price of KBR common stock on the expiration date.

In addition, if the maximum exchange ratio is in effect at the expiration of the currently anticipated exchange offer period and the exchange offer is automatically extended until 12:00 midnight, New York City time, of the second following trading day, then the number of shares you will receive in exchange for each share of Halliburton common stock tendered will be fixed at the maximum exchange ratio and will not relate to the closing prices on the expiration date of the exchange offer.

Will I receive any fractional shares of KBR common stock in the exchange offer?	No. Fractional shares of KBR common stock will not be distributed in the exchange offer. Instead, you will receive cash in lieu of a fractional share. The exchange agent, acting as agent for the Halliburton stockholders otherwise entitled to receive a fractional share of KBR common stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of those stockholders. You will receive the proceeds, if any, less any brokerage commissions or other fees, from the sale of these shares in accordance with your fractional interest in the aggregate number of shares sold.

Will all the shares of Halliburton common stock that I tender be accepted in the exchange offer?	Not necessarily. Halliburton holds 135,627,000 shares of KBR common stock. Depending on the number of shares of Halliburton common stock validly tendered in the exchange offer and not properly withdrawn, and the calculated per-share values of Halliburton common stock and KBR common stock determined as described above, Halliburton may have to limit the number of shares of Halliburton common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described under “The Exchange Offer — Proration; Odd-Lots.”

Are there any conditions to Halliburton’s obligation to complete the exchange offer?	Yes. Halliburton is not required to complete the exchange offer unless the conditions described beginning on page 70 are satisfied or waived on or before the expiration of the exchange offer. For example, Halliburton is not required to complete the exchange offer unless at least 40,688,100 shares of KBR common stock would be distributed in exchange for shares of Halliburton common stock that are validly tendered in the exchange offer (the “minimum condition”). In addition, Halliburton is not required to complete the exchange offer if Halliburton reasonably expects that the completion of the exchange offer would result in any person or group of persons owning shares of KBR common stock in an amount that would or would be likely to cause (i) the exchange offer and/or, if applicable, any subsequent spin-off to be taxable to Halliburton or its stockholders under U.S. federal income tax laws, (ii) an event of default to occur under KBR’s revolving credit facility, or (iii) a notification filing under the Hart-Scott-Rodino Act. Halliburton may waive any or all of the conditions to the exchange offer, including the conditions described above, subject to limited exceptions. KBR has no right to waive any of the conditions to the exchange offer.

How many shares of Halliburton common stock will Halliburton acquire if the exchange offer is completed?	The number of shares of Halliburton common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of Halliburton common stock tendered. Halliburton holds 135,627,000 shares of KBR common stock. Accordingly, the largest possible number of shares of Halliburton common stock that will be accepted equals 135,627,000 divided by the final exchange ratio. For example, assuming that the final exchange ratio is 1.5905 (the maximum number of shares of KBR common stock that could be exchanged for one share of Halliburton common stock), then Halliburton would accept up to 85,273,184 shares of Halliburton common stock.

What happens if the minimum condition is satisfied, but not enough shares of Halliburton common stock are tendered to allow Halliburton to exchange all of the shares of KBR common stock it owns?	In that case, Halliburton will distribute to its stockholders by means of a special dividend, on a pro rata basis, all of its remaining shares of KBR common stock promptly following the completion of the exchange offer. We refer to this distribution as the “spin-off.” The spin-off would be a special dividend distribution with respect to Halliburton common stock, and the record date for holders to receive shares in any spin-off would be set promptly following the expiration of the exchange offer. Fractional shares of KBR common stock would not be distributed in the spin-off. The exchange agent, acting in its ongoing capacity as transfer agent for Halliburton’s stockholders otherwise entitled to receive a fractional share of KBR common stock in the spin-off, will aggregate all fractional shares that would have otherwise been required to be distributed and cause them to be sold in the open market for the accounts of those stockholders. Any proceeds that the exchange agent realizes in the spin-off from the sale of the fractional shares will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with the stockholder’s fractional interest in the aggregate number of shares sold. Please read “Spin-Off Distribution of KBR Common Stock.”

What happens if the exchange offer is oversubscribed and Halliburton is unable to fulfill all tenders of Halliburton common stock at the final exchange ratio?	In that case, all shares of Halliburton common stock that are validly tendered will generally be accepted for exchange on a pro rata basis in proportion to the number of shares tendered. We refer to this as “proration.” Stockholders who own “odd-lots” (less than 100 shares of Halliburton common stock) and who validly tender all their shares will not be subject to proration if they so request. For instance, if you own 50 shares of Halliburton common stock and tender all 50 shares, your odd-lot will not be subject to proration if you so request. If, however, the exchange offer is oversubscribed and you hold less than 100 shares of Halliburton common stock, but do not tender all of your shares, you will be subject to proration to the same extent as holders of more than 100 shares (and holders of odd-lots that do not request preferential treatment). Holders who hold odd-lots through custodial accounts with Computershare or HBOS, and holders of 100 or more shares of Halliburton common stock are not eligible for this preference and will be subject to proration.

Proration for each tendering stockholder will be based on the number of shares of Halliburton common stock tendered by that stockholder in the exchange offer, and not on that stockholder’s aggregate ownership of Halliburton common stock. Any shares of Halliburton common stock not accepted for exchange as a result of proration will be credited to the tendering holder’s account in book-entry form promptly following the expiration or termination of the exchange offer. Halliburton will announce its preliminary determination of the extent to which tenders will be prorated by press release by 9:00 a.m., New York City time, on the business day following the expiration of the exchange offer. We refer to this determination as the “preliminary proration factor.” Upon determining the number of shares of Halliburton common stock validly tendered for exchange (including shares tendered under the guaranteed delivery procedures), Halliburton will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made. We refer to this determination as the “final proration factor.”

How long will the exchange offer be open?	The period during which you are permitted to tender your shares, or withdraw your previously tendered shares, of Halliburton common stock in the exchange offer will expire at 12:00 midnight, New York City time, on the original expiration date, March 29, 2007, unless the exchange offer is extended (automatically or otherwise) or terminated. In addition, if the maximum exchange ratio is in effect at the expiration of the currently anticipated exchange offer period, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day. Halliburton may terminate the exchange offer in the circumstances described in “The Exchange Offer — Extension; Termination; Amendment.”

Under what circumstances can the exchange offer be extended by Halliburton?	Halliburton can extend the exchange offer at any time, in its sole discretion, and regardless of whether any condition to the exchange offer has been satisfied or waived. If Halliburton extends the exchange offer, it must publicly announce the extension by press release at any time prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

How do I decide whether to participate in the exchange offer?	Whether you should participate in the exchange offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in Halliburton and KBR.

In addition, you should consider all of the factors described in “Risk Factors.” None of Halliburton, KBR or any of their respective directors or officers or the dealer managers makes any recommendation as to whether you should tender your shares of Halliburton common stock. You must make your own decision after carefully reading this document and consulting with your advisors in light of your own particular circumstances. You are strongly encouraged to read this document, including the information incorporated by reference, very carefully.

Can I tender only a part of my Halliburton common stock in the exchange offer?	Yes. You may tender all, some or none of your Halliburton common stock.

What do I do if I want to retain all of my Halliburton common stock?	If you want to retain all of your Halliburton common stock, you do not need to take any action in connection with the exchange offer.

Can I change my mind after I tender my Halliburton common stock?	Yes. You may withdraw shares tendered at any time before the exchange offer expires. Please read “The Exchange Offer — Withdrawal Rights.” If you decide to re-tender your Halliburton common stock before the expiration of the exchange offer, you may do so by following the tender procedures again.

How soon will I receive delivery of my KBR common stock once I have tendered my Halliburton common stock?	The exchange agent will cause shares of KBR common stock to be credited to you in book-entry form promptly after acceptance of shares of Halliburton common stock in the exchange offer and determination of the final proration factor, if any. Please read the “The Exchange Offer — Delivery of KBR Common Stock; Book-Entry Accounts.”

Will I be taxed on the shares of KBR common stock that I receive in the exchange offer?	Halliburton has received an opinion of counsel confirming the tax-free status, for U.S. federal income tax purposes, of the exchange offer and any subsequent spin-off to Halliburton’s stockholders (except with respect to any cash received in lieu of a fractional share). It is a condition to the consummation of the exchange offer and any subsequent spin-off that such opinion not be withdrawn. The opinion of counsel does not address any state, local or foreign tax consequences of the exchange offer and any subsequent spin-off that may apply to Halliburton and its stockholders. Halliburton has also requested a ruling from the Internal Revenue Service in connection with the exchange offer. However, the consummation of the exchange offer is not conditioned upon receipt of a ruling from the Internal Revenue Service. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange offer and any subsequent spin-off. Please read “Risk Factors — Risks Relating to the Exchange Offer and Any Subsequent Spin-Off — The Internal Revenue Service may treat the exchange offer as taxable to exchanging stockholders or to Halliburton” and “U.S. Federal Income Tax Consequences.”

Will I receive Halliburton’s 2007 regular first quarter cash dividend with respect to shares of Halliburton common stock that I tender in the exchange offer?	Yes, if you were a stockholder of record of the shares at the close of business on March 1, 2007, the record date for the dividend.

Are there any appraisal rights for holders of Halliburton or KBR common stock?	There are no appraisal rights available to Halliburton stockholders or KBR stockholders in connection with the exchange offer.

What is the accounting treatment of the exchange offer?	The shares of Halliburton common stock acquired by Halliburton in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the Halliburton shares accepted in the exchange offer at its expiration. Any difference between the net book value of Halliburton’s investment in the KBR common stock and the market value of the shares of Halliburton common stock acquired at that date will be recognized by Halliburton as a gain on disposal of discontinued operations net of any direct and incremental expenses of the exchange offer on the disposal of its KBR common stock.

What will Halliburton do with the shares of Halliburton common stock it acquires?	The Halliburton common stock acquired by Halliburton in the exchange offer will be held as treasury stock.

What is the impact of the exchange offer on Halliburton share count?	Any Halliburton common stock acquired by Halliburton in the exchange offer will reduce the number of outstanding shares of Halliburton common stock, although Halliburton’s actual number of shares outstanding on a given date reflects a variety of factors such as option exercises.

Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the exchange offer has not commenced?	As permitted under SEC rules, we have commenced the exchange offer without the registration statement, of which this Prospectus — Offer to Exchange forms a part, having been declared effective by the SEC. Halliburton cannot, however, complete the exchange offer and accept for exchange any shares of Halliburton common stock tendered in the exchange offer until the registration statement is declared effective by the SEC and the other conditions to the exchange offer have been satisfied or, where permissible, waived.

Where can I find out more information about Halliburton and KBR?	You can find out more information about Halliburton and KBR by reading this Prospectus — Offer to Exchange and from various sources described in “Where You Can Find More Information About Halliburton and KBR.”

Whom should I call if I have questions about the exchange offer or want copies of additional documents?	You may direct any questions about the exchange offer to, or request copies of the exchange offer documents and the other information incorporated by reference in this Prospectus — Offer to Exchange from, without charge, the information agent, Georgeson Inc., located at 17 State Street, New York, New York 10004 at 1-866-313-3046 (toll-free in the United States), 1-212-805-7144 (elsewhere) or 1-212-440-9800 (banks and brokers).

SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus-Offer to Exchange. This summary is not complete and may not contain all of the information that is important to you or that you should consider before tendering any shares of Halliburton common stock. You should carefully read this entire Prospectus — Offer to Exchange and the other documents to which it refers. Please read “Where You Can Find More Information About Halliburton and KBR.” Unless the context requires otherwise, in this Prospectus — Offer to Exchange, references to “KBR” mean KBR, Inc. and its subsidiaries and references to “Halliburton” mean Halliburton Company and its subsidiaries (excluding KBR). A glossary of certain other terms used in this Prospectus — Offer to Exchange can be found in Appendix A hereto. Unless the context otherwise indicates, Halliburton and KBR have assumed throughout this Prospectus — Offer to Exchange that the exchange offer will be fully subscribed and that all shares of KBR common stock held by Halliburton will be distributed through the exchange offer.

The Companies

Halliburton Company
5 Houston Center
1401 McKinney, Suite 2400
Houston, Texas 77010
(713) 759-2600

Halliburton is one of the world’s largest oilfield services companies and, through KBR, is a leading provider of engineering and construction services. Halliburton refers to the combination of its Production Optimization, Fluid Systems, Drilling and Formation Evaluation, and Digital and Consulting Solutions segments as its Energy Services Group. Through its Energy Services Group, Halliburton provides a comprehensive range of discrete and integrated products and services for the exploration, development and production of oil and gas. Halliburton serves major national and independent oil and gas companies throughout the world.

KBR, Inc.
601 Jefferson Street
Suite 3400
Houston, Texas 77002
(713) 753-3011

KBR is a leading global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. KBR is a leader in many of the growing end-markets that it serves, particularly gas monetization, having designed and constructed, alone or with joint venture partners, more than half of the world’s operating liquefied natural gas (LNG) production capacity over the past 30 years. In addition, KBR is one of the ten largest government defense contractors worldwide based on fiscal 2005 revenues and, accordingly, KBR believes it is the world’s largest government defense services provider. KBR offers its wide range of services through two business segments, Energy and Chemicals (E&C) and Government and Infrastructure (G&I).

The Transaction

Background and Reasons for the Exchange Offer (page 49)

The board of directors of Halliburton has determined that the separation of KBR from Halliburton is in the best interests of Halliburton and its stockholders. KBR completed its initial public offering of 32,016,000 shares of its common stock in November 2006. Halliburton intends to complete the separation by means of the exchange offer and, if necessary, a subsequent pro rata distribution of any remaining KBR shares to Halliburton’s stockholders. The separation of KBR from Halliburton will result in two independent companies. The following potential benefits were considered by Halliburton’s board of directors in making the determination to effect the separation:

•	The separation will permit the independent management of each of Halliburton and KBR to focus its attention and its company’s financial resources on its respective distinct business and business challenges and to lead each independent company to adopt strategies and pursue objectives that are appropriate to its respective business.

•	The separation will allow Halliburton and KBR to better attract, retain and motivate current and future employees through the use of equity-based compensation policies that more directly link employee compensation with financial performance.

•	Both Halliburton and KBR believe that the differing characteristics of the two companies may appeal to different investor bases.

Halliburton previously disclosed that it intended to dispose of the KBR common stock that it would own following KBR’s initial public offering by means of a tax-free distribution, or “spin-off,” to Halliburton’s stockholders, but that the determination of whether, and if so, when to proceed with the distribution would be entirely within the discretion of Halliburton and that Halliburton could elect to dispose of its KBR common stock in a number of different types of transactions, including a “split-off.”

After further consideration of various alternatives for the means of completing the separation of KBR from Halliburton, Halliburton has determined to dispose of its remaining interest in KBR common stock by means of the contemplated exchange offer, also referred to as the “split-off.” Halliburton believes that the exchange offer is a tax-efficient way to divest its interest in KBR. The exchange offer also presents an opportunity for Halliburton to repurchase outstanding shares of Halliburton common stock without reducing overall cash and financial flexibility. In addition, the exchange offer provides Halliburton’s stockholders with an opportunity to adjust their investment between Halliburton and KBR on a tax-free basis for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share). Since Halliburton and KBR have distinct business opportunities and challenges, and financial characteristics, their respective stocks may appeal to different investor bases. The exchange offer is an efficient means of placing KBR common stock with only those Halliburton stockholders who wish to own an interest in KBR. By comparison, a separation effected exclusively by a pro-rata spin-off distribution to Halliburton’s stockholders would result in substantially all of Halliburton’s stockholders becoming owners of KBR, regardless of their desire to own any shares of KBR.

Relationship of Halliburton and KBR After the Exchange Offer

The separation of KBR from Halliburton will result in two independent companies that will each be able to focus on maximizing opportunities for its distinct business. Following the separation, Halliburton will no longer own any interest in KBR. As part of the completion of the separation of KBR from Halliburton, each of Messrs. Albert O. Cornelison, Jr., C. Christopher Gaut, Andrew R. Lane and Mark A. McCollum, each of whom is an executive officer of Halliburton, is expected to resign from the board of directors of KBR. In addition, the exchange offer, either alone or together with any subsequent spin-off, will result in the termination of certain rights of Halliburton and obligations of KBR relating to the corporate governance of KBR provided for under the terms of the master separation agreement entered into between KBR and Halliburton in connection with KBR’s initial public offering and will trigger certain provisions in KBR’s certificate of incorporation and bylaws which become effective at such time Halliburton ceases to beneficially own, directly or indirectly, stock representing at least a majority of KBR’s outstanding voting stock. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Corporate Governance” and “Description of Capital Stock of KBR — Charter and Bylaw Provisions.”

Expected Financial Impact of the Exchange Offer on KBR

KBR completed its initial public offering in November 2006 and has only a limited history of operating as a publicly traded company. In 2007, KBR anticipates incurring approximately $12 million of additional cost of services and approximately $23 million of additional general and administrative expense associated with being a separate publicly traded company, including approximately $8 million of expense for stock-based compensation. These public company expenses include anticipated compensation and benefit expenses of KBR’s executive management and directors (including stock-based compensation), costs associated with KBR’s long-term incentive plan, expenses associated with the preparation of KBR’s annual and quarterly reports, proxy statements and other filings with the SEC, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and higher insurance costs due to the unavailability of Halliburton’s umbrella insurance coverage. KBR expects to incur additional one-time system costs of approximately $10 million to replace certain human resources and payroll-related IT systems it currently shares with Halliburton that are not included in the scope of its current SAP implementation process.

Prior to its initial public offering, KBR’s primary sources of liquidity were cash flows from operations, including cash advance payments from its customers, and borrowings from Halliburton. KBR is no longer able to rely on Halliburton to meet its liquidity needs, except to the extent Halliburton has agreed to provide credit support under the terms of the master separation agreement. KBR expects its future liquidity will be provided by cash flows from operations, including cash advance payments from its customers, and borrowings under its revolving credit facility. Following KBR’s separation from Halliburton, KBR’s customers and prospective customers will require credit support and other assurances that KBR has sufficient financial stability on a stand-alone basis. Please read “Risk Factors — Risks Relating to KBR — Risks Relating to Customers and Contracts” and “— Other Risks Relating to KBR.”

In addition, the separation of KBR from Halliburton may result in the loss of the DML joint venture’s interest in the operation of the Devonport Royal Dockyard in exchange for the fair value of the interest and the loss of KBR’s interest in DML in exchange for the lower of net asset value or fair market value. Please read “Risk Factors — Risks Relating to KBR — Risks Relating to Customers and Contracts.”

The Exchange Offer

Terms of the Exchange Offer (page 54)

Halliburton is offering to exchange up to 135,627,000 shares of KBR common stock in the aggregate for outstanding shares of Halliburton common stock that are validly tendered and not properly withdrawn. You may tender all, some or none of your shares of Halliburton common stock.

Shares of Halliburton common stock validly tendered and not properly withdrawn will be accepted for exchange at the exchange ratio calculated using the methodology described under “The Exchange Offer — Terms of the Exchange Offer,” on the terms and conditions of the exchange offer and subject to the limits described below, including the proration provisions. Shares not accepted for exchange will be credited to the tendering holder’s account in book-entry form promptly following the expiration or termination of the exchange offer, as applicable.

Procedures for Tendering (page 61)

The procedures you must follow to participate in the exchange offer will depend on how you hold your shares of Halliburton common stock. For you to validly tender your shares of Halliburton common stock pursuant to the exchange offer, before the expiration of the exchange offer, you will need to take the following steps:

•	If you hold certificates for shares of Halliburton common stock, you must deliver to the exchange agent at the address listed on the back cover of this Prospectus — Offer to Exchange a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents, and the certificates representing the shares of Halliburton common stock tendered;

•	If you hold shares in uncertificated form that are directly registered in your name in Halliburton’s share register, which we refer to as “direct registration shares,” you must deliver to the exchange agent at the address listed on the back cover of this Prospectus — Offer to Exchange a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents. Since certificates are not issued for direct registration shares, you do not need to deliver any certificates representing those shares to the exchange agent;

•	If you hold shares of Halliburton common stock though a broker, dealer, commercial bank, trust company or similar institution, you should receive instructions from that institution on how to participate in the exchange offer. In this situation, do not complete the letter of transmittal. Please contact the institution through which you hold your shares directly if you have not yet received instructions. Some financial institutions may effect tenders by book-entry transfer through DTC. If you do not hold any certificates for these shares, you do not need to deliver any certificates representing those shares to the exchange agent;

•	If you wish to tender your shares of Halliburton common stock but share certificates are not immediately available, time will not permit shares or other required documentation to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you must follow the procedures for guaranteed delivery described under “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery Procedures”;

•	If you are a participant in the Halliburton Retirement and Savings Plan, the Halliburton Savings Plan, the Kellogg Brown & Root, Inc. Retirement and Savings Plan, or the Brown & Root, Inc. Employees’ Retirement and Savings Plan and have amounts invested in the Halliburton Stock Fund under the applicable plan, no action is required by you with respect to such invested amounts. The decision whether to tender shares of Halliburton common stock held in the Halliburton Stock Fund under any of those plans will be made by an independent fiduciary appointed under those plans; and

•	If you have purchased Halliburton common stock under the Halliburton Employee Stock Purchase Plan or hold shares of Halliburton restricted stock that vested after July 23, 2006, Computershare holds those shares in a custodial account on your behalf, unless you have previously transferred those shares to a brokerage account or requested a stock certificate for those shares. If you have purchased Halliburton common stock under the Halliburton Company UK Employee Shares Purchase Plan, HBOS holds those shares in a custodial account on your behalf, unless you have a previously transferred those shares to a brokerage account or requested a stock certificate for those shares. You make the decision as to whether you wish to tender any of the shares you hold in these custodial accounts in the exchange offer; no fiduciary will make that decision on your behalf. The exchange agent will furnish you materials describing what action you need to take if you wish to tender any of the shares held in the custodial account maintained by Computershare or HOBS on your behalf.

Withdrawal Rights (page 66)

You may withdraw your tendered shares of Halliburton common stock at any time before the expiration of the exchange offer and, unless Halliburton has previously accepted them pursuant to the exchange offer, you may withdraw your tendered shares at any time after the expiration of 40 business days from the commencement of the exchange offer. If you decide to re-tender your Halliburton common stock before the expiration of the exchange offer, you may do so by again following the exchange offer procedures.

In order to withdraw your shares, you (or, if you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, that institution on your behalf) must provide a written notice or facsimile transmission notice of withdrawal to the exchange agent. If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before the expiration of the exchange offer. The information that must be included in that notice is specified under “The Exchange Offer — Withdrawal Rights.”

Delivery of KBR Common Stock; Book – Entry Accounts (page 67)

The exchange agent will cause shares of KBR common stock to be credited in book-entry form to direct registration accounts maintained by KBR’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders) promptly after acceptance of shares of Halliburton common stock in the exchange offer and determination of the final proration factor, if any.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions (page 73)

Except as described elsewhere in this Prospectus — Offer to Exchange, Halliburton is not aware of any U.S. jurisdiction where the making of the exchange offer or its acceptance would not be legal. If Halliburton learns of any U.S. jurisdiction where making the exchange offer or its acceptance would not be permitted, Halliburton intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, Halliburton cannot comply with such law, Halliburton will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Halliburton common stock residing in the jurisdiction.

Although Halliburton will mail this Prospectus — Offer to Exchange to its stockholders to the extent required by U.S. law, including to stockholders located outside the United States, this Prospectus — Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of Halliburton common stock or KBR common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Halliburton has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange the KBR common stock outside the United States. Therefore, the ability of any non-U.S. person to tender Halliburton common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Halliburton to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate without the need for Halliburton to take any action to facilitate a public offering in that country or otherwise. Halliburton will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the KBR common stock that may apply in their home countries. Halliburton, KBR and the dealer managers cannot provide any assurance about whether such limitations may exist. Please read “The Exchange Offer — Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Spin-Off Distribution of KBR Common Stock (page 77)

Halliburton has informed KBR that, following the completion or termination of the exchange offer, it will make a special pro rata dividend distribution of any and all of its remaining shares of KBR common stock. The record date for holders to receive shares in any special spin-off distribution will be set promptly following the expiration of the exchange offer.

Risk Factors (page 10)

In deciding whether to tender your shares of Halliburton common stock, you should carefully consider the matters described in “Risk Factors,” as well as other information included in this Prospectus — Offer to Exchange and the other documents incorporated by reference herein.

Market Prices and Dividend Information (page 77)

Halliburton common stock is listed on the New York Stock Exchange under the symbol “HAL.” KBR common stock is listed on the New York Stock Exchange under the symbol “KBR.” On March 22, 2007, the reported last sales prices of Halliburton common stock and KBR common stock on the New York Stock Exchange were $30.75 and $20.24 per share, respectively. The indicative calculated per-share values, based on the arithmetic average of the daily VWAPs of Halliburton common stock and KBR common stock on March 20, 2007, March 21, 2007 and March 22, 2007, were $30.51970 and $20.26073 per share, respectively. Accordingly, the indicative exchange ratio that would have been in effect following the official close of trading on the New York Stock Exchange on March 22, 2007, based on the indicative calculated per-shares values of Halliburton common stock and KBR common stock as of March 22, 2007, would have been subject to the maximum exchange ratio and thereby provided for 1.5905 shares of KBR common stock to be exchanged for every share of Halliburton common stock accepted in the exchange offer.

KBR does not anticipate declaring or paying any dividends on its common stock in the foreseeable future.

Regulatory Approval (page 52)

Certain acquisitions of KBR common stock under the exchange offer may require a notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Halliburton will not be required to accept shares for exchange, and may extend, terminate or amend the exchange offer, if Halliburton reasonably expects that the completion of the exchange offer will result in any person or group of persons acquiring shares of KBR common stock in an amount that would require a notification filing under the Hart-Scott-Rodino Act. Please read “The Exchange Offer — Conditions to Completion of the Exchange Offer — Other Conditions.” However, if a holder of Halliburton common stock decides to participate in the exchange offer and consequently acquires enough shares of KBR common stock to exceed the $59.8 million threshold provided for in the Hart-Scott-Rodino Act and associated regulations (and if an exemption under the Hart-Scott-Rodino Act or regulations does not apply) and Halliburton waives the foregoing condition, Halliburton and the holder would be required to make filings under the Hart-Scott-Rodino Act and the holder would be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with the holder until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.

Apart from the registration of shares of KBR common stock offered in the exchange offer under applicable securities laws and Halliburton’s filing of a Schedule TO with the SEC, Halliburton does not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the exchange offer and any subsequent spin-off.

U.S. Federal Income Tax Consequences (page 196)

Halliburton has received an opinion of counsel confirming the tax-free status, for U.S. federal income tax purposes, of the exchange offer and any subsequent spin-off to Halliburton’s stockholders (except with respect to any cash received in lieu of a fractional share). It is a condition to the consummation of the exchange offer and any subsequent spin-off that such opinion not be withdrawn. The opinion of counsel does not address any state, local or foreign tax consequences of the exchange offer and any subsequent spin-off that may apply to Halliburton and its stockholders. Halliburton has also requested a ruling from the Internal Revenue Service in connection with the exchange offer. However, the consummation of the exchange offer is not conditioned upon receipt of a ruling from the Internal Revenue Service. You should consult your own tax advisor regarding the particular consequences to you of the exchange offer and any subsequent spin-off.

Accounting Treatment of the Exchange Offer (page 52)

The shares of Halliburton common stock acquired by Halliburton in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the Halliburton shares accepted in the exchange offer at its expiration. Any difference between the net book value of Halliburton’s investment in the KBR common stock and the market value of the shares of Halliburton common stock acquired at that date will be recognized by Halliburton as a gain on disposal of discontinued operations net of any direct and incremental expenses of the exchange offer on the disposal of its KBR common stock.

Comparison of Stockholder Rights (page 207)

Differences in the rights of a stockholder of Halliburton from those of a stockholder of KBR arise principally from provisions of the certificate of incorporation and bylaws of each of Halliburton and KBR. Halliburton’s directors serve one-year terms and may be removed with or without cause. KBR’s directors are divided into three classes of successive three-year terms and may be removed only for cause. KBR stockholders may not call a special meeting of the board of directors, but Halliburton stockholders owning a majority of voting stock may call a special meeting.

In addition, although neither Halliburton nor KBR is legally or contractually bound to pay dividends, Halliburton has paid dividends in each of the past five years, and KBR does not anticipate paying any dividends in the foreseeable future.

The Exchange Agent

The exchange agent for the exchange offer is Mellon Investor Services LLC.

The Information Agent

The information agent for the exchange offer is Georgeson Inc.

The Dealer Managers

The dealer managers for the exchange offer are Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. We refer to those firms in this Prospectus — Offer to Exchange as the “dealer managers.”

Selected Historical Consolidated Financial Data for Halliburton and KBR

Halliburton Selected Historical Consolidated Financial Data

The selected historical consolidated financial data presented below have been derived from, and should be read together with, Halliburton’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this Prospectus — Offer to Exchange, and “Halliburton Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this Prospectus — Offer to Exchange. The selected consolidated statement of operations data for the years ended December 31, 2006, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006 and 2005 have been derived from Halliburton’s audited financial statements incorporated by reference into this Prospectus-Offer to Exchange. The data shown below are not necessarily indicative of results to be expected for any future period. To find out where you can obtain copies of Halliburton’s documents that have been incorporated herein by reference, please read “Where You Can Find More Information About Halliburton and KBR.”

	Years Ended December 31,
	Pro forma
	2006	2006	2005	2004	2003	2002
	(Millions of dollars and shares except per share and employee data)
Statement of Operations Data:
Total revenue	$12,955	$22,576	$20,240	$19,878	$15,797	$11,956

Total operating income (loss)	3,246	$3,484	$2,617	$820	$705	$(137)
Nonoperating expense, net	(48)	(35)	(170)	(186)	(108)	(116)

Income (loss) from continuing operations before income taxes and minority interest	3,198	3,449	2,447	634	597	(253)
Provision for income taxes	(1,011)	(1,144)	(64)	(235)	(229)	(70)
Minority interest in net income of consolidated subsidiaries	(18)	(33)	(56)	(25)	(39)	(38)

Income (loss) from continuing operations	$2,169	$2,272	$2,327	$374	$329	$(361)

Income (loss) from discontinued operations	N/A	$76	$31	$(1,353)	$(1,141)	$(637)

Net income (loss)	N/A	$2,348	$2,358	$(979)	$(820)	$(998)

Basic income (loss) per share:
Continuing operations	$2.35	$2.24	$2.31	$0.43	$0.38	$(0.42)
Net income (loss)	N/A	$2.31	$2.34	$(1.12)	$(0.95)	$(1.16)
Diluted income (loss) per share:
Continuing operations	$2.25	$2.16	$2.24	$0.42	$0.38	$(0.42)
Net income (loss)	N/A	$2.23	$2.27	$(1.11)	$(0.94)	$(1.16)
Basic weighted average common shares outstanding	922	1,014	1,010	874	868	864
Diluted weighted average common shares outstanding	962	1,054	1,038	882	874	864
Cash dividends per share	N/A	0.30	0.25	0.25	0.25	0.25
Return on average shareholders’ equity	N/A	34.16%	45.76%	(30.22)%	(26.86)%	(24.02)%
Other Financial Data:
Capital expenditures	$(834)	$(891)	$(651)	$(575)	$(515)	$(764)
Long-term borrowings (repayments), net	(324)	(341)	(799)	476	1,896	(15)
Depreciation, depletion, and amortization expense	(480)	(527)	(504)	(509)	(518)	(505)
Number of employees	48,000	104,000	100,000	94,000	99,000	82,000
Balance Sheet Data:
Net working capital	$5,389	$6,456	$4,959	$2,898	$1,355	$2,288
Total assets	11,572	16,820	15,048	15,864	15,556	12,844
Property, plant, and equipment, net	2,556	3,048	2,648	2,545	2,518	2,619
Long-term debt (including current maturities)	2,811	2,831	3,174	3,940	3,437	1,476
Shareholders’ equity	5,796	7,376	6,372	3,932	2,547	3,558
Total capitalization	8,608	10,208	9,568	7,887	6,002	5,083

KBR Selected Historical Consolidated Financial Data

The selected historical consolidated financial data presented below have been derived from, and should be read together with KBR’s consolidated financial statements, the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBR” included elsewhere in this Prospectus — Offer to Exchange. The selected consolidated statement of operations data for the years ended December 31, 2006, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006 and 2005 have been derived from KBR’s audited consolidated financial statements included elsewhere in this Prospectus — Offer to Exchange. The selected consolidated statement of operations data for the year ended December 31, 2003 and the consolidated balance sheet data as of December 31, 2004 and 2003 have been derived from KBR’s audited financial statements not included in this Prospectus — Offer to Exchange. The selected consolidated statement of operations data for the year ended December 31, 2002 and the consolidated balance sheet data as of December 31, 2002 have been derived from unaudited financial statements not included in this Prospectus — Offer to Exchange. The data shown below are not necessarily indicative of results to be expected for any future period.

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(In millions, except for per share amounts)
Statement of Operations Data:
Total revenue	$9,633	$10,146	$11,906	$8,863	$5,125
Operating costs and expenses:
Cost of services	9,285	9,716	12,171	8,849	5,218
General and administrative	108	85	92	82	89
Gain of sale of assets, net	(6)	(110)	—	(4)	—

Operating income (loss)	246	455	(357)	(64)	(182)
Interest expense and other	(26)	(22)	(28)	(41)	1

Income (loss) from continuing operations before income taxes and minority interest	220	433	(385)	(105)	(181)
Benefit (provision) for income taxes	(129)	(182)	96	(11)	98
Minority interest in net income of consolidated subsidiaries	(10)	(41)	(25)	(26)	(45)

Income (loss) from continuing operations	81	210	(314)	(142)	(128)
Income from discontinued operations, net of tax provisions	87	30	11	9	15
Cumulative effect of change in accounting principle, net	—	—	—	—	21

Net income (loss)	$168	$240	$(303)	$(133)	$(92)

Basic and diluted income (loss) per share:
— Continuing operations	$0.58	$1.54	$(2.31)	$(1.04)	$(0.94)
— Discontinued operations	0.62	0.22	0.08	0.06	0.11
— Cumulative effect of change in accounting principle	—	—	—	—	0.15

Basic and diluted net income (loss) per share	$1.20	$1.76	$(2.23)	$(0.98)	$(0.68)

Weighted average shares outstanding	140	136	136	136	136
Other Financial Data:
Capital expenditures	$57	$76	$74	$63	$161
Depreciation and amortization expense	47	56	52	51	29

	At December 31,
	2006	2005	2004	2003	2002
	(In millions)
Balance Sheet Data:
Cash and equivalents	$1,461	$394	$234	$439	$858
Net working capital	915	944	765	882	913
Property, plant and equipment, net	492	444	467	431	411
Total assets	5,407	5,182	5,487	5,532	4,031
Amounts due to parent, net	152	—	1,188	1,165	685
Total debt (including notes payable to parent)	20	808	60	77	71
Shareholders’ equity	1,787	1,256	812	944	1,133

RISK FACTORS

In determining whether or not to tender your shares of Halliburton common stock in the exchange offer, you should consider carefully all of the information about KBR and Halliburton included or incorporated by reference in this Prospectus-Offer to Exchange, as well as the information about the terms and conditions of the exchange offer. None of Halliburton, KBR or any of their respective directors or officers or the dealer managers makes any recommendation as to whether you should tender your shares of Halliburton common stock. You must make your own decision after reading this document and consulting with your advisors.

The risk factors described below are separated into three groups:

•	Risks Relating to KBR;

•	Risks Relating to Halliburton; and

•	Risks Relating to the Exchange Offer and Any Subsequent Spin-Off.

Risks Relating to KBR and Risks Relating to Halliburton describe the material risks relating to KBR and Halliburton, respectively, as stand-alone companies following the completion of the separation of KBR from Halliburton, as contemplated by this exchange offer and any subsequent spin-off distribution. For a description of the material risks relating to Halliburton prior to the consummation of the proposed exchange offer, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Information and Risk Factors” in Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2006, which report is incorporated by reference in this Prospectus — Offer to Exchange.

The occurrence of the events described below under the risks relating to KBR or Halliburton could have a material adverse effect on each respective company’s businesses, prospects, financial condition, results of operations and/or cash flows. In such a case, the price of shares of KBR common stock and/or shares of Halliburton common stock, as the case may be, may decline and you could lose all or part of your investment. In addition, the risks described in this Prospectus-Offer to Exchange relating to KBR are, until the completion of the exchange offer and any subsequent spin-off, also associated with an investment in Halliburton due to Halliburton’s ownership interest in KBR. In addition, other unknown or unpredictable economic, business, competitive, regulatory, geopolitical or other factors could have material adverse effects on KBR’s or Halliburton’s businesses, prospects, financial condition, results of operations and/or cash flows. Please read “Cautionary Statement About Forward-Looking Statements.”

Risks Relating to KBR

Risks Relating to Customers and Contracts

KBR’s G&I segment is directly affected by spending and capital expenditures by its customers and KBR’s ability to contract with its customers.

KBR’s G&I segment is directly affected by spending and capital expenditures by its customers and KBR’s ability to contract with its customers. For example:

•	A decrease in the magnitude of work KBR performs for the United States government in Iraq and for the U.K. Ministry of Defence (MoD) through KBR’s DML joint venture or other decreases in governmental spending and outsourcing for military and logistical support of the type that KBR provides could have a material adverse effect on its business, results of operations and cash flow. For example, the current level of government services being provided in the Middle East will not likely continue for an extended period of time, and the current rate of spending has decreased substantially compared to 2005 and 2004. KBR’s government services revenue related to Iraq under the LogCAP III and other contracts totaled $4.7 billion in 2006, $5.4 billion in 2005 and $7.1 billion in 2004. In August 2006, the U.S. Department of Defense (DoD) issued a request for proposals on a new competitively bid, multiple service provider LogCAP IV contract to replace the current LogCAP III contract. KBR is currently the sole provider under the LogCAP III contract. In October 2006, KBR submitted the final portion of its bid on the LogCAP IV contract. KBR expects that the contract will be awarded during the second quarter of 2007. KBR may not be awarded any part of the LogCAP IV contract, which may have a material adverse effect on KBR’s results of operations. Despite the award of the August 2006 task order under the LogCAP III contract and the possibility of being awarded a portion of the LogCAP IV contract, KBR expects the overall volume of work to decline as its customer scales back the amount of services it provides. KBR expects to complete all open task orders under the LogCAP III contract during the third quarter of 2007. KBR expects its volume of work under the MoD contract with the DML joint venture to refit and refuel the MoD’s nuclear submarine fleet to decline in 2009 and 2010 as DML completes this round of refueling of the current fleet.

•	The loss of the United States government as a customer would, and the loss of the MoD as a customer could, have a material adverse effect on KBR’s business, results of operations and cash flow. The loss of the United States government as a customer, or a significant reduction in KBR’s work for it, would have a material adverse effect on KBR’s business, results of operations and cash flow. Revenue from United States government agencies represented 61% of KBR’s revenue in 2006, 65% in 2005 and 67% in 2004. The MoD is also a substantial customer, the loss of which could have a material adverse effect on KBR’s business, results of operations and cash flow.

•	The separation of KBR from Halliburton may adversely affect or result in the loss of the DML joint venture’s interest in the operation of the Devonport Royal Dockyard in exchange for the fair value of the interest and the loss of KBR’s interest in DML in exchange for the lower of net asset value or fair market value, which could have a material adverse effect on KBR’s future prospects, business, results of operations and cash flow. On November 13, 2006, the MoD asked KBR to withdraw its initial public offering pending the MoD’s financial analysis of KBR on a stand-alone basis. The MoD also advised KBR that if it proceeded with the initial public offering without satisfying the MoD, the MoD would have little option but to take steps to cause the MoD to use its power to safeguard the essential security interests of the United Kingdom with respect to the Devonport Royal Dockyard. If the MoD deems it to be in the essential security interests of the United Kingdom, the MoD has the right to make DML’s interest in the Devonport Royal Dockyard non-voting and may have a right to remove DML’s directors of the Devonport Royal Dockyard, in which case DML would retain its economic interest in the Devonport Royal Dockyard, or the MoD may assume at any time control of the Devonport Royal Dockyard and dispose of DML’s interest on its behalf at fair value. In such a situation, the MoD would appoint an international firm of chartered accountants to determine the fair value for DML’s interest. In such event, there would be a risk that KBR may not agree with the determined value of DML’s interest in the Devonport Royal Dockyard, and it is unclear if and/or how KBR could challenge the determination. Any such action by the MoD would be an event of default under the DML shareholders agreement and would permit the other partners in the DML joint venture to acquire KBR’s interest in the DML joint venture at the lower of net asset value (generally a shareholder’s initial and subsequent investment and the proportionate share of consolidated capital and revenue reserves) or fair market value, which would be determined by a chartered accountant and would be final and binding absent manifest error. KBR believes that the net asset value of its investment in the DML joint venture may be significantly less than the fair market value of that investment. Any exercise by KBR’s partners in the DML joint venture of their rights to acquire KBR’s interest in DML would not prejudice any other rights or remedies available to them under the joint venture agreement or otherwise. KBR is engaging in discussions with the MoD regarding KBR’s ownership in DML and the possibility of reducing or disposing of KBR’s interest. Although no decision has been made with respect to a disposition or reduction of its interest in DML, KBR is supporting a process to identify potential bidders that may have an interest in acquiring its interest in DML. KBR does not know at this time if the process will result in a disposition or reduction of its interest in DML.

Revenue from KBR’s DML shipyard operations for the years ended December 31, 2006 and 2005 was $850 million and $863 million, respectively, representing 9% for both of the years ended December 31, 2006 and 2005 of KBR’s total revenue for each such period. Operating income from KBR’s DML shipyard operations for the years ended December 31, 2006 and 2005 was $86 million and $62 million, respectively, representing 35% and 14%, respectively, of KBR’s total operating income for such periods.

Cash flow provided by operating activities of KBR’s DML shipyard operations for the years ended December 31, 2006 and 2005 was $59 million and $46 million, respectively, representing 6% and 9%, respectively, of KBR’s total cash flow provided by operating activities for such periods. Basic and diluted income from continuing operations per share generated by KBR’s DML shipyard operations for the years ended December 31, 2006 and 2005 was $0.21 per share and $0.16 per share, respectively, representing 36% and 10% respectively, of KBR’s total basic and diluted income from continuing operations per share. Accordingly, the separation of KBR from Halliburton without satisfying the MoD, or the loss of DML’s interest in the Devonport Royal Dockyard and the loss of KBR’s interest in DML, could have a material adverse effect on KBR’s future prospects, business, results of operations and cash flow.

•	Potential consequences arising out of investigations into United States Foreign Corrupt Practices Act (FCPA) matters and antitrust matters and the investigation by the United Kingdom Serious Frauds Office could include suspension or debarment by the DoD or another federal, state or local government agency or by the MoD of KBR and its affiliates from their ability to contract with such parties, which could have a material adverse effect on KBR’s business, results of operations and cash flow. Please read “— Risks Relating to Investigations.”

•	An increase in the magnitude of governmental spending and outsourcing for military and logistical support could materially and adversely affect KBR’s liquidity needs as a result of additional or continued working capital requirements to support this work. A rapid increase in the magnitude of work required under KBR’s government contracts, similar to what occurred in mid and late 2003 when military operations in Iraq ramped up quickly, could adversely affect KBR’s liquidity. Please read “— Other Risks Relating to KBR — KBR experiences increased working capital requirements from time to time associated with its business, and such an increased demand for working capital could adversely affect its ability to meet its liquidity needs.”

•	A decrease in capital spending for infrastructure and other projects of the type that KBR undertakes could have a material adverse effect on its business, results of operations and cash flow.

KBR’s E&C segment depends on demand and capital spending by oil and natural gas companies for its services, which is directly affected by trends in oil and gas prices and other factors affecting KBR’s customers.

Demand for many of the services of KBR’s E&C segment depends on capital spending by oil and natural gas companies, including national and international oil companies, which is directly affected by trends in oil and natural gas prices. Capital expenditures for refining and distribution facilities by large oil and gas companies have a significant impact on the activity levels of KBR’s businesses. Demand for LNG facilities for which KBR provides construction services would decrease in the event of a sustained reduction in crude oil prices. Perceptions of longer-term lower oil and natural gas prices by oil and gas companies or longer-term higher material and contractor prices impacting facility costs can similarly reduce or defer major expenditures given the long-term nature of many large-scale projects. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of other factors that are beyond KBR’s control. Factors affecting the prices of oil and natural gas include:

•	worldwide political, military, and economic conditions;

•	the cost of producing and delivering oil and natural gas;

•	the level of demand for oil and natural gas;

•	governmental regulations or policies, including the policies of governments regarding the use of energy and the exploration for and production and development of their oil and natural gas reserves;

•	a reduction in energy demand as a result of energy taxation or a change in consumer spending patterns;

•	economic growth in China and India;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	global weather conditions and natural disasters;

•	oil refining capacity;

•	shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	potential acceleration of the development of alternative fuels; and

•	environmental regulation, including limitations on fossil fuel consumption based on concerns about its relationship to climate change.

Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future.

Demand for services in KBR’s E&C segment may also be materially and adversely affected by the consolidation of its customers, which:

•	could cause customers to reduce their capital spending, which in turn reduces the demand for KBR’s services; and

•	could result in customer personnel changes, which in turn affects the timing of contract negotiations and settlements of claims and claim negotiations with engineering and construction customers on cost variances and change orders on major projects.

KBR’s results of operations depend on the award of new contracts and the timing of the performance of these contracts.

Because a substantial portion of KBR’s revenue is generated from large-scale projects and the timing of new project awards is unpredictable, KBR’s results of operations and cash flow may be subject to significant periodic fluctuations.  A substantial portion of KBR’s revenue is directly or indirectly derived from large-scale international and domestic projects. With regard to E&C projects, worldwide resource constraints, escalating material and equipment prices, and ongoing supply chain pricing pressures are causing delays in awards of and, in some cases, cancellations of major gas monetization and upstream prospects. Of the eight very large scale (each defined for these purposes as having approximately $2 billion or more in estimated revenue to KBR or other parties (or total installed cost to the client) over the course of the project) natural gas projects that KBR has been pursuing for new awards, three have either been cancelled or awarded to competitors and KBR believes the awards of two others may also be significantly delayed or cancelled. Although two additional very large scale natural gas projects have subsequently been added to KBR’s pursuit list, due to the lengthy nature of the bidding process, KBR does not expect awards for these projects to be made in the near term. These developments may negatively and materially impact 2007 and 2008 results (excluding consideration of potential offsets such as the slower than expected decline in LogCAP III activity, or work in other areas and overhead reductions that may or may not be realized). It is generally very difficult to predict whether or when KBR will receive such awards as these contracts frequently involve a lengthy and complex bidding and selection process which is affected by a number of factors, such as market conditions, financing arrangements, governmental approvals and environmental matters. Because a significant portion of KBR’s revenue is generated from large projects, KBR’s results of operations and cash flow can fluctuate significantly from quarter to quarter depending on the timing of contract awards. In addition, many of these contracts are subject to financing contingencies and, as a result, KBR is subject to the risk that the customer will not be able to secure the necessary financing for the project.

If KBR is unable to provide its customers with bonds, letters of credit or other credit enhancements, KBR may be unable to obtain new project awards. In addition, KBR cannot rely on Halliburton to provide payment and performance guarantees of KBR’s bonds, letters of credit and contracts entered into after KBR’s initial public offering as it has done in the past, except to the extent Halliburton has agreed to do so under the terms of the master separation agreement.  Customers may require KBR to provide credit enhancements, including bonds, letters of credit or performance or financial guarantees. In line with industry practice, KBR is often required to provide performance and surety bonds to customers. These bonds indemnify the customer should KBR fail to perform its obligations under the contract. KBR has minimal stand-alone bonding capacity and other credit support capacity without Halliburton and, except to the limited extent set forth in the master separation agreement, Halliburton is not obligated to provide credit support for KBR’s new surety bonds. KBR is engaged in discussions with surety companies to obtain additional stand-alone bonding capacity, but KBR may not be successful. If a bond is required for a particular project and KBR is unable to obtain an appropriate bond, KBR cannot pursue that project. Moreover, due to events that affect the insurance and bonding markets generally, bonding may be difficult to obtain or may only be available at significant cost. Because of liquidity or other issues, KBR could at times be unable to provide necessary letters of credit. In addition, future projects may require KBR to obtain letters of credit that extend beyond the term of its current credit facility. Further, KBR’s credit facility limits the amount of new letters of credit and other debt KBR can incur outside of the credit facility to $250 million, which could adversely affect its ability to bid or bid competitively on future projects if the credit facility is not amended or replaced. Please read “— Other Risks Relating to KBR — KBR experiences increased working capital requirements from time to time associated with its business, and such an increased demand for working capital could adversely affect its ability to meet its liquidity needs.” Prior to KBR’s initial public offering, Halliburton has provided guarantees of most of KBR’s surety bonds and letters of credit as well as most other payment and performance guarantees under KBR’s contracts. The credit support arrangements in existence at the completion of KBR’s initial public offering will remain in effect, but Halliburton is not expected to enter into any new credit support arrangements on KBR’s behalf, except to the limited extent Halliburton is obligated to do so under the master separation agreement. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Credit Support Instruments.” KBR has agreed to indemnify Halliburton for all losses under its outstanding credit support instruments and any additional credit support instruments for which Halliburton may become obligated following KBR’s initial public offering, and under the master separation agreement, KBR has agreed to use its reasonable best efforts to attempt to release or replace Halliburton’s liability thereunder for which such release or replacement is reasonably available. Any inability to obtain adequate bonding and/or provide letters of credit or other customary credit enhancements and, as a result, to bid on new work could have a material adverse effect on KBR’s business prospects and future revenue.

KBR’s customers and prospective customers will need assurances that its financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.  KBR does not expect that Halliburton will provide, and Halliburton has not provided, payment and performance guarantees of its bonds, letters of credit and contracts entered into after KBR’s initial public offering as it has in the past, except to the extent Halliburton has agreed to do so under the terms of the master separation agreement. KBR’s customers and prospective customers will need assurances that its financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. If KBR’s customers or prospective customers are not satisfied with its financial stability absent the support from Halliburton that KBR has relied on in the past, it could have a material adverse effect on its ability to bid for and obtain or retain projects, its business prospects and future revenues.

Limitations on its use of agents as part of its efforts to comply with applicable laws, including the FCPA, could put KBR at a competitive disadvantage in pursuing large-scale international projects.  Most of KBR’s large-scale international projects are pursued and executed using one or more agents to assist in understanding customer needs, local content requirements, and vendor selection criteria and processes and in communicating information from KBR regarding its services and pricing. In July 2006, KBR adopted enhanced procedures for the retention of agents to promote compliance with applicable laws, including with the FCPA. An agreed settlement or loss at trial relating to the FCPA matters described below under “— Risks Relating to Investigations” could result in a monitor being appointed to review future practices for compliance with the FCPA, including with respect to the retention of agents. KBR’s compliance procedures or having a monitor could result in a more limited use of agents on large-scale international projects than in the past. Accordingly, KBR could be at a competitive disadvantage in pursuing such projects, which could have a material adverse effect on its ability to win contracts and its future revenue and business prospects.

The DoD awards its contracts through a rigorous competitive process and KBR’s efforts to obtain future contract awards from the DoD, including the LogCAP IV contract, may be unsuccessful, and the DoD has recently favored multiple award task order contracts.  The DoD conducts a rigorous competitive process for awarding most contracts. In the services arena, the DoD uses multiple contracting approaches. It uses omnibus contract vehicles, such as LogCAP, for work that is done on a contingency, or as-needed basis. In more predictable “sustainment” environments, contracts may include both fixed-price and cost-reimbursable elements. The DoD has also recently favored multiple award task order contracts, in which several contractors are selected as eligible bidders for future work. Such processes require successful contractors to continually anticipate customer requirements and develop rapid-response bid and proposal teams as well as have supplier relationships and delivery systems in place to react to emerging needs. KBR will face rigorous competition for any additional contract awards from the DoD, and KBR may be required to qualify or continue to qualify under the various multiple award task order contract criteria. The DoD has announced that the new LogCAP IV contract, which will replace the current LogCAP III contract under which KBR is the sole provider, will be a multiple award task order contract. KBR may not be awarded any part of the LogCAP IV contract, which may have a material adverse effect on KBR’s results of operations. It may be more difficult for KBR to win future awards from the DoD, and KBR may have other contractors sharing in any DoD awards that KBR wins. In addition, negative publicity regarding findings out of DCAA and Congressional investigations may adversely affect KBR’s ability to obtain future awards.

The uncertainty of the timing of future contract awards may inhibit KBR’s ability to recover its labor costs.  The uncertainty of KBR’s contract award timing can also present difficulties in matching workforce size with contract needs. In some cases, KBR maintains and bears the cost of a ready workforce that is larger than called for under existing contracts in anticipation of future workforce needs for expected contract awards. If an expected contract award is delayed or not received, KBR may not be able to recover its labor costs, which could have a material adverse effect on KBR.

A significant portion of KBR’s projects is on a fixed-price basis, subjecting KBR to the risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages.

KBR’s long-term contracts to provide services are either on a cost-reimbursable basis or on a fixed-price basis. At December 31, 2006, 43% of its backlog for continuing operations was attributable to fixed-price contracts and 57% was attributable to cost-reimbursable contracts. KBR’s failure to accurately estimate the resources and time required for a fixed-price project or its failure to complete its contractual obligations within the time frame and costs committed could have a material adverse effect on its business, results of operations and financial condition. In connection with projects covered by fixed-price contracts, KBR generally bears the risk of cost over-runs, operating cost inflation, labor availability and productivity, and supplier and subcontractor pricing and performance. Under both its fixed-price contracts and its cost-reimbursable contracts, KBR generally relies on third parties for many support services, and KBR could be subject to liability for engineering or systems failures. Risks under its contracts include:

•	KBR’s engineering, procurement and construction projects may encounter difficulties in the design or engineering phases, related to the procurement of supplies, and due to schedule changes, equipment performance failures, and other factors that may result in additional costs to KBR, reductions in revenue, claims or disputes. KBR’s engineering, procurement and construction projects generally involve complex design and engineering, significant procurement of equipment and supplies, and extensive construction management. Many of these projects involve design and engineering, procurement and construction phases that may occur over extended time periods, often in excess of two years. KBR may encounter difficulties in the design or engineering, equipment and supply delivery, schedule changes, and other factors, some of which are beyond its control, that impact its ability to complete a project in accordance with the original delivery schedule. In some cases, the equipment KBR purchases for a project does not perform as expected, and these performance failures may result in delays in completion of the project or additional costs to KBR or the customer to complete the project and, in some cases, may require KBR to obtain alternate equipment at additional cost.

For example, during 2006, KBR identified increases in the originally estimated $1.7 billion cost to complete KBR’s consolidated 50%-owned GTL project in Escravos, Nigeria of approximately $452 million, which resulted in KBR recording charges totaling $157 million before minority interest and taxes during that year. These charges were primarily attributable to increases in the overall estimated cost to complete this four-plus-year project. The project, which was awarded in April 2005, has experienced delays relating to civil unrest and security on the Escravos River, near the project site. Further delays have resulted from scope changes, as well as engineering and construction modifications due to necessary front-end engineering design changes. As of September 30, 2006, KBR had approximately $269 million in unapproved change orders related to this project. In the fourth quarter of 2006, KBR reached agreement with the project owner to settle these change orders. As a result, portions of the remaining work should now have a lower risk profile, particularly with respect to the responsibility for security costs and logistics. As of December 31, 2006, KBR had estimated significant additional cost increases, which KBR currently expects to recover through change orders. As of December 31, 2006, KBR had recorded $43 million of unapproved change orders primarily related to these cost increases.

Subsequent to year end 2006, because of a continued lack of access to the project site caused by civil unrest and security issues on the Escravos River near the project site, KBR has made no significant construction progress and is currently behind schedule in testing the soil condition at the project site and is behind the scheduled construction completion plan at this time. In addition, KBR expects little, if any, construction progress will occur in the near future. As a result, KBR expects that it will incur significant additional costs, including material storage and double handling costs, increased freight costs, additional subcontractor costs, and other costs resulting from the extension of the construction period. Additionally, on-going updates to material cost estimates could result in the identification of materials price escalation and quantity growth as KBR completes engineering and procurement work.

KBR believes that future cost increases attributable to civil unrest and security should ultimately be recoverable through future change orders pursuant to the terms of the contract as amended in 2006. In addition, KBR believes that costs associated with potential differences in actual rather than anticipated soil conditions should ultimately be recoverable. The project owner may disagree with KBR’s views. Other costs such as increased materials price escalation and quantity growth may or may not be recoverable through change orders.

To the extent that these increased costs are not recoverable by KBR through additional change orders or contract amendments, KBR will incur additional losses, which could be material, possibly as early as the first quarter of 2007. Even to the extent that KBR is successful in obtaining change orders for any additional costs, there could be timing differences between the recognition of such costs and recognition of offsetting potential recoveries from the client, if any. Further, until such time as the project owner provides the necessary access and security to achieve the agreed construction plan, KBR may continue to incur additional costs, which the project owner may view as nonrecoverable, and may in turn result in additional material losses thereafter. Any such losses could have a material adverse effect on KBR’s results of operations and financial condition. As of February 28, 2007, the engineering and procurement on the project was approximately 67% complete and the construction was less than one percent complete.

•	KBR may not be able to obtain compensation for additional work or expenses incurred as a result of customer change orders or its customers providing deficient design or engineering information or equipment or materials. Some of KBR’s contracts may require that its customers provide KBR with design or engineering information or with equipment or materials to be used on the project. In some cases, the customer may provide KBR with deficient design or engineering information or equipment or materials or may provide the information or equipment or materials to KBR later than required by the project schedule. The customer may also determine, after commencement of the project, to change various elements of the project. KBR’s project contracts generally require the customer to compensate KBR for additional work or expenses incurred due to customer requested change orders or failure of the customer to provide KBR with specified design or engineering information or equipment or materials. Under these circumstances, KBR generally negotiates with the customer with respect to the amount of additional time required to make these changes and the compensation to be paid to KBR. KBR is subject to the risk that it may be unable to obtain, through negotiation, arbitration, litigation or otherwise, adequate amounts to compensate it for the additional work or expenses it has incurred due to customer-requested change orders or failure by the customer to timely provide required items. A failure to obtain adequate compensation for these matters could require KBR to record an adjustment to amounts of revenue and gross profit that were recognized in prior periods. Any such adjustments, if substantial, could have a material adverse effect on its results of operations and financial condition.

•	KBR may be required to pay liquidated damages upon its failure to meet schedule or performance requirements of its contracts. In certain circumstances, KBR guarantees facility completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels. Failure to meet any such schedule or performance requirements could result in additional costs, and the amount of such additional costs could exceed projected profit margins for the project. These additional costs include liquidated damages paid under contractual penalty provisions, which can be substantial and can accrue on a daily basis. In addition, its actual costs could exceed its projections. Performance problems for existing and future contracts could cause actual results of operations to differ materially from those anticipated by KBR and could cause KBR to suffer damage to its reputation within its industry and its customer base. For example, KBR’s Tangguh contract provides for substantial liquidated damages should the project not be completed and provisionally accepted by the client by a specified date. The current estimated construction schedule for the Tangguh project indicates that construction will be completed just prior to the date specified in the contract whereby liquidated damages will be incurred.

•	Difficulties in engaging third party subcontractors, equipment manufacturers or materials suppliers or failures by third party subcontractors, equipment manufacturers or materials suppliers to perform could result in project delays and cause KBR to incur additional costs. KBR generally relies on third party subcontractors as well as third party equipment manufacturers and materials suppliers to assist it with the completion of its contracts. Recently, KBR has experienced extended delivery cycles and increasing prices for various subcontracted services, equipment and materials. To the extent that KBR cannot engage subcontractors or acquire equipment or materials, its ability to complete a project in a timely fashion or at a profit may be impaired. If the amount KBR is required to pay for services, equipment and materials exceeds the amount it has estimated in bidding for fixed-price work, KBR could experience losses in the performance of these contracts. Any delay by subcontractors to complete their portion of the project, any failure by a subcontractor to satisfactorily complete its portion of the project, and other factors beyond KBR’s control may result in delays in the project or may cause KBR to incur additional costs, or both. These delays and additional costs may be substantial, and KBR may not be able to recover these costs from its customer or may be required to compensate the customer for these delays. In such event, KBR may not be able to recover these additional costs from the responsible vendor, subcontractor or other third party. In addition, if a subcontractor or a manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms and timetable for any reason, including the deterioration of its financial condition, KBR may be delayed in completing the project and/or be required to purchase the services, equipment or materials from another source at a higher price. This may reduce the profit or award fee to be realized or result in a loss on a project for which the services, equipment or materials were needed.

•	Difficulties in estimating and execution may result in additional costs and losses. During the fourth quarter of 2006, KBR recorded a $12 million loss in connection with its contract to design and build a United States embassy in Skopje, Macedonia. This project was approximately 13% complete at December 31, 2006, and KBR has the balance of the construction work to complete. In December 2006, KBR also received a letter from its client, the United States Department of State, stating various concerns including KBR’s delays experienced to date on this project. KBR has responded to the client’s concerns including KBR’s plan to make up lost schedule. KBR could incur additional costs and losses on this project if the plan to make up lost schedule is not achieved or if material, labor or other costs incurred exceed the amounts KBR has estimated.

•	KBR’s projects expose KBR to potential professional liability, product liability, warranty, performance and other claims that may exceed its available insurance coverage. KBR engineers, constructs and performs services in large industrial facilities in which accidents or system failures can be disastrous. Any catastrophic occurrences in excess of insurance limits at locations engineered or constructed by KBR or where its services are performed could result in significant professional liability, product liability, warranty and other claims against KBR. The failure of any systems or facilities that KBR engineers or constructs could result in warranty claims against it for significant replacement or reworking costs. In addition, once its construction is complete, KBR may face claims with respect to the performance of these facilities.

KBR could have a material weakness in its internal controls over financial reporting in the future. KBR’s business may be adversely affected if it has other material weaknesses or significant deficiencies in its internal control over financial reporting in the future.

As a public company, KBR will incur significant legal, accounting, insurance and other expenses. The Sarbanes-Oxley Act of 2002, as well as compliance with other SEC and exchange listing rules, will increase KBR’s legal and financial compliance costs and make some activities more time-consuming and costly. Furthermore, SEC rules require that KBR’s chief executive officer and chief financial officer periodically certify the existence and effectiveness of its internal control over financial reporting. KBR’s independent registered public accounting firm will be required, beginning with its Annual Report on Form 10-K for its fiscal year ending on December 31, 2007, to attest to its assessment of its internal control over financial reporting.

During the course of KBR’s testing, it may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of its internal controls over financial reporting. As a consequence, KBR may have to disclose in periodic reports it files with the SEC significant deficiencies or material weaknesses in its system of internal controls. The existence of a material weakness would preclude management from concluding that its internal control over financial reporting is effective, and would preclude its independent auditors from issuing an unqualified opinion that its internal control over financial reporting is effective. In addition, disclosures of this type in its SEC reports could cause investors to lose confidence in KBR’s financial reporting and may negatively affect the trading price of its common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If KBR has deficiencies in its disclosure controls and procedures or internal control over financial reporting it may negatively impact its business, results of operations and reputation.

KBR identified and remediated a material weakness in its internal controls over financial reporting in 2006 resulting from KBR’s failure to follow existing internal control policies and procedures for estimating project cost changes on the Escravos project. KBR has identified, developed and implemented a number of measures to strengthen its internal controls over financial reporting and address the material weakness that it identified. KBR could have significant deficiencies in the future and such conditions could rise to the level of a material weakness. The existence of one or more material weaknesses or significant deficiencies could result in errors in KBR’s financial statements or delays in the filing of its periodic reports required by the SEC.

KBR’s government contracts work is regularly reviewed and audited by its customer, government auditors and others, and these reviews can lead to withholding or delay of payments to KBR, non-receipt of award fees, legal actions, fines, penalties and liabilities and other remedies against KBR.

Given the demands of working in Iraq and elsewhere for the United States government, KBR expects that from time to time KBR will have disagreements or experience performance issues with its various government customers for which it works. If performance issues arise under any of its government contracts, the government retains the right to pursue remedies, which could include threatened termination or termination under any affected contract. If any contract were so terminated, KBR may not receive award fees under the affected contract, and its ability to secure future contracts could be adversely affected, although KBR would receive payment for amounts owed for its allowable costs under cost-reimbursable contracts. Other remedies that its government customers may seek for any improper activities or performance issues include sanctions such as forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Further, the negative publicity that could arise from disagreements with its customers or sanctions as a result thereof could have an adverse effect on its reputation in the industry, reduce its ability to compete for new contracts, and may also have a material adverse effect on its business, financial condition, results of operations and cash flow.

The DCAA reviews its government contracts operations and can recommend withholding payment for costs that have been incurred. Because of the scrutiny involving KBR’s government contracts operations, issues raised by the DCAA may be more difficult to resolve.  KBR’s operations under United States government contracts are regularly reviewed and audited by the Defense Contract Audit Agency (DCAA) and other governmental agencies. When issues are found during the governmental agency audit process, these issues are typically discussed and reviewed with KBR. The DCAA then issues an audit report with its recommendations to its customer’s contracting officer. In the case of management systems and other contract administrative issues, the contracting officer is generally with the Defense Contract Management Agency (DCMA). If its customer or a government auditor finds that KBR improperly charged any costs to a contract, these costs are not reimbursable or, if already reimbursed, the costs must be refunded to the customer. The DCAA is continuously performing audits of costs incurred for the foregoing and other services provided by KBR under its government contracts. During these audits, there are likely to be questions raised by the DCAA about the reasonableness or allowability of certain costs or the quality or quantity of supporting documentation. The DCAA might recommend withholding some portion of the questioned costs while the issues are being resolved with its customer. For example, in June 2005, the DCAA recommended withholding certain costs associated with providing containerized housing for soldiers and supporting civilian personnel in Iraq. The DCAA recommended that the costs be withheld pending receipt of additional explanation or documentation to support the subcontract costs and $55 million has been withheld as of December 31, 2006, of which $17 million has been withheld from KBR’s subcontractors. In addition, the DCAA has raised questions regarding $95 million of costs related to dining facilities in Iraq. Because of the scrutiny involving KBR’s government contracts operations, issues raised by the DCAA may be more difficult to resolve.

In February 2007, KBR received a letter from the Department of the Army informing KBR of the Army’s intent to adjust payments under the LogCAP III contract associated with the cost incurred by KBR’s subcontractors to provide security to their employees. Based on this letter, the DCAA withheld the Army’s initial assessment of $20 million. The Army based their assessment on one subcontract wherein, based on communications with the subcontractor, the Army estimated 6% of the total subcontract cost related to the private security costs. The Army indicated that not all task orders and subcontracts have been reviewed and that they may make additional adjustments. The Army indicated that, within 60 days, they intend to begin making further adjustments equal to 6% of prior and current subcontractor costs unless KBR can provide timely information sufficient to show that such action is not necessary to protect the government’s interest. KBR is working with the Army to provide the additional information they have requested.

The Army indicated that they believe KBR’s LogCAP III contract prohibits KBR from billing costs of its privately acquired security. KBR believes that, while LogCAP III contract anticipates that the Army will provide force protection to KBR employees, it does not prohibit any of KBR’s subcontractors from using private security services to provide force protection to subcontractor personnel. In addition, a significant portion of KBR’s subcontracts are competitively bid lump sum or fixed-price subcontracts. As a result, KBR does not receive details of the subcontractors’ cost estimate nor is KBR legally entitled to it. Accordingly, KBR believes that it is entitled to reimbursement by the Army for the cost of services provided by its subcontractors, even if they incurred costs for private force protection services. Therefore, KBR believes that the Army’s position that such costs are unallowable and that they are entitled to withhold amounts incurred for such costs is wrong as a matter of law.

If KBR is unable to demonstrate that such action by the Army is not necessary, a 6% suspension of all subcontractor costs incurred to date could result in suspended costs of approximately $400 million. The Army has asked KBR to provide information that addresses the use of armed security either directly or indirectly charged to LogCAP III. The actual costs associated with these activities cannot be accurately measured at this time. As of December 31, 2006, no amounts have been accrued for suspended security billings.

If the DCMA were to conclude that KBR’s accounting system was not adequate for U.S. government cost reimbursement contracts, KBR’s ability to be awarded new contracts would be materially and adversely affected.  KBR’s accounting system is currently approved by the DCMA’s contracting officer for cost reimbursement contracts. KBR has received two draft reports from the DCAA on KBR’s accounting system, which raised various issues and questions. KBR has responded to the points raised by the DCAA, but this review remains open. In the fourth quarter of 2006, the DCAA finalized its report and submitted it to the DCMA, who will make a determination of the adequacy of KBR’s accounting systems for government contracting. KBR has prepared an action plan considering the DCAA recommendations and continue to meet with these agencies to discuss the ultimate resolution. If the DCMA were to conclude that its accounting system was not adequate for U.S. government cost reimbursement contracts, its ability to be awarded new contracts would be materially and adversely affected. In addition, negative publicity regarding alleged accounting system inadequacies or findings arising out of DCAA and DCMA reviews may adversely affect KBR’s ability to attract and obtain other government and commercial contracts.

If it is determined that KBR has liability as a result of investigations into its work in Iraq, Kuwait and Afghanistan, it could have a material adverse effect on KBR’s results of operations and cash flow.  KBR understands that the United States Department of Justice (DOJ), an Assistant United States Attorney based in Illinois, and others are investigating these and other individually immaterial matters KBR has reported relating to its government contract work in Iraq. KBR has also received and is cooperating and intends to cooperate with the DOJ and the Defense Criminal Investigative Service with respect to subpoenas and requests for information by those agencies. If criminal wrongdoing is found, criminal penalties could range up to the greater of $500,000 in fines per count for a corporation or twice the gross pecuniary gain or loss. KBR also understands that current and former employees of KBR have received subpoenas and have given or may give grand jury testimony related to some of these matters.

The House Oversight and Government Reform Committee has conducted hearings on the United States military’s reliance on civilian contractors, including with respect to military operations in Iraq. KBR has provided testimony and information for these hearings. KBR expects hearings with respect to operations in Iraq to continue in this and other Congressional committees, including the House Armed Services Committee, and KBR expects to be asked to testify and provide information for these hearings.

KBR also provided information to the DoD Inspector General’s office in February 2004 about other contacts between former employees and KBR’s subcontractors. In the first quarter of 2005, the U.S. Department of Justice (DOJ) issued two indictments associated with overbilling issues KBR previously reported to the Department of Defense Inspector General’s office as well as to KBR’s customer, the Army Materiel Command, against a former KBR procurement manager and a manager of La Nouvelle Trading & Contracting Company, W.L.L. In March 2006, one of these former employees pled guilty to taking money in exchange for awarding work to a Saudi Arabian subcontractor. The Inspector General’s investigation of these matters may continue.

In October 2004, KBR reported to the DoD Inspector General’s office that two former employees in Kuwait may have had inappropriate contacts with individuals employed by or affiliated with two third party subcontractors prior to the award of the subcontracts. The Inspector General’s office may investigate whether these two employees may have solicited and/or accepted payments from those third party subcontractors while they were employed by KBR.

In October 2004, a civilian contracting official in the COE asked for a review of the process used by the COE for awarding some of the contracts to KBR. KBR understands that the DoD Inspector General’s office may review the issues involved.

If KBR was determined to have liability as a result of any of these investigations, it could have a material adverse effect on KBR’s results of operations and cash flow.

KBR may be subject to qui tam actions filed by former employees for alleged wrongdoings relating to KBR’s LogCAP contracts.  In the past, KBR became aware of qui tam actions filed against it by former employees alleging various wrongdoings in the form of overbillings of KBR’s customers on KBR’s LogCAP contracts and expects that it may be subject to similar actions in the future. These cases typically are filed pending the government’s decision whether or not to participate in the suit.

To the extent that KBR exports products, technical data and services outside the United States, KBR is subject to United States laws and regulations governing international trade and exports, including but not limited to the International Traffic in Arms Regulations, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury. A failure to comply with these laws and regulations could result in civil and/or criminal sanctions, including the imposition of fines upon KBR as well as the denial of export privileges and debarment from participation in U.S. government contracts.

From time to time, KBR identifies certain inadvertent or potential export or related violations. These violations may include, for example, transfers without required governmental authorizations. Although KBR does not currently anticipate that any past export practice will have a material adverse effect on its business, financial condition or results of operations, KBR can give no assurance as to whether it will ultimately be subject to sanctions as a result of such practices or the disclosure thereof, or the extent or effect thereof, if any sanctions are imposed, or whether individually or in the aggregate such practices or the disclosure thereof will have a material adverse effect on KBR’s business, financial condition or results of operations.

KBR continues to enhance its export control procedures and educate its executives and other employees who manage its exports concerning the requirements of applicable United States law. An effective control system regarding these matters is among KBR’s highest priorities. Nonetheless, a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met or that all violations have been or will be detected.

KBR has reported to the United States Department of State and Department of Commerce that exports of materials, including personal protection equipment such as helmets, goggles, body armor and chemical protective suits, in connection with personnel deployed to Iraq and Afghanistan may not have been in accordance with current licenses or may have been unlicensed. A determination that KBR has failed to comply with one or more of these export controls could result in civil and/or criminal sanctions, including the imposition of fines upon KBR as well as the denial of export privileges and debarment from participation in U.S. government contracts. Any one or more of such sanctions could have a material adverse effect on KBR’s business, financial condition or results of operations.

KBR is involved in a dispute with Petrobras with respect to responsibility for the failure of subsea flow-line bolts on the Barracuda-Caratinga project.

In June 2000, KBR entered into a contract with Barracuda & Caratinga Leasing Company B.V., the project owner, to develop the Barracuda and Caratinga crude oilfields, which are located off the coast of Brazil. The construction manager and project owner’s representative is Petrobras, the Brazilian national oil company. The project consists of two converted supertankers, Barracuda and Caratinga, which are being used as floating production, storage, and offloading units, commonly referred to as FPSOs.

At Petrobras’ direction, KBR has replaced certain bolts located on the subsea flow-lines that have failed through mid-November 2005, and KBR understands that additional bolts have failed thereafter, which have been replaced by Petrobras. These failed bolts were identified by Petrobras when it conducted inspections of the bolts. The original design specification for the bolts was issued by Petrobras, and as such, KBR believes the cost resulting from any replacement is not its responsibility. Petrobras has indicated, however, that they do not agree with KBR’s conclusion. KBR has notified Petrobras that this matter is in dispute. KBR believes several possible solutions may exist, including replacement of the bolts. Estimates indicate that costs of these various solutions range up to $140 million. Should Petrobras instruct KBR to replace the subsea bolts, the prime contract terms and conditions regarding change orders require that Petrobras make progress payments of KBR’s reasonable costs incurred. Petrobras could, however, perform any replacement of the bolts and seek reimbursement from KBR. On March 9, 2006, Petrobras notified KBR that it has submitted this matter to arbitration claiming $220 million plus interest for the cost of monitoring and replacing the defective bolts and, in addition, all of the costs and expenses of the arbitration including the cost of attorneys fees. KBR disagrees with Petrobras’ claim, since the bolts met Petrobras’ design specifications, and KBR does not believe there is any basis for the amount claimed by Petrobras. KBR intends to vigorously defend this matter and pursue recovery of the costs KBR has incurred to date through the arbitration process. Consequences of this matter could have a material adverse effect on KBR’s results of operations, financial condition and cash flow.

Halliburton’s indemnity for matters relating to the Barracuda-Caratinga project only applies to the replacement of certain subsea bolts, and Halliburton’s actions may not be in the best interests of KBR’s stockholders.

Under the terms of the master separation agreement, Halliburton agreed to indemnify KBR and any of KBR’s greater than 50%-owned subsidiaries as of November 20, 2006 for out-of-pocket cash costs and expenses, or cash settlements or cash arbitration awards in lieu thereof, KBR incurs as a result of the replacement of certain subsea flow-line bolts installed in connection with the Barracuda-Caratinga project described in the immediately preceding risk factor, which is referred to as “B-C Matters.” Please read “— KBR is involved in a dispute with Petrobras with respect to responsibility for the failure of subsea flow-line bolts on the Barracuda-Caratinga project.”

Halliburton’s indemnity will not apply to any other losses, claims, liabilities or damages against KBR relating to B-C Matters. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Indemnification — Barracuda-Caratinga Indemnification.” If, either before or after a settlement or disposition of B-C Matters, KBR incurs losses relating to the Barracuda-Caratinga project for which Halliburton’s indemnity will not apply, KBR may not have the liquidity or funds to address those losses, in which case such losses could have a material adverse effect on KBR’s business, prospects, results of operations, financial condition and cash flow.

At KBR’s cost, KBR will control the defense, counterclaim and/or settlement with respect to B-C Matters, but Halliburton will have discretion to determine whether to agree to any settlement or other resolution of B-C Matters. KBR expects Halliburton will take actions that are in the best interests of its stockholders, which may or may not be in the best interests of KBR or its stockholders. Halliburton has the right to assume control over the defense, counterclaim and/or settlement of B-C Matters at any time. If Halliburton assumes control over the defense, counterclaim and/or settlement of B-C Matters, or refuses a settlement proposed by KBR, it could result in material and adverse consequences to KBR and/or KBR’s business that would not be subject to Halliburton’s indemnification. In addition, if Halliburton assumes control over the defense, counterclaim and/or settlement of B-C Matters, and KBR refuses a settlement proposed by Halliburton, Halliburton may terminate the indemnity. Also, if KBR materially breaches its obligation to cooperate with Halliburton or KBR enters into a settlement of B-C Matters without Halliburton’s consent, Halliburton may terminate the indemnity.

KBR is actively engaged in claims negotiations with some of its customers, and a failure to successfully resolve its unapproved claims may materially and adversely impact its results of operations.

KBR reports revenue from contracts to provide construction, engineering, design or similar services under the percentage-of-completion method of accounting. The recording of profits and losses on long-term contracts requires an estimate of the total profit or loss over the life of each contract. Total estimated profit is calculated as the difference between total estimated contract value and total estimated costs. When calculating the amount of total profit or loss, KBR includes unapproved claims as contract value when the collection is deemed probable based upon the four criteria for recognizing unapproved claims under the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Including probable unapproved claims in this calculation increases the operating income (or reduces the operating loss) that would otherwise be recorded without consideration of the probable unapproved claims.

KBR is actively engaged in claims negotiations with some of its customers, and the success of claims negotiations has a direct impact on the profit or loss recorded for any related long-term contract. Unsuccessful claims negotiations could result in decreases in estimated contract profits or additional contract losses. As of

December 31, 2006, KBR’s probable unapproved claims, including those from unconsolidated related companies, related to eight contracts, most of which are complete or substantially complete. A significant portion of KBR’s probable unapproved claims as of December 31, 2006 arose from three completed projects for Petroleos Mexicanos (PEMEX) ($148 million related to its consolidated entities and $45 million related to its unconsolidated related companies) that are currently subject to arbitration proceedings. In addition, KBR has “Other assets” of $64 million for previously approved services that are unpaid by PEMEX and have been included in these arbitration proceedings. The arbitration proceedings are expected to extend through the remainder of 2007. Unfavorable outcomes for KBR in these arbitration proceedings could have a material adverse effect on its results of operations. In addition, even if the outcomes of these proceedings are favorable to KBR, there can be no assurance that KBR will ultimately be able to collect the amounts owed by PEMEX. In addition, as of December 31, 2006, KBR had $36 million of probable unapproved claims relating to its LogCAP III contract and $43 million of unapproved change orders relating to the Escravos project. Please read Notes 5, 6 and 14 to the consolidated financial statements of KBR, Inc. included elsewhere in this Prospectus-Offer to Exchange.

Risks Relating to Investigations

The SEC and the DOJ are investigating the actions of agents in foreign projects in light of the requirements of the United States Foreign Corrupt Practices Act, and the results of these investigations could have a material adverse effect on KBR’s business, prospects, results of operations, financial condition and cash flow.

The SEC is conducting a formal investigation into whether improper payments were made to government officials in Nigeria through the use of agents or subcontractors in connection with the construction and subsequent expansion by TSKJ, a joint venture in which one of KBR’s subsidiaries (a successor to The M.W. Kellogg Company) had an approximate 25% interest at December 31, 2006, of a multibillion dollar natural gas liquefaction complex and related facilities at Bonny Island in Rivers State, Nigeria. The DOJ is also conducting a related criminal investigation. The SEC has also issued subpoenas seeking information, which Halliburton is furnishing, regarding current and former agents used in connection with multiple projects, including current and prior projects, over the past 20 years located both in and outside of Nigeria in which KBR, The M.W. Kellogg Company, M.W. Kellogg Limited or their or its joint ventures are or were participants. The SEC and the DOJ have been reviewing these matters in light of the requirements of the FCPA. Please read “Business of KBR — Legal Proceedings — FCPA Investigations” for more information.

Halliburton has been investigating these matters and has been cooperating with the SEC and the DOJ investigations and with other investigations into the Bonny Island project in France, Nigeria and Switzerland. Halliburton believes that the Serious Frauds Office in the United Kingdom is conducting an investigation relating to the Bonny Island project. As a result of these investigations, information has been uncovered suggesting that, commencing at least 10 years ago, members of TSKJ planned payments to Nigerian officials. Halliburton has reason to believe that, based on the ongoing investigations, payments may have been made by agents of TSKJ to Nigerian officials. In addition, information uncovered in the summer of 2006 suggests that, prior to 1998, plans may have been made by employees of The M.W. Kellogg Company to make payments to government officials in connection with the pursuit of a number of other projects in countries outside of Nigeria. Halliburton is reviewing a number of recently discovered documents related to KBR’s activities in countries outside of Nigeria with respect to agents for projects after 1998. Certain of the activities discussed in this paragraph involve current or former employees or persons who were or are consultants to KBR, and the investigation continues. Additionally, in 2006, Halliburton suspended the services of an agent that, until such suspension, had worked for KBR on projects outside of Nigeria on several current projects and on numerous older projects going back to the early 1980s, and Halliburton suspended the services of an additional agent on a separate current Nigerian project.

If violations of the FCPA were found, a person or entity found in violation could be subject to fines, civil penalties of up to $500,000 per violation, equitable remedies, including disgorgement (if applicable) generally of profits, including prejudgment interest on such profits, causally connected to the violation, and injunctive relief. Criminal penalties could range up to the greater of $2 million per violation or twice the gross pecuniary gain or loss from the violation, which could be substantially greater than $2 million per violation. It is possible that both the SEC and the DOJ could assert that there have been multiple violations, which could lead to multiple fines. The amount of any fines or monetary penalties which could be assessed would depend on, among other factors, the findings regarding the amount, timing, nature and scope of any improper payments, whether any such payments were authorized by or made with knowledge of KBR or its affiliates, the amount of gross pecuniary gain or loss involved, and the level of cooperation provided to the government authorities during the investigations. Agreed dispositions of these types of violations also frequently result in an acknowledgement of wrongdoing by the entity and the appointment of a monitor on terms negotiated with the SEC and the DOJ to review and monitor current and future business practices, including the retention of agents, with the goal of assuring compliance with the FCPA. Other potential consequences could be significant and include suspension or debarment of KBR’s ability to contract with governmental agencies of the United States and of foreign countries.

The investigations by the SEC and DOJ and foreign governmental authorities are continuing. KBR does not expect these investigations to be concluded in the immediate future. The various governmental authorities could conclude that violations of the FCPA or applicable analogous foreign laws have occurred with respect to the Bonny Island project and other projects in or outside of Nigeria. In such circumstances, the resolution or disposition of these matters, even after taking into account the indemnity from Halliburton with respect to any liabilities for fines or other monetary penalties or direct monetary damages, including disgorgement, that may be assessed against KBR or its greater than 50%-owned subsidiaries by the U.S. or foreign governmental authorities in the United Kingdom, France, Nigeria, Switzerland or Algeria relating to FCPA matters, could have a material adverse effect on KBR’s business, prospects, results of operations, financial condition and cash flow. Please read “— Halliburton’s indemnity for Foreign Corrupt Practices Act matters does not apply to all potential losses, Halliburton’s actions may not be in the best interests of KBR’s stockholders and KBR may take or fail to take actions that could result in its indemnification from Halliburton with respect to Foreign Corrupt Practices Act matters no longer being available.”

Information has been uncovered suggesting that former employees may have engaged in coordinated bidding with one or more competitors on certain foreign construction projects.

In connection with the investigation into payments relating to the Bonny Island project in Nigeria, information has been uncovered suggesting that former employees may have engaged in coordinated bidding with one or more competitors on certain foreign construction projects and that such coordination possibly began as early as the mid-1980s.

On the basis of this information, Halliburton and the DOJ have broadened their investigations to determine the nature and extent of any improper bidding practices, whether such conduct violated United States antitrust laws, and whether former employees may have received payments in connection with bidding practices on some foreign projects.

If violations of applicable United States antitrust laws occurred, the range of possible penalties includes criminal fines, which could range up to the greater of $10 million in fines per count for a corporation, or twice the gross pecuniary gain or loss, and treble civil damages in favor of any persons financially injured by such violations. Criminal prosecutions under applicable laws of relevant foreign jurisdictions and civil claims by, or relationship issues with customers, are also possible.

Halliburton’s indemnity does not apply to liabilities, if any, for fines, other monetary penalties or other potential losses arising out of violations of United States antitrust laws.

Potential consequences arising out of the investigations into FCPA matters and antitrust matters could include suspension or debarment of KBR’s ability to contract with the United States, state or local governments, U.S. government agencies or the MoD, third party claims, loss of business, adverse financial impact, damage to reputation and adverse consequences on financing for current or future projects.

Potential consequences of a criminal indictment arising out of any of the investigations into FCPA matters and antitrust matters could include suspension of KBR’s ability to contract with the United States, state or local governments, U.S. government agencies or the MoD in the United Kingdom. If a criminal or civil violation were found, KBR and its affiliates could be debarred from future contracts or new orders under current contracts to provide services to any such parties. During 2006, KBR had revenue of $5.8 billion from its government contracts work with agencies of the United States or state or local governments. In addition, KBR may be excluded from bidding on MoD contracts in the United Kingdom if KBR is convicted of a corruption offense or if the MoD determines that KBR’s actions constituted grave misconduct. During 2006, KBR had revenue of $1.0 billion from its government contracts work with the MoD. Suspension or debarment from the government contracts business would have a material adverse effect on KBR’s business, results of operations and cash flow.

These investigations could also result in (1) third party claims against KBR, which may include claims for special, indirect, derivative or consequential damages, (2) damage to KBR’s business or reputation, (3) loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, (4) adverse consequences on KBR’s ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of KBR. In connection with the French investigation into the Bonny Island project, KBR understands that the government of Nigeria gave notice in 2004 to the French magistrate of a civil claim as an injured party in that proceeding. In addition, KBR’s compliance procedures or having a monitor required or agreed to be appointed at its cost as part of the disposition of the investigations could result in a more limited use of agents on large-scale international projects than in the past and put KBR at a competitive disadvantage in pursuing such projects. Continuing negative publicity arising out of these investigations could also result in KBR’s inability to bid successfully for governmental contracts and adversely affect its prospects in the commercial marketplace. If KBR incurs costs or losses as a result of these matters, KBR may not have the liquidity or funds to address those losses, in which case such losses could have a material adverse effect on KBR’s business, prospects, results of operations, financial condition and cash flow.

Halliburton’s indemnity for Foreign Corrupt Practices Act matters does not apply to all potential losses, Halliburton’s actions may not be in the best interests of KBR’s stockholders and KBR may take or fail to take actions that could result in its indemnification from Halliburton with respect to Foreign Corrupt Practices Act matters no longer being available.

Under the terms of the master separation agreement entered into in connection with KBR’s initial public offering, Halliburton has agreed to indemnify KBR for, and any of KBR’s greater than 50%-owned subsidiaries as of November 20, 2006 for KBR’s share of, fines or other monetary penalties or direct monetary damages, including disgorgement, as a result of claims made or assessed by a governmental authority of the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria or a settlement thereof relating to FCPA Matters, which could involve Halliburton and KBR through The M. W. Kellogg Company, M. W. Kellogg Limited or their or KBR’s joint ventures in projects both in and outside of Nigeria, including the Bonny Island, Nigeria project. Halliburton’s indemnity will not apply to any other losses, claims, liabilities or damages assessed against KBR as a result of or relating to FCPA Matters or to any fines or other monetary penalties or direct monetary damages, including disgorgement, assessed by governmental authorities in jurisdictions other than the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria, or a settlement thereof, or assessed against entities such as TSKJ or Brown & Root — Condor Spa, in which KBR does not have an interest greater than 50%. For purposes of the indemnity, “FCPA Matters” include claims relating to alleged or actual violations occurring prior to the date of the master separation agreement, of the FCPA or particular, analogous applicable statutes, laws, regulations and rules of U.S. and foreign governments and governmental bodies identified in the master separation agreement in connection with the Bonny Island project in Nigeria and in connection with any other project, whether located inside or outside of Nigeria, including without limitation the use of agents in connection with such projects, identified by a governmental authority of the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria in connection with the investigations in those jurisdictions specified in the master separation agreement. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Indemnification — FCPA Indemnification” and “— Enforceability of Halliburton FCPA Indemnification.”

Either before or after a settlement or disposition of FCPA Matters, KBR could incur losses as a result of or relating to FCPA Matters for which Halliburton’s indemnity will not apply, and KBR may not have the liquidity or funds to address those losses, in which case such losses could have a material adverse effect on KBR’s business, prospects, results of operations, financial condition and cash flow.

In consideration of Halliburton’s agreement to indemnify KBR for certain FCPA Matters, KBR has agreed that Halliburton will at all times, in its sole discretion, have and maintain control over the investigation, defense and/ or settlement of FCPA Matters until such time, if any, that KBR exercises its right to assume control of the investigation, defense and/or settlement of FCPA Matters. KBR has also agreed, at Halliburton’s expense, to assist with Halliburton’s full cooperation with any governmental authority in Halliburton’s investigation of FCPA Matters and its investigation, defense and/or settlement of any claim made by a governmental authority or court relating to FCPA Matters, in each case even if KBR assumes control of FCPA Matters.

Subject to the exercise of KBR’s right to assume control of the investigation, defense and/or settlement of FCPA Matters, Halliburton will have broad discretion to investigate and defend FCPA Matters. After Halliburton’s disposition of KBR’s common stock that it owns, KBR expects that Halliburton will take actions that are in the best interests of its stockholders, which may not be in the best interests of KBR or its stockholders, particularly in light of the potential differing interests that Halliburton and KBR may have with respect to the matters currently under investigation and their defense and/or settlement. In addition, the manner in which Halliburton controls the investigation, defense and/or settlement of FCPA Matters and KBR’s ongoing obligation to cooperate with Halliburton in its investigation, defense and/or settlement thereof could adversely affect KBR and its ability to defend or settle FCPA or other claims against it, or result in other adverse consequences to KBR or its business that would not be subject to Halliburton’s indemnification. KBR may take control over the investigation, defense and/or settlement of FCPA Matters or KBR may refuse to agree to a settlement of FCPA Matters negotiated by Halliburton. Notwithstanding KBR’s decision, if any, to assume control or refuse to agree to a settlement of FCPA Matters, KBR will have a continuing obligation to assist in Halliburton’s full cooperation with any government or governmental agency, which may reduce any benefit of KBR taking control over the investigation of FCPA Matters or refusing to agree to a settlement. If KBR takes control over the investigation, defense and/or settlement of FCPA Matters, refuses a settlement of FCPA Matters negotiated by Halliburton, enters into a settlement of FCPA Matters without Halliburton’s consent, materially breaches its obligation to cooperate with respect to Halliburton’s investigation, defense and/or settlement of FCPA Matters or materially breaches its obligation to consistently implement and maintain, for five years following its separation from Halliburton, currently adopted business practices and standards relating to the use of foreign agents, Halliburton may terminate the indemnity, which could have a material adverse effect on KBR’s financial condition, results of operations and cash flow.

KBR’s indemnification from Halliburton for FCPA Matters may not be enforceable as a result of being against governmental policy.

KBR’s indemnification from Halliburton relating to FCPA Matters may not be enforceable as a result of being against governmental policy. Under the indemnity with Halliburton, KBR’s share of any liabilities for fines or other monetary penalties or direct monetary damages, including disgorgement, as a result of U.S. or certain foreign governmental claims or assessments relating to FCPA Matters would be funded by Halliburton and would not be borne by KBR and its public stockholders. If KBR is assessed by or agrees with U.S. or certain foreign governments or governmental agencies to pay any such fines, monetary penalties or direct monetary damages, including disgorgement, and Halliburton’s indemnity cannot be enforced or is unavailable because of governmental requirements of a settlement, KBR may not have the liquidity or funds to pay those penalties or damages, which would have a material adverse effect on KBR’s business, prospects, results of operations, financial condition and cash flow. Please read “— Halliburton’s indemnity for Foreign Corrupt Practices Act matters does not apply to all potential losses, Halliburton’s actions may not be in the best interests of KBR’s stockholders and KBR may take or fail to take actions that could result in its indemnification from Halliburton with respect to Foreign Corrupt Practices Act matters no longer being available,” “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation

Agreement — Indemnification — FCPA Indemnification” and “— Enforceability of Halliburton FCPA Indemnification.”

Other Risks Relating to KBR

KBR experiences increased working capital requirements from time to time associated with its business, and such an increased demand for working capital could adversely affect its ability to meet its liquidity needs.

KBR’s operations could require it to utilize large sums of working capital, sometimes on short notice and sometimes without the ability to completely recover the expenditures on a timely basis or at all. Circumstances or events which could create large cash outflows for KBR include, among others, losses resulting from fixed-price contracts; contract initiation costs, contract completion cost or delays in receipt of payments under its contracts; environmental liabilities; litigation costs; adverse political conditions; foreign exchange risks; and professional and product liability claims. If KBR encounters significant working capital requirements or cash outflows as a result of these or other factors, KBR may not have sufficient liquidity or the credit capacity to meet all of its cash needs.

Insufficient liquidity could have important consequences to KBR. For example, KBR could:

•	have more difficulty in providing sufficient working capital under contracts such as LogCAP that may require a substantial and immediate ramp up in operations without immediate reimbursement; and

•	have less success in obtaining new work if its sureties or its lenders were to limit KBR’s ability to provide new performance bonds or letters of credit for its projects.

All or any of the following liquidity matters, working capital demands or limitations under KBR’s credit facility could place KBR at a competitive disadvantage compared with competitors with more liquidity and could have a material adverse effect on its business, prospects, results of operations, financial condition and cash flow.

Demobilization from Iraq could require funding of substantial working capital expenses without timely reimbursement.  Demobilization of the United States military or its personnel from Iraq would require KBR to utilize large sums of working capital to move personnel and equipment from Iraq. If the DoD does not immediately approve funding for such a demobilization, KBR could be required to fund the related working capital expenses without reimbursement on a timely basis.

KBR cannot rely on Halliburton to meet its liquidity needs or provide future credit support for required bonds, letters of credit, performance guarantees and other credit enhancement instruments, except to the extent Halliburton has agreed to do so under the terms of the master separation agreement.  Prior to its initial public offering, KBR relied upon Halliburton to fund its working capital demands and assist KBR in meeting its liquidity needs, thereby providing KBR with a reliable source of cash, liquidity and credit support enhancements even in unusual or unexpected circumstances. KBR is no longer able to rely on Halliburton to meet future needs, except to the extent of credit support instruments outstanding at the completion of KBR’s initial public offering and to the limited extent Halliburton has agreed to provide additional guarantees, indemnification and reimbursement commitments for KBR’s benefit in connection with letters of credit, surety bonds and performance guarantees related to certain of KBR’s existing project contracts as provided for in the master separation agreement. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Credit Support Instruments.” KBR has obtained a limited amount of surety capacity and is currently engaged in discussions with surety companies to obtain additional capacity. KBR’s efforts to obtain this additional stand-alone bonding capacity may not be successful. KBR can provide no assurance that it will have sufficient working capital or surety support to allow it to secure large-scale contracts or satisfy contract performance specifications.

KBR’s revolving credit facility imposes restrictions that limit its operating flexibility and may result in additional expenses, and this credit facility will not be available if financial covenants are not met or if an event of default occurs.  In December 2005, KBR entered into a five-year, unsecured revolving credit facility that provides up to $850 million of borrowings and letters of credit. This facility serves to assist KBR in providing working capital and letters of credit for its projects. The revolving credit facility contains a number of covenants restricting KBR from, among other things, incurrence of additional indebtedness and liens, sales of KBR’s assets, the amount of investments KBR can make, and dividends. KBR is also subject to certain financial covenants, including maintenance of ratios with respect to consolidated debt to total consolidated capitalization, leverage and fixed charge coverage. If KBR fails to meet the covenants or an event of default occurs, KBR would not have available the liquidity that the facility provides. Please read “— It is an event of default under KBR’s $850 million revolving credit facility if a person other than Halliburton or KBR directly or indirectly acquires 25% or more of the ordinary voting equity interests of the borrower under the credit facility.” Any future credit facilities would also likely contain similar covenants.

In addition, under KBR’s existing revolving credit facility, and potentially under any future credit facilities, KBR will be required to incur increased lending fees, costs and interest rates and, if future borrowings were to occur, to dedicate a substantial portion of cash flow from operations to the repayment of debt and the interest associated with that debt.

KBR conducts a large portion of its engineering and construction operations through joint ventures. As a result, KBR may have limited control over decisions and controls of joint venture projects and have returns that are not proportional to the risks and resources KBR contributes.

KBR conducts a large portion of its engineering and construction operations through joint ventures, where control may be shared with unaffiliated third parties. As with any joint venture arrangement, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major issues. KBR also cannot control the actions of its joint venture partners, including any nonperformance, default, or bankruptcy of its joint venture partners, and KBR typically has joint and several liability with its joint venture partners under these joint venture arrangements. These factors could potentially materially and adversely affect the business and operations of a joint venture and, in turn, KBR’s business and operations.

Operating through joint ventures in which KBR is a minority holder results in KBR having limited control over many decisions made with respect to projects and internal controls relating to projects. These joint ventures may not be subject to the same requirements regarding internal controls and internal control reporting that KBR follows. As a result, internal control issues may arise, which could have a material adverse effect on KBR’s financial condition and results of operation. When entering into joint ventures, in order to establish or preserve relationships with its joint venture partners, KBR may agree to risks and contributions of resources that are proportionately greater than the returns KBR could receive, which could reduce its income and returns on these investments compared to what KBR would have received if the risks and resources KBR contributed were always proportionate to its returns.

KBR has recently been notified by Sonatrach, a joint venture partner in Brown & Root Condor Spa (BRC), that it wishes to dissolve the joint venture. In addition, BRC has recently experienced a decline in new work awarded from various sources including Sonatrach, and Sonatrach has recently canceled work previously awarded to BRC. A deterioration in BRC’s cash flow as a result of the cancellations and decline in work may cause KBR’s investment in BRC to be impaired. KBR estimates its exposure could be up to $18 million, and an impairment could be required as early as the first quarter of 2007.

KBR makes equity investments in privately financed projects on which KBR has sustained losses and could sustain additional losses.

KBR participates in privately financed projects that enable its government customers to finance large-scale projects, such as railroads, and major military equipment purchases. These projects typically include the facilitation of non-recourse financing, the design and construction of facilities, and the provision of operation and maintenance services for an agreed to period after the facilities have been completed.

KBR may incur contractually reimbursable costs and typically makes an equity investment prior to an entity achieving operational status or completing its full project financing. If a project is unable to obtain financing, KBR could incur losses including its contractual receivables and its equity investment. After completion of these projects, KBR’s equity investments can be at risk, depending on the operation of the project, which may not be under its control. As a result, KBR could sustain a loss on its equity investment in these projects. Current equity investments of this type include the Alice Springs-Darwin railroad in Australia and the Allenby & Connaught project in the United Kingdom.

With respect to the Alice Springs-Darwin railroad project, KBR owns a 36.7% interest in a joint venture that is the holder of a 50-year concession contract with the Australian government to operate and maintain the railway. KBR accounts for this investment using the equity method of accounting in its G&I segment. This joint venture has sustained losses since commencing operations due to lower than anticipated freight volume and a slowdown in the planned expansion of the Port of Darwin. At the end of the first quarter of 2006, the joint venture’s revised financial forecasts led KBR to record a $26 million impairment charge. At that time, the joint venture engaged investment bankers in an effort to raise additional capital for the venture. At the end of the second quarter of 2006, KBR’s valuation of its investment took into consideration the bids tendered at that time by interested parties, and no further impairment was evident. However, the efforts to raise additional capital ceased during the third quarter because all previous bids were subsequently rejected or withdrawn. In October 2006, the joint venture incurred an event of default under its loan agreement by failing to make an interest and principal payment. These loans are non-recourse to KBR. In light of the default and the realization that the joint venture efforts to raise additional equity from third parties was not successful, KBR recorded an additional $32 million impairment charge in the third quarter of 2006. KBR will receive no tax benefit as this impairment charge is not deductible for Australian tax purposes. In December 2006, the senior lenders agreed to waive existing defaults and concede certain rights under the existing indenture. Among these were a reduction in the joint venture’s debt service reserve and the relinquishment of the right to receive principal payments for 27 months, through March 2009. In exchange for these concessions, the shareholders of the joint venture committed approximately $12 million of new subordinated financing, of which $6 million was committed by KBR. At December 31, 2006, KBR’s investment in this joint venture was $6 million. KBR’s $6 million additional funding commitment was still outstanding.

KBR has an investment in a development corporation that has an indirect interest in the new Egypt Basic Industries Corporation (EBIC) ammonia plant project located in Egypt. KBR is performing the EPC work for the project and providing operations and maintenance services for the facility. In August 2006, the lenders providing the construction financing notified EBIC that it was in default of the terms of its debt agreement, which effectively prevents the project from making additional borrowings until such time as certain security interests in the ammonia plant assets related to the export facilities could be perfected. Indebtedness under the debt agreement is non-recourse to KBR. This default was cured on December 8, 2006 subject to EBIC’s submission and the lender’s acceptance of the remaining documents in March 2007. No event of default has occurred pursuant to its EPC contract as KBR has been paid all amounts due from EBIC. In September 2006, KBR was instructed by EBIC to cease work on one location of the project on which the ammonia storage tanks were originally planned to be constructed due to a decision to relocate the tanks. The new location has been selected and the client and its lenders have agreed to compensate KBR for approximately $6 million in costs resulting from the relocation of the storage tanks. KBR resumed work on the ammonia tanks in February 2007.

If Halliburton’s anticipated disposition of its KBR common stock pursuant to the exchange offer and any subsequent spin-off distribution is determined to be financially detrimental to KBR’s United Kingdom pension plans in meeting their funding liabilities, it may be necessary for KBR to purchase annuities to secure the pension plan benefits or fund some or all of the deficits either in a lump sum or over an agreed period.

Under regulations applicable to pension plans maintained for the benefit of KBR’s employees in the United Kingdom, the disposition by Halliburton of its KBR common stock pursuant to the exchange offer and any subsequent spin-off distribution could constitute an event for which it would be advisable to obtain clearance from the Pensions Regulator in the United Kingdom if it were determined to be a change of control that is financially detrimental to the ability of a United Kingdom pension plan to meet its funding liabilities. In such event, should KBR fail to obtain clearance, the Pensions Regulator could issue a contribution notice, which could impose liability on an employer of an amount equal to the cost of securing all of the pension plan beneficiaries’ benefits by the purchase of annuities. As an alternative to obtaining clearance from the Pensions Regulator, KBR could agree with the trustee of some or all of the pension plans to provide additional security to the plans satisfactory to such trustees, which would not provide the same certainty as obtaining clearance, but may reduce the risk of receiving a contribution notice from the Pensions Regulator. While no determination has been made at this time as to the action, if any, that would be taken, if clearance were sought from the Pensions Regulator or an agreement was negotiated with the trustees for the United Kingdom pension plans, it may be necessary for KBR to fund some or all of the deficits under the United Kingdom pension plans, either in a lump sum or over an agreed period. Because the funding status of KBR’s United Kingdom pension plans are dependent on future events and circumstances and actuarial assumptions, KBR cannot estimate the range of exposure at this time.

Intense competition in the engineering and construction industry could reduce KBR’s market share and profits.

KBR serves markets that are highly competitive and in which a large number of multinational companies compete. These highly competitive markets require substantial resources and capital investment in equipment, technology and skilled personnel whether the projects are awarded in a sole source or competitive bidding process. KBR’s projects are frequently awarded through a competitive bidding process, which is standard in its industry. KBR is constantly competing for project awards based on pricing and the breadth and technological sophistication of its services. Any increase in competition or reduction in its competitive capabilities could have a significant adverse impact on the margins KBR generates from its projects or its ability to retain market share.

If KBR is unable to attract and retain a sufficient number of affordable trained engineers and other skilled workers, its ability to pursue projects may be adversely affected and its costs may increase.

KBR’s rate of growth will be confined by resource limitations as competitors and customers compete for increasingly scarce resources. KBR believes that its success depends upon its ability to attract, develop and retain a sufficient number of affordable trained engineers and other skilled workers that can execute its services in remote locations under difficult working conditions. The demand for trained engineers and other skilled workers is currently high. If KBR is unable to attract and retain a sufficient number of skilled personnel, its ability to pursue projects may be adversely affected and the costs of performing its existing and future projects may increase, which may adversely impact its margins.

If KBR is unable to enforce its intellectual property rights or if its intellectual property rights become obsolete, its competitive position could be adversely impacted.

KBR utilizes a variety of intellectual property rights in its services. KBR views its portfolio of process and design technologies as one of its competitive strengths and KBR uses it as part of its efforts to differentiate its service offerings. KBR may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented, or challenged. In addition, the laws of some foreign countries in which its services may be sold do not protect intellectual property rights to the same extent as the laws of the United States. Because KBR licenses technologies from third parties, there is a risk that its relationships with licensors may terminate or expire or may be interrupted or harmed. In some, but not all cases, KBR may be able to obtain the necessary intellectual property rights from alternative sources. If KBR is unable to protect and maintain its intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against KBR, its ability to differentiate its service offerings could be reduced. In addition, if its intellectual property rights or work processes become obsolete, KBR may not be able to differentiate its service offerings, and some of its competitors may be able to offer more attractive services to its customers. As a result, KBR’s business and revenue could be materially and adversely affected.

It is an event of default under KBR’s $850 million revolving credit facility if a person other than Halliburton or KBR directly or indirectly acquires 25% or more of the ordinary voting equity interests of the borrower under the credit facility.

Under KBR’s $850 million revolving credit facility, it is an event of default if any person or two or more persons acting in concert, other than Halliburton or KBR, directly or indirectly acquires 25% or more of the combined voting power of all outstanding equity interests ordinarily entitled to vote in the election of directors of KBR Holdings, LLC, a wholly owned subsidiary of KBR and the borrower under the credit facility. In the event of a default, the banks under the facility could declare all amounts due and payable, cease to provide additional advances and require cash collateralization for all outstanding letters of credit. If KBR is unable to obtain a waiver from the banks or negotiate an amendment or a replacement credit facility prior to an event of default, it could have a material adverse effect on KBR’s liquidity, financial condition and cash flow.

KBR’s business could be materially and adversely affected by problems encountered in the installation or operation of a new SAP financial system to replace its current systems.

KBR is in the process of installing a new SAP financial system to replace its current systems. Among other things, the new SAP system is intended to assist KBR in qualifying or continuing to qualify its estimating, purchasing and accounting system under requirements of the DoD and the DCAA. If KBR is unable to install the new SAP system in a timely manner or if KBR encounters problems in its installation or operation, KBR may not be able to obtain approval of its systems by the DoD and the DCAA, which could delay KBR’s ability to receive payments from its customer and could have a material adverse effect on its results of operations in its G&I segment.

International and political events may adversely affect KBR’s operations.

A significant portion of KBR’s revenue is derived from its non-United States operations, which expose KBR to risks inherent in doing business in each of the countries in which it transacts business. The occurrence of any of the risks described below could have a material adverse effect on KBR’s results of operations and financial condition.

KBR’s operations in countries other than the United States accounted for approximately 86% of its consolidated revenue during 2006, 87% of its consolidated revenue during 2005 and 90% of its consolidated revenue during 2004. Based on the location of services provided, 45% of KBR’s consolidated revenue in 2006, 50% in 2005 and 45% in 2004 was from its operations in Iraq, primarily related to its work for the United States government. Also, 12% of KBR’s consolidated revenue during 2006 was from the United Kingdom. Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization of KBR’s assets in that country;

•	political and economic instability;

•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

•	natural disasters, including those related to earthquakes and flooding;

•	inflation;

•	currency fluctuations, devaluations, and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	governmental activities that limit or disrupt markets, restrict payments, or limit the movement of funds;

•	governmental activities that may result in the deprivation of contract rights; and

•	governmental activities that may result in the inability to obtain or retain licenses required for operation.

Due to the unsettled political conditions in many oil-producing countries and countries in which KBR provides governmental logistical support, KBR’s revenue and profits are subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls, and governmental actions. Countries where KBR operates that have significant amounts of political risk include: Afghanistan, Algeria, Indonesia, Iraq, Nigeria, Russia, and Yemen. In addition, military action or continued unrest in the Middle East could impact the supply and pricing for oil and gas, disrupt KBR’s operations in the region and elsewhere, and increase its costs for security worldwide.

KBR works in international locations where there are high security risks, which could result in harm to its employees and contractors or substantial costs.

Some of KBR’s services are performed in high-risk locations, such as Iraq, Afghanistan, Nigeria and Algeria where the country or location is suffering from political, social or economic issues, or war or civil unrest. In those locations where KBR has employees or operations, KBR may incur substantial costs to maintain the safety of its personnel. Despite these precautions, the safety of KBR’s personnel in these locations may continue to be at risk, and KBR has in the past and may in the future suffer the loss of employees and contractors.

KBR is subject to significant foreign exchange and currency risks that could adversely affect its operations and its ability to reinvest earnings from operations, and its ability to limit its foreign exchange risk through hedging transactions may be limited.

A sizable portion of KBR’s consolidated revenue and consolidated operating expenses are in foreign currencies. As a result, KBR is subject to significant risks, including:

•	foreign exchange risks resulting from changes in foreign exchange rates and the implementation of exchange controls; and

•	limitations on KBR’s ability to reinvest earnings from operations in one country to fund the capital needs of its operations in other countries.

In particular, KBR conducts business in countries that have non-traded or “soft” currencies which, because of their restricted or limited trading markets, may be difficult to exchange for “hard” currencies. The national governments in some of these countries are often able to establish the exchange rates for the local currency. As a result, it may not be possible for KBR to engage in hedging transactions to mitigate the risks associated with fluctuations of the particular currency. KBR is often required to pay all or a portion of its costs associated with a project in the local soft currency. As a result, KBR generally attempts to negotiate contract terms with its customer, who is often affiliated with the local government, to provide that KBR is paid in the local currency in amounts that match its local expenses. If KBR is unable to match its costs with matching revenue in the local currency, KBR would be exposed to the risk of an adverse change in currency exchange rates.

Where possible, KBR selectively uses hedging transactions to limit its exposure to risks from doing business in foreign currencies. KBR’s ability to hedge is limited because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient.

In addition, the value of the derivative instruments could be impacted by:

•	adverse movements in foreign exchange rates;

•	interest rates;

•	commodity prices; or

•	the value and time period of the derivative being different than the exposures or cash flow being hedged.

KBR does not anticipate paying any dividends on its common stock, and you may not receive funds without selling your shares of KBR common stock.

KBR does not intend to declare or pay dividends on its common stock in the foreseeable future. Instead, KBR generally intends to invest any future earnings in its business. Subject to Delaware law, KBR’s board of directors will determine the payment of future dividends on its common stock, if any, and the amount of any dividends in light of any applicable contractual restrictions limiting KBR’s ability to pay dividends, its earnings and cash flow, its capital requirements, its financial condition, and other factors its board of directors deems relevant. KBR’s $850 million revolving credit facility also restricts its ability to pay dividends. Accordingly, you may have to sell some or all of your shares of KBR common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your shares of KBR common stock and may lose the entire amount of your investment.

KBR completed its initial public offering in November 2006 and has only a limited history of operating as a publicly traded company, and KBR may encounter difficulties in making the changes necessary to operate as an independent, publicly traded company, and KBR may incur greater costs as an independent, publicly traded company following the exchange offer and any subsequent spin-off that may adversely affect KBR’s results.

Halliburton currently assists KBR in performing various corporate functions, including the following:

•	information technology and communications;

•	human resource services such as payroll and benefit plan administration;

•	legal;

•	tax;

•	accounting;

•	office space and office support;

•	risk management;

•	treasury and corporate finance; and

•	investor services, investor relations and corporate communications.

Following KBR’s anticipated complete separation from Halliburton, Halliburton will have no obligation to provide these functions to KBR other than the interim services that will continue to be provided by Halliburton under a transition services agreement which is described in “Agreements Between Halliburton and KBR and Other Related Party Transactions — Transition Services Agreements.” Also, after the termination of this agreement, KBR may not be able to replace the transition services in a timely manner or on terms and conditions, including costs, as favorable as those KBR receives from Halliburton.

Additionally, KBR will incur costs in connection with its anticipated separation from Halliburton and its operations as a separate company. In 2007, KBR anticipates incurring approximately $12 million of additional cost of services and approximately $23 million of additional general and administrative expense associated with being a separate publicly traded company. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBR — Executive Overview.”

The loss of executive officers or key employees could have a material adverse effect on KBR’s business.

KBR depends greatly on the efforts of its executive officers and other key employees to manage its operations. The loss or unavailability of any of KBR’s executive officers or other key employees could have a material adverse effect on its business.

Provisions in KBR’s charter documents and Delaware law may inhibit a takeover or impact operational control of KBR following the time Halliburton ceases to beneficially own a majority of KBR’s outstanding voting stock, which could adversely affect the value of KBR common stock.

KBR’s certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in KBR’s management that a stockholder might consider favorable. These provisions include, among others, a staggered board of directors, prohibiting stockholder action by written consent, advance notice for raising business or making nominations at meetings of stockholders and the issuance of preferred stock with rights that may be senior to those of KBR’s common stock without stockholder approval. Many of these provisions become effective following the exchange offer and any subsequent spin-off or at the time Halliburton ceases to beneficially own a majority of KBR’s outstanding voting stock. These provisions would apply even if a takeover offer may be considered beneficial by some of KBR’s stockholders. If a change of control or change in management is delayed or prevented, the market price of KBR’s common stock could decline.

The terms of the agreements and other transactions between KBR and Halliburton entered into in connection with KBR’s initial public offering were determined by Halliburton and thus may be less favorable to KBR than the terms KBR could have obtained from an unaffiliated third party.

The transactions and agreements between KBR and Halliburton entered into in connection with KBR’s initial public offering presented, and may in the future present, conflicts between KBR’s interests and those of Halliburton. These transactions and agreements included agreements related to the separation of KBR’s business from Halliburton that provide for, among other things, KBR’s responsibility for liabilities related to KBR’s business and the responsibility of Halliburton for liabilities unrelated to KBR’s business, the respective rights, responsibilities and obligations of KBR and Halliburton with respect to taxes and tax benefits, and the terms of various interim and ongoing relationships between KBR and Halliburton, as described in “Agreements Between Halliburton and KBR and Other Related Party Transactions.” Because the terms of these transactions and agreements were determined by Halliburton, their terms may be less favorable to KBR than the terms KBR could have obtained from an unaffiliated third party. In addition, while Halliburton controls KBR, it could cause KBR to amend these agreements on terms that may be less favorable to KBR than the current terms of the agreements. KBR may not be able to resolve any potential conflict, and even if KBR does, the resolution may be less favorable than if KBR were dealing with an unaffiliated party. KBR and Halliburton may enter into other material agreements in the future.

Risks Relating to Halliburton

Halliburton’s business depends on the level of activity in the oil and natural gas industry, which is significantly affected by volatile oil and gas prices.

Demand for Halliburton’s services and products depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. Demand for Halliburton’s services and products is particularly sensitive to the level of exploration, development, and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of other factors that are beyond Halliburton’s control. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development, and production activity, often reflected as changes in rig counts. Perceptions of longer-term lower oil and natural gas prices by oil and gas companies or longer-term higher material and contractor prices impacting facility costs can similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for Halliburton’s oil and natural gas well services and products, which could have a material adverse effect on its revenue and profitability. Factors affecting the prices of oil and natural gas include:

•	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	global weather conditions and natural disasters;

•	worldwide political, military, and economic conditions;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	economic growth in China and India;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	the cost of producing and delivering oil and gas;

•	potential acceleration of development of alternative fuels; and

•	the level of demand for oil and natural gas, especially demand for natural gas in the United States.

Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile. Spending on exploration and production activities and capital expenditures for refining and distribution facilities by large oil and gas companies have a significant impact on the activity levels of Halliburton’s businesses. In the current environment where oil and gas demand exceeds supply, the ability to rebalance supply with demand may be constrained by the global availability of rigs. Full utilization of rigs could lead to limited growth in revenue. In addition, the extent of the growth in oilfield services may be limited by the availability of equipment and manpower.

The SEC and the DOJ are investigating the actions of agents in certain of KBR’s foreign projects in light of the requirements of the United States Foreign Corrupt Practices Act, and Halliburton has agreed to indemnify KBR with respect to certain potential liabilities that may arise under the Foreign Corrupt Practices Act or similar laws. The results of these investigations, including any liabilities for which Halliburton would be required to indemnify KBR, could have a material adverse effect on Halliburton’s business, prospects, results of operations, financial condition and cash flow.

The SEC is conducting a formal investigation into whether improper payments were made to government officials in Nigeria through the use of agents or subcontractors in connection with the construction and subsequent expansion by TSKJ, a joint venture in which one of KBR’s subsidiaries (a successor to The M.W. Kellogg Company) had a 25% interest at December 31, 2006, of a multibillion dollar natural gas liquefaction complex and related facilities at Bonny Island in Rivers State, Nigeria. The DOJ is also conducting a related criminal investigation. The SEC has also issued subpoenas seeking information, which KBR is furnishing, regarding current and former agents used in connection with multiple projects, including current and prior projects, over the past 20 years located both in and outside of Nigeria in which KBR, The M.W. Kellogg Company, M.W. Kellogg Limited or their or its joint ventures are or were participants. The SEC and the DOJ have been reviewing these matters in light of the requirements of the FCPA. Please read “Business of KBR — Legal Proceedings — FCPA Investigations” for more information.

Halliburton has been investigating these matters and has been cooperating with the SEC and the DOJ investigations and with other investigations into the Bonny Island project in France, Nigeria and Switzerland. Halliburton believes that the Serious Frauds Office in the United Kingdom is conducting an investigation relating to the Bonny Island project. As a result of these investigations, information has been uncovered suggesting that, commencing at least 10 years ago, members of TSKJ planned payments to Nigerian officials. Halliburton has reason to believe that, based on the ongoing investigations, payments may have been made by agents of TSKJ to Nigerian officials. In addition, information uncovered in the summer of 2006 suggests that, prior to 1998, plans may have been made by employees of The M.W. Kellogg Company to make payments to government officials in connection with the pursuit of a number of other projects in countries outside of Nigeria. Halliburton is reviewing a number of recently discovered documents related to KBR’s activities in countries outside of Nigeria with respect to agents for projects after 1998. Certain of the activities discussed in this paragraph involve current or former employees or persons who were or are consultants to KBR, and the investigation continues. Additionally, in 2006, Halliburton suspended the services of an agent that, until such suspension, had served on projects outside of Nigeria, and Halliburton suspended the services of an additional agent on a separate current Nigerian project.

If violations of the FCPA were found, a person or entity found in violation could be subject to fines, civil penalties of up to $500,000 per violation, equitable remedies, including disgorgement (if applicable) generally of profit, including prejudgment interest on such profits, causally connected to the violation, and injunctive relief. Criminal penalties could range up to the greater of $2 million per violation or twice the gross pecuniary gain or loss from the violation, which could be substantially greater than $2 million per violation. It is possible that both the SEC and the DOJ could assert that there have been multiple violations, which could lead to multiple fines. The amount of any fines or monetary penalties that could be assessed would depend on, among other factors, the findings regarding the amount, timing, nature and scope of any improper payments, whether any such payments were authorized by or made with knowledge of KBR or its affiliates, the amount of gross pecuniary gain or loss involved, and the level of cooperation provided to the government authorities during the investigations. Agreed dispositions of these types of violations also frequently result in an acknowledgement of wrongdoing by the entity and the appointment of a monitor on terms negotiated with the SEC and the DOJ to review and monitor current and future business practices, including the retention of agents, with the goal of assuring compliance with the FCPA. Other potential consequences could be significant and include suspension or debarment of KBR’s ability to contract with governmental agencies of the United States and of foreign countries.

Under the terms of the master separation agreement, Halliburton has agreed to indemnify KBR for, and any of KBR’s greater than 50%-owned subsidiaries as of November 20, 2006, the date of the master separation agreement, for KBR’s share of, fines or other monetary penalties or direct monetary damages, including disgorgement, as a result of claims made or assessed by a governmental authority of the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria or a settlement thereof relating to FCPA Matters, which could involve Halliburton and KBR through The M. W. Kellogg Company, M. W. Kellogg Limited or their or KBR’s joint ventures in projects both in and outside of Nigeria, including the Bonny Island, Nigeria project. For purposes of the indemnity, “FCPA Matters” include claims relating to alleged or actual violations occurring prior to November 20, 2006, the date of the master separation agreement, of the FCPA or particular, analogous applicable statutes, laws, regulations and rules of U.S. and foreign governments and governmental bodies identified in the master separation agreement in connection with the Bonny Island project in Nigeria and in connection with any other project, whether located inside or outside of Nigeria, including without limitation the use of agents in connection with such projects, identified by a governmental authority of the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria in connection with the investigations in those jurisdictions specified in the master separation agreement. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Indemnification — FCPA Indemnification” and “— Enforceability of Halliburton FCPA Indemnification.”

The investigations by the SEC and DOJ and foreign governmental authorities are continuing. Halliburton does not expect these investigations to be concluded in the immediate future. The various governmental authorities could conclude that violations of the FCPA or applicable analogous foreign laws have occurred with respect to the Bonny Island project and other projects in or outside of Nigeria. In such circumstances, the resolution or disposition of these matters, could result in KBR being subject to substantial fines or other monetary penalties or direct monetary damages, including disgorgement, for which Halliburton would be obligated to indemnify KBR. If any such liabilities arise, Halliburton’s indemnification obligation could have a material adverse effect on its financial condition, results of operations and cash flow.

Under the terms of the master separation agreement, Halliburton has agreed to indemnify KBR with respect to certain potential liabilities that may arise with respect to the replacement of certain subsea flow-line bolts installed in connection with KBR’s Barracuda-Caratinga project. If any liabilities arise for which Halliburton would be required to indemnify KBR pursuant to this agreement, such obligation could have a material adverse effect on Halliburton’s financial condition, results of operations and cash flow.

Under the terms of the master separation agreement, Halliburton has agreed to indemnify KBR and any of KBR’s greater than 50%-owned subsidiaries as of November 20, 2006, the date of the master separation agreement, for out-of-pocket cash costs and expenses, or cash settlements or cash arbitration awards in lieu thereof, KBR incurs as a result of the replacement of certain subsea flow-line bolts installed in connection with the Barracuda-Caratinga project. At KBR’s cost, KBR will control the defense, counterclaim and/or settlement with respect to B-C Matters negotiated by KBR, but Halliburton will have discretion to determine whether to agree to any settlement or other resolution of B-C Matters. Halliburton has the right to assume control over the defense, counterclaim and/or settlement of B-C Matters at any time. In addition, if Halliburton assumes control over the defense, counterclaim and/or settlement of B-C Matters, and KBR refuses a settlement or other resolution proposed by Halliburton, Halliburton may terminate the indemnity. Also, if KBR materially breaches its obligation to cooperate with Halliburton or KBR enters into a settlement of B-C Matters without Halliburton’s consent, Halliburton may terminate the indemnity. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Indemnification — Barracuda-Caratinga Indemnification” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBR — Business Environment and Results of Operations — Barracuda-Caratinga and Belanak projects.” If any such liabilities arise, Halliburton’s indemnification obligation could have a material adverse effect on its financial condition, results of operations and cash flow.

Halliburton has outstanding financial and performance guarantees that have been issued in support of KBR’s business. In addition, Halliburton has agreed to provide additional guarantees or to extend the terms of existing guarantees with respect to certain KBR projects. The amounts underlying Halliburton’s outstanding guarantees and potential future guarantees are substantial. If Halliburton is required to make payments under these guarantees, and KBR fails to indemnify Halliburton for its liabilities pursuant to the terms of the master separation agreement, Halliburton’s financial condition, results of operations and cash flow would be materially and adversely affected.

In accordance with industry practice, KBR has often been required to provide letters of credit, surety bonds or other financial and performance guarantees to its customers in connection with its projects. Prior to KBR’s initial public offering, Halliburton provided guarantees of most of KBR’s surety bonds and letters of credit as well as most other payment and performance guarantees under KBR’s contracts. As of December 31, 2006, KBR had over $597 million of outstanding letters of credit and financial guarantees that were irrevocably and unconditionally guaranteed by Halliburton. In addition, Halliburton has guaranteed surety bonds and provided direct guarantees primarily related to KBR’s performance. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operation of KBR — Liquidity and Capital Resources — Letters of credit, bonds and financial and performance guarantees.”

In addition, under the terms of the master separation agreement Halliburton entered into with KBR in connection with KBR’s initial public offering, Halliburton has agreed that until December 31, 2009, Halliburton will provide or cause to be provided additional guarantees and indemnification or reimbursement commitments, or extensions of existing guarantees and indemnification or reimbursement commitments, for KBR’s benefit in connection with (a) letters of credit necessary to comply with KBR’s EBIC contract, KBR’s Allenby & Connaught project and all other KBR contracts that were in place as of December 15, 2005; (b) surety bonds issued to support new task orders pursuant to KBR’s Allenby & Connaught project, two existing job order contracts for KBR’s G&I segment and all other KBR contracts that were in place as of December 15, 2005; and (c) performance guarantees in support of these contracts. Halliburton has agreed that each of its credit support instruments outstanding at the time of KBR’s initial public offering and any additional guarantees, indemnification and reimbursement commitments for which Halliburton may become obligated following KBR’s initial public offering will remain in effect until the earlier of: (1) the termination of the underlying project contract or KBR’s obligations thereunder or (2) the expiration of the relevant credit support instrument in accordance with its terms or release of such instrument by KBR’s customer. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Credit Support Instruments.”

Although KBR has agreed to indemnify Halliburton for all losses in connection with Halliburton’s outstanding credit support instruments relating to KBR’s business and any additional credit support instruments relating to KBR’s business for which Halliburton may become obligated following KBR’s initial public offering, Halliburton will remain subject to the risks associated with KBR’s business, and the risk that KBR will not be able to satisfy its indemnification obligations to Halliburton, until all of Halliburton’s credit support instruments have been terminated.

Halliburton is responding to an inquiry from the Office of Foreign Assets Control regarding one of its non-United States subsidiary’s operations in Iran.

Halliburton received and responded to an inquiry in mid-2001 from the Office of Foreign Assets Control (OFAC) of the United States Treasury Department with respect to operations in Iran by a Halliburton subsidiary incorporated in the Cayman Islands. The OFAC inquiry requested information with respect to compliance with the Iranian Transaction Regulations. These regulations prohibit United States citizens, including United States corporations and other United States business organizations, from engaging in commercial, financial, or trade transactions with Iran, unless authorized by OFAC or exempted by statute. Halliburton’s 2001 written response to OFAC stated that Halliburton believed that Halliburton was in compliance with applicable sanction regulations. In the first quarter of 2004, Halliburton responded to a follow-up letter from OFAC requesting additional information. Halliburton understands this matter has now been referred by OFAC to the DOJ. In July 2004, Halliburton received a grand jury subpoena from an Assistant United States District Attorney requesting the production of documents. Halliburton is cooperating with the government’s investigation and has responded to the subpoena by producing documents in September 2004.

Separate from the OFAC inquiry, Halliburton has completed a study in 2003 of Halliburton’s activities in Iran during 2002 and 2003 and concluded that these activities were in compliance with applicable sanction regulations. These sanction regulations require isolation of entities that conduct activities in Iran from contact with United States citizens or managers of United States companies. Notwithstanding Halliburton’s conclusions that its activities in Iran were not in violation of United States laws and regulations, Halliburton announced that, after fulfilling its current contractual obligations within Iran, it intends to cease operations within that country and withdraw from further activities there.

International and political events may adversely affect Halliburton’s operations.

A significant portion of Halliburton’s revenue is derived from its non-United States operations, which exposes Halliburton to risks inherent in doing business in each of the countries in which it transacts business. The occurrence of any of the risks described below could have a material adverse effect on Halliburton’s consolidated results of operations and consolidated financial condition.

Halliburton’s operations in countries other than the United States (excluding KBR) accounted for approximately 55% of its consolidated revenue during 2006 and 57% during 2005. Operations in countries other than the United States are subject to various risks unique to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization of Halliburton’s assets in that country;

•	political and economic instability;

•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

•	natural disasters, including those related to earthquakes and flooding;

•	inflation;

•	currency fluctuations, devaluations, and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	governmental activities that limit or disrupt markets, restrict payments, or limit the movement of funds;

•	governmental activities that may result in the deprivation of contract rights; and

•	governmental activities that may result in the inability to obtain or retain licenses required for operation.

Due to the unsettled political conditions in many oil-producing countries and countries in which Halliburton provides governmental logistical support, Halliburton’s revenue and profits are subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls, and governmental actions. Countries where Halliburton operates that have significant amounts of political risk include: Afghanistan, Algeria, Indonesia, Iran, Iraq, Nigeria, Russia, Venezuela, and Yemen. In addition, military action or continued unrest in the Middle East could impact the supply and pricing for oil and gas, disrupt Halliburton’s operations in the region and elsewhere, and increase Halliburton’s costs for security worldwide. Halliburton’s facilities and employees are under threat of attack in some countries where it operates. In addition, the risks related to loss of life of Halliburton personnel and subcontractors in these areas continues. Halliburton is also subject to the risks that its employees, joint venture partners, and agents outside of the United States may fail to comply with applicable laws.

Military action, other armed conflicts or terrorist attacks could have a material adverse effect on Halliburton’s business.

Military action in Iraq, military tension involving North Korea and Iran, as well as the terrorist attacks of September 11, 2001 and subsequent terrorist attacks, threats of attacks, and unrest, have caused instability or uncertainty in the world’s financial and commercial markets and have significantly increased political and economic instability in some of the geographic areas in which Halliburton operates. Acts of terrorism and threats of armed conflicts in or around various areas in which Halliburton operates, such as the Middle East and Indonesia, could limit or disrupt markets and Halliburton’s operations, including disruptions resulting from the evacuation of personnel, cancellation of contracts, or the loss of personnel or assets.

Such events may cause further disruption to financial and commercial markets and may generate greater political and economic instability in some of the geographic areas in which Halliburton operates. In addition, any possible reprisals as a consequence of the war and ongoing military action in Iraq, such as acts of terrorism in the United States or elsewhere, could materially and adversely affect Halliburton in ways it cannot predict at this time.

Halliburton is subject to taxation in many jurisdictions and there are inherent uncertainties in the final determination of its tax liabilities.

Halliburton has operations in about 100 countries other than the United States. Consequently, Halliburton is subject to the jurisdiction of a significant number of taxing authorities. The income earned in these various jurisdictions is taxed on differing bases, including net income actually earned, net income deemed earned, and revenue-based tax withholding. The final determination of Halliburton’s tax liabilities involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction, as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred. Changes in the operating environment, including changes in tax law and currency/repatriation controls, could impact the determination of Halliburton’s tax liabilities for a tax year.

Halliburton is subject to significant foreign exchange and currency risks that could adversely affect its operations and its ability to reinvest earnings from operations, and its ability to limit its foreign exchange risk through hedging transactions may be limited.

A sizable portion of Halliburton’s consolidated revenue and consolidated operating expenses are in foreign currencies. As a result, Halliburton is subject to significant risks, including:

•	foreign exchange risks resulting from changes in foreign exchange rates and the implementation of exchange controls; and

•	limitations on Halliburton’s ability to reinvest earnings from operations in one country to fund the capital needs of its operations in other countries.

Halliburton conducts business in countries that have nontraded or “soft” currencies which, because of their restricted or limited trading markets, may be more difficult to exchange for “hard” currencies. Halliburton may be able to accumulate cash in soft currencies and may be limited in its ability to convert its profits into United States dollars or to repatriate the profits from those countries.

Halliburton selectively uses hedging transactions to limit its exposure to risks from doing business in foreign currencies. For those transactions that are not readily convertible, Halliburton’s ability to hedge its exposure is limited because financial hedge instruments for those currencies are nonexistent or limited. Halliburton’s ability to hedge is also limited because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient.

In addition, the value of the derivative instruments could be impacted by:

•	adverse movements in foreign exchange rates;

•	interest rates;

•	commodity prices; or

•	the value and time period of the derivative being different than the exposures or cash flows being hedged.

The loss of one or more significant customers could have a material adverse effect on Halliburton’s business and consolidated results of operations.

Halliburton’s Energy Services Group depends on a limited number of significant customers. While none of these customers represented more than 10% of Halliburton’s Energy Services Group revenue in 2006 presented in this Prospectus-Offer to Exchange, the loss of one or more significant customers could have a material adverse effect on Halliburton’s business and consolidated results of operations.

Halliburton may pursue acquisitions, dispositions, investments, and joint ventures, which involve a number of risks that could adversely affect its results of operations.

Halliburton continually seeks opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets, businesses, investments or joint ventures. Acquisition transactions may be financed by additional borrowings or by the issuance of Halliburton common stock. These transactions may also affect Halliburton’s consolidated results of operations.

These transactions also involve risks and Halliburton cannot ensure that:

•	any acquisitions would result in an increase in its income;

•	any acquisitions would be successfully integrated into its operations and internal controls;

•	any disposition would not result in decreased earnings, revenue, or cash flow;

•	any dispositions, investments, acquisitions or integrations would not divert management resources; or

•	any dispositions, investments, acquisitions or integrations would not have a material adverse effect on Halliburton’s results of operations or financial condition.

Halliburton conducts some operations through joint ventures, where control may be shared with unaffiliated third parties. As with any joint venture arrangement, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major issues. Halliburton also cannot control the actions of its joint venture partners, including any nonperformance, default, or bankruptcy of Halliburton’s joint venture partners. These factors could potentially materially and adversely affect the business and operations of the joint venture and, in turn, Halliburton’s business and operations.

Halliburton’s exposure to operating risks could increase if it is unable to obtain certain contractual limitations on liability.

Halliburton’s contracts generally contain provisions where its customers agree to limitations of Halliburton’s liability resulting from certain events such as damage to underground reservoirs and wells, costs for loss of control of a well, loss of production, damage to existing facilities, and consequential damages. It is also common for Halliburton to have arrangements with the customer and its other contractors that protect Halliburton against large exposures for damage to or loss of drilling units and injury to other contractors’ personnel. These contract provisions are standard in Halliburton’s industries, and any erosion of these contractual protections in future contracts could result in significant additional liability and associated cost to Halliburton.

Halliburton is subject to a variety of environmental requirements that impose on it obligations or result in its incurring liabilities that will adversely affect its results of operations or for which Halliburton’s failure to comply could adversely affect it.

Halliburton’s businesses are subject to a variety of environmental laws, rules, and regulations in the United States and other countries, including those covering hazardous materials and requiring emission performance standards for facilities. For example, Halliburton’s well service operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Halliburton also stores, transports, and uses radioactive and explosive materials in certain of its operations. Environmental requirements include, for example, those concerning:

•	the containment and disposal of hazardous substances, oilfield waste, and other waste materials;

•	the importation and use of radioactive materials;

•	the use of underground storage tanks; and

•	the use of underground injection wells.

Environmental and other similar requirements generally are becoming increasingly strict. Sanctions for failure to comply with these requirements, many of which may be applied retroactively, may include:

•	administrative, civil, and criminal penalties;

•	revocation of permits to conduct business; and

•	corrective action orders, including orders to investigate and/or clean-up contamination.

Failure on Halliburton’s part to comply with applicable environmental requirements could have a material adverse effect on its consolidated financial condition. Halliburton is also exposed to costs arising from environmental compliance, including compliance with changes in or expansion of environmental requirements, which could have a material adverse effect on its business, financial condition, operating results, or cash flow.

Halliburton is exposed to claims under environmental requirements, and, from time to time, such claims have been made against it. In the United States, environmental requirements and regulations typically impose strict liability. Strict liability means that in some situations Halliburton could be exposed to liability for clean-up costs, natural resource damages, and other damages as a result of its conduct that was lawful at the time it occurred or the conduct of prior operators or other third parties. Liability for damages arising as a result of environmental laws could be substantial and could have a material adverse effect on Halliburton’s consolidated results of operations.

Changes in environmental requirements may negatively impact demand for Halliburton’s services. For example, oil and natural gas exploration and production may decline as a result of environmental requirements (including land use policies responsive to environmental concerns). A decline in exploration and production, in turn, could materially and adversely affect Halliburton.

Halliburton’s operations are subject to numerous regulatory requirements. A failure by Halliburton to obtain or maintain any necessary governmental permit or approval or to comply with applicable regulations, could adversely impact Halliburton’s ability to provide its services, which could have a material adverse affect on its results of operations.

In the countries in which Halliburton conducts business, it is subject to multiple and at times inconsistent regulatory regimes, including those that govern its use of radioactive materials, explosives, and chemicals in the course of its operations. Various national and international regulatory regimes govern the shipment of these items. Many countries, but not all, impose special controls upon the export and import of radioactive materials, explosives, and chemicals. Halliburton’s ability to do business is subject to maintaining required licenses and complying with these multiple regulatory requirements applicable to these special products. In addition, the various laws governing import and export of both products and technology apply to a wide range of services and products Halliburton offers. In turn, this can affect Halliburton’s employment practices of hiring people of different nationalities because these laws may prohibit or limit access to some products or technology by employees of various nationalities. Changes in, compliance with, or Halliburton’s failure to comply with these laws may negatively impact its ability to provide services in, make sales of equipment to, and transfer personnel or equipment among some of the countries in which it operates and could have a material adverse affect on its results of operations.

Halliburton’s operations would be adversely affected if it is unable to obtain certain raw materials.

Raw materials essential to Halliburton’s business are normally readily available. Current market conditions have triggered constraints in the supply chain of certain raw materials, such as sand, cement, and specialty metals. The majority of Halliburton’s risk associated with the current supply chain constraints occurs in those situations where it has a relationship with a single supplier for a particular resource.

Halliburton may be unable to protect its intellectual property rights.

Halliburton relies on a variety of intellectual property rights that it uses in its services and products. Halliburton may not be able to successfully preserve these intellectual property rights in the future, and these rights could be invalidated, circumvented, or challenged. In addition, the laws of some foreign countries in which Halliburton’s services and products may be sold do not protect intellectual property rights to the same extent as the laws of the United States. Halliburton’s failure to protect its proprietary information and any successful intellectual property challenges or infringement proceedings against it could materially and adversely affect Halliburton’s competitive position.

If Halliburton’s technologies become obsolete, its competitive position could be adversely affected.

The market for Halliburton’s services and products is characterized by continual technological developments to provide better and more reliable performance and services. If Halliburton is not able to design, develop, and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, its business and revenue could be materially and adversely affected, and the value of its intellectual property may be reduced. Likewise, if Halliburton’s proprietary technologies, equipment and facilities, or work processes become obsolete, it may no longer be competitive, and its business and revenue could be materially and adversely affected.

The loss of executive officers or key employees could have a material adverse effect on Halliburton’s business.

Halliburton depends greatly on the efforts of its executive officers and other key employees to manage its operations. The loss or unavailability of any of Halliburton’s executive officers or other key employees could have a material adverse effect on its business.

Halliburton may be unable to employ a sufficient number of technical personnel.

Many of the services that Halliburton provides and the products that it sells are complex and highly engineered and often must perform or be performed in harsh conditions. Halliburton believes that its success depends upon its ability to employ and retain technical personnel with the ability to design, utilize, and enhance these services and products. In addition, Halliburton’s ability to expand its operations depends in part on its ability to increase its skilled labor force. The demand for skilled workers is high, and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of Halliburton’s skilled labor force, increases in the wage rates that Halliburton must pay, or both. If either of these events were to occur, Halliburton’s cost structure could increase, its margins could decrease, and its growth potential could be impaired.

Halliburton is susceptible to adverse weather conditions in its regions of operation.

Halliburton’s businesses could be materially and adversely affected by severe weather, particularly in the Gulf of Mexico where it has operations. Repercussions of severe weather conditions may include:

•	evacuation of personnel and curtailment of services;

•	weather-related damage to offshore drilling rigs resulting in suspension of operations;

•	weather-related damage to Halliburton’s facilities and project work sites;

•	inability to deliver materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

Because demand for natural gas in the United States drives a significant amount of the United States business of Halliburton’s Energy Services Group, warmer than normal winters in the United States are detrimental to the demand for Halliburton’s services to gas producers.

Risks Relating to the Exchange Offer and Any Subsequent Spin-Off

Your investment will be subject to different risks after the exchange offer regardless of whether you elect to participate in the exchange offer.

Whether or not you tender all, some or none of your shares of Halliburton common stock in the exchange offer, the shares you hold after the completion of the exchange offer will reflect a different investment from the investment you previously held.

•	If you exchange all of your shares of Halliburton common stock and the exchange offer is not oversubscribed, then you will no longer have an interest in Halliburton, but instead will directly own an interest in KBR. As a result, your investment will be subject to risks associated with KBR and not risks associated with Halliburton.

•	If you exchange all of your shares of Halliburton common stock and the exchange offer is oversubscribed, then the offer will be subject to the proration procedures described under “The Exchange Offer — Proration; Odd-Lots” (unless your odd-lot tender is not subject to proration) and you will own an interest in both Halliburton and KBR. As a result, your investment will continue to be subject to risks associated with both Halliburton and KBR.

•	If you exchange some, but not all, of your shares of Halliburton common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of Halliburton common stock you own will decrease (unless you otherwise acquire shares of Halliburton common stock), while the number of shares of KBR common stock you own will increase. As a result, your investment will continue to be subject to risks associated with both Halliburton and KBR.

•	If you do not exchange any of your shares of Halliburton common stock and the exchange offer is fully subscribed, then your interest in Halliburton will increase on a percentage basis, while your indirect ownership in KBR will be eliminated (assuming you do not otherwise have an investment in KBR common stock). As a result, your investment will be subject to risks associated with Halliburton and not risks associated with KBR because Halliburton will no longer have an investment in KBR, except to the extent Halliburton has agreed to indemnify KBR with respect to certain aspects of KBR’s business or Halliburton becomes obligated to make payments under certain credit support obligations relating to KBR’s business. Please read “— Risks Relating to Halliburton.”

•	If you remain a stockholder of Halliburton following the completion of the exchange offer and the exchange offer is not fully subscribed and Halliburton completes the spin-off described under “Spin-off Distribution of KBR Common Stock,” then you may receive shares of KBR common stock (although you may instead receive only cash in lieu of a fractional share). As a result, your investment may be subject to risks associated with both Halliburton and KBR.

The exchange offer and related transactions will result in a substantial amount of KBR common stock entering the trading market, which may adversely affect the market price of KBR common stock. The prior performance of KBR common stock may not be indicative of the performance of KBR common stock after the exchange offer.

KBR is currently a majority-owned subsidiary of Halliburton and, as of March 1, 2007, 135,627,000 shares of KBR common stock (or approximately 81% of the total number of outstanding shares) were held by Halliburton and 32,016,000 shares of KBR common stock (or approximately 19% of the total number of outstanding shares) were held by persons other than Halliburton. Following the exchange offer, assuming the exchange offer is fully subscribed, all shares of KBR common stock not held by KBR affiliates will be freely tradable. The distribution of such a large number of shares of KBR common stock could adversely affect the market prices of KBR common stock.

The prior performance of Halliburton’s and KBR’s common stock price may not be indicative of the performance of their common stock after the exchange offer.

Halliburton’s and KBR’s common stock price history may not provide investors with a meaningful basis for evaluating an investment in either company’s common stock. KBR has only been a publicly traded company since November 2006. The prior performance of Halliburton’s and KBR’s common stock may not be indicative of the performance of their common stock after the exchange offer.

The historical financial data of Halliburton and KBR may not be indicative of their results as separate companies.

The historical financial data of Halliburton and KBR presented in this document may not necessarily reflect what the results of operations, financial condition and cash flows of each would have been had the companies been separate, stand-alone entities pursuing independent strategies during the periods presented. As a result, historical financial data is not necessarily indicative of future results of operations, financial condition and cash flows of either Halliburton or KBR.

The market price of KBR common stock may fluctuate significantly during and after the exchange offer period, and you could lose all or part of your investment in KBR common stock as a result.

The price of KBR common stock may fluctuate significantly during and after the exchange offer period as a result of many factors in addition to those discussed herein. Since KBR’s initial public offering, the price of KBR’s common stock as reported by the New York Stock Exchange has ranged from a low of $20.50 on November 16, 2006 to a high of $27.63 on December 26, 2006. Some specific factors that may have a significant effect on the market price of KBR common stock include:

•	its operating and financial performance and prospects;

•	quarterly variations in the rate of growth of its financial indicators, such as earnings per share, net income and revenue;

•	the outcome of the FCPA and other investigations;

•	publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by KBR or its competitors, such as acquisitions, restructurings or innovations;

•	actions by institutional investors;

•	fluctuations in oil and natural gas prices;

•	departure of key personnel;

•	general market conditions;

•	U.S. and international political, economic, legal and regulatory factors unrelated to its performance; and

•	the other risks described in this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of KBR’s common stock.

The Internal Revenue Service may treat the exchange offer as taxable to exchanging stockholders or to Halliburton.

Halliburton has received a tax opinion from Baker Botts L.L.P. confirming that the exchange offer and any subsequent spin-off, except with respect to any cash received in lieu of a fractional share of KBR common stock, will qualify as transactions that are tax-free under Section 355 of the Internal Revenue Code of 1986, as amended. Section 355 of the Internal Revenue Code is highly technical and complex, and many aspects of the statute have not yet been addressed by judicial decisions, Treasury regulations, or other administrative guidance. The opinion of Baker Botts L.L.P. is based on certain factual representations, covenants and assumptions. If these factual representations, covenants and assumptions are incorrect in any material respect, Halliburton’s ability to rely on the opinion would be jeopardized. The opinion of Baker Botts L.L.P. is not binding on the Internal Revenue Service. Accordingly, Halliburton and KBR cannot assure you that the Internal Revenue Service will agree with the conclusions set forth in the opinion, and it is possible that the Internal Revenue Service could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If Halliburton completes the exchange offer and the exchange offer is held to be taxable, Halliburton could be subject to tax as if the distribution were a taxable sale by Halliburton of its KBR shares at market value, resulting in a material amount of taxes for Halliburton because its tax basis in the KBR shares is not significant. Moreover, depending on the circumstances, KBR could be required to indemnify Halliburton with respect to such tax liability. Halliburton stockholders who receive KBR shares would recognize taxable gain or loss or taxable income. In such a case, such stockholders would be subject to federal income tax consequences which would vary with the individual circumstances of the stockholder and may be material for some stockholders. Neither Halliburton nor KBR will indemnify any individual stockholder for any taxes that may be incurred in connection with the exchange offer.

Prior to KBR’s initial public offering, Halliburton had requested a ruling from the Internal Revenue Service that, among other things, no gain or loss will be recognized by Halliburton or its stockholders as a result of a one-step spin-off distribution. Halliburton received the requested ruling from the Internal Revenue Service in January 2007. The ruling does not, by its terms, apply to an exchange offer. In February 2007, Halliburton requested an additional ruling from the Internal Revenue Service that, among other things, no gain or loss will be recognized by Halliburton or its stockholders in connection with the exchange offer and any subsequent spin-off. However, the consummation of the exchange offer is not conditioned upon receipt of a ruling from the Internal Revenue Service.

If the exchange offer and any subsequent spin-off distribution fail to qualify as a tax-free transaction because of actions KBR takes or because of a change of control of KBR, KBR will be required to indemnify Halliburton for any resulting taxes, and this potential obligation to indemnify Halliburton may prevent or delay a change of control of KBR.

In connection with the exchange offer and any subsequent spin-off distribution, KBR and Halliburton will be required to comply with representations that have been made to Halliburton’s tax counsel in connection with the tax opinion that was issued to Halliburton regarding the tax-free nature of the exchange offer and any subsequent spin-off distribution to Halliburton’s stockholders and with representations that have been made to the Internal Revenue Service in connection with the private letter ruling that Halliburton has requested. If KBR breaches any representations with respect to the opinion or ruling request or takes any action that causes such representations to be untrue and which causes the exchange offer and any subsequent spin-off to be taxable, KBR will be required to indemnify Halliburton for any and all taxes incurred by Halliburton or any of its affiliates resulting from the failure of the exchange offer and any subsequent spin-off to qualify as tax-free transactions as provided in the tax sharing agreement between KBR and Halliburton. Further, KBR has agreed not to enter into transactions for two years after the completion of the exchange offer and any subsequent spin-off distribution that would result in a more than immaterial possibility of a change of control of KBR pursuant to a plan unless a ruling is obtained from the Internal Revenue Service or an opinion is obtained from a nationally recognized law firm that the transaction will not affect the tax-free nature of the exchange offer and any subsequent spin-off distribution. For these purposes, certain transactions are deemed to create a more than immaterial possibility of a change of control of KBR pursuant to a plan, and thus require such a ruling or opinion, including, without limitation, the merger of KBR with or into any other corporation, stock issuances (regardless of size) other than in connection with KBR employee incentive plans, or the redemption or repurchase of any of KBR’s capital stock (other than in connection with future employee benefit plans or pursuant to a future market purchase program involving 5% or less of KBR’s publicly traded stock). If KBR takes any action which results in the exchange offer and/or any subsequent spin-off distribution becoming a taxable transaction, KBR will be required to indemnify Halliburton for any and all taxes incurred by Halliburton or any of its affiliates, on an after-tax basis, resulting from such actions. The amounts of any indemnification payments would be substantial and would have a material adverse effect on KBR’s financial condition.

Depending on the facts and circumstances, the exchange offer and any subsequent spin-off distribution may be taxable to Halliburton if KBR undergoes a 50% or greater change in stock ownership within two years after the exchange offer and any subsequent spin-off distribution. Under the tax sharing agreement between KBR and Halliburton, Halliburton is entitled to reimbursement of any tax costs incurred by Halliburton as a result of a change in control of KBR after the exchange offer. Halliburton would be entitled to such reimbursement even in the absence of any specific action by KBR, and even if actions of Halliburton (or any of its officers, directors or authorized representatives) contributed to a change in control of KBR. These costs may be so great that they delay or prevent a strategic acquisition, a change in control of KBR or an attractive business opportunity. Actions by a third party after the exchange offer causing a 50% or greater change in KBR’s stock ownership could also cause the exchange offer and any subsequent spin-off distribution by Halliburton to be taxable and require reimbursement by KBR.

If the market value of KBR common stock decreases during the exchange offer period relative to the market value of Halliburton common stock, tendering stockholders in the exchange offer may not receive the anticipated 7.5% discount to the per-share value of KBR common stock and, depending upon the magnitude of the decrease in market value of KBR common stock relative to the market value of Halliburton common stock, tendering stockholders may be exchanging shares of Halliburton common stock for shares of KBR common stock without any discount, or even at a premium, to the per-share value of KBR common stock.

The exchange offer is designed to permit you to exchange your shares of Halliburton common stock for shares of KBR common stock at a 7.5% discount to the calculated per-share value of KBR common stock on the valuation dates. Stated another way, and subject to the limitations described below, for each $1.00 of your

Halliburton common stock accepted in the exchange offer, you will receive approximately $1.08 of KBR common stock. The per-share value of Halliburton common stock and the per-share value of KBR common stock to be used for purposes of calculating the exchange ratio will equal the arithmetic average of the daily VWAP for Halliburton common stock and KBR common stock, as applicable, on the New York Stock Exchange for each of the valuation dates. Stated another way, the final calculated per-share value for each stock will be calculated by adding the daily VWAP of the applicable stock for each of the valuation dates and then calculating the average by dividing the resulting total by three. However, the number of shares you can receive is subject to a maximum exchange ratio of 1.5905 shares of KBR common stock for each share of Halliburton common stock accepted in the exchange offer. The maximum exchange ratio will come into effect if there is a decrease of sufficient magnitude in the market value of KBR common stock relative to the market value of Halliburton common stock. If the maximum exchange ratio is in effect, you will receive less than $1.08 of KBR common stock for each $1.00 of Halliburton common stock accepted in the exchange offer (based on the calculated per-share values of Halliburton common stock and KBR common stock for the valuation dates), and you could receive much less. Stated another way, if the maximum exchange ratio is not in effect, the formula for calculating the exchange ratio contemplates that, for each share of Halliburton common stock accepted in the exchange offer, you will receive a number of shares of KBR common stock calculated at a 7.5% discount to the per-share value of KBR common stock. However, if the maximum exchange ratio is in effect and you still decide to tender your shares of Halliburton common stock, you will exchange your shares of Halliburton common stock for shares of KBR common stock at a discount of less than 7.5% to the per-share value of KBR common stock and, depending upon the magnitude of the decrease in market value of KBR common stock relative to the market value of Halliburton common stock during the exchange offer period, you may be exchanging your shares of Halliburton common stock for shares of KBR common stock without any discount, or even at a premium, to the calculated per-share value of KBR common stock (i.e., if the decrease in market value of KBR common stock relative to the market value of Halliburton common stock is substantial enough, you could receive less than $1.00 of KBR common stock for every $1.00 of Halliburton common stock accepted in the exchange offer). If the maximum exchange ratio is in effect on the original expiration date, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day to permit stockholders to tender or withdraw their shares of Halliburton common stock during those days. Any changes in the prices of Halliburton common stock or KBR common stock on those additional days of the exchange offer will not, however, affect the final exchange ratio. In other words, the number of shares of KBR common stock that holders will receive will not change as a result of changes in the prices of KBR common stock or Halliburton common stock on those additional days that would otherwise have affected the ratio had those movements occurred during the valuation dates.

Market prices for shares of Halliburton common stock may decline following the completion of the exchange offer.

Investors may purchase shares of Halliburton common stock in order to participate in the exchange offer, which may have the effect of raising market prices for shares of Halliburton common stock during the pendency of the exchange offer. Following the completion of the exchange offer, the market prices for shares of Halliburton common stock may decline because any exchange offer-related demand for shares of Halliburton stock will cease.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus — Offer to Exchange, including particularly the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBR” and “Business of KBR,” and certain documents incorporated by reference into this document, contain disclosures which are “forward-looking statements.” All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include statements about the benefits of the split-off and any subsequent spin-off to Halliburton’s stockholders, the discussions of KBR’s and Halliburton’s business strategies and their expectations concerning future operations, profitability, liquidity and capital resources. You can generally identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should” or other similar words. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from those in the future that are implied by these forward-looking statements. Many of these factors cannot be controlled or predicted. These risks and other factors include those listed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Information and Risk Factors” in Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2006, which report is incorporated by reference in this Prospectus — Offer to Exchange. Those factors, among others, could cause KBR’s or Halliburton’s actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements. As you read and consider this Prospectus — Offer to Exchange, you should carefully understand that the forward-looking statements are not guarantees of performance or results. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by forward-looking statements.

The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference in this Prospectus — Offer to Exchange, as applicable. All future written and oral forward-looking statements attributable to KBR, Halliburton or any person acting on their respective behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and KBR and Halliburton cannot predict those events or their impact. KBR and Halliburton assume no obligation to update any forward-looking statements after the date of this Prospectus — Offer to Exchange as a result of new information, future events or developments, except as required by the federal securities laws.

For additional information regarding risks and uncertainties faced by Halliburton and KBR, please read “Risk Factors” and “Where You Can Find More Information About Halliburton and KBR.”

THE TRANSACTION

Background of the Exchange Offer

KBR was incorporated in Delaware in March 2006 as an indirect wholly owned subsidiary of Halliburton. In April 2006, KBR filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of KBR common stock. In November 2006, KBR completed its initial public offering, through which it sold 32,016,000 shares of its common stock for aggregate net proceeds of $511 million.

At the time of KBR’s initial public offering, Halliburton had advised KBR that it intended to dispose of the KBR common stock that it owned following the initial public offering as expeditiously as possible through a tax-free distribution to Halliburton’s stockholders. This distribution would have been effected by means of a special pro rata dividend of all of the shares of KBR common stock owned by Halliburton to Halliburton’s stockholders. The record date for holders to receive shares in this one-step spin-off distribution would have been set by Halliburton’s board of directors at the time it approved the distribution. At the time of KBR’s initial public offering, Halliburton also advised KBR that it had requested a ruling from the Internal Revenue Service that, among other things, no gain or loss will be recognized by Halliburton or its stockholders as a result of the one-step spin-off distribution. Halliburton also informed KBR that it intended to obtain an opinion of counsel related to the tax-free nature of the distribution. Halliburton also advised KBR that the determination of whether, and if so, when, to proceed with the distribution would be entirely within the discretion of Halliburton and that Halliburton could elect to dispose of the KBR common stock it owned in a number of different types of transactions, including a split-off.

Following KBR’s initial public offering, Halliburton began to consider conducting the exchange offer, instead of the previously contemplated spin-off distribution, as a means of completing the separation of the two companies. Since Halliburton desires to dispose of its remaining interest in KBR in a tax efficient manner, the previously contemplated spin-off and the exchange offer are the only transactions that Halliburton considered. In December 2006, KBR’s board of directors appointed a special committee of independent directors, consisting of Messrs. Jeffrey E. Curtiss and Richard J. Slater, to review and consider any changes to the various intercompany agreements between Halliburton and KBR that may be proposed in connection with the exchange offer. In December 2006, after considering the qualifications of certain law firms, the special committee retained Andrews Kurth LLP as its legal advisor. In early February 2007, after considering the qualifications of certain investment banking firms, the special committee retained Bear Stearns & Co. Inc. as its financial advisor.

Prior to KBR’s initial public offering, Halliburton had requested a ruling from the Internal Revenue Service that, among other things, no gain or loss will be recognized by Halliburton or its stockholders as a result of a one-step spin-off distribution. Halliburton received the requested ruling from the Internal Revenue Service in January 2007. The ruling does not, by its terms, apply to an exchange offer. In February 2007, Halliburton requested an additional ruling from the Internal Revenue Service that, among other things, no gain or loss will be recognized by Halliburton or its stockholders in connection with the exchange offer and any subsequent spin-off. However, the consummation of the exchange offer is not conditioned upon receipt of a ruling from the Internal Revenue Service.

In February 2007, in anticipation of the exchange offer, Halliburton requested amendments to the tax sharing agreement and the registration rights agreement between Halliburton and KBR to clarify that the terms of the tax sharing agreement are applicable to the exchange offer and to amend the registration rights agreement to contemplate that KBR would file an S-4 registration statement with the SEC relating to the exchange offer sooner than 180 days after the completion of KBR’s initial public offering. In connection with its request, Halliburton informed the special committee that Halliburton still intended to dispose of its remaining interest in KBR as expeditiously as possible. Halliburton also informed the special committee that it preferred to dispose of its remaining interest by means of the exchange offer, but that if the exchange offer was not possible (or if the exchange offer is not fully subscribed) it would dispose of its remaining interest by means of a pro rata spin-off distribution. In connection with the special committee’s review, negotiation and approval of the amended agreements, the special committee’s independent financial advisor presented to the special committee and discussed the structural differences between the exchange offer and a one-step pro rata spin-off distribution. The special committee requested certain changes to the proposed terms of the amended registration rights agreement, including the addition of a reimbursement obligation by Halliburton to KBR for the fees and expenses of the special committee’s independent financial advisor and independent legal counsel. After consulting with its independent financial advisor and independent legal counsel, the special committee of KBR’s board of directors approved the amendment of the tax sharing agreement and the registration rights agreement and KBR and Halliburton entered into the amended agreements.

In February 2007, following meetings with Halliburton’s financial advisors, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., Halliburton’s board of directors approved a plan under which Halliburton will dispose of its remaining interest in KBR through a tax-free exchange with Halliburton’s stockholders pursuant to the exchange offer, with any unsubscribed KBR shares to be distributed to Halliburton’s stockholders in a subsequent spin-off distribution. Halliburton’s board of directors delegated the authority to Halliburton’s chief financial officer to establish the maximum exchange ratio and the discount to the per-share value of KBR common stock for use in calculating the exchange ratio for the exchange offer. Following discussions with Halliburton’s financial advisors and consideration of market conditions and other comparable transactions, Halliburton’s chief financial officer approved a 7.5% discount to the per-share value of KBR common stock for use in calculating the exchange ratio for the exchange offer, and a maximum exchange ratio of 1.5905 that was calculated based on a 15% premium to the market value of Halliburton common stock using the closing prices of Halliburton common stock and KBR common stock on March 1, 2007 (the day before the commencement of the exchange offer).

Reasons for the Exchange Offer

The board of directors of Halliburton has determined that the separation of KBR from Halliburton is in the best interests of Halliburton and its stockholders. The separation of KBR from Halliburton will result in two independent companies.

The following potential benefits were considered by Halliburton’s board of directors in making the determination to effect the separation:

•	The separation will permit the independent management of each of Halliburton and KBR to focus its attention and its company’s financial resources on its respective distinct business and business challenges and to lead each independent company to adopt strategies and pursue objectives that are appropriate to its respective business.

•	The separation will allow Halliburton and KBR to better attract, retain and motivate current and future employees through the use of equity-based compensation policies that more directly link employee compensation with financial performances.

•	Both Halliburton and KBR believe that the differing characteristics of the two companies may appeal to different investor bases.

Neither Halliburton nor KBR can assure that, following the exchange offer and any subsequent distribution, any of these benefits will be realized to the extent anticipated or at all.

The following factors were considered by Halliburton’s board of directors in making the determination to complete the separation by means of the exchange offer rather than by a spin-off distribution or other transaction:

•	Like a spin-off transaction, the exchange offer is a tax-efficient way for Halliburton to divest its interest in KBR.

•	The exchange offer presents an opportunity for Halliburton to repurchase outstanding shares of Halliburton common stock without reducing overall cash and financial flexibility.

•	The exchange offer provides Halliburton’s stockholders with an opportunity to adjust their investment between Halliburton and KBR on a tax-free basis for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share) and, accordingly, is an efficient means of placing KBR common stock with only those Halliburton stockholders who wish to own an interest in KBR. By comparison, a separation effected exclusively by a pro-rata spin-off distribution to Halliburton’s stockholders would result in substantially all of Halliburton’s stockholders becoming owners of KBR, regardless of their desire to own any shares of KBR.

•	In order to encourage stockholders to participate in the exchange offer, Halliburton will likely be acquiring shares of Halliburton common stock at a premium.

•	The exchange offer presents more execution risk than a pro rata spin-off distribution, and may require an extension of the offering period and a subsequent spin-off distribution if the exchange offer is not fully subscribed.

•	The exchange offer is required to be conducted pursuant to an effective registration statement under the Securities Act of 1933, while a spin-off distribution could be completed without such a registration statement under the Securities Act.

•	The exchange offer will cause Halliburton to incur certain incremental expenses relating to the offering that it would not otherwise incur in connection with a spin-off distribution.

Effects of the Exchange Offer

Upon completion of the exchange offer and any subsequent spin-off, Halliburton’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to KBR. As a result, KBR’s results will no longer be consolidated with those of Halliburton’s for financial reporting purposes. Please read “Halliburton Unaudited Pro Forma Condensed Consolidated Financial Information.”

Holders of Halliburton common stock will be affected by the exchange offer as follows:

•	Holders who exchange all of their shares of Halliburton common stock, if the exchange offer is not oversubscribed, will no longer have any ownership interest in Halliburton but will instead have a new direct ownership interest in KBR. As a result, their investment will be subject to risks associated with KBR and not to risks associated with Halliburton.

•	Holders who exchange all of their shares of Halliburton common stock will, if the exchange offer is oversubscribed, be subject to proration (unless their odd-lot tender is not subject to proration) and will own an interest in both Halliburton and KBR. As a result, their investment will continue to be subject to risks associated with both Halliburton and KBR.

•	Holders who exchange some, but not all, of their shares of Halliburton common stock, regardless of whether the exchange offer is fully subscribed, will own fewer shares of Halliburton common stock and more shares of KBR common stock, unless they otherwise acquire Halliburton common stock. As a result, their investment will continue to be subject to risks associated with both Halliburton and KBR.

•	Holders who do not exchange any of their shares of Halliburton common stock in the exchange offer will have an increased ownership interest in Halliburton, on a percentage basis, and will, assuming the exchange offer is fully subscribed and that they do not otherwise have an investment in KBR common stock, have no indirect ownership interest in KBR. As a result, their investment will be subject to risks associated with Halliburton and not risks associated with KBR because Halliburton will no longer have an investment in KBR, except to the extent Halliburton has agreed to indemnify KBR with respect to certain aspects of KBR’s business or Halliburton becomes obligated to make payments under certain credit support obligations relating to KBR’s business. Please read “Risk Factors — Risks Relating to Halliburton.”

•	Holders who remain stockholders of Halliburton following the completion of the exchange offer may, if the exchange offer is not fully subscribed and if Halliburton completes a spin-off, receive shares of

KBR common stock (although such holders may instead receive only cash in lieu of a fractional share). As a result, their investment may be subject to risks associated with both Halliburton and KBR.

KBR’s Equity Capitalization Following the Exchange Offer

KBR had 167,643,000 shares of common stock outstanding as of February 22, 2007, of which 135,627,000 shares, or approximately 81%, were held by Halliburton. KBR’s equity capitalization will not change as a result of the exchange offer and any subsequent spin-off.

No Appraisal Rights

Appraisal is a statutory remedy available to corporate stockholders who object to extraordinary actions taken by their corporation. This remedy allows dissenting stockholders to require the corporation to repurchase their stock at a price equivalent to its value immediately prior to the extraordinary corporate action. No appraisal rights are available to Halliburton’s stockholders or KBR’s stockholders in connection with the exchange offer and any subsequent spin-off.

Regulatory Approval

Certain acquisitions of KBR common stock under the exchange offer may require a notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Halliburton will not be required to accept shares for exchange, and may extend, terminate or amend the exchange offer, if Halliburton reasonably expects that the completion of the exchange offer will result in any person or group of persons acquiring shares of KBR common stock in an amount that would require a notification filing under the Hart-Scott-Rodino Act. Please read “The Exchange Offer — Conditions to Completion of the Exchange Offer — Other Conditions.” However, if a holder of Halliburton common stock decides to participate in the exchange offer and consequently acquires enough shares of KBR common stock to exceed the $59.8 million threshold provided for in the Hart-Scott-Rodino Act and associated regulations (and if an exemption under the Hart-Scott-Rodino Act or regulations does not apply) and Halliburton waives the foregoing condition, Halliburton and the holder would be required to make filings under the Hart-Scott-Rodino Act and the holder would be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with the holder until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.

Apart from the registration of shares of KBR common stock offered in the exchange offer under applicable securities laws and Halliburton’s filing of a Schedule TO with the SEC, Halliburton does not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the exchange offer and any subsequent spin-off.

Accounting Treatment

The shares of Halliburton common stock acquired by Halliburton in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the Halliburton shares accepted in the exchange offer at its expiration. Any difference between the net book value of Halliburton’s investment in the KBR common stock and the market value of the shares of Halliburton common stock acquired at that date will be recognized by Halliburton as a gain on disposal of discontinued operations net of any direct and incremental expenses of the exchange offer on the disposal of its KBR common stock.

The aggregate market value of Halliburton’s investment in 135,627,000 shares of KBR common stock, based on the closing price of KBR’s common stock on March 1, 2007 of $22.66 per share, was approximately $3.1 billion. The net book value of Halliburton’s investment in KBR at December 31, 2006 was approximately $1.5 billion. Halliburton expects to recognize a gain upon consummation of the exchange offer. The amount of the gain will be dependant upon the final exchange ratio and the value of Halliburton common stock at the time the exchange offer is consummated. For example, if at the time Halliburton completes the exchange offer (i) the exchange offer is fully subscribed, (ii) the maximum exchange ratio is in effect, and (iii) the market value of Halliburton common stock is $31.34 per share (the last reported sales price on the New York Stock Exchange on March 1, 2007), Halliburton would recognize a gain of approximately $900 million in connection with the transaction, prior to estimated fees and expenses. A $1 increase in the per share market value of Halliburton common stock in this example would increase the gain recognized by Halliburton by approximately $85 million.

Any remaining shares of KBR common stock that are subsequently distributed in any spin-off will be accounted for as a dividend through a direct charge to retained earnings. The amount of the dividend will be equal to Halliburton’s carrying value of the shares of KBR common stock so distributed.

Neither the exchange of shares of KBR common stock for shares of Halliburton common stock in the exchange offer nor the distribution of shares of KBR common stock in any subsequent spin-off, in and of themselves, will affect the financial condition or results of operations of KBR.

Tax Treatment

Please read “U.S. Federal Income Tax Consequences” for a discussion of the U.S. federal income tax treatment of the exchange offer and any subsequent spin-off.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General.  Halliburton is offering to exchange up to 135,627,000 shares of KBR common stock for outstanding shares of Halliburton common stock validly tendered and not properly withdrawn, on the terms and conditions and subject to the limitations described below and in the related letter of transmittal, by 12:00 midnight, New York City time, on March 29, 2007, which date is referred to in this Prospectus-Offer to Exchange as the “original expiration date.” The last day on which tenders will be accepted, whether on March 29, 2007 or any later date to which the exchange offer is extended, is referred to in this Prospectus — Offer to Exchange as the “expiration date.” Any holder of Halliburton common stock during the exchange offer period, including any directors or officers of Halliburton and KBR and their respective subsidiaries (subject to any black-out period restrictions applicable to executive officers and directors of Halliburton), may participate in the exchange offer. Holders may tender all, some or none of their shares of Halliburton common stock.

The number of shares of Halliburton common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of Halliburton common stock tendered. Halliburton holds 135,627,000 shares of KBR common stock as of February 22, 2007. Accordingly, the largest possible number of shares of Halliburton common stock that will be accepted equals 135,627,000 divided by the final exchange ratio. If the exchange offer is oversubscribed, the tendered shares (other than odd-lot shares as described herein) will be subject to proration when the exchange offer expires. If the exchange offer is completed, but not enough shares of Halliburton common stock are tendered to allow Halliburton to exchange all of the shares of KBR common stock it owns, Halliburton will distribute to its stockholders by means of a special dividend, on a pro rata basis, all of its remaining shares of KBR common stock promptly following the completion of the exchange offer. Please read “Spin-Off Distribution of KBR Common Stock.” Halliburton’s obligation to complete the exchange offer is subject to important conditions that are described below in “— Conditions to Completion of the Exchange Offer.”

For each share of Halliburton common stock that you validly tender in the exchange offer and do not properly withdraw, you will receive a number of shares of KBR common stock at a 7.5% discount to the per-share value of KBR common stock, calculated as set forth below, subject to a maximum limit of 1.5905 shares of KBR common stock per share of Halliburton common stock, which is referred to as the “maximum exchange ratio.” Stated another way, subject to the maximum exchange ratio described below, for each $1.00 of Halliburton common stock accepted in the exchange offer, you will receive approximately $1.08 of KBR common stock.

The final calculated per-share values of Halliburton common stock and KBR common stock to be used for purposes of calculating the exchange ratio will equal the arithmetic average of the daily VWAP for Halliburton common stock or KBR common stock, as applicable, on the New York Stock Exchange for the last three trading days of the currently anticipated exchange offer period (the “valuation dates,” and this three day period, the “valuation period”). Stated another way, the final calculated per-share value for each stock will be calculated by adding the daily VWAP of the applicable stock for each of the valuation dates and then calculating the average by dividing the resulting total by three. The valuation dates will be March 27, 2007, March 28, 2007 and March 29, 2007, unless the exchange offer is extended. The valuation dates will not change, however, if the exchange offer is extended solely as a result of the automatic extension triggered by the maximum exchange ratio, as described below.

As used in this Prospectus — Offer to Exchange, “VWAP” means the “volume-weighted average price” per share of each of the two stocks on the New York Stock Exchange during the period specified, as calculated by Xignite, Inc., and “daily VWAP” means VWAP for the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the New York Stock Exchange) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the New York Stock Exchange), as calculated by Xignite, Inc., except that the data based on which the VWAP is determined will only take into account any adjustments made to reported trades included by 4:10 p.m., New York City time.

The daily VWAP calculated by Xignite, Inc. may be different from volume-weighted average prices calculated by other sources or investors’ or other security holders’ own calculations of volume-weighted average prices.

The exchange offer will be automatically extended if a market disruption event occurs with respect to Halliburton common stock or KBR common stock on any of the valuation dates. In addition, if the maximum exchange ratio is in effect at the expiration of the currently anticipated exchange offer period, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day. Please read “— Automatic Extension.”

Maximum Exchange Ratio.  The number of shares you can receive is subject to a maximum exchange ratio of 1.5905 shares of KBR common stock for each share of Halliburton common stock accepted in the exchange offer. The maximum exchange ratio was calculated based on a 15% premium to the market value of Halliburton common stock using the closing prices of Halliburton common stock and KBR common stock on March 1, 2007 (the day before the commencement date of the exchange offer). Halliburton set this limit to ensure that an unusual or unexpected significant decrease in the market value of KBR common stock during the exchange offer period, relative to the market value of Halliburton common stock, would not result in an unduly high number of shares of KBR common stock being exchanged per share of Halliburton common stock accepted in the exchange offer. The exchange offer does not provide for a minimum exchange ratio.

If the maximum exchange ratio is in effect, you will receive less than $1.08 of KBR common stock for each $1.00 of Halliburton common stock accepted in the exchange offer (based on the calculated per-share values of Halliburton common stock and KBR common stock for the valuation dates), and you could receive much less. Stated another way, if the maximum exchange ratio is not in effect, the formula for calculating the exchange ratio contemplates that, for each share of Halliburton common stock accepted in the exchange offer, you will receive a number of shares of KBR common stock calculated at a 7.5% discount to the per-share value of KBR common stock. However, if the maximum exchange ratio is in effect and you still decide to tender your shares of Halliburton common stock, you will exchange your shares of Halliburton common stock for shares of KBR common stock at a discount of less than 7.5% to the per-share value of KBR common stock and, depending upon the magnitude of the decrease in market value of KBR common stock relative to the market value of Halliburton common stock during the exchange offer period, you may be exchanging your shares of Halliburton common stock for shares of KBR common stock without any discount, or even at a premium, to the per-share value of KBR common stock (i.e., if the decrease in market value of KBR common stock relative to the market value of Halliburton common stock is substantial enough, you could receive less than $1.00 of KBR common stock for every $1.00 of Halliburton common stock accepted in the exchange offer).

Exchange Ratio Calculation.  The following formula will be used to calculate the number of shares of KBR common stock you will receive for shares of Halliburton common stock validly tendered and accepted in the exchange offer:

Number of shares of KBR common stock	=	Number of shares of Halliburton common stock validly tendered and accepted	X	the lesser of:	1.5905 (the maximum exchange ratio)	or	100% of the final calculated per-share value of Halliburton common stock divided by 92.5% of the final calculated per-share value of KBR common stock

The final “calculated per-share value” of Halliburton common stock and the final “calculated per-share value” of KBR common stock will equal the arithmetic average of the daily VWAP for Halliburton common stock or KBR common stock, as applicable, for each of the valuation dates. Stated another way, the final “calculated per-share value” for each stock will be calculated by adding the daily VWAP of the applicable stock for each of the valuation dates and then calculating the average by dividing the resulting total by three. The valuation dates will be March 27, 2007, March 28, 2007 and March 29, 2007, unless the exchange offer is extended. The valuation dates will not change, however, if the exchange offer is extended solely as a result of the automatic extension triggered by the maximum exchange ratio.

To help illustrate the way this calculation works, below are two examples:

•	Example 1: Assuming that the average of the daily VWAP for the valuation dates is $31.16040 per share of Halliburton common stock and $22.83983 per share of KBR common stock, you would receive 1.4749 shares ($31.16040 divided by 92.5% of $22.83983) of KBR common stock for each share of Halliburton common stock accepted in the exchange offer. In this example, the maximum exchange ratio of 1.5905 shares of KBR common stock for each share of Halliburton common stock would not be in effect.

•	Example 2: Assuming that the average of the daily VWAP for the valuation dates is $34.27644 per share of Halliburton common stock and $20.55585 per share of KBR common stock, the maximum exchange ratio of 1.5905 would be in effect and you would only receive 1.5905 shares of KBR common stock for each share of Halliburton common stock accepted in the exchange offer because the maximum exchange ratio is less than 1.8027 shares ($34.27644 divided by 92.5% of $20.55585) of KBR common stock for each share of Halliburton common stock. Because the maximum exchange ratio would be in effect, the exchange offer would be automatically extended until 12:00 midnight, New York City time, of the second following trading day, and the final exchange ratio would be fixed at the maximum exchange ratio.

You will be able to review indicative exchange ratios and indicative calculated per-share values of Halliburton common stock and KBR common stock and the final exchange ratio used to determine the number of shares of KBR common stock to be exchanged per share of Halliburton common stock as follows:

•	Indicative calculated per-share values: A web page will be maintained at www.KBRexchange.com that will provide indicative exchange ratios and indicative calculated per-share values of Halliburton common stock and KBR common stock.

•	From the third to the seventeenth trading day of the exchange offer, the web page will show indicative calculated per-share values on each day, calculated as though that day were the expiration date of the exchange offer, of (i) Halliburton common stock, which will equal the average of the daily VWAP of Halliburton common stock on that day and each of the two prior trading days; and (ii) KBR common stock, which will equal the average of the daily VWAP of KBR common stock on that day and each of the two prior trading days. For example, after 4:30 p.m., New York City time, on March 6, 2007, the web page showed an indicative exchange ratio of 1.4921 based on the average of the daily VWAP of Halliburton common stock and KBR common stock on March 2, 2007, March 5, 2007 and March 6, 2007. The indicative exchange ratio will also reflect whether the maximum exchange ratio would have been in effect had such day been the original expiration date. During this period, the indicative calculated per-share values will be updated on each trading day by 4:30 p.m., New York City time. Such data will not, however, be included in the calculation of the calculated per-share value for either Halliburton common stock or KBR common stock to be used for determining the final exchange ratio.

•	On each of the valuation dates (when the per-share values of Halliburton common stock and KBR common stock are calculated for the purposes of determining the final exchange ratio for the exchange offer), the web page will provide indicative exchange ratios based on calculated per-share values of Halliburton common stock and KBR common stock which will equal, with respect to each stock, (1) on the first valuation date, the actual intra-day VWAP during the elapsed portion of that day; (2) on the second valuation date, the VWAP for the first valuation date averaged with the actual intra-day VWAP during the elapsed portion of the second valuation date; and (3) on the third valuation date, the VWAP for the first and second valuation dates averaged with the actual intra-day VWAP during the elapsed portion of the third valuation date. “Intra-day VWAP” means VWAP for the period beginning at the official open of trading on the New York Stock Exchange and ending as of the specific time in such day, as calculated by Xignite, Inc. During this period, the indicative exchange ratios and calculated per-share values will be updated on the website at 10:30 a.m., 1:30 p.m. and 4:30 p.m., New York City time, with the final exchange ratio available by 4:30 p.m., New York City time on the third valuation date. The data used to derive the intra-day VWAP during the valuation period will reflect a 20-minute reporting delay. The intra-day VWAP calculated by Xignite, Inc. may be different from volume-weighted average prices calculated by other sources or investors’ or other security holders’ own calculations of volume-weighted average prices.

•	Final exchange ratio: The final exchange ratio that shows the number of shares of KBR common stock that you will receive for each share of Halliburton common stock accepted in the exchange offer will be available at www.KBRexchange.com by 4:30 p.m., New York City time, on the last day of the exchange offer period and will be separately announced by press release.

You may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll-free number provided on the back cover of this Prospectus — Offer to Exchange.

Each of the VWAPs and exchange ratio calculations will be rounded to four decimal places, while calculated per-share values will be rounded to five decimal places.

Since the exchange offer expires at 12:00 midnight, New York City time, on the last day of the exchange offer period and the final exchange ratio will be announced by 4:30 p.m., New York City time, on the same day, you will be able to tender or withdraw your shares of Halliburton common stock after the final exchange ratio is determined. For more information on tendering and withdrawing your shares, please read “— Procedures for Tendering” and “— Withdrawal Rights.”

For purposes of illustration, the table below indicates the number of shares of KBR common stock that you would receive per share of Halliburton common stock, calculated using the methodology described above and taking into account the maximum exchange ratio described above, assuming a range of the daily VWAP of Halliburton common stock and KBR common stock. The first line of the table below shows the indicative calculated per-share values of Halliburton common stock and KBR common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the New York Stock Exchange on March 1, 2007, based on the daily VWAPs of Halliburton common stock and KBR common stock on February 27, 2007, February 28, 2007 and March 1, 2007. The table also shows the effects of a 10% increase or decrease in either or both the indicative calculated per-share values of Halliburton common stock and KBR common stock based on changes relative to the indicative calculated per-share values on March 1, 2007.

				Shares of KBR
		Indicative	Indicative	Common Stock
		Calculated per-	Calculated per-	Per Share of
Halliburton		Share Value of	Share Value of	Halliburton		Calculated
Common	KBR Common	Halliburton	KBR Common	Common Stock		Value
Stock	Stock	Common Stock	Stock	Tendered		Ratio(1)

At March 1, 2007	At March 1, 2007	31.16040	22.83983	1.4749		1.08
Down 10%	Up 10%	28.04436	25.12381	1.2068		1.08
Down 10%	Unchanged	28.04436	22.83983	1.3274		1.08
Down 10%	Down 10%	28.04436	20.55585	1.4749		1.08
Unchanged	Up 10%	31.16040	25.12381	1.3408		1.08
Unchanged	Unchanged	31.16040	22.83983	1.4749		1.08
Unchanged	Down 10%	31.16040	20.55585	1.5905	(2)(a)	1.05
Up 10%	Up 10%	34.27644	25.12381	1.4749		1.08
Up 10%	Unchanged	34.27644	22.83983	1.5905	(2)(b)	1.06
Up 10%	Down 10%	34.27644	20.55585	1.5905	(2)(c)	0.95

(1)	The Calculated Value Ratio equals (i) the indicative calculated per-share value of KBR common stock multiplied by the indicative exchange ratio, divided by (ii) the indicative calculated per-share value of Halliburton common stock.

(2)	In each of these scenarios, the maximum exchange ratio of 1.5905 is in effect. Absent the maximum exchange ratio, the exchange ratio of shares of KBR common stock per Halliburton share tendered would have been 1.6388 in the case of (2)(a), 1.6224 in the case of (2)(b) and 1.8027 in the case of (2)(c). In each of these scenarios, Halliburton would announce by 4:30 p.m., New York City time, on the original expiration date that the maximum exchange ratio is in effect, and the final exchange ratio would be fixed at the maximum exchange ratio and the exchange offer would be automatically extended until 12:00 midnight, New York City time, of the second following trading day.

From November 16, 2006 (the first trading day of KBR common stock on the New York Stock Exchange) through March 1, 2007, the highest closing price of Halliburton common stock on the New York Stock Exchange was $33.74 and the lowest closing price of KBR common stock on the New York Stock Exchange was $20.75. If the calculated per-share values of Halliburton common stock and KBR common stock equaled these closing prices, the maximum exchange ratio would be in effect and you would receive only 1.5905 shares of KBR common stock for each share of Halliburton common stock accepted, and the value of such shares of KBR common stock, based on such KBR common stock price, would have been less than the value of Halliburton common stock accepted for exchange (approximately $0.98 of KBR common stock for each $1.00 of Halliburton common stock accepted for exchange).

If the trading price of Halliburton common stock were to increase during the valuation date period, the calculated per-share value of Halliburton common stock would likely be lower than the closing price of Halliburton common stock on the expiration date of the exchange offer. As a result, you may receive fewer shares of KBR common stock for each $1.00 of Halliburton common stock that you validly tender than you would have if that per-share value were calculated on the basis of the closing price of Halliburton common stock on the expiration date. Similarly, if the trading price of KBR common stock were to decrease during the valuation period, the calculated per-share value of KBR common stock would likely be higher than the closing price of KBR common stock on the expiration date of the exchange offer. This could also result in your receiving fewer shares of KBR common stock for each $1.00 of Halliburton common stock that you validly tender than you would have if that per-share value were calculated on the basis of the closing price of KBR common stock on the expiration date.

The number of shares of Halliburton common stock that may be accepted in the offer may be subject to proration. Halliburton holds 135,627,000 shares of KBR common stock. Depending on the number of shares of Halliburton common stock validly tendered in the exchange offer, and not properly withdrawn, and the final exchange ratio, determined as described above, Halliburton may have to limit the number of shares of Halliburton common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described below under “— Proration; Odd-Lots.”

Halliburton is mailing the Prospectus — Offer to Exchange dated March 2, 2007 and related documents to:

•	persons who directly held certificates representing shares of Halliburton common stock, persons who held direct registration shares, and persons who held shares in a custodial account maintained by Computershare or HBOS on their behalf, in each case as of February 28, 2007;

•	the trustee for, and the independent fiduciary appointed under, each of the Halliburton Retirement and Savings Plan, the Halliburton Savings Plan, the Kellogg Brown & Root, Inc. Retirement and Savings Plan, and the Brown & Root, Inc. Employees’ Retirement and Savings Plan, on behalf of the employees and former employees of Halliburton who participate in those plans and their beneficiaries; and

•	brokers, dealers, commercial banks, trust companies and similar institutions, whose names or the names of whose nominees appear on Halliburton’s stockholder list or, if applicable, who are listed as participants in the security position listing of DTC or any other clearing system for subsequent transmittal to beneficial owners of Halliburton common stock.

At February 22, 2007, there were 167,643,000 shares of KBR common stock outstanding, and 13 stockholders of record. In calculating the number of stockholders, KBR considers clearing agencies and security position listings as one stockholder for each agency or listing.

Proration; Odd-Lots

If, upon the expiration of the exchange offer, Halliburton stockholders have validly tendered enough shares of Halliburton common stock such that Halliburton would be required to distribute more than 135,627,000 shares of KBR common stock in connection with the exchange offer, Halliburton will accept on a pro rata basis, in proportion to the number of shares tendered, all shares validly tendered and not properly withdrawn, except for tenders of odd-lots as described below.

Except as otherwise provided in this section, holders of “odd-lots” (less than 100 shares of Halliburton common stock) who validly tender all of their shares will not be subject to proration if they so request. If, however, you hold less than 100 shares of Halliburton common stock, but do not tender all of your shares, you will be subject to proration to the same extent as holders of more than 100 shares (and holders of odd-lots that do not request preferential treatment) if the exchange offer is oversubscribed. Holders of 100 or more shares of Halliburton common stock are not eligible for this preference and will be subject to proration, even if those holders have separate stock certificates representing less than 100 shares.

If you own an odd-lot of Halliburton common stock and wish to tender all of your shares of Halliburton common stock, you may request that your shares not be subject to proration. In order to request this preferential treatment, you should check the box entitled “Odd-Lot Shares” on the letter of transmittal. If you do not check the relevant box on the letter of transmittal, Halliburton may, in its sole discretion, determine not to subject your shares to proration if it is otherwise able to confirm that you own an odd-lot of Halliburton common stock and have tendered all of those shares, but is under no obligation to do so. If your odd-lot shares are held by a broker, dealer, commercial bank, trust company or similar institution for your account, you should contact that institution so that it can request such preferential treatment. If you hold an odd-lot through a custodial account with Computershare or HBOS, you are not entitled to this preferential treatment.

Proration for each tendering stockholder will be based on the number of shares of Halliburton common stock tendered by that stockholder in the exchange offer, after adjustment for tenders of odd-lots, and not on that stockholder’s aggregate ownership of Halliburton common stock. Any shares of Halliburton common stock not accepted for exchange as a result of proration will be credited to the tendering holder’s account in book-entry form promptly following the expiration or termination of the exchange offer, as applicable. Halliburton will announce the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the business day following the expiration of the exchange offer. Once it has determined the number of shares of Halliburton common stock validly tendered for exchange (including shares tendered under the guaranteed delivery procedures), Halliburton will announce the final results, including the final proration factor, if any, promptly after the determination is made.

For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Fractional shares of KBR common stock will not be distributed in the exchange offer. The exchange agent, acting as agent for Halliburton’s stockholders otherwise entitled to receive fractional shares of KBR common stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of these stockholders. Any proceeds that the exchange agent realizes from that sale of the fractional shares will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with the stockholder’s fractional interest in the aggregate number of shares sold.

None of Halliburton, KBR, the exchange agent or the dealer managers will guarantee any minimum proceeds from the sale of fractional shares of KBR common stock. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. In addition, a stockholder who receives cash in lieu of a fractional share of KBR common stock will generally recognize gain or loss for U.S. federal income tax purposes on the receipt of the cash to the extent that the cash received exceeds the tax basis allocated to the fractional share. You are urged to read carefully the discussion in “U.S. Federal Income Tax Consequences” and to consult your own tax advisor regarding the consequences to you of the exchange offer.

Exchange of Shares of Halliburton Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of that extension or amendment), Halliburton will accept for exchange shares of Halliburton common stock validly tendered and not properly withdrawn before the expiration of the exchange offer and will exchange up to 135,627,000 shares of KBR common stock in the aggregate for such shares of Halliburton common stock promptly after the expiration date. Notwithstanding the immediately preceding sentence, and subject to applicable rules of the SEC, Halliburton expressly reserves the right to delay acceptance for exchange, or the exchange, of shares of Halliburton common stock in order to comply with any applicable law or obtain any governmental or regulatory approvals, in which event Halliburton would extend the period of time during which the exchange offer is open.

The exchange of shares of Halliburton common stock tendered and accepted for exchange will, in all cases, be made only after timely receipt by the exchange agent of:

(i) (a) share certificates representing all physically tendered Halliburton common stock; (b) proper instructions relating to direct registration shares to be tendered; and (c) in the case of shares delivered by book-entry transfer through DTC, confirmation of any book-entry transfer into the exchange agent’s account at DTC of Halliburton common stock tendered by book-entry transfer;

(ii) a letter of transmittal, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message (as defined below); and

(iii) any other required documents.

With respect to shares held through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution will be required to timely deliver any necessary certificates, instructions, confirmation, letters or other documents with respect to the shares registered in its name in order for your shares to be deemed to have been timely received by the exchange agent.

For purposes of the exchange offer, Halliburton will be deemed to have accepted for exchange, and thereby exchanged, shares of Halliburton common stock validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of the tenders of those shares of Halliburton common stock pursuant to the exchange offer. Once Halliburton accepts any of the shares of Halliburton common stock which have been tendered by a tendering stockholder pursuant to the exchange offer, each such tendering stockholder will be deemed to have accepted the shares of KBR common stock exchanged for such shares of Halliburton common stock and relinquished all rights with respect to the tendered shares of Halliburton common stock. Promptly after receipt of Halliburton’s notice and determination of the final proration factor, the exchange agent will cause shares of KBR common stock to be credited in book-entry form to direct registration accounts maintained by KBR’s transfer agent for the benefit of the tendering stockholders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders) in exchange for Halliburton shares tendered pursuant to the exchange offer and will deliver cash in lieu of a fractional share of KBR common stock to such holders. The exchange agent will act as agent for tendering stockholders for the purpose of causing the receipt of KBR common stock and any cash to be paid to them in lieu of a fractional share of KBR common stock.

If Halliburton does not accept for exchange any tendered Halliburton shares for any reason pursuant to the terms and conditions of the exchange offer, the exchange agent will cause such shares to be credited to tendering stockholders in book-entry form to direct registration share accounts maintained by the transfer agent for Halliburton (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders), promptly following expiration or termination of the exchange offer as applicable.

No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form.

Procedures for Tendering

Shares Held in Certificated Form.  If you hold certificates representing shares of Halliburton common stock, to validly tender such shares pursuant to the exchange offer, you must, before the expiration of the exchange offer, deliver to the exchange agent a properly completed and duly executed letter of transmittal, together with any required signature guarantees, the certificates representing the shares of Halliburton common stock tendered and any other required documents.

Direct Registration Shares.  If you hold direct registration shares, you must, before the expiration of the exchange offer, deliver to the exchange agent a properly completed and duly executed letter of transmittal, together with any required signature guarantees. Since certificates are not issued for direct registration shares, you do not need to deliver any certificates representing those shares to the exchange agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution.  If you hold shares of Halliburton common stock through a broker, dealer, commercial bank, trust company or similar institution, you should follow the instructions sent to you separately by that institution. You should not use the letter of transmittal to direct the tender of your shares of Halliburton common stock. If that institution holds shares through DTC, it must notify DTC and cause it to transfer the shares into the exchange agent’s account in accordance with DTC’s procedures. The institution must also ensure that the exchange agent receives a confirmation of book-entry transfer and an agent’s message from DTC confirming the book-entry transfer of your shares of Halliburton common stock. A tender by book-entry transfer through DTC will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from DTC and any other required documents. If you do not hold any certificates for these shares, you need not deliver any certificates representing those shares to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Halliburton shares that are the subject of the book-entry confirmation, that (i) the participant has received and agrees to be bound by the terms of the letter of transmittal filed as an exhibit to the registration statement of which this Prospectus — Offer to Exchange forms a part, (ii) the participant has provided certain information called for in the letter of transmittal and (iii) Halliburton may enforce that agreement against the participant.

The exchange agent will establish an account with respect to the shares of Halliburton common stock at DTC for purposes of the exchange offer within two business days after March 2, 2007, the issue date of this Prospectus — Offer to Exchange, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Halliburton common stock by causing DTC to transfer such shares into the exchange agent’s account at DTC in accordance with DTC’s procedure for the transfer. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Shares Held in Book-Entry Form Through DTC.  If you are a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to a person holding shares through a broker, dealer, commercial bank, trust company or similar institution as described above.

Shares Held Through Halliburton and KBR Employee Benefit Plans.  If you are a participant in the Halliburton Retirement and Savings Plan, the Halliburton Savings Plan, the Kellogg Brown & Root, Inc. Retirement and Savings Plan, or the Brown & Root, Inc. Employees’ Retirement and Savings Plan and have amounts invested in the Halliburton Stock Fund under the applicable plan, no action is required by you with respect to such invested amounts. The decision whether to tender shares of Halliburton common stock held in the Halliburton Stock Fund under any of those plans will be made by an independent fiduciary appointed under those plans.

Shares Held Through a Custodial Account Maintained by Computershare or HBOS.  If you have purchased Halliburton common stock under the Halliburton Employee Stock Purchase Plan or hold shares of

Halliburton restricted stock that vested after July 23, 2006, Computershare holds those shares in a custodial account on your behalf, unless you have previously transferred those shares to a brokerage account or requested a stock certificate for those shares. If you have acquired Halliburton common stock under the Halliburton Company UK Employee Shares Purchase Plan that are no longer subject to forfeiture, HBOS holds those shares in a custodial account on your behalf, unless you have previously transferred those shares to a brokerage account or requested a stock certificate for those shares. You make the decision as to whether you wish to tender any of the shares you hold under these custodial accounts in the exchange offer; no fiduciary will make that decision on your behalf. The exchange agent will furnish you materials describing what action you need to take if you wish to tender any of the shares held in the custodial accounts maintained by Computershare or HBOS on your behalf.

General Instructions.  Do not send letters of transmittal or certificates for shares of Halliburton common stock to Halliburton, KBR, the dealer managers or the information agent. Letters of transmittal and certificates should be sent only to the exchange agent and only to its address listed on the back cover of this Prospectus — Offer to Exchange. In each case, stockholders must provide, and the exchange agent must receive before the expiration of the exchange offer, the shares and other documents applicable to such shares, as described above.

Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign the letter of transmittal, notice of guaranteed delivery or any certificates or stock powers must indicate the capacity in which they are signing and must submit proper evidence of their authority to act in that capacity unless waived by Halliburton. Certain other matters regarding signatures and endorsements are described in the letter of transmittal filed as an exhibit to the registration statement of which this Prospectus — Offer to Exchange forms a part.

Where letters of transmittal are required, you must return an original executed copy of the letter of transmittal. Signed facsimiles may not be used in lieu of the original.

Signature Guarantees.  You will not be required to provide signature guarantees on letters of transmittal if shares of Halliburton common stock are tendered either:

•	by a registered Halliburton stockholder who has signed the letter of transmittal and has not completed the section entitled “Special Issuance and Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

Otherwise, signatures on all letters of transmittal must be Medallion guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each of the foregoing being an “eligible institution”).

If any certificates for shares of Halliburton common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures.  If you wish to tender shares of Halliburton common stock pursuant to the exchange offer but (i) your certificates are not immediately available; (ii) you cannot deliver the shares or other required documents to the exchange agent on or before the expiration date of the exchange offer; or (iii) you cannot comply with the procedures for book-entry transfer on a timely basis, you may still tender your shares of Halliburton common stock, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•	by no later than 12:00 midnight, New York City time, on the expiration date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Halliburton, in the manner provided below; and

•	by no later than 5:00 p.m., New York City time, on the third New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (a) share certificates representing all tendered shares of Halliburton common stock, in proper form for transfer (or, with respect to shares tendered by book-entry transfer through DTC, a confirmation of book-entry transfer with respect to such shares into the exchange agent’s account at DTC); (b) a letter of transmittal properly completed and duly executed (including any signature guarantees that may be required) or, in the case of a transfer of shares held through DTC, an agent’s message and confirmation of book-entry transfer; and (c) any other required documents.

Registered stockholders (including any participant in DTC whose name appears on a DTC security position listing as the owner of shares of Halliburton common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent. If you hold shares of Halliburton common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution must submit any notice of guaranteed delivery on your behalf. You must, in all cases, include a Medallion guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

Tendering Your Shares After the Final Exchange Ratio Has Been Determined.  Subject to any voluntary extension by Halliburton or the possible automatic extension of the exchange offer due to a market disruption event, the final exchange ratio will be available by 4:30 p.m., New York City time, on the original expiration date. If you are a registered stockholder of Halliburton common stock (which will include persons holding certificated shares or direct registration shares), then it is unlikely that you will be able to deliver an original executed letter of transmittal (and, in the case of certificated shares, your share certificates) to the exchange agent after 4:30 p.m. but prior to the expiration of the exchange offer at 12:00 midnight. Accordingly, in such a case, if you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described above. You must, in all cases, obtain a Medallion guarantee from an eligible institution in the form set forth in the notice of guaranteed delivery in connection with the delivery of your shares in this manner. A Medallion guarantee can generally be obtained from an eligible institution only before the institution providing that guarantee has closed for the day. If you hold Halliburton common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution must tender your shares on your behalf. DTC is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process tenders through DTC during that time (although we cannot assure you that will be the case). Once DTC has closed, participants in DTC whose name appears on a DTC security position listing as the owner of shares of Halliburton common stock, will still be able to tender shares by delivering a notice of guaranteed delivery to the exchange agent via facsimile. If you hold Halliburton common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution or such institution’s agent must submit any notice of guaranteed delivery on your behalf. It will generally not be possible to direct such an institution to submit a notice of guaranteed delivery once that institution has closed for the day. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the notice of guaranteed delivery in connection with the delivery of those shares. If the maximum exchange ratio is in effect at the expiration of the currently anticipated exchange offer period, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day to permit stockholders to tender their shares of Halliburton common stock during those days.

Representations and Warranties.  A tender of shares of Halliburton common stock pursuant to any of the procedures described in this Prospectus — Offer to Exchange will constitute your acceptance of the terms and conditions of the exchange offer and your representation and warranty to Halliburton that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered shares;

•	when Halliburton accepts the shares for exchange pursuant to the exchange offer, Halliburton will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances;

•	none of such shares will be subject to an adverse claim at the time Halliburton accepts such shares for exchange;

•	you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act as further explained below;

•	your participation in the exchange offer and tender of such shares complied with Rule 14e-4 and the applicable laws of both the jurisdiction where you received the materials relating to the exchange offer and the jurisdiction from which the tender is being made; and

•	For non-U.S. persons: you acknowledge that Halliburton has advised you that it has not taken any action under the laws of any country outside the United States to facilitate a public offer to exchange the KBR common stock in that country; that restrictions applicable in Australia, Canada, the European Economic Area, Hong Kong, Japan, Singapore and the United Kingdom are set out under the heading “The Exchange Offer — Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” in the Prospectus — Offer to Exchange, and that there may be restrictions that apply in other countries, including with respect to transactions in KBR common stock in your home country; that, if you are located outside the United States, your ability to tender Halliburton common stock in the exchange offer will depend on whether there is an exemption available under the laws of your home country that would permit you to participate in the exchange offer without the need for Halliburton to take any action to facilitate a public offering in that country or otherwise; that your participation in the exchange offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which you are a resident or from which you are tendering your shares and in a manner that will not require Halliburton to take any action to facilitate a public offering in that country or otherwise; and that Halliburton will rely on my representations concerning the legality of your participation in the exchange offer in determining to accept any shares that you are tendering for exchange.

In addition, as a tendering stockholder you will be required to provide certain information and make certain representations in the letter of transmittal or other transmittal forms about your beneficial ownership (if any) of shares of KBR common stock and the beneficial ownership of shares of KBR common stock by your affiliates and any persons with whom you may be acting pursuant to a plan or arrangement with respect to the acquisition of shares of KBR common stock. Halliburton will rely on those representations in determining whether to complete the exchange offer and in determining whether any tendering holder and its affiliates or any persons with whom a tendering holder may be acting would acquire beneficial ownership of shares of KBR common stock pursuant to the exchange offer in an amount that Halliburton reasonably expects would or would be likely to cause (i) the exchange offer to be taxable to Halliburton or its stockholders under U.S. federal income tax laws, (ii) an event of default to occur under KBR’s revolving credit facility or (iii) a notification filing under the Hart-Scott-Rodino Act. A tender of shares of Halliburton common stock pursuant to any of the procedures described in this Prospectus — Offer to Exchange will constitute your agreement that you will be liable for all damages caused as a result of a breach of your representations regarding your beneficial ownership of shares of KBR common stock and the beneficial ownership of shares of KBR common stock by your affiliates and any persons with whom you may be acting pursuant to a plan or arrangement with respect to the acquisition of shares of KBR common stock, and your acknowledgement that such damages may be substantial. Please read “Risk Factors — Risks Relating to the Exchange Offer and any Subsequent Spin-Off — If the exchange offer and any subsequent spin-off distribution fail to qualify as a tax-free transaction because of actions KBR takes or because of a change of control of KBR, KBR will be required to indemnify Halliburton for any resulting taxes, and this potential obligation to indemnify Halliburton may prevent or delay a change of control of KBR” and “— Risks Relating to KBR — Other Risks Relating to KBR — It is an event of default under KBR’s $850 million revolving credit facility if a person other than Halliburton or KBR directly or indirectly acquires 25% or more of the ordinary voting equity interests of the borrower under the credit facility.”

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of Halliburton common stock for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares of Halliburton common stock tendered; or (y) other securities immediately convertible into or exchangeable or exercisable for the shares of Halliburton common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (ii) will cause such shares to be delivered in accordance with the terms of this Prospectus — Offer to Exchange. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Appointment of Attorneys-in-Fact.  By executing a letter of transmittal or other transmittal form as set forth above, you will irrevocably appoint Halliburton’s designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to your shares of Halliburton common stock tendered and accepted for exchange by Halliburton. That appointment will be effective, and voting rights will be affected, when and only to the extent that Halliburton deposits with the exchange agent the shares of KBR common stock payable as consideration for shares of Halliburton common stock that you have tendered. All such proxies shall be considered coupled with an interest in the tendered shares of Halliburton common stock and therefore shall not be revocable.

Determination of Validity.  Halliburton will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Halliburton common stock in its sole discretion, and its determination shall be final and binding. Halliburton reserves the absolute right to reject any and all tenders of shares of Halliburton common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Halliburton also reserves the absolute right to waive any of the conditions of the exchange offer (other than the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the KBR common stock to be distributed in the exchange offer), or any defect or irregularity in the tender of any shares of Halliburton common stock; provided that if Halliburton waives a particular condition, or type of defect or irregularity, it will do so with respect to all tendering holders as required by applicable rules of the SEC. No tender of shares of Halliburton common stock is valid or deemed to be properly made until all defects and irregularities in tenders of such shares have been cured or waived. None of Halliburton, the dealer managers, the exchange agent, the information agent or any other person is or will be under any duty to give notice of any defects or irregularities in the tender of any shares of Halliburton common stock and none of them will incur any liability for failure to give any such notice. Halliburton’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding.

Binding Agreement.  The tender of shares of Halliburton common stock made pursuant to any method of delivery as described in this Prospectus-Offer to Exchange, together with Halliburton’s acceptance for exchange of such shares pursuant to the procedures described in this Prospectus-Offer to Exchange under “— Procedures for Tendering,” will constitute a binding agreement between Halliburton and the tendering holder upon the terms and subject to the conditions of the exchange offer. Subject to, and effective upon, Halliburton’s acceptance of the tendered shares of exchange, you will have sold, assigned and transferred to Halliburton, or upon Halliburton’s order, all right, title and interest in and to such shares.

No alternative, conditional or contingent tenders will be accepted. All tendering stockholders, by delivering a properly executed letter of transmittal or causing an agent’s message to be delivered with respect to their shares, waive any right to receive any notice of acceptance of their shares of Halliburton common stock for exchange.

The method used to deliver the shares of Halliburton common stock, the letter of transmittal and all other required documents, including delivery through DTC, is at your election and risk. Delivery of all such documents is not effective until the exchange agent receives such documents (including, in the case of a book-entry transfer through DTC, an agent’s message and book-entry confirmation). Delivery of all such documents is not effective and risk of loss of the shares does not pass to the exchange agent until the exchange agent receives such documents (including, in the case of a book-entry transfer through DTC, an agent’s message and a DTC confirmation). If delivery is by mail, it is recommended that you send such documents by properly insured registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of Halliburton common stock evidenced by any share certificate you deliver to the exchange agent, then you will need to fill in the number of shares that you are tendering in the box entitled “Number of Shares Tendered” under the heading “Certificated Shares” in the table on the first page of the letter of transmittal filed as an exhibit to the registration statement of which this Prospectus — Offer to Exchange forms a part. In those cases, promptly after the expiration date, the exchange agent will credit the remainder of the common stock that were evidenced by the certificate(s) but not tendered to a direct registration share account in the name of the registered holder maintained by the Halliburton transfer agent, unless otherwise provided in “Special Issuance and Delivery Instructions” in the letter of transmittal filed as an exhibit to the registration statement of which this Prospectus — Offer to Exchange forms a part. Unless you indicate otherwise in your letter of transmittal, all of the common stock represented by share certificates you deliver to the exchange agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form.

Lost or Destroyed Certificates

If your certificate representing shares of Halliburton common stock has been lost, stolen, mutilated or destroyed, and you wish to tender your shares, you will need to provide the information required under the section “Lost, Stolen, Mutilated or Destroyed Certificates” included in the letter of transmittal filed as an exhibit to the registration statement of which this Prospectus — Offer to Exchange forms a part. You will also need to pay a surety bond for your lost shares of Halliburton common stock which will cost approximately 3% of the market value of such shares plus a handling fee. Upon receipt of the completed letter of transmittal (appropriately notarized) with the required information and the surety bond payment, your Halliburton common stock will be included in the exchange offer, subject to Halliburton’s acceptance of your tender for exchange.

Withdrawal Rights

Withdrawing Your Shares Prior to When the Final Exchange Ratio Has Been Determined.  Shares of Halliburton common stock tendered pursuant to the exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, on the expiration date and, unless Halliburton has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Following the expiration date, once Halliburton accepts shares of Halliburton common stock pursuant to the exchange offer, your tender is irrevocable.

In order to withdraw your shares, you (or, if you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution on your behalf) must provide a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent at its address set forth on the back cover of this Prospectus-Offer to Exchange before 12:00 midnight, New York City time, on the expiration date, a form of which notice is filed as an exhibit to the registration statement of which this Prospectus — Offer to Exchange forms a part and which is available from the information agent. Such notice must include your name, address, social security number, the certificate number(s) (if applicable) and the number of shares of Halliburton common stock to be withdrawn, and, if it is different from that of the person who tendered those shares, the name of the registered holder (which may be the institution through which you hold your shares, if applicable).

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

If certificates were delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Halliburton common stock withdrawn must also be furnished to the exchange agent, as stated above, before the shares represented by such certificates will be credited in book-entry form as described below in “— Extension; Termination; Amendment.” If shares of Halliburton common stock were tendered pursuant to the procedures for book-entry tender discussed in “— Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Halliburton will determine all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal in its sole discretion, and its determination shall be final and binding. None of Halliburton, the dealer managers, the exchange agent, the information agent or any other person is under any duty to give notice of any defects or irregularities in any notice of withdrawal and none of them will incur any liability for failure to give any such notice.

Any shares of Halliburton common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of Halliburton common stock by following one of the procedures discussed in “— Procedures for Tendering” at any time before the expiration of the exchange offer.

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined.  Subject to any voluntary extension by Halliburton or the possible automatic extension of the exchange offer due to a market disruption event, the final exchange ratio will be available by 4:30 p.m., New York City time, on the original expiration date. If you are a registered stockholder of Halliburton common stock (which will include persons holding certificated shares or direct registration shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 12:00 midnight, New York City time, on the expiration date, in the form of the notice of withdrawal provided by Halliburton. Medallion guarantees will not be required for such withdrawal notices. If you hold Halliburton common stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. DTC is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals through DTC during that time (although we cannot assure you that will be the case). Once DTC has closed, if you beneficially own shares that were previously delivered through DTC, then in order to withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 12:00 midnight, New York City time, on the expiration date. Such notice of withdrawal must be in the form of DTC’s notice of withdrawal and must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. Shares can be withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through DTC. On the last day of the exchange offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares. If the maximum exchange ratio is in effect at the expiration of the currently anticipated exchange offer period, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day, which will permit stockholders to withdraw their shares of Halliburton common stock during those days.

Except as otherwise provided above, any tender made under the exchange offer is irrevocable.

Delivery of KBR Common Stock; Book-Entry Accounts

Physical certificates representing shares of KBR common stock will not be issued pursuant to the exchange offer. Rather than issuing physical certificates for such shares to tendering stockholders, the exchange agent will cause shares of KBR common stock to be credited in book-entry form to direct registration accounts maintained by KBR’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders). Promptly following the crediting of shares to your respective direct registration account, you will receive a statement from KBR’s transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership.

If (i) shares of KBR common stock are to be issued to a person other than the signer of the letter of transmittal, (ii) a check is to be issued in the name of, and/or shares of Halliburton common stock not tendered or not accepted for exchange in the exchange offer are to be issued or returned to, a person other than the signer of the letter of transmittal, or (iii) a check is to be mailed to a person other than the signer of the letter of transmittal or to an address other than that shown in the box on the first page of the letter of transmittal, then the appropriate instructions under “Special Issuance and Delivery Instructions” in the letter of transmittal filed as an exhibit to the registration statement of which this Prospectus — Offer to Exchange forms a part will need to be completed. If no such instructions are given, all such shares not accepted for exchange in the exchange offer will be credited in book-entry form in the tendering stockholder’s direct registration share account maintained by Halliburton’s transfer agent.

With respect to any shares tendered through DTC, a stockholder may request that shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all such common stock not accepted will be returned by crediting the same account at DTC as the account from which such shares of Halliburton common stock were delivered.

You are not required to maintain a book-entry direct registration account, and you may obtain a stock certificate for all or a portion of your shares of KBR common stock received as part of the exchange offer at no cost to you. To obtain instructions describing how you can obtain stock certificates you should contact KBR’s transfer agent.

Extension; Termination; Amendment

Halliburton expressly reserves the right, in its sole discretion, for any reason, which may include the non-satisfaction of any of the conditions to completion of the exchange offer described under “— Conditions to Completion of the Exchange Offer,” to extend the period of time during which the exchange offer is open or to amend the terms of the exchange offer in any respect, including changing the method to be used to calculate the exchange ratio.

If Halliburton materially changes the terms of or information concerning the exchange offer, it will extend the exchange offer. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of a material change is first given. The length of time will depend on the particular facts and circumstances. Subject to the preceding paragraph, the exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	Halliburton changes the method for calculating the number of shares of KBR common stock offered in exchange for each share of Halliburton common stock, the number of shares of Halliburton common stock eligible for exchange or the dealer managers’ fees; and

•	the exchange offer is scheduled to expire within ten business days of announcing any such change.

If any of the conditions indicated below under “— Conditions to Completion of the Exchange Offer” have not been met on or before the expiration of the exchange offer, Halliburton expressly reserves the right, in its sole discretion, to extend the exchange offer or to terminate the exchange offer and not accept for exchange any shares of Halliburton common stock.

If Halliburton extends the exchange offer, is delayed in accepting any shares of Halliburton common stock or is unable to accept for exchange any shares of Halliburton common stock under the exchange offer for any reason, then, without affecting Halliburton’s rights under the exchange offer, the exchange agent may, on Halliburton’s behalf, retain all shares of Halliburton common stock tendered. These shares of Halliburton common stock may not be withdrawn except as described under “— Withdrawal Rights” above. Halliburton’s ability to delay acceptance of any shares of Halliburton common stock is subject to applicable law, which requires that Halliburton pay the consideration offered or return the shares of Halliburton common stock deposited promptly after the termination or withdrawal of the exchange offer.

Halliburton will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date. Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which Halliburton may choose to make any public announcement, Halliburton has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones Newswires or PR Newswire.

Automatic Extension

Maximum Exchange Ratio.  Halliburton will announce whether the maximum exchange ratio, which limits the number of shares of KBR common stock that can be received for each share of Halliburton common stock tendered, is in effect through www.KBRexchange.com and by press release by 4:30 p.m., New York City time, on the original expiration date. If the maximum exchange ratio is in effect at that time, then the final exchange ratio will be fixed at the maximum exchange ratio and the exchange offer will be automatically extended until 12:00 midnight, New York City time, of the second following trading day, which will permit stockholders to tender or withdraw their shares of Halliburton common stock during those days.

Market Disruption Event.  If a market disruption event occurs with respect to Halliburton common stock or KBR common stock on any of the valuation dates, the exchange offer period will be automatically extended and the per-share value of Halliburton common stock and KBR common stock will be determined on the immediately succeeding trading day or days, as the case may be, on which no market disruption event occurs with respect to both Halliburton common stock and KBR common stock. If, however, such a market disruption event occurs as specified above and continues for a period of at least three consecutive trading days, Halliburton may terminate the exchange offer if, in Halliburton’s judgment, the continuing market disruption event has impaired the benefits of the exchange offer.

A “market disruption event” with respect to either Halliburton common stock or KBR common stock means a suspension, absence or material limitation of trading of such stock on the New York Stock Exchange for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the New York Stock Exchange as a result of which the reported trading prices for Halliburton common stock or KBR common stock, as the case may be, during any half-hour trading period during the principal trading session in the New York Stock Exchange are materially inaccurate, as determined by Halliburton in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the New York Stock Exchange; and

•	limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the SEC of similar scope as determined by Halliburton or the exchange agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

General.  Halliburton will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such extension. Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which Halliburton may choose to make any public announcement, Halliburton has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones Newswires or PR Newswire.

Conditions to Completion of the Exchange Offer

Minimum Condition.  Halliburton will not be required to complete the exchange offer unless at least 40,688,100 shares of KBR common stock would be distributed in exchange for shares of Halliburton common stock that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer. This number of shares of KBR common stock represented approximately 30% of the outstanding shares of KBR common stock held by Halliburton as of February 28, 2007.

Other Conditions.  In addition, Halliburton will not be required to accept shares for exchange, and may extend, terminate or amend the exchange offer if:

•	any condition or event occurs, or Halliburton reasonably expects any condition or event to occur, which Halliburton reasonably believes would or would be likely to cause the exchange offer and, if applicable, any subsequent spin-off to be taxable to Halliburton or its stockholders under U.S. federal income tax laws;

•	the opinion of counsel to the effect that, for U.S. federal income tax purposes, the exchange offer and, if applicable, any subsequent spin-off, will generally be tax-free to Halliburton and its stockholders (except with respect to cash received in lieu of a fractional share) is withdrawn or otherwise ceases to be effective;

•	Halliburton reasonably expects that the completion of the exchange offer would result in any person or group of persons owning shares of KBR common stock in an amount that would or would be likely to cause (i) the exchange offer and/or, if applicable, any subsequent spin-off to be taxable to Halliburton or its stockholders under U.S. federal income tax laws or (ii) an event of default to occur under KBR’s revolving credit facility;

•	Halliburton reasonably expects that the completion of the exchange offer would result in any person or group of persons acquiring shares of KBR common stock in an amount that would require a notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	Halliburton notifies KBR that it is in good faith pursuing a transaction involving KBR (including, without limitation, a merger, consolidation, share sale or exchange, business combination, reorganization or recapitalization) that is reasonably likely to be consummated and is on terms that Halliburton and a majority of the independent directors of KBR determine, in their good faith judgment, to be more favorable to KBR and Halliburton than the exchange offer;

•	any of the following events occurs or will imminently occur:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index from the closing level established on February 28, 2007;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding four bullet points exists as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of KBR;

•	a material adverse change in the business, prospects, condition (financial or other), results of operations or stock price of Halliburton;

•	any breaches of any of KBR’s covenants or agreements with Halliburton described in “Agreements Between Halliburton and KBR and Other Related Party Transactions,” which breaches in the aggregate have had or are reasonably likely to have a material adverse effect on the expected benefits to Halliburton of the exchange offer;

•	any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of the exchange offer;

•	any order, stay, judgment or decree is issued by any U.S. federal or state court, government, governmental authority or other regulatory or administrative authority having jurisdiction over Halliburton or KBR and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay completion of the exchange offer or materially impair the contemplated benefits of the exchange offer to Halliburton or KBR;

•	the registration statement on Form S-4 of which this Prospectus — Offer to Exchange is a part shall not have become effective under the Securities Act prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

•	any stop order suspending the effectiveness of the registration statement of which this Prospectus — Offer to Exchange forms a part has been issued, or any proceeding for that purpose has been initiated by the SEC and not concluded or withdrawn; or

•	a market disruption event occurs with respect to Halliburton common stock or KBR common stock on any of the valuation dates and continues for a period of at least three consecutive trading days and such market disruption event has, in Halliburton’s judgment, impaired the benefits of the exchange offer.

If any of the above events occurs, Halliburton may:

•	terminate the exchange offer and promptly return all tendered shares of Halliburton common stock to tendering stockholders;

•	extend the exchange offer and, subject to the withdrawal rights described under “— Withdrawal Rights” above, retain all tendered shares of Halliburton common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive the unsatisfied condition (except the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the KBR common stock to be distributed in the exchange offer) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for the sole benefit of Halliburton. Halliburton may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. Halliburton may waive any condition in whole or in part at any time in its sole discretion, subject to applicable law. KBR has no right to waive any of the conditions to the exchange offer. Halliburton’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. However, all conditions to completion of the exchange offer must be satisfied or waived by Halliburton on or before the expiration of the exchange offer. Any determination by Halliburton concerning the conditions described above will be final and binding upon all parties.

If a stop order issued by the SEC is in effect with respect to the registration statement of which this Prospectus — Offer to Exchange forms a part, Halliburton will not accept any shares of Halliburton common stock tendered and will not exchange shares of KBR common stock for any shares of Halliburton common stock.

Fees and Expenses

Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as dealer managers in connection with the exchange offer. In that capacity, the dealer managers will, among other things, assist Halliburton in connection with the exchange offer. The dealer managers will receive a customary fee for their services as dealer managers and a transaction fee for their services as financial advisors to Halliburton, in addition to being reimbursed by Halliburton for their reasonable expenses, including attorneys’ fees and disbursements, in connection with the exchange offer. Further, in connection with the exchange offer, Halliburton may pay Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. an incremental transaction fee based on the total number of shares tendered in the exchange offer and an incentive fee based on the subscription levels of the exchange offer and the implied exchange ratio. The dealer managers have in the past provided investment banking services to Halliburton and its affiliates and to KBR and its affiliates, including acting as lead underwriters in connection with the initial public offering of KBR common stock, for which the dealer managers received customary compensation. An affiliate of Credit Suisse Securities (USA) LLC is a lender and an affiliate of Goldman, Sachs & Co. was a lender under KBR’s $850 million revolving credit facility.

Halliburton and KBR have agreed to indemnify the dealer managers against specified liabilities related to this transaction, including liabilities under the federal securities laws, and to contribute to payments that the dealer managers may be required to make in respect thereof. In the ordinary course of business, the dealer managers are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, the dealer managers and certain of their respective affiliates may from time to time hold positions of Halliburton common stock and/or KBR common stock in their respective proprietary accounts or those of their customers, and to the extent they hold shares of Halliburton common stock in these accounts at the time of the exchange offer, the dealer managers or certain of their respective affiliates may tender these shares in the exchange offer, although they will not receive any fees in connection with tenders for their proprietary accounts.

Halliburton has retained Georgeson Inc. to act as the information agent and Mellon Investor Services LLC to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of shares of Halliburton common stock by mail, e-mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers, commercial banks, trust companies and similar institutions and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including civil liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the number of shares of Halliburton common stock tendered under the exchange offer; however, the exchange agent will be compensated in part on the basis of the number of letters of transmittal received.

Other than fees paid to the dealer managers, the information agent and the exchange agent, Halliburton will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of shares of Halliburton common stock under the exchange offer. Halliburton will, upon request, reimburse brokers, dealers, commercial banks, trust companies and similar institutions for reasonable and customary costs and expenses they incurred in forwarding materials to their customers.

No broker, dealer, commercial bank, trust company or similar institution shall be deemed to be the agent of Halliburton, KBR, the dealer managers, the exchange agent or the information agent for purposes of the exchange offer.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Legal and Other Limitations.  This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Halliburton common stock or KBR common stock in any jurisdiction in which the offer, sale or exchange is not permitted. If Halliburton learns of any U.S. jurisdiction where making the exchange offer or its acceptance would not be permitted, Halliburton intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, Halliburton cannot comply with such law, Halliburton will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Halliburton common stock residing in the jurisdiction.

In any jurisdiction in which the securities or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer may be made on Halliburton’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Certain Matters Relating to Non-U.S. Jurisdictions.  Although Halliburton is mailing this Prospectus — Offer to Exchange dated March 2, 2007 to its stockholders to the extent required by U.S. law, including to stockholders located outside the United States, this Prospectus — Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Halliburton common stock or KBR common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Halliburton has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange the KBR common stock outside the United States. Therefore, the ability of any non-U.S. person to tender Halliburton common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Halliburton to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate without the need for Halliburton to take any action to facilitate a public offering in that country or otherwise. Halliburton will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

The restrictions set out below apply to persons in the specified countries. There may be additional restrictions that apply in other countries. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the KBR common stock that may apply in their home countries. Halliburton, KBR and the dealer managers cannot provide any assurance about whether such limitations may exist.

Australia.  This Prospectus — Offer to Exchange does not constitute a disclosure document under Part 6D.2 of the Australian Corporations Act and has not been, and will not be, lodged with the Australian Securities and Investments Commission. No offer of securities is being made in Australia, and the distribution or receipt of this document in Australia does not constitute an offer of securities capable of acceptance by any person in Australia, except in the limited circumstances described below relying on certain exemptions in section 708 of the Australian Corporations Act. This document only constitutes an offer in Australia for exchange of shares of KBR common stock to persons who are able to demonstrate that they fall within one or more of the following categories of investors (“Exempt Investors”):

(i) “professional investors” referred to in section 708(11) and as defined in section 9 of the Australian Corporations Act. For instance, this includes Australian financial services licensees, certain APRA regulated institutions, trustees of certain kinds of superannuation funds, persons who control at least $10 million, listed entities, and certain investment funds;

(ii) “sophisticated investors” that meet the criteria set out in section 708(8) of the Australian Corporations Act. This includes persons who have a certificate from an accountant (issued in the last 6 months) to indicate that the person has net assets of at least A$2.5 million, or gross income for each of the last 2 years of at least A$250,000;

(iii) investors who receive the offer through an Australian financial services licensee, where all of the criteria set out in section 708(10) of the Australian Corporations Act are satisfied. These criteria relate (amongst other things) to the licensee’s knowledge of the investor’s experience in investing in securities; or

(iv) a senior manager of Halliburton (or a related body, including a subsidiary), their spouse, parent, child, brother or sister, or a body corporate controlled by any of those persons, as referred to in section 708(12) of the Australian Corporations Act. A senior manager is defined as a person (other than a director or secretary of the corporation) who makes, or participates in making, decisions that affect the whole or a substantial part of the business of the corporation; or has the capacity to affect significantly the corporation’s financial standing.

The provisions of the Australian Corporations Act that define these categories of Exempt Investors are complex, and if you are in any doubt as to whether you fall within one of these categories, you should seek appropriate professional advice regarding these provisions.

As any offer for the exchange of shares of KBR common stock under this Prospectus — Offer to Exchange will be made without disclosure in Australia under Part 6D.2, the offer of those securities for resale in Australia within 12 months of their sale may, under section 707(5) of the Australian Corporations Act, require disclosure to investors under Part 6D.2 if none of the exemptions in section 708 apply to that resale. Accordingly, any person to whom securities are sold pursuant to this document should not, within 12 months after the sale, offer (or transfer, assign or otherwise alienate) those securities to investors in Australia except in circumstances where disclosure to investors is not required under Part 6D.2 or unless a compliant disclosure document is prepared and lodged with the Australian Securities and Investments Commission. As noted above, Chapter 6D of the Australian Corporations Act is complex, and if in any doubt as to the application or effect of this legislation, you should confer with your professional advisors.

This document is intended to provide general information only and has been prepared by Halliburton and KBR without taking into account any particular person’s objectives, financial situation or needs. Recipients should, before acting on this information, consider the appropriateness of this information having regard to their personal objectives, financial situation or needs. Recipients should review and consider the contents of this document and obtain financial advice (or other appropriate professional advice) specific to their situation before making any decision to accept the transfer of the securities.

Canada.  The exchange offer is not being made directly or indirectly in, nor is the exchange offer capable of acceptance from, Canada or by use of the mails, or any means or instrumentality of Canada and cannot be accepted by any such use, means or instrumentality or otherwise from within Canada. Copies of this Prospectus — Offer to Exchange and any related offering documents are being mailed to holders of Halliburton common stock with registered addresses in Canada for information purposes only.

No prospectus, issuer bid circular or other filing in relation to the exchange offer or the KBR common stock to be exchanged pursuant thereto has been filed with any securities regulatory authority in Canada. Accordingly, the exchange offer may not be made in, and no KBR common stock to be exchanged pursuant to the exchange offer may be offered, sold, re-sold or delivered, directly or indirectly, in or into Canada in the absence of a prospectus and an issuer bid circular or an exemption from the prospectus and issuer bid requirements of the applicable securities legislation in Canada.

European Economic Area.  In relation to each Relevant Member State, no offer to the public of any shares of KBR common stock as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such shares of KBR common stock may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by any managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the dealer managers for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of such shares of KBR common stock shall result in a requirement for the publication by Halliburton’s or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of KBR common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of KBR common stock to be offered so as to enable an investor to decide to exchange for any shares of KBR common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This Prospectus — Offer to Exchange has been prepared on the basis that all offers of such shares of KBR common stock will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of such shares of KBR common stock. Accordingly any person making or intending to make any offer within the EEA of shares of KBR common stock which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for Halliburton or any dealer manager to produce a prospectus for such offer. Neither Halliburton nor any dealer manager have authorized, nor do they authorize, the making of any offer of such shares of KBR common stock through any financial intermediary, other than offers made by the dealer managers which constitute the final placement of such shares of KBR common stock contemplated in this document.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of KBR common stock under, the offer contemplated in this document will be deemed to have represented, warranted and agreed to and with the dealer managers and Halliburton that in the case of any shares of KBR common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of KBR common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the dealer managers have been given to the offer or resale; or (ii) where shares of KBR common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of KBR common stock to it is not treated under the Prospectus Directive as having been made to such persons.

Hong Kong.  No offer or sale of securities has been or will be made in Hong Kong, by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.

571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. There has not been issued in Hong Kong or elsewhere any advertisement, invitation or document relating to KBR’s common stock which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to KBR’s securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan.  The exchange offer is not being made directly or indirectly in, nor is the exchange offer capable of acceptance from, Japan. Copies of this Prospectus — Offer to Exchange and any related offering documents are being mailed to holders of Halliburton common stock with registered addresses in Japan for information purposes only.

Singapore.  This Prospectus — Offer to Exchange or any other offering material relating to shares of KBR common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the shares of common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, this Prospectus — Offer to Exchange and any other document or material relating to the offer or sale, or invitation for subscription or purchase, of the shares of KBR common stock may not be circulated or distributed, nor may the shares of KBR common stock be offered or sold, or be the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act; (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the Securities and Futures Act; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

United Kingdom.  This Prospectus — Offer to Exchange is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Order or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Shares of KBR common stock are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SPIN-OFF DISTRIBUTION OF KBR COMMON STOCK

Halliburton has informed KBR that, following the completion or termination of the exchange offer, it will make a special pro rata dividend distribution of any and all of its remaining shares of KBR common stock. The record date for holders to receive shares in any special spin-off distribution will be set promptly following the expiration of the exchange offer.

Fractional shares of KBR common stock will not be distributed in any spin-off distribution. The exchange agent, acting in its ongoing capacity as transfer agent for Halliburton’s stockholders otherwise entitled to receive a fractional share of KBR common stock in any spin-off distribution, will aggregate all fractional shares that would have otherwise been required to be distributed and cause them to be sold in the open market for the accounts of these stockholders. Any proceeds that the exchange agent realizes in any spin-off distribution from the sale of the fractional shares will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with the stockholder’s fractional interest in the aggregate number of shares sold. None of Halliburton, KBR or the exchange agent will guarantee any minimum proceeds from the sale of fractional shares of KBR common stock, and no interest would be paid on these proceeds, even if there is a delay in making the payment. Generally, a stockholder who receives cash in lieu of a fractional share of KBR common stock will recognize gain or loss for U.S. federal income tax purposes on the receipt of the cash to the extent that the cash received exceeds the tax basis allocated to the fractional share. You are urged to read carefully the discussion in “U.S. Federal Income Tax Consequences” and to consult your own tax advisor regarding the consequences to you of any spin-off distribution.

MARKET PRICES AND DIVIDEND INFORMATION

Halliburton Common Stock

The following table describes the per share range of high and low sales prices for shares of Halliburton common stock and dividends paid for the periods indicated. Shares of Halliburton common stock are listed on the New York Stock Exchange under the symbol “HAL.”

	Market Price for
	Halliburton Common Stock		Dividend Paid for
	High	Low	Share
2005
First Quarter	$22.65	$18.59	$0.0625
Second Quarter	24.70	19.83	$0.0625
Third Quarter	34.89	22.88	$0.0625
Fourth Quarter	34.69	27.35	$0.0625
2006
First Quarter	$41.19	$31.35	$0.075
Second Quarter	41.99	33.92	$0.075
Third Quarter	37.93	27.35	$0.075
Fourth Quarter	34.30	26.33	$0.075
2007
First Quarter (through March 1, 2007)	$32.30	$27.65	$—

On February 16, 2007, there were 999,172,145 shares of Halliburton common stock outstanding, and approximately 20,292 stockholders of record for Halliburton common stock.

On March 1, 2007, the last New York Stock Exchange trading day before the filing of the registration statement of which this Prospectus-Offer to Exchange forms a part, the closing sales price per share of Halliburton common stock as reported by the New York Stock Exchange was $31.34.

The market prices of Halliburton common stock are subject to fluctuation. The final exchange ratio for the exchange offer will be set in part based on the per-share market price of Halliburton common stock. As a result, you should obtain current market quotations for the shares of Halliburton common stock before deciding to tender your shares of Halliburton common stock. Please read “The Exchange Offer — Terms of the Exchange Offer.” No one can assure you what the market price of Halliburton common stock will be before, on or after the date on which the exchange offer is completed.

Halliburton’s Board of Directors intends to consider the payment of quarterly dividends on the outstanding shares of Halliburton common stock in the future. The declaration and payment of future dividends, however, will be at the discretion of Halliburton’s Board of Directors and will depend upon, among other things, future earnings, general financial condition and liquidity, success in business activities, capital requirements, and general business conditions.

KBR Common Stock

The following table describes the per share range of high and low sales prices for shares of KBR common stock for the periods indicated. Shares of KBR common stock are listed on the New York Stock Exchange under the symbol “KBR.”

	Market Price for
	KBR Common Stock
	High	Low

2006
Fourth Quarter (from November 16, 2006)	$27.63	$20.50
2007
First Quarter (through March 1, 2007)	$26.10	$21.66

As of February 22, 2007, there were 167,643,000 shares of KBR common stock outstanding, and 13 stockholders of record for shares of KBR common stock. In calculating the number of stockholders, KBR considers clearing agencies and security position listings as one stockholder for each agency or listing. Immediately before the commencement of the exchange offer, Halliburton owned 135,627,000 of the outstanding shares of KBR common stock (representing approximately 81% of shares outstanding as of such date).

On March 1, 2007, the last New York Stock Exchange trading day before the filing of the registration statement of which this Prospectus-Offer to Exchange forms a part, the closing sales price per share of KBR common stock as reported by the New York Stock Exchange was $22.66.

The market prices of KBR common stock are subject to fluctuation. The final exchange ratio for the exchange offer will be set in part based on the per-share market price of KBR common stock. As a result, you should obtain current market quotations for the shares of KBR common stock before deciding to tender your shares of Halliburton common stock. Please read “The Exchange Offer — Terms of the Exchange Offer.” No one can assure you what the market price of KBR common stock will be before, on or after the date on which the exchange offer is completed.

KBR did not pay any dividends on its common stock in 2006 and does not anticipate paying any dividends on its common stock in the foreseeable future. Instead, KBR generally intends to invest any future earnings in its business. Subject to Delaware law, KBR’s board of directors will determine the payment of future dividends on KBR common stock, if any, and the amount of any dividends in light of:

•	any applicable contractual restrictions limiting KBR’s ability to pay dividends, including the restrictions in its revolving credit facility;

•	KBR’s earnings and cash flow;

•	KBR’s capital requirements;

•	KBR’s financial condition; and

•	other factors KBR’s board of directors deems relevant.

CAPITALIZATION OF HALLIBURTON AND KBR

The following tables set forth the cash and equivalents and the consolidated capitalization of Halliburton and KBR as of December 31, 2006. The tables should be read in conjunction with “Summary — Selected Historical Consolidated Financial Data of Halliburton and KBR,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBR,” the consolidated financial statements of KBR and related notes set forth in this Prospectus-Offer to Exchange and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2006 and the consolidated financial statements of Halliburton and related notes set forth in Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference herein. Please read “Where You Can Find More Information About Halliburton and KBR.”

Halliburton

December 31, 2006
(In millions, except
share amounts)

Cash and equivalents	$4,379
Total debt (including current maturities of long-term debt)	$2,832
Shareholders’ equity:
Common stock, $2.50 par value; authorized — 2,000 million shares; outstanding — 1,060 million shares	2,650
Paid-in capital in excess of par value	1,689
Accumulated other comprehensive income (loss)	(437)
Retained earnings	5,051
Less 62 million shares of treasury stock, at cost	(1,577)

Total shareholder’s equity	7,376

Total capitalization	$10,208

KBR

December 31, 2006
(In millions, except
share amounts)

Cash and equivalents	$1,461
Total debt (including current maturities of long-term debt)	$20
Shareholders’ equity:
Preferred stock, $0.001 par value; authorized — 50 million shares; outstanding — 0	—
Common stock, $0.001 par value; authorized — 300 million shares; outstanding — 168 million shares	—
Paid-in capital in excess of par	2,051
Accumulated other comprehensive loss	(291)
Retained earnings	27

Total shareholders’ equity	1,787

Total capitalization	$1,807

HALLIBURTON COMPANY UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Halliburton as of and for the year ended December 31, 2006 give effect to Halliburton’s disposition of the 135,627,000 shares of KBR common stock it owns upon consummation of the exchange offer to which this Prospectus — Offer to Exchange relates. Under the terms of the exchange offer, Halliburton is offering to exchange all of its shares of KBR common stock for outstanding shares of Halliburton common stock that are validly tendered and not properly withdrawn. Please read “The Exchange Offer — Terms of the Exchange Offer.” For purposes of the unaudited pro forma condensed consolidated balance sheet we assume that the exchange offer was fully subscribed and occurred as of December 31, 2006, and for the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 we assume that the exchange offer was fully subscribed and occurred on January 1, 2006.

We derived the unaudited pro forma condensed consolidated financial statements from the historical consolidated financial statements of Halliburton and KBR. These adjustments are based on currently available information and certain preliminary estimates and assumptions and, therefore, the actual effects of the exchange offer may differ from the effects reflected in the unaudited pro forma condensed consolidated financial statements. However, despite the fact that data is not available to make precise estimates, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the exchange offer as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

You should read the following information in conjunction with “Selected Historical Consolidated Financial Data for Halliburton and KBR,” and Halliburton’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this Prospectus — Offer to Exchange.

HALLIBURTON COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2006
($ millions)

	Halliburton			(d)	Halliburton
	Company	Pro Forma		Intercompany	Company
	Historical	Adjustments		Reclass	Pro Forma

Cash and equivalents	$4,379	$(1,461	)(a)	$—	$2,918
Total receivables	4,674	(2,045	)(a)	—	2,629
Other current assets	2,130	(388	)(a)(e)	—	1,742

Total current assets	11,183	(3,894)		—	7,289

Property, plant, and equipment	3,048	(492	)(a)	—	2,556
Other assets	2,589	(1,014	)(a)(e)	152	1,727

Total assets	$16,820	$(5,400)		$152	$11,572

Accounts payable	$1,931	$(1,276	)(a)	$—	$655
Advanced billings on incomplete contracts	903	(903	)(a)	—	—
Other current liabilities	1,893	(800	)(a)(e)	152	1,245

Total current liabilities	4,727	(2,979)		152	1,900

Long term debt	2,786	(2	)(a)	—	2,784
Other liabilities	1,484	(461	)(a)(e)	—	1,023

Total liabilities	8,997	(3,442)		152	5,707

Minority interest in consolidated subsidiaries	447	(378	)(a)	—	69
Shareholders’ equity
Common stock	2,650	—		—	2,650
Paid-in-capital in excess of par value	1,689	—		—	1,689
Accumulated other comprehensive income	(437)	235	(a)	—	(202)
Retained earnings	5,051	1,052	(b)(e)	—	6,103

	8,953	1,287		—	10,240
Less treasury stock, at cost	(1,577)	(2,867	)(c)	—	(4,444)

Total shareholders’ equity	7,376	(1,580)		—	5,796

Total liabilities and shareholders’ equity	$16,820	$(5,400)		$152	$11,572

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

HALLIBURTON COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006

	Halliburton			Halliburton
	Company			Company
	Historical	(f)	(g)	Pro Forma
	(In millions, except per share amounts)

Total revenues	$22,576	$(9,625)	$4	$12,955
Operating costs and expenses
Cost of services	16,031	(9,285)	4	6,750
Cost of sales	2,675	—		2,675
General and administrative	450	(108)		342
(Gain) loss on sale of business assets, net	(64)	6		(58)

Total operating costs and expenses	19,092	(9,387)	4	9,709

Operating income	3,484	(238)	—	3,246
Interest expense	(175)	7	—	(168)
Interest income	162	(33)	—	129
Foreign currency gains (losses), net	(22)	13	—	(9)
Other nonoperating, net	—	—	—	—

Income from continuing operations before income taxes and minority interests	3,449	(251)	—	3,198
(Provision) for income taxes	(1,144)	133	—	(1,011)
Minority interest in net income of subsidiaries	(33)	15	—	(18)

Income from continuing operations	$2,272	$(103)	—	$2,169

Basic income per share from continuing operations	$2.24			$2.35

Diluted income per share from continuing operations	$2.16			$2.25

Basic average common shares outstanding	1,014	(92)		922

Diluted average common shares outstanding	1,054	(92)		962

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

HALLIBURTON COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Pro Forma Adjustments and Assumptions

The pro forma condensed consolidated financial statements assume that Halliburton will offer to its shareholders 1.4749 shares (calculated using the indicative calculated per-share value at March 1, 2007 for both Halliburton and KBR) of KBR common stock in exchange for each share of Halliburton common stock tendered, which would result in approximately 92 million shares of Halliburton common stock being exchanged for approximately 136 million shares of KBR common stock, if the exchange offer is fully subscribed.

The effect on the unaudited pro forma condensed consolidated financial statements is calculated as follows (in millions):

Expected number of shares of KBR common stock to be issued in the exchange offer	136
Exchange ratio	1.4749

Total shares of Halliburton common stock tendered	92

Estimated fair value of shares of Halliburton common stock tendered at $31.16 per share, which represents the per share value used to calculate the assumed exchange ratio	$2,867
Less Halliburton’s net book value of KBR’s net assets at December 31, 2006	1,455
Less portion of accumulated other comprehensive loss attributable to KBR	235

Net proceeds from exchange offer	1,177

Less estimated fair value of indemnities and guarantees	125

Net gain on disposition of KBR	$1,052

The Halliburton unaudited pro forma condensed consolidated financial statements assume this exchange offer is fully subscribed. The following table shows a sensitivity analysis of what the pro forma diluted income per share from continuing operations (“EPS”) and the net gain on the disposition of KBR would be using a range of exchange ratios, including the maximum exchange ratio (1.5905), and a range of indicative calculated per-share values of both Halliburton and KBR common stock, under a scenario in which the exchange offer is fully subscribed and under a scenario in which the number of tendered Halliburton shares is the minimum amount necessary to satisfy the minimum condition (40,688,100 shares of KBR common stock). The exchange offer does not provide for a minimum exchange ratio.

		Indicative	Indicative	Shares of KBR
		Calculated	Calculated	Common Stock
		per-Share	per-Share	per Share of
Halliburton		Value of	Value of	Halliburton		Fully		Minimum
Common	KBR Common	Halliburton	KBR Common	Common Stock		Subscribed		Subscribed
Stock	Stock	Common Stock	Stock	Tendered		EPS	Net Gain(1)	EPS	Net Gain(1)

At March 1, 2007	At March 1, 2007	$31.16040	$22.83983	1.4749		$2.25	$1,052	$2.11	$237
Down 10%	Up 10%	28.04436	25.12381	1.2068		2.30	1,354	2.13	319
Down 10%	Down 10%	28.04436	20.55585	1.4749		2.25	765	2.11	150
Up 10%	Up 10%	34.27644	25.12381	1.4749		2.25	1,338	2.11	325
Up 10%	Down 10%	$34.27644	$20.55585	1.5905	(2)	$2.24	$1,133	$2.11	$256

(1)	Amounts shown in millions.

(2)	In this scenario, the maximum exchange ratio of 1.5905 is in effect.

If the exchange offer is consummated but is not fully subscribed, Halliburton will distribute in a spin-off distribution to its shareholders the remaining shares of KBR common stock.

The minimum amount of shares of Halliburton common stock required to be tendered to complete the exchange offer represents approximately 3% of Halliburton’s total outstanding common stock. The number of shares of Halliburton common stock that must be tendered in order for Halliburton to distribute all of its shares of KBR common stock in this exchange offer represents approximately 9% of Halliburton’s total outstanding common stock.

Pro Forma Balance Sheet

(a) Adjustment to eliminate KBR balances from the Halliburton’s Consolidated Balance Sheet

(b) Adjustment to record the estimated gain to be recognized by Halliburton as a result of the exchange offer.

(c) Adjustment to record Halliburton’s acquisition of treasury shares.

(d) Reclass of intercompany receivable from KBR to other assets.

(e) Adjustment to record a preliminary estimate, to be measured on the separation date, of the fair value to Halliburton of the indemnities and guarantees provided by Halliburton to KBR under the Master Separation Agreement. This estimate of fair value is not intended to represent an estimate of the amount of probable loss or a range of possible loss, if any, of the underlying matters associated with these indemnities and guarantees. The actual estimate of the fair value of the indemnities and guarantees could be significantly different than the preliminary estimate. Please read “Agreements between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement” for more information concerning the nature and scope of these indemnities and guarantees.

Pro Forma Income Statement

(f) Adjustment to eliminate KBR’s revenues and expenses from the Halliburton’s Consolidated Statements of Operations

(g) Adjustment to reverse elimination of intercompany income and expenses related to activity with KBR from Halliburton’s Consolidated Statements of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KBR

The following discussion and analysis of KBR’s financial condition and results of operations should be read in conjunction with “Summary — Selected Historical Consolidated Financial Data for Halliburton and KBR — KBR Selected Historical Consolidated Financial Data” and the consolidated financial statements and notes thereto of KBR, Inc. appearing elsewhere in this Prospectus-Offer to Exchange. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. KBR’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus-Offer to Exchange. Please read “Cautionary Statement About Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Unless the context requires otherwise, references in this Prospectus — Offer to Exchange to “KBR” mean KBR, Inc. and its subsidiaries and references to “Halliburton” mean Halliburton Company and its subsidiaries (excluding KBR). The separation of KBR from Halliburton may adversely affect or result in the loss of KBR’s DML joint venture’s interest in the operation of the Devonport Royal Dockyard. For additional information, please read “Risk Factors — Risks Relating to KBR — Risks Relating to Customers and Contracts — KBR’s G&I segment is directly affected by spending and capital expenditures by its customers and KBR’s ability to contract with its customers — The separation of KBR from Halliburton may adversely affect or result in the loss of the DML joint venture’s interest in the operation of the Devonport Royal Dockyard in exchange for the fair value of the interest and the loss of KBR’s interest DML in exchange for the lower of net asset value or fair market value, which could have a material adverse effect on KBR’s future prospects, business, results of operations and cash flow” and “Business of KBR — Joint Ventures and Alliances.”

Executive Overview

Energy and Chemicals (E&C) revenue increased from $2.0 billion in 2005 to $2.4 billion in 2006, or approximately 19%. The increase was largely due to a $594 million increase in revenue from KBR’s gas monetization projects offset by a decrease of $241 million from a crude oil project in Canada. Operating income decreased from $123 million in 2005 to $45 million in 2006 primarily due to a $157 million charge related to the Escravos GTL project in Nigeria which was partially offset by an aggregate $65 million increase in operating income from an ammonia project in Egypt and other gas monetization projects.

Government and Infrastructure (G&I) produced revenue of $7.2 billion in 2006 compared to $8.1 billion in 2005, an 11% decrease. The decrease is largely due to a $698 million decrease in KBR’s military support activities in Iraq. Operating income for G&I decreased from $332 million in 2005 to $201 million in 2006 as a result of the decreases in Iraq-related activity as well as impairment charges on a railroad project in Australia and a road project in the United Kingdom.

In August 2006, KBR was awarded a $3.5 billion task order under its LogCAP III contract for additional work through 2007. Backlog related to the LogCAP III contract at December 31, 2006 was $3.0 billion. In 2006, Iraq-related work contributed $4.7 billion to consolidated revenue and $166 million to consolidated operating income, resulting in a 3.5% margin before corporate costs and taxes. KBR was awarded $120 million in LogCAP award fees during 2006 as a result of its performance rating. During the almost five-year period KBR has worked under the LogCAP III contract, KBR has been awarded 64 “excellent” ratings out of 76 total ratings. KBR expects to complete all open task orders under its LogCAP III contract during the third quarter of 2007.

In August 2006, the U.S. Department of Defense (DoD) issued a request for proposals on a new competitively bid, multiple service provider LogCAP IV contract to replace the current LogCAP III contract. KBR is currently the sole service provider under the LogCAP III contract, and in October 2006, KBR submitted the final portion of its bid on the LogCAP IV contract. KBR expects that the contract will be awarded during the second quarter of 2007. Despite the award of the August 2006 task order under its LogCAP III contract and the possibility of being awarded a portion of the LogCAP IV contract, KBR expects the overall volume of work to decline as the customer scales back the amount of services KBR provides. However, as a result of the recently announced surge of additional troops in Iraq, KBR expects the decline to occur more slowly than previously expected. Please read “Risk Factors — Risks Relating to KBR — Risks Related to Customers and Contracts — KBR’s G&I segment is directly affected by spending and capital expenditures by its customers and KBR’s ability to contract with its customers — A decrease in the magnitude of work KBR performs for the United States government in Iraq and for the U.K. Ministry of Defence (MoD) through KBR’s DML joint venture or other decreases in governmental spending and outsourcing for military and logistical support of the type that KBR provides could have a material adverse effect on its business, results of operations and cash flow” and “— KBR’s results of operations depend on the award of new contracts and the timing of the performance of these contracts — The DoD awards its contracts through a rigorous competitive process and KBR’s efforts to obtain future contract awards from the DoD, including the LogCAP IV contract, may be unsuccessful, and the DoD has recently favored multiple award task order contracts.”

With regard to E&C projects, worldwide resource constraints, escalating material and equipment prices, and ongoing supply chain pricing pressures are causing delays in awards of and, in some cases, cancellations of major gas monetization and upstream prospects. Of the eight very large scale (each defined for these purposes as having approximately $2 billion or more in estimated revenue to KBR or other parties (or total installed cost to the client) over the course of the project) natural gas projects that KBR has been pursuing for new awards, three have either been cancelled or awarded to competitors and KBR believes the awards of two others may also be significantly delayed or cancelled. Although two additional very large scale natural gas projects have subsequently been added to KBR’s pursuit list, due to the lengthy nature of the bidding process, KBR does not expect awards for these projects to be made in the near term. These developments may negatively and materially impact 2007 and 2008 results (excluding consideration of potential offsets such as the slower than expected decline in LogCAP III activity, or work in other areas and overhead reductions that may or may not be realized). It is generally very difficult to predict whether or when KBR will receive such awards as these contracts frequently involve a lengthy and complex bidding and selection process which is affected by a number of factors, such as market conditions, financing arrangements, governmental approvals and environmental matters.

In the second quarter of 2006, KBR identified a $148 million charge, before income taxes and minority interest, related to its consolidated 50%-owned GTL project in Escravos, Nigeria. This charge was primarily attributable to increases in the overall estimated cost to complete the project. The project experienced delays related to civil unrest and security on the Escravos River near the project site, with additional delays resulting from scope changes and engineering and construction modifications. As of September 30, 2006, KBR had approximately $269 million in unapproved change orders related to this project. In the fourth quarter of 2006, KBR reached agreement with the project owner to settle $264 million of these change orders. KBR recorded an additional $9 million loss in the fourth quarter of 2006 related to non-billable engineering services for the Escravos joint venture. As of December 31, 2006, KBR has recorded $43 million of unapproved change orders which primarily relates to additional cost increases on this project.

In May 2006, KBR completed the sale of the Production Services group, which was part of the E&C segment. In connection with the sale, KBR received net proceeds of $265 million and recorded a pre-tax gain of $120 million, net of post-closing adjustments. The results of operations and net assets of the Production Services group for the current and prior periods have been reported as discontinued operations. See Note 26 to the consolidated financial statements of KBR, Inc. included elsewhere in this Prospectus — Offer to Exchange.

On April 1, 2006, Halliburton contributed to KBR its interests in three joint ventures, which are accounted for using the equity method of accounting. These joint ventures own and operate offshore vessels equipped to provide various services, including accommodations, catering and other services to sea-based oil and gas platforms and rigs off the coast of Mexico. At March 31, 2006, the contributed interests in the three joint ventures had a book value of $26 million.

In 2006, KBR recorded $58 million of impairment charges related to an investment in a railway joint venture in Australia. This joint venture has sustained losses since the railway commenced operations in early 2004 and incurred an event of default under its loan agreements by failing to make an interest and principal payment in October 2006. The write-down of KBR’s investment in this joint venture in the first and third quarters of 2006 resulted from lower than anticipated freight volume, a slowdown in the planned expansion of the Port of Darwin and the joint venture’s unsuccessful efforts to raise additional equity from third parties.

In April 2006, KBR, Petrobras, and the project lenders agreed to technical and operational acceptance of the completed Barracuda and Caratinga production vessels. In March 2006, Petrobras submitted to arbitration a $220 million claim related to the Barracuda-Caratinga project. The submission claimed that certain subsea flowline bolts failed and that the replacement of these bolts was KBR’s responsibility. KBR disagrees with the Petrobras claim since the bolts met Petrobras’ design specification, and KBR does not believe there is any basis for the amount claimed by Petrobras. KBR has examined possible solutions to the problem and determined the cost would not exceed $140 million. KBR is defending itself in the arbitration process and will pursue recovery of its costs associated with this defense.

Separation of KBR from Halliburton.

In November 2006, KBR completed its initial public offering of 32,016,000 shares of its common stock for aggregate net proceeds of $511 million. Halliburton intends to complete the separation by means of the exchange offer and a subsequent spin-off distribution of any remaining shares. Please read “The Transaction,” “The Exchange Offer” and “Spin-Off Distribution of KBR Common Stock.” In connection with KBR’s initial public offering, Halliburton and KBR entered into various agreements relating to the separation of the KBR business from Halliburton, including, among others, a master separation agreement, a registration rights agreement, an employee matters agreement, transition services agreements and a tax sharing agreement. For a description of these agreements, as amended, and other agreements that KBR entered into with Halliburton, please read “Agreements Between Halliburton and KBR and Other Related Party Transactions.”

In 2007, KBR anticipates incurring approximately $12 million of additional cost of services and approximately $23 million of additional general and administrative expense associated with being a separate publicly traded company, including approximately $8 million of expense for stock-based compensation. These public company expenses include anticipated compensation and benefit expenses of KBR’s executive management and directors (including stock-based compensation), costs associated with KBR’s long-term incentive plan, expenses associated with the preparation of annual and quarterly reports, proxy statements and other filings with the SEC, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and higher insurance costs due to the unavailability of Halliburton’s umbrella insurance coverage. KBR expects to incur additional one-time system costs of approximately $10 million to replace certain human resources and payroll-related IT systems that KBR currently shares with Halliburton and that are not included in the scope of KBR’s current SAP implementation process.

In connection with KBR’s initial public offering, KBR granted stock options, restricted stock and restricted stock units to KBR’s executive officers and a number of KBR’s employees as described in Note 18 to KBR’s audited consolidated financial statements included elsewhere in this Prospectus — Offer to Exchange. KBR also intends to make annual grants of restricted stock units to KBR’s outside directors as described under “Management of KBR — Director Compensation.” Any amounts recorded related to stock-based compensation would include the fair value of awards of stock options, restricted stock and/or restricted stock units to KBR’s outside directors, executive officers and other employees. The estimated fair value of these grants have been determined using the Black-Scholes pricing model in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)). Once Halliburton’s ownership interest in KBR is 20% or less, outstanding awards to KBR employees of options to purchase Halliburton stock and unvested Halliburton restricted stock under the Halliburton 1993 Stock and Incentive Plan (the “Halliburton 1993 Plan”) will be converted into similar KBR awards under a new Transitional Stock Adjustment Plan, with the intention of preserving approximately the equivalent value of the previous awards under the Halliburton 1993 Plan.

Other Corporate Matters.

At December 31, 2006, KBR adopted Statement of Financial Accounting Standards No. 158 (SFAS No. 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an

amendment of FASB Statements No. 87, 88, 106, and 132(R).” The adoption of SFAS No. 158 impacted KBR’s balance sheet at December 31, 2006 as follows: a decrease to total assets of $156 million, an increase to total liabilities of $93 million, a decrease to minority interest of $97 million, and a decrease to shareholders’ equity of $152 million.

In January 2006, KBR adopted SFAS No. 123(R) and began expensing the cost of KBR’s employee stock option awards and employee stock purchase plan. On a pretax basis, these costs totaled approximately $7 million in 2006 and are in addition to $5 million in costs KBR has historically expensed related to other equity based compensation and $6 million of incremental compensation cost related to modifications of previously granted stock- based awards retained when certain employees left the company. All expense related to stock compensation awards were charged to the segments to which each affected employee is assigned.

In the fourth quarter of 2006, KBR committed to a restructuring plan that included broad based headcount reductions deemed necessary to reduce overhead and better position KBR for the future. In connection with this reorganization, KBR recorded restructuring charges totaling $5 million for severance, incentives, and other employee benefit costs for personnel whose employment was involuntarily terminated. Of this amount, $3 million relates to KBR’s E&C segment and $2 million relates to KBR’s G&I segment. The entire $5 million was included in “General and administrative” in the statements of operations as of December 31, 2006. These termination benefits were offered to approximately 139 personnel, with 66 receiving enhanced termination benefits who were located in the United States and United Kingdom. As of December 31, 2006, the $5 million is included in “Accounts payable” on the consolidated balance sheets for the restructuring plan.

Material weakness in financial controls.  During the second quarter of 2006, KBR discovered a large increase in its estimated costs on the Escravos project as a result of KBR’s completing a first check estimate in June 2006. A first check estimate is a detailed process by which the project’s schedule and cost is re-estimated through its completion. KBR performs a first check estimate once sufficient engineering work has been completed to allow for a detailed cost re-estimate based on actual engineering drawings. The large increase in estimated costs identified on the Escravos project included the estimated costs for the plant scope changes resulting from the front-end engineering design validation, the impact of inflation on procurement costs due to schedule delays, and the costs of additional security needed due to the continued deterioration of civil conditions in Nigeria that had occurred.

As a result of the significant increase in estimated costs identified in the first check estimate, KBR performed a review to determine why these costs were not previously estimated and communicated. From this review, KBR learned that even though most of the cost increases could not be identified until the rescheduling and recosting exercise of the first check estimate, there were some cost increases that should have been recognized by existing procedures related to project deviations/changes which had been identified prior to March 31, 2006 but not included in the project cost estimate as of that date. KBR’s policies require that all estimated costs attributed to project deviations/changes be included in the project cost estimate in the period in which they are identified. Since KBR’s policy was not followed on this project, KBR concluded that a material weakness in internal controls existed in the Escravos project estimating process.

During the second quarter of 2006, KBR performed an additional review of its other significant fixed-price projects and found that the control policies and procedures which had not been followed on the Escravos project were being followed on these projects, providing KBR assurance that the control deficiency was isolated to the Escravos project. Further, KBR believes the first check estimate it performed in the second quarter of 2006 mitigated the risk of any material errors in the Escravos project as of December 31, 2006.

KBR has taken appropriate actions to upgrade project control personnel on the Escravos project and has provided additional training to these new individuals concerning KBR’s company policies relating to project deviations/changes. KBR has also initiated control enhancements on the Escravos project, which are expected to help identify any similar control deficiencies on a more timely basis in the future. These include expanded monthly project reviews by segment management for all significant projects with increased focus on project deviations/changes.

During the fourth quarter of 2006, KBR completed the first check estimate on the Yemen project, which was the only major E&C project underway for which a first check estimate had not previously been completed at that point. In addition, during the fourth quarter of 2006, KBR has continued its assessment of the Escravos controls and other control changes implemented following the second quarter of 2006, and has concluded that these controls are operating effectively. KBR believes that this material weakness has been remediated as of December 31, 2006.

Correction of prior period results.  In connection with a review of its consolidated 50%-owned GTL project in Escravos, Nigeria, which is part of KBR’s E&C segment, KBR identified increases in the overall estimated cost to complete the project. As a result, during the second quarter of 2006, KBR identified a $148 million charge, before income taxes and minority interest. KBR determined that $16 million of the $148 million charge was based on information available to KBR but not reported as of March 31, 2006. Of the $16 million related to the prior periods, $9 million was related to the quarter ended March 31, 2006 and $7 million was related to the quarter ended December 31, 2005. KBR has restated its financial statements for the quarter ended March 31, 2006 to include the $9 million charge ($2.9 million after minority interest and tax) as well as for other unrelated, individually insignificant adjustments that subsequently became known to KBR. The $9 million adjustment related to Escravos had the effect of reducing income (loss) from continuing operations before income taxes and minority interest by $9 million, increasing benefit (provision) for income taxes by $1.6 million, increasing minority interest in net income of subsidiaries by $2.9 million (net of tax of $1.6 million), and reducing net income by $2.9 million for the quarter ended March 31, 2006. These other adjustments had the effect of reducing pretax income and net income by $2 million and $5 million for the quarter ended March 31, 2006, respectively. KBR recorded the remaining $7 million charge ($2.3 million after minority interest and income taxes) in the quarter ended June 30, 2006, since the amounts were not material to 2005 or 2006 based on KBR’s 2006 projections.

In addition to the above, KBR adjusted its member’s equity and other balance sheet accounts as of January 1, 2003 to reflect a correction to DML’s initial purchase price allocation from a 1997 acquisition. DML’s original purchase price allocation did not adequately record the prepaid pension asset that existed at the acquisition date. The corrected allocation of purchase price to the pension asset also had the effect of increasing negative goodwill. The resulting negative goodwill would have been reversed in 2002 upon the adoption of SFAS 141, “Business Combinations,” and reflected in “cumulative effect of change in an accounting principle, net.” Accordingly, KBR’s January 1, 2003 consolidated balance sheet has been adjusted to increase member’s equity by $34 million, to increase prepaid pension asset by $72 million, to decrease property, plant, and equipment by $2 million, to decrease deferred taxes by $12 million and to increase minority interest by $24 million. Currency translation adjustments on the above resulted in increased equity at December 31, 2005, 2004 and 2003 of $9 million, $17 million and $8 million, respectively. KBR does not believe these adjustments have a material impact on balances previously reported.

Liquidity and Capital Resources

At December 31, 2006 and 2005, KBR’s cash and equivalents totaled $1.5 billion and $394 million, respectively. These balances include cash and cash from advanced payments related to contracts in progress held by KBR or joint ventures that KBR consolidates for accounting purposes and which totaled $527 million at December 31, 2006 and $223 million at December 31, 2005. The use of these cash balances is limited to the specific projects or joint venture activities and are not available for other projects, general cash needs or distribution to KBR without approval of the board of directors of the respective joint venture or subsidiary.

Historically, KBR’s primary sources of liquidity were cash flow from operations, including cash advance payments from KBR’s customers, and borrowings from KBR’s parent, Halliburton. In addition, at times during 2004 and 2005, KBR sold receivables under its U.S. government accounts receivable facility. Effective December 16, 2005, KBR entered into a bank syndicated unsecured $850 million five-year revolving credit facility (Revolving Credit Facility), which extends through 2010 and is available for cash advances and letters of credit. In connection therewith, the U.S. government accounts receivable facility was terminated and an intercompany payable to Halliburton of $774 million was converted into Subordinated Intercompany Notes.

KBR expects its future liquidity will be provided by cash flow from operations, including advance cash payments from KBR’s customers, and borrowings under the Revolving Credit Facility.

As mentioned above, KBR previously utilized borrowings from Halliburton as a primary source of liquidity. In October 2005, Halliburton capitalized $300 million of the outstanding intercompany balance to equity through a capital contribution. On December 1, 2005, the remaining intercompany balance was converted into Subordinated Intercompany Notes to Halliburton. At December 31, 2005, the outstanding principal balance of the Subordinated Intercompany Notes was $774 million. In October 2006, KBR repaid $324 million in aggregate principal amount of the $774 million of indebtedness it owed under the Subordinated Intercompany Notes. In November 2006, KBR repaid the remaining $450 million in aggregate principal amount of the Subordinated Intercompany Notes with proceeds from KBR’s initial public offering. Amounts owed under the Subordinated Intercompany Notes is reflected in KBR’s consolidated financial statements at December 31, 2005 as Notes payable to related party.

KBR’s Revolving Credit Facility is available for cash advances required for working capital and letters of credit to support KBR’s operations. Amounts drawn under the Revolving Credit Facility bear interest at variable rates based on a base rate (equal to the higher of Citibank’s publicly announced base rate, the Federal Funds rate plus 0.5% or a calculated rate based on the certificate of deposit rate) or the Eurodollar Rate, plus, in each case, the applicable margin. The applicable margin will vary based on KBR’s utilization spread. At December 31, 2006 and 2005, KBR had $0 of cash draws and $55 million and $25 million, respectively, in letters of credit issued and outstanding, which reduced the availability under the Revolving Credit Facility to $795 million and $825 million, respectively. In addition, KBR pays a commitment fee on any unused portion of the credit line under the Revolving Credit Facility. Further, the Revolving Credit Facility limits the amount of new letters of credit and other debt KBR can incur outside of the credit facility to $250 million, which could adversely affect KBR’s ability to bid or bid competitively on future projects if the credit facility is not amended or replaced.

Letters of credit, bonds and financial and performance guarantees.  In connection with certain projects, KBR is required to provide letters of credit, surety bonds or other financial and performance guarantees to its customers. As of December 31, 2006, KBR had $676 million in letters of credit and financial guarantees outstanding, of which $55 million were issued under KBR’s Revolving Credit Facility. Over $597 million of the remaining $621 million were issued under various Halliburton facilities and are irrevocably and unconditionally guaranteed by Halliburton. Of the total outstanding, $516 million relate to KBR’s joint venture operations, including $159 million issued in connection with KBR’s Allenby & Connaught project. The remaining $160 million of outstanding letters of credit relate to various other projects. At December 31, 2006, $248 million of the $676 million in outstanding letters of credit had triggering events that would entitle a bank to require cash collateralization. In addition, Halliburton has guaranteed surety bonds and provided direct guarantees primarily related to KBR’s performance. KBR expects to cancel these letters of credit, surety bonds and other guarantees as it completes the underlying projects. KBR has limited stand-alone bonding capacity without Halliburton, and Halliburton is no longer obligated to provide credit support for KBR’s letters of credit, surety bonds and other guarantees, except to the limited extent it has agreed to do so under the terms of the master separation agreement entered into in connection with KBR’s initial public offering. KBR has obtained a limited amount of stand-alone surety capacity and is engaged in discussions with surety companies to obtain additional stand-alone capacity.

KBR and Halliburton have agreed that the existing surety bonds, letters of credit, performance guarantees, financial guarantees and other credit support instruments guaranteed by Halliburton will remain in full force and effect following the separation of KBR from Halliburton. In addition, KBR and Halliburton have agreed that until December 31, 2009, Halliburton will issue additional guarantees, indemnification and reimbursement commitments for KBR’s benefit in connection with (a) letters of credit necessary to comply with KBR’s EBIC contract, KBR’s Allenby & Connaught project and all other KBR contracts that were in place as of December 15, 2005; (b) surety bonds issued to support new task orders pursuant to the Allenby & Connaught project, two job order contracts for KBR’s G&I segment and all other KBR contracts that were in place as of December 15, 2005; and (c) performance guarantees in support of these contracts. Each credit support instrument outstanding at the time of KBR’s initial public offering and any additional guarantees, indemnification and reimbursement commitments will remain in effect until the earlier of: (1) the termination of the underlying project contract or KBR’s obligations thereunder or (2) the expiration of the relevant credit support instrument in accordance with its terms or release of such instrument by KBR’s customer. In addition, KBR has agreed to use its reasonable best efforts to attempt to release or replace Halliburton’s liability under the outstanding credit support instruments and any additional credit support instruments relating to KBR’s business for which Halliburton may become obligated for which such release or replacement is reasonably available. For so long as Halliburton or its affiliates remain liable with respect to any credit support instrument, KBR has agreed to pay the underlying obligation as and when it becomes due. Furthermore, KBR agreed to pay to Halliburton a quarterly carry charge for its guarantees of KBR’s outstanding letters of credit and surety bonds and agreed to indemnify Halliburton for all losses in connection with the outstanding credit support instruments and any new credit support instruments relating to KBR’s business for which Halliburton may become obligated following KBR’s initial public offering. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Credit Support Instruments.”

As the need arises, future projects will be supported by letters of credit issued under KBR’s Revolving Credit Facility or arranged on a unilateral basis. In connection with the issuance of letters of credit under the Revolving Credit Facility, KBR is charged an issuance fee and a quarterly fee on outstanding letters of credit based on an annual rate.

Debt covenants.  The Revolving Credit Facility contains a number of covenants restricting, among other things, KBR’s ability to incur additional indebtedness and liens, sales of KBR’s assets and payment of dividends, as well as limiting the amount of investments KBR can make. KBR is limited in the amount of additional letters of credit and other debt it can incur outside of the Revolving Credit Facility. Also, under the current provisions of the Revolving Credit Facility, it is an event of default if any person or two or more persons acting in concert, other than Halliburton or KBR, directly or indirectly acquire 25% or more of the combined voting power of all outstanding equity interests ordinarily entitled to vote in the election of directors of KBR Holdings, LLC, the borrower under the facility and a wholly owned subsidiary of KBR.

The Revolving Credit Facility also requires KBR to maintain certain financial ratios, as defined by the Revolving Credit Facility agreement, including a debt-to-capitalization ratio that does not exceed 55% until June 30, 2007 and 50% thereafter; a leverage ratio that does not exceed 3.5; and a fixed charge coverage ratio of at least 3.0. At December 31, 2006 and 2005, KBR was in compliance with these ratios and other covenants.

	Years Ended December 31,
Cash flow activities	2006	2005	2004
		(In millions)

Cash flows provided by (used in) operating activities	$931	$527	$(61)
Cash flows provided by (used in) investing activities	225	20	(85)
Cash flows provided by (used in) financing activities	(139)	(375)	(83)
Effect of exchange rate changes on cash	50	(12)	24

Increase (decrease) in cash and equivalents	$1,067	$160	$(205)

Operating activities.  Cash flows provided by operations was $931 million for the year ended December 31, 2006 compared to cash flows provided by operations of $527 million for the year ended December 31, 2005. In 2006, KBR received $304 million of advanced billings on several consolidated joint venture projects including KBR’s Escravos project. This cash advance is only available for use on the Escravos project and is not available to KBR for other purposes. In addition, KBR’s working capital for KBR’s Iraq-related work, excluding cash and equivalents, decreased $247 million from $495 million at December 31, 2005 to $248 million at December 31, 2006. These cash increases were partially offset by increases of $86 million in working capital related to new projects initiated in 2006, including the EBIC and Allenby & Connaught projects. KBR also contributed $129 million to fund its pension plans in 2006 and experienced higher payroll and related payments due to the timing of its payroll payments.

Cash provided by operations was $527 million in 2005. The increase in cash provided by operations in 2005 compared to 2004 was primarily due to better operating results and a reduction in working capital required in support of the U.S. government’s activities in Iraq. Net income increased to $240 million in 2005, compared to a net loss of $303 million in 2004. KBR’s working capital requirements for its Iraq-related work, excluding cash and equivalents, decreased from $700 million at December 31, 2004 to $495 million at December 31, 2005. The working capital of $700 million at December 31, 2004 excluded $263 million of receivables sold under KBR’s U.S. government accounts receivable facility, which was terminated in December 2005. The working capital decrease was mainly due to the settlement of dining facilities-related issues and fuel issues and resolution of RIO project issues. These increases in cash flow were partially offset by cash outlays required to fund losses on the Barracuda-Caratinga project totaling $169 million in 2005.

Investing activities.  Cash provided by investing activities for the year ended December 31, 2006 totaled $225 million compared to cash provided by investing activities of $20 million for the year ended December 31, 2005. Capital expenditures in 2006 were $57 million as compared to $76 million in 2005. Capital spending in 2006 was down primarily due to the deferral of certain capital improvement projects at KBR’s DML shipyard. In the second quarter of 2006, KBR completed the sale of its Production Services group, which was part of its E&C segment. In connection with the sale, KBR received net proceeds of $265 million. During 2005, KBR received $96 million in cash from the sale of and one-time cash distribution from its interest in the Dulles Greenway toll road in Virginia.

Cash provided by investing activities totaled $20 million in 2005 compared to cash flows used in investing activities of $85 million in 2004. The increase in cash flow from investing activities was primarily due to the sale of and one-time cash distribution from KBR’s interest in the Dulles Greenway toll road in 2005, which provided $96 million of net cash inflows. Capital expenditures of $76 million in 2005 were consistent with 2004. Capital spending in 2005 was primarily directed to KBR’s implementation of an enterprise system, SAP, offset by lower spending in 2005 at KBR’s DML shipyard.

Financing activities.  Cash flows used in financing activities for the year ended December 31, 2006 totaled $139 million, compared to cash flows used in financing activities of $375 million for the year ended December 31, 2005 and is primarily related to repayment of KBR’s borrowings under the Halliburton Cash Management Note discussed below. In addition, in November 2006, KBR completed an initial public offering of less than 20% of its common stock resulting in net proceeds of $511 million. Cash flows used in or provided by financing activities in 2006, 2005 and 2004 are primarily related to payments from or payments to Halliburton in order to obtain funds to support KBR’s operations or to repay borrowings from Halliburton with excess funds from operations.

Historically, KBR’s daily cash needs have been funded through intercompany borrowings from KBR’s parent, Halliburton, while KBR’s surplus cash was invested with Halliburton on a daily basis. Effective December 1, 2005, KBR entered into Subordinated Intercompany Notes with Halliburton whereby KBR’s $774 million intercompany payable balance was converted into Subordinated Intercompany Notes payable due in December 2010 that each have an annual interest rate of 7.5%. In October 2006, KBR repaid $324 million and in November 2006, KBR repaid the remaining $450 million in aggregate principal amount of the Subordinated Intercompany Notes with proceeds from KBR’s initial public offering.

Prior to December 2006, Halliburton provided daily cash management services to KBR. As part of this arrangement, KBR invested surplus cash with Halliburton on a daily basis, which could be returned as needed for operations. Halliburton executed a demand note payable (Halliburton Cash Management Note) for amounts outstanding under these arrangements. Annual interest on the Halliburton Cash Management Note was based on the closing rate of overnight Federal Funds rate determined on the first business day of each month. Similarly, KBR could, from time to time, borrow funds from Halliburton, subject to limitations provided under the Revolving Credit Facility, on a daily basis pursuant to a note payable (KBR Cash Management Note). Annual interest on the KBR Cash Management Note was based on the six-month Eurodollar Rate plus 1.00%. This cash management arrangement was terminated in December 2006 and amounts owed under the Halliburton Cash Management Note and the KBR Cash Management Note were settled in December 2006.

On November 29, 2002, DML entered into a credit facility denominated in British pounds with Bank of Scotland, HSBC Bank and The Royal Bank of Scotland totaling $157 million. The U.S. dollar amounts presented were converted using published exchange rates for the applicable periods. This facility, which is non-recourse to KBR, matures in September 2009, provides for a $137 million term loan facility and a $20 million revolving credit facility. The interest rate for both the term loan and revolving credit facility is variable based on an adjusted LIBOR rate and DML must maintain certain financial covenants. At December 31, 2006 and 2005, there was $18 million and $31 million, respectively, outstanding under this term loan facility, which is payable in quarterly installments through September 2009. At December 31, 2006 there was no outstanding balance under the revolving credit facility. In addition, DML had $2 million and $3 million of other long-term debt outstanding at December 31, 2006 and 2005, respectively. The interest rate on this debt is variable and payments are due quarterly through October 2008. DML also has a $29 million overdraft facility for which there was no outstanding balance at December 31, 2006.

On June 6, 2005, KBR’s 55%-owned subsidiary, M.W. Kellogg Limited, entered into a credit facility with Barclays Bank totaling $29 million. The U.S. dollar amounts presented were converted using published exchange rates for the applicable period. This facility, which is non-recourse to KBR is primarily used for bonding, guarantee, and other indemnity purposes. Fees are assessed monthly in the amount of 0.25% per annum of the average outstanding balance. Amounts outstanding under the facility are payable upon demand and the lender may require cash collateral for any amounts outstanding under the facility. At December 31, 2006 and 2005, there was $2 million of bank guarantees outstanding under the facility.

Future sources of cash.  Future sources of cash include cash flows from operations, including cash advance payments from KBR’s customers, and borrowings under KBR’s Revolving Credit Facility. The Revolving Credit Facility is available for cash advances required for working capital and letters of credit to support KBR’s operations. However, to meet KBR’s short- and long-term liquidity requirements, KBR will primarily look to cash generated from operating activities. As such, KBR will be required to consider the working capital requirements of future projects.

Future uses of cash.  Future uses of cash will primarily relate to working capital requirements for KBR’s operations. For a discussion of risks related to KBR’s working capital requirements and sources of liquidity following KBR’s separation from Halliburton, please read “Risk Factors — Risks Relating to KBR — Other Risks Relating to KBR — KBR experiences increased working capital requirements from time to time associated with its business, and such an increased demand for working capital could adversely affect its ability to meet its liquidity needs.” In addition, KBR will use cash to fund capital expenditures, pension obligations, operating leases, long-term debt repayment and various other obligations, including the commitments discussed in the table below, as they arise. In October 2006, KBR repaid $324 million in aggregate principal amount of the indebtedness it owed under the Subordinated Intercompany Notes and in November 2006 KBR repaid the remaining $450 million with net proceeds from KBR’s initial public offering.

Capital expenditures.  KBR’s capital spending in 2006 was approximately $57 million. The capital expenditures budget for 2007 is approximately $99 million, and includes a $19 million increase in spending related to the DML shipyard for certain capital improvement projects deferred in 2006.

Commitments and other contractual obligations.  The following table summarizes KBR’s significant contractual obligations and other long-term liabilities as of December 31, 2006:

	Payments Due
	2007	2008	2009	2010	2011	Thereafter	Total
				(In millions)

Long-term debt(a)	$18	$2	$—	$—	$—	$—	$20
Operating leases	48	50	42	39	39	41	259
Purchase obligations(b)	15	13	4	3	2	2	39
Pension funding obligation	57	—	—	—	—	—	57
Barracuda-Caratinga	10	—	—	—	—	—	10

Total	$148	$65	$46	$42	$41	$43	$385

(a)	DML revolving credit facility and associated interest based on adjusted LIBOR rate.

(b)	The purchase obligations disclosed above do not include purchase obligations that KBR enters into with its vendors in the normal course of business that support existing contracting arrangements with its customers. The purchase obligations with KBR’s vendors can span several years depending on the duration of the projects. In general, the costs associated with the purchase obligations are expensed to correspond with the revenue earned on the related projects.

In addition to the commitments above, KBR had commitments of $156 million at December 31, 2006 to provide funds to related companies, including $119 million at December 31, 2006 to fund KBR’s privately financed projects. These commitments arose primarily during the start-up of these entities or due to losses incurred by them. KBR expects approximately $13 million of the commitments to be paid during 2007. In addition, KBR funded $37 million on the Barracuda-Caratinga project, net of revenue received, during 2006.

Off-balance sheet arrangements and other factors affecting liquidity.  KBR participates, generally through an equity investment in a joint venture, partnership or other entity, in privately financed projects that enable its government customers to finance large-scale projects, such as railroads, and major military equipment purchases. KBR evaluates the entities that are created to execute these projects following the guidelines of Financial Accounting Standards Board (FASB) Interpretation No. 46R (see Note 20 “Equity Method Investments and Variable Interest Entities” to the consolidated financial statements of KBR, Inc. included elsewhere in this Prospectus-Offer to Exchange for a description of KBR’s significant unconsolidated subsidiaries that are accounted for using the equity method of accounting). These projects typically include the facilitation of non-recourse financing, the design and construction of facilities, and the provision of operations and maintenance services for an agreed to period after the facilities have been completed. The carrying value of KBR’s investments in privately financed project entities totaled $3 million and $145 million at December 31, 2006 and 2005, respectively. KBR’s equity in earnings (losses) from privately financed project entities totaled $(77) million, $18 million and $(12) million for the years ended December 31, 2006, 2005 and 2004, respectively. See Note 9 to the consolidated financial statements of KBR, Inc. included elsewhere in this Prospectus-Offer to Exchange.

In May 2004, KBR entered into an agreement to sell, assign, and transfer its entire title and interest in specified U.S. government accounts receivable to a third party. The total amount of receivables outstanding under this agreement as of December 31, 2004 was $263 million. At December 31, 2005, these receivables were collected, the balance was retired, and the facility was terminated.

As of December 31, 2006, KBR had incurred $159 million of costs under the LogCAP III contract that could not be billed to the government due to lack of appropriate funding on various task orders. These amounts were associated with task orders that had sufficient funding in total, but the funding was not appropriately allocated within the task order. KBR is in the process of preparing a request for a reallocation of funding to be submitted to the U.S. Army for negotiation. KBR believes the negotiations will result in an appropriate distribution of funding by the U.S. Army and collection of the full amounts due.

Halliburton has agreed to indemnify KBR and KBR’s greater than 50%-owned subsidiaries as of November 20, 2006 for fines or other monetary penalties or direct monetary damages, including disgorgement, as a result of claims made or assessed against KBR by U.S. and certain foreign governmental authorities or a settlement thereof relating to certain FCPA matters. If KBR incurs losses as a result of or relating to certain FCPA matters, or as a result of violations of United States antitrust laws arising out of ongoing bidding practices investigations, for which the Halliburton indemnity will not apply, KBR may not have the liquidity or funds to address those losses. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Indemnification — FCPA Indemnification” and “— Enforceability of Halliburton FCPA Indemnification” and “Business of KBR — Legal Proceedings — Bidding Practices Investigations.”

In certain circumstances, Halliburton has also agreed to indemnify KBR for out-of-pocket cash costs and expenses, or cash settlement or cash arbitration awards in lieu thereof, KBR may incur as a result of the replacement of certain subsea flow-line bolts installed in connection with the Barracuda-Caratinga project. If

KBR incurs losses relating to the Barracuda-Caratinga project for which the Halliburton indemnity will not apply, KBR may not have the liquidity or funds to address those losses.

KBR may take or fail to take actions that could result in KBR’s indemnification from Halliburton with respect to FCPA Matters or matters relating to the Barracuda-Caratinga project no longer being available, and the Halliburton indemnities do not apply to all potential losses. For additional information regarding these indemnification agreements and related risks, please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Indemnification” and “Risk Factors — Risks Relating to KBR.”

Halliburton has incurred $14 million, $9 million and $8 million for the years ended December 31, 2006, 2005 and 2004, respectively, for expenses relating to the FCPA and bidding practices investigations. In 2004, $1.5 million of the $8 million incurred was charged to KBR. Except for this $1.5 million, Halliburton has not charged these costs to KBR. These expenses were incurred for the benefit of both Halliburton and KBR, and KBR and Halliburton have no reasonable basis for allocating these costs between Halliburton and KBR.

Security.  In February 2007, KBR received a letter from the Department of the Army informing KBR of the Department of the Army’s intent to adjust payments under the LogCAP III contract associated with the cost incurred by the subcontractors to provide security to their employees. Based on this letter, the DCAA withheld the Army’s initial assessment of $20 million. The Army based their assessment on one subcontract wherein, based on communications with the subcontractor, the Army estimated 6% of the total subcontract cost related to the private security costs. The Army indicated that not all task orders and subcontracts have been reviewed and that they may make additional adjustments. The Army indicated that, within 60 days, they intend to begin making further adjustments equal to 6% of prior and current subcontractor costs unless KBR can provide timely information sufficient to show that such action is not necessary to protect the government’s interest. KBR is working with the Army to provide the additional information they have requested.

The Army indicated that they believe the LogCAP III contract prohibits KBR from billing costs of privately acquired security. KBR believes that, while the LogCAP III contract anticipates that the Army will provide force protection to KBR employees, it does not prohibit any of KBR’s subcontractors from using private security services to provide force protection to subcontractor personnel. In addition, a significant portion of KBR’s subcontracts are competitively bid lump sum or fixed-price subcontracts. As a result, KBR does not receive details of the subcontractors’ cost estimate nor is KBR legally entitled to it. Accordingly, KBR believes that it is entitled to reimbursement by the Army for the cost of services provided by KBR’s subcontractors, even if they incurred costs for private force protection services. Therefore, KBR believes that the Army’s position that such costs are unallowable and that they are entitled to withhold amounts incurred for such costs is wrong as a matter of law.

If KBR is unable to demonstrate that such action by the Army is not necessary, a 6% suspension of all subcontractor costs incurred to date could result in suspended costs of approximately $400 million. The Army has asked KBR to provide information that addresses the use of armed security either directly or indirectly charged to LogCAP III. The actual costs associated with these activities cannot be accurately estimated at this time, but KBR believes that they should be less than 6% of the total subcontractor costs. As of December 31, 2006, no amounts have been accrued for suspended security billings. Please read “Risk Factors — Risks Relating to KBR — Risks Relating to Customers and Contracts — KBR’s government contracts work is regularly reviewed and audited by its customers and government auditors, and these reviews can lead to withholding or delay of payments to KBR, non-receipt of award fees and other remedies against KBR” for further discussion.

Business Environment and Results of Operations

Business Environment

KBR is a leading global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. KBR is a leader in many of the growing end-markets that it serves, particularly gas monetization, having designed and constructed, alone or with joint venture partners, more than half of the world’s operating LNG production capacity over the past 30 years. In addition, KBR is one to the ten largest government defense contractors worldwide according to a Defense News ranking based on fiscal 2005 revenue and, accordingly, KBR believes it is the world’s largest government defense services provider. For fiscal year 2005, KBR was the sixth largest contractor for the DoD based on its prime contract awards.

KBR offers its wide range of services through two business segments, E&C and G&I. Although KBR provides a wide range of services, its business in both the E&C segment and the G&I segment is heavily focused on major projects. At any given time, a relatively few number of projects and joint ventures represent a substantial part of its operations. KBR’s projects are generally long term in nature and are impacted by factors including local economic cycles, introduction of new governmental regulation, and governmental outsourcing of services. Demand for KBR’s services depends primarily on customers’ capital expenditures and budgets for construction and defense services. KBR has benefited from increased capital expenditures by its petroleum and petrochemical customers driven by high crude oil and natural gas prices and general global economic expansion. Additionally, the heightened focus on global security and major military force realignments, particularly in the Middle East, as well as a global expansion in government outsourcing, have all contributed to increased demand for the type of services that KBR provides.

KBR’s operations in some countries may be adversely affected by unsettled political conditions, acts of terrorism, civil unrest, force majeure, war or other armed conflict, expropriation or other governmental actions, inflation, exchange controls, or currency fluctuations.

E&C Segment Activity

KBR’s E&C segment designs and constructs energy and petrochemical projects, including large, technically complex projects in remote locations around the world. KBR’s expertise includes onshore oil and gas production facilities, offshore oil and gas production facilities, including platforms, floating production and subsea facilities (which KBR refers to collectively as its offshore projects), onshore and offshore pipelines, LNG and GTL gas monetization facilities (which KBR refers to collectively as its gas monetization projects), refineries, petrochemical plants (such as ethylene and propylene) and Syngas, primarily for fertilizer-related facilities. KBR provides a wide range of Engineering Procurement Construction — Commissioning Start-up (EPC-CS) services, as well as program and project management, consulting and technology services.

In order to meet growing energy demands, oil and gas companies are increasing their exploration, production, and transportation spending to increase production capacity and supply. KBR is currently targeting reimbursable EPC and engineering, procurement, and construction management opportunities in northern and western Africa, the Middle East, the Caspian area, Asia Pacific, Latin America, and the North Sea.

Outsourcing of operations and maintenance work by industrial and energy companies has been increasing worldwide. Opportunities in this area are anticipated as the aging infrastructure in United States refineries and chemical plants requires more maintenance and repairs to minimize production downtime. More stringent industry safety standards and environmental regulations also lead to higher maintenance standards and costs.

In the first quarter of 2006, KBR signed a $400 million contract to build and a $20 million contract to operate the Egypt Basic Industries Corporation (EBIC) ammonia plant in Ain Sokna, Egypt. In connection with this project, KBR is performing the engineering, procurement and construction (EPC) work for the project and operation and maintenance services for the facility. In August 2006, the lenders providing the construction financing notified EBIC that it was in default of the terms of its debt agreement, which effectively prevented the project from making additional borrowings until such time as certain security interests in the ammonia plant assets related to the export facilities could be perfected. Indebtedness under the debt agreement is non-recourse to KBR. This default was cured on December 8, 2006 subject to EBIC’s submission and the lender’s acceptance of the remaining documents by March 2007. No event of default has occurred pursuant to the EPC contract and KBR has been paid all amounts due from EBIC. In September 2006, KBR was instructed by EBIC to cease work on one location of the project on which the ammonia storage tanks were originally planned to be constructed due to a decision to relocate the tanks. The new location has been selected and the client and its lenders have agreed to compensate KBR for approximately $6 million in costs resulting from the relocation of the storage tanks. KBR resumed work on the ammonia tanks in February 2007.

In July 2006, KBR was awarded, through a 50%-owned consolidated joint venture, a $997 million contract with Qatar Shell GTL Limited to provide project management and cost-reimbursable EPCm services for the Pearl GTL project in Ras Laffan, Qatar. The project, which is expected to be completed by 2011, consists of gas production facilities and a GTL plant.

Also in July 2006, KBR was awarded a $194 million fixed-price EPCm contract by Saudi Kayan Petrochemical Company for a 1.35 million ton per year ethylene plant in Jubail City, Saudi Arabia.

Escravos project.  During 2006, KBR identified increases in the originally estimated $1.7 billion cost to complete KBR’s consolidated 50%-owned GTL project in Escravos, Nigeria of approximately $452 million, which resulted in KBR recording charges totaling $157 million before minority interest and taxes during that year. These charges were primarily attributable to increases in the overall estimated cost to complete this four-plus-year project. The project, which was awarded in April 2005, has experienced delays relating to civil unrest and security on the Escravos River, near the project site. Further delays have resulted from scope changes, as well as engineering and construction modifications due to necessary front-end engineering design changes. As of September 30, 2006, KBR had approximately $269 million in unapproved change orders related to this project. In the fourth quarter of 2006, KBR reached agreement with the project owner to settle these change orders. As a result, portions of the remaining work should now have a lower risk profile, particularly with respect to the responsibility for security costs and logistics. As of December 31, 2006, KBR had estimated significant additional cost increases, which KBR currently expects to recover through change orders. As of December 31, 2006, KBR had recorded $43 million of unapproved change orders primarily related to these cost increases.

Subsequent to year end 2006, because of a continued lack of access to the project site caused by civil unrest and security issues on the Escravos River near the project site, KBR has made no significant construction progress and is currently behind schedule in testing the soil condition at the project site and is behind the scheduled construction completion plan at this time. In addition, KBR expects little, if any, construction progress will occur in the near future. As a result, KBR expects that it will incur significant additional costs, including material storage and double handling costs, increased freight costs, additional subcontractor costs, and other costs resulting from the extension of the construction period. Additionally, on-going updates to material cost estimates could result in the identification of materials price escalation and quantity growth as KBR completes engineering and procurement work.

KBR believes that future cost increases attributable to civil unrest and security should ultimately be recoverable through future change orders pursuant to the terms of the contract as amended in 2006. In addition, KBR believes that costs associated with potential differences in actual rather than anticipated soil conditions should ultimately be recoverable. The project owner may disagree with KBR’s views. Other costs such as increased materials price escalation and quantity growth may or may not be recoverable through change orders.

To the extent that these increased costs are not recoverable by KBR through additional change orders or contract amendments, KBR will incur additional losses, which could be material, possibly as early as the first quarter of 2007. Even to the extent that KBR is successful in obtaining change orders for any additional costs, there could be timing differences between the recognition of such costs and recognition of offsetting potential recoveries from the client, if any. Further, until such time as the project owner provides the necessary access and security to achieve the agreed construction plan, KBR may continue to incur additional costs, which the project owner may view as nonrecoverable, and may in turn result in additional material losses thereafter. As of February 28, 2007, the engineering and procurement on the project was approximately 67% complete and the construction was less than one percent complete.

Barracuda-Caratinga and Belanak projects.  In June 2000, KBR entered into a contract with Barracuda & Caratinga Leasing Company B.V., the project owner, to develop the Barracuda and Caratinga crude oilfields, which are located off the coast of Brazil. KBR has recorded losses on the project of $19 million, $8 million, and $407 million for the years ended December 31, 2006, 2005 and 2004, respectively. KBR has been in negotiations with the project owner since 2003 to settle the various issues that have arisen and have entered into several agreements to resolve those issues. As part of these settlements, KBR paid $22 million in liquidated damages. KBR funded $37 million in cash shortfalls, net of revenue received, during 2006.

The Barracuda-Caratinga vessels are both fully operational. In April 2006, KBR executed an agreement with Petrobras that enabled KBR to achieve conclusion of the lenders’ reliability test and final acceptance of the FPSOs. These acceptances eliminated any further risk of liquidated damages being assessed. KBR’s remaining obligation under the April 2006 agreement is primarily for warranty on the two vessels. At Petrobras’ direction, KBR has replaced certain bolts located on the subsea flowlines that have failed through mid-November 2005, and KBR understands that additional bolts have failed thereafter, which have been replaced by Petrobras. These failed bolts were identified by Petrobras when it conducted inspections of the bolts. The original design specification for the bolts was issued by Petrobras, and as such, KBR believes the cost resulting from any replacement is not KBR’s responsibility. In March 2006, Petrobras submitted this matter to arbitration claiming $220 million plus interest for the cost of monitoring and replacing the defective stud bolts and, in addition, all of the costs and expenses of the arbitration including the cost of attorneys fees. KBR disagrees with Petrobras’ claim since the bolts met Petrobras’ design specifications, and KBR does not believe there is any basis for the amount claimed by Petrobras. KBR intends to vigorously defend this matter and pursue recovery of the costs it has incurred to date through the arbitration process. Under the master separation agreement KBR entered into with Halliburton in connection with KBR’s initial public offering, Halliburton has agreed, subject to certain conditions, to indemnify KBR and hold KBR harmless from all cash costs and expenses incurred as a result of the replacement of the subsea bolts. As of December 31, 2006 and 2005, KBR has not accrued any amounts related to this arbitration.

KBR has completed construction on another offshore FPSO named Belanak, which is currently in production. KBR’s work on Belanak was pursuant to a fixed-price contract on which KBR incurred $29 million of losses in 2004. As a result of losses sustained on the Barracuda-Caratinga and other projects, KBR announced in 2002 that it would no longer pursue bidding on high risk fixed-price EPC-CS contracts for offshore production facilities primarily due to the fact that the risk/reward equation for these types of projects had become unacceptable to KBR. KBR believes these projects involve a disproportionate risk and require using a large share of bonding and letter of credit capacity relative to the profit contribution provided by these types of projects. In contrast to risks involved in large onshore, fixed-price EPC-CS contracts, risks involved in these projects include lack of front-end definition of scope, lack of uniform approach to project execution, disproportionate risks allocated to contractors, increase in risk profile as projects shift into deepwater frontiers, unpredictable weather and ocean current conditions and unpredictable local manufacturing conditions and capacity.

Brown & Root Condor Spa.  KBR has recently been notified by Sonatrach, a joint venture partner in BRC, that it wishes to dissolve the joint venture. In addition, BRC has recently experienced a decline in new work awarded from various sources including Sonatrach, and Sonatrach has recently canceled work previously awarded to BRC. A deterioration in BRC’s cash flow as a result of the cancellations and decline in work may cause KBR’s investment in BRC to be impaired. KBR estimates its exposure could be up to $18 million, and an impairment could be required as early as the first quarter of 2007.

G&I Segment Activity

KBR’s G&I segment delivers on-demand support services across the full military mission cycle from contingency logistics and field support to operations and maintenance on military bases. In the civil infrastructure market, KBR operates in diverse sectors, including transportation, waste and water treatment, and facilities maintenance. KBR provides program and project management, contingency logistics, operations and maintenance, construction management, engineering, and other services to military and civilian branches of governments and private customers worldwide. KBR currently provides these services in the Middle East to support one of the largest U.S. military deployments since World War II, as well as in other global locations where military personnel are stationed. A significant portion of the G&I segment’s current operations relate to the support of United States government operations in the Middle East, which KBR refers to as its Middle East operations.

In July 2006, KBR resumed work under the U.S. Army Europe Support Contract, which was originally awarded in 2005. Under this contract, KBR will continue to provide support services to U.S. forces deployed in the Balkans. In addition, KBR will provide camp operations and maintenance, and transportation and maintenance services in support of troops throughout the U.S. Army Europe’s area of responsibility, which includes over 90 countries.

In addition, in January 2006, KBR was awarded a competitively bid indefinite delivery/indefinite quantity contract to support the Department of Homeland Security’s U.S. Immigration and Customs Enforcement facilities in the event of an emergency. With a maximum total value of $385 million, this contract has a five-year term, consisting of a one-year base period and four one-year renewal options.

KBR provides substantial work under its government contracts to the DoD and other governmental agencies. Most of the services provided to the U.S. government are under cost- reimbursable contracts where KBR has the opportunity to earn an award fee based on its customer’s evaluation of the quality of KBR’s performance. These award fees are evaluated and granted by KBR’s customers periodically. For contracts entered into prior to June 30, 2003, all award fees are recognized during the term of the contract based on KBR’s estimate of amounts to be awarded. In 2005, KBR’s customer for the LogCAP III contract definitized and granted award fees allocated to a significant amount of cost incurred to date, many of which related to costs incurred and services provided in earlier years. Accordingly, award fees totaling $53 million in excess of amounts previously accrued were recognized in 2005. In addition, based on the award fee scores, which determined the fees awarded during 2005, KBR increased its award fee accrual rate on the LogCAP III contract from 50% to 72%, which resulted in an additional $14 million of award fees being recorded in 2005. KBR continues to receive a performance rating of “excellent” for its work under the LogCAP III contract. This rating translated to an average award fee of 90%. Based on this rating, KBR’s historical experience and KBR’s assessment of its performance, KBR increased its award fee accrual percentage from 72% to 84% in 2006.

In April 2006, Aspire Defence, a joint venture between KBR, Mowlem Plc. and a financial investor, was awarded a privately financed project contract, the Allenby & Connaught project, by the MoD to upgrade and provide a range of services to the British Army’s garrisons at Aldershot and around Salisbury Plain in the United Kingdom. In addition to a package of ongoing services to be delivered over 35 years, the project includes a nine-year construction program to improve soldiers’ single living, technical and administrative accommodations, along with leisure and recreational facilities. Aspire Defence will manage the existing properties and will be responsible for design, refurbishment, construction and integration of new and modernized facilities. At December 31, 2006, KBR indirectly owned a 45% interest in Aspire Defence, the project company that is the holder of the 35-year concession contract. In addition, at December 31, 2006, KBR owned a 50% interest in each of two joint ventures that provide the construction and the related support services to Aspire Defence. As of December 31, 2006, KBR’s performance through the construction phase is supported by $159 million in letters of credit and surety bonds totaling $209 million, both of which have been guaranteed by Halliburton. Furthermore, KBR’s financial and performance guarantees are joint and several, subject to certain limitations, with KBR’s joint venture partners. The project is funded through equity and subordinated debt provided by the project sponsors, including KBR, and the issuance of publicly held senior bonds.

KBR is also the majority owner of DML, the owner and operator of one of Western Europe’s largest naval dockyard complexes. KBR’s DML shipyard operations are primarily engaged in refueling nuclear submarines and performing maintenance on surface vessels for the MoD as well as limited commercial projects. KBR is engaging in discussions with the MoD regarding KBR’s ownership in DML and the possibility of reducing or disposing of KBR’s interest. Although no decision has been made with respect to a disposition of its interest in DML, KBR is supporting a process to identify potential bidders that may have an interest in acquiring its interest in DML. KBR does not know at this time if the process will result in a disposition of its interest in DML.

KBR also expects the volume of its work under its DML joint venture’s contract to refit the MoD’s nuclear submarine fleet to decline in 2009 and 2010 as KBR completes this round of refueling of the current fleet. As a result, KBR is focused on diversifying its G&I segment’s project portfolio and capitalizing on the positive government outsourcing trends with work on other MoD projects and for the U.S. Air Force under the AFCAP contract.

With respect to the Alice Springs-Darwin railroad project, KBR owns a 36.7% interest in a joint venture that is the holder of a 50-year concession contract with the Australian government to operate and maintain the railway. KBR accounts for this investment using the equity method of accounting. This joint venture has sustained losses since commencing operations due to lower than anticipated freight volume and a slowdown in the planned expansion of the Port of Darwin. At the end of the first quarter of 2006, the joint venture’s revised financial forecast led KBR to record a $26 million impairment charge. In October 2006, the joint venture incurred an event of default under its loan agreement by failing to make an interest and principal payment. These loans are non-recourse to KBR. In light of the default, the joint venture’s need for additional financing and the realization that the joint venture efforts to raise additional equity from third parties was not successful, KBR recorded an additional $32 million impairment charge in the third quarter of 2006. KBR will receive no tax benefit as this impairment charge is not deductible for Australian tax purposes. In December 2006, the senior lenders agreed to waive existing defaults and concede certain rights under the existing indenture. Among these were a reduction in the joint venture’s debt service reserve and the relinquishment of the right to receive principal payments for 27 months, through March 2009. In exchange for these concessions, the shareholders of the joint venture committed approximately $12 million of new subordinated financing, of which $6 million was committed by KBR. As of December 31, 2006, KBR’s investment in this joint venture was $6 million. KBR’s $6 million additional funding commitment was still outstanding.

KBR is involved in four privately financed projects, executed through joint ventures, to design, build, operate, and maintain roadways for certain government agencies in the United Kingdom. KBR has a 25% ownership interest in these joint ventures and accounts for them using the equity method of accounting. With respect to one of these roadways, KBR received a revised financial forecast during the second quarter of 2006, which takes into account sustained projected losses due to lower than anticipated long vehicle traffic and higher than forecasted lane availability deductions, which reduces project revenues. Because of this new information, KBR recorded an impairment charge of $10 million during the second quarter of 2006. As of December 31, 2006, the carrying value of KBR’s investment in this joint venture and the related company that performed the construction of the road was $0, and KBR has $0 additional funding commitments.

In the civil infrastructure sector, there has been a general trend of historic under-investment. In particular, infrastructure related to the quality of water, wastewater, roads and transit, airports, and educational facilities has declined while demand for expanded and improved infrastructure continues to outpace funding. As a result, KBR expect increased opportunities for its engineering and construction services and privately financed project activities as its financing structures make it an attractive partner for state and local governments undertaking important infrastructure projects.

Contract structure.  Engineering and construction contracts can be broadly categorized as either cost-reimbursable or fixed-price, sometimes referred to as lump sum. Some contracts can involve both fixed-price and cost-reimbursable elements. Fixed-price contracts are for a fixed sum to cover all costs and any profit element for a defined scope of work. Fixed-price contracts entail more risk to KBR as it must predetermine both the quantities of work to be performed and the costs associated with executing the work. While fixed-price contracts involve greater risk, they also are potentially more profitable for the contractor, since the owner/customer pays a premium to transfer many risks to the contractor. Cost-reimbursable contracts include contracts where the price is variable based upon KBR’s actual costs incurred for time and materials, or for variable quantities of work priced at defined unit rates. Profit on cost-reimbursable contracts may be based upon a percentage of costs incurred and/or a fixed amount. Cost-reimbursable contracts are generally less risky, since the owner/customer retains many of the risks. KBR is continuing with its strategy to move away from offshore fixed-price EPIC contracts within KBR’s E&C segment. KBR has only two remaining major fixed-price EPIC offshore projects. As of December 31, 2006, they were substantially complete.

Results of Operations

	Years Ended December 31,
	2006	2005	2004
	(In millions of dollars)

Revenue: (1)
G&I — Middle East Operations	$5,262	$5,966	$7,454
G&I — DML Shipyard Operations	850	863	738
G&I — Other	1,137	1,307	1,217

Total Government and Infrastructure	7,249	8,136	9,409

E&C — Gas Monetization Projects	898	304	223
E&C — Offshore Projects	316	463	656
E&C — Other	1,170	1,243	1,618

Total Energy and Chemicals	2,384	2,010	2,497

Total revenue	$9,633	$10,146	$11,906

Operating Income (loss):
G&I — Middle East Operations	$159	$167	$25
G&I — DML Shipyard Operations	86	62	48
G&I — Other	(44)	103	9

Total Government and Infrastructure	201	332	82

E&C — Gas Monetization Projects	(106)	13	22
E&C — Offshore Projects	21	30	(454)
E&C — Other	130	80	(7)

Total Energy and Chemicals	45	123	(439)

Total operating income (loss)	$246	$455	$(357)

(1)	KBR’s revenue includes both equity in the earnings of unconsolidated affiliates as well as revenue from the sales of services into the joint ventures. KBR often participates on larger projects as a joint venture partner and also provide services to the venture as a subcontractor. The amount included in revenue represents KBR’s share of total project revenue, including equity in the earnings from joint ventures and revenue from services provided to joint ventures.

Year ended December 31, 2006 compared to year ended December 31, 2005

Revenue.  G&I revenue decreased $887 million to $7.2 billion in 2006 compared to $8.1 billion in 2005. This decrease is primarily due to a $698 million decrease in revenue from Iraq-related activities and a $151 million decrease in revenue associated with hurricane repair efforts for United States naval facilities under KBR’s CONCAP contract.

G&I revenue from KBR’s Middle East operations, which includes Iraq-related activities for 2006 was $5.3 billion compared to $6.0 billion for 2005. This $704 million decrease was primarily due to lower activity on KBR’s LogCAP III contract as KBR’s customer continued to scale back the construction and procurement related to military sites in Iraq.

G&I revenue from KBR’s DML shipyard operations for 2006 was $850 million compared to $863 million for 2005. This decrease reflects lower spending by the MoD. DML shipyard operations revenue and operating results generally vary with the level of service provided on military vessels in a period. In addition, DML has experienced a decrease in activity on commercial shipbuilding as certain projects near completion.

E&C revenue increased $374 million to $2.4 billion for 2006 compared to $2.0 billion for 2005. This increase in revenue was primarily due to a $594 million increase in revenue from KBR’s gas monetization projects. These increases were partially offset by a $241 million decrease in revenue from a crude oil project in Canada.

E&C revenue from KBR’s gas monetization projects for 2006 was $898 million compared to $304 million for 2005. This increase is primarily due to the start-up of several projects awarded in 2005 or early 2006, including the work performed by KBR on the Pearl project and revenue earned on the Escravos GTL project. Revenue related to these two projects and KBR’s work on the Yemen and Skikda projects increased an aggregate of $561 million in 2006 compared to 2005.

E&C revenue from KBR’s offshore projects for 2006 was $316 million compared to $463 million for 2005. This decrease in revenue is primarily due to reduced activity on KBR’s lump-sum EPIC projects, Barracuda-Caratinga and Belanak. In April of 2006, KBR received acceptance of the FPSOs on the Barracuda-Carratinga project. These decreases were partially offset by increased revenues from several other reimbursable offshore projects. KBR’s current offshore work is primarily related to work KBR is performing in the Caspian Sea.

Operating income.  G&I operating income decreased $131 million to $201 million for 2006 compared to $332 million for 2005. This decrease is primarily related to $58 million of impairment charges recorded on KBR’s equity investment in the Alice Springs-Darwin railroad operations and a $10 million impairment charge recorded on an equity investment in a joint venture road project in the United Kingdom. In addition, KBR recorded a $96 million gain from the sale of and one-time cash distribution from KBR’s interest in a United States toll road in 2005, which contributed to the negative variance.

G&I operating income from KBR’s Middle East operations was $159 million for 2006 compared to $167 million in 2005. The decrease in operating income was largely due to the favorable resolution of fuel and other issues in 2005.

G&I operating income from KBR’s DML shipyard operations in 2006 increased to $86 million compared to $62 million for 2005. This increase is primarily due to the resolution of several items with KBR’s government and private customers in addition to increased performance incentives.

E&C operating income for 2006 was $45 million compared to operating income of $123 million in 2005. The $78 million decrease was primarily due to a $157 ($148 million and $9 million in the second and fourth quarters of 2006, respectively) million charge related to the Escravos GTL project in Nigeria, which is included in KBR’s gas monetization projects. This decrease was partially offset by an aggregate $60 million increase in operating income in other projects including an ammonia project in Egypt and other gas monetization projects.

E&C operating loss from gas monetization for 2006 was $106 million compared to operating income of $13 million for 2005. KBR recorded charges totaling $157 million in the second and fourth quarter of 2006, before income taxes and minority interests, related to the Escravos GTL project in Nigeria. This charge was primarily attributable to increases in the overall estimated cost to complete the project and an increase in KBR’s engineering hours in excess of amounts billable to the joint venture. The project has experienced delays relating to civil unrest and security on the Escravos River, near the project site, and further delays have resulted from scope changes and engineering and construction modifications. This charge was partially offset by an increase in operating income from more recently awarded projects such as KBR’s Yemen LNG project and work performed on KBR’s Pearl GTL project.

E&C operating income from KBR’s offshore projects for 2006 was $21 million compared to $30 million for 2005. Operating income decreased primarily due to $15 million of additional charges for KBR’s Barracuda-Carratinga project recorded in the first quarter of 2006 and a decrease in operating income related to KBR’s Belanak project. These decreases were partially offset by increases in operating income related to work KBR is performing in the Caspian Sea.

Non-operating items.  Related party interest expense increased to $36 million for 2006 compared to $24 million for 2005 primarily due to the conversion of the non-interest bearing portion of KBR’s intercompany payable to Halliburton into $774 million interest bearing subordinated intercompany notes to subsidiaries of Halliburton, which occurred in December 2005. This increase was partially offset as a result of the subordinated intercompany notes being paid in full during the fourth quarter of 2006.

Net interest income increased $30 million to $26 million for 2006 compared to net interest expense of $4 million for 2005. The increase in net interest income is primarily due to additional interest earned on cash advances from KBR’s customers and proceeds from KBR’s initial public offering in the fourth quarter of 2006.

Provision for income taxes from continuing operations in 2006 was $129 million compared to $182 million in 2005. KBR’s effective tax rate in 2006 was 59%, which exceeded KBR’s statutory rate of 35% due to not receiving a tax benefit for the impairment charge on its investment in the Alice-Springs Darwin railroad in Australia, return to accrual adjustments recorded in 2006, and foreign tax credit displacement resulting from the domestic net operating losses created by the asbestos settlement with Halliburton. KBR’s effective tax rate in 2005 was 42%, which is higher than the statutory rate of 35% primarily due to foreign tax credit displacement resulting from the domestic net operating losses from the asbestos settlement with Halliburton.

Minority interest in net (income) losses of subsidiaries decreased from $41 million in 2005 to $10 million in 2006 primarily due to $74 million from KBR’s 50% partner’s share of the losses recorded on the Escravos project, which was partially offset by increased earnings from KBR’s other less than 100%-owned consolidated subsidiaries.

Income from discontinued operations, net of tax provision, all of which is related to the operations of KBR’s Production Services Group, was $87 million in 2006 which included a pre-tax gain of $120 million from the sale that occurred in April 2006.

Foreign currency gains (losses), net.  Foreign currency losses increased by $20 million in 2006 compared to 2005. This increase is primarily attributable to foreign currency losses on the proceeds from the sale of KBR’s Production Services group. These proceeds were received in U.S. dollars and held by KBR’s United Kingdom subsidiary with a British pound functional currency through July 2006. The British Pound strengthened against the United States dollar during the period, resulting in a net loss.

Year ended December 31, 2005 compared to year ended December 31, 2004

Revenue.  G&I revenue decreased $1.3 billion to $8.1 billion in 2005 compared to $9.4 billion in 2004. This decrease is primarily related to decreases in KBR’s Middle East operations, which was partially offset by increased revenue from DML shipyard operations and a $230 million increase in revenue associated with hurricane repair efforts for United States naval facilities under KBR’s CONCAP contract.

Revenue from KBR’s Middle East operations in 2005 was $6.0 billion compared to $7.5 billion in 2004. This $1.5 billion decrease is primarily due to the completion of KBR’s Restore Iraqi Oil (RIO) contract in 2004, which contributed $1.0 billion to the decrease, and $345 million in lower revenue from KBR’s LogCAP III contract. In addition, revenue from KBR’s PCO Oil South contract was $98 million lower in 2005 compared to 2004.

Revenue from KBR’s DML shipyard operations in 2005 was $863 million compared to $738 million in 2004. The increase was primarily attributed to an increase in commercial shipbuilding revenue associated with three new projects. DML also increased its involvement with naval support contracts in communications, weapons and spares. DML also experienced increased work associated with the MoD, DML’s largest customer.

E&C revenue decreased $487 million to $2.0 billion in 2005 compared to $2.5 billion in 2004. Revenue from KBR’s offshore projects decreased $193 million and revenue from oil and gas projects in Africa decreased $240 million. These decreases were partially offset by an $81 million increase in revenue from KBR’s gas monetization projects.

Revenue from KBR’s gas monetization projects in 2005 was $304 million compared to $223 million in 2004. This increase was primarily due to the start-up of several projects awarded in late 2004 or 2005,

including the front-end engineering and design work performed on KBR’s Pearl project, and the Escravos GTL project. Revenue related to these two projects increased $95 million in 2005 compared to 2004. In addition, revenue from KBR’s Tangguh, Yemen, Gorgon and Skikda LNG projects as well as Train 6 of KBR’s Nigeria LNG project increased an aggregate $137 million of revenue in 2005 compared to 2004. These increases were partially offset by a $137 million of decreased revenue related to KBR’s Segas LNG project in Egypt and Trains 4 and 5 of KBR’s Nigeria LNG project, which were nearing completion in 2005 and early 2006.

Revenue from KBR’s offshore projects in 2005 was $463 million compared to $656 million in 2004, a decrease of $193 million. This decrease was attributable to decreased revenue from KBR’s Barracuda-Caratinga project in Brazil and Belanak project in Indonesia, which decreased an aggregate of $149 million. These two projects were either completed or were nearing completion in 2005. In addition, revenue from KBR’s PEMEX project in Mexico decreased $26 million. These decreases were partially offset by a combined $45 million increase related to KBR’s project in the Caspian Sea.

Operating income.  G&I operating income increased $250 million to $332 million in 2005 compared to $82 million in 2004. Operating income from KBR’s Middle East operations and DML shipyard operations for 2005 increased $142 million and $14 million, respectively, compared to 2004. Hurricane repair efforts for United States Naval facilities on the Gulf Coast under the CONCAP construction contingency contract also contributed to the increase. Operating income in 2005 also included $96 million from the sale of and one-time cash distribution from KBR’s interest in the Dulles Greenway toll road joint venture. In addition, G&I segment results in 2004 included restructuring charges of $12 million.

Operating income from KBR’s Middle East operations in 2005 was $167 million compared to $25 million in 2004. Operating income on KBR’s LogCAP III contract increased $153 million in 2005 compared to 2004, primarily due to $43 million of additional income from award fees on definitized LogCAP III task orders, $10 million from the settlement of dining facilities-related issues, $14 million from the increase of KBR’s award fee accrual rate from 50% to 72% (due to the definitization of a substantial amount of task orders in the first six months of 2005), and $11 million as a result of resolving fuel and other issues with the customer. In addition, KBR incurred approximately $11 million in charges associated with potentially disallowed costs, primarily related to Iraq activities, in 2005 compared to $83 million in 2004. These increases were partially offset by a decrease in operating income as KBR completed the RIO contract in 2004.

Operating income from KBR’s DML shipyard operations in 2005 was $62 million compared to $48 million in 2004. The increase was primarily attributable to three new commercial projects and an increase in the level of activity with the MoD, which is DML’s largest customer.

E&C operating income increased $562 million to $123 million in 2005 compared to a loss of $439 million in 2004. This increase in operating income was primarily due to losses, incurred in 2004, on KBR’s offshore projects. Operating income in 2005 also benefited from $21 million of gains on sales of assets. These increases were partially offset by a $9 million decrease in operating income from KBR’s gas monetization projects.

Operating income from KBR’s gas monetization projects in 2005 was $13 million compared to operating income of $22 million in 2004. Operating income on KBR’s Tangguh and Gorgon projects, as well as Train 6 of KBR’s Nigeria LNG project contributed $51 million in 2005. This increase was partially offset by reduced earnings due to the completion of KBR’s Segas and other projects.

Operating income from KBR’s offshore projects in 2005 was $30 million compared to an operating loss of $454 million in 2004. This increase was primarily due to losses incurred in 2004, which did not recur in 2005. These losses include a $407 million loss on the Barracuda-Caratinga project and a $29 million loss on the Belanak project.

Non-operating items.  Related party interest expense increased $9 million to $24 million in 2005 compared to $15 million in 2004. This increase was primarily due to an overall increase in variable interest rates associated with KBR’s intercompany debt and interest expense charged on $774 million of intercompany notes with Halliburton, which were executed in December 2005. Prior to the execution of these notes, portions of KBR’s intercompany debt were non-interest bearing.

Provision for income taxes on income from continuing operations in 2005 of $182 million resulted in an effective tax rate of 42% compared to an effective tax rate of 25% on losses incurred in 2004. KBR’s 2005 tax rate is higher than KBR’s statutory rate of 35% primarily due to foreign tax credit displacement resulting from the domestic net operating losses from the asbestos settlement by Halliburton. The 2004 effective rate is lower than KBR’s statutory rate of 35% due to the unfavorable effect of the valuation allowance recorded on foreign tax credit carryforwards.

Minority interest in net income of subsidiaries increased $16 million to $41 million in 2005 compared to $25 million in 2004. This increase is primarily due to earnings growth from the DML shipyard and earnings from a consolidated joint venture formed in 2005 for a GTL project in Nigeria.

Income from discontinued operations, net of tax, increased $19 million to $30 million in 2005 compared to $11 million in 2004 and relates to the Production Services group that was sold in May 2006.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to select appropriate accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. KBR’s critical accounting policies are described below to provide a better understanding of how KBR develops its assumptions and judgments about future events and related estimations and how they can impact KBR’s financial statements. A critical accounting estimate is one that requires KBR’s most difficult, subjective, or complex estimates and assessments and is fundamental to KBR’s results of operations.

KBR bases its estimates on historical experience and on various other assumptions it believes to be reasonable according to the current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. KBR believes the following are the critical accounting policies used in the preparation of KBR’s consolidated financial statements in accordance with accounting principles generally accepted in the United States, as well as the significant estimates and judgments affecting the application of these policies. This discussion and analysis should be read in conjunction with KBR’s consolidated financial statements and related notes included in this Prospectus-Offer to Exchange.

Percentage of completion.  Revenue from long-term contracts to provide construction, engineering, design or similar services are reported on the percentage-of-completion method of accounting. This method of accounting requires KBR to calculate job profit to be recognized in each reporting period for each job based upon KBR’s projections of future outcomes, which include estimates of the total cost to complete the project; estimates of the project schedule and completion date; estimates of the extent of progress toward completion; and amounts of any probable unapproved claims and change orders included in revenue. Progress is generally based upon physical progress, man-hours or costs incurred depending on the type of job. Physical progress is determined as a combination of input and output measures as deemed appropriate by the circumstances.

At the outset of each contract, KBR prepares a detailed analysis of KBR’s estimated cost to complete the project. Risks relating to service delivery, usage, productivity, and other factors are considered in the estimation process. KBR’s project personnel periodically evaluate the estimated costs, claims, change orders, and percentage of completion at the project level. The recording of profits and losses on long-term contracts requires an estimate of the total profit or loss over the life of each contract. This estimate requires consideration of total contract value, change orders, and claims, less costs incurred and estimated costs to complete. Anticipated losses on contracts are recorded in full in the period in which they become evident. Profits are recorded based upon the product of estimated contract profit times the current percentage-complete for the contract.

When calculating the amount of total profit or loss on a long-term contract, KBR includes unapproved claims in contract value when the collection is deemed probable based upon the four criteria for recognizing unapproved claims under the American Institute of Certified Public Accountants Statement of Position (SOP) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Including

probable unapproved claims in this calculation increases the operating income (or reduces the operating loss) that would otherwise be recorded without consideration of the probable unapproved claims. Probable unapproved claims are recorded to the extent of costs incurred and include no profit element. In all cases, the probable unapproved claims included in determining contract profit or loss are less than the actual claim that will be or has been presented to the customer. KBR is actively engaged in claims negotiations with its customers, and the success of claims negotiations has a direct impact on the profit or loss recorded for any related long-term contract. Unsuccessful claims negotiations could result in decreases in estimated contract profits or additional contract losses, and successful claims negotiations could result in increases in estimated contract profits or recovery of previously recorded contract losses.

At least quarterly, significant projects are reviewed in detail by senior management. KBR has a long history of working with multiple types of projects and in preparing cost estimates. However, there are many factors that impact future costs, including but not limited to weather, inflation, labor and community disruptions, timely availability of materials, productivity, and other factors as outlined in “Risk Factors — Risks Relating to KBR” and “Cautionary Statement About Forward-Looking Statements.” These factors can affect the accuracy of KBR’s estimates and materially impact KBR’s future reported earnings. In the past, KBR has incurred substantial losses on projects that were not initially projected, including KBR’s Barracuda-Caratinga project. Please read “Barracuda-Caratinga Project” in Note 7 to the consolidated financial statements of KBR, Inc. included elsewhere in this Prospectus-Offer to Exchange.

Accounting for government contracts.  Most of the services provided to the United States government are governed by cost-reimbursable contracts. Services under KBR’s LogCAP, PCO Oil South, and Balkans support contracts are examples of these types of arrangements. Generally, these contracts contain both a base fee (a fixed profit percentage applied to KBR’s actual costs to complete the work) and an award fee (a variable profit percentage applied to definitized costs, which is subject to KBR’s customer’s discretion and tied to the specific performance measures defined in the contract, such as adherence to schedule, health and safety, quality of work, responsiveness, cost performance, and business management).

Revenue is recorded at the time services are performed, and such revenue include base fees, actual direct project costs incurred and an allocation of indirect costs. Indirect costs are applied using rates approved by KBR’s government customers. The general, administrative, and overhead cost reimbursement rates are estimated periodically in accordance with government contract accounting regulations and may change based on actual costs incurred or based upon the volume of work performed. Revenue is reduced for KBR’s estimate of costs that either are in dispute with KBR’s customer or have been identified as potentially unallowable per the terms of the contract or the federal acquisition regulations.

Award fees are generally evaluated and granted periodically by KBR’s customer. For contracts entered into prior to June 30, 2003, award fees are recognized during the term of the contract based on KBR’s estimate of amounts to be awarded. Once award fees are granted and task orders underlying the work are definitized, KBR adjusts its estimate of award fees to actual amounts earned. KBR’s estimates are often based on KBR’s past award experience for similar types of work. KBR has been receiving award fees on the Balkans project since 1995, and KBR’s estimates for award fees for this project have generally been accurate in the periods presented. During 2005, KBR began to receive LogCAP award fee scores and, based on these actual amounts, KBR adjusted KBR’s accrual rate for future awards. The controversial nature of this contract may cause actual awards to vary significantly from past experience.

For contracts containing multiple deliverables entered into subsequent to June 30, 2003 (such as PCO Oil South), KBR analyzes each activity within the contract to ensure that KBR adheres to the separation guidelines of Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” and the revenue recognition guidelines of Staff Accounting Bulletin No. 104 “Revenue Recognition.” For service-only contracts and service elements of multiple deliverable arrangements, award fees are recognized only when definitized and awarded by the customer. The LogCap IV contract would be an example of a contract in which award fees would be recognized only when definitized and awarded by the customer. Award fees on government construction contracts are recognized during the term of the contract based on KBR’s estimate of the amount of fees to be awarded.

Similar to many cost-reimbursable contracts, these government contracts are typically subject to audit and adjustment by KBR’s customer. Each contract is unique; therefore, the level of confidence in KBR’s estimates for audit adjustments varies depending on how much historical data KBR has with a particular contract. Further, the significant size and controversial nature of KBR’s contracts may cause actual awards to vary significantly from past experience.

Income tax accounting.  KBR is currently included in the consolidated U.S. federal income tax return of Halliburton. Additionally, many of KBR’s subsidiaries are subject to consolidation, group relief or similar provisions of tax law in foreign jurisdictions that allow for sharing of tax attributes with other Halliburton affiliates. KBR’s income tax expense is calculated on a pro rata basis. Additionally, intercompany settlements attributable to utilization of tax attributes are dictated by a tax sharing agreement. KBR’s tax sharing agreement with Halliburton provides for settlement of tax attributes utilized by Halliburton on a consolidated basis. Therefore, intercompany settlements due to utilized attributes are only established to the extent that the attributes decreased the tax liability of another affiliate in any given jurisdiction. The adjustment to reflect the difference between the tax provision/benefit calculated as described above and the amount settled with Halliburton pursuant to the tax sharing agreement is recorded as a contribution or distribution to member’s equity. For purposes of determining income tax expense, it is assumed that KBR will continue to file on this consolidated basis until the full separation of KBR from Halliburton is completed.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. KBR applies the following basic principles in accounting for KBR’s income taxes: a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year; a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards; the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law, and the effects of potential future changes in tax laws or rates are not considered; and the value of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

In assessing the realizability of deferred tax assets, KBR considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized. KBR considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

KBR’s methodology for recording income taxes requires a significant amount of judgment in the use of assumptions and estimates. Additionally, KBR uses forecasts of certain tax elements such as taxable income and foreign tax credit utilization, as well as evaluate the feasibility of implementing tax planning strategies. Given the inherent uncertainty involved with the use of such variables, there can be significant variation between anticipated and actual results. Unforeseen events may significantly impact these variables, and changes to these variables could have a material impact on KBR’s income tax accounts related to both continuing and discontinued operations.

KBR has operations in a number of countries other than the United States. Consequently, KBR is subject to the jurisdiction of a significant number of taxing authorities. The income earned in these various jurisdictions is taxed on differing bases, including income actually earned, income deemed earned, and revenue-based tax withholding. The final determination of KBR’s tax liabilities involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction. Changes in the operating environment, including changes in tax law and currency/repatriation controls, could impact the determination of KBR’s tax liabilities for a tax year.

Tax filings of KBR’s subsidiaries, unconsolidated affiliates, and related entities are routinely examined in the normal course of business by tax authorities. These examinations may result in assessments of additional taxes, which KBR works to resolve with the tax authorities and through the judicial process. Predicting the outcome of disputed assessments involves some uncertainty. Factors such as the availability of settlement procedures, willingness of tax authorities to negotiate, and the operation and impartiality of judicial systems vary across the different tax jurisdictions and may significantly influence the ultimate outcome. KBR reviews the facts for each assessment, and then utilizes assumptions and estimates to determine the most likely outcome and provide taxes, interest, and penalties as needed based on this outcome.

Legal and Investigation Matters.  As discussed in Notes 14 and 15 of KBR’s consolidated financial statements, as of December 31, 2006 and December 31, 2005, KBR has accrued an estimate of the probable and estimable costs for the resolution of some of these matters. For other matters for which the liability is not probable and reasonably estimable, KBR has not accrued any amounts. Attorneys in KBR’s legal department monitor and manage all claims filed against KBR and review all pending investigations. Generally, the estimate of probable costs related to these matters is developed in consultation with internal and outside legal counsel representing KBR. KBR’s estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. The precision of these estimates is impacted by the amount of due diligence KBR has been able to perform. KBR attempts to resolve these matters through settlements, mediation, and arbitration proceedings when possible. If the actual settlement costs, final judgments, or fines, after appeals, differ from KBR’s estimates, KBR’s future financial results may be materially and adversely affected. KBR has in the past recorded significant adjustments to its initial estimates of these types of contingencies.

Pensions.  KBR’s pension benefit obligations and expenses are calculated using actuarial models and methods, in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and amendment of FASB Statements No. 87, 88, 106 and 123(R).” Two of the more critical assumptions and estimates used in the actuarial calculations are the discount rate for determining the current value of plan benefits and the expected rate of return on plan assets. Other critical assumptions and estimates used in determining benefit obligations and plan expenses, including demographic factors such as retirement age, mortality, and turnover, are also evaluated periodically and updated accordingly to reflect KBR’s actual experience.

Discount rates are determined annually and are based on rates of return of high-quality fixed income investments currently available and expected to be available during the period to maturity of the pension benefits. Expected long-term rates of return on plan assets are determined annually and are based on an evaluation of KBR’s plan assets, historical trends, and experience, taking into account current and expected market conditions. Plan assets are comprised primarily of equity and debt securities. As KBR has both domestic and international plans, these assumptions differ based on varying factors specific to each particular country or economic environment.

The discount rate utilized to determine the projected benefit obligation at the measurement date for KBR’s United States pension plans remained flat at 5.75% at December 31, 2006 and 2005. The discount rate utilized to determine the projected benefit obligation at the measurement date for KBR’s United Kingdom pension plans, which constitutes all of KBR’s international plans and 99% of all plans, remained flat at 5.00% at December 31, 2006 and 2005. An additional future decrease in the discount rate of 25 basis points for KBR’s United Kingdom pension plans would increase KBR’s projected benefit obligation by an estimated $150 million, while a similar increase in the discount rate would reduce KBR’s projected benefit obligation by an estimated $144 million.

KBR’s defined benefit plans reduced pretax earnings by $39 million, $48 million and $58 million for the years ended December 31, 2006, 2005 and 2004, respectively. Included in the amounts were earnings from KBR’s expected pension returns of $180 million, $161 million and $150 million for the years ended December 31, 2006, 2005 and 2004, respectively. Unrecognized actuarial gains and losses are being recognized over a period of 11 to 15 years, which represents the expected remaining service life of the employee group. KBR’s unrecognized actuarial gains and losses arise from several factors, including experience and assumptions changes in the obligations and the difference between expected returns and actual returns on plan assets. Actual returns were $254 million, $470 million and $220 million for the years ended December 31, 2006, 2005 and 2004, respectively. The difference between actual and expected returns is deferred as an unrecognized actuarial gain or loss and is recognized as future pension expense. KBR’s unrecognized actuarial loss at December 31, 2006 was $633 million, of which $29 million will be recognized as a component of KBR’s expected 2007 pension expense. During 2006, KBR made contributions to fund its defined benefit plans of $129 million, which included $74 million contributed in order to mitigate a portion of the projected underfunding of its United Kingdom plans. KBR currently expects to make contributions in 2007 of approximately $57 million.

The actuarial assumptions used in determining KBR’s pension benefits may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, and longer or shorter life spans of participants. While KBR believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may materially affect KBR’s financial position or results of operations.

Financial Instruments Market Risk

Foreign currency risk.  KBR has foreign currency exchange rate risk resulting from international operations. KBR does not comprehensively hedge the exposure to currency rate changes; however, KBR selectively manages these exposures through the use of derivative instruments to mitigate its market risk from these exposures. The objective of KBR’s risk management program is to protect its cash flow related to sales or purchases of goods or services from market fluctuations in currency rates. KBR does not use derivative instruments for trading purposes. KBR used a Monte Carlo simulation model to analyze its year-end 2006 derivative instruments used to hedge its foreign currency exposure noting the value at risk was immaterial.

Interest rate risk.  The following table represents principal amounts of KBR’s long-term debt at December 31, 2006 and related weighted average interest rates on the payment amounts by year of maturity for KBR’s long-term debt.

	2007	2008	2009	2010	2011	Thereafter	Total
			(Millions of dollars)

Variable-rate debt:
Repayment amount ($US)	$18	$2	$—	$—	$—	$—	$20
Weighted average interest rate on repaid amount	5.7%	6.0%	—	—	—	—	5.7%

Environmental Matters

KBR is subject to numerous environmental, legal, and regulatory requirements related to its operations worldwide. In the United States, these laws and regulations include, among others: the Comprehensive Environmental Response, Compensation, and Liability Act; the Resources Conservation and Recovery Act; the Clean Air Act; the Federal Water Pollution Control Act; and the Toxic Substances Control Act.

In addition to the federal laws and regulations, states and other countries where KBR does business often have numerous environmental, legal, and regulatory requirements by which it must abide. KBR evaluates and addresses the environmental impact of its operations by assessing and remediating contaminated properties in order to avoid future liabilities and comply with environmental, legal, and regulatory requirements. On occasion, KBR is involved in specific environmental litigation and claims, including the remediation of properties it owns or has operated, as well as efforts to meet or correct compliance-related matters. KBR’s Health, Safety and Environment group has several programs in place to maintain environmental leadership and to prevent the occurrence of environmental contamination. KBR does not expect costs related to environmental matters to have a material adverse effect on KBR’s consolidated financial position or KBR’s results of operations.

Related Party Transactions

Historically, all transactions between Halliburton and KBR were recorded as an intercompany payable or receivable. At December 31, 2004, KBR had an outstanding intercompany payable to Halliburton of $1.2 billion. In October 2005, Halliburton contributed $300 million of the intercompany balance to KBR equity in the form of a capital contribution. On December 1, 2005, the remaining intercompany balance was converted to two long-term notes payable to Halliburton subsidiaries (Subordinated Intercompany Notes). At December 31, 2005, the outstanding aggregate principal balance of the Subordinated Intercompany Notes was $774 million and was to be paid on or before December 31, 2010. Interest on both notes, which accrued at 7.5% per annum, was payable semi-annually beginning June 30, 2006. The notes were subordinated to the Revolving Credit Facility. At December 31, 2005, the amount of $774 million is shown in the consolidated financial statements as Notes Payable to Related Party. During the fourth quarter of 2006, KBR paid in full the $774 million of Subordinated Intercompany Notes.

In addition, Halliburton, through the date of KBR’s initial public offering in November 2006, continued to provide daily cash management services. Accordingly, KBR invested surplus cash with Halliburton on a daily basis. A Halliburton subsidiary executed a demand note payable (Halliburton Cash Management Note) for amounts outstanding under these arrangements. Annual interest on the Halliburton Cash Management Note was based on the closing rate of overnight Federal Funds rate determined on the first business day of each month. Similarly, from time to time, KBR borrowed funds from Halliburton, subject to limitations provided under the Revolving Credit Facility, on a daily basis pursuant to a note payable (KBR Cash Management Note). Annual interest on the KBR Cash Management Note was based on the six-month Eurodollar Rate plus 1.00%. In connection with KBR’s initial public offering in November of 2006, Halliburton repaid to KBR the $387 million balance in the Halliburton Cash Management Note. At December 31, 2006, KBR has a $152 million balance payable to Halliburton which consists of amounts owed pursuant to the transition services agreement and other amounts.

KBR conducts business with other Halliburton entities on a commercial basis, and KBR recognizes revenues as services are rendered and costs as they are incurred. Amounts billed to KBR by Halliburton were primarily for services provided by Halliburton’s Energy Services Group on projects in the Middle East and were $0, $0 and $18 million for the years ended December 31, 2006, 2005 and 2004, respectively, and are included in cost of services in the consolidated statement of operations. Amounts KBR billed to Halliburton’s Energy Services Group were $2 million, $1 million and $4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In addition to the transactions described above, Halliburton and certain of its subsidiaries provide various support services to KBR, including information technology, legal and internal audit. Costs for information technology, including payroll processing services, which totaled $11 million, $20 million and $19 million for the years ended December 31, 2006, 2005 and 2004, respectively, are allocated to KBR based on a combination of factors, including relative revenues, assets and payroll, and negotiation of the reasonableness of the charge. Costs for other services allocated to KBR were $23 million, $20 million and $20 million for the years ended December 31, 2006, 2005 and 2004, respectively. Costs for these other services, including legal services and audit services, are primarily charged to KBR based on direct usage of the service. Costs allocated to KBR using a method other than direct usage are not significant individually or in the aggregate. KBR believes the allocation methods are reasonable. In addition, KBR leases office space to Halliburton at KBR’s Leatherhead, U.K. location.

Historically, Halliburton has centrally developed, negotiated and administered KBR’s risk management process. This insurance program has included broad, all-risk coverage of worldwide property locations, excess worker’s compensation, general, automobile and employer liability, director’s and officer’s and fiduciary liability, global cargo coverage and other standard business coverages. Net expenses of $17 million, $17 million and $20 million representing KBR’s share of these risk management coverages and related administrative cost, have been allocated to KBR for the years ended December 31, 2006, 2005 and 2004, respectively. These expenses are included in cost of services in the consolidated statements of operations. Historically, KBR has been self insured, or has participated in a Halliburton self-insured plan, for certain insurable risks, such as general liability, property damage and workers’ compensation. However, subject to specific limitations, Halliburton has had umbrella insurance coverage for some of these risk exposures. In anticipation of the complete separation of KBR from Halliburton, KBR is developing its own stand-alone insurance and risk management policies that will provide substantially the same coverage. In connection with KBR’s initial public offering, KBR obtained a stand-alone director and officer liability insurance policy. The insurance policies covering primary liability and marine cargo were separated between KBR and Halliburton in 2007. At the time of the complete separation of KBR from Halliburton, certain other policies will be separated. KBR is also in the process of obtaining certain stand-alone insurance policies, including property coverage. KBR’s property coverage will differ from prior coverage as appropriate to reflect the nature of KBR’s properties, as compared to Halliburton’s properties.

The balances for the related party transactions described above are reflected in the consolidated financial statements as due from parent or due to parent, as appropriate. The average intercompany balance for 2006 was $348 million. For 2005 and 2004, the average intercompany balance was $921 million and $1.2 billion, respectively.

In connection with certain projects, KBR is required to provide letters of credit and guarantees to its customers. As of December 31, 2006, in addition to the $55 million of letters of credit outstanding under its revolving credit facility, KBR had additional letters of credit and financial guarantees totaling approximately $621 million, of which, approximately $516 million related to KBR’s joint venture operations, including $159 million issued in connection with the Allenby & Connaught project. The remaining $160 million of outstanding letters of credit relate to various other projects. Of the $676 million in letters of credit outstanding at December 31, 2006, $597 million were irrevocably and unconditionally guaranteed by Halliburton. In addition, Halliburton has guaranteed surety bonds and provided direct guarantees primarily related to KBR’s performance. Under certain reimbursement agreements, if KBR were unable to reimburse a bank under a paid letter of credit and the amount due is paid by Halliburton, KBR would be required to reimburse Halliburton for any amounts drawn on those letters of credit or guarantees in the future. KBR expects to cancel these letters of credit, surety bonds and other guarantees as KBR completes the underlying projects. Please read Note 15 to the consolidated financial statements of KBR, Inc. included elsewhere in this Prospectus — Offer to Exchange.

All of the charges described above have been included as costs of KBR’s operation in the consolidated financial statements. It is possible that the terms of these transactions may differ from those that would result from transactions among third parties.

Halliburton has incurred $14 million, $9 million and $8 million for the years ended December 31, 2006, 2005 and 2004, respectively, for expenses relating to the FCPA and bidding practices investigations described in Note 14 to the consolidated financial statements of KBR, Inc. included elsewhere in this Prospectus — Offer to Exchange. In 2004, $1.5 million of the $8 million incurred was charged to KBR. Except for this $1.5 million, Halliburton has not charged these costs to KBR. These expenses were incurred for the benefit of both Halliburton and KBR, and KBR and Halliburton have no reasonable basis for allocating these costs between Halliburton and KBR.

In connection with KBR’s initial public offering in November 2006, KBR entered into various agreements to complete the separation of the KBR business from Halliburton, including, among others, a master separation agreement, an employee matters agreement, transition services agreements, a tax sharing agreement and a registration rights agreement. The master separation agreement provides for, among other things, KBR’s responsibility for liabilities relating to KBR’s business and the responsibility of Halliburton for liabilities unrelated to KBR’s business. Pursuant to the master separation agreement, KBR agreed to indemnify Halliburton for, among other matters, all past, present and future liabilities related to KBR’s business and operations. KBR agreed to indemnify Halliburton for liabilities under various outstanding and certain additional credit support instruments relating to KBR’s business and for liabilities under litigation matters related to KBR’s business. Halliburton agreed to indemnify KBR for, among other things, liabilities unrelated to KBR’s business, for certain other agreed matters relating to the FCPA investigations and the Barracuda-Caratinga project and for other litigation matters related to Halliburton’s business. In connection with the exchange offer, at Halliburton’s request KBR and Halliburton amended the tax sharing agreement to clarify that the terms of the tax sharing agreement are applicable to the exchange offer and amended the registration rights agreement to contemplate that KBR will file an S-4 registration statement with the SEC relating to the anticipated exchange offer sooner than 180 days after the completion of KBR’s initial public offering and other agreed changes. KBR’s board of directors appointed a special committee, consisting of KBR’s independent directors, which reviewed and approved these amendments. The special committee retained an independent financial advisor and independent legal counsel to assist it in connection with its review.

Under the transition services agreements, Halliburton is expected to continue providing various interim corporate support services to KBR and KBR will continue to provide various interim corporate support services to Halliburton. The tax sharing agreement provides for certain allocations of U.S. income tax liabilities and other agreements between KBR and Halliburton with respect to tax matters. The services provided under the transition services agreement between Halliburton and KBR are substantially the same as the services historically provided. Similarly, the related costs of such services will be substantially the same as the costs incurred and recorded in KBR’s historical financial statements. Further, the tax sharing agreement contains substantially the same tax sharing provisions as included in KBR’s previous tax sharing agreements.

On April 1, 2006, Halliburton contributed to KBR its interest in three joint ventures, which are accounted for using the equity method of accounting. These joint ventures own and operate offshore vessels equipped to provide various services, including accommodations, catering and other services to sea-based oil and gas platforms and rigs off the coast of Mexico. At March 31, 2006, the contributed interest in the three joint ventures had a book value of approximately $26 million.

KBR performs many of its projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, KBR often provides engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where KBR provides services to a joint venture that KBR controls and therefore consolidates for financial reporting purposes, KBR eliminates intercompany revenues and expenses on such transactions. In situations where KBR accounts for its interest in the joint venture under the equity method of accounting, KBR does not eliminate any portion of its revenues or expenses. KBR recognizes the profit on its services provided to joint ventures that it consolidates and joint ventures that it records under the equity method of accounting primarily using the percentage-of-completion method. Total revenue from services provided to its unconsolidated joint ventures recorded in KBR’s consolidated statements of operations were $450 million, $249 million and $519 million for the years ended December 31, 2006, 2005 and 2004, respectively. Profit on transactions with KBR’s joint ventures recognized in its consolidated statements of operations were $62 million, $21 million and $50 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Recent Accounting Pronouncements

KBR adopted the provisions of SFAS No. 123(R) “Share-Based Payment” on January 1, 2006 using the modified prospective application. Certain of KBR’s key employees participate in both the Halliburton and KBR stock-based employee compensation plans. Accordingly, KBR recognized compensation expense for all newly granted awards and awards modified, repurchased, or cancelled after January 1, 2006. Compensation expense for the unvested portion of awards that were outstanding as of January 1, 2006 will be recognized ratably over the remaining vesting period based on the fair value at date of grant as calculated under the Black-Scholes option pricing model. This treatment will be consistent with KBR’s prior year pro forma disclosure under SFAS No. 123. KBR recognized compensation expense using the Black-Scholes pricing model for the ESPP beginning with the January 1, 2006 purchase period.

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. KBR did not elect early adoption of this interpretation and has adopted the provisions of FIN 48 beginning January 1, 2007. KBR has completed an initial evaluation of the impact of the January 1, 2007 adoption of FIN 48 and determined that such adoption is not expected to have a significant impact on KBR’s financial position or results from operations. KBR expects that any adjustment to reduce retained earnings as of January 1, 2007 will not exceed $15 million.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to:

•	recognize on its balance sheet the funded status (measured as the difference between the fair value of plan assets and the projected benefit obligation) of pension and other postretirement benefit plans;

•	recognize, through comprehensive income, certain changes in the funded status of a defined benefit and postretirement plan in the year in which the changes occur;

•	measure plans assets and benefit obligations as of the end of the employer’s fiscal year; and

•	disclose additional information.

The requirement to recognize the funded status of a benefit plan and the additional disclosure requirements are effective for fiscal years ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end is effective for fiscal years ending after December 15, 2008 and KBR will elect to adopt the requirements at that time. See Note 22 to the consolidated financial statements of KBR, Inc. included elsewhere in this Prospectus-Offer to Exchange for further discussion of the impact on KBR’s financial statements of adopting this standard.

During September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statement”. SAB 108 provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. This interpretation was effective for the first fiscal year ending after November 15, 2006. The adoption of this interpretation did not have an impact on KBR’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to measure eligible assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. KBR will adopt SFAS 159 on January 1, 2008, and has not yet determined the impact, if any, on its consolidated financial statements.

BUSINESS OF KBR

General

KBR is a leading global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. KBR is the largest U.S.-based international contractor according to Engineering News-Record based on fiscal 2005 construction revenue from projects outside a company’s home country. Engineering News-Record also ranks KBR as the fourth largest U.S.-based contractor overall and as the fifth largest U.S.-based contractor in the industrial process and petroleum market based on fiscal 2005 construction revenue. KBR is a leader in many of the growing end-markets that it serves, particularly gas monetization, having designed and constructed, alone or with joint venture partners, more than half of the world’s operating LNG production capacity over the past 30 years. In addition, KBR is one of the ten largest government defense contractors worldwide according to a Defense News ranking based on fiscal 2005 revenue and, accordingly, KBR believes it is the world’s largest government defense services provider. For fiscal year 2005, KBR was the sixth largest contractor for the DoD based on its prime contract awards.

KBR offers its wide range of services through two business segments, E&C and G&I. Although KBR provides a wide range of services, its business in both its E&C segment and its G&I segment is heavily focused on major projects. At any given time, a relatively few number of projects and joint ventures represent a substantial part of KBR’s operations.

In November 2006, KBR completed an initial public offering of 32,016,000 shares of its common stock at an initial public offering price of $17.00 per share. KBR received net proceeds of $511 million from the offering after underwriting discounts and commissions of which $450 million was used to repay indebtedness owed to subsidiaries of Halliburton under subordinated intercompany notes. Halliburton currently owns 135,627,000 shares, or 81%, of the outstanding common stock of KBR.

On February 26, 2007, Halliburton’s board of directors approved a plan under which Halliburton will dispose of its remaining interest in KBR through a tax-free exchange with Halliburton’s stockholders pursuant to an exchange offer and, following the completion or termination of the exchange offer, a special pro-rata dividend distribution of any and all of Halliburton’s remaining KBR shares.

Energy and Chemicals.  KBR’s E&C segment designs and constructs energy and petrochemical projects, including large, technically complex projects in remote locations around the world. KBR’s expertise includes onshore oil and gas production facilities, offshore oil and gas production facilities, including platforms, floating production and subsea facilities (which KBR refers to collectively as KBR’s offshore projects), onshore and offshore pipelines, LNG and GTL gas monetization facilities (which are collectively referred to as KBR’s gas monetization projects), refineries, petrochemical plants (such as ethylene and propylene) and Syngas, primarily for fertilizer related facilities. KBR provides a wide range of EPC-CS services, as well as program and project management, consulting and technology services.

Government and Infrastructure.  KBR’s G&I segment delivers on-demand support services across the full military mission cycle from contingency logistics and field support to operations and maintenance on military bases. In the civil infrastructure market, KBR operates in diverse sectors, including transportation, waste and water treatment, and facilities maintenance. KBR provides program and project management, contingency logistics, operations and maintenance, construction management, engineering, and other services to military and civilian branches of governments and private customers worldwide. KBR currently provides these services in the Middle East to support one of the largest U.S. military deployments since World War II, as well as in other global locations where military personnel are stationed. A significant portion of KBR’s G&I segment’s current operations relate to the support of United States government operations in the Middle East, which are referred to as KBR’s Middle East operations. KBR is also the majority owner of DML, the owner and operator of one of Western Europe’s largest naval dockyard complexes. KBR’s DML shipyard operations are primarily engaged in refueling nuclear submarines and performing maintenance on surface vessels for the U.K. Ministry of Defence (MoD) as well as limited commercial projects.

KBR provides services to a diverse customer base, including international and national oil and gas companies, independent refiners, petrochemical producers, fertilizer producers, and domestic and foreign governments. KBR pursues many of its projects through joint ventures and alliances with other industry participants. For more information, please read “— Joint Ventures and Alliances.” Demand for KBR’s services depends primarily on KBR’s customers’ capital expenditures and budgets for construction and defense services. KBR is currently benefiting from increased capital expenditures by its petroleum and petrochemicals customer base driven by high crude oil and natural gas prices and general global economic expansion. KBR expects demand for its services will continue to increase with the growth in world energy consumption, which is expected to increase over 50% by 2030 according to the International Energy Agency. KBR also expects the heightened focus on global security, military operations and major military force realignments, as well as global growth in government outsourcing, to enhance demand for KBR’s services.

For the year ended December 31, 2006, KBR had total revenue of $9.6 billion and income from continuing operations of $81 million. As of December 31, 2006, KBR’s total backlog for continuing operations was $13.5 billion, of which $5.7 billion, or 42%, was attributable to KBR’s E&C segment and $7.8 billion, or 58%, was attributable to KBR’s G&I segment. For more information, please read “— Backlog.”

KBR’s Competitive Strengths

KBR believes its competitive strengths position it to continue to capitalize upon the growth occurring in the end-markets it serves. KBR’s key competitive strengths include:

•	Industry leading global, large-scale EPC-CS experience in the upstream and downstream energy sectors.

•	Oil and gas production. Since designing and constructing the world’s first offshore oil and gas production platform in 1947, KBR has built some of the world’s largest oil and gas production projects and expanded KBR’s upstream capabilities to include onshore production, gas processing, flowlines and pipelines, and offshore fixed platforms and semi-submersible floating production units. KBR’s gas processing expertise includes feasibility studies, gas processing plant design, low temperature gas separation and purification, liquefied petroleum gas recovery, enhanced oil recovery, liquid hydrogen recovery and refinery fuel gas processing.

•	Gas monetization (LNG and GTL). KBR has designed and constructed, alone or with joint venture partners, more than half of the world’s operating LNG production capacity over the past 30 years and have designed more LNG receiving terminals outside of Japan than any other contractor. KBR has built or is currently executing EPC-CS LNG liquefaction projects in eight countries. Additionally, KBR is actively involved in the growing GTL market, having obtained awards for two of the three projects worldwide that were either being built or were in the front-end engineering design phase as of December 31, 2006.

•	Petrochemicals. KBR has more than 60 years of experience building petrochemical plants and licensing process technology necessary for the production of petrochemicals around the world. KBR has designed, licensed and/or constructed more than 800 petrochemical projects worldwide, which include more than 30% of worldwide greenfield ethylene capacity added since 1986. KBR has developed or otherwise have the right to license technologies for the production of a variety of petrochemicals and chemicals, including ethylene and propylene. KBR also licenses a variety of technologies for the transformation of hydrocarbons into commodity chemicals such as phenol and aniline, which are used in the production of consumer end-products.

•	Refining. KBR has designed, constructed and/or licensed technology for more than 50 greenfield refineries and over 1,000 new refining units, retrofits or upgrades. During the past thirty years, there have been no new refineries built in the United States and few new refineries built worldwide. Therefore, most of the recent services KBR has provided to its customers have been in retrofitting or upgrading units in existing refineries. KBR has specialized expertise in processes that transform low value crude oil into high value transportation fuels, such as hydroprocessing, fluid catalytic cracking and residuum upgrading, and KBR provides proprietary heavy oil technologies to maximize refinery production yield.

•	Integrated EPC-CS services with a proprietary technology offering. KBR offers its energy and petrochemicals customers a fully integrated suite of EPC-CS and related services, which span the entire facility lifecycle from project development and feasibility studies through execution, facility commissioning and start-up, and operations and maintenance. This range of services allows KBR to provide KBR’s customers a single-source, integrated solution for fast and efficient project execution. KBR has developed, either independently or with others, a broad range of proprietary technologies for the petrochemicals, refining and Syngas industries, including technologies for the production of ethylene, propylene, ammonia and phenol, and for residuum upgrading, fluid catalytic cracking and hydroprocessing. In addition, KBR owns and operates a technology center that actively works with its customers to develop new technologies and improve existing ones. During the past sixty years, KBR has licensed ammonia process technologies for more than 200 ammonia plants and provided some combination of EPC-CS services for over 120 of these facilities. KBR is working to identify new technologically driven opportunities in emerging markets, including coal monetization technologies to promote more environmentally friendly uses of abundant coal resources and CO2 sequestration to reduce CO2 emissions by capturing and injecting them underground. KBR believes its technology portfolio and experience in the commercial application of these technologies and related know-how differentiates KBR from other EPC contractors, enhances its margins and encourages customers to utilize its broader range of EPC-CS services. Customers typically select KBR’s process technologies in the beginning of a project’s development, thereby providing KBR with an early customer access advantage that positions KBR favorably for future EPC-CS work for the resulting project. These technologies also provide additional revenue opportunities in the form of front-end licensing fees.

•	Comprehensive government support services capabilities. KBR believes it is the world’s largest government defense services provider and a leader in developing large civil infrastructure projects. KBR’s extensive capabilities from contingency logistics to facilities operations and maintenance to engineering and construction services allow KBR to serve the diverse needs of its government customers. KBR’s global employee base and ability to quickly secure additional necessary resources provide KBR with the flexibility to mobilize immediately and provide responsive solutions, refined from KBR’s experience operating around the world under challenging conditions. KBR’s personnel work primarily with the governments of the United States and United Kingdom by providing military theater support, including the design, construction and operation of military installations, and civilian infrastructure services. KBR has integrated these services and capabilities to support U.S. and coalition military personnel primarily in the Middle East and the Balkan states and to assist in the reconstruction efforts underway in Iraq. Across KBR’s military support service offerings, KBR also executes major civil infrastructure projects such as designing and constructing roads, ports, housing and command center facilities.

•	Strong, long-term relationships with key customers. KBR maintains strong, long-term relationships with its key customers, including international and national oil and gas companies and the world’s largest defense and government outsourcers. For example, in the early 1970s, KBR designed four platforms for British Petroleum’s (BP) Forties Field in the North Sea. Today, KBR continues to provide services to BP, including the development of the Azeri-Chirag-Gunashli fields in the Caspian Sea, the BP Tangguh LNG Project in Indonesia and the In Amenas Gas Processing plant in Algeria. KBR’s customers include other major international oil companies such as Chevron Corporation, ExxonMobil Corporation and Royal Dutch Shell Petroleum Company, and major national oil companies such as Sonatrach (Algeria’s national oil company) and Nigeria National Petroleum Corp. In the government services sector, KBR has over 60 years of experience and have provided support for many U.S. military operations. KBR’s often decades-long relationships with its customers enable KBR to understand their needs and to execute projects more quickly and efficiently.

•	Global footprint and proven ability to perform in remote and difficult environments. KBR believes the size and scale of its global operations provide KBR with a significant advantage compared to its competitors. KBR’s oil and gas customers are increasingly making investment decisions to monetize energy reserves located in remote environments around the globe as current crude oil and natural gas prices make these investments more economically viable. KBR’s resources and expertise allow KBR to operate in geographies with limited on-site infrastructure where many of these reserves are located. KBR delivers EPC-CS capabilities worldwide from the Canadian oil sands, to the oil and gas fields of the Middle East and Russia, to offshore facilities in North America, the North Sea, Africa and Asia Pacific. KBR has recently completed or is currently working on major projects in Algeria, Angola, Australia, Egypt, Indonesia, Nigeria and Yemen. Additionally, with processing facilities increasingly being built near oil and gas extraction points, KBR believes its local presence, supported by its regionally based high-value execution centers in Monterrey, Mexico and Jakarta, Indonesia (which utilize lower cost, skilled engineers and other professionals to support projects around the world), will continue to provide KBR with a competitive strength and strong platform for growth. KBR’s G&I segment is currently providing military support personnel and services to U.S. and international troops in Iraq, Afghanistan and Eastern Europe. As military operations increasingly focus on the global war on terror, KBR’s ability to meet the needs of governments and militaries worldwide, at any time and on any scale, will be a critical differentiating factor for KBR.

•	Experienced management team and workforce. KBR’s management team and workforce includes professionals who have served at many levels of its company and possess strong industry expertise, many of whom also have extensive overseas field experience. KBR believes this background provides its leadership team with the perspective to understand and anticipate both the needs of its customers and the execution challenges to meet those needs. As of December 31, 2006, KBR had over 56,000 employees in its continuing operations.

KBR’s Business Strategy

KBR’s strategy is to create stockholder value by leveraging its competitive strengths and focusing on the many opportunities in the growing end-markets it serves. Key features of KBR’s strategy include:

•	Capitalize on leadership positions in growth markets. KBR intends to leverage its leading positions in the energy, petrochemicals and government services sectors to grow its market share.

Worldwide energy consumption is expected to increase over 50% by 2030, requiring $17 trillion of investment (including exploration, development, transmission and distribution) from 2004 through 2030 according to the International Energy Agency, or approximately $625 billion per year. To meet the expected increase in worldwide natural gas consumption, Cambridge Energy Research Associates expects today’s LNG production volumes to triple by 2020, which is expected to require approximately $200 billion of total investment. KBR believes it is well-positioned to win project awards for additional gas monetization projects, having designed and constructed, alone or with joint venture partners, more than half of the world’s operating LNG production capacity over the past 30 years. With KBR’s experience and track record, KBR believes it is well positioned to win awards for additional gas monetization facilities, oil and gas production facilities, petrochemical plants, new and retrofit refinery projects, and pipeline projects.

In the government services sector, KBR’s military customers are focused on winning the global war on terror, providing for homeland security and outsourcing “non-combatant” support services in order to direct greater resources towards combat and defense forces. KBR’s experience and competitive strengths in logistics, contingency support, international operations and integrated security are likely to remain in demand, whether in support of peacekeeping, combat operations or homeland security.

•	Leverage technology portfolio for continued growth. KBR intends to capitalize on its E&C segment’s portfolio of process and design technologies and experience in the commercial application of these technologies to strengthen and differentiate its service offerings, enhance its competitiveness and increase its profitability. KBR’s technological expertise and know-how reduces its reliance on lower margin, more commoditized service offerings and better positions it for EPC-CS package awards. KBR has developed, either independently or with others, solutions to support upstream oil and gas producers, including its designs for offshore and semi-submersible production facilities. To support downstream oil and gas producers, KBR also develops and licenses process and petrochemical technologies, which allow its customers to monetize previously uneconomical residual or by-product materials. KBR’s technologies provide additional revenue opportunities in the form of front-end licensing fees and a competitive strength in the pursuit of new front-end engineering design work that can be leveraged into full EPC-CS awards.

•	Selectively pursue new projects to enhance profitability and mitigate risk. KBR intends to focus its resources on projects and services where it believes it has competitive strengths as part of its efforts to increase its profitability and reduce its execution risk. KBR believes its market experience combined with key skills, knowledge and data derived from prior projects enhances its risk assessment and mitigation capabilities, enabling it to more effectively evaluate, structure and execute future projects, thereby increasing the attractiveness of its service offering to customers. Similarly, KBR has chosen to exit certain businesses in which it did not perceive a competitive and economic advantage. Consistent with this approach, in 2002 KBR announced that it would no longer pursue bidding on high risk fixed-price EPC-CS contracts for offshore production facilities. KBR now focuses on lower risk offshore opportunities, including cost-reimbursable EPC-CS projects, fixed-price engineering-only projects or fixed-price engineering-procurement projects. Through its new executive-led business development oversight department, KBR is establishing greater discipline and stricter controls with respect to its pursuit of projects, including E&C projects that historically were frequently structured as fixed-price contracts, in order to meet KBR’s more stringent technical, financial, commercial and legal parameters for risk and return. KBR anticipates that the proportion of fixed-price components in the E&C portion of its portfolio may decline in the future as it focuses on increasing profitability while mitigating risk. Additionally, KBR is working more closely with its government customers prior to project initiation to define the needs, scope and scale of an operation in order to reduce the potential for billing disputes and limit withholdings on future task orders under its government contracts. KBR believes this focused approach enhances its margins, reduces its project execution risk and positions it for continued growth.

•	Maintain a balanced and diversified portfolio. KBR seeks to maintain a balanced and diversified portfolio of projects across end-markets, services and contract types in order to increase its operating flexibility and reduce its exposure to any particular end-market. KBR’s E&C segment is heavily focused on oil and gas end-markets, but its ability to serve the full facility lifecycle as well as the differing subsectors of these end-markets reduces its reliance on any particular service or industry subsector. At the same time, KBR’s G&I segment continues to focus on diversifying its project portfolio as it expects the volume of work in Iraq under LogCAP III will continue to decline as its customer scales back the amount of services KBR provides under this contract and replaces it with a new multiple service provider contract. KBR’s overall portfolio is also diversified by contract type. As of December 31, 2006, KBR’s total backlog for continuing operations was $13.5 billion, of which $5.8 billion, or 43%, was attributable to fixed-price contracts and $7.7 billion, or 57%, was attributable to cost-reimbursable contracts. Historically, KBR’s E&C segment has frequently entered into fixed-price contracts. KBR’s strategy is to continue to evaluate E&C projects on a fixed-price basis, taking into account underlying cost volatilities, scope definition, acceptable returns for the risks to be performed and its financial ability, namely letters of credit and bonding, required to execute these projects. If KBR is unable to successfully address these items as well as other forms of risk, it will seek to perform these projects on a cost-reimbursable basis. KBR’s G&I segment operates primarily under cost-reimbursable contracts.

•	Provide global execution on a cost-effective basis. In order to meet the demands of its global customers, KBR has developed expertise in positioning its expatriate employees around the world and hiring and training a local workforce. These capabilities benefit virtually all of KBR’s programs and projects. KBR seeks to leverage these capabilities to allow it to meet the technical project requirements of a job at a lower cost. To enhance these existing capabilities, KBR employs the latest technologies and telecommunications systems to combine its resources into a global virtual execution team that delivers world-class service on a cost-effective basis around the world. For example, KBR combines E&C resources in Houston, London and Singapore with KBR’s high-value execution centers and KBR’s other local offices to offer integrated project management, process engineering, global procurement and technology services. KBR believes the integration of its regional offices, high-value execution centers and local resources enables it to provide more cost-effective global solutions for its customers.

Competition and Scope of Global Operations

KBR’s services are sold in highly competitive markets throughout the world. The principal methods of competition with respect to sales of KBR’s services include:

•	price;

•	service delivery, including the ability to deliver personnel, processes, systems and technology on an “as needed, where needed, when needed” basis with the required local content and presence;

•	health, safety, and environmental standards and practices;

•	financial strength;

•	service quality;

•	warranty;

•	breadth of technology and technical sophistication; and

•	customer relationships.

KBR conducts business in over 45 countries.  KBR’s operations in countries other than the United States accounted for approximately 86% of its consolidated revenue during 2006, 87% of its consolidated revenue during 2005 and 90% of its consolidated revenue during 2004. Based on the location of services provided, 45% of its consolidated revenue in 2006, 50% of its consolidated revenue in 2005 and 45% of its consolidated revenue in 2004 was from its operations in Iraq, primarily related to its work for the United States government. Also, 12% of its consolidated revenue during 2006 and 11% of its consolidated revenue during 2005 was from the United Kingdom. In 2004, no other one geographic location generated greater than 10% of consolidated revenues for KBR.

KBR markets substantially all of its services through its servicing and sales organizations. KBR serves highly competitive industries and has many substantial competitors. Some of KBR’s competitors have greater financial and other resources and access to capital than KBR does, which may enable them to compete more effectively for large-scale project awards. Since the markets for KBR’s services are vast and cross numerous geographic lines, KBR cannot make a meaningful estimate of the total number of its competitors.

KBR’s operations in some countries may be adversely affected by unsettled political conditions, acts of terrorism, civil unrest, force majeure, war or other armed conflict, expropriation or other governmental actions, inflation, exchange controls and currency fluctuations.

Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KBR — Financial Instruments Market Risk” and Note 19 to KBR’s consolidated financial statements for information regarding KBR’s exposures to foreign currency fluctuations, risk concentration, and financial instruments used to minimize KBR’s risks.

KBR’s History

KBR traces its history and culture to two businesses, The M.W. Kellogg Company (Kellogg) and Brown & Root, Inc. (Brown & Root). Each firm has a history of working in the oil and gas and government services businesses and, through a series of acquisitions became the engineering and construction subsidiary of Halliburton.

George and Herman Brown joined together in 1919 with their brother-in-law Dan Root to build what would become the largest engineering and construction firm in the United States, Brown & Root. In 1946, Brown & Root created a petroleum and chemicals division and won the first major contract to build a chemical plant for Diamond Alkali on the Houston Ship Channel. The following year, it developed the world’s first major offshore production platform. The company’s government services began in 1941 when Brown & Root entered into the shipbuilding business and completed 359 destroyer escorts and other vessels for the United States Navy. In 1951, Brown & Root won a contract to recondition 1,500 World War II tanks. Halliburton acquired Brown & Root in 1962. In the 1960s, NASA named Brown & Root as the architect engineer for the Johnson Space Center. In 1965, Brown & Root built the first offshore platform in the North Sea for Conoco in what later would become a major offshore hub. In 1987, Brown & Root made an initial investment in DML, which owns and operates the Devonport Royal Dockyard, one of Western Europe’s largest naval dockyard complexes. In 1997 Brown & Root became the majority owner of DML.

Kellogg was founded in New York by Morris W. Kellogg in 1901 as a small pipe fabrication company. It soon expanded into the business of designing and constructing power plant chimneys and later moved into process engineering for the downstream oil and gas business. In 1927, Kellogg established its first laboratory for pilot testing new technologies, forming the foundation of Kellogg’s strong research and development focus that still exists today. In 1942, Kellogg built the first fluid catalytic cracking facility in Baton Rouge, Louisiana and in 1956 Kellogg built the first crude oil based liquid ethylene cracking facility in Europe. Kellogg first entered the LNG business in 1977 when it was selected to build a LNG liquefaction project in Skikda, Algeria. In 1988, Kellogg was acquired and became the key engineering arm of Dresser Industries.

In 1998, when Halliburton merged with Dresser Industries, Kellogg and Brown & Root were combined to form KBR. Today, KBR serves its customers through two segments. E&C combines Kellogg’s technology-based EPC capabilities with Brown & Root’s internationally recognized engineering, general contracting and maintenance capabilities. G&I has evolved from Brown & Root’s expertise in providing engineering, construction and other services to military and civilian branches of governments.

KBR was incorporated in Delaware in March 2006 as an indirect wholly owned subsidiary of Halliburton. In April 2006, KBR filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of KBR common stock. In November 2006, KBR completed its initial public offering, through which it sold 32,016,000 shares of its common stock for aggregate net proceeds of $511 million.

KBR’s Energy and Chemicals Segment

Service Offerings

Program and Project Management.  KBR provides program and project management services for EPC-CS projects, including many of today’s large-scale, multi-billion dollar projects. KBR has more than 400 project management, engineering and construction managers who assume overall responsibility for all aspects of a project, from feasibility studies to facilities commissioning and start-up. In addition, KBR often acts as its customer’s direct representative, or program management contractor, by overseeing the work of other engineering and construction contractors.

Engineering.  KBR’s engineering capabilities span the entire project lifecycle, including: feasibility studies, conceptual engineering and front-end engineering design during project planning and development; detailed engineering during project execution; and asset optimizations, such as enhanced oil recovery and de-bottlenecking, to enhance efficiency and functionality during the operating life of a facility. KBR delivers KBR’s engineering services through over 4,000 engineers working out of 14 engineering offices around the world and utilizing industry leading design technologies.

Procurement.  KBR’s procurement services include purchasing, materials management, expediting, inspection and logistics. The procurement of materials and equipment generally accounts for between 30% and 40% of the total capital expenditures for any given project. KBR’s procurement professionals are located in its headquarters office in Houston, as well as its offices in London, Johannesburg and Singapore.

Construction.  KBR’s construction capabilities entail all aspects of construction execution, including construction management, hiring and training local workforces, subcontracts management, and an extensive support organization for systems, equipment and tools. KBR is capable of delivering these services in remote and difficult environments all over the world in a safe, timely, quality-conscious and cost-effective manner.

Facility Commissioning and Start-up.  KBR has a dedicated group that provides facility commissioning, start-up, training and other ongoing services as part of the lifecycle of a project. During facility commissioning and start-up, KBR’s team performs safety checks and equipment tests and provides personnel training for facility operations. The key experiences from each project are recorded in a facility performance database as part of KBR’s efforts to enhance its performance on future projects.

Operations and Maintenance.  KBR provides plant project management, plant operations and maintenance services, such as repair, renovation, predictive and preventative services, and other aftermarket services to customer facilities. These services may be “pull-through” projects that transition from an EPC-CS project or stand-alone operations and maintenance contracts. Services focus on asset management or long-term facility care using direct hire maintenance technicians along with knowledge-based systems.

Consulting.  KBR provides expert consulting services in every phase of the project lifecycle for onshore, offshore, and deepwater oil and gas developments. As it does with respect to its EPC-CS service offerings, KBR provides expert technical and management advice, including studies, conceptual and detailed engineering, project management and construction advisory services. In addition, KBR provides semi-submersible marine and naval architectural consulting services to the offshore oil and gas industry.

Technology.  KBR develops or otherwise has the right to license proprietary technologies in the areas of olefins, refining, petrochemicals, fertilizers and semi-submersible technology and has extensive experience in the commercial application of these technologies. In addition, KBR owns and operates a technology center that actively works with its customers to develop new technologies and improve existing technologies. KBR licenses these technologies to its customers for the design, engineering and construction of oil and gas and petrochemical facilities. KBR believes this technology portfolio helps it secure full EPC-CS project awards.

The following diagram provides a summary depiction of the project lifecycle and the primary services KBR delivers through every major phase of a project’s development.

Energy and Chemicals — Project Lifecycle

Markets

KBR’s E&C segment provides services to the upstream and downstream energy market sectors, including:

•	Oil and gas production;

•	Gas monetization (LNG and GTL);

•	Petrochemicals;

•	Refining;

•	Syngas (including fertilizers, hydrogen and methanol); and

•	Emerging markets.

Oil and Gas Production

World energy consumption is expected to increase over 50% by 2030 primarily as a result of strong and growing economies in Asia Pacific, Africa, the Middle East and Central and South America, according to the International Energy Agency. In order to meet growing energy demands, oil and gas companies are increasing their exploration, production and transportation spending to increase production capacity and supply. Production companies are investing in development projects which may not have been economically viable at lower than current oil and gas price levels. As a result, more technologically complex projects are being undertaken to develop reserves in deepwater offshore, arctic regions and other remote locations. Capital investment in oil and gas infrastructure is expected to total approximately $6 trillion through 2030 according to the International Energy Agency.

KBR has over 70 years of experience and innovation in building upstream production and transport facilities, which extract product from the wellhead and deliver it to downstream processing facilities. KBR provides its full complement of EPC-CS services to a broad array of upstream infrastructure projects, which include onshore production facilities and flowlines, pipelines and export terminals, offshore fixed platforms, floating production storage and offloading facilities and semi-submersible floating production units, as well as subsea umbilicals, risers and flowlines for offshore production. KBR has the experience and capabilities to deliver these services globally and in difficult environments. In addition, KBR continues to develop enabling technologies and project execution methods, such as riser and hull designs for deepwater and arctic developments, improving its ability to execute projects in these challenging environments.

Gas Monetization

Natural gas is projected to be the fastest growing component of primary energy consumption over the next two decades. The main driver for this growth is electric power generation, due to growing power demand combined with environmental regulations that require the use of cleaner burning fuels. Energy Information Administration estimates that worldwide natural gas consumption will increase by almost 70% from 2002 to 2025. Trillions of cubic feet of “stranded” natural gas are located in remote areas such as the Middle East, Russia, Africa and Asia Pacific. Many of these resources are isolated from traditional gas infrastructure and primary demand centers located in the United States, Western Europe, Japan and Korea, and therefore cannot be developed and transported by traditional means. As a result, economical transportation of natural gas is a critical element in future development to meet the current and expected future supply/demand imbalances. Gas monetization technologies, including LNG and GTL, permit the economical development of these stranded resources.

Liquefied Natural Gas.  LNG is natural gas that has been reduced to 1/600th of its volume by cooling it through a sophisticated refrigeration process until it liquefies. LNG is odorless, colorless, non-toxic and non-corrosive, and is among the world’s most environmentally friendly fossil fuels. In liquid form, LNG allows for natural gas to be shipped economically in specialized tankers across international waters and reconverted to gas at receiving terminals in major import markets. Cambridge Energy Research Associates expects today’s LNG production volumes to triple by 2020, with an annual average growth rate of 6.5% to 8% over this period, representing about 20% of global natural gas supply.

KBR has designed and constructed, alone or with joint ventures, more than half of the world’s operating LNG production capacity since the mid-1970s and has designed 59% of the LNG receiving terminals in operation outside of Japan. KBR has built or is currently executing EPC-CS LNG liquefaction projects in eight countries, often in areas where it has been necessary to create infrastructure and train a local workforce.

Gas-to-Liquids.  GTL is a process through which natural gas is chemically converted into high quality premium liquid hydrocarbons that can be used directly as fuel or blended with lower quality fuel to bring it into compliance with environmental and performance specifications. High crude oil prices in recent years and technological advances in processing have made GTL an attractive option for monetizing stranded natural gas. Like LNG facilities, processing facilities for GTL are complex, capital intensive and usually located in remote and difficult environments. KBR and its gas alliance partner, JGC Corporation of Japan, have established themselves in the GTL market and are involved in two of these three GTL projects. Significant investments in

GTL technology are in progress or being considered in gas-rich countries such as Algeria, Australia, Colombia, Nigeria, Qatar and Russia.

Petrochemicals

The petrochemicals industry produces chemicals that are used to make a variety of consumer products, from plastics to car tires to compact discs. Some of these chemicals include ethylene, propylene, phenol and aniline. Global demand for consumer products, particularly in North America and Asia Pacific, continues to drive the need for increased production of ethylene, propylene and associated derivatives. According to Hydrocarbon Processing, the petrochemicals market currently represents approximately 44% of annual worldwide capital expenditures in the onshore process industry, representing an annual investment of approximately $40 billion.

KBR has more than sixty years of experience building petrochemical plants and licensing process technology necessary for the production of petrochemicals around the world. KBR has licensed and designed more than 800 petrochemical projects worldwide, and it has provided EPC-CS services to more than 160 of these facilities. Additionally, more than 30% of greenfield worldwide ethylene capacity added since 1986 was licensed, designed and/or constructed by KBR. In Saudi Arabia, KBR’s technology has been used in four of the eight operating ethylene plants.

KBR provides a range of services to the petrochemicals end-market, including technology and basic engineering packages, detailed engineering, procurement, construction, and facility commissioning and start-up. KBR develops or otherwise has the right to license various leading petrochemical technologies and have extensive experience in the commercial application of these technologies. These technologies include Selective Cracking Optimum Recovery (SCOREtm) and SUPERFLEXtm.  SCOREtm is a highly-efficient, reliable and cost-effective process for the production of ethylene which includes technology developed by KBR and ExxonMobil. SUPERFLEXtm is a flexible proprietary technology for the production of high yields of propylene using low value chemicals. KBR also licenses a variety of technologies for the transformation of raw materials into commodity chemicals such as phenol and aniline used in the production of consumer end-products.

Refining

Over the next nine years, significant investments are expected in refining infrastructure with estimated total capital investments of approximately $200 billion through 2015 according to Purvin & Gertz. Due to shortages of refining capacity in the United States, exacerbated by the lack of new refineries built during the last few decades, refiners are considering the expansion of existing capacity or the construction of new refineries. In the United States, KBR has been selected to provide conceptualization, planning and early design services for a 325,000 barrels per day refinery expansion project being considered by Motiva Enterprises.

KBR is a leader in the petroleum refining market, having designed and/or constructed more than fifty greenfield refineries and over one thousand refining units, retrofits or upgrades since the 1950s. KBR’s Residuum Oil Supercritical Extraction (ROSEtm) heavy oil technology is designed to maximize refinery production yield from each barrel of crude oil. The by-products, known as asphaltines, can be used as a low-cost alternative fuel. KBR has licensed 40 ROSEtm units, eight of which have been licensed in the past two years.

In addition to KBR’s expertise in heavy oils, in the last ten years KBR has licensed and designed, either independently or through KBR’s alliance with ExxonMobil Research & Engineering, over 200 hydroprocessing, fluid catalytic cracking and environmentally friendly clean fuels projects.

Syngas

Syngas is a mixture of hydrogen and carbon monoxide derived from natural gas, oil, or coal. Approximately 65% of Syngas produced is converted into ammonia, which is used in the fertilizer industry. The global demand for fertilizers has been increasing to accommodate the food production necessary to sustain an expanding population. Production capacity for ammonia, which is primarily used to produce fertilizer, is expected to increase by 16.4 million tons over the next five years according to Fertecon, which would roughly be equal to four to five ammonia plants per year. A developing source for Syngas is coal gasification, as described in “— Emerging Markets.”

KBR is a licensor of ammonia process technologies. During the past sixty years, KBR has licensed ammonia process technologies for more than 200 ammonia plants and provided some combination of EPC-CS services for over 120 of these facilities. As a result, KBR has extensive experience in the commercial application of these process technologies. KBR also has a portfolio of proprietary ammonia processes for the conversion of Syngas to ammonia. KAAPplustm, KBR’s ammonia process which combines features of the KBR Advanced Ammonia Process, the KBR Reforming Exchanger System and the KBR Purifier technology, contributes to reduced capital cost, lower energy consumption and higher reliability for ammonia producers. Complementing KBR’s technologies, KBR offers a range of services, from project development and feasibility studies, through execution and start-up, operation and maintenance and advance process automation.

Emerging Markets

As a technology-based EPC-CS contractor, KBR is focused on monitoring emerging markets and the development of promising new technologies in various stages of maturity, with the goal of nurturing the technologies until the market becomes commercially viable. KBR is currently focusing on coal gasification and CO2 sequestration as key emerging market opportunities.

Due to growing environmental regulations, a cleaner method of converting coal to Syngas is needed. Together with its partner Southern Company, KBR has been selected by the U.S. Department of Energy under its Clean Coal Power Initiative to build a 285-megawatt coal gasification facility in central Florida. The project, which uses KBR Transport Gasifiertm technology, is a commercial demonstration of advanced coal-based gasification technology. The facility is expected to gasify Powder River Basin sub-bituminous coal to produce power in a gas turbine combined cycle and has a target completion date in 2010. The KBR Transport Gasifiertm technology is economically attractive compared to commercially available alternatives. It effectively handles low quality coals, including sub-bituminous and lignites that make up half the proven U.S. and worldwide coal reserves. Due to sustained energy demand and the high price of natural gas, coal gasification offers an economic alternative source of natural gas. As the energy supply tightens and environmental concerns increase, customers are beginning to seriously consider different sources of energy and new applications of conventional energy resources such as KBR’s coal gasification technology.

Coal gasification also allows for the capture of CO2. A major challenge for the oil and gas industry is the amount of CO2 produced, not only in downstream refining but also during a variety of processes used to deliver cleaner gas. KBR is helping to mitigate CO2 emissions, either by injecting CO2 underground to enhance oil and gas recovery, or by storing CO2 in depleted underground reservoirs. KBR has drawn upon its extensive experience designing CO2 compression systems for fertilizer plants to help design and build the world’s first full scale carbon dioxide capture project at BP’s In Salah gas development project in Algeria. About one million tons of CO2 greenhouse gas are expected to be separated and reinjected into deep wells every year throughout the first two decades of the In Salah project’s operation, nearly as much CO2 as 200,000 passenger cars emit annually.

Significant Projects

The following table summarizes several representative E&C projects currently in progress or recently completed within each of KBR’s primary end-markets.

Oil and Gas Production Projects

Customer
Project Name	Name	Location	Contract Type	Description

Azeri-Chirag-Gunashli	AIOC	Azerbaijan	Cost-reimbursable	Engineering and procurement services for six offshore platforms, subsea facilities, 600 kilometers of offshore pipeline and onshore terminal upgrades.
In Amenas Gas Development	British Petroleum / Sonatrach	Algeria	Fixed-price	EPC-CS services for gas processing facility, associated pipeline and infrastructure; joint venture with JGC.
Block 18-Greater Plutonio	British Petroleum Angola	Angola	Cost-reimbursable	EPCm services for a floating production storage and offloading unit and subsea facilities.

LNG Projects

Customer
Project Name	Name	Location	Contract Type	Description

Tangguh LNG	BP Berau Ltd.	Indonesia	Fixed-price	EPC-CS services for two LNG liquefaction trains; joint venture with JGC and PT Pertafenikki Engineering of Indonesia.
Yemen LNG	Yemen LNG Company Ltd.	Yemen	Fixed-price	EPC-CS services for two LNG liquefaction trains; joint venture with JGC and Technip.
NLNG Trains 4, 5 and 6	Nigeria LNG Ltd.	Nigeria	Fixed-price	EPC-CS services for three LNG liquefaction trains; working through TSKJ joint venture.

GTL Projects

Customer
Project Name	Name	Location	Contract Type	Description

Escravos GTL	Chevron Nigeria Ltd. & Nigeria National Petroleum Corp.	Nigeria	Fixed-price	EPC-CS services for a GTL plant producing diesel, naphtha and liquefied petroleum gas; joint venture with JGC and Snamprogetti.
Pearl GTL	Qatar Shell GTL Ltd	Qatar	Cost-reimbursable	Front-end engineering design work and project management for the overall complex and EPCm for the GTL synthesis and utilities portions of the complex; joint venture with JGC.

Petrochemicals Projects

Customer
Project Name	Name	Location	Contract Type	Description

Sasol Superflex	Sasol Limited	South Africa	Cost-reimbursable	EPCm and facility commissioning and start-up services for propylene plant using KBR’s SUPERFLEXtm technology.
JUPC ethylene	Jubail United Petrochemicals Corporation	Saudi Arabia	Fixed-price	EPCm for ethylene plant construction and capacity expansion project.
Ethylene/Olefins Facility	Saudi Kayan Petrochemical Company	Saudi Arabia	Fixed-price	Basic process design and EPCm services for a new ethylene facility using SCOREtm technology.

Refining Projects

Customer
Project Name	Name	Location	Contract Type	Description

UE-1 Upgrader Expansion Project	Syncrude Canada Ltd.	Canada	Cost-reimbursable	Recently completed EPCm revamp and greenfield refinery project for the production of Syncrude Sweet Blend.
Jamnagar Refinery Expansion	ExxonMobil	India	Multiple fixed-price contracts	Licensing and basic engineering packages for clean fuels and alkylation units.
Greenfield Refinery Project	Saudi Aramco/ ConocoPhillips	Saudi Arabia	Cost-reimbursable	Program management services including front-end engineering development for a new 400,000 barrels per day greenfield refinery.

Synthesis Gas / Fertilizer Projects

Customer
Project Name	Name	Location	Contract Type	Description

Egypt Ammonia Plant	Egypt Basic Industries Corporation	Egypt	Fixed-price	EPC-CS services for an ammonia plant based on KBR Advanced Ammonia Process technology.

Emerging Markets Projects

Customer
Project Name	Name	Location	Contract Type	Description

Orlando Power Project	Southern Company/U.S. Department of Energy	Florida	Cost-reimbursable	Engineering for a power plant 50% funded by the U.S. Department of Energy that will utilize KBR’s Transport Gasifiertm technology.
In Salah Gas	BP	Algeria	Fixed-price	EPC-CS services for a gas field CO2 sequestration development project.

KBR’s Government and Infrastructure Segment

Service Offerings

Program and Project Management.  With KBR’s ability to rapidly deploy on-demand support services, KBR provides large-scale program and project management services to its global government customers. KBR’s management services capabilities are used throughout a project from initial planning to final execution in which KBR is able to deliver a combination of its contingency logistics, operations and maintenance, construction management and engineering services. These services can also include integrated security solutions to both the public and private sectors.

Contingency Logistics.  KBR is one of the world’s largest military logistics providers with over 20,000 employees and over 30,000 subcontractor employees providing contingency or wartime logistics support to military and civilian personnel around the world as of December 31, 2005. KBR’s rapid response logistics capabilities may include any combination of its broader service offerings, including program and project management, operations and maintenance, construction management and engineering services.

Operations and Maintenance.  KBR has been providing systems and personnel needed to maintain worldwide government facilities for over 40 years. KBR’s comprehensive operations and maintenance services include transportation services, quality of life services, facilities management, and maintenance and support services. KBR’s quality of life services include housing, food service, laundry and dry cleaning, and morale, welfare and recreation services. KBR’s maintenance services include vehicle and equipment maintenance, aircraft servicing, minor construction and repair, grounds maintenance, housing maintenance and weapons range maintenance. KBR’s support services capabilities include refuse collection, power production and management, water treatment and distribution, wastewater treatment, hazardous waste management, custodial services, fuels handling and management, transportation services and security support.

Construction Management.  KBR provides a broad array of construction management experience and capabilities, from design and modifications to the construction of major projects in remote and difficult environments. KBR’s capabilities include design-build, security improvements and upgrades, construction, additions and alterations, and renovations and repairs. KBR’s specific expertise includes barracks and camps, laboratory, healthcare and maintenance facilities, ports, embassies and consulates, utilities, schools, airfield and aviation facilities, correctional facilities, transit maintenance buildings, training facilities, and administration and operational facilities.

Engineering.  KBR maintains an active global consulting practice providing engineering services, which include planning, design and feasibility study services, to government and commercial customers in the transportation, water resources and facilities end-markets. KBR’s projects include highways, bridges, aviation facilities, water resources and water and wastewater utilities.

Submarine and Warship Maintenance.  Through its Devonport Management Limited subsidiary, KBR owns and operates one of the largest naval dockyard complexes in Western Europe. Devonport Royal Dockyard is the only site in the United Kingdom equipped and licensed to refit, refuel and defuel nuclear-powered submarines for the U.K. MoD. KBR provides design, project and construction management services, maintenance and capability upgrades for vessels, as well as prime design, supply, support and overhaul of naval equipment and systems. KBR also provides project and construction management to the MoD on major naval programs.

Management Consulting and Training.  KBR is a management consulting and training provider. KBR’s services include capability development, project management, engineering and business analysis support, as well as military training, including air crew and ground crew, integrated logistics support and project management training.

Privately Financed Projects.  On a selective basis, KBR is also a developer of and investor in privately financed projects that enable its customers to finance large-scale infrastructure projects, major military equipment purchases or industrial facilities. KBR enters into non-recourse financing arrangements to secure additional contracts for the provision of engineering, construction and long-term operation and maintenance services for an agreed period after the projects have been completed or equipment has been delivered.

Markets

KBR’s G&I segment provides services to the following end-markets:

•	U.S. Department of Defense;

•	U.K. Ministry of Defence;

•	Other national governments and agencies; and

•	State and local governments.

U.S. Department of Defense.  The DoD is the largest customer of KBR’s G&I segment. With a fiscal 2007 discretionary budget request of approximately $439 billion, the DoD is one of the U.S. government’s largest federal agencies. In addition, billions of congressionally approved supplemental dollars were allocated to the DoD in 2006 for the global war on terror. The DoD is restructuring its organization to focus its resources on combat forces and increase outsourcing of non-core support services. The DoD has recently changed the way it mobilizes forces and engages in conflicts by moving to the use of smaller, more rapidly deployable forces to address a shifting and often unidentifiable threat. These trends are also creating demand for KBR’s engineering and construction and operations and maintenance capabilities for military infrastructure required to support long-term deployments. KBR is currently providing contingency support services, including food service, fuel and equipment transportation, laundry and other services critical to maintaining troop deployments primarily in the Middle East and the Balkan states.

The DoD is also reviewing its current base operations through its “Base Realignment and Closure” initiative intended to create greater efficiency within the military budget, while also increasing troop preparedness. Under this initiative, the DoD plans to undertake a significant base closure and consolidation program which, in addition to base operations and maintenance outsourcing opportunities, is also likely to create additional engineering and construction opportunities to accommodate these changes to base infrastructure.

U.K. Ministry of Defence.  The MoD is the second largest customer of its G&I segment. With a fiscal year 2006 budget of approximately £30.9 billion, the MoD is currently undertaking a defense modernization program, including new submarines, surface combatants, support ships, strike and mobility aircraft, and surveillance and electronic warfare systems. The MoD is engaged in a detailed defense industrial base review and is examining approaches toward the effective rationalization and upgrading of its assets, leading to a greater use of outsourced services and privately financed project arrangements.

Other National Governments and Agencies.  KBR provides logistics, base operating support, construction and engineering services to other executive branch agencies of the U.S. government including the Department of State, Department of Homeland Security, Department of Energy and the National Institutes of Health. In addition, KBR supports the Australian Ministry of Defence, the U.K. National Health Service and other national and federal government agencies. In response to recent attacks on U.S. facilities overseas, the Department of State has embarked on a fourteen-year, $17.5 billion program to design and build new U.S. embassy and consular compounds, as well as install security upgrades at dozens of existing U.S. diplomatic facilities. Additionally, prompted by the increased focus on domestic security and emergency response (including for natural disasters), the Department of Homeland Security has experienced greater need for outsourced services. The Department of Energy has a history of utilizing contractors to support and maintain its aging infrastructure and facilities and is expected to increase its utilization of outsourcing in order to meet its maintenance needs in the face of budgetary constraints. KBR also provides non-defense-related services to federal agencies, such as its work with the National Institutes of Health since 1993. KBR provides technical facilities renovation, design, construction, and maintenance services for 12 National Institutes of Health buildings at its Maryland campus. For the Australian Ministry of Defence, KBR provides air and related support training and services, and for the U.K. National Health Service, KBR provides systems, tools and infrastructure support to modernize the department’s computer systems.

State and Local Governments.  KBR’s primary focus within the state and local government sectors is on civil infrastructure where KBR believes there has been a general trend of historic under-investment. The American Society of Civil Engineers gave the United States infrastructure a “D” or “poor” rating in its 2005 Report Card for America’s Infrastructure. In particular, infrastructure related to the quality of water, wastewater, roads and transit, airports and educational facilities has declined while demand for expanded and improved infrastructure continues to outpace funding.

Significant Contracts

The following table summarizes several significant contracts under which KBR’s G&I segment is currently providing or has recently provided services.

Contingency Logistics Projects

Customer
Project Name	Name	Location	Contract Type	Description

LogCAP III	U.S. Army	Worldwide	Cost-reimbursable	Contingency support services.
PCO Oil South	U.S. Army	Iraq	Cost-reimbursable	Restoration of Iraqi oil fields (southern region).
Restore Iraqi Oil (RIO)	U.S. Army	Iraq	Cost-reimbursable	Restoration of Iraqi oil fields.
AFCAP	U.S. Air Force	Worldwide	Cost-reimbursable	Contingency support services.
TDA	U.K. Ministry of Defence	Worldwide	Fixed-price	Battlefield infrastructure support.
Contingency Support Project	U.S. Department of Homeland Security	United States	Cost-reimbursable	Indefinite delivery/indefinite quantity contingency support services.

Operations and Maintenance Projects

Customer
Project Name	Name	Location	Contract Type	Description

Balkan Support	U.S. Army	Balkans region	Cost-reimbursable	Theater-level logistics and base operating support services.
Los Alamos National Laboratory	University of California for the U.S. Department of Energy	New Mexico	Cost-reimbursable	Site support services.
Fort Knox	U.S. Air Force	Kentucky	Cost-reimbursable	Base support services.

Construction Management and Engineering Projects

Customer
Project Name	Name	Location	Contract Type	Description

CONCAP III	U.S. Navy	Worldwide	Cost-reimbursable	Emergency construction services.
CENTCOM	U.S. Army	Middle East	Combination of fixed- price and cost- reimbursable	Construction of military infrastructure and support facilities.
U.S. Embassy Macedonia	U.S. Department of State	Macedonia	Fixed-price	Design and construction of embassy.
Scottish Water	Scottish Water	Scotland	Cost-reimbursable	Program management of water assets renewal.
Hope Downs DES	Rio Tinto for Hope Downs joint venture	Australia	Cost-reimbursable	EPCm services supporting mine development.

Submarine and Warship Maintenance Projects

Customer
Project Name	Name	Location	Contract Type	Description

DML — Victorious LOP(R)	U.K. Ministry of Defence	U.K.	Fixed-price	Submarine refuel, refit and maintenance.
DML — WSMI (Warship Modernization Initiative)	U.K. Ministry of Defence	U.K.	Cost-reimbursable	Range of engineering, logistics and facilities management tasks mostly at DML’s main dockyard site.
CVF (Future Aircraft Carrier)	U.K. Ministry of Defence	U.K.	Cost-reimbursable	Program management of future aircraft carriers.

Management Consulting and Training Projects

Customer
Project Name	Name	Location	Contract Type	Description

Air 87	Australian Aerospace for the Australian Army	Australia	Fixed-price	Helicopter training services throughout the equipment lifecycle.
Air 9000	Australian Aerospace for the Australian Army	Australia	Fixed-price	Helicopter training services to support the acquisition of a new helicopter.

Privately Financed Projects

Customer
Project Name	Name	Location	Contract Type	Description

FreightLink — Alice Springs-Darwin Railway	Various	Australia	Fixed-price and market rates	Design, build, own, finance and operate railway/freight services.

Heavy Equipment Transporter	U.K. Ministry of Defence	Worldwide	Combination of fixed- price and cost- reimbursable	Design, build, own, finance and operate battle tank transporter fleet.

Allenby & Connaught	U.K. Ministry of Defence	U.K.	Combination of fixed- price and cost- reimbursable	Own, finance, upgrade and service army facilities.

Joint Ventures and Alliances

KBR enters into joint ventures and alliances with other industry participants in order to reduce and diversify risk, increase the number of opportunities that can be pursued, capitalize on the strengths of each party and the relationships of each party with different potential customers, and allow for greater flexibility in choosing the preferred location for its services based on the greatest cost and geographical efficiency. Several examples of these joint ventures and alliances are described below. All joint venture ownership percentages presented are as of December 31, 2006.

•	KBR began working with JGC Corporation in 1978 to pursue an LNG project in Malaysia. This relationship was formalized into a gas alliance agreement in 1999, which was renewed in 2005. Under the alliance, KBR and JGC have agreed to jointly promote and market their capabilities in the natural gas industry. KBR’s ownership interest in current projects with JGC varies between 25% and 55% depending on the number of parties involved. The alliance expires in August 2008, but contains a provision contemplating renewals as agreed by the parties. In the last 28 years, the majority of KBR’s LNG and GTL projects have been pursued jointly with JGC. KBR and JGC have been awarded twenty-two front-end engineering design and/or EPC-CS contracts for LNG and GTL facilities, and have completed over 30 million metric tons per annum of LNG capacity between 2000 and 2005. KBR operates this alliance through global hubs in Houston, Yokohama and London. Pursuant to the terms of KBR’s gas alliance agreement, if and when the separation of KBR from Halliburton is completed, as contemplated by this exchange offer and any subsequent spin-off distribution, the alliance may be terminated by either party. KBR does not believe any termination of the alliance would result in a material impact to its ability to win LNG or GTL projects or to pursue such projects jointly with JGC in the future, or would have a material adverse impact to KBR’s financial position or results of operations.

•	In 2002, KBR entered into a cooperative agreement with ExxonMobil Research and Engineering Company for licensing fluid catalytic cracking technology that was an extension of a previous agreement with Mobil Oil Corporation. Under this alliance, KBR offers to the industry certain fluid catalytic cracking technology that is available from both parties. KBR leads the marketing effort under this collaboration, and it co-develops certain new fluid catalytic cracking technology with its partner.

•	M.W. Kellogg Limited (MWKL) is a London-based joint venture that provides full EPC-CS contractor services for LNG, GTL and onshore oil and gas projects. MWKL is owned 55% by KBR and 45% by JGC. MWKL supports both of its parent companies, on a stand-alone basis or through KBR’s gas alliance with JGC, and also provides services to other third party customers. KBR consolidates MWKL for financial accounting purposes.

•	TKJ Group is a joint venture consortium consisting of several private limited liability companies registered in Dubai, UAE. The TKJ Group was created for the purpose of trading equipment and the performance of services required for the realization, construction, and modification of maintenance of oil, gas, chemical, or other installations in the Middle East. KBR holds a 33.3% interest in the TKJ Group companies.

•	TSKJ is a joint venture formed to design and construct large-scale projects in Nigeria. TSKJ’s members are Technip, SA of France, Snamprogetti Netherlands B.V., which is a subsidiary of Saipem SpA of Italy, JGC and KBR, each of which has a 25% interest. TSKJ has completed five LNG production facilities on Bonny Island, Nigeria and is currently working on a sixth such facility. KBR accounts for this investment using the equity method of accounting.

•	Brown & Root-Condor Spa (BRC), a joint venture with Sonatrach and another Algerian company, enhances KBR’s ability to operate in Algeria by providing access to local resources. BRC executes work for Algerian and international customers, including Sonatrach. BRC has built oil and gas production facilities and civil infrastructure projects, including hospitals and office buildings. KBR has a 49% interest in the joint venture. KBR accounts for this investment using the equity method of accounting. KBR has recently been notified by Sonatrach that it wishes to dissolve the joint venture. In addition, BRC has recently experienced a decline in new work awarded from various sources including Sonatrach, and Sonatrach has recently canceled work previously awarded to BRC. A deterioration in BRC’s cash flow as a result of the cancellations and decline in work may cause KBR’s investment in BRC to be impaired. KBR estimates its exposure could be up to $18 million, and an impairment could be required as early as the first quarter of 2007.

•	Devonport Management Limited (DML) owns and operates the Devonport Royal Dockyard located in Plymouth, England. KBR owns 51% of DML, Balfour Beatty and Weir Group own the remaining interests. DML provides several services to the MoD, including sole-source contracting for nuclear refitting and refueling of the MoD’s nuclear submarine fleet, surface ship maintenance and upgrading, naval base management and operational services. KBR consolidates DML for financial accounting purposes. KBR is engaging in discussions with the MoD regarding KBR’s ownership in DML and the possibility of reducing or disposing of KBR’s interest. Although no decision has been made with respect to a disposition or reduction of KBR’s interest in DML, KBR is supporting a process to identify potential bidders that may have an interest in acquiring KBR’s interest in DML. KBR does not know at this time if the process will result in a disposition or reduction of its interest in DML. Please read “Risk Factors — Risks Relating to KBR — Risks Relating to Customers and Contracts — KBR’s G&I segment is directly affected by spending and capital expenditures by KBR’s customers and KBR’s ability to contract with its customers — The separation of KBR from Halliburton may adversely affect or result in the loss of the DML joint venture’s interest in the operation of the Devonport Royal Dockyard in exchange for the fair value of the interest and the loss of KBR’s interest in DML in exchange for the lower of net asset value or fair market value, which could have a material adverse effect on KBR’s future prospects, business, results of operations and cash flow” and “Risk Factors — Risks Relating to KBR — Risks Relating to Customers and Contracts — KBR’s results of operations depend on the award of new contracts and the timing of the performance of these contracts — KBR’s customers and prospective customers will need assurances that its financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.”

•	KSL is a joint venture with Shaw Group and Los Alamos Technical, formed to provide support services to the Los Alamos National Laboratory in New Mexico. KBR is a 55% owner and the managing partner of KSL. The joint venture serves as subcontractor to the University of California, which in December 2005 won a rebid for laboratory operatorship. As part of the rebid, the University of California system is required to continue using KSL for support services. This contract has five one-year extension options beginning in 2008. KBR consolidates KSL for financial accounting purposes.

•	FreightLink — The Alice Springs-Darwin railroad is a privately financed project initiated in 2001 to build, own and operate the transcontinental railroad from Alice Springs to Darwin, Australia and has been granted a 50-year concession period by the Australian government. KBR provided EPC services and is the largest equity holder in the project with a 36.7% interest, with the remaining equity held by eleven other participants. KBR accounts for this investment using the equity method of accounting.

•	Aspire Defence — Allenby-Connaught is a joint venture between KBR, Mowlem Plc. and a financial investor formed to contract with the MoD to upgrade and provide a range of services to the British Army’s garrisons at Aldershot and around Salisbury Plain in the United Kingdom. KBR indirectly owns a 45% interest in Aspire Defence. In addition, KBR owns a 50% interest in each of the two joint ventures that provide the construction and related support services to Aspire Defence. KBR accounts for this investment using the equity method of accounting.

Backlog

Backlog represents the dollar amount of revenue KBR expects to realize in the future as a result of performing work under multi-period contracts that have been awarded to KBR. Backlog is not a measure defined by generally accepted accounting principles, and KBR’s methodology for determining backlog may not be comparable to the methodology used by other companies in determining their backlog. Backlog may not be indicative of future operating results. Not all of KBR’s revenue is recorded in backlog for a variety of reasons, including the fact that some projects begin and end within a short-term period. Many contracts do not provide for a fixed amount of work to be performed and are subject to modification or termination by the customer. The termination or modification of any one or more sizeable contracts or the addition of other contracts may have a substantial and immediate effect on backlog.

KBR generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. On its projects related to unconsolidated joint ventures, KBR includes its percentage ownership of the joint venture’s backlog. Because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in its revenue. KBR’s backlog for projects related to unconsolidated joint ventures in its continuing operations totaled $4.4 billion and $2.9 billion at December 31, 2006 and 2005, respectively. KBR also consolidates joint ventures which are majority-owned and controlled or are variable interest entities in which KBR is the primary beneficiary. KBR’s backlog included in the table below for projects related to consolidated joint ventures with minority interests includes 100% of the backlog associated with those joint ventures and totaled $3.9 billion at December 31, 2006 and $3.6 billion at December 31, 2005.

For long-term contracts, the amount included in backlog is limited to five years. In many instances, arrangements included in backlog are complex, non-repetitive in nature, and may fluctuate depending on expected revenue and timing. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR solely acts in a project management capacity, only KBR’s management fee revenue of each project in backlog is included.

Backlog(1)(2)

	December 31,
	2006	2005
	(In millions)

G&I — Middle East Operations	$3,066	$2,139
G&I — DML Shipyard Operations	1,079	1,305
G&I — Other	3,658	1,708
E&C — Gas Monetization	3,883	3,651
E&C — Offshore Projects	130	275
E&C — Other	1,700	1,511

Total backlog for continuing operations	$13,516	$10,589

(1)	KBR’s backlog for continuing operations does not include backlog associated with the E&C segment’s Production Services Group, which was sold in May 2006 and which was accounted for as discontinued operations. Backlog for the Production Services Group was $1.2 billion as of December 31, 2005.

(2)	The G&I segment’s continuing operations attributable to firm orders was $5.7 billion and $3.4 billion as of December 31, 2006 and 2005, respectively. The G&I segment’s total backlog from continuing operations attributable to unfunded orders was $2.1 billion and $1.8 billion as of December 31, 2006 and 2005, respectively.

KBR estimates that as of December 31, 2006, 52% of its E&C segment backlog and 64% of its G&I segment backlog will be complete within one year. As of December 31, 2006, 43% of KBR’s backlog for continuing operations was attributable to fixed-price contracts and 57% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, KBR characterizes the entire contract based on the predominant component. In August 2006, KBR was awarded a task order for approximately $3.5 billion for its continued services in Iraq through September 2007 under the LogCAP III contract. As of December 31, 2006, KBR’s backlog under the LogCAP III contract was $3.0 billion.

Contracts

KBR’s contracts can be broadly categorized as either cost-reimbursable or fixed-price, sometimes referred to as lump-sum. Some contracts can involve both fixed-price and cost-reimbursable elements.

Fixed-price contracts are for a fixed sum to cover all costs and any profit element for a defined scope of work. Fixed-price contracts entail more risk to KBR because they require KBR to predetermine both the quantities of work to be performed and the costs associated with executing the work. Although fixed-price contracts involve greater risk than cost-reimbursable contracts, they also are potentially more profitable for the contractor, since the owner/customer pays a premium to transfer many risks to the contractor.

Cost-reimbursable contracts include contracts where the price is variable based upon KBR’s actual costs incurred for time and materials, or for variable quantities of work priced at defined unit rates, including reimbursable labor hour contracts. Profit on cost-reimbursable contracts may be based upon a percentage of costs incurred and/or a fixed amount. Cost-reimbursable contracts are generally less risky than fixed-price contracts because the owner/customer retains many of the risks.

KBR’s G&I segment provides substantial work under government contracts with the DoD and and the MoD and other governmental agencies. These contracts include KBR’s LogCAP contract and contracts to rebuild Iraq’s petroleum industry such as the PCO Oil South contract. If KBR’s customer or a government auditor finds that KBR improperly charged any costs to a contract, these costs are not reimbursable or, if already reimbursed, the costs must be refunded to the customer. If performance issues arise under any of KBR’s government contracts, the government retains the right to pursue remedies, which could include threatened termination or termination under any affected contract. Furthermore, the government has the contractual right to terminate or reduce the amount of work under certain of KBR’s contracts at any time.

Customers

KBR provides services to a diverse customer base, including international and national oil and gas companies, independent refiners, petrochemical producers, fertilizer producers and domestic and foreign governments. Revenue from the U.S. government, resulting primarily from work performed in the Middle East by KBR’s G&I segment, represented 61% of KBR’s 2006 consolidated revenue, 65% of KBR’s 2005 consolidated revenue, and 67% of KBR’s 2004 consolidated revenue. Revenue from the government of the United Kingdom totaled 11% and 9% of consolidated revenue for the years ended December 31, 2006 and 2005, respectively. No other customer represented more than 10% of consolidated revenue in 2004, 2005 and 2006.

Raw Materials

Equipment and materials essential to KBR’s business are available from worldwide sources. Current market conditions have triggered constraints in the supply chain of certain equipment and materials. KBR is proactively seeking ways to ensure the availability of equipment and materials as well as manage rising costs. KBR’s procurement department is actively leveraging its size and buying power through several programs designed to ensure that it has access to key equipment and materials at the best possible prices and delivery schedule. Please read, “Risk Factors — Risks Relating to KBR — Risks Relating to Customers and Contracts — A significant portion of KBR’s projects is on a fixed-price basis, subjecting KBR to the risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages — Difficulties in engaging third party subcontractors, equipment manufacturers or materials suppliers or failures by third party subcontractors, equipment manufacturers or materials suppliers to perform could result in project delays and cause KBR to incur additional costs.”

Intellectual Property

KBR has developed or otherwise have the right to license leading technologies, including technologies held under license from third parties, used for the production of a variety of petrochemicals and chemicals and in the areas of olefins, refining, fertilizers and semi-submersible technology. KBR’s petrochemical technologies include SCOREtm and SUPERFLEXtm.  SCOREtm is a process for the production of ethylene which includes technology developed with ExxonMobil. SUPERFLEXtm is a flexible proprietary technology for the production of high yields of propylene using low value chemicals. KBR also licenses a variety of technologies for the transformation of raw materials into commodity chemicals such as phenol and aniline used in the production of consumer end-products. KBR’s Residuum Oil Supercritical Extraction (ROSEtm) heavy oil technology is designed to maximize the refinery production yield from each barrel of crude oil. The by-products from this technology, known as asphaltines, can be used as a low-cost alternative fuel. KBR is also a licensor of ammonia process technologies and has the right to license ammonia processes used in the conversion of Syngas to ammonia. KAAPplustm, KBR’s ammonia process which combines the best features of the KBR Advanced Ammonia Process, the KBR Reforming Exchanger System and the KBR Purifier technology, offers ammonia producers reduced capital cost, lower energy consumption and higher reliability. KBR believes its technology portfolio and experience in the commercial application of these technologies and related know-how differentiates KBR from other EPC contractors, enhances its margins and encourages customers to utilize its broad range of EPC-CS services.

KBR’s rights to make use of technologies licensed to it are governed by written agreements of varying durations, including some with fixed terms that are subject to renewal based on mutual agreement. For example, KBR’s SCOREtm license runs until 2028 while KBR’s rights to SUPERFLEXtm currently expire in 2013. Both may be further extended and KBR has historically been able to renew existing agreements as they expire. KBR expects these and other similar agreements to be extended so long as it is mutually advantageous to both parties at the time of renewal. For technologies KBR owns, it protects its rights through patents and confidentiality agreements to protect its know-how and trade secrets. KBR’s ammonia process technology is protected through twenty-two active patents, the last of which expires in 2022.

Technology Development

KBR owns and operates a technology center that actively works with its customers to develop new technologies and improve existing ones. KBR licenses these technologies to its customers for the design, engineering and construction of oil and gas and petrochemical facilities. KBR is also working to identify new technologically driven opportunities in emerging markets, including coal gasification technologies to promote more environmentally friendly uses of abundant coal resources and CO2 sequestration to reduce CO2 emissions by capturing and injecting them underground. KBR’s expenditures for research and development activities were $2 million in 2006, $2 million in 2005 and $6 million in 2004, which are classified as a component of general and administrative expenses in KBR’s consolidated statements of operations. KBR makes additional technology expenditures in connection with its technology center, its licenses and for new technologies developed jointly with its customers. As an example, KBR makes expenditures in connection with the development or use of technology with respect to its projects that are charged to the particular projects and are not included as part of its research and development expenditures.

Seasonality

On an overall basis, KBR’s operations are not generally affected by seasonality. Weather and natural phenomena can temporarily affect the performance of KBR’s services, but the widespread geographic scope of its operations mitigates those effects.

Employees

As of December 31, 2006, KBR had over 56,000 employees in its continuing operations, of which approximately 1.7% were subject to collective bargaining agreements. Based upon the geographic diversification of its employees, KBR believes any risk of loss from employee strikes or other collective actions would not be material to the conduct of its operations taken as a whole. KBR believes that its employee relations are good.

Health and Safety

KBR is subject to numerous health and safety laws and regulations. In the United States, these laws and regulations include: the Federal Occupation Safety and Health Act and comparable state legislation, the Mine Safety and Health Administration laws, and safety requirements of the Departments of State, Defense, Energy and Transportation. KBR is also subject to similar requirements in other countries in which it has extensive operations, including the United Kingdom where it is subject to the various regulations enacted by the Health and Safety Act of 1974.

These regulations are frequently changing, and it is impossible to predict the effect of such laws and regulations on KBR in the future. KBR actively seeks to maintain a safe, healthy and environmentally friendly work place for all of its employees and those who work with KBR. However, KBR provides some of its services in high-risk locations and, as a result, it may incur substantial costs to maintain the safety of its personnel.

Environmental Regulation

KBR is subject to numerous environmental, legal, and regulatory requirements related to its operations worldwide. In the United States, these laws and regulations include, among others:

•	the Comprehensive Environmental Response, Compensation and Liability Act;

•	the Resources Conservation and Recovery Act;

•	the Clean Air Act;

•	the Federal Water Pollution Control Act; and

•	the Toxic Substances Control Act.

In addition to federal laws and regulations, states and other countries where KBR does business often have numerous environmental, legal, and regulatory requirements by which it must abide. KBR evaluates and addresses the environmental impact of its operations by assessing and remediating contaminated properties in order to avoid future liabilities and comply with environmental, legal, and regulatory requirements. On occasion, KBR is involved in specific environmental litigation and claims, including the remediation of properties it owns or has operated, as well as efforts to meet or correct compliance-related matters.

KBR does not expect costs related to these remediation requirements to have a material adverse effect on its consolidated financial position or its results of operations.

Properties

KBR owns or leases properties in domestic and foreign locations. The following locations represent KBR’s major facilities.

Location	Owned/Leased	Description	Business

Houston, Texas	Leased(1)	High-rise office facility	E&C and Corporate
Arlington, Virginia	Leased	High-rise office facility	G&I
Houston, Texas	Owned	Campus facility	G&I, E&C and Corporate
Leatherhead, United Kingdom	Owned	Campus facility	G&I and E&C
Greenford, Middlesex United Kingdom	Owned(2)	High-rise office facility	E&C
Devonport, Plymouth United Kingdom	Owned(3)	Shipyard facility	G&I

(1)	At December 31, 2006, KBR had a 50% interest in a joint venture which owns this office facility.

(2)	At December 31, 2006, KBR had a 55% interest in a joint venture which owns this office facility.

(3)	At December 31, 2006, KBR had a 51% interest in a joint venture which owns this shipyard facility.

KBR also owns or leases numerous small facilities that include its technology center, sales offices and project offices throughout the world. KBR owns or leases marine fabrication facilities covering approximately 535 acres in England (primarily related to DML) and Scotland. KBR’s marine facilities located in Scotland are currently for sale. All of KBR’s owned properties are unencumbered and KBR believes all properties that it currently occupies are suitable for their intended use.

Legal Proceedings

DCAA Audit Issues

KBR’s operations under United States government contracts are regularly reviewed and audited by the DCAA, and other governmental agencies. The DCAA serves in an advisory role to KBR’s customer. When issues are found during the governmental agency audit process, these issues are typically discussed and reviewed with KBR. The DCAA then issues an audit report with its recommendations to KBR’s customer’s contracting officer. In the case of management systems and other contract administrative issues, the contracting officer is generally with the DCMA. KBR then works with KBR’s customer to resolve the issues noted in the audit report. If KBR’s customer or a government auditor finds that it improperly charged any costs to a contract, these costs are not reimbursable, or, if already reimbursed, the costs must be refunded to the customer. KBR’s revenue recorded for government contract work is reduced for its estimate of costs that may be categorized as in dispute with its customer or potentially unallowable as a result of cost overruns or the audit process.

Dining Facilities.  In September 2005, Eurest Support Services (Cyprus) International Limited, or ESS, filed suit against KBR alleging various claims associated with its performance as a subcontractor in conjunction with its LogCAP III contract in Iraq. The case was settled during the first quarter of 2006 without material impact to KBR.

In the third quarter of 2006, the DCAA raised questions regarding $95 million of costs related to dining facilities in Iraq. KBR has responded to the DCAA that its costs are reasonable.

Security.  In February 2007, KBR received a letter from the Department of the Army informing KBR of the Army’s intent to adjust payments under the LogCAP III contract associated with the cost incurred by the subcontractors to provide security to their employees. Based on this letter, the DCAA withheld the Army’s initial assessment of $20 million. The Army based their assessment on one subcontract wherein, based on communications with the subcontractor, the Army estimated 6% of the total subcontract cost related to private security costs. The Army indicated that not all task orders and subcontracts have been reviewed and that they may make additional adjustments. The Army has indicated that, within 60 days, they intend to begin making further adjustments equal to 6% of prior and current subcontractor costs unless KBR can provide timely information sufficient to show that such action is not necessary to protect the government’s interest. KBR is working with the Army to provide the additional information they have requested.

The Army indicated that they believe KBR’s LogCAP III contract prohibits KBR from billing costs of privately acquired security. KBR believes that, while the LogCAP III contract anticipates that the Army will provide force protection to KBR employees, it does not prohibit any of KBR’s subcontractors from using private security services to provide force protection to subcontractor personnel. In addition, a significant portion of KBR’s subcontracts are competitively bid lump-sum or fixed-price subcontracts. As a result, KBR does not receive details of the subcontractors’ cost estimate nor is KBR legally entitled to it. Accordingly, KBR believes that it is entitled to reimbursement by the Army for the cost of services provided by its subcontractors, even if they incurred costs for private force protection services. Therefore, KBR believes that the Army’s position that such costs are unallowable and that they are entitled to withhold amounts incurred for such costs is wrong as a matter of law.

If KBR is unable to demonstrate that such action by the Army is not necessary, a 6% suspension of all subcontractor costs incurred to date could result in suspended costs of approximately $400 million. The Army has asked KBR to provide information that addresses the use of armed security either directly or indirectly charged to LogCAP III. The actual costs associated with these activities cannot be accurately estimated at this time, but KBR believes that they should be less than 6% of the total subcontractor costs. As of December 31, 2006, $0 have been accrued for suspended security billings.

Fuel.  In December 2003, the DCAA issued a preliminary audit report that alleged that KBR may have overcharged the Department of Defense by $61 million in importing fuel into Iraq. The DCAA questioned costs associated with fuel purchases made in Kuwait that were more expensive than buying and transporting fuel from Turkey. KBR responded that it had maintained close coordination of the fuel mission with the Army Corps of Engineers, or “COE,” which was its customer and oversaw the project throughout the life of the task orders and that the COE had directed KBR to use the Kuwait sources. After a review, the COE concluded that KBR obtained a fair price for the fuel. However, DoD officials referred the matter to the agency’s inspector general, which KBR understands commenced an investigation. KBR intends to cooperate fully if and when contacted by the inspector general.

Containers.  In June 2005, the DCAA recommended withholding certain costs associated with providing containerized housing for soldiers and supporting civilian personnel in Iraq. The DCAA recommended that the costs be withheld pending receipt of additional explanation or documentation to support the subcontract costs. Approximately $55 million has been withheld as of December 31, 2006, of which $17 million was withheld from KBR’s subcontractors. During 2006, KBR favorably resolved approximately $25 million of the withheld amounts with its contracting officer, which was received in the first quarter of 2007. KBR will continue working with the government and its subcontractors to resolve the remaining amounts.

Other issues.  The DCAA is continuously performing audits of costs incurred for the foregoing and other services provided by KBR under its government contracts. During these audits, there have been questions raised by the DCAA about the reasonableness or allowability of certain costs or the quality or quantity of supporting documentation. The DCAA might recommend withholding some portion of the questioned costs while the issues are being resolved with its customer. Because of the intense scrutiny involving KBR’s government contracts operations, issues raised by the DCAA may be more difficult to resolve. KBR does not believe any potential withholding will have a significant or sustained impact on its liquidity.

McBride Qui Tam Suit

In September 2006, KBR became aware of a qui tam action filed against KBR by a former employee alleging various wrongdoings in the form of overbillings of its customer on the LogCAP III contract. This case was originally filed pending the government’s decision whether or not to participate in the suit. In June 2006, the government formally declined to participate. The principal allegations are that KBR’s compensation for the provision of Morale, Welfare and Recreation (MWR) facilities under LogCAP III is based on the volume of usage of those facilities and that KBR deliberately overstated that usage. In accordance with the contract, KBR charged its customer based on actual cost, not based on the number of users. It was also alleged that, during the period from November 2004 into mid-December 2004, KBR continued to bill the customer for lunches, although the dining facility was closed and not serving lunches. There are also allegations regarding housing containers and KBR’s provision of services to its employees and contractors. KBR’s investigation is ongoing. However, KBR believes the allegations to be without merit and intends to vigorously defend this action. As of December 31, 2006, KBR had $0 accrued in connection with this matter.

Wilson and Warren Qui Tam Suit

During November 2006, KBR became aware of a qui tam action filed against it alleging that KBR overcharged the military $30 million by failing to adequately maintain trucks used to move supplies in convoys and by sending empty trucks in convoys. It was alleged that the purpose of these acts was to cause the trucks to break down more frequently than they would if properly maintained and to unnecessarily expose them to the risk of insurgent attacks, both for the purpose of necessitating their replacement thus increasing KBR’s revenue. The suit also alleges that in order to silence the plaintiffs, who allegedly were attempting to report those allegations and other alleged wrongdoing, KBR unlawfully terminated them. On February 6, 2007, the court granted KBR’s motion to dismiss the plaintiffs’ qui tam claims as legally insufficient and ordered the plaintiffs to arbitrate their claims that they were unlawfully discharged. As of December 31, 2006, KBR had $0 accrued in connection with this matter.

Investigations Relating to Iraq, Kuwait and Afghanistan

In October 2004, KBR reported to the DoD Inspector General’s office that two former employees in Kuwait may have had inappropriate contacts with individuals employed by or affiliated with two third party subcontractors prior to the award of the subcontracts. The Inspector General’s office may investigate whether these two employees may have solicited and/or accepted payments from those third party subcontractors while they were employed by KBR.

KBR also provided information to the DoD Inspector General’s office in February 2004 about other contacts between former employees and KBR’s subcontractors and, in March 2006, one of these former employees pled guilty to taking money in exchange for awarding work to a Saudi Arabian subcontractor. The Inspector General’s investigation of these matters may continue.

In October 2004, a civilian contracting official in the COE asked for a review of the process used by the COE for awarding some of the contracts to KBR. KBR understands that the DoD Inspector General’s office may review the issues involved.

KBR understands that the DOJ, an Assistant United States Attorney based in Illinois, and others are investigating these and other individually immaterial matters KBR has reported relating to its government contract work in Iraq. KBR has also received and is cooperating and intends to cooperate with the DOJ and the Defense Criminal Investigative Service with respect to subpoenas and requests for information by those agencies. If criminal wrongdoing were found, criminal penalties could range up to the greater of $500,000 in fines per count for a corporation or twice the gross pecuniary gain or loss. KBR also understands that certain of its current and former employees have received subpoenas and have given or may give grand jury testimony related to some of these matters.

KBR has reported to the United States Department of State and Department of Commerce that exports of materials, including personal protection equipment such as helmets, goggles, body armor and chemical protective suits, in connection with personnel deployed to Iraq and Afghanistan may not have been in accordance with current licenses or may have been unlicensed. A determination that KBR has failed to comply with one or more of these export controls could result in civil and/or criminal sanctions including the imposition of fines upon KBR as well as denial of export privileges and debarment from participation in U.S. government contracts. As of December 31, 2006, KBR had $0 accrued related to this matter.

Beginning in February 2007, the House Oversight and Government Reform Committee conducted hearings on the U.S. military’s reliance on civilian contractors, including with respect to military operations in Iraq. KBR has provided testimony and information for these hearings. KBR expects hearings with respect to operations in Iraq to continue in this and other Congressional committees, including the House Armed Services Committee, and KBR expects to be asked to testify and provide information for these hearings.

SIGIR Report

In October 2006, the Special Investigator General for Iraq Reconstruction (SIGIR) issued a report stating that KBR had improperly labeled reports provided to its customer, AMC, as proprietary data, when data marked does not relate to internal contractor information. KBR will work with AMC to address the issues raised by the SIGIR report.

The Balkans

KBR has had inquiries in the past by the DCAA and the civil fraud division of the DOJ into possible overcharges for work performed during 1996 through 2000 under a contract in the Balkans, for which inquiry has not yet been completed by the DOJ. Based on an internal investigation, KBR credited its customer $2 million during 2000 and 2001 related to its work in the Balkans as a result of billings for which support was not readily available. KBR believes that the preliminary DOJ inquiry relates to potential overcharges in connection with a part of the Balkans contract under which approximately $100 million in work was done. KBR believes that any allegations of overcharges would be without merit. In the fourth quarter 2006, KBR reached a negotiated settlement with the DOJ. KBR was not accused of any wrongdoing and did not admit to any wrongdoing. The company is not suspended or debarred from bidding for or performing work for the U.S. government. The settlement did not have a material impact on KBR’s operating results in 2006.

FCPA Investigations

The SEC is conducting a formal investigation into whether improper payments were made to government officials in Nigeria through the use of agents or subcontractors in connection with the construction and subsequent expansion by TSKJ of a multibillion dollar natural gas liquefaction complex and related facilities at Bonny Island in Rivers State, Nigeria. The DOJ is also conducting a related criminal investigation. The SEC has also issued subpoenas seeking information, which KBR is furnishing, regarding current and former agents used in connection with multiple projects, including current and prior projects, over the past 20 years located both in and outside of Nigeria in which KBR, The M.W. Kellogg Company, M.W. Kellogg Limited or their or KBR’s joint ventures are or were participants. In September 2006, the SEC requested that KBR enter into a tolling agreement with respect to its investigation. KBR anticipates that it will enter into an appropriate tolling agreement with the SEC.

TSKJ is a private limited liability company registered in Madeira, Portugal whose members are Technip SA of France, Snamprogetti Netherlands B.V. (a subsidiary of Saipem SpA of Italy), JGC Corporation of Japan, and Kellogg Brown & Root LLC (a subsidiary of KBR and successor to The M.W. Kellogg Company), each of which had an approximate 25% interest in the venture at December 31, 2006. TSKJ and other similarly owned entities entered into various contracts to build and expand the liquefied natural gas project for Nigeria LNG Limited, which is owned by the Nigerian National Petroleum Corporation, Shell Gas B.V., Cleag Limited (an affiliate of Total), and Agip International B.V. (an affiliate of ENI SpA of Italy). M.W. Kellogg Limited is a joint venture in which KBR had a 55% interest at December 31, 2006, and M.W. Kellogg Limited and The M.W. Kellogg Company were subsidiaries of Dresser Industries before Halliburton’s 1998 acquisition of Dresser Industries. The M.W. Kellogg Company was later merged with a Halliburton subsidiary to form Kellogg Brown & Root, one of its subsidiaries.

The SEC and the DOJ have been reviewing these matters in light of the requirements of the FCPA. Halliburton has been cooperating with the SEC and DOJ investigations and with other investigations into the Bonny Island project in France, Nigeria and Switzerland. Halliburton believes that the Serious Frauds Office in the United Kingdom is conducting an investigation relating to the Bonny Island project. Halliburton’s Board of Directors has appointed a committee of independent directors to oversee and direct the FCPA investigations. Halliburton, acting through its committee of independent directors, will continue to oversee and direct the investigations, and KBR’s directors that are independent of Halliburton and KBR, acting as a committee of KBR’s board of directors, will monitor the continuing investigations directed by Halliburton.

The matters under investigation relating to the Bonny Island project cover an extended period of time (in some cases significantly before Halliburton’s 1998 acquisition of Dresser Industries and continuing through the current time period). KBR has produced documents to the SEC and the DOJ both voluntarily and pursuant to company subpoenas from the files of numerous officers and employees of Halliburton and KBR, including many current and former executives of Halliburton and KBR, and KBR is making its employees available to the SEC and the DOJ for interviews. In addition, KBR understands that the SEC has issued a subpoena to A. Jack Stanley, who formerly served as a consultant and chairman of Kellogg Brown & Root and to others, including certain of its current and former employees, former executive officers and at least one of KBR’s subcontractors. KBR further understands that the DOJ has issued subpoenas for the purpose of obtaining information abroad, and KBR understands that other partners in TSKJ have provided information to the DOJ and the SEC with respect to the investigations, either voluntarily or under subpoenas.

The SEC and DOJ investigations include an examination of whether TSKJ’s engagements of Tri-Star Investments as an agent and a Japanese trading company as a subcontractor to provide services to TSKJ were utilized to make improper payments to Nigerian government officials. In connection with the Bonny Island project, TSKJ entered into a series of agency agreements, including with Tri-Star Investments, of which Jeffrey Tesler is a principal, commencing in 1995 and a series of subcontracts with a Japanese trading company commencing in 1996. KBR understands that a French magistrate has officially placed Mr. Tesler under investigation for corruption of a foreign public official. In Nigeria, a legislative committee of the National Assembly and the Economic and Financial Crimes Commission, which is organized as part of the executive branch of the government, are also investigating these matters. KBR’s representatives have met with the French magistrate and Nigerian officials. In October 2004, representatives of TSKJ voluntarily testified before the Nigerian legislative committee.

KBR notified the other owners of TSKJ of information provided by the investigations and asked each of them to conduct their own investigation. TSKJ has suspended the receipt of services from and payments to Tri-Star Investments and the Japanese trading company and has considered instituting legal proceedings to declare all agency agreements with Tri-Star Investments terminated and to recover all amounts previously paid under those agreements. In February 2005, TSKJ notified the Attorney General of Nigeria that TSKJ would not oppose the Attorney General’s efforts to have sums of money held on deposit in accounts of Tri-Star Investments in banks in Switzerland transferred to Nigeria and to have the legal ownership of such sums determined in the Nigerian courts.

As a result of these investigations, information has been uncovered suggesting that, commencing at least 10 years ago, members of TSKJ planned payments to Nigerian officials. Halliburton has reason to believe, based on the ongoing investigations, that payments may have been made by agents of TSKJ to Nigerian officials. In addition, information uncovered in the summer of 2006 suggests that, prior to 1998, plans may have been made by employees of The M.W. Kellogg Company to make payments to government officials in connection with the pursuit of a number of other projects in countries outside of Nigeria. Halliburton is reviewing a number of recently discovered documents related to KBR’s activities in countries outside of Nigeria with respect to agents for projects after 1998. Certain of the activities discussed in this paragraph involve current or former employees or persons who were or are consultants to KBR, and the investigation continues.

In June 2004, all relationships with Mr. Stanley and another consultant and former employee of M.W. Kellogg Limited were terminated. The terminations occurred because of violations of Halliburton’s Code of Business Conduct that allegedly involved the receipt of improper personal benefits from Mr. Tesler in connection with TSKJ’s construction of the Bonny Island project.

In 2006, Halliburton suspended the services of another agent who, until such suspension, had worked for KBR outside of Nigeria on several current projects and on numerous older projects going back to the early 1980s. The suspension will continue until such time, if ever, as Halliburton can satisfy itself regarding the agent’s compliance with applicable law and Halliburton’s Code of Business Conduct. In addition, Halliburton suspended the services of an additional agent on a separate current Nigerian project with respect to which Halliburton has received from a joint venture partner on that project allegations of wrongful payments made by such agent.

If violations of the FCPA were found, a person or entity found in violation could be subject to fines, civil penalties of up to $500,000 per violation, equitable remedies, including disgorgement (if applicable) generally of profits, including prejudgment interest on such profits, causally connected to the violation, and injunctive relief. Criminal penalties could range up to the greater of $2 million per violation or twice the gross pecuniary gain or loss from the violation, which could be substantially greater than $2 million per violation. It is possible that both the SEC and the DOJ could assert that there have been multiple violations which could lead to multiple fines. The amount of any fines or monetary penalties that could be assessed would depend on, among other factors, the findings regarding the amount, timing, nature and scope of any improper payments, whether any such payments were authorized by or made with knowledge of KBR or KBR’s affiliates, the amount of gross pecuniary gain or loss involved, and the level of cooperation provided to the government authorities during the investigations. Agreed dispositions of these types of violations also frequently result in an acknowledgement of wrongdoing by the entity and the appointment of a monitor on terms negotiated with the SEC and the DOJ to review and monitor current and future business practices, including the retention of agents, with the goal of assuring compliance with the FCPA. Other potential consequences could be significant and include suspension or debarment of KBR’s ability to contract with governmental agencies of the United States and of foreign countries. During 2006, KBR had revenue of approximately $5.8 billion from their government contracts work with agencies of the United States or state or local governments. In addition, KBR may be excluded from bidding on MoD contracts in the United Kingdom if KBR is convicted for a corruption offense or if the MoD determines that KBR’s actions constituted grave misconduct. During 2006, KBR had revenue of approximately $1.0 billion from their government contracts work with the MoD. Suspension or debarment from the government contracts business would have a material adverse effect on KBR’s business, results of operations and cash flows.

These investigations could also result in (1) third-party claims against KBR, which may include claims for special, indirect, derivative or consequential damages, (2) damage to KBR’s business or reputation, (3) loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, (4) adverse consequences on KBR’s ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of KBR or its subsidiaries. In this connection, KBR understands that the government of Nigeria gave notice in 2004 to the French magistrate of a civil claim as an injured party in that proceeding. KBR is not aware of any further developments with respect to this claim. In addition, KBR could incur costs and expenses for any monitor required by or agreed to with a governmental authority to review its continued compliance with FCPA law.

The investigations by the SEC and DOJ and foreign governmental authorities are continuing. KBR does not expect these investigations to be concluded in the immediate future. The various governmental authorities could conclude that violations of the FCPA or applicable analogous foreign laws have occurred with respect to the Bonny Island project and other projects in or outside of Nigeria. In such circumstances, the resolution or disposition of these matters, even after taking into account the indemnity from Halliburton with respect to liabilities for fines or other monetary penalties or direct monetary damages, including disgorgement, that may be assessed by the U.S. and certain foreign governments or governmental agencies against KBR or its greater than 50%-owned subsidiaries could have a material adverse effect on its business, prospects, results or operations, financial condition and cash flow. Under the terms of the master separation agreement entered into in connection with KBR’s initial public offering, Halliburton has agreed to indemnify KBR for, and any of KBR’s greater than 50%-owned subsidiaries for KBR’s share of, fines or other monetary penalties or direct monetary damages, including disgorgement, as a result of claims made or assessed by a governmental authority of the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria or a settlement thereof relating to FCPA Matters, which could involve Halliburton and KBR through The M. W. Kellogg Company, M. W. Kellogg Limited or their or KBR’s joint ventures in projects both in and outside of Nigeria, including the Bonny Island, Nigeria project. Halliburton’s indemnity will not apply to any other losses, claims, liabilities or damages assessed against KBR as a result of or relating to FCPA Matters or to any fines or other monetary penalties or direct monetary damages, including disgorgement, assessed by governmental authorities in jurisdictions other than the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria, or a settlement thereof, or assessed against entities such as TSKJ or Brown & Root — Condor Spa, in which KBR does not have an interest greater than 50%. Please read “Risk Factors — Risks Relating to KBR — Risks Relating to Investigations — Halliburton’s indemnity for Foreign Corrupt Practices Act matters does not apply to all potential losses, Halliburton’s actions may not be in the best interest of KBR’s stockholders and KBR may take or fail to take actions that could result in KBR’s indemnification from Halliburton with respect to Foreign Corrupt Practices Act matters no longer being available.”

Bidding Practices Investigations

In connection with the investigation into payments relating to the Bonny Island project in Nigeria, information has been uncovered suggesting that Mr. Stanley and other former employees may have engaged in coordinated bidding with one or more competitors on certain foreign construction projects and that such coordination possibly began as early as the mid-1980s.

On the basis of this information, Halliburton and the DOJ have broadened their investigations to determine the nature and extent of any improper bidding practices, whether such conduct violated United States antitrust laws, and whether former employees may have received payments in connection with bidding practices on some foreign projects.

If violations of applicable United States antitrust laws occurred, the range of possible penalties includes criminal fines, which could range up to the greater of $10 million in fines per count for a corporation, or twice the gross pecuniary gain or loss, and treble civil damages in favor of any persons financially injured by such violations. Criminal prosecutions under applicable laws of relevant foreign jurisdictions and civil claims by, or relationship issues with customers, are also possible. Halliburton’s indemnity does not apply to liabilities, if any, for fines, other monetary penalties or other potential losses arising out of violations of United States antitrust laws.

Possible Algerian Investigation

KBR believes that an investigation by a magistrate or a public prosecutor in Algeria may be pending with respect to sole source contracts awarded to Brown & Root-Condor Spa, a joint venture among Kellogg Brown & Root Ltd UK, Centre de Recherche Nuclear de Draria and Holding Services para Petroliers Spa. KBR had a 49% interest in this joint venture as of December 31, 2006.

Iraq Overtime Litigation

During the fourth quarter of 2005, a group of present and former employees working on the LogCAP III contract in Iraq and elsewhere filed a class action lawsuit alleging that KBR wrongfully failed to pay time and a half for hours worked in excess of 40 per work week and that “uplift” pay, consisting of a foreign service bonus, an area differential and danger pay, was only applied to the first 40 hours worked in any work week. The class alleged by plaintiffs consists of all current and former employees on the LogCAP III contract from December 2001 to present. The basis of plaintiffs’ claims is their assertion that they are intended third party beneficiaries of the LogCAP III contract, and that the LogCAP III contract obligated KBR to pay time and a half for all overtime hours. KBR has moved to dismiss the case on a number of bases. On September 26, 2006, the court granted the motion to dismiss insofar as claims for overtime pay and “uplift” pay are concerned, leaving only a contractual claim for miscalculation of employees’ pay. That claim remains pending. It is premature to assess the probability of an adverse result on that remaining claim. However, because the LogCAP III contract is cost-reimbursable, KBR believes that it could charge any adverse award to the customer. It is KBR’s intention to continue to vigorously defend the remaining claim. As of December 31, 2006, KBR had $0 accrued related to this matter.

Asbestos and Silica Settlement and Prepackaged Chapter 11 Proceeding and Completion

In December 2003, six of KBR’s subsidiaries (and two other entities that are subsidiaries of Halliburton) sought Chapter 11 protection to avail themselves of the provisions of Sections 524(g) and 105 of the United States Bankruptcy Code to discharge current and future asbestos and silica personal injury claims and demands. Prior to proceeding with the Chapter 11 filing, the affected subsidiaries solicited acceptances from then known asbestos and silica claimants to a “prepackaged” plan of reorganization. Over 98% of voting asbestos claimants and over 99% of voting silica claimants approved the plan of reorganization, which was filed as part of the Chapter 11 proceedings. The order confirming the Chapter 11 plan of reorganization became final and nonappealable on December 31, 2004, and the plan of reorganization became effective in January 2005. Under the plan of reorganization, all then current and future asbestos and silica personal injury claims and demands against those subsidiaries were channeled into trusts established for the benefit of asbestos and silica personal injury claimants, thus releasing KBR’s subsidiaries from those claims.

In accordance with the plan of reorganization, in January 2005 Halliburton contributed the following to trusts for the benefit of current and future asbestos and silica personal injury claimants:

•	approximately $2.3 billion in cash;

•	59.5 million shares of Halliburton common stock; and

•	notes then valued at approximately $55 million.

Halliburton will reimburse KBR with respect to KBR’s obligations under one of the notes, which was valued at $10 million as of December 31, 2006. Pursuant to the plan of reorganization and the order confirming the plan, a permanent injunction has been issued enjoining the prosecution of asbestos and silica personal injury claims and demands against KBR’s subsidiaries and KBR’s affiliates.

MANAGEMENT OF KBR

Directors and Executive Officers

The following table sets forth information concerning KBR’s executive officers and directors, including their ages as of February 15, 2007:

Name	Age	Position with KBR, Inc.

William P. Utt	49	President, Chief Executive Officer and Director
Cedric W. Burgher	46	Senior Vice President and Chief Financial Officer
John L. Rose	61	Executive Vice President, Energy and Chemicals
Bruce A. Stanski	46	Executive Vice President, Government and Infrastructure
Andrew D. Farley	43	Senior Vice President, General Counsel and Secretary
Klaudia J. Brace	50	Senior Vice President, Administration
John W. Gann, Jr.	49	Vice President and Chief Accounting Officer
Albert O. Cornelison, Jr.(1)	57	Director
Jeffrey E. Curtiss	58	Director
C. Christopher Gaut(1)	50	Director
Andrew R. Lane(1)	47	Director
Mark A. McCollum(1)	47	Director
Richard J. Slater	60	Director

(1)	Messrs. Cornelison, Gaut, Lane and McCollum are executive officers of Halliburton.

William P. Utt was named President and Chief Executive Officer of KBR in March 2006 and became a member of the Board of Directors of KBR in September 2006. Mr. Utt is the former President and Chief Executive Officer of SUEZ Energy North America, a company that develops and sells energy products and services, where he had responsibility for the retail energy, energy marketing and trading and power generation and development businesses from 2000 until he joined KBR.

Cedric W. Burgher has served as Senior Vice President and Chief Financial Officer of KBR since November 2005. Mr. Burgher served as the Chief Financial Officer of Burger King Corporation, an international restaurant company, from September 2004 to September 2005. Mr. Burgher worked for Halliburton from September 2001 to September 2004, most recently as the Vice President and Treasurer and, prior to that, as the Vice President of Investor Relations.

John L. Rose became Executive Vice President, Energy and Chemicals of KBR in June 2006. From September 2005 to June 2006, he was KBR’s Vice President, Upstream, covering the onshore and offshore oil and gas, LNG and GTL markets. Mr. Rose also served as KBR’s Vice President, Subsidiary Operations and Production Services from April 2004 to September 2005. Between October 2000 and April 2004, he served as Executive Director in KBR’s joint venture with Mitsubishi.

Bruce A. Stanski has served as Executive Vice President, Government and Infrastructure of KBR since September 2005. Mr. Stanski served as KBR’s Senior Vice President, Government Operations from August 2004 to September 2005, and from June 2002 to July 2004, as KBR’s Senior Vice President and Chief Financial Officer. From March 2001 to May 2002, Mr. Stanski was Vice President, Strategic Planning of KBR. Since joining KBR in 1995, Mr. Stanski has held various positions within KBR, including Vice President of Shared Services.

Andrew D. Farley became Senior Vice President and General Counsel of KBR in June 2006 and Secretary of KBR in October 2006. Mr. Farley served as Vice President — Legal of KBR’s Energy and Chemicals segment beginning in May 2003, as Chief Counsel — International of Halliburton’s Energy Services Group from June 2002 to May 2003 and as Assistant General Counsel and Assistant Corporate Secretary of

Halliburton from April 2002 to June 2002. From October 2000 to April 2002, he served as chief counsel for Landmark Graphics Corporation, a wholly-owned subsidiary of Halliburton that provides software and consulting services for the upstream oil and gas industry.

Klaudia J. Brace has served as Senior Vice President, Administration of KBR since April 2006. From May 1996 to April 2006, Ms. Brace was Senior Vice President, Business Control and Human Resources and Chief Accounting Officer of SUEZ Energy North America, where she managed the financial reporting, accounting, control and human resources functions of the company.

John W. Gann, Jr. has served as Vice President and Chief Accounting Officer of KBR since December 2004. From 2002 to December 2004, Mr. Gann was a Partner in Ernst & Young, LLP, an accounting firm. Mr. Gann spent 22 years with accounting firm Arthur Andersen LLP and served as an audit and business advisory partner from 1994 to 2002.

Albert O. Cornelison, Jr. has been Executive Vice President and General Counsel of Halliburton since 2002. Mr. Cornelison served as Vice President and Associate General Counsel of Halliburton, heading the intellectual property, environmental and litigation practice groups, from 1998 to 2002.

Jeffrey E. Curtiss is a private investor.  From January 2000 to June 2006, Mr. Curtiss served as the Senior Vice President and Chief Financial Officer of Service Corporation International, a provider of funeral, cremation and cemetery services. Previously, Mr. Curtiss was the Senior Vice President and Chief Financial Officer of Browning-Ferris Industries, Inc., a waste collection company, from January 1992 to July 1999. Mr. Curtiss holds a Bachelor of Science degree in Business Administration and a Doctor of Jurisprudence degree from the University of Nebraska. Mr. Curtiss also holds a Master of Legal Letters degree in taxation from Washington University. He also received his CPA certificate from the state of Colorado in 1971.

C. Christopher Gaut has been Executive Vice President and Chief Financial Officer of Halliburton since March 2003. Prior to joining Halliburton, Mr. Gaut was Senior Vice President and Chief Financial Officer of ENSCO International, Inc., a global offshore oil and gas drilling contractor, from December 1987 to February 2003, as well as Member — Office of the President and Chief Operating Officer from January 2002 to February 2003.

Andrew R. Lane has been Halliburton’s Executive Vice President and Chief Operating Officer since December 2004. Prior to assuming that role, Mr. Lane was President and Chief Executive Officer of KBR from July 2004 to March 2006. From April 2004 to June 2004, he was Senior Vice President, Global Operations of Halliburton’s Energy Services Group. Mr. Lane was President of the Landmark Division of Halliburton’s Energy Services Group from May 2003 to March 2004. From January 2002 to April 2003, he served as Chief Operating Officer and then as President and Chief Executive Officer of Landmark Graphics Corporation. From January 2000 to December 2001, Mr. Lane was Vice President, Production Enhancement in Halliburton’s Energy Services Group.

Mark A. McCollum has been Senior Vice President and Chief Accounting Officer of Halliburton since August 2003. Mr. McCollum worked for Tenneco Inc., an automotive company, from January 1995 to July 2003, most recently as Senior Vice President and Chief Financial Officer and, prior to that, as Vice President, Corporate Development and Vice President, Controller. Mr. McCollum presently serves as an independent director of Universal Compression Partners, L.P.

Richard J. Slater has been chairman of ORBIS LLC, an investment and corporate advisory firm, since February 2003. Previously, Mr. Slater served in various executive positions with Jacobs Engineering Group Inc. (JEG), a professional technical services company, beginning in May 1980. Mr. Slater was employed as a consultant to the chief executive officer of JEG from January 2003 to October 2006 and prior to that, he served as Executive Vice President, Operations from March 1998 to December 2002. Mr. Slater presently serves as non-executive chairman of Bluebeam Software Inc., as an independent director of Reliance Steel & Aluminum Co. and as trustee and member of the executive committee of the board of trustees of Claremont Graduate University.

KBR COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

This Compensation Discussion and Analysis explains the compensation philosophy, policies and practices of KBR in place during 2006 with respect to the current chief executive officer, former chief executive officer, chief financial officer, the other three most highly-compensated executive officers who were employed at the end of 2006 and two former highly compensated executive officers who terminated employment prior to the end of 2006, which are collectively referred to as the “named executive officers.” The named executive officers, together with the other members of KBR’s senior executive management whose compensation is determined by the compensation committee and board of directors of KBR, are referred to as “senior executive management.”

Prior to the closing of KBR’s initial public offering on November 21, 2006, Halliburton established and administered KBR’s compensation programs. During the remainder of fiscal 2006, KBR generally continued the compensation programs put in place by Halliburton. Except for short-term incentive opportunities and base salary, which were established by KBR’s compensation committee in the first quarter of 2007, KBR’s board of directors and KBR’s compensation committee are in the process of evaluating KBR’s compensation programs and will revise them as they determine to be appropriate. KBR expects this evaluation to be substantially completed during the first half of 2007. Because of the role that Halliburton and the Halliburton compensation committee played in determining the 2006 compensation for KBR’s senior executive management, this discussion includes information concerning Halliburton’s compensation policies in addition to information concerning the development of KBR’s future compensation policies.

KBR’s Compensation Objectives, Policies and Strategy

Overview

As discussed above, the KBR compensation committee is evaluating KBR’s compensation programs as previously established by Halliburton, including its compensation philosophy and objectives. Pending the outcome of its evaluation, the KBR compensation committee has generally continued to apply the compensation philosophy and objectives previously administered by Halliburton.

Halliburton designed KBR’s compensation plans to achieve the following primary objectives:

•	provide a clear and direct relationship between executive pay and company performance both on a short and long-term basis;

•	emphasize operating performance measures, such as return on capital employed;

•	link executive pay to measures that drive stockholder value; and

•	support business strategies and management processes in order to motivate executives and maximize return on human resource investment.

KBR’s executive compensation program will be regularly reviewed so that:

•	the program’s components support KBR’s strategies and motivate KBR’s executives to achieve business success and generate value for KBR’s stockholders; and

•	the program is administered in a manner consistent with established compensation policies and guidelines.

The basic elements of KBR’s 2006 executive compensation programs are summarized in the table below, and a detailed explanation of each element is set forth under “— Elements of Compensation” below. These compensation elements, except for base salary and certain pension, health and welfare benefits, are performance-based and at risk of forfeiture.

Element	Characteristics	Purpose

Base salary
• Fixed annual cash compensation.

• Periodic increases in base salary based on performance.

• Targeted near the median compared to peer companies for good performance and up to the 75th percentile for outstanding performance.
• Support market-competitiveness of annual pay for skills and experience necessary to meet the requirements of the executive’s role with the company.

Annual cash incentive awards
• Performance-based; dependent on company and/or division performance relative to targeted levels.

• Targeted near the median compared to peer companies for good performance and up to the 75th percentile for outstanding performance.

• Motivate and reward achievement of, and performance in excess of, critical financial and strategic goals.

• Provide competitive pay package compared to peer companies at median performance; potential for lesser or greater amounts to motivate participants to achieve or exceed financial performance goals.

Long-term equity incentive plan awards (restricted stock, restricted stock units, stock options)	• Performance-based equity awards, which are realized to the extent KBR’s common stock price increases over time; targeted at the median compared to peer companies.
• Align interests of management and stockholders; motivate and reward achievement of increases in the value of KBR’s common stock over the long term.

• Value realized from exercise of stock options or sale of restricted stock and units will reward increases in value of KBR’s common stock.

• Incremental vesting of options, restricted stock and units over time facilitates retention and provides incentives to enhance long-term value.

• Change-in-control protection demonstrates the company’s commitment in exchange for commitment expected of management.

Element	Characteristics	Purpose

Retirement savings opportunities
• Tax-deferred plan under which regular employees may defer compensation for retirement; matching contributions equal to 5.5% of eligible compensation.(1)

• Nonqualified retirement plans under which executives may defer compensation for retirement.
• Provide employees the opportunity to save for their retirement. • Provide retirement savings option for executives, whose ability to save in qualified plan is limited.
Health and welfare benefits	• Fixed component. • The same or comparable health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available to regular full-time employees.	• Provide benefits to meet the health care and welfare needs of employees and their families.

(1)	Mr. Lane, one of KBR’s named executive officers, instead participates in the Halliburton Retirement & Savings Plan, which provides for an employer matching contribution equal to 4% of eligible compensation and a non-elective contribution equal to 4% of eligible compensation.

KBR’s compensation elements are cash based, except for awards under its long-term equity incentive program, which provide equity compensation in the form of restricted stock, restricted stock units or stock options. There is no pre-established formula for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, the KBR compensation committee determines each year for KBR’s senior executive management the appropriate level and mix of short- and long-term incentive compensation to reward near-term excellent performance and to encourage KBR’s executives’ commitment to long-range strategic business goals. To determine the appropriate combination of elements, KBR considers market pay practices and practices of peer companies, as well as individual performance.

KBR believes that short-term compensation is an important factor to achieve its goals of attracting, retaining and motivating high-performing, experienced executives. Annual performance criteria and award levels provide appropriate incentives for its executives to focus their efforts on adding value to KBR’s business on a day-to-day basis. KBR believes that long-term incentive compensation strengthens its executives’ stake in the company and aligns their interests with the interests of the company’s stockholders. The combination of performance and vesting components is designed to condition the value that KBR’s executives receive on strong company performance over time.

KBR’s internal stock nomination process is designed and administered to provide equity award grant dates that are prospective and not retrospective, or back-dated. Stock awards approved by the KBR compensation committee are effective on the later of the date of the meeting at which the approval occurs or the date of the last signature on the KBR compensation committee resolution approving the award, if the KBR compensation committee acts without a meeting. For those stock awards approved by KBR’s chief executive officer, KBR’s chief executive officer is required to approve stock awards with grant dates of the later of the effective date of the action or the date KBR’s chief executive officer executes approval of the award. Exercise prices for option awards are set at the closing price of KBR common stock on the date of grant. For 2006, KBR only granted options, restricted stock and restricted stock units in connection with its initial public offering.

Role of KBR Compensation Committee

Since KBR’s initial public offering in November 2006, the KBR compensation committee has generally continued the Halliburton compensation programs during the KBR compensation committee’s process of evaluating compensation programs. The KBR compensation committee reviews and annually approves, and recommends to the KBR board of directors for approval, the compensation and equity awards for senior executive management.

Pursuant to its charter, which is available on the corporate governance page of the KBR website, www.kbr.com, the KBR compensation committee is primarily responsible for overseeing and evaluating KBR’s compensation and employee benefit plans and practices, particularly executive compensation. The duties of the KBR compensation committee include:

•	developing and periodically evaluating the compensation policies applicable to executives, including providing guidance regarding the relationship between executive compensation and company performance;

•	reviewing and annually approving company goals and objectives relevant to compensation for the chief executive officer, and evaluating the chief executive officer’s performance in light of established goals and objectives;

•	determining the chief executive officer’s compensation, including salary, bonus, incentive and equity compensation, based on, among other things, company performance and relative stockholder return, the competitiveness of compensation as compared to companies similar to KBR, past compensation paid in previous years and other factors;

•	making recommendations to the board of directors with respect to compensation for senior executive management;

•	reviewing compensation of non-employee directors (including board of directors and committee chairpersons) periodically, and making recommendations to the board of directors regarding any adjustments;

•	reviewing incentive compensation and other stock-based plans, recommending changes as needed, and assisting the board of directors with administration of such plans;

•	maintaining regular contact with senior executive management;

•	reviewing and discussing KBR’s annual “Compensation Discussion and Analysis” disclosure with management, and determining whether to recommend to the board of directors that “Compensation Discussion and Analysis” be included in the annual proxy statement or annual report on Form 10-K;

•	preparing the compensation committee report for inclusion in the annual proxy statement; and

•	evaluating the compensation committee’s own performance and the adequacy of its charter at least annually, and recommending to the board of directors any changes based on its review.

In 2006, the KBR compensation committee did not meet but approved certain resolutions by written consent in lieu of a meeting. Going forward, the KBR compensation committee will meet at least twice a year to satisfy its duties. The KBR compensation committee met on February 21, 2007 to, among other things, continue to evaluate and revise KBR’s overall compensation program. The KBR compensation committee expects to substantially complete this evaluation on or before the first half of 2007.

The KBR compensation committee’s charter provides it sole authority to retain advisors, including compensation consultants, as it deems appropriate and without seeking approval of the KBR board of directors. KBR expects that the KBR compensation committee will engage consultants periodically to provide insight into compensation trends and issues and to assist in developing and maintaining compensation practices in alignment with KBR’s compensation goals. The KBR compensation committee has engaged Hewitt Associates, LLC (“Hewitt”) to assist in its review of KBR’s executive compensation program in 2007. Hewitt reports solely to the KBR compensation committee and, except as described below regarding the benefits administration that Hewitt provides to KBR, does not advise KBR’s management or receive any other compensation from KBR. While KBR believes that using outside consultants is an efficient way to keep current regarding competitive compensation practices, KBR expect that the KBR compensation committee will not accord undue weight to the advice of outside professional advisors, but instead will make changes in KBR’s compensation program in light of whether the program’s intended effects are being achieved over time.

Hewitt’s primary duties will be to provide the KBR compensation committee with independent and objective market data, compensation analysis and plan design recommendations. Hewitt will work at the direction of the KBR compensation committee and will review and advise the committee on pay programs and pay level changes.

Hewitt also performs third-party benefit administration services for KBR under a separate contract. The management of KBR’s relationship with Hewitt with respect to benefits administration will be the responsibility of KBR’s internal benefits department.

KBR has separately retained Towers Perrin as KBR’s compensation consultant to advise KBR management on 2007 pay programs and pay level changes. Towers Perrin works at the direction of KBR management with respect to the pay programs and pay level changes. In addition, Towers Perrin acts as a benefits consultant for KBR’s internal benefits department. The services provided by Towers Perrin for compensation and benefits consulting are under one master services contract.

Benchmarking Compensation

For 2007, KBR expects that the KBR compensation committee will generally continue the benchmarking strategy used by Halliburton; however, the KBR compensation committee is evaluating this strategy and will revise it as the committee determines is appropriate. The elements of compensation were benchmarked for the named executive officers in 2006.

In determining the appropriate elements and amounts of compensation for senior executive management, the KBR compensation committee will consult with Hewitt and review compensation data obtained from independent sources. Hewitt reviewed raw data and performed regression analysis in assessing market compensation data to provide appropriate comparisons based on company size, complexity and performance, and individual role and job content.

KBR’s peer group companies include the following: Chicago Bridge & Iron Company NV, EMCOR Group, Inc., Fluor Corp., Foster Wheeler Ltd., Granite Construction, Inc., Jacobs Engineering Group Inc., McDermott International, Inc., Quanta Services, Inc., The Shaw Group Inc., URS Corp and Washington Group International, Inc. KBR also reviews published compensation survey sources identifying its general peer companies, measured based on corporate revenue similar to KBR’s annual revenue. KBR expects that the KBR compensation committee will periodically review and update the companies comprising KBR’s peer group as it deems appropriate to maintain a peer group that consists of the publicly-traded and privately-held engineering, construction and services companies against which KBR believes it competes for talent and stockholder investment.

The KBR compensation committee expects to generally target market levels of compensation at the 50th percentile for good performance and between the 50th and 75th percentile competitive level for outstanding performance. In doing so, the KBR compensation committee will consider the market data for KBR’s peer group companies that reflected the markets in which KBR competes for business and employees.

Role of Chief Executive Officer in Compensation Decisions

Until other specific roles, duties and policies are established by the KBR compensation committee, KBR’s chief executive officer will perform substantially the same function with respect to compensation matters as previously performed by Halliburton’s chief executive officer. KBR’s chief executive officer will make recommendations to the KBR compensation committee based on business conditions and set compensation levels for executives below the senior executive management level. KBR’s chief executive officer also:

•	together with the KBR compensation committee, receives recommendations from senior executive management on compensation and promotions for senior executive management;

•	recommends performance measures, target goals and award schedules for short-term and long-term incentive awards, and reviews performance goals for consistency with KBR’s projected business cycle and business plan;

•	reviews competitive market data with senior executive management;

•	reviews, rationale and guidelines of KBR’s stock award program; recommends changes to stock award program for review and discussion by the KBR compensation committee; and

•	develops specific recommendations regarding the amount and form of equity compensation to be awarded to other senior executive management and the aggregate amount and form of equity compensation, by employee level and business unit, to be awarded below the senior executive management level.

Elements of compensation and other items that may be approved by KBR’s chief executive officer also include:

•	changes in base pay or title applicable to executives below the senior executive management level and to key non-officer employees;

•	equity awards to executives below the senior executive management level and to key non-officer employees under the KBR, Inc. 2006 Stock and Incentive Plan (the “KBR Plan”), subject to any maximum limits set by the KBR compensation committee;

•	discretionary deferred compensation awards, including any supplemental retirement awards for executives below the senior executive management level and for key non-officer employees;

•	special cash compensation awards applicable to executives below the senior executive management level and to key non-officer employees;

•	agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to executives below the senior executive management level and key non-officer employees, other than arrangements pursuant to the terms of duly approved plans or policies; and

•	any retention of restricted shares or stock options upon early retirement and any accelerated lapse of restrictions on shares awarded.

Notwithstanding the role of KBR’s chief executive officer, the KBR compensation committee will review and annually approve, and recommend to the KBR board of directors for approval, the compensation and equity awards for senior executive management.

Halliburton’s Compensation Programs for KBR during 2006

Overview

The Halliburton compensation committee reviewed the elements of the individual compensation packages for KBR’s senior executive management under its purview. The Halliburton compensation committee delegated to Halliburton’s chief executive officer the duty to pre-approve the election and administration of the individual compensation packages for KBR’s other executives, subject to the Halliburton compensation committee’s annual review of the overall effect or aggregate impact, as appropriate, of such administrative delegation.

Halliburton’s internal stock nomination process has been in place since Halliburton began granting stock options to employees approximately 10 years ago and has been refined regularly to ensure adequate controls. The process states that all award grant dates are to be prospective and not retrospective. Per the Halliburton Company 1993 Stock and Incentive Plan (“1993 Plan”), the Halliburton chief executive officer must approve all stock awards for employees not under purview of the Halliburton compensation committee, and the grant date is the later of the effective date of the action or the date the Halliburton chief executive officer physically approves the award, to avoid retrospective or back-dated awards. Exercise prices are set at the fair market value of the date of grant. For senior executive management under the Halliburton compensation committee’s purview, the grant date is set on the day the Halliburton compensation committee meets to determine annual compensation actions, generally in December of each year.

Role of Halliburton Compensation Committee

Pursuant to its charter, during 2006 the Halliburton compensation committee was generally responsible for establishing KBR’s overall compensation philosophy and objectives. Halliburton’s executive compensation program procedures are guided by policy, process and practice. Halliburton policy sets the parameters around those positions that require approval by the Halliburton compensation committee and those where delegation to the Halliburton chief executive officer is authorized. The responsibilities outlined in the Halliburton compensation committee’s charter are supported by an internal process which guides and details the actions to be taken by the Halliburton compensation committee, Halliburton’s chief executive officer, Halliburton senior executive management and staff. These processes coincide with the Halliburton compensation committee’s annual calendar which details the timing of compensation events and associated Halliburton compensation committee actions. Halliburton’s executive compensation program is designed and regularly reviewed to ensure that Halliburton is able to attract and retain the best people for the job and that its compensation plans support Halliburton’s strategies, focus efforts, help achieve business success and align with Halliburton’s stockholders’ interests.

The Halliburton compensation committee reviewed the elements of the compensation package for each KBR senior executive manager under its purview. Management provided the Halliburton compensation committee with historical and prospective breakdowns of each such executive’s total compensation as follows:

•	individual five-year compensation history;

•	income realized from prior stock and option awards;

•	stock wealth accumulation charts based on total stock holdings;

•	total Halliburton-awarded stock position, including vested and unvested awards; and

•	detailed discretionary supplemental retirement award calculations.

Third-Party Consultants

During 2006, the Halliburton compensation committee engaged Hewitt as its third party independent compensation consultant. Hewitt coordinated and consulted with internal Halliburton executive compensation resources regarding executive compensation matters, but operated solely at the Halliburton compensation committee’s direction. Hewitt’s primary duties were to provide independent and objective market data, compensation analysis and plan design recommendations to the Halliburton compensation committee annually and as requested from time to time throughout the year. Additionally, Hewitt attended selected meetings of Halliburton management, the Halliburton compensation committee or the Halliburton board of directors. Hewitt worked at the direction of the Halliburton compensation committee chairperson and reviewed and advised the Halliburton compensation committee on pay programs and pay level changes applicable to selected executives under the Halliburton compensation committee’s purview.

During 2006, Hewitt also performed benefit administration services for Halliburton under a separate contract between Halliburton and Hewitt. The Halliburton/Hewitt relationship with respect to benefits administration was the responsibility of Halliburton’s internal benefits department, which had no contact with the Halliburton compensation committee’s consultant.

Benchmarking Compensation

In determining appropriate elements and amounts of compensation for KBR’s senior executive management during 2006, the Halliburton compensation committee consulted with Hewitt and reviewed compensation data prepared by Hewitt. The elements of compensation were benchmarked for KBR’s named executive officers. In the design and administration of KBR’s 2006 executive compensation programs, the Halliburton compensation committee generally targeted current market levels of total compensation opportunities near the 50th percentile for good performance and between the 50th and 75th percentile competitive level for outstanding performance. In doing so, the Halliburton compensation committee considered the market data for peer group companies that reflected the markets in which Halliburton competed for business and employees. The determination of the Halliburton peer group is based on size in terms of market capitalization, revenue and number of employees; scope in terms of global impact and reach; and industry affiliation including companies that are logically related to Halliburton or have a heavy manufacturing industry focus. The Halliburton 2006 peer group is composed of specific peer companies within the energy services and engineering and construction industries as well as selected companies representing general industry having similar revenue size, number of employees and market capitalization including: Amerada Hess Corporation, Anadarko Petroleum Corporation, Baker-Hughes Incorporated, Fluor Corporation, Marathon Oil Corporation, Occidental Petroleum Corporation, Schlumberger Ltd., Sunoco Incorporated, Unocal Corporation, Valero Energy Corporation, 3M Company, Alcoa Incorporated, Caterpillar Incorporated, Dow Chemical, Eastman Kodak Company, Emerson Electric Company, Georgia-Pacific Corporation, Honeywell International Incorporated, Johnson Controls Incorporated, Raytheon Company, Textron Incorporated, and United Technologies Corporation.

Hewitt reviewed raw data and performed regression analysis in assessing market compensation data to provide appropriate comparisons based on company size. Hewitt applied a consistent pre-tax, present value methodology used in assessing stock-based and other long-term incentive awards, including the Black-Scholes model used to value stock option grants.

Elements of Compensation

Prior to KBR’s initial public offering, Halliburton established and administered KBR’s executive compensation program. Pending the final outcome of the KBR compensation committee’s full evaluation of KBR’s executive compensation program, KBR’s executive compensation program will be generally similar to Halliburton’s, except that KBR’s short-term incentive opportunities will be based on several different performance measures. The KBR compensation committee has undertaken to evaluate KBR’s executive compensation program and plans to revise the executive compensation program as the KBR compensation committee determines is appropriate.

KBR’s 2006 executive compensation program consisted of the following core elements:

A. base salary;

B. annual (short-term) incentives;

C. long-term incentives;

D. supplemental retirement; and

E. other executive benefits and perquisites.

A.	Base Salary

The Halliburton compensation committee established the 2006 base salary applicable to KBR’s executives. The KBR compensation committee has established the 2007 base salary applicable to KBR’s executives and may formalize the policies regarding the base salaries of KBR’s executives as the KBR compensation committee determines is appropriate.

Base salary provides the foundation for an executive’s total compensation package since it drives other elements of compensation such as short and long-term incentives and retirement benefits. During the first quarter of 2007, the KBR compensation committee set base salary at the median of KBR’s peer group in an effort to control fixed costs and reward for performance in excess of the median through the variable components of pay. To accomplish this, executive salaries are referenced to market data for comparable positions within the KBR peer group. In addition to considering market comparisons in making salary decisions, the KBR compensation committee exercises discretion and judgment based on the following factors:

•	level of responsibility;

•	experience in current role and equitable compensation relationships among KBR’s executives;

•	performance and leadership; and

•	external factors involving competitive positioning and general economic conditions and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor. Salary reviews are conducted annually to evaluate each executive’s individual performance; however, individual salaries are not necessarily adjusted each year.

B.	Short-term (Annual) Incentives

KBR’s executives and certain of KBR’s key non-officer employees were eligible to participate in the Halliburton Annual Performance Pay Plan for the 2006 calendar year. Halliburton established the Halliburton Annual Performance Pay Plan in 1995 to reward management for improving financial results which drive the creation of value for stockholders of Halliburton and to provide a means to connect cash compensation directly to Halliburton’s performance, as measured by cash value added, or CVA. CVA measures the difference between after tax cash income and a capital charge (based upon Halliburton’s weighted average cost of capital) to determine the amount of value, in terms of cash flow, added to Halliburton’s business. The formula is: CVA = Cash Flow−Capital Charge. The primary drivers of CVA are operating income and gross invested capital.

Some executives also have their compensation linked to a modified form of CVA called net operating value added, or NOVA, to better evaluate the performance divisions of Halliburton. NOVA utilizes only selected balance sheet items that can be directly controlled by division management. For example, employees have influence over Cash, Accounts Receivable, Unbilled Work, Net Inventory, Net Property Plant & Equipment, Accounts Payable and Advance Billings. Line items such as Reserve for Employee Benefits are not included in the NOVA calculation because divisions do not have control over these costs. These types of costs are managed at the corporate level.

At the beginning of 2006, Halliburton established an incentive reward schedule that equates given levels of CVA performance beyond a threshold, or minimum, level with varying reward opportunities paid in cash. Incentive award opportunities were established at target and maximum levels as a percentage of base salary at the beginning of the 2006 plan year. The maximum amount (shown as “challenge”) any participant can receive under the Halliburton Annual Performance Pay Plan is limited at two times the target (shown as “plan”) opportunity level. The level of achievement of annual CVA performance determines the dollar amount of incentive compensation payable to participants.

When establishing target levels for the incentive reward schedule for a given year, the Halliburton compensation committee considered, among other things, projected KBR performance, strategic business objectives, and forecasted general business and industry conditions. Generally, target levels for the incentive reward schedule reflect the benchmarking objectives set by the Halliburton compensation committee, with annual incentive awards near the 50th percentile of the Halliburton peer group for good performance and between the 50th and 75th percentile for outstanding performance. At the time the target levels are established, the outcome is intended to be substantially uncertain but achievable, and to require better than expected performance from KBR’s executives. The Halliburton compensation committee may adopt different target levels for its annual incentive reward schedule from time to time, as it deems appropriate. Generally, the Halliburton compensation committee sets the target levels for the incentive reward schedule such that the relative difficulty of achieving the target levels is consistent from year to year.

With the exception of Mr. Lane, who is now an officer of Halliburton, the 2006 reward opportunities for KBR’s officers and certain of KBR’s key non-officer employees will be measured by the CVA (and in some cases, NOVA) added to KBR, not Halliburton. Employees of KBR are not currently eligible for any new award opportunities under the Halliburton Annual Performance Pay Plan but will remain eligible to participate in any award opportunities that were available to them prior to the closing of KBR’s initial public offering.

Messrs. Stanski, Rose, and Pucher each had bonus reward opportunities that were calculated based on both CVA and NOVA. Half of each executive’s bonus reward opportunity was based on KBR’s CVA, and the remaining half was based on NOVA for the executive’s applicable business division (G&I for Mr. Stanski and E&C for Messrs Rose and Pucher).

With the exception of Mr. Lane, KBR expects that each of its named executive officers will have earned an incentive award on the basis of KBR’s 2006 performance for their respective business divisions determined based on the following CVA and NOVA performance levels: The Corporate division will have achieved CVA between the “threshold” and “plan” levels. The E&C division will have achieved NOVA below “threshold” level. The G&I division will have achieved NOVA at the “challenge” level. As a result of Halliburton’s record performance, it is expected that Mr. Lane will have earned an incentive award equal to the maximum opportunity level in 2006.

During 2006, bonus award opportunities were based on a percentage of base salary assuming attainment of specified “threshold”, “plan”, and “challenge” performance levels, which were, respectively: (i) for KBR’s chief executive officer and KBR’s former chief executive officer, 26%, 65%, and 130%, (ii) for KBR’s other senior executive management, with the exception of Mr. Gann, 20%, 50%, 100%1, and (iii) for Mr. Gann, 14%, 35%, 70%.

In the first quarter of 2007, the KBR compensation committee implemented short-term incentive opportunities for KBR’s executives and selected key non-officer employees, based on CVA, Fully Burdened Operating Income, Job Income Booked and Overhead Cost Management.

During the first quarter of 2007, the KBR compensation committee granted discretionary bonuses to selected senior executive management. The discretionary bonuses were intended to reward selected senior executive managers for their performance during 2006 and for their performance in their new management roles. In addition, and contingent upon the full separation of KBR from Halliburton, the KBR compensation committee has approved discretionary bonuses intended to reward selected executives and key non-officer employees for their significant efforts in connection with the separation.

[1]	On June 15, 2006, Mr. Rose’s CVA increased from 10%, 25%, 50% to 20%, 50%, 100% in connection with his increased responsibility following KBR’s organizational restructuring.

C.	Long-Term Incentives

1993 Plan and KBR Plan

In 2006, prior to KBR’s initial public offering, KBR’s named executive officers received long-term incentives under the 1993 Plan. In connection with KBR’s initial public offering, KBR granted awards to its executive officers pursuant to the KBR Plan.

KBR uses long-term incentives to achieve the following objectives:

•	reward consistent achievement of value creation and operating performance goals;

•	align management’s interests with stockholder’s interests; and

•	encourage long-term perspectives and commitment.

Long-term incentives represent the largest component of total executive compensation opportunity for KBR’s executives. KBR believes this is appropriate given its belief that executive pay should be closely tied to stockholder appreciation.

The 1993 Plan and the KBR Plan each provide for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock/units, performance shares/units, stock appreciation rights, and stock value equivalents also known as phantom stock. Each plan allows its plan administrator the discretion to select from among these types of awards to establish individual long-term incentive awards.

In 2006, Halliburton continued its strategy of using a combination of vehicles to meet its long-term incentive objectives. These included restricted stock and performance units as well as nonqualified stock options. The appropriate mix was determined by the Halliburton compensation committee based on impact level within the organization. At the executive level, Halliburton placed particular emphasis on operations-based incentives, such as performance units.

Granting a mix of incentives allows KBR to provide a diversified yet balanced long-term incentive program that effectively addresses volatility in the industry and in the stock market as well as maintaining an incentive to meet performance goals. Stock options and restricted stock/units are directly tied to KBR’s stock price performance and therefore, directly to stockholder value. Additionally, restricted stock/units provide a significant incentive for senior executive management to remain with KBR. Performance units focus executives to improve long term returns on capital employed.

To retain and provide incentives for KBR employees going forward, in connection with the initial public offering, KBR granted the named executive officers a mixture of restricted stock units and non-qualified stock options under the KBR Plan (with the exception of Mr. Utt, who received restricted shares under the terms of his employment agreement in lieu of restricted share units).

As of the first date that Halliburton ceases to own more than 20% of KBR’s outstanding common stock, which is referred to as the “plan divestiture date,” each outstanding stock option and unvested restricted stock award granted under the 1993 Plan that is outstanding as of the plan divestiture date and held by KBR employees, which are refer to as “Halliburton equity awards,” will be converted effective immediately after the plan divestiture date to an equity award covering KBR common stock, which is referred to as a “converted equity award.” Each converted equity award will have terms and conditions that effectively maintain the intrinsic value and other relevant terms of the Halliburton equity awards as of the plan divestiture date. The converted equity awards will be administered by the KBR compensation committee under a Transitional Stock Adjustment Plan. Awards under the Transitional Stock Adjustment Plan will be limited to awards relating to the conversion of Halliburton equity awards into converted equity awards. As of February 7, 2007, KBR’s active employees held outstanding vested stock options covering 1,776,109 shares of Halliburton common stock, outstanding unvested stock options covering 286,717 shares of Halliburton common stock, and 714,088 restricted shares of Halliburton common stock awarded in each case under the 1993 Plan.

Halliburton Performance Unit Program

The Halliburton Performance Unit Program is a long-term program designed to provide selected executives with specified incentive opportunities contingent on the level of achievement of pre-established corporate performance objectives. When establishing target levels of corporate performance, the Halliburton compensation committee considered, among other things, projected KBR performance, strategic business objectives, and forecasted general business and industry conditions. Generally, the target levels reflect the benchmarking objectives set by the Halliburton compensation committee, with program awards near the 50th percentile of the Halliburton peer group for good performance and between the 50th and 75th percentile for outstanding performance. At the time the target levels are established, the outcome is intended to be substantially uncertain but achievable, and to require better than expected performance from KBR’s executives. The Halliburton compensation committee may adopt different target levels for this program from time to time, as it deems appropriate. Performance is measured by Halliburton’s consolidated Return on Capital Employed (ROCE) compared to both absolute goals and relative goals, as measured by the ROCE achieved by

Halliburton’s peer companies. Individual incentive opportunities are established based on market references. The program allows for rewards to be paid in cash, stock or a combination thereof.

KBR’s executives ceased to participate in performance unit cycles under the Halliburton Performance Unit Program beginning in 2005; however, KBR’s named executive officers who participated in the 2004-2006 Halliburton performance cycle were deemed to have remained employed with Halliburton through the entire 2004-2006 performance cycle for the purpose of determining earned reward amounts under the program. Messrs. Lane, Rose, Stanski, Lehmann, and Pucher participated in this performance cycle, and Mr. Lane, as an officer of Halliburton, will continue to participate in performance cycles. KBR expects that each of these named executive officers, on the basis of Halliburton’s consolidated ROCE, will earn an incentive award equal to 200% of their target award. Halliburton expects to make payments under the Performance Unit Program in March 2007.

D.	Retirement Plans

Halliburton Supplemental Executive Retirement Plan

The Halliburton Supplemental Executive Retirement Plan (the “SERP”) was established to provide competitive retirement benefits to selected executives of Halliburton. Determinations as to who will receive an allocation for a particular plan year and the amount of the allocation were made in the Halliburton compensation committee’s sole discretion. However, in making such determinations, the Halliburton compensation committee considered guidelines that include references to:

•	retirement benefits, both qualified and nonqualified, provided from other company programs;

•	incumbent compensation and performance;

•	length of service; and

•	years of service to normal retirement.

Of the named executive officers, only Mr. Lane received an allocation in 2006 under the terms of the Halliburton SERP, as listed in the Nonqualified Deferred Compensation table. No allocations were made for 2006 with respect to any of KBR’s former directors, officers or employees. Mr. Stanski was credited with interest for 2006 on amounts already allocated to his account. The total account balances for Messrs. Lane and Stanski are fully vested. Following the separation of KBR from Halliburton, KBR will maintain the portion of the Halliburton SERP that covers KBR employees. Benefits under this plan are payable upon a termination of employment.

Contributions were allocated with the goal of achieving 75% base pay replacement assuming retirement at age 65 with 25 or more years of service. A vesting provision requires five consecutive years of participation in order for awards made in and after 2005 to be fully vested. This vesting provision was put in place to encourage participant retention. KBR does not intend to offer similar benefits to its executives, but KBR is evaluating and analyzing the quantity and scope of such benefits.

Halliburton Retirement Plan

Effective December 31, 2001, the qualified pension plan of the M.W. Kellogg Company (the “M.W. Kellogg Plan”) merged into the Halliburton Retirement Plan. The M.W. Kellogg Plan benefits were frozen effective May 31, 1988. The participants were 100% vested in their accrued benefits on June 30, 1985. Prior to the freeze, the normal retirement benefit was equal to the sum of 1.0% of final average compensation up to covered compensation, multiplied by years of credited service and 1.6% of final average compensation in excess of covered compensation, multiplied by years of credited service, but not to exceed 60% of final average compensation minus the sum of the straight life annuity determined to be the actuarial equivalent of the balance of the employee’s capital accumulation account, as defined in the M.W. Kellogg Plan document, plus the accrued benefit under any other plan granting credit from the same period of service. The M.W. Kellogg Plan permits early retirement at age 55 with 10 years of service; however, certain reduction factors are applied to the benefit formula when this takes place, as defined under the M.W. Kellogg provisions. The

M.W. Kellogg Plan provides for normal retirement on the first day of the month following age 65. The payment options under the plan include the following: (a) single life annuity, (b) lump sum, (c) 50%, 75% or 100% contingent life annuity, and (d) 5, 10, or 15-year certain and life annuity. Halliburton management expects the M.W. Kellogg Plan to continue without interruption but reserves the right to discontinue the M.W. Kellogg Plan. Messrs Rose, Lehmann and Pucher are the only named executive officers that participate in this plan.

F.	Other Executive Benefits and Perquisites

Generally KBR’s named executive officers participate in the same programs and receive compensation based upon the same criteria as KBR’s other senior executive management. In 2006, Mr. Lane participated in the Halliburton Retirement and Savings Plan. Pursuant to this plan, Halliburton made employer matching contributions equal to 4% of eligible compensation and employer non-elective contributions equal to 4% of eligible compensation. KBR’s other named executive officers participated in the Kellogg Brown & Root, Inc. Retirement and Savings Plan. Pursuant to this plan, KBR made employer matching contributions equal to 5.5% of eligible compensation.

KBR’s named executive officers were eligible to participate in the Halliburton Employee Stock Purchase Plan through the end of 2006. This plan is a tax-qualified plan, generally available to employees in the U.S. and certain other countries that allows participants to acquire Halliburton stock at a 15% discount to the market price with up to 10% of their salary, subject to IRS limitations, with the objective of allowing employees to profit when the value of the stock increases over time. Under applicable tax law, no participant in the Halliburton Employee Stock Purchase Plan was permitted to purchase more than $25,000 in market value of Halliburton stock in any calendar year. KBR does not presently offer an equivalent program for purchase of KBR stock by employees at a discount.

Messrs. Rose, Lehmann and Pucher are the only named executive officers that participate in the Halliburton Retirement Plan, a frozen defined benefit pension plan described above under the heading “Halliburton Retirement Plan.”

KBR’s named executive officers may participate in the Halliburton Elective Deferral Plan, a nonqualified deferred compensation plan, to meet their retirement and other future income needs. Participation is completely voluntary. Pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each calendar year. Interest is credited based upon the participant’s election from among four benchmark investment options. In 2006, none of the named executive officers participated in the Plan, nor do they have prior participation. KBR intends to offer a similar nonqualified deferred compensation program for its executives.

KBR’s named executive officers may participate in the Halliburton Company Benefit Restoration Plan, a non-qualified plan that provides a vehicle to restore qualified plan benefits that are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other KBR sponsored plans. The benefit restoration plan also serves to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code. The benefit restoration plan is a nonqualified deferred compensation plan that earns interest at the rate of 10% per annum, which is 4.11% above 120% of the Federal Long-Term rate. In 2006, KBR’s named executive officers received awards under the benefit restoration plan in the amounts shown in the footnotes to the Summary Compensation Table. Benefits under this plan are payable upon a termination of employment. KBR intends to implement a similar benefit restoration plan for its named executive officers.

Two of KBR’s named executive officers, Mr. Rose and Mr. Pucher, participate in the Dresser Industries, Inc. Deferred Compensation Plan, an unfunded, frozen deferred compensation plan. Prior to the plan being frozen on January 1, 2000, a participant could elect to defer compensation into the plan. A participant’s deferrals were then converted to units equivalent to Halliburton stock based on a discounted price of Halliburton stock. The discount could be no more than 25% of Halliburton stock fair market value. While additional deferrals are no longer permitted, a participant’s benefit may continue to grow in two ways: dividend equivalents on unit accounts and interest paid on cash accounts. A “dividend equivalent” is the cash equivalent of the dividends that would have been paid on units of Halliburton stock held in the participant’s unit account if those units were actual shares of stock. If dividends are paid on Halliburton stock, the participant’s unit account is increased by the whole number of units of Halliburton stock that could be purchased, at the applicable discount, by the dividend equivalents. Interest is payable annually on the participant’s cash account, if any, at the annual savings account rate of a major bank designated by the plan administrator. Payment of a participant’s benefit under the plan commences on January 15 following the participant’s termination of employment and may be paid in a lump sum or annual installments for a period of up to twenty years. A participant’s cash account is payable in cash and the unit account is payable in stock of Halliburton.

In 2006, Halliburton’s and KBR’s use of perquisites for executives were limited in both scope and value.

KBR’s executives do not have company cars or car allowances, and their health care and insurance coverage is the same as that provided to active employees. To allow for maximum efficiency and productive use of time, one company-leased car and driver are provided for use by the named executive officers for business purposes. During 2006, Mr. Rose and Mr. Pucher had company-provided/reimbursed club memberships. Halliburton provided a taxable benefit for executive financial planning, which ranged from $5,000 to a maximum of $15,000 per year. This benefit does not include tax return preparation. It was paid, if used by the executive, on a reimbursable basis. The KBR compensation committee has determined that KBR will not offer club memberships or financial planning to its executives.

Impact of Performance on Compensation

Some of KBR’s executives and key non-officer employees were eligible to participate in both the Halliburton Annual Performance Pay Plan during 2006 (as described above under the heading “Short-term (Annual) Incentives”) and the 2004-2006 cycle of the Performance Unit Program (as described above under the heading “Long Term Incentives”). KBR’s named executive officers earned annual incentive compensation and performance units for the 2006 fiscal year in the amounts shown in the Summary Compensation Table. Rewards for both the Annual Performance Pay Plan and the 2004 Performance Unit Program cycle will be paid in cash before the end of the first quarter of 2007.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the chief executive officer or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.

KBR’s policy is to utilize available tax deductions whenever appropriate and consistent with KBR’s compensation philosophy. When designing and implementing its compensation programs, KBR considers all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, KBR has attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of KBR’s compensation philosophy, however KBR may from time to time pay compensation to its executives that may not be fully deductible.

The KBR Plan and the 1993 Plan each enables qualification under Section 162(m) of stock options, stock appreciation rights, restricted stock, restricted stock units and stock value equivalent awards, as well as short-term and long-term cash performance plans.

Pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, the Halliburton compensation committee, to the extent permitted by law, will make retroactive adjustments to any cash or equity-based incentive compensation paid to specified executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement. KBR expects that the KBR compensation committee will adopt a similar policy. When and where applicable, KBR will seek to recover any amount determined to have been inappropriately received by the individual executive.

KBR is administering all nonqualified, deferred compensation plans and payouts in compliance with the provisions of Section 409A of the Internal Revenue Code added under the American Jobs Creation Act of 2004. Plan documents will be amended to incorporate the effects of Section 409A upon the issuance of the final regulations, expected in 2007.

Conclusion

In a highly competitive market for executive talent, KBR believe that its interests and those of KBR’s stockholders are well served by KBR’s compensation programs. These programs are reasonably positioned to KBR’s peer companies, encourage and promote KBR’s compensation objectives with a strong emphasis on pay for performance, and permit the exercise of the KBR compensation committee’s discretion in the design and implementation of compensation packages. As indicated above, the KBR compensation committee is in the process of evaluating KBR’s compensation programs as KBR transitions to a fully independent public company which will involve changes in the present composition of the KBR board of directors. Going forward, KBR will continue to review its compensation plans periodically to determine what revisions, if any, should be made.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation of KBR’s named executive officers during 2006.

Summary Compensation Table

									Change in
									Pension Value
									and
							Non-Equity		Nonqualified
							Incentive		Deferred		All
					Stock	Option	Plan		Compensation		Other
Name and		Salary	Bonus		Awards	Awards	Compensation		Earnings		Compensation		Total
Principal Position	Year	($)	($)(1)		($)(2)	($)(2)	($)(3)		($)(4)		($)		($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)		(i)		(j)

William P. Utt CEO	2006	$487,987[5]	Sign-on 2006 Discr	$300,000 117,810	$221,694	N/A	2006 CVA 2004-06 PUP Cycle	$235,966 N/A	Retirement Plan SERP Restoration	N/A N/A N/A	Restricted Div ER Match (401k)	$6,750 N/A	$1,384,946
											2006 Restor. Award Perquisites	14,739 N/A

				$417,810								$21,489
Andrew R. Lane Former CEO[6]	2006	$650,000	2006 Discr	N/A	$924,168	$367,526	2006 CVA 2004-06 PUP Cycle	$845,000 240,000	Retirement Plan SERP Restoration	N/A N/A 3,233	Restricted Div. ER Match (401k)[7] 2006 Restor. Award 2006 SERP Award Perquisites	$55,851 17,467 34,400 177,000 N/A	$3,314,645

								$1,085,000				$284,718
Cedric W. Burgher CFO	2006	$300,000	2006 Discr	$54,936	$96,352	$74,734	2006 CVA 2004-06 PUP Cycle	$110,064 N/A	Retirement Plan SERP Restoration	N/A N/A N/A	Restricted Div. ER Match (401k) 2006 Restor. Award Perquisites[8]	$4,275 5,712 4,400 19,579	$670,051

												$33,965
John Gann, Jr. CAO	2006	$249,614	2006 Discr	$32,046	$103,312	$46,905	2006 CVA 2004-06 PUP Cycle	$64,204 N/A	Retirement Plan SERP Restoration	N/A 69	Restricted Div ER Match (401k) 2006 Restor. Award Perquisites	$5,250 10,138 1,629 N/A $17,017	$513,168
John L. Rose Executive V.P.	2006	$301,302	2006 Discr	$38,460	$65,377	$57,565	2006 CVA	$67,415	Retirement Plan	892	Restricted Div	$3,512	$620,280
							2004-2006 PUP Cycle	37,674	SERP Restoration	N/A 1,009	ER Match (401k)	9,900
									Dresser Def.	2,390
											2006 Restor. Award	4,472
											Foreign Inc Tax Impt.	30,313
											Perquisites	N/A

								$105,089		$4,291		$48,197

									Change in
									Pension Value
									and
							Non-Equity		Nonqualified
							Incentive		Deferred		All
					Stock	Option	Plan		Compensation		Other
Name and		Salary	Bonus		Awards	Awards	Compensation		Earnings		Compensation			Total
Principal Position	Year	($)	($)(1)		($)(2)	($)(2)	($)(3)		($)(4)		($)			($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)		(i)			(j)

Bruce A. Stanski Executive V.P.[9]	2006	$359,678[10]	2006 Discr	N/A	$177,682	$77,663	2006 CVA	$246,038	Retirement Plan	N/A	Restricted Div	$14,731		$1,092,338
							2004-2006 PUP Cycle	144,000	SERP Restoration	N/A 733	ER Match (401k)	8,359
											Per Diem 2006 Restor. Award Perquisites	55,771 7,682 N/A

								$390,038				$86,543
James H. Lehmann Former Senior V.P	2006	$273,080[11]	2006 Discr	N/A	$1,522,112	$192,118	2006 CVA	$97,529	Retirement Plan	$1,505	Restricted Div	15,142		$2,629,846
							2004-2006 PUP Cycle	140,133	SERP Restoration[12] Elec. Def.	1,093	ER Match (401k) Severance	9,900 305,000
											2006 Restor. Award	2,919
											Perquisites	6,500	[14]

											Top Flex Payoff[13]	62,815

								$237,662		$2,598		$402,276
Louis J. Pucher Former Senior V.P	2006	$333,758[15]	2006 Discr	N/A	$2,059,354	$375,970	2006 CVA	$59,610	Retirement Plan	$7,385	Restricted Div	$20,363		$3,478,867
							2006-06 PUP Cycle	186,845	SERP Restoration[16]	N/A 2,017	ER Match (401k)	8,264
									Dresser Def.	1,617	Severance 2006 Restor. Award	362,000 6,257
											Perquisites (including financial planning[17] & club) Top Flex Payoff[13]	10,431 44,996

								$246,455		$11,019		$452,311

(1)	During the first quarter of 2007, KBR’s compensation committee granted discretionary bonuses to selected senior executive management. The discretionary bonuses were intended to reward selected senior executive managers for their performance during 2006 and for their performance in their new management roles.

(2)	The amounts in columns (e) and (f) reflect the dollar amount recognized for 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” for awards pursuant to the 1993 Plan and KBR Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are described in Note 3 to KBR’s audited financial statements included in this report.

(3)	Earnings reportable in this column are payable by their terms at a later date. Amounts indicated for 2006 Performance Unit Program (PUP) are estimates; final payments will be made in March 2007.

(4)	Any amounts reportable in this column in connection with the Halliburton Company Supplemental Executive Retirement Plan, Halliburton Company Benefit Restoration Plan and Dresser Industries, Inc. Deferred Compensation Plan reflect above market or preferential earnings on non-qualified deferred compensation. Any amount reportable in connection with the Halliburton Retirement Plan reflects the aggregate change in the actuarial present value of the named executive’s plan benefit.

(5)	Mr. Utt’s salary is based upon a 9.5 month period of service (commencing on March 15, 2006). Annualized, his actual salary is $625,000, per annum.

(6)	Mr. Lane served as President and CEO of KBR from July 2004 to March 2006. Effective in March 2006, Mr. Utt replaced Mr. Lane as President and CEO of KBR.

(7)	This includes an employer matching contribution equal to 4% of eligible compensation plus a non-elective contribution equal to 4% of eligible compensation pursuant to the Halliburton Retirement & Savings Plan.

(8)	These perquisites include $14,400 in imputed closing costs and $5,179 in tax equalization for the closing cost payments in connection with Mr. Burgher’s business-related relocation.

(9)	The earnings on Mr. Stanski’s SERP account ($2,625) are not included in this table because they are not “above market.” Interest under the SERP is credited at a rate of 5%, which is below market.

(10)	In addition to the amount reported for Mr. Stanski; base salary earned in 2006, he also received a per diem payment as a cost of living differential, which is included under column (i) above.

(11)	Mr. Lehmann’s salary is based on an 11-month period. His service ended December 1, 2006 (per his separation agreement).

(12)	Mr. Lehmann’s restoration account (pre-2005) was paid out at time of his separation.

(13)	Top Flex Payout represents the total accrued but unused vacation that is payable upon termination of service.

(14)	Mr. Lehmann was reimbursed for financial planning costs in the amount of $6,500. In addition, Mr. Lehmann received $7,500 cash in lieu of financial planning services, which is included in the total of $305,000 severance in column (i).

(15)	Mr. Pucher’s salary is based on an 11-month period. His service ended December 1, 2006 (per his separation agreement).

(16)	Mr. Pucher’s restoration account (pre-2005) was distributed at time of his separation.

(17)	Mr. Pucher was reimbursed for financial planning costs in the amount of $6,300.

The following table provides information regarding awards under the Halliburton Annual Performance Pay Plan, the Halliburton Performance Unit Plan, 1993 Plan and KBR Plan.

Grant of Plan Based Awards

										All Other
										Option
								All Other		Awards:
								Stock		Number
								Awards:		of
								Number		Securities		Exercise
		Estimated Future Payouts						of Shares		Under-		or Base	Grant Date
		Under Non-Equity Incentive			Estimated Future			of Stock		lying		Price of	Fair Value
		Plan Awards(2) (3)			Payouts Under Equity Incentive Plan Awards			or Units		Options		Option	of Stock
	Grant	Threshold	Target	Maxi-	Thres-	Target	Maxi-	(#)(4)		(#)		Awards	and Option
Name	Date(1)	($)	($)	mum ($)	hold (#)	(#)	mum (#)	(RS/U)		(NQSO)		($/Sh)	Awards(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)

William P. Utt	3/15/06	$128,651	$321,628	$643,256	N/A	N/A	N/A	30,000	†	N/A		$ N/A	$1,040,850
CEO	11/21/06	26%	65%	130%				129,410	*	N/A		N/A	2,199,970
Andrew R. Lane	5/16/06	390,000	780,000	1,560,000	N/A	N/A	N/A	20,000	†				750,100
Former CEO	12/06/06	169,000	422,500	845,000				53,700	†	55,500	†	33.17	2,533,643
		26%	65%	130%
Cedric W. Burgher	11/21/06	60,000	150,000	300,000	N/A	N/A	N/A	15,955	*	18,930	*	21.81	524,709
CFO		20%	50%	100%
John Gann, Jr.	11/21/06	35,000	87,500	175,000	N/A	N/A	N/A	9,903	*	11,749	*	21.81	325,673
CAO		14%	35%	70%
John L. Rose(6)	11/21/06	43,168	96,243	215,838	N/A	N/A	N/A	19,257	*	22,846	*	21.81	633,285
Executive V.P.		10%-20%	25%-50%	50%-100%
Bruce A. Stanski	11/21/06	72,000	180,000	360,000	N/A	N/A	N/A	19,257	*	22,846	*	21.81	633,285
Executive V.P.		20%	50%	100%
James H. Lehmann	N/A	53,169	132,922	265,843	N/A	N/A	N/A	N/A		N/A		N/A	N/A
Former Senior V.P.		20%	50%	100%
Louis J. Pucher	N/A	64,994	162,485	324,970	N/A	N/A	N/A	N/A		N/A		N/A	N/A
Former Senior V.P.		20%	50%	100%

(*)	KBR restricted stock, for Mr. Utt and KBR restricted stock units or options for other applicable named executive officers.

(†)	Halliburton restricted stock or options.

(1)	The awards granted on November 21, 2006 are of KBR restricted stock, restricted stock units, or options under the KBR Plan. Awards granted on dates other than November 21, 2006 consisted of Halliburton restricted stock or options under the 1993 Plan.

(2)	Mr. Lane’s award is based on Halliburton’s performance measures. Mr. Lane is the only named officer of KBR to participate in the Performance Unit Program for the 2006-2008 cycle, as reflected in columns (c), (d) and (e) of this table. Mr. Lane’s opportunity under the 2006-2008 cycle is for 60%, 120% or 240% of his base salary.

(3)	Actual bonus payments under the Halliburton Annual Performance Pay Plan may equal amounts between performance level percentages. Estimated bonus payments based on percentages of base salary as of January 1, 2006. Messrs. Utt, Lehmann and Pucher estimated bonus amounts are prorated for their 2006 service.

(4)	The Halliburton awards granted to Mr. Utt on March 15, 2006 and the KBR awards granted to Mr. Utt on November 21, 2006 are shares of restricted stock. All other awards in this column are grants of restricted stock units.

(5)	The amounts in column (l) are calculated: (i) for restricted stock, based the product of the shares granted and the closing price of KBR common stock on the grant date, (ii) for stock options granted pursuant to the KBR Plan, based on a Black-Scholes-Merton option value of 9.336 per option granted. KBR estimated a 6-year term and considered the 3-year graded vesting period and the 10-year contractual life of the option grants. KBR estimated volatility at 35.37% based on the historical volatilities over a 6-year term, and the implied volatilities, for a set of competitors. KBR used a risk free rate of 4.6% based on the rates on 5 and 7 year Treasury notes, and KBR reduced the estimated value by 7% to account for estimated forfeitures, and (iii) for stock options granted pursuant to the 1993 Plan, based on a Black-Scholes-Merton option pricing model, using an expected term of 5.24 years, a volatility of 42.20%, a dividend yield of $0.30, and a risk-free rate equal to the five-year Treasury Constant Maturity Rate on the grant date.

(6)	On June 15, 2006, Mr. Rose’s CVA increased from 10%, 25%, 50% to 20%, 50%, 100%.

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year End

							Stock Awards
										Equity
		Option Awards							Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
			Number	Plan Awards:				Market	Number of	Payout Value
			of	Number of			Number of	Value of	Unearned	of Unearned
		Number	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
		of Securities	Underlying	Underlying			Units of	Units of	or Other	or Other
		Underlying	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights
		Unexercised	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have Not
	Grant	Options	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Date(1)	Exercisable(#)	Unexercisable(2)	(#)	($)	Date	(#)(3)	($)(4)	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William P. Utt	3/15/06				$		30,000	$931,500
CEO	11/21/06						129,410	3,385,366

							159,410	4,316,866
Andrew R. Lane	3/9/98						160	4,968
Former CEO	6/2/98						2,000	62,100
	7/29/99						1,500	46,575
	10/1/01						5,175	160,684
	1/2/02						6,210	192,821
	4/1/02						6,210	192,821
	5/14/02						6,000	186,300
	5/23/02						1,200	37,260
	3/16/04		5,346		14.430	3/16/2014	9,240	286,902
	7/23/04						24,000	745,200
	12/2/04	12,600	12,600		19.305	12/2/2014	22,800	707,940
	2/15/05						40,000	1,242,000
	12/7/05	13,334	26,666		32.390	12/7/2015	29,280	909,144
	5/16/06						20,000	621,000
	12/6/06		55,500		33.170	12/6/2016	53,700	1,667,385

		25,934	100,112				227,475	7,063,100
Cedric W. Burgher	11/7/05	5,000	10,000		29.575	11/7/2015	12,000	372,600
CFO	11/21/06		18,930		21.810	11/21/2016	15,955	417,383

		5,000	28,930				27,955	789,983
John L. Rose	3/8/00						2,000	62,100
Executive V.P	6/9/03	6,200			11.825	6/9/2013	1,860	57,753
	3/16/04	3,153	3,153		14.430	3/16/2014	3,154	97,932
	2/17/05	1,500	3,000		20.895	2/17/2015	3,840	119,232
	11/21/06		22,846		21.810	11/21/2016	19,257	503,763

		10,853	28,999				30,111	840,780
Bruce A. Stanski	8/6/97						120	3,726
Executive V.P	7/10/98						240	7,452
	4/9/99						480	14,904
	4/13/01						2,500	77,625
	7/19/01	2,586			15.775	7/19/2011
	10/1/01						5,175	160,684
	1/2/02						6,210	192,821

							Stock Awards
										Equity
		Option Awards							Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
			Number	Plan Awards:				Market	Number of	Payout Value
			of	Number of			Number of	Value of	Unearned	of Unearned
		Number	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
		of Securities	Underlying	Underlying			Units of	Units of	or Other	or Other
		Underlying	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights
		Unexercised	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have Not
	Grant	Options	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Date(1)	Exercisable(#)	Unexercisable(2)	(#)	($)	Date	(#)(3)	($)(4)	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	4/1/02						6,210	192,821
	3/16/04	4,100	4,100		$14.430	3/16/2014	7,092	$220,207
	8/19/04						6,000	186,300
	2/17/05	4,000	8,000		20.895	2/17/2015	12,000	372,600
	11/21/06		22,846		21.810	11/21/2016	19,257	503,763

		10,686	34,946				65,284	$1,932,901
John Gann, Jr.	12/15/04	9,334	4,666		$20.090	12/15/2014	6,000	$186,300
VP & CAO	11/9/05						8,000	248,400
	11/21/06	0	11,749		21.810	11/21/2016	9,903	259,062

		9,334	16,415				23,903	$693,762
James H. Lehmann	6/28/99						1,500	$46,575
Former Senior V.P. &	3/8/00						2,000	62,100
General Counsel	10/1/01						7,875	244,519
	1/2/02						9,450	293,423
	4/1/02						9,450	293,423
	3/16/04	0	3,280		14.4300	3/16/2014	5,676	176,240
	2/17/05	0	8,000		20.8950	2/17/2015	12,000	372,600

		0	11,280				47,951	$1,488,880
Louis J. Pucher	12/2/98	16,800	0		$14.0625	12/2/2008
Former Senior V.P	12/2/99	20,000	0		19.7500	12/2/2009	1,800	55,890
	7/19/00						2,400	74,520
	2/23/01	10,800	0		19.7750	2/23/2011
	7/19/01	15,750	0		15.7750	7/10/2011
	10/1/01						7,875	244,519
	1/2/02						9,450	293,423
	4/1/02						9,450	293,423
	1/22/04						12,000	372,600
	3/16/04	11,147	5,573		14.4300	3/16/2014	9,624	298,825
	2/17/05	4,000	8,000		20.8950	2/17/2015	12,000	372,600

		78,497	13,573				64,599	$2,005,800

(1)	The awards granted on November 21, 2006 are of KBR restricted stock (for Mr. Utt only), restricted stock units or options under the KBR Plan. The awards granted on dates other than November 21, 2006 are of Halliburton restricted stock or options under the 1993 Plan.

(2)	All options listed in this column vest at a rate of 33 1/3% on the first anniversary, 67% on the second anniversary and 100% on the third anniversary from the date of grant.

(3)	All restricted stock and restricted stock units listed awarded on or after January 1, 2003 in this column vest at a rate of 20% per year over the 5-year vesting period. All other restricted stock listed in this column that were awarded prior to January 1, 2003 vest at a rate of 10% per year over a 10-year period.

(4)	Market value in this table assumes a fair market value of $31.05 per share for Halliburton common stock and $26.16 per share for KBR common stock, as of December 29, 2006, which was the last trading day in 2006.

The following table shows information for 2006, regarding the exercise of stock options and the vesting of restricted stock and restricted stock units.

Option Exercises and Stock Vested(1)

	Option Awards		Stock Awards (RS)
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

William P. Utt CEO	N/A	N/A	N/A	N/A
Andrew R. Lane Former CEO	20,532	$373,561	43,087	$1,432,571
Cedric W. Burgher CFO	N/A	N/A	3,000	$95,100
John L. Rose Executive V.P	44,104	$963,925	3,440	$121,367
Bruce A. Stanski Executive V.P	N/A	N/A	11,371	$390,224
John Gann, Jr. CAO	N/A	N/A	4,000	$129,960
James H. Lehmann Former Senior V.P. & General Counsel	11,216	$257,830	11,019	$372,634
Louis J. Pucher Former Senior V.P	N/A	N/A	16,135	$561,517

(1)	The option and stock awards reported in this table are of Halliburton securities only. No KBR option or stock awards are reportable in this table for 2006.

The following table shows information for 2006 regarding the present value of pension benefits for the indicated named executive officers.

Pension Benefits

Present Value
		Number of	of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

William P. Utt CEO	N/A	N/A	N/A	N/A
Andrew R. Lane Former CEO	N/A	N/A	N/A	N/A
Cedric W. Burgher CFO	N/A	N/A	N/A	N/A
John Gann, Jr. CAO	N/A	N/A	N/A	N/A
John L. Rose Executive V.P.	Halliburton Retirement Plan	17	$21,519	$0
Bruce A. Stanski Executive V.P.	N/A	N/A	N/A	N/A
James H. Lehmann Former Senior V.P.	Halliburton Retirement Plan	8	$27,685	$0
Louis J. Pucher Former Senior V.P.	Halliburton Retirement Plan	22	$178,031	$0

(1)	For a description of the assumptions underlying the calculation of present value of accumulated benefits to the indicated named executive officers, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates — Pensions.”

The following table provides information regarding each named executive officer’s contributions to covered deferred compensation plans, earnings accrued during the year, withdrawals and distributions during the year and plan balances at fiscal year end.

Nonqualified Deferred Compensation

		Executive	KBR	Aggregate		Aggregate	Aggregate
		Contributions	Contributions	Earnings in		Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY		Distributions	Last FYE
Name	Plan	($)	($)(3)	($)		($)	($)
(a)		(b)	(c)	(d)		(e)	(f)

William P. Utt CEO	Elective Deferral	N/A	N/A	N/A		N/A	N/A
	Restoration	N/A	$14,739	N/A		N/A	$14,739
	SERP	N/A	N/A	N/A		N/A	N/A
Andrew R. Lane Former CEO	Elective Deferral	N/A	N/A	N/A		N/A	N/A
	Restoration	N/A	$34,400	$7,867		N/A	$120,936
	SERP	N/A	$177,000	$22,912		N/A	$658,143
Cedric W. Burgher CFO	Elective Deferral	N/A	N/A	N/A		N/A	N/A
	Restoration	N/A	$4,400	N/A		N/A	$4,400
	SERP	N/A	N/A	N/A		N/A	N/A
John Gann, Jr. CAO	Elective Deferral	N/A	N/A	N/A		N/A	N/A
	Restoration	N/A	$1,629	$168		N/A	$3,474
	SERP	N/A	N/A	N/A		N/A	N/A
John L. Rose Executive V.P.	Elective Deferral	N/A	N/A	N/A		N/A	N/A
	Restoration	N/A	$4,472	$2,455		N/A	$31,475
	SERP	N/A	N/A	N/A		N/A	N/A
	Dresser Def’d Comp	N/A	N/A	$12,193	(1)	N/A	$776,936
Bruce A. Stanski Executive V.P.	Elective Deferral	N/A	N/A	N/A		N/A	N/A
	Restoration	N/A	$7,682	$1,783		N/A	$27,299
	SERP	N/A	N/A	$2,625		N/A	$55,125
James H. Lehmann Former Senior V.P.	Elective Deferral	N/A	N/A	N/A		N/A	N/A
	Restoration	N/A	$2,919	$2,658		N/A	$32,161
	SERP	N/A	N/A	N/A		N/A	N/A
Louis J. Pucher Former Senior V.P.	Elective Deferral	N/A	N/A	N/A		N/A	N/A
	Restoration	N/A	$6,257	$4,908		N/A	$60,247
	SERP	N/A	N/A	N/A		N/A	N/A
	Dresser Def’d Comp	N/A	N/A	$8,327	(2)	N/A	$531,078

(1)	Mr. Rose’s Earnings for the Dresser Deferred Compensation Plan in 2006 include $7,118.40 in Dividend Equivalents and $5,074.18 in Unrealized Appreciation on Unit Stock Equivalents, for a total of $12,192.58 in Earnings.

(2)	Mr. Pucher’s Earnings for the Dresser Deferred Compensation Plan in 2006 include $4,866.00 in Dividend Equivalents and $3,460.75 in Unrealized Appreciation on Unit Stock Equivalents, for a total of $8,326.75 in Earnings.

(3)	The amounts in this column are reported as compensation in the All Other Compensation column of the Summary Compensation Table.

Elements of Post-Termination Compensation and Benefits

Termination events that trigger payments and benefits include normal or early retirement, change-in-control, cause, death, disability and voluntary termination. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short and long-term incentive plans, nonqualified account balances and health benefits among others. The 1993 Plan and KBR Plan both allow for the acceleration of vesting upon the occurrence of a change in control as defined in each respective plan. In addition, KBR expects that the converted equity awards to be issued under the Transitional Stock Adjustment Plan will also allow for acceleration of vesting upon the occurrence of change in control as defined in such plan.

KBR previously entered into employment agreements with Messrs. Lane, Utt, Burgher and Stanski. None of these employment agreements has payments triggered upon the occurrence of a change in control. Under each of these employment agreements, if Mr. Lane, Mr. Utt, Mr. Burgher or Mr. Stanski voluntarily terminates his employment other than for a “good reason” or due to death, permanent disability or retirement, or if he is terminated by KBR for “cause,” he will receive (a) his pro rata base salary through the date of such termination and (b) any individual annual incentive compensation not yet paid but earned and payable under Halliburton’s or KBR’s Annual Performance Pay Plan for the year prior to the year of his termination of employment. The agreements provide that upon such termination, the executive shall not be entitled to any annual incentive compensation for the year in which he terminates employment or any other payments or benefits by or on KBR’s behalf except to those which may be payable pursuant to the terms of KBR’s or Halliburton’s employee benefit plans.

If Mr. Utt’s, Mr. Burgher’s or Mr. Stanski’s employment is terminated by KBR (except for “cause”), or if Mr. Lane’s employment is terminated by Halliburton (except for “cause”), or if Messrs. Lane, Utt, Burgher or Stanski terminates his employment for specific reasons such as removal from the position described in his respective employment agreement, or the assignment to him of duties materially inconsistent with his position with KBR or any other material breach of the employment agreement (“good reason”), the employee will receive (a) a lump-sum cash severance benefit equal to one year’s base salary as in effect at termination for Messrs. Stanski and Burgher and a lump-sum cash severance benefit equal to two years’ base salary as in effect at termination for Mr. Lane and Mr. Utt, (b) either (i) a lump-sum cash payment equal to the value of the restricted shares on the date of termination of employment, (which will automatically become forfeited) or (ii) full vesting of outstanding restricted shares, (c) any individual incentive compensation earned for the year of his termination of employment, determined as if he has remained employed by KBR for the entire year, and (d) with respect to Mr. Lane, any individual annual incentive compensation not yet paid but earned and payable.

Executive Benefits and Payments Upon Separation

				Involuntary
				Not for		Involuntary
	Voluntary		Normal	Cause	For Cause	for Good
	Termination	Change in	Retirement	Termination	Termination	Reason	Disability	Death
Executive and	on	Control on	on	on	on	on	on	on
Benefits(1)(2)	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006	12/31/2006

William P. Utt
Stock Awards	N/A	$4,316,866	$4,316,866	$4,316,866	N/A	$4,316,866	$4,316,866	$4,316,866
Stock Options(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Cash Severance	N/A	N/A	N/A	1,250,000	N/A	1,250,000	N/A	N/A
Andrew R. Lane
Stock Awards	N/A	$7,063,099	$7,063,099	$7,063,099	N/A	$7,063,099	$7,063,099	$7,063,099
Stock Options(3)	N/A	236,838	236,838	N/A	N/A	N/A	236,838	236,838
Cash Severance	N/A	1,300,000	N/A	1,300,000	N/A	1,300,000	N/A	N/A
Cedric W. Burgher
Stock Awards	N/A	$789,983	$789,983	$789,983	N/A	$789,983	$789,983	$789,983
Stock Options(3)	N/A	97,096	N/A	N/A	N/A	N/A	97,096	97,096
Cash Severance	N/A	N/A	N/A	300,000	N/A	300,000	N/A	N/A
John Gann, Jr.
Stock Awards	N/A	$693,762	$693,762	N/A	N/A	N/A	$693,762	$693,762
Stock Options(3)	N/A	102,248	N/A	N/A	N/A	N/A	102,248	102,248
Cash Severance	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
John L. Rose
Stock Awards	N/A	$840,780	$840,780	N/A	N/A	N/A	$840,780	$840,780
Stock Options(3)	N/A	182,248	N/A	N/A	N/A	N/A	182,248	182,248
Cash Severance	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Bruce A. Stanski
Stock Awards	N/A	$11,932,901	$1,932,901	$1,932,901	N/A	$1,932,901	$1,932,901	$1,932,901
Stock Options(3)	N/A	248,762	N/A	N/A	N/A	N/A	248,762	248,762
Cash Severance	N/A	N/A	N/A	360,000	N/A	360,000	N/A	N/A

(1)	The aggregate nonqualified deferred compensation payable to all named executive officers upon termination is set forth in column (f) of the Nonqualified Deferred Compensation Table.

(2)	Table does not include amounts otherwise payable to the named executive officers if they remain employed through December 31, 2006 pursuant to the Halliburton Annual Performance Pay Plan and the Halliburton Performance Unit Programs, as reported in column (g) of the Summary Compensation Table. If a named executive officer is terminated for “cause” (as defined under the applicable plan/program) all such executive’s rights to payment would be automatically forfeited.

(3)	Table assumes full exercise of options that become exercisable upon termination or change in control as of December 31, 2006. This table does not include the exercisable options reflected in column (b) of the Outstanding Equity Awards at Fiscal Year End Table as follows: Mr. Lane — 12,600 ($147,987), Mr. Burgher — 5,000 ($7,350), Mr. Rose — 10,853 ($186,792), Mr. Stanski — 10,686 ($148,230), Mr. Gann — 9,334 ($102,301), and Mr. Pucher — 78,497 ($1,099,514). Option values are based on the difference between the option exercise price and the closing price for KBR common stock on December 31, 2006, multiplied by the number of shares to be acquired upon exercise of the option.

KBR expects that the KBR compensation committee will implement a severance arrangement for senior executive management.

Employment Agreements

KBR has entered into employment agreements with Messrs. Utt, Burgher and Stanski that will continue in effect until terminated by either party and provide for base annual salaries of $625,000, $300,000 and $323,695, respectively, which may be increased in accordance with KBR’s general compensation policies. Mr. Utt’s employment agreement also provided for a one-time signing bonus of $75,000 plus a one-time bonus of $225,000, to which Mr. Utt became entitled at the closing date of KBR’s initial public offering. Mr. Stanski’s employment agreement provides for Mr. Stanski to receive a cost of living adjustment during the time he is required to reside in the Washington, D.C. area. Each of Messrs. Utt, Burgher and Stanski was eligible to participate in Halliburton’s Annual Incentive Pay Plan through the end of 2006, and, beginning January 1, 2007, in KBR’s Annual Incentive Pay Plan, and to receive long term incentive awards under Halliburton’s 1993 Stock and Incentive Plan and, after KBR’s initial public offering, under KBR’s 2006 Stock and Incentive Plan.

Under Mr. Utt’s employment agreement, he received a grant of 30,000 restricted shares of Halliburton common stock under the 1993 Stock and Incentive Plan, and in 2006, was afforded a reward opportunity of 65%-130% of his base salary based on achievement of plan level/challenge level objectives. Mr. Utt’s employment agreement also provided for his receipt of restricted shares of KBR common stock with a fair market value of $2.2 million immediately after the closing of KBR’s initial public offering. Twenty percent of these restricted shares will vest on each of the first five anniversaries of the closing date of KBR’s initial public offering.

Under the terms of Mr. Burgher’s employment agreement, he was granted 15,000 restricted shares of Halliburton common stock and an option to purchase 15,000 shares of Halliburton common stock. Mr. Burgher will also participate in KBR’s paid time off program and will accrue an equivalent of four weeks of vacation annually.

Under each of these employment agreements, if Mr. Utt, Mr. Burgher or Mr. Stanski voluntarily terminates his employment other than for a “good reason” or due to death, permanent disability or retirement, or is terminated by KBR for “cause,” he will receive (a) his pro rata base salary through the date of such termination and (b) any individual annual incentive compensation not yet paid but earned and payable under Halliburton’s or KBR’s annual incentive pay plan for the year before the year of termination, but shall not be entitled to any annual incentive compensation for the year in which he terminates employment, or any other payments or benefits, except for any that may be payable under KBR’s or Halliburton’s employee benefit plans.

If Mr. Utt’s, Mr. Burgher’s or Mr. Stanski’s employment is terminated by KBR without “cause” or by the employee for specified reasons such as removal from the positions described in their respective employment agreements, the assignment of duties materially inconsistent with their positions with KBR or any other material breach of the employment agreement (“good reason”), their employment agreements provide for (a) a lump sum cash severance benefit equal to one year’s base salary as in effect at termination for Messrs. Stanski and Burgher, or equal to two years’ base salary as in effect at termination for Mr. Utt, (b) either (i) a lump sum cash payment equal to the value of restricted shares that will automatically be forfeited on the date of termination of employment or (ii) full vesting of outstanding restricted shares and (c) any individual incentive compensation earned under Halliburton’s or KBR’s annual incentive pay plan for the year of termination, determined as if he has remained employed by KBR for the entire year.

Director Compensation

Directors who are also full-time officers or employees of KBR or officers or employees of Halliburton receive no additional compensation for serving as directors. All other directors receive an annual retainer of $45,000. The audit committee chairman will receive an additional $7,500 annual retainer. The compensation committee chairman will receive an additional $5,000 annual retainer. Outside directors also receive a fee of $1,500 for each board or board committee meeting attended in person and $500 for each board or board committee meeting attended by telephone, plus incurred expenses where appropriate. KBR expects that each of its outside directors will also receive annual grants of restricted stock units with an aggregate value of

$75,000 as of the date of the grant. KBR expects the first grant will occur following the complete separation of KBR from Halliburton by means of the exchange offer and any subsequent distribution.

KBR’s board of directors will have authority to determine the awards made to outside directors under the KBR, Inc. 2006 Stock and Incentive Plan from time to time without the prior approval of KBR’s stockholders. No awards have yet been made to the directors pursuant to this plan.

The following table sets forth certain information with respect to KBR’s director compensation for outside directors during the fiscal year ended December 31, 2006.

Director Compensation Table

Change in
Pension Value
and Non-
Qualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other	Total
Name(1)	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Compensation

Jeffrey E. Curtiss	$7,500	N/A	N/A	N/A	N/A	N/A	$7,500
Richard J. Slater	7,500	N/A	N/A	N/A	N/A	N/A	7,500
Albert O. Cornelison, Jr.	N/A	N/A	N/A	N/A	N/A	N/A	N/A
C. Christopher Gaut	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Andrew R. Lane	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mark A. McCollum	N/A	N/A	N/A	N/A	N/A	N/A	N/A
William P. Utt	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Directors who are also full-time officers or employees of KBR or Halliburton receive no additional compensation for serving as directors.

Compensation Committee Interlocks and Insider Participation

Messrs. Curtiss, Gaut and Slater serve, and in the past year have served, as members of the KBR compensation committee. None of KBR’s executive officers serve, or in the past year have served, as members of the compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer who also serves as a member of KBR’s board of directors. None of KBR’s executive officers serves, or in the past year has served, as a member of the board of directors of any other entity that has an executive officer serving as a member of the KBR compensation committee.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information, as of February 22, 2007, regarding the beneficial ownership of KBR common stock by persons known by KBR to beneficially own more than five percent of KBR’s outstanding common stock. Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the SEC as of February 22, 2007, except as otherwise known to KBR.

	Shares of KBR Common Stock
	Beneficially Owned
	Number of	Percentage of
Name and Address of Beneficial Owner	Shares	Class

Halliburton Company 5 Houston Center, 1401 McKinney, Suite 2400, Houston, Texas 77020	135,627,000	81%

The second column in the table below sets forth the number of shares of KBR common stock owned beneficially as of February 22, 2007 by each director or nominee, each of the named executive officers referenced in the Summary Compensation Table, and all directors and executive officers as a group. To KBR’s knowledge, except as otherwise noted in the footnotes to this table or as provided by applicable community property laws, each individual has sole voting and investment power with respect to the shares of common stock listed in the second column below as beneficially owned by the individual.

	Shares of KBR Common Stock
	Beneficially Owned
	Number of		Percentage of
Name of Beneficial Owner(1)	Shares(2)		Class

William P. Utt	129,510	(3)	*
Andrew R. Lane	0
Cedric W. Burgher	0
John W. Gann, Jr.	0
John L. Rose	0
Bruce A. Stanski	0
James H. Lehmann	0
Louis J. Pucher	0
Albert O. Cornelison, Jr.	0
Jeffrey E. Curtiss	0
C. Christopher Gaut	0
Mark A. McCollum	0
Richard J. Slater	0
All directors and executive officers as a group (15 persons)	129,510	(3)	*

*	Less than one percent (1%).

(1)	The address of each of Messrs. Utt, Burgher, Gann, Rose, Stanski, Lehmann, Pucher, Curtiss and Slater is c/o KBR, Inc., 601 Jefferson Street, Suite 3400, Houston, Texas 77002. The address of each of Messrs. Cornelison, Gaut and Lane is c/o Halliburton Company, 5 Houston Center, 1401 McKinney, Suite 2400, Houston, Texas 77010.

(2)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, shares of KBR common stock, or investment power with respect to KBR common stock, or any combination of the foregoing. Each director and officer and the directors and officers as a group beneficially own less than 1% of the outstanding shares of KBR common stock.

(3)	Includes 129,410 shares of restricted stock issued on November 21, 2006, as to which Mr. Utt has sole voting power, but no investment power. The restrictions lapse, and Mr. Utt acquires investment power, with respect to 20% of the shares each year, beginning on November 21, 2007.

AGREEMENTS BETWEEN HALLIBURTON AND KBR
AND OTHER RELATED PARTY TRANSACTIONS

KBR, Inc. was incorporated in Delaware in March 2006 as an indirect, wholly owned subsidiary of Halliburton. In November 2006, KBR completed its initial public offering in which it sold 32,016,000 shares of its common stock, representing approximately 19% of its total outstanding common stock, for aggregate net proceeds of $511 million. In connection with KBR’s initial public offering, KBR and Halliburton entered into a master separation agreement that provides for the separation of their respective assets and businesses. The master separation agreement also contains agreements relating to the conduct of future transactions with respect to KBR, and governs the relationship between Halliburton and KBR. In addition, KBR and Halliburton entered into several ancillary agreements in connection with KBR’s initial public offering, including a tax sharing agreement, a registration rights agreement, two transition services agreements, an employee matters agreement, and an intellectual property matters agreement. The terms of these agreements were determined by Halliburton.

In connection with the exchange offer, at Halliburton’s request KBR and Halliburton amended the tax sharing agreement to clarify that the terms of the tax sharing agreement are applicable to the exchange offer and amended the registration rights agreement to contemplate that KBR will file an S-4 registration statement with the SEC relating to the anticipated exchange offer sooner than 180 days after the completion of KBR’s initial public offering. KBR’s board of directors appointed a special committee, consisting of KBR’s independent directors, which reviewed and approved these amendments. The special committee retained an independent financial advisor and independent legal counsel to assist it in connection with its review. In connection with Halliburton’s anticipated exchange offer, at Halliburton’s request KBR agreed to amend the tax sharing agreement to clarify that the terms of the tax sharing agreement are applicable to the exchange offer and to amend the registration rights agreement to contemplate that KBR will file an S-4 registration statement with the SEC relating to the exchange offer sooner than 180 days after the completion of KBR’s initial public offering. KBR’s board of directors appointed a special committee, consisting of KBR’s independent directors, which reviewed and approved these amendments. The special committee retained an independent financial advisor and independent legal counsel to assist it in connection with its review.

Except as described below, these agreements will continue in accordance with their terms after completion of the exchange offer and any subsequent distribution by Halliburton of KBR common stock to its stockholders. Summaries of the master separation agreement and the ancillary agreements are set forth below, and these agreements are filed as exhibits to the registration statement of which this Prospectus — Offer to Exchange forms a part.

Master Separation Agreement

The Separation of KBR from Halliburton

Concurrent with the execution and delivery of the master separation agreement, KBR entered into a registration rights agreement with Halliburton pursuant to which KBR granted to Halliburton certain registration rights for the registration and sale of shares of KBR common stock owned by Halliburton following completion of KBR’s initial public offering.

In addition to KBR’s agreements with Halliburton contained in the registration rights agreement, KBR agreed in the master separation agreement that KBR and its affiliates, at KBR’s expense, will use reasonable best efforts to assist Halliburton in the transfer (whether in a public or private sale, exchange or other transaction) of all or any portion of its KBR common stock.

KBR has also agreed to cooperate, at its expense, with Halliburton to accomplish a tax-free distribution by Halliburton to its stockholders of shares of KBR common stock, and KBR has agreed to promptly take any and all actions necessary or desirable to effect any such distribution, including, without limitation, entering into a distribution agreement in form and substance acceptable to Halliburton. A form of distribution agreement is attached to the master separation agreement and addresses, among other things, the conditions to a distribution and the mechanics of the distribution. The terms and conditions of any distribution agreement will supplement the provisions of the master separation agreement.

Indemnification

General Indemnification and Mutual Release.  The master separation agreement provides for cross-indemnities that generally place the financial responsibility on KBR and its subsidiaries for all liabilities associated with the current and historical KBR businesses and operations, and generally place on Halliburton and its subsidiaries (other than KBR) the financial responsibility for liabilities associated with all of Halliburton’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master separation agreement also contains indemnification provisions under which KBR and Halliburton each indemnify the other with respect to breaches of the master separation agreement or any ancillary agreement.

In addition to KBR’s general indemnification obligations described above relating to the current and historical KBR business and operations, KBR agreed to indemnify Halliburton for liabilities under various outstanding and certain additional credit support instruments relating to its businesses and for liabilities under litigation matters related to its business. KBR also agreed to indemnify Halliburton against liabilities arising from misstatements or omissions in the prospectus for KBR’s initial public offering or the registration statement of which it formed a part, except for misstatements or omissions relating to information that Halliburton provided to KBR specifically for inclusion therein. KBR also agreed to indemnify Halliburton for any misstatements or omissions in its subsequent SEC filings and for information it provides to Halliburton specifically for inclusion in Halliburton’s annual or quarterly reports.

In addition to Halliburton’s general indemnification obligations described above relating to the current and historical Halliburton business and operations, Halliburton agreed to indemnify KBR for liabilities under litigation matters related to Halliburton’s business and for liabilities arising from misstatements or omissions with respect to information that Halliburton provided to KBR specifically for inclusion in the prospectus for KBR’s initial public offering or the registration statement of which it formed a part.

For liabilities arising from events occurring on or before the date immediately prior to the closing of KBR’s initial public offering, the master separation agreement contains a general release. Under this provision, KBR released Halliburton and its subsidiaries, successors and assigns, and Halliburton released KBR and its subsidiaries, successors and assigns, from any liabilities arising from events between KBR and/or its subsidiaries on the one hand, and Halliburton and/or its subsidiaries (other than KBR) on the other hand, occurring on or before the date immediately prior to the closing of KBR’s initial public offering, including in connection with the activities to implement KBR’s separation from Halliburton, KBR’s initial public offering and any distribution of KBR shares by Halliburton to Halliburton’s stockholders. The general release does not apply to liabilities allocated between the parties under the master separation agreement or any ancillary agreement or to specified ongoing contractual arrangements.

FCPA Indemnification.  Halliburton has been cooperating with the SEC and DOJ investigations and with other investigations in France, Nigeria and Switzerland into the Bonny Island project in Rivers State, Nigeria. Halliburton believes that the Serious Frauds Office in the United Kingdom is conducting an investigation relating to the Bonny Island project. Halliburton’s Board of Directors has appointed a committee of independent directors to oversee and direct the FCPA investigations. Halliburton, acting through its committee of independent directors, will continue to oversee and direct the investigations after the exchange offer and any subsequent spin-off distribution, and a special committee of KBR’s independent directors will monitor the continuing investigations directed by Halliburton.

Halliburton has agreed to indemnify KBR and any of its greater than 50%-owned subsidiaries as of November 20, 2006, the date of the master separation agreement, for fines or other monetary penalties or direct monetary damages, including disgorgement, as a result of a claim made or assessed by a governmental authority of the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria, or a settlement thereof, relating to alleged or actual violations occurring prior to the date of the master separation agreement of the FCPA or particular, analogous applicable foreign statutes and regulations identified in the master separation agreement by KBR or KBR’s current or former directors, officers, employees, agents, representatives or subsidiaries in connection with the construction and subsequent expansion by TSKJ of a natural gas liquefaction complex and related facilities at Bonny Island or in connection with any other project, whether located inside or outside of Nigeria, including without limitation the use of agents in connection with such projects, identified by a governmental authority of the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria in connection with the investigations ongoing at November 20, 2006 in those jurisdictions. The Halliburton indemnity would not apply to any fines or other monetary penalties or direct monetary damages, including disgorgement, assessed by governmental authorities in jurisdictions other than the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria, or a settlement thereof, or assessed against entities such as TSKJ or Brown & Root-Condor Spa in which KBR does not have an interest greater than 50%. With respect to any greater than 50%-owned subsidiary of KBR that is not directly or indirectly wholly owned, the Halliburton indemnity is limited to the proportionate share of any fines or other monetary penalties or direct monetary damages, including disgorgement, equal to KBR’s ownership interest in such subsidiary as of the date of the master separation agreement.

The Halliburton indemnity will not cover, and KBR will be responsible for, all other losses in connection with the FCPA investigations. These other losses could include, but are not limited to, KBR’s costs, losses or expenses relating to:

•	any monitor required by or agreed to with a governmental authority appointed to review future practices for compliance with FCPA law and any other actions required by governmental authorities;

•	third party claims against KBR, which would include any claims against KBR by persons other than governmental authorities;

•	special, indirect, derivative or consequential damages, which are typically damages other than actual damages, such as lost profits;

•	claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of KBR and KBR’s subsidiaries in their capacity as such, including any indemnity claims by individuals and claims for breach of contract;

•	damage to KBR’s business or reputation;

•	adverse effect on KBR’s cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, whether present or future;

•	threatened or actual suspension or debarment from bidding or continued activity under government contracts (please read “Risk Factors — Risks Relating to KBR — Risks Relating to Investigations” for further information); and

•	alleged or actual adverse consequences in obtaining, continuing or terminating financing for current or future construction projects in which KBR is involved or for which it intends to submit bids.

With respect to third party claims, KBR understands that the government of Nigeria gave notice in 2004 to the magistrate overseeing the investigation in France of a civil claim as an injured party in that proceeding. KBR is not aware of any further developments with respect to this claim.

KBR has agreed with Halliburton that Halliburton in its sole discretion will continue to control the investigation, defense and/or settlement negotiations regarding the FCPA investigations to which Halliburton’s indemnification is applicable. KBR has the right to assume control of the investigation, defense and/or settlement negotiations regarding these FCPA investigations. However, in such case, Halliburton may terminate the indemnity with respect to FCPA fines, penalties and damages described above. Furthermore, Halliburton may terminate the indemnity if KBR refuses to agree to a settlement of these FCPA investigations negotiated and presented by Halliburton to KBR or if KBR enters into a settlement of these FCPA investigations without Halliburton’s consent. In addition, Halliburton may terminate the indemnity if KBR materially breaches its obligation to consistently implement and maintain, for five years following KBR’s separation from Halliburton, currently adopted business practices and standards relating to the use of foreign agents. KBR has agreed with Halliburton that no settlement by KBR of any claims relating to the FCPA investigations to which Halliburton’s indemnification is applicable effected without the prior written consent of Halliburton will be binding on Halliburton. Halliburton has agreed with KBR that no settlement by Halliburton of any claims relating to these FCPA investigations that is effected without KBR’s prior written consent will be binding on KBR. Notwithstanding the foregoing, a minority-owned KBR subsidiary as of the date of the master separation agreement may control the investigation, defense and/or settlement of these FCPA investigations solely with respect to such subsidiary, and may agree to a settlement of claims relating to these FCPA investigations solely with respect to such subsidiary without the prior written consent of Halliburton, and any such control or agreement to a settlement shall not allow Halliburton to terminate its indemnity of KBR and its greater than 50%-owned subsidiaries as of November 20, 2006 with respect to FCPA fines, penalties and damages, including disgorgement, described above.

KBR has agreed, at all times during the term of the master separation agreement and whether or not KBR decides to assume control over the investigation, defense and/or settlement negotiations regarding the FCPA investigations to which the Halliburton indemnity applies, to assist, at Halliburton’s expense, with Halliburton’s full cooperation with any governmental authority in Halliburton’s investigation and defense of FCPA Matters. KBR’s ongoing obligation to cooperate with Halliburton’s defense will require KBR to, among other things, at Halliburton’s request:

•	make disclosures to Halliburton and governmental authorities regarding the activities of KBR, Halliburton and the current and former directors, officers, employees, agents, distributors and affiliates of KBR and Halliburton relating to these FCPA investigations;

•	make available documents, records or other tangible evidence and electronic data in KBR’s possession, custody or control relating to these FCPA investigations and to preserve, maintain and retain such evidence;

•	provide access to KBR’s documents and records in its possession, custody or control relating to these FCPA investigations and use reasonable best efforts to provide access to KBR’s documents and records in the custody or control of its current and former directors, officers, employees, agents, distributors, attorneys and affiliates;

•	use reasonable best efforts to make available any of KBR’s current and former directors, officers, employees, agents, distributors, attorneys and affiliates who may have been involved in the activities under investigation and whose cooperation is requested by Halliburton or any governmental authority; to recommend that such persons cooperate fully with these FCPA investigations or any prosecution of individuals or entities; and to take appropriate disciplinary action with respect to those persons who do not cooperate or cease to cooperate fully;

•	provide testimony and other information deemed necessary by Halliburton to authenticate information to be admitted into evidence in any criminal or other proceeding;

•	use reasonable best efforts to provide access to KBR’s outside accounting and legal consultants whose work includes or relates to these FCPA investigations and their records, reports and documents relating thereto; and

•	refrain from asserting a claim of attorney-client or work-product privilege as to certain documents related to these FCPA investigations or related to transactions or events underlying these FCPA investigations.

KBR has agreed to inform and disclose promptly to Halliburton any developments, communications or negotiations between KBR, on the one hand, and any governmental authority or third party, on the other hand, with respect to these FCPA investigations, except as prohibited by law or legal restraint. Halliburton may terminate its indemnification relating to FCPA Matters upon a material breach by KBR of its cooperation obligations.

Until such time, if ever, that KBR exercises its right to assume control over the investigation, defense and/or settlement of the FCPA investigations to which the Halliburton indemnity applies, Halliburton, at its sole expense, will bear all legal and non-legal fees, expenses and other costs incurred on behalf of Halliburton and KBR in the investigation, defense and/or settlement of these matters (other than indemnification and advancement of expenses for KBR’s current and former employees under contract or charter or bylaw requirements). Thereafter, Halliburton and KBR will each be responsible for its own fees, expenses and other costs.

KBR and Halliburton have agreed to provide to each other, upon request, information relating to the FCPA investigations to which the Halliburton indemnity applies. Until such time, if ever, that KBR exercises its right to assume control over the investigation, defense and/or settlement of these FCPA investigations, the attorneys, accountants, consultants or other advisors of the Halliburton board of directors or any special committee of independent directors thereof will, from time to time and upon reasonable request, brief KBR’s board of directors or any special committee of independent directors thereof formed for purposes of monitoring these FCPA investigations concerning the status of or issues arising under or relating to Halliburton’s investigation of the FCPA Matters and its defense and/or settlement of FCPA Matters. KBR has also agreed with Halliburton that each party is subject to the duty of good faith and fair dealing in the performance of such party’s rights and obligations under the master separation agreement.

A special committee of KBR’s board of directors, composed of members independent of Halliburton and KBR, monitors the FCPA investigations by the SEC and the DOJ and other governments and governmental agencies, Halliburton’s investigation, defense and/or settlement thereof, and KBR’s cooperation with Halliburton. These directors have access to separate advisors and counsel to assist in their monitoring, the cost of which is borne by KBR. Any decision to take control over the investigation, defense and/or settlement, to refuse to agree to a settlement of FCPA Matters negotiated by Halliburton or to discontinue cooperation with Halliburton would be made by this independent committee.

Enforceability of Halliburton FCPA Indemnification.  Under the indemnity with Halliburton with respect to FCPA Matters, KBR’s share of any liabilities for fines or other monetary penalties or direct monetary damages, including disgorgement, as a result of governmental claims or assessments relating to FCPA Matters would be funded by Halliburton and would not be borne by KBR or its public stockholders. KBR’s indemnification from Halliburton for FCPA Matters may not be enforceable as a result of being against governmental policy. KBR believes that the proposed Halliburton indemnification does not contravene the terms of any statutes, rules, regulations, or policies on indemnity for securities law violations promulgated by the SEC or Congress, and KBR will vigorously defend the enforceability of the indemnification. However, the SEC, the DOJ and/or a court of competent jurisdiction may not agree that the indemnification from Halliburton is enforceable. Please read “Risk Factors — Risks Relating to KBR — Risks Relating to Investigations — KBR’s indemnification from Halliburton for FCPA Matters may not be enforceable as a result of being against governmental policy.”

There are risks and uncertainties concerning the FCPA investigations and Halliburton’s indemnity which you should consider carefully before deciding to invest in KBR’s common stock. Please read “Risk Factors — Risks Relating to KBR — Risks Relating to Investigations.”

Barracuda-Caratinga Indemnification.  Halliburton has agreed to indemnify KBR and any of its greater than 50%-owned subsidiaries as of November 20, 2006, the date of the master separation agreement, for all out-of-pocket cash costs and expenses, or cash settlements or cash arbitration awards in lieu thereof, KBR may incur after the effective date of the master separation agreement as a result of the replacement of the subsea flow-line bolts installed in connection with the Barracuda-Caratinga project, which are referred to as “B-C Matters.” The Halliburton indemnity will not cover, and KBR will be responsible for, all other losses in connection with the Barracuda-Caratinga project. These other losses include, but are not limited to, warranty claims on the Barracuda-Caratinga project, damage claims as a result of any failure on the Barracuda-Caratinga vessels and other losses relating to certain third party claims, losses that are special, indirect, derivative or consequential in nature, losses relating to alleged or actual damage to KBR’s business or reputation, losses or adverse effect on KBR’s cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, whether present or future, or alleged or actual adverse consequences in obtaining, continuing or terminating of financing for current or future projects.

KBR will at its own cost continue to control the defense, counterclaim and/or settlement of B-C Matters, but Halliburton will have discretion to determine whether to agree to any settlement or other resolution of these matters. Halliburton has the right to assume control over the defense, counterclaim and/or settlement of

B-C Matters at any time. If Halliburton assumes control over the defense, counterclaim and/or settlement of B-C Matters, and KBR refuses a settlement proposed by Halliburton, Halliburton may terminate the indemnity relating to B-C Matters. KBR has agreed to inform and disclose promptly to Halliburton any developments, communications or negotiations between KBR, on the one hand, and Petrobras and its affiliates or any third party, on the other hand, with respect to B-C Matters, except as prohibited by law or legal restraint. Halliburton may terminate the indemnity relating to B-C Matters upon a material breach by KBR of its obligations to cooperate with Halliburton or upon KBR’s entry into a settlement of any claims relating to B-C Matters without Halliburton’s consent.

KBR has agreed at its cost to disclose to Halliburton any developments, negotiation or communication with respect to B-C Matters. KBR will be entitled to retain the cash proceeds of any arbitration award entered in its favor or in favor of Halliburton, or any cash settlement or compromise in lieu thereof (other than with respect to recovery of Halliburton’s attorneys’ fees or recovery of cash costs and expenses advanced to KBR by Halliburton pursuant to Halliburton’s indemnity for B-C Matters). KBR has agreed with Halliburton that no settlement by KBR of any claims relating to B-C Matters effected without the prior written consent of Halliburton will be binding on Halliburton. Halliburton has agreed with KBR that no settlement by Halliburton of any claims relating to B-C Matters that is effected without KBR’s prior written consent will be binding on KBR.

Until such time, if ever, that Halliburton exercises its right to assume control over the defense, counterclaim and/or settlement of B-C Matters, KBR, at its sole expense, will bear all legal and non-legal expenses incurred on behalf of Halliburton and KBR in the defense, counterclaim and/or settlement of B-C Matters.

There are risks and uncertainties concerning the Barracuda-Caratinga project which you should consider carefully before deciding to invest in KBR’s common stock. Please read “Risk Factors — Risks Relating to KBR — Risks Related to Customers and Contracts — KBR is involved in a dispute with Petrobras with respect to responsibility for the failure of subsea flow-line bolts on the Barracuda-Caratinga project.”

Bidding Practices Investigations

The master separation agreement provides that both Halliburton and KBR will use their respective reasonable best efforts to assist each other in fully cooperating with ongoing bidding practices investigations, as described more fully in “Business — Legal Proceedings — Bidding Practices Investigations” above, and the defense and/or settlement of any claims made by governmental authorities relating to or arising out of such investigations, although Halliburton’s indemnity to KBR does not apply to liabilities, if any, for fines, monetary damages or other potential losses arising out of the bidding practices investigations. KBR and Halliburton have agreed, for the term of the master separation agreement and with respect to the bidding practices investigations, to provide each other with access to relevant information, to preserve, maintain and retain relevant documents and records, to make available and encourage the cooperation of personnel and to inform each other of relevant developments, communications or negotiations.

Corporate Governance

The master separation agreement also contains several provisions regarding KBR’s corporate governance that apply for so long as Halliburton owns specified percentages of KBR’s common stock. Under these terms, KBR has agreed to use reasonable best efforts to avail itself of exemptions from certain corporate governance requirements of the New York Stock Exchange while Halliburton owns a majority of its outstanding voting stock. As permitted under these exemptions, KBR has agreed that, so long as Halliburton owns a majority of KBR’s voting stock, Halliburton will have the right to:

•	designate for nomination by KBR’s board of directors, or a nominating committee of the board, a majority of the members of the board, including KBR’s chairman; and

•	designate for appointment by the board of directors at least a majority of the members of any committee of KBR’s board of directors (other than the audit committee or a special committee of independent directors).

If Halliburton’s beneficial ownership of KBR’s common stock is reduced to a level of at least 15% but less than a majority of KBR’s outstanding voting stock, Halliburton will have the right to:

•	designate for nomination a number of directors proportionate to its voting power; and

•	designate for appointment by the board of directors at least one member of any committee of KBR’s board of directors, to the extent permitted by law or stock exchange requirements (other than the audit committee or a special committee of independent directors).

KBR has also agreed to use its reasonable best efforts to cause Halliburton’s nominees to be elected. The exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner that will terminate the rights and obligations under these provisions of the master separation agreement.

Pursuant to the master separation agreement, for so long as Halliburton beneficially owns a majority of KBR’s outstanding voting stock, its board of directors will have an executive committee consisting solely of Halliburton designees. If Halliburton’s beneficial ownership is reduced to less than a majority but at least 15% of KBR’s outstanding voting stock, Halliburton will be entitled to designate at least one Halliburton designee to the executive committee. The executive committee will exercise the authority of the board of directors when the full board of directors is not in session in reviewing and approving the analysis, preparation and submission of significant project bids; managing the review, negotiation and implementation of significant project contracts; and reviewing KBR’s business and affairs. In addition, as long as Halliburton beneficially owns a majority of KBR’s outstanding voting stock, Halliburton’s board of directors will review and approve all of KBR’s projects that have an estimated value in excess of $250 million. The exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner that will terminate the rights and obligations under these provisions of the master separation agreement.

KBR has agreed in the master separation agreement that, until the earlier to occur of a distribution by Halliburton to its stockholders of its stock in KBR (via the exchange offer or otherwise) or the date that Halliburton ceases to control KBR for U.S. tax purposes, KBR will not, without Halliburton’s prior written consent, issue any stock, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for KBR’s stock, if such issuance would cause Halliburton to fail to control KBR within the meaning of Section 368(c) of the Internal Revenue Code, cause Halliburton to fail to satisfy the stock ownership requirements of Section 1504(a)(2) of the Internal Revenue Code with respect to KBR, or cause a change of control under the provisions of Section 355(e) of the Internal Revenue Code. KBR has also agreed that, until the earliest to occur of a distribution by Halliburton to its stockholders of its stock in KBR (via the exchange offer or otherwise) or the date that Halliburton ceases to control KBR for U.S. tax purposes, KBR will refrain from issuing any of its stock (or any securities, options, warrants or rights convertible into or exercisable of exchangeable for KBR’s stock) in settlement of any award pursuant to any stock option or other executive or employee benefit or compensation plan maintained by KBR, including without limitation any restricted stock unit, phantom stock, option or stock appreciation right.

KBR has also agreed that for so long as Halliburton owns 15% or more of its outstanding voting stock, KBR will not make discretionary changes to its accounting principles and practices, and KBR will not select a different accounting firm than Halliburton’s, which is currently KPMG LLP, to serve as its independent registered public accountants. The exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner that will terminate the rights and obligations under these provisions of the master separation agreement.

KBR has agreed to grant to Halliburton a continuing subscription right to purchase from KBR, at the times set forth in the master separation agreement:

•	such number of shares of KBR’s voting stock as is necessary to allow Halliburton to maintain its then current voting percentage; and

•	such number of shares of KBR’s non-voting stock as is necessary to allow Halliburton to maintain its then current ownership percentage (or 80% of the shares of each new class of non-voting stock that KBR may issue in the future).

The subscription right terminates, with respect to KBR’s voting stock, if Halliburton owns less than 80% of KBR’s outstanding voting stock at any time and, with respect to KBR’s non-voting stock, if Halliburton owns less than 80% of KBR’s non-voting stock at any time. The subscription right does not apply with respect to, among other things, certain issuances of shares by KBR pursuant to any stock option or other employee benefit plan to the extent the issuance would not result in Halliburton’s loss of control over KBR within the meaning of Section 368(c) of the Internal Revenue Code, Halliburton’s failure to satisfy stock ownership requirements of Section 1504(a)(2) of the Internal Revenue Code with respect to KBR, or a change of control under the provisions of Section 355(e) of the Internal Revenue Code. The exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner that will terminate the rights and obligations under these provisions of the master separation agreement.

Halliburton may transfer all or any portion of its contractual corporate governance rights described above to a transferee from Halliburton which holds at least 15% of KBR’s outstanding voting stock. KBR has agreed that, for so long as Halliburton beneficially owns a majority of its outstanding voting stock, KBR will consistently implement and maintain Halliburton’s business practices and standards with respect to internal controls and the Halliburton Code of Business Conduct. The exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner that will terminate the rights and obligations under these provisions of the master separation agreement.

Halliburton has also agreed, for so long as Halliburton owns at least 20% or more of KBR’s outstanding voting stock, to renounce, to the fullest extent permitted by applicable law, any and all rights it may have with respect to each investment, commercial activity or other opportunity that is a “restricted opportunity” (as such term is defined in KBR’s certificate of incorporation). Please read “Description of Capital Stock of KBR — Transactions and Corporate Opportunities.” The exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner that will terminate the rights and obligations under this provision of the master separation agreement or the certificate of incorporation of KBR.

Credit Support Instruments

In the ordinary course of its business, KBR enters into letters of credit, surety bonds, performance guarantees, financial guarantees and other credit support instruments. Prior to KBR’s initial public offering, Halliburton and certain of its affiliates agreed to be primary or secondary obligors on most of its currently outstanding credit support instruments. KBR and Halliburton have agreed that these credit support instruments will remain in full force and effect until the earlier of: (1) the expiration of such instrument in accordance with its terms or the release of such instrument by KBR’s customer, or (2) the termination of the project contract to which such instrument relates or the termination of KBR’s obligations under the contract.

In addition, KBR and Halliburton have agreed that until December 31, 2009, Halliburton will provide or cause to be provided additional guarantees and indemnification or reimbursement commitments, or extensions of existing guarantees and indemnification or reimbursement commitments, for KBR’s benefit in connection with (a) letters of credit necessary to comply with KBR’s EBIC contract, KBR’s Allenby & Connaught project and all other contracts that were in place as of December 15, 2005; (b) surety bonds issued to support new task orders pursuant to the Allenby & Connaught project, two existing job order contracts for KBR’s G&I segment and all other contracts that were in place as of December 15, 2005; and (c) performance guarantees in support of these contracts.

KBR has agreed to use its reasonable best efforts to attempt to release or replace Halliburton’s liability under the outstanding credit support instruments and any additional credit support instruments for which Halliburton may become liable following KBR’s initial public offering for which such release or replacement is reasonably available. For so long as Halliburton or its affiliates remain liable with respect to any credit support instrument, KBR has agreed to pay the underlying obligation as and when it becomes due. KBR agreed to indemnify Halliburton for all liabilities in connection with its outstanding credit support instruments and any additional credit support instruments relating to its business for which Halliburton may become obligated following KBR’s initial public offering. Furthermore, KBR has agreed to pay a carry charge for continuance of Halliburton’s obligations with respect to its letters of credit and surety bonds. For so long as any letter of credit for which Halliburton may be obligated remains outstanding prior to December 31, 2009, KBR will pay to Halliburton a quarterly carry charge for continuance of the letters of credit equal to the sum of: (i) 0.40% per annum of the then outstanding aggregate principal amount of all letters of credit for such quarter meeting the definition of “Performance Letters of Credit” or “Commercial Letters of Credit” (as such terms are defined by KBR’s revolving credit agreement), and (ii) 0.80% per annum of the then outstanding aggregate principal amount of all letters of credit constituting financial letters of credit for such quarter. Thereafter, following December 31, 2009, these quarterly carry charges for letters of credit will increase to 0.90% per annum and 1.65% per annum, respectively. For so long as any surety bond for which Halliburton may be obligated remains outstanding prior to December 31, 2009, KBR will pay to Halliburton a quarterly carry charge for continuance of the surety bonds equal to 0.25% per annum of the then outstanding aggregate principal amount of such surety bonds for such quarter. Thereafter, following December 31, 2009, the quarterly carry charge for continuance of surety bonds increases to 0.50% per annum.

The master separation agreement provides that, except in connection with the existing credit support instruments, any additional credit support instruments relating to KBR’s business described above or for which Halliburton may become obligated, or as otherwise contemplated by KBR’s cash management arrangement with Halliburton (which was terminated in December 2006), Halliburton will have no obligation to, but may at its sole discretion, provide or continue any credit support to, or advance any funds to or on behalf of, KBR following the completion of KBR’s initial public offering.

Dispute Resolution

The master separation agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between KBR and Halliburton under the master separation agreement and the related ancillary agreements, or between KBR and Halliburton for a period of ten years after completion of KBR’s initial public offering relating to KBR’s commercial or economic relationship to Halliburton. These provisions contemplate that efforts will be made to resolve disputes by escalation of the matter to senior management representatives of KBR and Halliburton who have not previously been directly engaged in the dispute. If such efforts are not successful, either KBR or Halliburton may submit the dispute to final, binding arbitration

Other Agreements

The master separation agreement provides that KBR will continue to perform certain contracts relating to Halliburton’s energy services group and that Halliburton will continue to perform certain contracts relating to KBR’s business, with the benefits, liabilities and costs of such performance to be for the account of, respectively, Halliburton and KBR. The master separation agreement also contains provisions relating to, among other matters, confidentiality and the exchange of information, provision of financial information and assistance with respect to financial matters, preservation of legal privileges and the production of witnesses, cooperation with respect to the investigation, litigation, defense and/or settlement of certain litigation, and a one-year mutual agreement to refrain from soliciting for employment the current employees of KBR or Halliburton, as applicable.

Tax Sharing Agreement

KBR has entered into a tax sharing agreement, as amended, with Halliburton governing the allocation of U.S. income tax liabilities and setting forth agreements with respect to other tax matters. Under the Internal

Revenue Code, two corporations may form a consolidated tax group, and file a consolidated federal income tax return, if one corporation owns stock representing at least 80% of the voting power and value of the outstanding capital stock of the other corporation. Because Halliburton currently owns approximately 81% of KBR’s common stock, KBR and Halliburton are members of the same consolidated tax group. As members of the same consolidated tax group, KBR files a consolidated federal income tax return with Halliburton. This allows Halliburton to offset its federal taxable income with KBR tax losses, if any. Under the Internal Revenue Code, KBR will cease to be a member of the Halliburton consolidated tax group (a deconsolidation) if at any time Halliburton owns less than 80% of the vote or 80% of the value of KBR’s outstanding capital stock, whether through the exchange offer or by an alternative transaction, such as by issuance of additional shares by KBR, by Halliburton’s sale of KBR’s stock, by Halliburton’s spin-off distributions of KBR’s stock, or by a combination of these transactions.

Halliburton will be responsible for filing any U.S. income tax returns required to be filed for any company or group of companies of the Halliburton consolidated tax group through the date of the deconsolidation. Halliburton will also be responsible for paying the taxes related to the returns it is responsible for filing. KBR will pay Halliburton KBR’s allocable share of such taxes. KBR is obligated to pay Halliburton for the utilization of net operating losses, if any, generated by Halliburton prior to the deconsolidation to offset KBR’s consolidated federal income tax liability.

Upon completion of the exchange offer and any subsequent spin-off, KBR will cease to be a member of the Halliburton consolidated tax group and KBR and Halliburton will no longer file a consolidated federal income tax return. Subsequent to the exchange offer and any subsequent spin-off, there will then exist two separate groups for tax purposes, the Halliburton group and the KBR group. Each group will file separate consolidated federal income tax returns, and Halliburton will not be able to use KBR tax losses, if any. This separation will have both current and future income tax implications to KBR and Halliburton. The event of deconsolidation itself will result in the triggering of deferred intercompany gains, if any. KBR would recognize taxable income related to any such gains; however, KBR does not expect that such gains would have a material impact on its net income and cash flow.

Halliburton will determine all tax elections for tax periods during which KBR is a member of the Halliburton consolidated tax group consistent with past practice. KBR will prepare and file all tax returns required to be filed by KBR and pay all taxes related to such returns for all tax periods after it ceases to be a member of the Halliburton consolidated tax group.

Generally, if there are tax adjustments related to KBR arising after the deconsolidation date, which relate to a tax return filed for a pre-deconsolidation period, KBR will be responsible for any increased taxes and KBR will receive the benefit of any tax refunds. KBR has agreed to cooperate with and assist Halliburton in any tax audits, litigation or appeals that involve, directly or indirectly, tax returns filed for pre-deconsolidation periods and to provide Halliburton with information related to such periods. KBR and Halliburton have agreed to indemnify each other for any tax liabilities resulting from the failure to pay any amounts due under the terms of the tax sharing agreement.

KBR and Halliburton have agreed that, except as described in the following paragraph, any and all taxes arising from KBR’s deconsolidation with the Halliburton consolidated group will be the responsibility of Halliburton. KBR has also agreed that it will elect to not carry back net operating losses KBR generates in its tax years after deconsolidation to tax years when KBR was part of the Halliburton consolidated group. KBR may utilize such net operating losses in KBR’s tax years after deconsolidation (subject to the applicable carryforward limitation periods) but only to the extent of KBR’s income in such tax years.

If Halliburton distributes KBR’s stock to its stockholders (via the exchange offer or otherwise), KBR and Halliburton will be required to comply with representations that are made to Halliburton’s tax counsel in connection with the tax opinion that was issued to Halliburton regarding the tax-free nature of the exchange offer and any subsequent spin-off distribution to Halliburton’s stockholders and with representations that have been made to the Internal Revenue Service in connection with the private letter ruling that Halliburton has requested. If KBR breaches any representations with respect to the opinion or ruling request or takes any action that causes such representations to be untrue and that causes the exchange offer and any subsequent spin-off to be taxable, KBR will be required to indemnify Halliburton for any and all taxes incurred by Halliburton or any of its affiliates resulting from the failure of the exchange offer and any subsequent spin-off to qualify as tax-free transactions as provided in the tax sharing agreement. Further, KBR has agreed not to enter into transactions for two years after the distribution date that would result in a more than immaterial possibility of a change of control of KBR’s company pursuant to a plan unless a ruling is obtained from the Internal Revenue Service or an opinion is obtained from a nationally recognized law firm that the transaction will not affect the tax-free nature of the distribution. For these purposes, certain transactions are deemed to create a more than immaterial possibility of a change of control of KBR pursuant to a plan, and thus require such a ruling or opinion, including, without limitation, the merger of KBR with or into any other corporation, stock issuances (regardless of size) other than in connection with KBR employee incentive plans, or the redemption or repurchase of any of KBR’s capital stock (other than in connection with future employee benefit plans or pursuant to a future market purchase program involving 5% or less of KBR’s publicly traded stock). If KBR takes any action which results in the distribution becoming a taxable transaction, KBR will be required to indemnify Halliburton for any and all taxes incurred by Halliburton or any of its affiliates as provided in the tax sharing agreement. The amounts of any indemnification payments described in this paragraph would be substantial, and would have a material adverse effect on KBR’s financial condition.

Depending on the facts and circumstances, the exchange offer and any subsequent spin-off distribution may be taxable to Halliburton if KBR undergoes a 50% or greater change in stock ownership within two years after the exchange offer and any subsequent spin-off distribution. Under the tax sharing agreement, Halliburton is entitled to reimbursement of any tax costs incurred by Halliburton as a result of a change in control of KBR after any distribution. Halliburton would be entitled to such reimbursement even in the absence of any specific action by KBR, and even if actions of Halliburton (or any of its officers, directors or authorized representatives) contributed to a change in control of KBR. These costs may be so great that they delay or prevent a strategic acquisition, a change in control of KBR or an attractive business opportunity. Actions by a third party after any distribution causing a 50% or greater change in KBR’s stock ownership could also cause the distribution by Halliburton to be taxable and require reimbursement by KBR.

In addition to the current income tax consequences triggered by the act of deconsolidation discussed above, KBR’s separation from the Halliburton consolidated tax group will change its overall future income tax posture. As a result, KBR could be limited in its future ability to effectively use future tax deductions and credits. KBR intends to undertake appropriate measures after deconsolidation in order to mitigate any adverse tax effect of no longer being a part of the Halliburton consolidated tax group.

Registration Rights Agreement

The shares of KBR common stock held by Halliburton are to be deemed “restricted securities” as defined in Rule 144. Accordingly, Halliburton may only sell a limited number of shares of KBR common stock into the public markets without registration under the Securities Act. In connection with KBR’s initial public offering, KBR entered into a registration rights agreement with Halliburton under which, at the request of Halliburton, KBR agreed to use its best efforts to register shares of KBR common stock that are held by Halliburton after the closing of such initial public offering, or subsequently acquired, for public sale under the Securities Act. As long as Halliburton owns a majority of KBR’s outstanding voting stock, there is no limit to the number of registrations that Halliburton may request. Once Halliburton owns less than a majority of the voting power of KBR’s outstanding voting stock, Halliburton can request a total of three additional registrations for so long as Halliburton owns at least 10% of the outstanding shares of KBR common stock.

If Halliburton transfers more than 10% of KBR’s outstanding shares of common stock to a transferee, Halliburton may transfer all or a portion of its rights under the agreement, except that a transferee that acquires a majority of KBR’s outstanding common stock can only request two additional registrations after it owns less than a majority of KBR’s outstanding common stock, and a transferee of less than a majority of KBR’s outstanding common stock can only request either one or two registrations, depending on the percentage of KBR’s outstanding common stock it acquires. The transfer of rights under the agreement to a transferee will not limit the number of registrations Halliburton may request. There is no limit on the number of registrations a transferee may demand from us so long as the transferee and its affiliates beneficially own a majority of the outstanding shares of KBR common stock.

Under the registration rights agreement, KBR will also provide Halliburton and its permitted transferees with “piggy-back” rights to include their shares in future registrations by KBR of its common stock under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which Halliburton and its permitted transferees may request their shares be included. The rights under this agreement will terminate once Halliburton or a permitted transferee is able to dispose of all of its shares of KBR common stock within a ninety-day period pursuant to the exemption from registration provided under Rule 144 of the Securities Act.

KBR has agreed to cooperate in these registrations and related offerings, including this exchange offer. KBR and Halliburton have agreed to restrictions on the ability of each party to sell securities following registrations conducted by us or at the request of Halliburton. In connection with this exchange offer, all registration expenses, except as agreed in the amended registration rights agreement will be paid by KBR. Generally, all expenses payable in connection with such registrations will be paid by KBR, except that Halliburton or a permitted transferee, as applicable, will pay all underwriting discounts, which the amended agreement provides will be deemed to include any fees payable to the dealer managers in connection with this exchange offer and commissions applicable to the sale of its shares of KBR common stock and the fees and expenses of its separate advisors and legal counsel.

Transition Services Agreements

KBR has entered into a transition services agreement with Halliburton under which Halliburton provides to KBR, on an interim basis, various corporate support services. These services consist generally of the services that have been provided to KBR on an intercompany basis prior to KBR’s initial public offering. These services relate to, among other things:

•	communications;

•	human resources;

•	real estate services;

•	certain investment fund trusts;

•	tax;

•	internal audit services;

•	international;

•	travel;

•	consulting;

•	risk management;

•	information technology;

•	accounting;

•	legal; and

•	government services.

For up to 90 days following the completion of KBR’s initial public offering, Halliburton and KBR may agree on additional services to be included in the transition services agreement. Halliburton will be obligated to provide those additional services KBR requests that were inadvertently or unintentionally omitted from the transition services agreement and that were (1) provided by Halliburton to KBR immediately prior to the completion of KBR’s initial public offering or (2) were included in the Halliburton 2006 budget for intercompany services. Halliburton, in its sole discretion, may decline to provide any other services.

Halliburton will provide services to KBR with the same general degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as when the services were performed prior to the separation of KBR and Halliburton.

KBR will pay fees to Halliburton for the services rendered based on the type and amount of services. The fees will be determined on a basis generally intended to approximate the fully allocated direct and indirect costs of providing and discontinuing the services, without any profit.

Halliburton is obligated to provide services to KBR for the time periods contemplated by the transition services agreement or until KBR discontinues a particular service. KBR may discontinue any service upon 30 days prior written notice. KBR has agreed to terminate the transition services as soon as reasonably practical. The transition services agreement will terminate when KBR has terminated all services thereunder.

KBR and Halliburton have agreed in the transition services agreement that each party will be responsible for, and will indemnify the other party with respect to, a party’s own losses for property damage or personal injury, except to the extent that such losses are caused by the gross negligence or willful misconduct of the other party.

In addition, KBR has entered into a transition services agreement with Halliburton under which KBR provides to Halliburton, on an interim basis, certain corporate support services relating to information technology and accounting. The terms and conditions on which KBR will provide services to Halliburton under this transition services agreement are the same as or substantially similar to those of the transition services agreement pertaining to services Halliburton provides to KBR.

The transition services agreements also provide that, after such time as Halliburton ceases to provide KBR with access to certain software applications under the transition services agreements, Halliburton will assign, license or sublicense to KBR certain specified software applications, unless KBR otherwise obtains access to or replaces such software. Where necessary, Halliburton will use reasonable best efforts to obtain the consent of the original licensor prior to any assignment or sublicensing, but Halliburton will not be in breach of the agreement if such consent cannot be obtained. With respect to software owned by Halliburton, Halliburton will grant KBR a nonexclusive, non-transferable, royalty-free license to use the software for KBR’s internal use. Any license granted will be perpetual (in the case of software owned by Halliburton), and any sublicense granted will be co-terminous with the original license (in the case of software licensed by Halliburton). KBR will not be permitted to distribute, publish, transfer or sublicense the software to third parties or exploit the software commercially other than as permitted by the agreement. KBR agreed to assign, license or sublicense other specified software applications to Halliburton on substantially similar terms as those described above.

Employee Matters Agreement

KBR has entered into an employee matters agreement with Halliburton to allocate liabilities and responsibilities relating to KBR’s current and former employees and their participation in certain benefit plans maintained by Halliburton or a subsidiary of Halliburton.

No duplicate benefits will be provided to KBR’s employees under KBR’s plans and Halliburton plans. Generally, KBR’s employees’ prior service with Halliburton will be considered as service with KBR for purposes of KBR’s plans.

Many of KBR’s employees currently participate in retirement and welfare plans sponsored by KBR. However, some of KBR’s employees participate in or have benefits under plans maintained by Halliburton. KBR has agreed to cooperate with Halliburton with regard to the administration, audit, reporting and provision of participant information in connection with Halliburton plans in which KBR’s employees participate or are entitled to benefits. Further, KBR has agreed to cooperate with Halliburton to separate plans and related trusts in which both KBR’s employees and employees of Halliburton participate or are entitled to benefits. If participation is not terminated earlier, KBR’s employees will generally cease participation in all Halliburton plans as of the date KBR ceases to be a member of the Halliburton consolidated group (the deconsolidation date). Nothing in the employee matters agreement requires KBR to adopt, terminate or continue to maintain any of its benefit plans following the deconsolidation date.

After the closing of KBR’s initial public offering but prior to the deconsolidation date, some of KBR’s employees may continue on an interim basis to accrue benefits and/or interest under certain plans maintained by Halliburton, including: (1) the Halliburton Benefit Restoration Plan and (2) the Halliburton 2002 Employee Stock Purchase Plan, (3) the Halliburton Supplemental Executive Retirement Plan, (4) the Dresser Industries Deferred Compensation Plan, and, with respect to any awards outstanding as of the closing date of KBR’s initial public offering, (5) the Halliburton 1993 Stock and Incentive Plan and (6) the Halliburton Annual Performance Pay Plan. KBR has agreed with Halliburton to reimburse Halliburton in full for such accruals and plan expenses following the closing of KBR’s initial public offering and prior to the deconsolidation date corresponding to KBR’s employees’ participation in the Halliburton plans. However, Halliburton will cause its appropriate subsidiary to continue to retain responsibility for retiree medical benefits for certain of KBR’s former employees who are eligible for retiree medical benefits under a retiree medical program previously sponsored by Dresser Industries, Inc. and maintained by Halliburton following their 1998 merger, and KBR is not responsible for reimbursing Halliburton or its subsidiaries for these retiree medical benefits. KBR retains responsibility for retiree medial benefits, to the extent applicable, for all other former employees and for all of its current employees. To the extent that any of KBR’s employees are eligible for a performance bonus based on performance criteria relating to both Halliburton and KBR, KBR will pay the entire bonus and Halliburton will reimburse KBR for the pro-rata portion of such bonus that corresponds to such employee’s time of service for Halliburton. KBR has also agreed to establish a non-qualified deferred compensation plan designed to assume all obligations and liabilities associated with the benefits its active employees have under the Dresser Industries Deferred Compensation Plan as of the date Halliburton distributes KBR’s shares of common stock that it owns to its stockholders (via the exchange offer or otherwise).

Certain of KBR’s employees hold restricted stock of Halliburton and options to acquire stock of Halliburton under Halliburton’s 1993 Stock and Incentive Plan. KBR’s employees continue to hold these equity awards after the closing of KBR’s initial public offering. The employee matters agreement contemplates that once Halliburton’s ownership interest in KBR is 20% or less, awards to KBR employees under the Halliburton 1993 Plan will be converted into similar KBR awards under a new Transitional Stock Adjustment Plan, with the intention of preserving approximately the equivalent value of the previous awards under the Halliburton 1993 Plan. For more information, please read “KBR Compensation Discussion and Analysis — Elements of Compensation — C. Long-Term Incentives — 1993 Plan and KBR Plan.” To the extent KBR is eligible to take a deduction corresponding to its employee’s recognition of income with respect to awards of Halliburton stock, KBR has agreed to pay to Halliburton the amount of the deduction.

With some exceptions, KBR will indemnify Halliburton for benefit plan and employment liabilities that are the subject of the employee matters agreement and that arise from any acts or omissions of KBR’s employees or agents or breach of the employee matters agreement. Halliburton will similarly indemnify KBR for acts or omissions of its employees or agents or their breach of the employee matters agreement. KBR will also indemnify Halliburton in the case that Halliburton becomes liable in connection with certain foreign pension plans which KBR maintains for its current and former employees.

Intellectual Property Matters Agreement

KBR has entered into an intellectual property matters agreement with Halliburton. Under this agreement, the existing intellectual property owned by KBR, including patents, patent applications, copyrights, trade secrets and know-how, remain as KBR’s assets after the completion of KBR’s initial public offering. KBR has granted Halliburton a nonexclusive, royalty-free, worldwide license under its existing patents and patent applications (including those claiming certain field upgrade, coal gasification or riser technology) in the fields of business and operations of Halliburton’s current business, certain field processing, coal gasification and riser fields of use, and all other fields of use not included in KBR’s fields of use. The foregoing licenses as to coal gasification technology are subject to KBR’s agreements with Southern Company Services, Inc. and the United States Department of Energy. In turn, Halliburton has granted to KBR a non-exclusive, royalty-free, worldwide license under the existing patents and patent applications owned by Halliburton in the fields of use of KBR’s current business, certain field processing, coal gasification and riser fields of use, and certain other specified fields of use. Both KBR and Halliburton will retain the right to use, on a royalty-free and non-exclusive basis and in KBR’s respective fields of use, certain of the other party’s existing intellectual property (including copyrights, trade secrets, technology and know-how but excluding patents, which are subject to other specific provisions) to the extent used in, and necessary for, the conduct of each company’s respective current businesses. The intellectual property licensed by the parties under this agreement may be sublicensed in each party’s respective fields of use to certain customers. Halliburton may sublicense only to such customers who are oil and gas producing companies or coal producing and processing companies, and KBR may sublicense only to such customers who are oil and gas producing companies, refining or industrial processing companies or customers of its Government and Infrastructure segment prior to the offering date (other than those who provide upstream oilfield services). Each party’s licenses to patents and other intellectual property described above are limited by that party’s confidentiality and non-use obligations under this agreement. During the term of the agreement, either party may request a sublicense in its respective fields of use to third-party patents currently licensed to the other party to the extent the original license agreement (and, if applicable, KBR’s agreements with Southern Company Services, Inc. and the United States Department of Energy) permits such a sublicense and on the most favorable terms permitted by such license. Halliburton’s use or sublicensing of certain of KBR’s technologies will, in certain circumstances, require Halliburton to pay KBR commercially reasonable fees at rates and on terms that are consistent with KBR’s practices at the time. Under the terms of the agreement, KBR is required to cease using all Halliburton trademarks on or before the date Halliburton first owns less than 20% of the stock of KBR, and Halliburton is permitted to continue to use the term “Kellogg,” “KBR” or “Kellogg Brown & Root” as part of the name of one Halliburton entity that will serve as a holding company and will not directly provide any goods or services.

Related Party Transactions

Historically, Halliburton has provided various services and other general corporate support to KBR, including human resources, legal, information technology and accounting, and KBR has provided various corporate support services to Halliburton, including accounting, real estate and information technology. Halliburton and KBR currently provide certain of these services to each other on an interim basis under transition services agreements. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Transition Services Agreements.” Costs for information technology, including payroll processing services, which totaled $11 million, $20 million and $19 million for the years ended December 31, 2006, 2005 and 2004, respectively, are allocated to KBR based on a combination of factors of Halliburton and KBR, including relative revenues, assets and payroll, and negotiation of the reasonableness of the charge. Costs for other services allocated to KBR were $23 million, $20 million and $20 million for the years ended December 31, 2006, 2005 and 2004, respectively. Costs for these other services, including legal services and audit services, are primarily charged to KBR based on direct usage of the service. Costs allocated to KBR using a method other than direct usage are not significant individually or in the aggregate. KBR believes the allocation methods are reasonable. In addition, KBR leases office space to Halliburton at its Leatherhead, U.K. location.

Historically, Halliburton has centrally developed, negotiated and administered KBR’s risk management process. This insurance program has included broad, all-risk coverage of worldwide property locations, excess worker’s compensation, general, automobile and employer liability, director’s and officer’s and fiduciary liability, global cargo coverage and other standard business coverages. Net expenses of $17 million, $17 million and $20 million, representing its share of these risk management coverages and related administrative costs, have been allocated to KBR for the years ended December 31, 2006, 2005 and 2004, respectively. Historically, KBR has been self insured, or has participated in a Halliburton self-insured plan, for certain insurable risks, such as general liability, property damage and workers’ compensation. However, subject to specific limitations, Halliburton has had umbrella insurance coverage for some of these risk exposures. In anticipation of the complete separation of KBR from Halliburton, KBR is developing its own stand-alone insurance and risk management policies that will provide substantially the same coverage. In connection with KBR’s initial public offering, KBR obtained a stand-alone director and officer liability insurance policy. The insurance policies covering primary liability and marine cargo were separated between KBR and Halliburton in 2007. At the time of the complete separation of KBR from Halliburton, certain other policies will be separated. KBR is also in the process of obtaining certain stand-alone insurance policies, including property coverage. KBR’s property coverage will differ from prior coverage as appropriate to reflect the nature of KBR’s properties, as compared to Halliburton’s properties. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Transition Services Agreements.”

KBR performs many of its projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, KBR often provides engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where KBR provides services to a joint venture that it controls and therefore consolidates for financial reporting purposes, it eliminates intercompany revenues and expenses on such transactions. In situations where KBR accounts for its interest in the joint venture under the equity method of accounting, KBR does not eliminate any portion of its revenues or expenses. KBR recognizes the profit on its services provided to joint ventures that it consolidates and joint ventures that it records under the equity method of accounting primarily using the percentage-of-completion method. Total revenue from services provided to its unconsolidated joint ventures recorded in its consolidated statements of operations were $450 million, $249 million and $519 million for the years ended December 31, 2006, 2005 and 2004, respectively. Profit on transactions with KBR’s joint ventures recognized in its consolidated statements of operations were $62 million, $21 million and $50 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In connection with certain projects, KBR is required to provide letters of credit, surety bonds or other financial and performance guarantees to its customers. Halliburton is the guarantor of the majority of these credit support instruments issued through December 2005 when KBR obtained its $850 million revolving credit facility. As of December 31, 2006, KBR had $676 million in letters of credit and financial guarantees outstanding of which $55 million was issued under its Revolving Credit Facility. Of the remaining $621 million, $597 million was issued under various Halliburton facilities and were irrevocably and unconditionally guaranteed by Halliburton. Of the total $676 million outstanding, $516 million related to KBR’s joint venture operations, including $159 million issued in connection with its Allenby & Connaught project. The remaining $160 million of outstanding letters of credit related to various other projects. In addition, Halliburton has guaranteed surety bonds and provided direct guarantees primarily related to KBR’s payment and performance. These credit support instruments remain outstanding, and KBR pays a quarterly carry charge to Halliburton for continuance of these instruments. KBR agreed to indemnify Halliburton for all losses in connection with the outstanding credit support instruments and any additional credit support instruments relating to its business for which Halliburton may become obligated following KBR’s initial public offering. KBR expects to cancel these credit support instruments as it completes the underlying projects. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Credit Support Instruments.” Under certain reimbursement agreements, if KBR were unable to reimburse a bank under a paid letter of credit and the amount due is paid by Halliburton, KBR would be required to reimburse Halliburton for any amounts drawn on these letters of credit or guarantees in the future.

In October 2005, Halliburton capitalized $300 million of the amounts owed by KBR to Halliburton. In December 2005, KBR and Halliburton agreed to convert the balance of the amount owed by KBR to Halliburton into two subordinated intercompany notes with an aggregate principal balance of $774 million due December 31, 2010. In October 2006, KBR repaid $324 million in aggregate principal amount of the subordinated intercompany notes with available cash balances from sources permitted by the covenants under its revolving credit facility. In November 2006, KBR repaid the remaining $450 million in aggregate principal amount of the subordinated intercompany notes with proceeds from KBR’s initial public offering.

In December 2005, KBR and Halliburton entered into a cash management arrangement enabling KBR to continue its normal business activity of investing funds with or borrowings from Halliburton. Funds invested with Halliburton by KBR were evidenced by the Halliburton Cash Management Note, which was a demand promissory note, bearing interest per annum equal to the closing rate of overnight Federal funds rate determined on the first business day of each month. Funds borrowed from Halliburton were evidenced by the KBR Cash Management Note, which was a demand promissory note, bearing interest per annum equal to the six month Eurodollar rate plus 1.00%. This cash management arrangement was terminated and amounts owed under the Halliburton Cash Management Note and the KBR Cash Management Note were settled in December 2006.

KBR conducts business with other Halliburton entities on a commercial basis, and KBR recognizes revenues as services are rendered and costs as they are incurred. Amounts billed to KBR by Halliburton were primarily for services provided by Halliburton’s Energy Services Group on projects in the Middle East and were $0, $0 and $18 million for the years ended December 31, 2006, 2005 and 2004, respectively, and are included in cost of services in the consolidated statements of operations. Amounts KBR billed to Halliburton’s Energy Services Group were $2 million, $1 million and $4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In October 2005, KBR offered Cedric Burgher a relocation package to join KBR in Houston, Texas, as Senior Vice President and Chief Financial Officer that included purchasing his home in Coral Gables, Florida, directly from him for fair market value. In accordance with KBR’s Employee Relocations Guide, KBR purchased his property in January 2006 for $2.3 million in cash, which was the full amount of an arm’s length, third-party contract for sale of the property. Subsequent to KBR’s purchase, the third-party buyer terminated the purchase contract during the feasibility period, in part because of disclosed defects in a retaining wall surrounding the property. KBR has entered into a contract with another buyer to sell the property for $1.9 million. KBR estimates that the total cost of the transaction to KBR, including the loss on the sale of the property and realtor and closing costs of the transaction, will be approximately $680,000.

Related Person Transactions Policy

KBR’s board of directors is charged with approving transactions involving KBR’s directors, executive officers or any nominees for director and any greater than 5% stockholders and their immediate family members. KBR has a written policy and it is posted on KBR’s intranet website. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) KBR (including any of its subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in KBR’s public filings. KBR’s board of directors will only approve transactions with related persons when the board of directors determines such transactions are in KBR’s best interests or the best interests of KBR’s stockholders. In determining whether to approve or ratify a related person transaction, the board of directors will apply the following standards and such other standards it deems appropriate:

•	whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to KBR or the related person;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction;

•	the extent of the related person’s interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

Director Independence

In February 2007, KBR’s board of directors determined that Messrs. Curtiss and Slater are independent under the NYSE listing standards and KBR’s Corporate Governance Guidelines. In connection with this review, the board evaluated any employment, commercial, charitable, familial and other relationships of each director, in order to determine that KBR’s independent directors do not have relationships that could impair their independence. No such relationships exist with Messrs. Curtiss or Slater. As a result of this evaluation, KBR’s board of directors has affirmatively determined that Messrs. Curtiss and Slater are “independent” within the meaning of the NYSE listing standards and the SEC rules and regulations.

SECURITY OWNERSHIP OF MANAGEMENT OF HALLIBURTON

Management of Halliburton

The following persons are directors and/or executive officers of Halliburton as of March 1, 2007:

David J. Lesar	Chairman of the Board, President and Chief Executive Officer
Andrew R. Lane	Executive Vice President and Chief Operating Officer
C. Christopher Gaut	Executive Vice President and Chief Financial Officer
Albert O. Cornelison, Jr.	Executive Vice President and General Counsel
Mark A. McCollum	Senior Vice President and Chief Accounting Officer
Alan M. Bennett	Director
James R. Boyd	Director
Milton Carroll	Director
Robert L. Crandall	Director
Kenneth T. Derr	Director
S. Malcolm Gillis	Director
W. R. Howell	Director
Ray L. Hunt	Director
J. Landis Martin	Director
Jay A. Precourt	Director
Debra L. Reed	Director

The address for each of the above-listed directors and executive officers is c/o Halliburton Company, 5 Houston Center, 1401 McKinney, Suite 2400, Houston, Texas 77010.

Security Ownership of Halliburton Management

The following table sets forth the beneficial ownership of Halliburton’s directors and executive officers as of February 15, 2007. Directors and executive officers as a group owned less than 1% of Halliburton common stock.

		Percentage
Name	Common Stock	of Class

Alan M. Bennett	8,965	*
James R. Boyd	10,965	*
Milton Carroll	2,000	*
Albert O. Cornelison, Jr.	207,406	*
Robert L. Crandall	26,468	*
Kenneth T. Derr	35,291	*
C. Christopher Gaut	519,736	*
S. Malcolm Gillis	10,491	*
W. R. Howell	24,268	*
Ray L. Hunt	179,785	*
Andrew R. Lane	291,725	*
David J. Lesar	1,694,361	*
J. Landis Martin	78,493	*
Mark A. McCollum	85,771	*
Jay A. Precourt	61,771	*
Debra L. Reed	29,291	*

Directors and executive officers as a group	3,266,787	*

*	Less than 1% of shares outstanding.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the exchange offer and any subsequent spin-off for a beneficial owner of Halliburton common stock that holds such common stock as a capital asset for tax purposes. The discussion is of a general nature and does not purport to deal with: (i) the subsequent resale by any Halliburton stockholders of shares of KBR common stock received in this exchange offer and any subsequent spin-off, or (ii) persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax exempt entities, persons holding Halliburton common stock in a tax-deferred or tax-advantaged account, and persons holding Halliburton common stock as a hedge against currency risk, as a position in a “straddle,” or as part of a “hedging” or “conversion” transaction for tax purposes.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Halliburton common stock that is an individual U.S. citizen or resident, a U.S. domestic corporation, or otherwise subject to U.S. federal income tax on a net income basis in respect of such common stock; a “non-U.S. holder” is a beneficial owner of Halliburton common stock that is not a U.S. holder (and is not treated as a partnership for U.S. federal income tax purposes). Non-U.S. individuals and corporations that are subject to U.S. federal income tax on a net income basis in respect of Halliburton common stock (e.g., because they hold Halliburton common stock in connection with a U.S. trade or business or a U.S. permanent establishment) are treated as U.S. holders for purposes of this summary. The term “holder” refers to both U.S. holders and non-U.S. holders.

This summary does not address all of the tax considerations that may be relevant to a holder of Halliburton common stock. In particular, we do not address:

•	the U.S. federal income tax consequences applicable to a shareholder of Halliburton that is treated as a partnership for U.S. federal income tax purposes;

•	the U.S. federal income tax consequences applicable to shareholders in, or partners, members, or beneficiaries of, an entity that holds Halliburton common stock;

•	the tax basis issues with respect to holders of shares of Halliburton common stock who have blocks of such common stock with different per share tax bases;

•	the possible application of the “branch profits” tax to U.S. holders that are non-U.S. corporations;

•	the U.S. federal estate, gift, or alternative minimum tax consequences of the exchange offer and any subsequent spin-off;

•	the tax considerations relevant to U.S. holders whose functional currency is not the U.S. dollar;

•	the tax considerations relevant to holders of Halliburton employee stock options or other compensatory awards; or

•	any state, local, or foreign tax consequences of the exchange offer and any subsequent spin-off.

This summary is based on laws, regulations, rulings, interpretations, and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. It is not intended to be tax advice.

You should consult your own tax advisor as to all of the tax consequences of the exchange offer and any subsequent spin-off to you in the light of your own particular circumstances, including the consequences arising under state, local, and foreign tax laws, as well as possible changes in tax laws that may affect the tax consequences described in this Prospectus — Offer to Exchange.

General

Halliburton has received an opinion of counsel from Baker Botts L.L.P. confirming that the exchange offer and any subsequent spin-off, except with respect to any cash received in lieu of a fractional share of KBR common stock, will qualify as transactions that are tax-free under Section 355 of the Internal Revenue Code of 1986, as amended. The opinion of Baker Botts L.L.P. is based on certain factual representations, covenants and assumptions. Halliburton will not be able to rely on the opinion if any factual representations made to counsel are incorrect or untrue or any covenants are not complied with. Neither KBR nor Halliburton is aware of any facts or circumstances that would cause any such representations to be incorrect or untrue or to prevent compliance with any such covenant.

Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, based on the opinion of Baker Botts L.L.P. described above:

•	no gain or loss will be recognized by, and no amount will be includible in the income of, Halliburton as a result of the exchange offer and any subsequent spin-off;

•	no gain or loss will be recognized by, and no amount will be includible in the income of, a U.S. holder solely as a result of the receipt of KBR common stock in the exchange offer and any subsequent spin-off;

•	a non-U.S. holder will not be subject to any U.S. federal gross income or withholding tax solely as a result of the receipt of KBR common stock in the exchange offer and any subsequent spin-off;

•	the holding period for KBR common stock received in the exchange offer will include the period during which the Halliburton common stock exchanged therefor was held;

•	the holding period for KBR common stock received in any spin-off will include the holding period for the Halliburton common stock with respect to which the KBR common stock is distributed;

•	a holder’s tax basis in any KBR common stock received in the exchange offer (including any fractional interest in KBR common stock to which the holder may be entitled) will be the same as the aggregate basis of the holder’s Halliburton common stock exchanged therefor; and

•	the tax basis of Halliburton common stock with respect to which KBR common stock is distributed in any spin-off will be apportioned between such shares of Halliburton common stock and the shares of KBR common stock received in respect thereof, based on the relative fair market values of the two stocks at the time of the spin-off.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service or any court. If, on audit, the Internal Revenue Service held the exchange offer and any subsequent spin-off to be taxable, the above consequences would not apply and both Halliburton and its stockholders could be subject to tax. If the exchange offer and any subsequent spin-off were taxable to Halliburton and its shareholders, then:

•	Halliburton would recognize a gain equal to the excess of the fair market value of the KBR common stock held by it immediately before the completion of the exchange offer and any subsequent spin-off over Halliburton’s tax basis therein;

•	the exchange of Halliburton common stock in the exchange offer would be a taxable exchange, and either (i) each holder that participated in the exchange offer would recognize a capital gain or loss equal to the difference between the fair market value of the shares of KBR common stock received and the holder’s tax basis in the Halliburton common stock exchanged therefor; or (ii) in certain circumstances (including where a holder increased its percentage of Halliburton common stock (directly and by attribution) as a result of the exchange offer), a taxable distribution equal to the fair market value of the shares of KBR common stock received would result and would be taxed as discussed in the following bullet point;

•	each holder that received shares of KBR common stock in any spin-off would be treated as if the holder received a taxable distribution equal to the fair market value of the shares of KBR common stock received, which would be taxed (i) as a dividend to the extent of the holder’s pro rata share of Halliburton’s current and accumulated earnings and profits (including the gain to Halliburton described above), then (ii) as a non-taxable return of capital to the extent of the holder’s tax basis in the Halliburton common stock with respect to which the distribution was made, and finally (iii) as capital gain with respect to the remaining value;

•	an individual U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to the portion of the exchange offer and any subsequent spin-off that was treated as a dividend or capital gain, subject to exceptions for certain short term and hedged positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates;

•	a non-U.S. holder would generally be subject to U.S. federal gross income tax with respect to the portion of the exchange offer and any subsequent spin-off that was treated as a dividend, at a rate of 30% or such lower rate as may be provided for in an applicable income tax treaty;

•	a non-U.S. holder would generally not be subject to U.S. federal income tax with respect to the portion of the exchange offer and any subsequent spin-off that was treated as a capital gain, unless the non-U.S. holder was an individual who was present in the United States for 183 days or more in the taxable year of the exchange offer and any subsequent spin-off and certain other conditions were met; and

•	a holder would generally not be subject to U.S. federal income tax with respect to the portion of any spin-off that was treated as a return of capital, although its tax basis in its Halliburton common stock would be thereby reduced.

Cash in Lieu of Fractional Shares

Fractional shares of KBR common stock will not be distributed in the exchange offer and any subsequent spin-off. The exchange agent, acting as agent for Halliburton’s stockholders otherwise entitled to receive fractional shares of KBR common stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of these stockholders. Any proceeds that the exchange agent realizes from that sale will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with the stockholder’s fractional interest in the aggregate number of shares sold. A holder that receives cash in lieu of a fractional share of KBR common stock as a part of the exchange offer and any subsequent spin-off will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share determined as described under “General,” above. An individual U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to such a capital gain, assuming that the U.S. holder had held all of its Halliburton common stock for more than one year. A non-U.S. holder would generally not be subject to U.S. federal income tax with respect to such a capital gain, unless the non-U.S. holder were an individual who was present in the United States for 183 days or more in the taxable year of the exchange offer and any subsequent spin-off and certain other conditions were met.

Backup Withholding

Payments of cash in lieu of a fractional share of KBR common stock made in connection with the exchange offer and any subsequent spin-off may, under certain circumstances, be subject to “backup withholding,” unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and non-U.S. holders will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is supplied to the Internal Revenue Service.

Information Reporting

Current Treasury regulations require certain “significant distributees” who receive KBR common stock pursuant to the exchange offer and any subsequent spin-off to attach to their U.S. federal income tax returns for the year in which the exchange offer and any subsequent spin-off occurs a statement setting forth certain information with respect to the transaction, including (i) the employer identification number for Halliburton, which is 75-2677995; and (ii) the employer identification number for KBR, which is 20-4536774. You should consult your own tax advisor to determine whether you are a “significant distributee” required to provide the foregoing statement.

DESCRIPTION OF CAPITAL STOCK OF KBR

General

The following descriptions are summaries of material terms of KBR’s common stock, preferred stock, certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this Prospectus-Offer to Exchange is a part.

KBR’s authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of February 28, 2007, there were 167,643,000 shares of KBR common stock and 0 shares of KBR preferred stock outstanding.

KBR’s common stock is listed on the New York Stock Exchange under the symbol “KBR.”

KBR has agreed in the master separation agreement that it will not, without Halliburton’s prior consent, issue any stock, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for KBR’s stock, if such issuance would cause Halliburton to fail to control KBR within the meaning of Section 368(c) of the Internal Revenue Code, cause Halliburton to fail to satisfy the stock ownership requirements of Section 1504(a)(2) of the Internal Revenue Code with respect to KBR, or cause a change of control under the provisions of Section 355(e) of the Internal Revenue Code. For a description of this and other rights and obligations KBR has agreed with Halliburton concerning its capital stock, please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement.”

Common Stock

Each share of KBR common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any future outstanding preferred stock, the holders of common stock are entitled to dividends when, as, and if declared by the board of directors out of funds legally available for that purpose. If KBR is liquidated, dissolved or wound up, the holders of then outstanding KBR common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of KBR’s liabilities and of the prior rights of any then outstanding series of KBR preferred stock. Except for the subscription right granted to Halliburton under the master separation agreement and described under “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Corporate Governance,” KBR common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the KBR common stock. All outstanding shares of KBR common stock are fully paid and nonassessable.

Preferred Stock

General

KBR’s board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including any of the following:

•	dividend rates;

•	whether dividends will be cumulative or non-cumulative;

•	redemption rights;

•	liquidation rights;

•	sinking fund provisions;

•	conversion or exchange rights;

•	voting rights; and

•	any other designations, powers, preferences or rights of any such series of preferred stock.

The issuance of preferred stock, while providing KBR with flexibility in connection with possible acquisitions and other transactions, could adversely affect the voting power of holders of KBR common stock. It could also affect the likelihood that holders of KBR common stock will receive dividend payments and payments upon liquidation. KBR has no present plans to issue any preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of KBR. For example, if, in the exercise of its fiduciary obligations, KBR’s board of directors were to determine that a takeover proposal was not in the best interest of KBR’s stockholders, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of this series to prevent a change of control transaction or make it more difficult. Alternatively, a change of control transaction deemed by the board to be in the best interest of KBR’s stockholders could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

The subscription right granted to Halliburton under the master separation agreement and described under “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Corporate Governance” would include preferred stock.

Charter and Bylaw Provisions

The exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner that will trigger the provisions in KBR’s certificate of incorporation and bylaws described below which become effective at such time Halliburton ceases to beneficially own, directly or indirectly, stock representing at least a majority of KBR’s outstanding voting stock (the “Trigger Date”).

Election and Removal of Directors

KBR’s board of directors may be comprised of between one and fifteen directors. The number of members of the KBR board of directors may be fixed from time to time by resolution of the board and is currently seven. As part of the completion of the separation of KBR from Halliburton, each of Messrs. Albert O. Cornelison, Jr., C. Christopher Gaut, Andrew R. Lane and Mark A. McCollum, each of whom is an executive officer of Halliburton, are expected to resign from the board of directors of KBR. Effective on the Trigger Date, KBR’s directors will be divided into three classes serving staggered three-year terms. The initial determination of the directors who will comprise each of the three classes of directors will be made by KBR’s board of directors, as provided in KBR’s certificate of incorporation. Thereafter, at each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.

Electing and removing directors on a staggered basis may discourage a third party from making a tender offer or otherwise attempting to obtain control of KBR, because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, effective upon the Trigger Date, no director may be removed except for cause, and directors may be removed for cause only by an affirmative vote of shares representing a majority of the votes then entitled to be cast by the holders of KBR’s voting stock voting together as a single class.

Any vacancy occurring on the board of directors and any newly created directorship may only be filled by the affirmative vote of a majority of the remaining directors in office.

The master separation agreement provides Halliburton with continuing rights to nominate board and committee members for so long as Halliburton holds at least 15% of KBR’s common stock. Please read “Agreements Between Halliburton and KBR and Other Related Party Transactions — Master Separation Agreement — Corporate Governance.”

Stockholder Meetings

KBR’s certificate of incorporation and bylaws provide that after the Trigger Date, special meetings of KBR’s stockholders may be called only by the chairman of KBR’s board of directors, KBR’s president and chief executive officer or a majority of KBR’s directors. In addition, until the Trigger Date, stockholders representing in the aggregate at least a majority of the voting power of KBR’s then outstanding shares of capital stock have the right to call a special meeting. The contemplated exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner such that this provision will no longer be effective. KBR’s certificate of incorporation and KBR’s bylaws specifically deny any power of any other person to call a special meeting.

Stockholder Action by Written Consent

Prior to the Trigger Date, KBR stockholders are entitled to act by written consent without a meeting or notice and, therefore, Halliburton is currently able to take action requiring approval of KBR’s stockholders by written consent and without the affirmative vote of its other stockholders. Effective upon the Trigger Date, KBR stockholders will not be able to act by written consent without a meeting.

Amendment of KBR’s Certificate of Incorporation

The affirmative vote of holders of at least a majority of KBR’s outstanding voting stock is required to amend provisions of KBR’s certificate of incorporation.

Amendment of KBR’s Bylaws

KBR’s bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

•	the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose; or

•	the affirmative vote of at least a majority of KBR’s outstanding voting stock present in person or by proxy and entitled to vote thereon.

Other Limitations on Stockholder Actions

KBR’s bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in KBR’s bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a KBR stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to KBR’s corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons; and

•	the number of shares such persons beneficially own.

To be timely, a KBR stockholder must generally deliver notice:

•	in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting has changed by more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by KBR not earlier than the close of business on the 120th day prior to the annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which KBR first publicly announces the date of the annual meeting; or

•	in connection with the election of a director at a special meeting of stockholders, not earlier than 120 days prior to the date of the special meeting and not later than the close of business on the 90th day prior to the date of the special meeting or the 10th day following the day on which a notice of the date of the special meeting was publicly announced.

These notice requirements shall be deemed to be satisfied if the stockholder has notified KBR of the stockholder’s intention to present a proposal at any annual meeting in compliance with applicable rules promulgated under the Exchange Act and the stockholder proposal has been included in KBR’s proxy statement.

For purposes of the first annual meeting of stockholders following KBR’s initial public offering, the first anniversary date of the preceding year’s annual meeting shall be deemed to be May 1, 2007.

In order to submit a nomination for KBR’s board of directors, a stockholder must also submit any information with respect to the nominee that KBR would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by KBR’s stockholders.

Limitation on Liability of Directors

KBR’s certificate of incorporation provides that no director will be personally liable to KBR or its stockholders for monetary damages for breach of fiduciary duties as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law provides that liability may not be so limited for the following:

•	any breach of the director’s duty of loyalty to KBR or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

KBR’s bylaws provide that, to the fullest extent permitted by law, KBR will indemnify any officer or director of KBR against all damages, claims and liabilities arising out of the fact that the person is or was KBR’s director or officer, or served any other enterprise at KBR’s request as a director, officer, employee, agent or fiduciary. KBR will reimburse the expenses of the indemnified person, including attorneys’ fees, incurred by a person indemnified by this provision when KBR receives an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by KBR. Amending this provision will not reduce KBR’s indemnification obligations relating to actions taken before an amendment. In addition to these provisions in KBR’s certificate of incorporation and bylaws and under Delaware law, KBR’s directors and officers are covered by directors and officers insurance.

Anti-Takeover Effects of Some Provisions

Some provisions of KBR’s certificate of incorporation and bylaws described above under “— Election and Removal of Directors,” “— Stockholder Meetings,” “— Stockholder Action by Written Consent,” and “— Other Limitations on Stockholder Actions” could make the following more difficult:

•	acquisition of control of KBR by means of a proxy contest or otherwise; or

•	removal of KBR’s incumbent officers and directors.

These provisions, as well as KBR’s ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of KBR to first negotiate with KBR’s board of directors. KBR believes that the benefits of increased protection give KBR the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure KBR, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. However, it is possible that these provisions could make it more difficult to accomplish transactions which KBR’s stockholders may otherwise deem to be in their best interests.

Transactions and Corporate Opportunities

KBR’s certificate of incorporation includes provisions that regulate and define the conduct of specified aspects of the business and affairs of KBR. These provisions serve to determine and delineate the respective rights and duties of KBR and some of KBR’s directors and officers, and the rights of Halliburton, in anticipation of the following:

•	directors, officers and/or employees of Halliburton serving as KBR’s directors and/or officers;

•	Halliburton engaging in lines of business that are the same as, or similar to, KBR’s lines of business;

•	Halliburton having an interest in the same, similar or related areas of corporate opportunity as KBR has; and

•	KBR and Halliburton engaging in material business transactions, including transactions pursuant to the various agreements related to KBR’s separation from Halliburton described elsewhere in this Prospectus-Offer to Exchange.

KBR may enter into agreements with Halliburton to engage in any transaction. KBR may also enter into agreements with Halliburton to compete or not to compete with each other, including agreements to allocate, or to cause KBR and its respective directors, officers and employees to allocate, opportunities between Halliburton and KBR. KBR’s certificate of incorporation provides that no such agreement will be considered contrary to any fiduciary duty of Halliburton, as a controlling or significant stockholder of KBR, or of a director, officer or employee of KBR or Halliburton, if any of the following conditions are satisfied:

•	the agreement was entered into before KBR ceased to be a wholly owned subsidiary of Halliburton and continued in effect after this time,

•	the agreement or transaction was approved, after being made aware of the material facts as to the agreement or transaction, by:

•	KBR’s board, by affirmative vote of a majority of directors who are not interested persons,

•	a committee of KBR’s board consisting of members who are not interested persons, by affirmative vote of a majority of those members, or

•	one or more of KBR’s officers or employees who is not an interested person and who was authorized by KBR’s board or a board committee as specified above or, in the case of an employee, to whom authority has been delegated by an officer to whom the authority to approve such an action has been so delegated,

•	the agreement or transaction was fair to KBR as of the time it was entered into, or

•	the agreement or transaction was approved by the affirmative vote of a majority of the shares of capital stock entitled to vote and which do vote on the agreement or transaction, excluding Halliburton and any interested person in respect of such agreement or transaction.

Under KBR’s certificate of incorporation, neither Halliburton nor any of KBR’s directors, officers or employees who are also directors, officers or employees of Halliburton are under any fiduciary duty to KBR to refrain from acting on KBR’s behalf or on behalf of Halliburton in respect of any such agreement or transaction. These provisions are generally subject to the corporate opportunity obligations described below with which Halliburton and KBR’s officers and directors who are also Halliburton’s directors, officers or employees must comply.

Section 122(17) of the Delaware General Corporation Law provides that a Delaware corporation has the power to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or to its officers, directors or stockholders. KBR’s certificate of incorporation provides that, to the fullest extent permitted by applicable law, KBR will not have any right, interest or expectancy with respect to any particular investment or activity that, in each case, is not a “restricted opportunity,” that is undertaken by Halliburton, or any affiliated company or successor of Halliburton, or any director, officer, or employee of such persons. Similarly, KBR’s certificate of incorporation provides that, to the fullest extent permitted by applicable law, Halliburton, or any affiliated company or successor of Halliburton, or any director, officer or employee of such persons shall have no obligation to refrain from competing against KBR except for “restricted opportunities.” “Restricted opportunity” is defined in KBR’s certificate of incorporation to mean a transaction, matter or opportunity offered to a director, officer or employee of Halliburton in writing solely and expressly by virtue of such person being KBR’s director, officer or employee. Halliburton agreed in the master separation agreement to renounce, to the fullest extent permitted by applicable law, any and all rights it may have with respect to each investment, commercial activity or other opportunity that is a “restricted opportunity” until Halliburton first ceases to beneficially own at least 20% or more of KBR’s outstanding voting stock.

The provisions of KBR’s certificate of incorporation summarized above in “— Transactions and Corporate Opportunities” will have no further effect when Halliburton first ceases to beneficially own 20% or more of KBR’s outstanding voting stock. The contemplated exchange offer, either alone or together with any subsequent spin-off, will reduce Halliburton’s ownership interest in KBR in a manner such that this provision will no longer be effective. However, provisions with respect to (i) any contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) between KBR and Halliburton that was entered into before such time or any transaction entered into in the performance of any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof), whether entered into before or after such time or (ii) any transaction entered into between KBR and Halliburton or the allocation of any opportunity between KBR and Halliburton before such time, will continue to be effective.

By becoming a stockholder in KBR’s company, you will be deemed to have notice of and consented to these provisions of KBR’s certificate of incorporation.

Delaware Business Combination Statute

Effective immediately after such time that no person or group is the beneficial owner of a majority of KBR’s outstanding voting stock, KBR will become subject to Section 203 of the Delaware General Corporation Law. Accordingly, KBR will become subject to Section 203 of the Delaware General Corporation Law after the contemplated exchange offer and any subsequent spin-off.

Section 203 provides that, subject to specified exceptions, an interested stockholder of a Delaware corporation is not permitted to engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that stockholder became an interested stockholder, unless one of the following conditions is met:

•	prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, “interested stockholder” means:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Once KBR becomes subject to Section 203, it may be more difficult for a person who is an interested stockholder to effect various business combinations with KBR for the applicable three-year period. Section 203, when it becomes applicable, also may have the effect of preventing changes in KBR’s management. It is possible that Section 203, when it becomes applicable, could make it more difficult to accomplish transactions which KBR’s stockholders may otherwise deem to be in their best interests. The provisions of Section 203, when it becomes applicable, may cause persons interested in acquiring KBR to negotiate in advance with KBR’s board of directors. Because KBR is not currently subject to Section 203, Halliburton, as a significant stockholder, may find it easier to sell its interest to a third party because Section 203 would not apply to the third party.

Transfer Agent and Registrar

The transfer agent and registrar for KBR’s common stock is Mellon Investor Services LLC.

COMPARISON OF STOCKHOLDER RIGHTS

Upon completion of the exchange offer, Halliburton stockholders who exchange their shares of Halliburton common stock for shares of KBR common stock will become stockholders of KBR. These stockholders’ rights will continue to be governed by Delaware law and will be governed by KBR’s certificate of incorporation and bylaws. Because Halliburton and KBR are both organized under the laws of the State of Delaware, differences in the rights of a stockholder of Halliburton from those of a stockholder of KBR arise principally from provisions of the certificate of incorporation and bylaws of each of Halliburton and KBR.

The following is a summary of certain important differences between KBR’s certificate of incorporation and bylaws and Halliburton’s certificate of incorporation and by-laws.

This summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. The certificate of incorporation and bylaws of Halliburton and KBR, which you should read, have been filed with the SEC. To find out where you can get copies of these documents, please read “Where You Can Find More Information About Halliburton and KBR.”

Authorized Capital Structure and Liquidation Rights of
KBR and Halliburton
(As of December 31, 2006)

			Liquidation
Class of Security	Authorized	Issued	Preference

KBR:
KBR common stock, par value $0.001 per share	300,000,000	167,643,000	None
KBR preferred stock, par value $0.001 per share	50,000,000	—	Not applicable
Halliburton:
Halliburton common stock, par value $2.50 per share	2,000,000,000	1,060,000,000	None
Halliburton preferred stock, no par value per share	5,000,000	—	Not applicable

Stockholder Rights	KBR	Halliburton

Dividend Policy	KBR has no legal or contractual obligation to pay dividends. KBR does not anticipate paying any dividends in the foreseeable future. Please read “Market Prices and Dividend Information — KBR Common Stock.”	Halliburton has no legal or contractual obligation to pay dividends. Halliburton has paid cash dividends on its common stock in the amounts of $0.30, $0.25, $0.25, $0.25 and $0.25 per share in 2006, 2005, 2004, 2003 and 2002, respectively. Further dividends will be considered after reviewing future earnings, general financial condition and liquidity, success in business activities, capital requirements and general business conditions, and will be declared at the discretion of Halliburton’s board of directors. Please read “Market Prices and Dividend Information — Halliburton Common Stock.”

Stockholder Rights	KBR	Halliburton

Voting, Generally	KBR common stock • One vote per share. • Plurality vote for directors. Majority vote for most other matters.	Halliburton common stock • One vote per share. • Majority vote for directors, except that directors will be elected by plurality vote in a contested election. Majority vote for most other matters.
Stockholder Action by Written Consent
Prior to the date that Halliburton ceases to own at least a majority of the KBR voting stock (the “Trigger Date”), Halliburton will be able to take action requiring approval of KBR stockholders by written consent and without the affirmative vote of KBR’s other stockholders.

Effective upon the Trigger Date, KBR stockholders will not be able to act by written consent without a meeting.
Halliburton stockholders may not act by written consent without a meeting.
Number of Directors and Size of Board	KBR’s board of directors may be comprised of between one and fifteen directors. KBR’s board of directors is currently set at seven members pursuant to the terms of the master separation agreement, but the number of directors may be fixed from time to time by resolution of the board of directors within the parameters set by the KBR certificate of incorporation.	Halliburton’s board of directors may be comprised of between eight and twenty directors. Halliburton’s board of directors is currently set at twelve members, but the number of directors may be fixed from time to time by resolution of the board of directors or by the stockholders at an annual meeting within the parameters set by the Halliburton certificate of incorporation.
Term of Directors
Prior to the Trigger Date, KBR directors serve for one-year terms.

Effective upon the Trigger Date, KBR directors will be divided into three classes, each having three-year terms that expire in successive years.
Halliburton directors serve for one-year terms.
Removal of Directors
Prior to the Trigger Date, KBR directors may be removed with or without cause by the affirmative vote of a majority of votes then entitled to be cast by the holders of KBR voting stock voting together as a single class.

Effective upon the Trigger Date, KBR directors may be removed only for cause by the affirmative vote of a majority of votes then entitled to be cast by the holders of KBR voting stock, voting together as a single class.
Halliburton directors may be removed with or without cause by the affirmative vote of a majority of votes then entitled to be cast by the holders of Halliburton common stock at an election of directors.

Stockholder Rights	KBR	Halliburton

Vacancies	Vacancies are filled by the affirmative vote of the majority of directors then in office, even if less than a quorum is present.	Vacancies are filled by the affirmative vote of the majority of directors then in office, even if less than a quorum is present.
Advance Notice Procedures for Stockholder Proposals
In general, a stockholder wishing to bring a proposal at an annual meeting of KBR stockholders must notify KBR in writing not less than 90 or more than 120 days prior to the anniversary of the previous year’s annual meeting. In the event that the date of the annual meeting has changed by more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder must notify KBR in writing not less than 90 or more than 120 days prior to the date of such annual meeting or within 10 days of the public announcement of the date of the annual meeting. A stockholder wishing to bring a proposal in connection with the election of a director at a special meeting of stockholders must notify KBR in writing not less than 90 or more than 120 days prior to the date of the special meeting, or not later than the 10th day after the public announcement of the date of the special meeting.

This notice must contain specific information concerning the business or nomination to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal and any stockholders acting in concert therewith.

In general, a stockholder wishing to bring a proposal at an annual meeting of Halliburton stockholders must notify Halliburton in writing not less than 90 days prior to the anniversary of the previous year’s annual meeting.

A stockholder wishing to bring a proposal in connection with the election of a director at a special meeting of stockholders must notify Halliburton in writing within 10 days of the earlier to occur of the mailing of notice or public disclosure of the date of the special meeting.

This notice must contain specific information concerning the business or nomination to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal.

Stockholder Rights	KBR	Halliburton

Calling of Special Meeting of Stockholders
Prior to the Trigger Date, special meetings of KBR’s stockholders may only be called by holders stock representing in the aggregate a majority of the voting power of all then outstanding shares of capital stock of KBR generally entitled to vote in the election of directors, voting together as a single class, the chairman of the board, the president and chief executive officer or the board of directors.

Effective upon the Trigger Date, special meetings of KBR’s stockholders may only be called by the chairman of the board, the president and chief executive officer or the board of directors.
Special meetings of Halliburton’s stockholders may only be called by the chairman of the board, the chief executive officer, the president (if a director), the board of directors or by stockholders owning a majority of the voting stock issued and outstanding.
Amendments to Certificate of Incorporation and Bylaws
Amendments to provisions of KBR’s certificate of incorporation generally require the affirmative vote of the holders of at least a majority of the outstanding voting stock.

Amendments to the provisions of KBR’s bylaws require the affirmative vote of (i) the holders of at least a majority of the outstanding voting stock entitled to vote or (ii) a majority of the board of directors.

Generally, amendments to provisions of Halliburton’s certificate of incorporation may be made as provided in the Delaware General Corporation Law (the “DGCL”).

Amendments to Halliburton’s by-laws require the affirmative vote of (i) the holders of at least a majority of the outstanding voting stock present in person or by proxy at a meeting at which a quorum is constituted or (ii) a majority of the board of directors.

Business Combinations with Interested Parties
Prior to such time that any person or group ceases to be the beneficial owner of a majority of KBR’s outstanding voting stock, Section 203 of the DGCL (relating to business combinations with interested stockholders) will not apply to KBR.

Thereafter and regardless of whether any person or group subsequently becomes the beneficial owner of a majority of KBR’ s outstanding voting stock, Section 203 of the DGCL (relating to business combinations with interested stockholders) will apply to KBR.
Section 203 of the DGCL (relating to business combinations with interested stockholders) applies to Halliburton.

SHARES ELIGIBLE FOR FUTURE SALE

Shares of KBR common stock distributed to Halliburton’s stockholders pursuant to the exchange offer will be freely transferable, except for shares of KBR common stock received by persons who may be deemed to be “affiliates” of KBR under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with, KBR. The directors and principal executive officers of KBR, as well as any significant stockholders of KBR, will be affiliates. Affiliates of KBR may sell their shares of KBR common stock only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of KBR common stock offered hereby will be passed upon for Halliburton and KBR by Baker Botts L.L.P., Houston, Texas. Simpson Thacher & Bartlett LLP, New York, New York is representing the dealer managers.

EXPERTS

The consolidated financial statements and schedule of KBR, Inc. and subsidiaries at December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been included in this Prospectus — Offer to Exchange and the registration statement of which it forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to a change in method of accounting for stock based compensation plans as of January 1, 2006, and a change in method of accounting for defined benefit and other postretirement benefit plans as of December 31, 2006.

The combined balance sheet of Asia Pacific Transport Joint Venture Consortium (“the Consortium”) as of 30 June 2006, and the related combined income statement and statements of changes in equity and cash flows for the year then ended, have been included in this Prospectus - Offer to Exchange and the registration statement of which it forms a part in reliance on the report of KPMG, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. The audit report covering the 30 June 2006 combined financial statements refers to a change in method of accounting for financial instruments as of 1 July 2005 and contains an explanatory paragraph that the Company’s recurring losses from operations and net accumulated deficit raise substantial doubt about the Consortium’s ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements and schedule of Halliburton Company and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein and in the registration statement and managements’ assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to a change in method of accounting for stock based compensation plans and a change in method of accounting for defined benefit and other postretirement plans.

WHERE YOU CAN FIND MORE INFORMATION ABOUT HALLIBURTON AND KBR

Halliburton and KBR file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy statements and other information that Halliburton and KBR file electronically with the SEC. The address of that website is http://www.sec.gov.

Halliburton common stock and KBR common stock are both listed on the New York Stock Exchange. You may also inspect reports, proxy statements and other information about Halliburton and KBR at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

KBR has filed a registration statement on Form S-4 under the Securities Act, of which this Prospectus — Offer to Exchange forms a part, to register under the Securities Act of 1933, as amended, the shares of KBR common stock to be exchanged in the exchange offer to Halliburton stockholders whose shares of Halliburton common stock are accepted for exchange. Halliburton will file a Tender Offer Statement on Schedule TO with the SEC with respect to the exchange offer. This Prospectus — Offer to Exchange constitutes Halliburton’s offer to exchange, in addition to being a prospectus of KBR. This Prospectus — Offer to Exchange does not contain all the information set forth in the registration statement, the exhibits to the registration statement or Halliburton’s Schedule TO, selected portions of which are omitted from this Prospectus — Offer to Exchange in accordance with the rules and regulations of the SEC. For further information pertaining to Halliburton, KBR and Halliburton and KBR common stock, reference is made to the registration statement and its exhibits. Statements contained in this Prospectus — Offer to Exchange or in any document incorporated herein by reference as to the contents of any contract or other document referred to within this Prospectus — Offer to Exchange or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC.

The SEC allows certain information to be “incorporated by reference” into this Prospectus — Offer to Exchange by Halliburton, which means that Halliburton can disclose important information to you by referring you to another document it has separately filed with the SEC. The information incorporated by reference is deemed to be part of this Prospectus — Offer to Exchange. Any statement contained in a document incorporated in this document by reference will be deemed to be modified or superseded for the purposes of this Prospectus — Offer to Exchange to the extent that a statement contained in this document or any subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus — Offer to Exchange.

This Prospectus — Offer to Exchange incorporates by reference the documents set forth below that Halliburton has previously filed with the SEC. These documents contain important information about Halliburton, its business, financial condition and results of operations:

Halliburton SEC Filings

•	Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	Halliburton’s Current Reports on Form 8-K filed on February 20, 2007, March 2, 2007, March 6, 2007 and March 20, 2007.

All documents filed by Halliburton pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus — Offer to Exchange to the date that this exchange offer is terminated shall also be deemed to be incorporated into this Prospectus — Offer to Exchange by reference.

Documents incorporated by reference are available without charge, upon written or oral request to the information agent, Georgeson Inc., located at 17 State Street, New York, New York 10004 at

1-866-313-3046 (toll-free in the United States), 1-212-805-7144 (elsewhere) or 1-212-440-9800 (banks and brokers). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.

If you request any incorporated documents, the information agent will mail them to you within one business day after receiving your request.

Halliburton and KBR have not authorized anyone to give any information or make any representation about the exchange offer that is different from, or in addition to, that contained in this Prospectus — Offer to Exchange or in any of the materials that has been incorporated by reference into this Prospectus — Offer to Exchange. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Indicative exchange ratios are available at www.KBRexchange.com by 4:30 p.m., New York City time, calculated as though that day were the expiration date of the exchange offer. The final exchange ratio will be available at www.KBRexchange.com by 4:30 p.m., New York City time, on the final day of the exchange offer period. On each of the valuation dates (when the per-share values of Halliburton common stock and KBR common stock are calculated for the purposes of determining the final exchange ratio for the exchange offer), the web page will provide indicative exchange ratios based on calculated per-share values of Halliburton common stock and KBR common stock which will equal, with respect to each stock, (i) on the first date, the actual intra-day VWAP during the elapsed portion of that valuation day; (ii) on the second valuation date, the VWAP for the first valuation date averaged with the actual intra-day VWAP during the elapsed portion of that valuation date; and (iii) on the third valuation date, the VWAP for the first and second valuation dates averaged with the actual intra-day VWAP during the elapsed portion of the third valuation date. During this period, the indicative exchange ratios and calculated per-share values will be updated on the website at 10:30 a.m., 1:30 p.m. and 4:30 p.m., New York City time, with the final exchange ratio available by 4:30 p.m., New York City time. The data used to derive the intra-day VWAP during the valuation period will reflect a 20-minute reporting delay.

The related financial statement schedules are included under Part II, Item 21(b) of this registration statement.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
KBR, Inc.:

We have audited the accompanying consolidated balance sheets of KBR, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KBR, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 3 and 22, respectively, to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation plans as of January 1, 2006, and its method of accounting for defined benefit and other post retirement plans as of December 31, 2006.

/s/  KPMG LLP

Houston, Texas
February 26, 2007

KBR, Inc.

Consolidated Statements of Operations

	Years Ended December 31
	2006	2005	2004
	(In millions, except for per share data)

Revenue:
Services	$9,626	$10,206	$11,960
Equity in earnings (losses) of unconsolidated affiliates, net	7	(60)	(54)

Total revenue	9,633	10,146	11,906

Operating costs and expenses:
Cost of services	9,285	9,716	12,171
General and administrative	108	85	92
Gain on sale of assets, net	(6)	(110)	—

Total operating costs and expenses	9,387	9,691	12,263

Operating income (loss)	246	455	(357)
Interest expense — related party	(36)	(24)	(15)
Interest income (expense), net	26	(4)	2
Foreign currency gains (losses), net — related party	—	3	(18)
Foreign currency gains (losses), net	(16)	4	5
Other, net	—	(1)	(2)

Income (loss) from continuing operations before income taxes and minority interest	220	433	(385)
Benefit (provision) for income taxes	(129)	(182)	96
Minority interest in net (income) loss of subsidiaries	(10)	(41)	(25)

Income (loss) from continuing operations	$81	$210	$(314)
Income from discontinued operations, net of tax provision of $(48), $(14) and $(6)	87	30	11

Net income (loss)	$168	$240	$(303)

Basic and diluted income (loss) per share:
Continuing operations	$0.58	$1.54	$(2.31)
Discontinued operations	0.62	0.22	0.08

Net income (loss)	$1.20	$1.76	$(2.23)

Basic and diluted weighted average shares outstanding	140	136	136

See accompanying notes to consolidated financial statements.

KBR, Inc.

Consolidated Balance Sheets

	December 31
	2006	2005
	(In millions except share data)

ASSETS
Current assets:
Cash and equivalents	$1,461	$394
Receivables:
Notes and accounts receivable (less allowance for bad debts of $57 and $51)	823	1,118
Unbilled receivables on uncompleted contracts	1,222	1,429

Total receivables	2,045	2,547
Deferred income taxes	120	99
Due from parent, net	—	121
Other current assets	272	209
Current assets related to discontinued operations	—	140

Total current assets	3,898	3,510
Property, plant, and equipment, net of accumulated depreciation of $360 and $305	492	444
Goodwill	289	285
Equity in and advances to related companies	289	277
Noncurrent deferred income taxes	188	124
Unbilled receivables on uncompleted contracts	194	195
Other assets	57	280
Noncurrent assets related to discontinued operations	—	67

Total assets	$5,407	$5,182

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,276	$1,444
Due to parent, net	152	—
Advance billings on uncompleted contracts	903	657
Reserve for estimated losses on uncompleted contracts	184	43
Current portion of employee compensation and benefits	269	255
Current maturities of long-term debt	18	16
Other current liabilities	181	96
Current liabilities related to discontinued operations	—	55

Total current liabilities	2,983	2,566
Note payable to parent	—	774
Employee compensation and benefits	412	268
Long-term debt	2	18
Other liabilities	155	121
Noncurrent liabilities related to discontinued operations	—	10
Noncurrent deferred tax liability	33	26

Total liabilities	3,585	3,783

Minority interest in consolidated subsidiaries	35	143

Shareholders’ equity and accumulated other comprehensive loss:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized, 167,643,000 issued and outstanding	—	—
Paid-in capital in excess of par	2,051	—
Member’s equity	—	1,384
Accumulated other comprehensive loss	(291)	(128)
Retained earnings	27	—

Total shareholders’ equity and accumulated other comprehensive loss	1,787	1,256

Total liabilities, minority interest and shareholders’ equity and accumulated other comprehensive loss	$5,407	$5,182

See accompanying notes to consolidated financial statements.

KBR, Inc.

Consolidated Statements of Shareholders’ Equity

	December 31
	2006	2005	2004
	(In millions)

Balance at January 1,	$1,256	$812	$944
Net proceeds from initial public offering	511	—	—
Stock-based compensation	1	—	—
Contributions from parent and other activities	15	300	—
Adoption of SFAS No. 158	(152)	—	—
Settlement of taxes with parent	(1)	22	37

Comprehensive income (loss):
Net income (loss)	168	240	(303)
Other comprehensive income (loss), net of tax (provision):
Cumulative translation adjustments	31	(46)	32
Pension liability adjustments, net of taxes of $(24), $(19) and $41	(57)	(44)	97
Other comprehensive gains (losses) on derivatives:
Unrealized gains (losses) on derivatives	19	(21)	39
Reclassification adjustments to net income (loss)	1	(21)	(26)
Income tax benefit (provision) on derivatives	(5)	14	(8)

Total comprehensive income (loss)	157	122	(169)

Balance at December 31,	$1,787	$1,256	$812

See accompanying notes to consolidated financial statements.

KBR, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31
	2006	2005	2004
	(In millions)

Cash flows from operating activities:
Net income (loss)	$168	$240	$(303)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	47	56	52
Distributions from (to) related companies, net of equity in earnings (losses)	(41)	40	1
Deferred income taxes	12	3	26
Gain on sale of assets, net	(126)	(110)	—
Impairment of equity method investments	68	—	—
Other	48	(18)	68
Changes in operating assets and liabilities:
Receivables	281	203	(101)
Unbilled receivables on uncompleted contracts	232	272	(50)
Accounts payable	(187)	(420)	450
Advance billings on uncompleted contracts	209	120	(175)
Accrued employee compensation and benefits	19	125	(1)
Reserve for loss on uncompleted contracts	140	(93)	(88)
Other assets	(38)	(35)	26
Other liabilities	99	144	34

Total cash flows provided by (used in) operating activities	931	527	(61)

Cash flows from investing activities:
Capital expenditures	(57)	(76)	(74)
Sales of property, plant and equipment	6	26	14
Dispositions (acquisitions) of businesses, net of cash	276	87	(22)
Other investing activities	—	(17)	(3)

Total cash flows provided by (used in) investing activities	225	20	(85)

Cash flows from financing activities:
Payments to related party, net	(629)	(350)	(42)
Net repayments of short-term borrowings	(2)	—	—
Proceeds from long-term borrowings	8	—	—
Payments on long-term borrowings	(25)	(21)	(19)
Net proceeds from issuance of stock	512	—	—
Other financing activities	(3)	(4)	(22)

Total cash flows used in financing activities	(139)	(375)	(83)

Effect of exchange rate changes on cash	50	(12)	24

Increase (decrease) in cash and cash equivalents	1,067	160	(205)
Cash and equivalents at beginning of period	394	234	439

Cash and equivalents at end of period	$1,461	$394	$234

Supplemental disclosure of cash flow information:
Cash payments during the year for:
Interest paid to third party	$11	$12	$8
Income taxes	$57	$79	$44
Noncash financing activities
Contribution from parent and other activities	$15	$300	$—

See accompanying notes to consolidated financial statements.

KBR, Inc.

Notes to Consolidated Financial Statements

Note 1.	Description of KBR Holdings, LLC Business

KBR, Inc., KBR Holdings, LLC and its subsidiaries (collectively, KBR) is an indirect 81% owned subsidiary of Halliburton Company (“Halliburton”) and a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. We offer our wide range of services through our two business segments, Energy and Chemicals (“E&C”) and Government and Infrastructure (“G&I”).

Energy and Chemicals.  Our E&C segment designs and constructs energy and petrochemical projects, including large, technically complex projects in remote locations around the world. Our expertise includes onshore oil and gas production facilities, offshore oil and gas production facilities, including platforms, floating production and subsea facilities (which we refer to collectively as our offshore projects), onshore and offshore pipelines, liquefied natural gas (“LNG”) and gas-to-liquids (“GTL”) gas monetization facilities (which we refer to collectively as our gas monetization projects), refineries, petrochemical plants and synthesis gas (“Syngas”). We provide a wide range of Engineering Procurement Construction Commissioning Start-up (“EPC-CS”) services, as well as program and project management, consulting and technology services.

Government and Infrastructure.  Our G&I segment delivers on-demand support services across the full military mission cycle from contingency logistics and field support to operations and maintenance on military bases. In the civil infrastructure market, we operate in diverse sectors, including transportation, waste and water treatment, and facilities maintenance. We provide program and project management, contingency logistics, operations and maintenance, construction management, engineering, and other services to military and civilian branches of governments and private customers worldwide. A significant portion of our G&I segment’s current operations relate to the support of United States government operations in the Middle East, which we refer to as our Middle East operations. We are also the majority owner of Devonport Management Limited (“DML”), which owns and operates Devonport Royal Dockyard, one of Western Europe’s largest naval dockyard complexes. Our DML shipyard operations are primarily engaged in refueling nuclear submarines and performing maintenance on surface vessels for the U.K. Ministry of Defence as well as limited commercial projects.

Note 2.	Background and Basis of Presentation

KBR, Inc., a Delaware corporation, was formed on March 21, 2006 as an indirect, wholly owned subsidiary of Halliburton. KBR, Inc. was formed to own and operate KBR Holdings, LLC (“KBR Holdings”). At inception, KBR, Inc. issued 1,000 shares of common stock for $1 to Halliburton. On October 27, 2006, KBR effected a 135,627-for-one split of its common stock. In connection with the stock split, the certificate of incorporation was amended and restated to increase the number of authorized shares of common stock from 1,000 to 300,000,000 and to authorize 50,000,000 shares of preferred stock with a par value of $0.001 per share. All share data of the company has been adjusted to reflect the stock split.

In November 2006, KBR, Inc. completed an initial public offering of 32,016,000 shares of its common stock (the “Offering”) at $17.00 per share. The Company received net proceeds of $511 million from the Offering after underwriting discounts and commissions. Halliburton currently owns 135,627,000 shares, or 81%, of the outstanding common stock of KBR, Inc. Simultaneous with the Offering, Halliburton contributed 100% of the common stock of KBR Holdings, LLC to KBR, Inc. KBR had no operations from the date of its formation to the date of the contribution of KBR Holdings.

In connection with the Offering, we entered into various agreements to complete the separation of our business from Halliburton, including, among others, a master separation agreement, transition services agreements and a tax sharing agreement. Pursuant to our master separation agreement, we have agreed to indemnify Halliburton for, among other matters, all past, present and future liabilities related to our business and operations. We have also agreed to indemnify Halliburton for liabilities under various outstanding and

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

certain additional credit support instruments relating to our businesses and for liabilities under litigation matters related to our business. Halliburton has agreed to indemnify us for, among other things, liabilities unrelated to our business, for certain other agreed matters relating to the FCPA investigations and the Barracuda-Caratinga project and for other litigation matters related to Halliburton’s business.

The tax sharing agreement provides for certain allocations of U.S. income tax liabilities and other agreements between us and Halliburton with respect to tax matters. The services to be provided under the transition services agreement between Halliburton and KBR are substantially the same as the services historically provided. Similarly, the related costs of such services will be substantially the same as the costs incurred and recorded in our historical financial statements. Further, the tax sharing agreement contains substantially the same tax sharing provisions as included in our previous tax sharing agreements.

Under the transition services agreements, Halliburton is expected to continue providing various interim corporate support services to us and we will continue to provide interim corporate support services to Halliburton.

On February 26, 2007, Halliburton’s board of directors approved a plan under which Halliburton will dispose of its remaining interest in KBR through a tax-free exchange with Halliburton’s stockholders pursuant to an exchange offer and, following the completion or termination of the exchange offer, a special pro-rata dividend distribution of any and all of Halliburton’s remaining KBR shares. The exchange offer and any subsequent spin-off will complete the separation of KBR from Halliburton and will result in two independent companies.

Effective June 30, 2005 for accounting purposes, DII Industries, LLC (DII, a wholly owned Halliburton entity) created a newly formed, wholly owned subsidiary, KBR Holdings, LLC, with 100 shares of common stock and contributed to it KBR Group Holdings, LLC and Kellogg Brown & Root, Inc. Prior to such restructuring, KBR Group Holdings, LLC and Kellogg Brown & Root, Inc. were subsidiaries of DII whose ultimate parent is Halliburton. The transaction was accounted for using the historic cost basis of accounting. Accordingly, the financial statements for periods prior to December 31, 2005 are presented on a combined basis and include the historical operations of KBR Group Holdings, LLC, Kellogg Brown & Root LLC (formerly Kellogg Brown & Root, Inc.) and their subsidiaries. The financial statements as of December 31, 2006, represent the consolidated operations of KBR Holdings. The accompanying financial statements are hereinafter referred to as the Consolidated Financial Statements and include all engineering, construction and related services of KBR Group Holdings, LLC, Kellogg Brown & Root LLC and their subsidiaries.

Our consolidated financial statements include the accounts of majority-owned, controlled subsidiaries and variable interest entities where we are the primary beneficiary (see Note 20). The equity method is used to account for investments in affiliates in which we have the ability to exert significant influence over the affiliates’ operating and financial policies. The cost method is used when we do not have the ability to exert significant influence. All material intercompany accounts and transactions are eliminated.

Our revenue includes both equity in the earnings of unconsolidated affiliates as well as revenue from the sales of services into the joint ventures. We often participate on larger projects as a joint venture partner and also provide services to the venture as a subcontractor. The amount included in our revenue represents total project revenue, including equity in the earnings from joint ventures impairments of equity investments in joint ventures, if any, and revenue from services provided to joint ventures.

Our consolidated financial statements reflect all costs of doing business, including those incurred by Halliburton on KBR’s behalf. Such costs have been charged to KBR Inc. in accordance with Staff Accounting Bulletin (“SAB”) No. 55, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.”

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Note 3.	Significant Accounting Policies

Use of estimates

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States, requiring us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Ultimate results could differ from those estimates.

Revenue recognition

Engineering and construction contracts.  Revenue from contracts to provide construction, engineering, design, or similar services is reported on the percentage-of-completion method of accounting. Progress is generally based upon physical progress, man-hours, or costs incurred, depending on the type of job. Physical progress is determined as a combination of input and output measures as deemed appropriate by the circumstances. All known or anticipated losses on contracts are provided for when they become evident. Claims and change orders that are in the process of being negotiated with customers for extra work or changes in the scope of work are included in contract value when collection is deemed probable.

Accounting for government contracts.  Most of the services provided to the United States government are governed by cost-reimbursable contracts. Services under our LogCAP, RIO, PCO Oil South, and Balkans support contracts are examples of these types of arrangements. Generally, these contracts contain both a base fee (a fixed profit percentage applied to our actual costs to complete the work) and an award fee (a variable profit percentage applied to definitized costs, which is subject to our customer’s discretion and tied to the specific performance measures defined in the contract, such as adherence to schedule, health and safety, quality of work, responsiveness, cost performance and business management).

Revenue is recorded at the time services are performed, and such revenues include base fees, actual direct project costs incurred and an allocation of indirect costs. Indirect costs are applied using rates approved by our government customers. The general, administrative and overhead cost reimbursement rates are estimated periodically in accordance with government contract accounting regulations and may change based on actual costs incurred or based upon the volume of work performed. Revenue is reduced for our estimate of costs that either are in dispute with our customer or have been identified as potentially unallowable per the terms of the contract or the federal acquisition regulations.

Award fees are generally evaluated and granted periodically by our customer. For contracts entered into prior to June 30, 2003, all award fees are recognized during the term of the contract based on our estimate of amounts to be awarded. Once award fees are granted and task orders underlying the work are definitized, we adjust our estimate of award fees to actual amounts earned. Our estimates are often based on our past award experience for similar types of work.

For contracts containing multiple deliverables entered into subsequent to June 30, 2003 (such as PCO Oil South), we analyze each activity within the contract to ensure that we adhere to the separation guidelines of Emerging Issues Task Force Issue (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables,” and the revenue recognition guidelines of SAB No. 104, “Revenue Recognition.” For service-only contracts, and service elements of multiple deliverable arrangements, award fees are recognized only when definitized and awarded by the customer. Award fees on government construction contracts are recognized during the term of the contract based on our estimate of the amount of fees to be awarded.

Accounting for pre-contract costs

Pre-contract costs incurred in anticipation of a specific contract award are deferred only if the costs can be directly associated with a specific anticipated contract and their recoverability from that contract is

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

probable. Pre-contract costs related to unsuccessful bids are written off no later than the period we are informed that we are not awarded the specific contract. Costs related to one-time activities such as introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, or commencing new operations are expensed when incurred.

Legal expenses

We expense legal costs in the period in which such costs are incurred.

Cash and equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and equivalents include cash from advanced payments related to contracts in progress held by ourselves or our joint ventures that we consolidate for accounting purposes. The use of these cash balances are limited to the specific projects or joint venture activities and are not available for other projects, general cash needs or distribution to us without approval of the board of directors of the respective joint venture or subsidiary. At December 31, 2006 and 2005, cash and equivalents included approximately $527 million and $223 million, respectively, in cash from advanced payments held by us or our joint ventures that we consolidate for accounting purposes. Our total cash provided by operating activities at December 31, 2006, 2005 and 2004, included $304 million, $175 million and $15 million, respectively, of cash provided by operating activities from project joint ventures that we consolidate for accounting purposes.

Allowance for bad debts

We establish an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, financial condition of our customers, and whether the receivables involve retentions.

Goodwill and other intangibles

The reported amounts of goodwill for each reporting unit and intangible assets are reviewed for impairment at least annually and more frequently when negative conditions such as significant current or projected operating losses exist. The annual impairment test for goodwill is a two-step process and involves comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any. Our annual impairment tests resulted in no goodwill or intangible asset impairment.

Patents and other intangibles totaled $55 million and $54 million at December 31, 2006 and 2005, respectively, and are included in “Other assets” on the consolidated balance sheets. Patents and other intangibles are amortized over their estimated useful lives of up to 15 years. Related accumulated amortization was $32 million and $29 million at December 31, 2006 and 2005, respectively. Patent and other intangible amortization expense was $3 million for the years ended December 31, 2006 and 2005.

Evaluating impairment of long-lived assets

When events or changes in circumstances indicate that long-lived assets other than goodwill may be impaired, an evaluation is performed. For an asset classified as held for use, the estimated future undiscounted cash flow associated with the asset are compared to the asset’s carrying amount to determine if a write-down to fair value is required. When an asset is classified as held for sale, the asset’s book value is evaluated and

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

adjusted to the lower of its carrying amount or fair value less cost to sell. In addition, depreciation or amortization is ceased while it is classified as held for sale.

Impairment of equity method investments

KBR evaluates its equity method investment for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such investment may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. Management assesses the fair value of its equity method investment using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. If the estimated fair value is less than the carrying value and management considers the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.

Income taxes

Income tax expense for KBR is calculated on a pro rata basis. Under this method, income tax expense is determined based on KBR operations and their contributions to income tax expense of the Halliburton consolidated group.

KBR is currently included in the consolidated U.S. federal income tax return of Halliburton. Additionally, many subsidiaries and divisions of Halliburton are subject to consolidation, group relief or similar provisions of tax law in foreign jurisdictions that allow for sharing of tax attributes with other Halliburton affiliates. For purposes of determining income tax expense, it is assumed that KBR will continue to file on this combined basis.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of the existing valuation allowances.

KBR is a party to a tax sharing agreement with Halliburton. The tax sharing agreement provides, in part, for settlement of utilized tax attributes on a consolidated basis. Therefore, intercompany settlements due to the utilized attributes are only established to the extent that the attributes decreased the tax liability of an affiliate in any given jurisdiction. The adjustment to reflect the difference between the tax provision/benefit calculated as described above and the amount settled with Halliburton pursuant to the tax sharing agreement is recorded to equity.

Derivative instruments

At times, we enter into derivative financial transactions to hedge existing or projected exposures to changing foreign currency exchange rates. We do not enter into derivative transactions for speculative or trading purposes. We recognize all derivatives on the balance sheet at fair value. Derivatives that are not

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

accounted for as hedges under Statement of Financial Accounting Standard (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities” are adjusted to fair value and reflected through the results of operations. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.

The ineffective portion of a derivative’s change in fair value is recognized in earnings. Recognized gains or losses on derivatives entered into to manage foreign exchange risk are included in foreign currency gains and losses in the consolidated statements of operations.

Concentration of credit risk

Revenue from the United States government, which was derived almost entirely from our G&I segment, totaled $5.8 billion, or 61% of consolidated revenue, in 2006, $6.6 billion, or 65% of consolidated revenue, in 2005, and $8.0 billion, or 67% of consolidated revenue, in 2004. Revenue from the government of the United Kingdom totaled $1.0 billion, or 11% of consolidated revenue, for the year ended December 31, 2006. No other customers represented 10% or more of consolidated revenues in any of the periods presented.

Our receivables are generally not collateralized. At December 31, 2006, 62% of our total receivables were related to our United States government contracts. At December 31, 2005, 72% of our total receivables were related to our United States government contracts, primarily for projects in the Middle East.

Foreign currency translation

Our foreign entities for which the functional currency is the United States dollar translate monetary assets and liabilities at year-end exchange rates, and non-monetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation and expenses associated with non-monetary balance sheet accounts which are translated at historical rates. Foreign currency transaction gains or losses are recognized in income in the year of occurrence. Our foreign entities for which the functional currency is not the United States dollar translate net assets at year-end rates and income and expense accounts at average exchange rates. Adjustments resulting from these translations are reflected in accumulated other comprehensive income in member’s equity.

Stock-based compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payment (SFAS No. 123(R)), using the modified prospective application. Accordingly, we are recognizing compensation expense for all newly granted awards and awards modified, repurchased, or cancelled after January 1, 2006. Compensation cost for the unvested portion of awards that were outstanding as of January 1, 2006 is recognized ratably over the remaining vesting period based on the fair value at date of grant. Also, beginning with the January 1, 2006 purchase period, compensation expense for Halliburton’s ESPP is being recognized. The cumulative effect of this change in accounting principle related to stock-based awards was immaterial. Prior to January 1, 2006, we accounted for these plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under APB Opinion No. 25, no compensation expense was recognized for stock options or the ESPP. Compensation expense was recognized for restricted stock awards. As a result of adopting SFAS No. 123(R), the incremental pretax expense related to employee stock option awards and Halliburton’s ESPP totaled approximately $7 million in 2006 or $0.03 per diluted share after tax. There was no effect on our cash flows from operating or financing activities for the year ended December 31, 2006 from the adoption of SFAS No. 123(R).

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Total stock-based compensation expense, net of related tax effects, was $11 million in 2006. Total income tax benefit recognized in net income for stock-based compensation arrangements was $6 million in 2006, $5 million in 2005, and $4 million in 2004. Total incremental compensation cost resulting from modifications of previously granted stock-based awards was $6 million in 2006, $8 million in 2005, and $5 million in 2004. These modifications allowed certain employees to retain their awards after leaving the company.

The following table summarizes the pro forma effect on net income (loss) and income (loss) per share for 2005 and 2004 as if we had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Years Ended December 31
	2005	2004
	Millions of dollars

Net income (loss), as reported	$240	$(303)
Add: Total stock-based compensation expense included in net income, net of related tax effects	8	6
Less: Total stock-based compensation expense determined under fair-value-based method for all awards, net of related tax effects	(15)	(14)

Net income (loss), pro forma	$233	$(311)

Basic and diluted income (loss) per share:
As reported	$1.76	$(2.23)
Pro forma	$1.71	$(2.29)

There were no Halliburton stock options granted to our employees in 2006. For Halliburton stock options granted in 2005, the fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility of Halliburton stock options granted to our employees in 2005 and 2004 is based upon the historical volatility of Halliburton’s common stock.

Once Halliburton’s ownership interest in KBR is 20% or less, outstanding awards to KBR employees of options to purchase Halliburton stock and unvested Halliburton restricted stock under the Halliburton 1993 Plan will be converted into similar KBR awards under its new Transitional Stock Adjustment Plan, with the intention of preserving approximately the equivalent value of the previous awards under the Halliburton 1993 Plan.

For KBR stock options granted in 2006, the fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility of KBR options granted in 2006 is based upon a blended rate that uses the historical and implied volatility of common stock for selected peers. The expected term of Halliburton options granted in 2005 and 2004 is based upon historical observation of actual time elapsed between date of grant and exercise of options for all employees. The expected term of KBR options

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

granted in 2006 is based upon the average of the life of the option and the vesting period of the option. The assumptions and resulting fair values of options granted were as follows:

	Years Ended December 31
	2006	2005	2004

Halliburton Options
Expected term (in years)	N/A	5.00	5.00
Expected volatility	N/A	51%	54%
Expected dividend yield	N/A	.8%	1.3%
Risk-free interest rate	N/A	4.3%	3.7%
Weighted average grant-date fair value per share	N/A	$9.97	$6.67
KBR Options
Expected term (in years)	6.00	N/A	N/A
Expected volatility	35%	N/A	N/A
Expected dividend yield	0%	N/A	N/A
Risk-free interest rate	4.6%	N/A	N/A
Weighted average grant-date fair value per share	$9.34	N/A	N/A

The fair value of Halliburton’s ESPP shares was estimated using the Black-Scholes option pricing model. The expected volatility is a one-year historical volatility of Halliburton common stock. The assumptions and resulting fair values of options granted were as follows:

	Offering Period July 1 to
	December 31
	2006	2005	2004

Expected term (in years)	0.5	0.5	0.5
Expected volatility	37.77%	30.46%	55.50%
Expected dividend yield	0.80%	0.73%	1.48%
Risk-free interest rate	5.29%	3.89%	3.29%
Weighted average grant-date fair value per share	$9.32	$5.50	$4.31

	Offering Period January 1 to
	June 30
	2006	2005	2004

Expected term (in years)	0.5	0.5	0.5
Expected volatility	35.65%	26.93%	57.47%
Expected dividend yield	0.75%	1.16%	1.65%
Risk-free interest rate	4.38%	3.15%	2.71%
Weighted average grant-date fair value per share	$7.91	$4.15	$3.74

See Note 18 for further detail on stock incentive plans.

Note 4.	Correction of prior period results

In connection with a review of our consolidated 50%-owned GTL project in Escravos, Nigeria, which is part of our E&C segment, we identified increases in the overall estimated cost to complete the project. As a result, during the second quarter of 2006, we identified a $148 million charge, before income taxes and minority interest. We determined that $16 million of the $148 million charge was based on information available to us but not reported as of March 31, 2006. Of the $16 million related to the prior periods,

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

$9 million was related to the quarter ended March 31, 2006 and $7 million was related to the quarter ended December 31, 2005. We restated our financial statements for the quarter ended March 31, 2006 to include the $9 million charge ($2.9 million after minority interest and tax) as well as for other unrelated, individually insignificant adjustments that subsequently became known to us. The $9 million adjustment related to Escravos had the effect of reducing income (loss) from continuing operations before income taxes and minority interest by $9 million, increasing benefit (provision) for income taxes by $1.6 million, increasing minority interest in net income of subsidiaries by $2.9 million (net of tax of $1.6 million), and reducing net income by $2.9 million for the quarter ended March 31, 2006. These other adjustments had the effect of reducing pretax income and net income by $2 million and $5 million for the quarter ended March 31, 2006, respectively. We recorded the remaining $7 million charge ($2.3 million after minority interest and income taxes) in the quarter ended June 30, 2006, since the amounts were not material to 2005 or 2006 based on our 2006 projections.

In addition to the above, we adjusted our member’s equity and other balance sheet accounts as of January 1, 2003 to reflect a correction to DML’s initial purchase price allocation from a 1997 acquisition. DML’s original purchase price allocation did not adequately record the prepaid pension asset that existed at the acquisition date. The corrected allocation of purchase price to the pension asset also had the effect of increasing negative goodwill. The resulting negative goodwill would have been reversed in 2002 upon the adoption of SFAS 141, “Business Combinations”, and reflected in “cumulative effect of change in an accounting principle, net”. Accordingly, our January 1, 2003 consolidated balance sheet has been adjusted to increase member’s equity by $34 million, to increase prepaid pension asset by $72 million, to decrease property, plant, and equipment by $2 million, to decrease deferred taxes by $12 million and to increase minority interest by $24 million. Currency translation adjustments on the above resulted in increased equity at December 31, 2005, 2004 and 2003 of $9 million, $17 million and $8 million, respectively. We do not believe these adjustments had a material impact on balances as previously reported in our registration statement filed with the SEC on May 26, 2006.

We also reclassified deferred income taxes of $53 million and $58 million from current to non-current for the years ended December 31, 2005 and 2004, respectively.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table reflects the originally reported and restated amounts for the years ended December 31, 2005 and 2004:

	December 31, 2005		December 31, 2004
		As Previously		As Previously
	Restated	Reported	Restated	Reported
	Millions of dollars

Assets:
Deferred income taxes	$99	$47	$79	$21
Other current assets	209	208	207	207
Total current assets	3,510	3,457	3,732	3,674
Property, plant, and equipment, net	444	446	467	469
Noncurrent deferred income taxes	124	165	116	170
Other assets	280	199	323	234
Total assets	5,182	5,091	5,487	5,396
Liabilities:
Noncurrent deferred tax liability	26	—	19	—
Total liabilities	3,783	3,757	4,560	4,541
Minority interest in consolidated subsidiaries	143	121	115	94
Member’s equity	1,384	1,350	—	—
Accumulated other comprehensive loss	(128)	(137)	(10)	(27)
Parent net investment	—	—	822	788
Total member’s equity and accumulated other comprehensive loss	1,256	1,213	812	761
Total liabilities, minority interest and member’s equity and accumulated other comprehensive loss	5,182	5,091	5,487	5,396

Note 5.	Percentage-of-Completion Contracts

Revenue from contracts to provide construction, engineering, design, or similar services is reported on the percentage-of-completion method of accounting using measurements of progress toward completion appropriate for the work performed. Commonly used measurements are physical progress, man-hours, and costs incurred.

Billing practices for these projects are governed by the contract terms of each project based upon costs incurred, achievement of milestones, or pre-agreed schedules. Billings do not necessarily correlate with revenue recognized using the percentage-of-completion method of accounting. Billings in excess of recognized revenue are recorded in “Advance billings on uncompleted contracts.” When billings are less than recognized revenue, the difference is recorded in “Unbilled receivables on uncompleted contracts.” With the exception of claims and change orders that are in the process of being negotiated with customers, unbilled receivables are usually billed during normal billing processes following achievement of the contractual requirements.

Recording of profits and losses on percentage-of-completion contracts requires an estimate of the total profit or loss over the life of each contract. This estimate requires consideration of contract value, change orders and claims reduced by costs incurred, and estimated costs to complete. Anticipated losses on contracts are recorded in full in the period they become evident. Except in a limited number of projects that have significant uncertainties in the estimation of costs, we do not delay income recognition until projects have reached a specified percentage of completion. Generally, profits are recorded from the commencement date of

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

the contract based upon the total estimated contract profit multiplied by the current percentage complete for the contract.

When calculating the amount of total profit or loss on a percentage-of-completion contract, we include unapproved claims in total estimated contract value when the collection is deemed probable based upon the four criteria for recognizing unapproved claims under the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Including unapproved claims in this calculation increases the operating income (or reduces the operating loss) that would otherwise be recorded without consideration of the probable unapproved claims. Probable unapproved claims are recorded to the extent of costs incurred and include no profit element. In all cases, the probable unapproved claims included in determining contract profit or loss are less than the actual claim that will be or has been presented to the customer.

When recording the revenue and the associated unbilled receivable for unapproved claims, we only accrue an amount equal to the costs incurred related to probable unapproved claims. Therefore, the difference between the probable unapproved claims included in determining contract profit or loss and the probable unapproved claims accrued revenue recorded in unbilled receivables on uncompleted contracts relates to forecasted costs which have not yet been incurred. The amounts included in determining the profit or loss on contracts and the amounts booked to “Unbilled receivables on uncompleted contracts” for each period are as follows:

	Years Ended December 31
	2006	2005	2004
	Millions of dollars

Probable unapproved claims	$189	$175	$182
Probable unapproved claims accrued revenue	187	172	182
Probable unapproved claims from unconsolidated related companies	78	92	45

As of December 31, 2006, the probable unapproved claims, including those from unconsolidated related companies, related to eight contracts, most of which were complete or substantially complete. See Note 14 for a discussion of U.S. government contract claims, which are not included in the table above.

A significant portion of the probable unapproved claims as of December 31, 2006 arose from three completed projects with Petroleos Mexicanos (“PEMEX”) ($148 million related to our consolidated entities and $45 million related to our unconsolidated related companies) that are currently subject to arbitration proceedings. In addition, we have “Other assets” of $64 million for previously approved services that are unpaid by PEMEX and have been included in these arbitration proceedings. Actual amounts we are seeking from PEMEX in the arbitration proceedings are in excess of these amounts. The arbitration proceedings are expected to extend through 2007. PEMEX has asserted unspecified counterclaims in each of the three arbitrations; however, it is premature based upon our current understanding of those counterclaims to make any assessment of their merits. As of December 31, 2006, we had not accrued any amounts related to the counterclaims in the arbitrations.

We have contracts with probable unapproved claims that will likely not be settled within one year totaling $175 million and $172 million at December 31, 2006 and 2005, respectively, included in the table above, which are reflected as a non-current asset in “Unbilled receivables on uncompleted contracts” on the consolidated balance sheets. Other probable unapproved claims that we believe will be settled within one year, included in the table above, have been recorded as a current asset in “Unbilled receivables on uncompleted contracts” on the consolidated balance sheets.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Unapproved change orders

We have other contracts for which we are negotiating change orders to the contract scope and have agreed upon the scope of work but not the price. These change orders amounted to $81 million and $52 million at December 31, 2006 and 2005, respectively.

Unconsolidated related companies

Our unconsolidated related companies include probable unapproved claims as revenue to determine the amount of profit or loss for their contracts. Probable unapproved claims from our related companies are included in “Equity in and advances to related companies,” and our share totaled $78 million and $92 million at December 31, 2006 and 2005, respectively. In addition, our unconsolidated related companies are negotiating change orders to the contract scope where we have agreed upon the scope of work but not the price. Our share of these change orders totaled $3 million and $5 million at December 31, 2006 and 2005, respectively.

Note 6.	Escravos Project

In connection with our review of a 50% owned GTL project in Escravos, Nigeria, during the second quarter of 2006, we identified increases in the overall cost to complete this four-plus-year project of $400 million, which resulted in our recording a $148 million charge before minority interest and taxes during the second quarter of 2006. These cost increases were caused primarily by schedule delays related to civil unrest and security on the Escravos River, changes in the scope of the overall project, engineering and construction changes due to necessary front-end engineering design changes and increases in procurement cost due to project delays. The increased costs were identified as a result of our first check estimate process.

Of the $400 million increase in estimated project costs, higher forecasted engineering, procurement and project management hours increased costs by $63 million due to changes in the scope of the overall project and necessary front-end engineering design changes. Equipment and materials costs increased by $110 million due to changes in the scope of the overall project and the increased inflation cost caused by delays. Site construction costs increased by $227 million due to design changes, additional security costs due to civil unrest on the Escravos River and additional inflation caused by delays. The increases in the estimated future project costs were partially offset by estimated revenues associated with unapproved change orders of $200 million and the elimination of unrecognized profit of $52 million resulting in a $148 million loss on the project.

Since we completed our first check estimate in the second quarter of 2006, the project has continued to estimate significant additional cost increases. We currently expect to recover these recently identified cost increases through change orders.

As of September 30, 2006, we had approximately $269 million in unapproved change orders related to this project. In the fourth quarter of 2006, we reached agreement with the project owner to settle $264 million of these change orders. As a result, portions of the remaining work now have a lower risk profile, particularly with respect to security and logistics. Since we completed our first check estimate in the second quarter of 2006, the project has continued to estimate significant additional cost increases. We currently expect to recover these recently identified cost increases through change orders. As of December 31, 2006, we have recorded $43 million of unapproved change orders which primarily relate to these cost increases. We recorded an additional $9 million loss in the fourth quarter of 2006 related to non-billable engineering services we provided to the Escravos joint venture.

Because of the civil unrest and security issues that currently exist in Nigeria, uncertainty regarding soil conditions at the property site, and other matters, we could experience substantial additional cost increases in the future. We believe that future cost increases attributed to civil unrest, security matters and potential

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

differences in actual other than anticipated soil conditions should ultimately be recoverable through future change orders pursuant to the terms of our contract as amended in 2006. However, should this occur, there could be timing differences between the recognition of cost and recognition of offsetting potential recoveries from our client, if any.

Note 7.	Barracuda-Caratinga Project

In June 2000, we entered into a contract with Barracuda & Caratinga Leasing Company B.V., the project owner, to develop the Barracuda and Caratinga crude oilfields, which are located off the coast of Brazil. We recorded losses on the project of $19 million, $8 million and $407 million for the years ended December 31, 2006, 2005 and 2004, respectively. We have been in negotiations with the project owner since 2003 to settle the various issues that have arisen and have entered into several agreements to resolve those issues. As part of these settlements, we agreed to pay $22 million in liquidated damages. We funded approximately $37 million in cash shortfalls, net of revenue received, during 2006.

In April 2006, we executed an agreement with Petrobras that enabled us to achieve conclusion of the Lenders’ Reliability Test and final acceptance of the FPSOs. These acceptances eliminated any further risk of liquidated damages being assessed but did not address the bolt arbitration discussed below. Our remaining obligation under the April 2006 agreement is primarily for warranty on the two vessels.

At Petrobras’ direction, we replaced certain bolts located on the subsea flowlines that have failed through mid-November 2005, and we understand that additional bolts have failed thereafter, which have been replaced by Petrobras. These failed bolts were identified by Petrobras when it conducted inspections of the bolts. The original design specification for the bolts was issued by Petrobras, and as such, we believe the cost resulting from any replacement is not our responsibility. In March 2006, Petrobras notified us that they have submitted this matter to arbitration claiming $220 million plus interest for the cost of monitoring and replacing the defective stud bolts and, in addition, all of the costs and expenses of the arbitration including the cost of attorneys fees. We disagree with Petrobras’ claim since the bolts met Petrobras’ design specifications, and we do not believe there is any basis for the amount claimed by Petrobras. We intend to vigorously defend this matter and pursue recovery of the costs we have incurred to date through the arbitration process. The arbitration hearing is not expected to begin until the first quarter of 2008. Under the master separation agreement we entered into with Halliburton in connection with our initial public offering, Halliburton agreed, subject to certain conditions, to indemnify us and hold us harmless from all cash costs and expenses incurred as a result of the replacement of the subsea bolts. As of December 31, 2006, we had not accrued any amounts related to this arbitration.

Note 8.	Dispositions

Production Services.  In May 2006, we completed the sale of our Production Services group, which was part of our E&C segment. In connection with the sale, we received net proceeds of $265 million. The sale of Production Services resulted in a pre-tax gain of approximately $120 million, net of post-closing adjustments. See Note 26 (Discontinued Operations).

Dulles Greenway Toll Road.  As part of our infrastructure projects, we occasionally take an ownership interest in the constructed asset, with a view toward monetization of that ownership interest after the asset has been operating for some period and increases in value. In September 2005, we sold our 13% interest in a joint venture that owned the Dulles Greenway toll road in Virginia. We received $85 million in cash from the sale. In addition, prior to the sale of our investment in Dulles Greenway Toll Road, we received a distribution and recorded a corresponding gain of $11 million in 2005. Because of unfavorable early projections of traffic to support the toll road after it had opened, we wrote down our investment in the toll road in 1996. At the time of the sale, our investment had a net book value of zero, and therefore, we recorded the entire $85 million of cash proceeds to operating income in our G&I segment.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Note 9.	Business Segment Information

We provide a wide range of services, but the management of our business is heavily focused on major projects within each of our reportable segments. At any given time, a relatively few number of projects and joint ventures represent a substantial part of our operations. We have organized our reporting structure based on similar products and services resulting in the following two segments.

Energy and Chemicals.  Our E&C segment designs and constructs energy and petrochemical projects, including large, technically complex projects in remote locations around the world. Our expertise includes onshore and offshore oil and gas production facilities (including platforms, floating production and subsea facilities), onshore and offshore pipelines, LNG and GTL gas monetization facilities, refineries, petrochemical plants and Syngas. We provide a complete range of EPC-CS services, as well as program and project management, consulting and technology services.

TSKJ is a joint venture formed to design and construct large-scale projects in Nigeria. TSKJ’s members are Technip, SA of France, Snamprogetti Netherlands B.V., which is a subsidiary of Saipem SpA of Italy, JGC Corporation of Japan, and us, each of which has a 25% ownership interest. TSKJ has completed five LNG production facilities on Bonny Island, Nigeria and is currently working on a sixth such facility. We account for this investment using the equity method of accounting.

M. W. Kellogg Limited (“MWKL”) is a London-based joint venture that provides full EPC-CS related services for LNG, GTL, and onshore oil and gas projects. MWKL is owned 55% by us and 45% by JGC Corporation. We consolidate MWKL for financial accounting purposes.

Government and Infrastructure.  Our G&I segment delivers on-demand support services across the full military mission cycle from contingency logistics and field support to operations and maintenance on military bases. In the civil infrastructure market, we operate in diverse sectors, including transportation, waste and water treatment, and facilities maintenance. We provide program and project management, contingency logistics, operations and maintenance, construction management, engineering, and other services to military and civilian branches of governments and private clients worldwide. We are also the majority owner of DML, which owns and operates Devonport Royal Dockyard, one of Western Europe’s largest naval dockyard complexes.

In addition, this segment includes the Alice Springs-Darwin railroad. The Alice Springs-Darwin railroad is a privately financed project that was formed in 2001 to build, operate and own the transcontinental railroad from Alice Springs to Darwin, Australia and has been granted a 50-year concession period by the Australian government. We provided engineering, procurement, and construction (“EPC”) services for the project and are the largest equity holder in the project with a 36.7% interest, with the remaining equity held by eleven other participants. We account for this investment using the equity method of accounting.

Also included in this segment is Aspire Defence, a joint venture between us, Mowlem Plc. and a financial investor. The joint venture was awarded a privately financed project contract, the Allenby & Connaught project, by the MoD to upgrade and provide a range of services to the British Army’s garrisons at Aldershot and around Salisbury Plain in the United Kingdom. We indirectly own a 45% interest in Aspire Defence. In addition, we own a 50% interest in each of two joint ventures that provide the construction and the related support services to Aspire Defence. We account for our interests in each of the entities using the equity method of accounting.

General corporate.  General corporate represents assets not included in an operating segment and is primarily composed of cash and cash equivalents, tax assets, corporate accounts payable and reserves for employee benefits.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Other.  Intersegment revenues and revenue between geographic areas are immaterial. Our equity in pretax earnings and losses of unconsolidated affiliates that are accounted for using the equity method of accounting is included in revenue and operating income of the applicable segment.

The tables below present information on our business segments.

Operations by Business Segment

	Years Ended December 31
	2006	2005	2004
	Millions of dollars

Revenue:
Government and Infrastructure	$7,249	$8,136	$9,409
Energy and Chemicals	2,384	2,010	2,497

Total	$9,633	$10,146	$11,906

Operating income (loss):
Government and Infrastructure	$201	$332	$82
Energy and Chemicals	45	123	(439)

Total	$246	$455	$(357)

Capital Expenditures:
Government and Infrastructure	$18	$33	$41
Energy and Chemicals	12	4	9
General Corporate	27	39	24

Total	$57	$76	$74

Equity in earnings (losses) of unconsolidated affiliates, net:
Government and Infrastructure	$(61)	$(26)	$(30)
Energy and Chemicals	68	(34)	(24)

Total	$7	$(60)	$(54)

Depreciation and amortization:
Government and Infrastructure	$22	$32	$27
Energy and Chemicals	7	9	11
General Corporate(a)	18	15	14

Total	$47	$56	$52

Restructuring charge (Note 23):
Government and Infrastructure	$2	$—	$12
Energy and Chemicals	3	1	28

Total	$5	$1	$40

(a)	Depreciation and amortization associated with corporate assets is allocated to our two operating segments for determining operating income or loss.

Within KBR not all assets are associated with specific segments. Those assets specific to segments include receivables, inventories, certain identified property, plant and equipment and equity in advances to

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

related companies, and goodwill. The remaining assets, such as cash and the remaining property, plant and equipment, are considered to be shared among the segments.

Balance Sheet Information by Operating Segment

	December 31
	2006	2005
	Millions of dollars

Total assets:
Government and Infrastructure	$2,072	$2,708
Energy and Chemicals	1,904	1,776
General Corporate	1,431	491
Assets related to discontinued operations	—	207

Total	$5,407	$5,182

Equity in/advances to related companies:
Government and Infrastructure	$20	$158
Energy and Chemicals	258	106
General Corporate	11	13

Total	$289	$277

Revenue by country is determined based on the location of services provided. Long-lived assets by country are determined based on the location of tangible assets.

Selected Geographic Information

	Years ended December 31
	2006	2005	2004
	Millions of dollars

Revenue:
United States	$1,351	$1,273	$1,222
Iraq	4,331	5,116	5,360
Kuwait	217	320	1,773
United Kingdom	1,130	1,142	995
Other Countries	2,604	2,295	2,556

Total	$9,633	$10,146	$11,906

	December 31
	2006	2005

Long-Lived Assets:
United States	$112	$88
United Kingdom	323	302
Other Countries	57	54

Total	$492	$444

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Note 10.	Receivables

Our receivables are generally not collateralized. In May 2004, we entered into an agreement to sell, assign, and transfer the entire title and interest in specified United States government accounts receivable of KBR Holdings to a third party. The face value of the receivables sold to the third party is reflected as a reduction of accounts receivable in our consolidated balance sheets. The amount of receivables that could have been sold under the agreement varied based on the amount of eligible receivables at any given time and other factors, and the maximum amount that could have been sold and outstanding under this agreement at any given time was $650 million. The total amount of receivables outstanding under this agreement as of December 31, 2004 was approximately $263 million. As of December 31, 2005, these receivables were collected, the balance was retired, and the facility was terminated.

Note 11.	Property, Plant and Equipment

Other than those assets that have been written down to their fair values due to impairment, property, plant, and equipment are reported at cost less accumulated depreciation, which is generally provided on the straight-line method over the estimated useful lives of the assets. Some assets are depreciated on accelerated methods. Accelerated depreciation methods are also used for tax purposes, wherever permitted. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

Property, plant and equipment are composed of the following:

	Estimated Useful	December 31
	Lives in Years	2006	2005
		Millions of dollars

Land	N/A	$32	$32
Buildings and property improvements	5-40	245	206
Machinery, equipment and other	3-25	575	511

Total		852	749
Less accumulated depreciation		(360)	(305)

Net property, plant and equipment		$492	$444

Note 12.	Resolution of Asbestos and Silica-Related Lawsuits

Kellogg Brown & Root, Inc., had been named as a defendant in a large number of asbestos- and silica-related lawsuits. The plaintiffs alleged injury primarily as a result of exposure to asbestos and silica in materials used in the construction and maintenance projects of Kellogg Brown & Root, Inc. or its subsidiaries.

In January 2005, DII Industries, LLC and certain of its affiliates, including certain subsidiaries of KBR resolved all open and future asbestos and silica claims and related insurance recoveries pursuant to prepackaged Chapter 11 proceedings. These proceedings commenced in December 2003 and the order confirming the plan of reorganization became final and non-appealable effective December 31, 2004. Under the plan of reorganization, all current and future asbestos and silica personal injury claims against DII Industries, LLC and its affiliates were channeled into trusts established for the benefit of asbestos and silica claimants.

Based upon this plan of reorganization and the final settlement agreement with claimants, approximately $44 million of the total settlement was allocated to KBR. This allocation was primarily based upon a product identification due diligence process undertaken to establish that the claimants’ injuries were based on exposure

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

to products of DII Industries, LLC., Kellogg Brown & Root LLC and their subsidiaries or former businesses. This $44 million liability was recorded in 2002 and paid in January 2005.

Note 13.	Debt

Long-term debt consists of the following:

	December 31
	2006	2005
	Millions of dollars

Long-term debt	$20	$34
Less current portion	18	16

Noncurrent portion of long-term debt	$2	$18

Effective December 16, 2005, we entered into an unsecured $850 million five year revolving credit facility (“Revolving Credit Facility”) with Citibank, N.A., as agent, and a group of banks and institutional lenders. This facility, which extends through December 2010, serves to assist in providing our working capital and letters of credit to support our operations. Amounts drawn under the Revolving Credit Facility bear interest at variable rates based on a base rate (equal to the higher of Citibank’s publicly announced base rate, the Federal Funds rate plus 0.5% or a calculated rate based on the certificate of deposit rate) or the Eurodollar Rate, plus, in each case, the applicable margin. The applicable margin will vary based on our utilization spread. We are also charged an issuance fee for the issuance of letters of credit, a per annum charge for outstanding letters of credit and a per annum commitment fee for any unused portion of the credit line. The Revolving Credit Facility contains a number of covenants restricting, among other things, our ability to incur additional indebtedness and liens, sales of our assets and payment of dividends, as well as limiting the amount of investments we can make and payments to Halliburton under two subordinated intercompany notes. Furthermore, we are limited in the amount of additional letters of credit and other debt we can incur outside of the Revolving Credit Facility. Also, under the current provisions of the Revolving Credit Facility, it is an event of default if any person or two or more persons acting in concert, other than Halliburton or us, directly or indirectly acquire 25% or more of the combined voting power of all outstanding equity interests ordinarily entitled to vote in the election of directors of KBR Holdings, the borrower under the Revolving Credit Facility and a wholly owned subsidiary of KBR. The Revolving Credit Facility requires us to maintain certain financial ratios, as defined by the Revolving Credit Facility agreement, including a debt-to-capitalization ratio that does not exceed 55% until June 30, 2007 and 50% thereafter; a leverage ratio that does not exceed 3.5; and a fixed charge coverage ratio of at least 3.0. At December 31, 2006, we were in compliance with these ratios and other covenants. As of December 31, 2006, there were zero borrowings and $55 million in letters of credit outstanding under this facility.

In connection with entering into the Revolving Credit Facility, we entered into two subordinated intercompany notes with Halliburton where accounts payable to Halliburton in the aggregate of $774 million were structured into two five-year subordinated notes payable to subsidiaries of Halliburton as further described in Note 21.

On November 29, 2002, DML entered into a credit facility denominated in British pounds with Bank of Scotland, HSBC Bank and The Royal Bank of Scotland totaling $157 million. The U.S. dollar amounts presented were converted using published exchange rates for the applicable periods. This facility, which is non-recourse to us, matures in September 2009, provides for a $137 million term loan facility and a $20 million revolving credit facility. The interest rate for both the term loan and revolving credit facility is variable based on an adjusted LIBOR rate and DML must maintain certain financial covenants. At December 31, 2006, there was $18 million outstanding under this term loan facility, which is payable in quarterly installments through September 2009. At December 31, 2006, there were no amounts outstanding

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

under the revolving credit facility. In addition, DML had $2 million of other long-term debt outstanding at December 31, 2006. The interest rate on this debt is variable and payments are due quarterly through October 2008. DML also has a $29 million overdraft facility for which there was no outstanding balance at December 31, 2006.

On June 6, 2005, our 55%-owned subsidiary, M.W. Kellogg Limited, entered into a credit facility with Barclays Bank totaling $29 million. The U.S. dollar amounts presented were converted using published exchange rates for the applicable periods. This facility, which is non-recourse to us is primarily used for bonding, guarantee, and other indemnity purposes. Fees are assessed monthly in the amount of 0.25% per annum of the average outstanding balance. Amounts outstanding under the facility are payable upon demand and the lender may require cash collateral for any amounts outstanding under the facility. At December 31, 2006, there was $2 million of bank guarantees outstanding under the facility.

Maturities

At December 31, 2006, our debt matures as follows: $18 million in 2007 and $2 million in 2008.

Note 14.	United States Government Contract Work

We provide substantial work under our government contracts to the United States Department of Defense and other governmental agencies. These contracts include our worldwide United States Army logistics contracts, known as LogCAP and U.S. Army Europe (“USAREUR”). Our government services revenue related to Iraq totaled approximately $4.7 billion in 2006, $5.4 billion in 2005, and $7.1 billion in 2004.

Given the demands of working in Iraq and elsewhere for the United States government, we expect that from time to time we will have disagreements or experience performance issues with the various government customers for which we work. If performance issues arise under any of our government contracts, the government retains the right to pursue remedies which could include threatened termination or termination, under any affected contract. If any contract were so terminated, we may not receive award fees under the affected contract, and our ability to secure future contracts could be adversely affected, although we would receive payment for amounts owed for our allowable costs under cost-reimbursable contracts. Other remedies that could be sought by our government customers for any improper activities or performance issues include sanctions such as forfeiture of profits, suspension of payments, fines, and suspensions or debarment from doing business with the government. Further, the negative publicity that could arise from disagreements with our customers or sanctions as a result thereof could have an adverse effect on our reputation in the industry, reduce our ability to compete for new contracts, and may also have a material adverse effect on our business, financial condition, results of operations, and cash flow.

DCAA audit issues

Our operations under United States government contracts are regularly reviewed and audited by the Defense Contract Audit Agency (“DCAA”) and other governmental agencies. The DCAA serves in an advisory role to our customer. When issues are found during the governmental agency audit process, these issues are typically discussed and reviewed with us. The DCAA then issues an audit report with its recommendations to our customer’s contracting officer. In the case of management systems and other contract administrative issues, the contracting officer is generally with the Defense Contract Management Agency (“DCMA”). We then work with our customer to resolve the issues noted in the audit report. If our customer or a government auditor finds that we improperly charged any costs to a contract, these costs are not reimbursable, or, if already reimbursed, the costs must be refunded to the customer. Our revenue recorded for government contract work is reduced for our estimate of costs that may be categorized as disputed or unallowable as a result of cost overruns or the audit process.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Security.  In February 2007, we received a letter from the Department of the Army informing us of their intent to adjust payments under the LogCAP III contract associated with the cost incurred by the subcontractors to provide security to their employees. Based on this letter, the DCAA withheld the Army’s initial assessment of $20 million. The Army based their assessment on one subcontract wherein, based on communications with the subcontractor, the Army estimated 6% of the total subcontract cost related to the private security costs. The Army indicated that not all task orders and subcontracts have been reviewed and that they may make additional adjustments. The Army indicated that, within 60 days, they intend to begin making further adjustments equal to 6% of prior and current subcontractor costs unless we can provide timely information sufficient to show that such action is not necessary to protect the government’s interest. We are working with the Army to provide the additional information they have requested.

The Army indicated that they believe our LogCAP III contract prohibits us from billing costs of privately acquired security. We believe that, while the LogCAP III contract anticipates that the Army will provide force protection to KBR employees, it does not prohibit any of our subcontractors from using private security services to provide force protection to subcontractor personnel. In addition, a significant portion of our subcontracts are competitively bid lump sum or fixed-price subcontracts. As a result, we do not receive details of the subcontractors’ cost estimate nor are we legally entitled to it. Accordingly, we believe that we are entitled to reimbursement by the Army for the cost of services provided by our subcontractors, even if they incurred costs for private force protection services. Therefore, we believe that the Army’s position that such costs are unallowable and that they are entitled to withhold amounts incurred for such costs is wrong as a matter of law.

If we are unable to demonstrate that such action by the Army is not necessary, a 6% suspension of all subcontractor costs could result in suspended costs of approximately $400 million. The Army has asked us to provide information that addresses the use of armed security either directly or indirectly charged to LogCAP III. The actual costs associated with these activities cannot be accurately estimated at this time but we believe that they should be less than 6% of the total subcontractor costs. As of December 31, 2006, no amounts have been accrued for suspended security billings.

Laundry.  Prior to the fourth quarter of 2005, we received notice from the DCAA that it recommended withholding $18 million of subcontract costs related to the laundry service for one task order in southern Iraq, for which it believed we and our subcontractors did not provide adequate levels of documentation supporting the quantity of the services provided. In the fourth quarter of 2005, the DCAA issued a notice to disallow costs totaling approximately $12 million, releasing $6 million of amounts previously withheld. In the second quarter of 2006, we successfully resolved this matter with the DCAA and received payment of the remaining $12 million.

Containers.  In June 2005, the DCAA recommended withholding certain costs associated with providing containerized housing for soldiers and supporting civilian personnel in Iraq. The DCAA recommended that the costs be withheld pending receipt of additional explanation or documentation to support the subcontract costs. Approximately $55 million has been withheld as of December 31, 2006, of which $17 million was withheld from our subcontractor. During 2006, we resolved approximately $25 million of the withheld amounts with our contracting officer which was received in the first quarter of 2007. We will continue working with the government and our subcontractors to resolve the remaining amounts.

Dining facilities.  In September 2005, Eurest Support Services (Cyprus) International Limited, or ESS, filed suit against us alleging various claims associated with its performance as a subcontractor in conjunction with our LogCAP contract in Iraq. The case was settled during the first quarter of 2006 without material impact to us.

In the third quarter of 2006, the DCAA has raised questions regarding $95 million of costs related to dining facilities in Iraq. We have responded to the DCAA that our costs are reasonable.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Other issues.  The DCAA is continuously performing audits of costs incurred for the foregoing and other services provided by us under our government contracts. During these audits, there have been questions raised by the DCAA about the reasonableness or allowability of certain costs or the quality or quantity of supporting documentation. The DCAA might recommend withholding some portion of the questioned costs while the issues are being resolved with our customer. Because of the intense scrutiny involving our government contracts operations, issues raised by the DCAA may be more difficult to resolve. We do not believe any potential withholding will have a significant or sustained impact on our liquidity.

Investigations

We also provided information to the DoD Inspector General’s office in February 2004 about other contacts between former employees and our subcontractors. In the first quarter of 2005, DOJ issued two indictments associated with overbilling issues we previously reported to the Department of Defense Inspector General’s office as well as to our customer, the Army Materiel Command, against a former KBR procurement manager and a manager of La Nouvelle Trading & Contracting Company, W.L.L. In March 2006, one of these former employees pled guilty to taking money in exchange for awarding work to a Saudi Arabian subcontractor. The Inspector General’s investigation of these matters may continue.

In October 2004, we reported to the Department of Defense Inspector General’s office that two former employees in Kuwait may have had inappropriate contacts with individuals employed by or affiliated with two third-party subcontractors prior to the award of the subcontracts. The Inspector General’s office may investigate whether these two employees may have solicited and/or accepted payments from these third-party subcontractors while they were employed by us.

In October 2004, a civilian contracting official in the Army Corps of Engineers (COE) asked for a review of the process used by the COE for awarding some of the contracts to us. We understand that the Department of Defense Inspector General’s office may review the issues involved.

We understand that the DOJ, an Assistant United States Attorney based in Illinois, and others are investigating these and other individually immaterial matters we have reported related to our government contract work in Iraq. If criminal wrongdoing were found, criminal penalties could range up to the greater of $500,000 in fines per count for a corporation or twice the gross pecuniary gain or loss. We also understand that current and former employees of KBR have received subpoenas and have given or may give grand jury testimony related to some of these matters.

The House Oversight and Government Reform Committee has conducted hearings on the U.S. military’s reliance on civilian contractors, including with respect to military operations in Iraq. We have provided testimony and information for these hearings. We expect hearings with respect to operations in Iraq to continue in this and other Congressional committees, including the House Armed Services Committee, and we expect to be asked to testify and provide information for these hearings.

We have reported to the U.S. Department of State and Department of Commerce that exports of materials, including personal protection equipment such as helmets, goggles, body armor and chemical protective suits, in connection with personnel deployed to Iraq and Afghanistan may not have been in accordance with current licenses or may have been unlicensed. A failure to comply with these laws and regulations could result in civil and/or criminal sanctions, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts. As of December 31, 2006, we had not accrued any amounts related to this matter.

Fuel.  In December 2003, the DCAA issued a preliminary audit report that alleged that we may have overcharged the Department of Defense by $61 million in importing fuel into Iraq. The DCAA questioned costs associated with fuel purchases made in Kuwait that were more expensive than buying and transporting fuel from Turkey. We responded that we had maintained close coordination of the fuel mission with the Army

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Corps of Engineers (COE), which was our customer and oversaw the project, throughout the life of the task orders and that the COE had directed us to use the Kuwait sources. After a review, the COE concluded that we obtained a fair price for the fuel. Nonetheless, Department of Defense officials referred the matter to the agency’s inspector general, which we understand commenced an investigation.

The DCAA issued various audit reports related to task orders under the RIO contract that reported $275 million in questioned and unsupported costs. The majority of these costs were associated with the humanitarian fuel mission. In these reports, the DCAA compared fuel costs we incurred during the duration of the RIO contract in 2003 and early 2004 to fuel prices obtained by the Defense Energy Supply Center (DESC) in April 2004 when the fuel mission was transferred to that agency. During the fourth quarter of 2005, we resolved all outstanding issues related to the RIO contract with our customer and settled the remaining questioned costs under this contract.

Withholding of payments

During 2004, the AMC issued a determination that a particular contract clause could cause it to withhold 15% from our invoices until our task orders under the LogCAP contract are definitized. The AMC delayed implementation of this withholding pending further review. During the third quarter of 2004, we and the AMC identified three senior management teams to facilitate negotiation under the LogCAP task orders, and these teams concluded their effort by successfully negotiating the final outstanding task order definitization on March 31, 2005. This made us current with regard to definitization of historical LogCAP task orders and eliminated the potential 15% withholding issue under the LogCAP contract.

Upon the completion of the RIO contract definitization process, the COE released all previously withheld amounts related to this contract in the fourth quarter of 2005.

The PCO Oil South project has definitized substantially all of the task orders, and we have collected a significant portion of any amounts previously withheld. We do not believe the withholding will have a significant or sustained impact on our liquidity because the withholding is temporary, and the definitization process is substantially complete. The amount of payments withheld by the client under the PCO Oil South project was less than $1 million at December 31, 2006 and $1.1 million at December 31, 2005. The PCO Oil South contract provides the customer the right to withhold payment of 15% of the amount billed, thus remitting a net of 85% of costs incurred until a task order is definitized. Once a task order is definitized, this contract provides that 100% of the costs billed will be paid pursuant to the “Allowable Cost and Payment Clause” of the contract.

We are working diligently with our customers to proceed with significant new work only after we have a fully definitized task order, which should limit withholdings on future task orders for all government contracts.

Claims

We had unapproved claims totaling $36 million at December 31, 2006 and $69 million at December 31, 2005 for the LogCAP and PCO Oil South contracts. The unapproved claims outstanding at December 31, 2006 are considered to be probable of collection and have been recognized as revenue. Similarly, of the $69 million of unapproved claims outstanding at December 31, 2005, $57 million were considered to be probable of collection and have been recognized as revenue. The remaining $12 million of unapproved claims were not considered probable of collection and have not been recognized as revenue. These unapproved claims related to contracts where our costs have exceeded the customer’s funded value of the task order.

In addition, as of December 31, 2006, we had incurred approximately $159 million of costs under the LogCAP III contract that could not be billed to the government due to lack of appropriate funding on various task orders. These amounts were associated with task orders that had sufficient funding in total, but the funding was not appropriately allocated within the task order. We are in the process of preparing a request for

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

a reallocation of funding to be submitted to the client for negotiation, and we anticipate the negotiations will result in an appropriate distribution of funding by the client and collection of the full amounts due.

DCMA system reviews

Report on estimating system.  In December 2004, the DCMA granted continued approval of our estimating system, stating that our estimating system is “acceptable with corrective action.” We are in the process of completing these corrective actions. Specifically, based on the unprecedented level of support that our employees are providing the military in Iraq, Kuwait, and Afghanistan, we needed to update our estimating policies and procedures to make them better suited to such contingency situations. Additionally, we have completed our development of a detailed training program and have made it available to all estimating personnel to ensure that employees are adequately prepared to deal with the challenges and unique circumstances associated with a contingency operation.

Report on purchasing system.  As a result of a Contractor Purchasing System Review by the DCMA during the fourth quarter of 2005, the DCMA granted the continued approval of our government contract purchasing system. The DCMA’s October 2005 approval letter stated that our purchasing system’s policies and practices are “effective and efficient, and provide adequate protection of the Government’s interest.” During the fourth quarter 2006, the DCMA granted, again, continued approval of our government contract purchasing system.

Report on accounting system.  We received two draft reports on our accounting system, which raised various issues and questions. We have responded to the points raised by the DCAA, but this review remains open. In the fourth quarter 2006, the DCAA finalized its report and submitted it to the DCMA, who will make a determination of the adequacy of our accounting systems for government contracting. We have prepared an action plan considering the DCAA recommendations and continue to meet with these agencies to discuss the ultimate resolution. The DCMA has approved KBR’s accounting system as acceptable for accumulating costs incurred under US Government contracts.

SIGIR Report

In October 2006, the Special Investigator General for Iraq Reconstruction, or SIGIR, issued a report stating that we have improperly labeled reports provided to our customer, AMC, as proprietary data, when data marked does not relate to internal contractor information. We will work with AMC to address the issues raised by the SIGIR report.

The Balkans

We have had inquiries in the past by the DCAA and the civil fraud division of the DOJ into possible overcharges for work performed during 1996 through 2000 under a contract in the Balkans, for which inquiry has not been completed by the DOJ. Based on an internal investigation, we credited our customer approximately $2 million during 2000 and 2001 related to our work in the Balkans as a result of billings for which support was not readily available. We believe that the preliminary DOJ inquiry relates to potential overcharges in connection with a part of the Balkans contract under which approximately $100 million in work was done. We believe that any allegations of overcharges would be without merit. In the fourth quarter 2006, we reached a negotiated settlement with the DOJ. KBR was not accused of any wrongdoing and did not admit to any wrongdoing. The company is not suspended or debarred from bidding for or performing work for the US government. The settlement did not have a material impact on our operating results in 2006.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

McBride Qui Tam Suit

In September 2006, we became aware of a qui tam action filed against us by a former employee alleging various wrongdoings in the form of overbillings of our customer on the LogCAP III contract. This case was originally filed pending the government’s decision whether or not to participate in the suit. In June 2006, the government formally declined to participate. The principal allegations are that our compensation for the provision of Morale, Welfare and Recreation (“MWR”) facilities under LogCAP III is based on the volume of usage of those facilities and that we deliberately overstated that usage. In accordance with the contract, we charged our customer based on actual cost, not based on the number of users. It was also alleged that, during the period from November 2004 into mid-December 2004, we continued to bill the customer for lunches, although the dining facility was closed and not serving lunches. There are also allegations regarding housing containers and our provision of services to our employees and contractors. Our investigation is ongoing. However, we believe the allegations to be without merit, and we intend to vigorously defend this action. As of December 31, 2006, no amounts were accrued in connection with this matter.

Wilson and Warren Qui Tam Suit

During November 2006, we became aware of a qui tam action filed against us alleging that we overcharged the military $30 million by failing to adequately maintain trucks used to move supplies in convoys and by sending empty trucks in convoys. It was alleged that the purpose of these acts was to cause the trucks to break down more frequently than they would if properly maintained and to unnecessarily expose them to the risk of insurgent attacks, both for the purpose of necessitating their replacement thus increasing our revenue. The suit also alleges that in order to silence the plaintiffs, who allegedly were attempting to report those allegations and other alleged wrongdoing, we unlawfully terminated them. On February 6, 2007, the court granted our motion to dismiss the plaintiffs’ qui tam claims as legally insufficient and ordered the plaintiffs to arbitrate their claims that they were unlawfully discharged. As of December 31, 2006, we had not accrued any amounts in connection with this matter.

Note 15.	Other Commitments and Contingencies

Foreign Corrupt Practices Act investigations

The SEC is conducting a formal investigation into whether improper payments were made to government officials in Nigeria through the use of agents or subcontractors in connection with the construction and subsequent expansion by TSKJ of a multibillion dollar natural gas liquefaction complex and related facilities at Bonny Island in Rivers State, Nigeria. The DOJ is also conducting a related criminal investigation. The SEC has also issued subpoenas seeking information, which we are furnishing, regarding current and former agents used in connection with multiple projects, including current and prior projects, over the past 20 years located both in and outside of Nigeria in which we, The M.W. Kellogg Company, M.W. Kellogg Limited or their or our joint ventures are or were participants. In September 2006, the SEC requested that we enter into a tolling agreement with respect to its investigation. We anticipate that we will enter into an appropriate tolling agreement with the SEC.

TSKJ is a private limited liability company registered in Madeira, Portugal whose members are Technip SA of France, Snamprogetti Netherlands B.V. (a subsidiary of Saipem SpA of Italy), JGC Corporation of Japan, and Kellogg Brown & Root LLC (a subsidiary of ours and successor to The M.W. Kellogg Company), each of which had an approximately 25% interest in the venture at December 31, 2006. TSKJ and other similarly owned entities entered into various contracts to build and expand the liquefied natural gas project for Nigeria LNG Limited, which is owned by the Nigerian National Petroleum Corporation, Shell Gas B.V., Cleag Limited (an affiliate of Total), and Agip International B.V. (an affiliate of ENI SpA of Italy). M.W. Kellogg Limited is a joint venture in which we had a 55% interest at December 31, 2006, and M.W. Kellogg Limited and The M.W. Kellogg Company were subsidiaries of Dresser Industries before Halliburton’s 1998 acquisition

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

of Dresser Industries. The M.W. Kellogg Company was later merged with a Halliburton subsidiary to form Kellogg Brown & Root, one of our subsidiaries.

The SEC and the DOJ have been reviewing these matters in light of the requirements of the FCPA. Halliburton has been cooperating with the SEC and DOJ investigations and with other investigations into the Bonny Island project in France, Nigeria and Switzerland. We also believe that the Serious Frauds Office in the United Kingdom is conducting an investigation relating to the Bonny Island project. Halliburton’s Board of Directors has appointed a committee of independent directors to oversee and direct the FCPA investigations. Halliburton, acting through its committee of independent directors, will continue to oversee and direct the investigations, and our directors that are independent of Halliburton and us, acting as a committee of our board of directors, will monitor the continuing investigations directed by Halliburton.

The matters under investigation relating to the Bonny Island project cover an extended period of time (in some cases significantly before Halliburton’s 1998 acquisition of Dresser Industries and continuing through the current time period). We have produced documents to the SEC and the DOJ both voluntarily and pursuant to company subpoenas from the files of numerous officers and employees of Halliburton and KBR, including many current and former executives of Halliburton and KBR, and we are making our employees available to the SEC and the DOJ for interviews. In addition, we understand that the SEC has issued a subpoena to A. Jack Stanley, who formerly served as a consultant and chairman of Kellogg Brown & Root and to others, including certain of our current and former employees, former executive officers and at least one of our subcontractors. We further understand that the DOJ issued subpoenas for the purpose of obtaining information abroad, and we understand that other partners in TSKJ have provided information to the DOJ and the SEC with respect to the investigations, either voluntarily or under subpoenas.

The SEC and DOJ investigations include an examination of whether TSKJ’s engagement of Tri-Star Investments as an agent and a Japanese trading company as a subcontractor to provide services to TSKJ were utilized to make improper payments to Nigerian government officials. In connection with the Bonny Island project, TSKJ entered into a series of agency agreements, including with Tri-Star Investments, of which Jeffrey Tesler is a principal, commencing in 1995 and a series of subcontracts with a Japanese trading company commencing in 1996. We understand that a French magistrate has officially placed Mr. Tesler under investigation for corruption of a foreign public official. In Nigeria, a legislative committee of the National Assembly and the Economic and Financial Crimes Commission, which is organized as part of the executive branch of the government, are also investigating these matters. Our representatives have met with the French magistrate and Nigerian officials. In October 2004, representatives of TSKJ voluntarily testified before the Nigerian legislative committee.

We notified the other owners of TSKJ of information provided by the investigations and asked each of them to conduct their own investigation. TSKJ has suspended the receipt of services from and payments to Tri-Star Investments and the Japanese trading company and has considered instituting legal proceedings to declare all agency agreements with Tri-Star Investments terminated and to recover all amounts previously paid under those agreements. In February 2005, TSKJ notified the Attorney General of Nigeria that TSKJ would not oppose the Attorney General’s efforts to have sums of money held on deposit in accounts of Tri-Star Investments in banks in Switzerland transferred to Nigeria and to have the legal ownership of such sums determined in the Nigerian courts.

As a result of these investigations, information has been uncovered suggesting that, commencing at least 10 years ago, members of TSKJ planned payments to Nigerian officials. We have reason to believe, based on the ongoing investigations, that payments may have been made by agents of TSKJ to Nigerian officials. In addition, information uncovered in the summer of 2006 suggests that, prior to 1998, plans may have been made by employees of The M.W. Kellogg Company to make payments to government officials in connection with the pursuit of a number of other projects in countries outside of Nigeria. Halliburton is also reviewing a number of recently discovered documents related to KBR activities in countries outside of Nigeria with respect

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

to agents for projects after 1998. Certain of the activities discussed in this paragraph involve current or former employees or persons who were or are consultants to us, and the investigation continues.

In June 2004, all relationships with Mr. Stanley and another consultant and former employee of M.W. Kellogg Limited were terminated. The termination of Mr. Stanley occurred because of violations of Halliburton’s Code of Business Conduct that allegedly involved the receipt of improper personal benefits from Mr. Tesler in connection with TSKJ’s construction of the Bonny Island project.

In 2006, Halliburton suspended the services of another agent who, until such suspension, had worked for us outside of Nigeria on several current projects and on numerous older projects going back to the early 1980s. The suspension will continue until such time, if ever, as Halliburton can satisfy itself regarding the agent’s compliance with applicable law and Halliburton’s Code of Business Conduct. In addition, Halliburton suspended the services of an additional agent on a separate current Nigerian project with respect to which Halliburton has received from a joint venture partner on that project allegations of wrongful payments made by such agent.

If violations of the FCPA were found, a person or entity found in violation could be subject to fines, civil penalties of up to $500,000 per violation, equitable remedies, including disgorgement (if applicable) generally of profits, including prejudgment interest on such profits, causally connected to the violation, and injunctive relief. Criminal penalties could range up to the greater of $2 million per violation or twice the gross pecuniary gain or loss from the violation, which could be substantially greater than $2 million per violation. It is possible that both the SEC and the DOJ could assert that there have been multiple violations, which could lead to multiple fines. The amount of any fines or monetary penalties which could be assessed would depend on, among other factors, the findings regarding the amount, timing, nature and scope of any improper payments, whether any such payments were authorized by or made with knowledge of us or our affiliates, the amount of gross pecuniary gain or loss involved, and the level of cooperation provided the government authorities during the investigations. Agreed dispositions of these types of violations also frequently result in an acknowledgement of wrongdoing by the entity and the appointment of a monitor on terms negotiated with the SEC and the DOJ to review and monitor current and future business practices, including the retention of agents, with the goal of assuring compliance with the FCPA. Other potential consequences could be significant and include suspension or debarment of our ability to contract with governmental agencies of the United States and of foreign countries. During 2006, we had revenue of approximately $5.8 billion from our government contracts work with agencies of the United States or state or local governments. If necessary, we would seek to obtain administrative agreements or waivers from the DoD and other agencies to avoid suspension or debarment. In addition, we may be excluded from bidding on MoD contracts in the United Kingdom if we are convicted for a corruption offense or if the MoD determines that our actions constituted grave misconduct. During 2006, we had revenue of approximately $1.0 billion from our government contracts work with the MoD. Suspension or debarment from the government contracts business would have a material adverse effect on our business, results of operations, and cash flow.

These investigations could also result in (1) third-party claims against us, which may include claims for special, indirect, derivative or consequential damages, (2) damage to our business or reputation, (3) loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, (4) adverse consequences on our ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of us or our subsidiaries. In this connection, we understand that the government of Nigeria gave notice in 2004 to the French magistrate of a civil claim as an injured party in that proceeding. In addition, our compliance procedures or having a monitor required or agreed to be appointed at our cost as part of the disposition of the investigations could result in a more limited use of agents on large-scale international projects than in the past and put us at a competitive disadvantage in pursuing such projects. Continuing negative publicity arising out of these investigations could also result in our inability to bid

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

successfully for governmental contracts and adversely affect our prospects in the commercial marketplace. We are not aware of any further developments with respect to this claim. In addition, we could incur costs and expenses for any monitor required by or agreed to with a governmental authority to review our continued compliance with FCPA law.

The investigations by the SEC and DOJ and foreign governmental authorities are continuing. We do not expect these investigations to be concluded in the immediate future. The various governmental authorities could conclude that violations of the FCPA or applicable analogous foreign laws have occurred with respect to the Bonny Island project and other projects in or outside of Nigeria. In such circumstances, the resolution or disposition of these matters, even after taking into account the indemnity from Halliburton with respect to any liabilities for fines or other monetary penalties or direct monetary damages, including disgorgement, that may be assessed by the U.S. and certain foreign governments or governmental agencies against us or our greater than 50%-owned subsidiaries could have a material adverse effect on our business, prospects, results or operations, financial condition and cash flow. Under the terms of the master separation agreement entered into in connection with our initial public offering, Halliburton has agreed to indemnify us for, and any of our greater than 50%-owned subsidiaries for our share of, fines or other monetary penalties or direct monetary damages, including disgorgement, as a result of claims made or assessed by a governmental authority of the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria or a settlement thereof relating to FCPA Matters, which could involve Halliburton and us through The M. W. Kellogg Company, M. W. Kellogg Limited or their or our joint ventures in projects both in and outside of Nigeria, including the Bonny Island, Nigeria project. Halliburton’s indemnity will not apply to any other losses, claims, liabilities or damages assessed against us as a result of or relating to FCPA Matters or to any fines or other monetary penalties or direct monetary damages, including disgorgement, assessed by governmental authorities in jurisdictions other than the United States, the United Kingdom, France, Nigeria, Switzerland or Algeria, or a settlement thereof, or assessed against entities such as TSKJ or Brown & Root-Condor Spa, in which we do not have an interest greater than 50%.

As of December 31, 2006, we are unable to estimate an amount of probable loss or a range of possible loss related to these matters.

Halliburton has incurred $14 million, $9 million and $8 million for the years ended December 31, 2006, 2005 and 2004, respectively, for expenses relating to the FCPA and bidding practices investigations. In 2004, $1.5 million of the $8 million incurred was charged to us. Except for this $1.5 million, Halliburton has not charged these costs to us. These expenses were incurred for the benefit of both Halliburton and us, and we and Halliburton have no reasonable basis for allocating these costs between Halliburton and us.

Bidding practices investigation

In connection with the investigation into payments relating to the Bonny Island project in Nigeria, information has been uncovered suggesting that Mr. Stanley and other former employees may have engaged in coordinated bidding with one or more competitors on certain foreign construction projects, and that such coordination possibly began as early as the mid-1980s.

On the basis of this information, Halliburton and the DOJ have broadened their investigations to determine the nature and extent of any improper bidding practices, whether such conduct violated United States antitrust laws, and whether former employees may have received payments in connection with bidding practices on some foreign projects.

If violations of applicable United States antitrust laws occurred, the range of possible penalties includes criminal fines, which could range up to the greater of $10 million in fines per count for a corporation, or twice the gross pecuniary gain or loss, and treble civil damages in favor of any persons financially injured by such violations. Criminal prosecutions under applicable laws of relevant foreign jurisdictions and civil claims by or relationship issues with customers are also possible.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

The results of these investigations may have a material adverse effect on our business and results of operations.

As of December 31, 2006, we are unable to estimate an amount of probable loss or range of possible loss related to these matters.

Possible Algerian investigation

We believe that an investigation by a magistrate or a public prosecutor in Algeria may be pending with respect to sole source contracts awarded to Brown & Root-Condor Spa, a joint venture among Kellogg Brown & Root Ltd UK, Centre de Recherche Nuclear de Draria and Holding Services para Petroliers Spa. We had a 49% interest in this joint venture as of December 31, 2006.

Improper payments reported to the SEC

During the second quarter of 2002, we reported to the SEC that one of our foreign subsidiaries operating in Nigeria made improper payments of approximately $2.4 million to entities owned by a Nigerian national who held himself out as a tax consultant, when in fact he was an employee of a local tax authority. The payments were made to obtain favorable tax treatment and clearly violated our Code of Business Conduct and our internal control procedures. The payments were discovered during our audit of the foreign subsidiary. We conducted an investigation assisted by outside legal counsel, and, based on the findings of the investigation, we terminated several employees. None of our senior officers were involved. We are cooperating with the SEC in its review of the matter. We took further action to ensure that our foreign subsidiary paid all taxes owed in Nigeria. A preliminary assessment of approximately $4 million was issued by the Nigerian tax authorities in the second quarter of 2003. We are cooperating with the Nigerian tax authorities to determine the total amount due as quickly as possible.

Litigation brought by La Nouvelle

In October 2004, La Nouvelle, a subcontractor to us in connection with our government services work in Kuwait and Iraq, filed suit alleging breach of contract and interference with contractual and business relations. The relief sought included $224 million in damages for breach of contract, which included $34 million for wrongful interference and an unspecified sum for consequential and punitive damages. The dispute arose from our termination of a master agreement pursuant to which La Nouvelle operated a number of dining facilities in Kuwait and Iraq and the replacement of La Nouvelle with ESS, which, prior to La Nouvelle’s termination, had served as La Nouvelle’s subcontractor. In addition, La Nouvelle alleged that we wrongfully withheld from La Nouvelle certain sums due La Nouvelle under its various subcontracts. During the second quarter of 2005, this litigation was settled without material impact to us.

Iraq overtime litigation

During the fourth quarter of 2005, a group of present and former employees working on the LogCAP contract in Iraq and elsewhere filed a class action lawsuit alleging that KBR wrongfully failed to pay time and a half for hours worked in excess of 40 per work week and that “uplift” pay, consisting of a foreign service bonus, an area differential, and danger pay, was only applied to the first 40 hours worked in any work week. The class alleged by plaintiffs consists of all current and former employees on the LogCAP contract from December 2001 to present. The basis of plaintiffs’ claims is their assertion that they are intended third party beneficiaries of the LogCAP contract and that the LogCAP contract obligated KBR to pay time and a half for all overtime hours. We have moved to dismiss the case on a number of bases. On September 26, 2006, the court granted the motion to dismiss insofar as claims for overtime pay and “uplift” pay are concerned, leaving only a contractual claim for miscalculation of employees’ pay. That claim remains pending. It is premature to assess the probability of an adverse result on that remaining claim. However, because the LogCAP contract is cost-reimbursable, we believe that we could charge any adverse award to the customer. It is our intention to

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

continue to vigorously defend the remaining claim. As of December 31, 2006, we have not accrued any amounts related to this matter.

Environmental

We are subject to numerous environmental, legal and regulatory requirements related to our operations worldwide. In the United States, these laws and regulations include, among others:

•	the Comprehensive Environmental Response, Compensation and Liability Act;

•	the Resources Conservation and Recovery Act;

•	the Clean Air Act;

•	the Federal Water Pollution Control Act; and

•	the Toxic Substances Control Act.

In addition to the federal laws and regulations, states and other countries where we do business often have numerous environmental, legal and regulatory requirements by which we must abide. We evaluate and address the environmental impact of our operations by assessing and remediating contaminated properties in order to avoid future liabilities and comply with environmental, legal and regulatory requirements. On occasion, we are involved in specific environmental litigation and claims, including the remediation of properties we own or have operated as well as efforts to meet or correct compliance-related matters. Our Health, Safety and Environment group has several programs in place to maintain environmental leadership and to prevent the occurrence of environmental contamination. We do not expect costs related to environmental matters will have a material adverse effect on our consolidated financial position or our results of operations.

Letters of credit

In connection with certain projects, we are required to provide letters of credit, surety bonds or other financial and performance guarantees to our customers. As of December 31, 2006, we had approximately $676 million in letters of credit and financial guarantees outstanding, of which, $55 million were issued under our Revolving Credit Facility. Approximately $597 million of the remaining $621 million were issued under various facilities and are irrevocably and unconditionally guaranteed by Halliburton. Of the total outstanding, approximately $516 million relate to our joint venture operations, including $159 million issued in connection with our Allenby & Connaught project. The remaining $160 million of outstanding letters of credit relate to various other projects. At December 31, 2006, $248 million of the $676 million outstanding letters of credit have triggering events that would entitle a bank to require cash collateralization.

In addition, Halliburton has guaranteed surety bonds and provided direct guarantees primarily related to our performance. We expect to cancel these letters of credit, surety bonds and other guarantees as we complete the underlying projects. We and Halliburton have agreed that the existing surety bonds, letters of credit, performance guarantees, financial guarantees and other credit support instruments guaranteed by Halliburton will remain in full force and effect following the separation of our companies. In addition, we and Halliburton have agreed that until December 31, 2009, Halliburton will issue additional guarantees, indemnification and reimbursement commitments for our benefit in connection with (a) letters of credit necessary to comply with our EBIC contract, our Allenby & Connaught project and all other contracts that were in place as of December 15, 2005; (b) surety bonds issued to support new task orders pursuant to the Allenby & Connaught project, two job order contracts for our G&I segment and all other contracts that were in place as of December 25, 2005; and (c) performance guarantees in support of these contracts. Each credit support instrument outstanding at the time of our initial public offering and any additional guarantees, indemnification and reimbursement commitments will remain in effect until the earlier of: (1) the termination of the underlying project contract for our obligations thereunder or (2) the expiration of the relevant credit support instrument in accordance with its terms or release of such instrument by our customer. In addition, we have agreed to use our reasonable best efforts to attempt to release or replace Halliburton’s liability under the outstanding credit

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

support instruments and any additional credit support instruments relating to our business for which Halliburton may become obligated for which such release or replacement is reasonably available. For so long as Halliburton or its affiliates remain liable with respect to any credit support instrument, we have agreed to pay the underlying obligation as and when it becomes due. Furthermore, we agreed to pay to Halliburton a quarterly carry charge for its guarantees of our outstanding letters of credit and surety bonds and agreed to indemnify Halliburton for all losses in connection with the outstanding credit support instruments and any new credit support instruments relating to our business for which Halliburton may become obligated following the separation.

Other commitments

As of December 31, 2006, we had commitments to provide funds of $156 million, including $119 million related to our privately financed projects. As of December 31, 2005, these commitments were approximately $79 million to related companies including $35 million to fund our privately financed projects. These commitments arose primarily during the start-up of these entities or due to losses incurred by them. We expect approximately $13 million of the commitments at December 31, 2006 to be paid during 2007. In addition, we continue to fund operating cash shortfalls on the Barracuda-Caratinga project and are obligated to fund total shortage over the remaining life of the project. The remaining project costs, net of revenue received, was $10 million at December 31, 2006.

Liquidated damages

Many of our engineering and construction contracts have milestone due dates that must be met or we may be subject to penalties for liquidated damages if claims are asserted and we were responsible for the delays. These generally relate to specified activities within a project by a set contractual date or achievement of a specified level of output or throughput of a plant we construct. Each contract defines the conditions under which a customer may make a claim for liquidated damages. However, in most instances, liquidated damages are not asserted by the customer, but the potential to do so is used in negotiating claims and closing out the contract. We had not accrued for liquidated damages of $43 million and $70 million at December 31, 2006 and 2005, respectively (including amounts related to our share of unconsolidated subsidiaries), that we could incur based upon completing the projects as forecasted.

Leases

We are obligated under operating leases, principally for the use of land, offices, equipment, field facilities, and warehouses. We recognize minimum rental expenses over the term of the lease. When a lease contains a fixed escalation of the minimum rent or rent holidays, we recognize the related rent expense on a straight-line basis over the lease term and record the difference between the recognized rental expense and the amounts payable under the lease as deferred lease credits. We have certain leases for office space where we receive allowances for leasehold improvements. We capitalize these leasehold improvements as property, plant, and equipment and deferred lease credits. Leasehold improvements are amortized over the shorter of their economic useful lives or the lease term. Total rent expense, net of sublease rentals, was $178 million, $383 million and $387 million in 2006, 2005 and 2004, respectively.

Future total rentals on noncancelable operating leases are as follows: $48 million in 2007; $50 million in 2008; $42 million in 2009; $39 million in 2010; $39 million in 2011; and $41 million thereafter.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Note 16.	Income Taxes

The components of the (provision)/benefit for income taxes on continuing operations were:

	Years Ended December 31
	2006	2005	2004
	Millions of dollars

Current income taxes:
Federal	$(56)	$(118)	$140
Foreign	(80)	(52)	(27)
State	(2)	(8)	7

Total current	(138)	(178)	120

Deferred income taxes:
Federal	27	22	(5)
Foreign	(17)	(25)	(20)
State	(1)	(1)	1

Total deferred	9	(4)	(24)

(Provision) benefit for income taxes	$(129)	$(182)	$96

Income tax expense for KBR, Inc. is calculated on a pro rata basis. Under this method, income tax expense is determined based on KBR, Inc. operations and their contributions to income tax expense of the Halliburton consolidated group.

KBR, Inc. is the parent of a group of our domestic companies which are currently included in the consolidated federal income tax return of Halliburton. Additionally, many subsidiaries and divisions of Halliburton are subject to consolidation, group relief or similar provisions of tax law in foreign jurisdictions that allow for sharing of tax attributes with other Halliburton affiliates. For purposes of determining income tax expense, it is assumed that KBR, Inc. will continue to file on this combined basis.

As noted above, we have calculated income tax expense based on a pro rata method. A second method which is available for determining tax expense is the separate return method. Under the separate return method, KBR income tax expense is calculated as if we had filed tax returns for its own operations, excluding other Halliburton operations. If we had calculated income tax expense from continuing operations using the separate return method as of January 1, 2006, the income tax expense from continuing operations recorded in 2006 would have been $108 million resulting in an effective tax rate of 49% under the separate return method. Similarly, if we had calculated income tax expense from discontinued operations using the separate return method as of January 1, 2006, the income tax expense recorded in 2006 would have been $44 million resulting in an effective tax rate of 33% under the separate return method.

The United States and foreign components of income (loss) from continuing operations before income taxes and minority interest were as follows:

	Years Ended December 31
	2006	2005	2004
	Millions of dollars

United States	$59	$294	$(51)
Foreign	161	139	(334)

Total	$220	$433	$(385)

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

The reconciliations between the actual provision for income taxes on continuing operations and that computed by applying the United States statutory rate to income from continuing operations before income taxes and minority interest are as follows:

	Years Ended December 31
	2006	2005	2004

United States Statutory Rate	35%	35.0%	35.0%
Rate differentials on foreign earnings	(9.8)	2.2	(2.2)
Non-deductible loss	9.2	—	—
State income taxes	0.6	1.3	1.3
Prior year foreign taxes	11.2	(1.6)	(2.7)
Prior year federal & state taxes	8.0	1.2	—
Valuation allowance	(1.1)	0.9	(5.3)
Foreign tax credit displacement	4.8	4.4	—
Other	0.6	(1.3)	(1.2)

Total effective tax rate on continuing operations	58.5%	42.1%	24.9%

We generally do not provide income taxes on the undistributed earnings of non-United States subsidiaries because such earnings are intended to be reinvested indefinitely to finance foreign activities. Taxes are provided as necessary with respect to earnings that are not permanently reinvested. The American Job Creations Act of 2004 introduced a special dividends received deduction with respect to the repatriation of certain foreign earnings to a United States taxpayer under certain circumstances. Based on its analysis of the Act, the Halliburton U.S. consolidated group decided not to utilize the special deduction. KBR’s tax calculation reflects this position.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

The primary components of our deferred tax assets and liabilities and the related valuation allowances are as follows:

	Years Ended December 31
	2006	2005
	Millions of dollars

Gross deferred tax assets:
Depreciation and amortization	$10	$4
Employee compensation and benefits	176	52
Foreign tax credit carryforward	67	67
Construction contract accounting	89	81
Loss carryforwards	55	69
Insurance accruals	15	17
Interest accruals	—	6
Allowance for bad debt	14	18
All other	26	32

Total	$452	$346

Gross deferred tax liabilities:
Depreciation and amortization	$38	$6
Construction contract accounting	58	53

Total	$96	$59

Valuation Allowances:
Foreign tax credit carryforward	$67	$67
Loss carryforwards	21	23

Total	$88	$90

Net deferred income tax asset	$268	$197

At December 31, 2006, we had $171 million of net operating loss carryforwards that expire from 2006 through 2016 and loss carryforwards of $26 million with indefinite expiration dates.

Foreign tax credit carryforwards recorded in the financial statements reflect the credits actually generated by KBR operations, reduced for the amount considered utilized pursuant to the tax sharing agreement. Should KBR leave the Halliburton U.S. consolidated group at some point in the future, the amount of foreign tax credit carryforward taken by KBR will be determined by operation of U.S. tax law. The amount of such carryforward taken by KBR could be significantly different than the amount recorded in the financial statements.

We have established a valuation allowance for certain foreign loss carryforwards and foreign tax credit carryforwards on the basis that we believe these assets will not be utilized in the statutory carryover period. KBR is subject to a tax sharing agreement. The tax sharing agreement provides, in part, for settlement of utilized tax attributes on a consolidated basis. Therefore, intercompany settlements due to the utilized attributes are only established to the extent that the attributes decreased the tax liability of an affiliate in any given jurisdiction. The adjustment to reflect the difference between the tax provision/benefit calculated as described above and the amount settled with Halliburton pursuant to the tax sharing agreement is recorded to equity. The adjustment resulted in a charge to equity of $1 million in 2006, credit to equity of $22 million in 2005 and $37 million in 2004. The amount of settlement reflected in the intercompany account is a payable of $94 million as of December 31, 2006, a payable of $36 million as of December 31, 2005 and a receivable of $290 million as of December 31, 2004.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Note 17.	Shareholders’ Equity

The following tables summarize our shareholders’ equity activity:

				Paid-in		Accumulated
				Capital in		Other
	Common	Member’s	Parent Net	Excess	Retained	Comprehensive
	Stock	Equity	Investment	of par	Earnings	Income (Loss)
	Millions of dollars

Balance at December 31, 2003	—	$—	$1,088	$—	$—	$(144)

Intercompany settlement of taxes	—	—	37	—	—	—
Comprehensive income:
Net loss	—	—	(303)	—	—	—
Other comprehensive income, net of tax (provision):
Cumulative translation adjustment	—	—	—	—	—	32
Pension liability adjustment, net of tax of $41	—	—	—	—	—	97
Other comprehensive gains (losses) on derivatives:
Unrealized gains (losses) on derivatives	—	—	—	—	—	39
Reclassification adjustments to net income (loss)	—	—	—	—	—	(26)
Income tax benefit (provision) on derivatives	—	—	—	—	—	(8)

Total comprehensive income (loss)	—	—	(303)	—	—	134

Balance at December 31, 2004	—	$—	$822	$—	$—	$(10)

Intercompany settlement of taxes	—	—	22	—	—	—
Contribution from parent	—	—	300	—	—	—
Comprehensive income:
Net income	—	149	91	—	—	—
Other comprehensive income, net of tax (provision):
Cumulative translation adjustment	—	—	—	—	—	(46)
Pension liability adjustment, net of tax of $(19)	—	—	—	—	—	(44)
Other comprehensive gains (losses) on derivatives:
Unrealized gains (losses) on derivatives	—	—	—	—	—	(21)
Reclassification adjustments to net income (loss)	—	—	—	—	—	(21)
Income tax benefit (provision) on derivatives	—	—	—	—	—	14

Total comprehensive income (loss)	—	149	91	—	—	(118)
Transfer to member’s equity	—	1,235	(1,235)	—	—	—

Balance at December 31, 2005	—	$1,384	$—	$—	$—	$(128)

Contribution from parent and other activities	—	26	—	(11)	—	—
Transfer to common stock and paid-in capital in excess of par	—	(1,551)	—	1,551	—	—
Initial public offering	—	—	—	511	—	—
Stock-based compensation	—	—	—	1	—	—
Adoption of SFAS No. 158, net of tax of $(107)	—	—	—	—	—	(152)
Intercompany settlement of taxes	—	—	—	(1)	—	—
Comprehensive income:
Net income	—	141	—	—	27	—
Other comprehensive income, net of tax (provision):
Cumulative translation adjustment:
Cumulative translation adjustments	—	—	—	—	—	31
Pension liability adjustment, net of tax of $(24)	—	—	—	—	—	(57)
Other comprehensive gains (losses) on derivatives:
Unrealized gains (losses) on derivative	—	—	—	—	—	19
Reclassification adjustments to net income (loss)	—	—	—	—	—	1
Income tax benefit (provision) on derivatives	—	—	—	—	—	(5)

Total comprehensive income	—	141	—	—	27	(163)

Balance at December 31, 2006	—	$—	$—	$2,051	$27	$(291)

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Accumulated Other Comprehensive Income

	December 31
	2006	2005	2004
	Millions of dollars

Cumulative translation adjustments	$43	$12	$58
Pension liability adjustments	(335)	(126)	(82)
Unrealized gains (losses) on derivatives	1	(14)	14

Total accumulated other comprehensive income	$(291)	$(128)	$(10)

Note 18.	Stock Incentive Plans

Stock Plans

In 2006 Stock-based compensation awards were granted to employees under KBR stock-based compensation plans. In addition, KBR employees participate in Halliburton compensation plans and received grants under these plans in 2005 and 2004.

KBR 2006 Stock and Incentive Plan

In November 2006, KBR established the KBR 2006 Stock and Incentive Plan (KBR 2006 Plan) which provides for the grant of any or all of the following types of stock-based awards:

•	stock options, including incentive stock options and nonqualified stock options;

•	stock appreciation rights, in tandem with stock options or freestanding;

•	restricted stock;

•	restricted stock unit;

•	performance awards; and

•	stock value equivalent awards.

Under the terms of the KBR 2006 Plan, 10 million shares of common stock have been reserved for issuance to employees and non-employee directors. The plan specifies that no more than 3.5 million shares can be awarded as restricted stock or restricted stock units or pursuant to performance awards. At December 31, 2006, approximately 8.0 million shares were available for future grants under the KBR 2006 Plan, of which approximately 2.5 million shares remained available for restricted stock awards or restricted stock unit awards.

KBR Share Based Payment Plans

Stock Options

Under KBR’s 2006 Plan, effective as of the closing date of the KBR initial public offering, stock options are granted with an exercise price not less than the fair market value of the common stock on the date of the grant and a term no greater than 10 years. The term and vesting periods are established at the discretion of the Compensation Committee at the time of each grant.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table presents stock options granted, exercised, and forfeited under KBR stock-based compensation plans.

KBR Stock Options

Weighted
		Exercise	Average
	Number of	Price per	Exercise Price
Stock Options	Shares	Share	per Share

Outstanding at December 31, 2005	—	—	—

Granted	991,093	$21.81	$21.81
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2006	991,093	$21.81	$21.81

KBR stock options outstanding at December 31, 2006 had a weighted average remaining contractual life of 9.9 years. None of the options outstanding were exercisable at December 31, 2006. As of December 31, 2006 and net of estimated forfeitures, there was $8.3 million of unrecognized compensation cost net of estimated forfeitures related to non-vested KBR stock options, expected to be recognized over a weighted average period of approximately 2.9 years. The aggregate intrinsic value attributable to these options was $4.3 million as of December 31, 2006.

Restricted Stock

Restricted shares issued under the KBR’s 2006 Plan are restricted as to sale or disposition. These restrictions lapse periodically over an extended period of time not exceeding 10 years. Restrictions may also lapse for early retirement and other conditions in accordance with our established policies. Upon termination of employment, shares on which restrictions have not lapsed must be returned to us, resulting in restricted stock forfeitures. The fair market value of the stock on the date of grant is amortized and ratably charged to income over the period during which the restrictions lapse.

The following table presents the restricted stock awards and restricted stock units granted, vested, and forfeited during 2006 under KBR’s 2006 Stock and Incentive Plan.

Weighted Average
	Number of	Grant-Date Fair
Restricted Stock	Shares	Value per Share

Nonvested shares at January 1, 2006	—	—

Granted	964,677	$21.16
Vested	—	—
Forfeited	—	—

Nonvested shares at December 31, 2006	964,677	$21.16

The weighted average grant-date fair value of restricted KBR shares granted to employees during 2006 was $21.16. As of December 31, 2006, there was $18.7 million of unrecognized compensation cost, net of estimated forfeitures, related to KBR’s nonvested restricted stock and restricted sock units, which is expected to be recognized over a weighted average period of 4.9 years.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Halliburton Share Based Payment Plans

Halliburton has stock-based employee compensation plans in which certain key employees of KBR participate. Stock options under Halliburton’s 1993 Stock and Incentive Plan are granted at the fair market value of the common stock at the grant date, vest ratably over a three- or four-year period, and generally expire 10 years from the grant date. Under the terms of the 1993 Stock and Incentive Plan, as amended, 98 million shares of common stock have been reserved for issuance to key Halliburton employees, including key employees of KBR. The plan specifies that no more than 32 million shares can be awarded as restricted stock. At December 31, 2006, 20 million shares were available for future grants under the 1993 Stock and Incentive Plan, of which 11 million shares remain available for restricted stock awards. The share amounts and exercise prices discussed in this Note have been adjusted for all periods presented to reflect the impact of Halliburton’s two-for-one common stock split, in the form of a stock dividend, paid on July 14, 2006 to Halliburton stockholders of record as of June 23, 2006.

Once Halliburton’s ownership interest in KBR is 20% or less, outstanding awards to KBR employees of options to purchase Halliburton stock and unvested Halliburton restricted stock under the Halliburton 1993 Plan will be converted into similar KBR awards under its new Transitional Stock Adjustment Plan, with the intention of preserving approximately the equivalent value of the previous awards under the Halliburton 1993 Plan.

Each of the active stock-based compensation arrangements is discussed below.

Halliburton Stock Options

All stock options under Halliburton’s 1993 Plan are granted at the fair market value of the common stock at the grant date. Employee stock options vest ratably over a three- or four-year period and generally expire 10 years from the grant date.

The following table represents Halliburton’s stock options granted to, exercised by, and forfeited by KBR, Inc.’s employees during 2006.

				Weighted
			Weighted	Average
			Average	Remaining	Aggregate
	Number of		Exercise Price	Contractual	Intrinsic
Stock Options	Shares		per Share	Term (years)	Value
	(In millions)				(In millions)

Outstanding at January 1, 2006	5.1		$15.53

Granted	—		—
Exercised	(1.6)		16.31
Forfeited/expired	(0.1	)(a)	15.61

Outstanding at December 31, 2006	3.4		$15.16	4.46	$54

Exercisable at December 31, 2006	3.0		$14.88	4.07	$49

(a)	Actual expired shares in 2006 were approximately 40,000 shares with a weighted average exercise price per share of $15.42.

The total intrinsic value of options exercised by KBR, Inc.’s employees was $31 million in 2006, $52 million in 2005, and $4 million in 2004. As of December 31, 2006, there was $1 million of unrecognized compensation cost, net of estimated forfeitures, related to Halliburton nonvested stock options, which is expected to be recognized over a weighted average period of approximately 0.7 years.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Halliburton Restricted Stock

Restricted shares issued under Halliburton’s 1993 Plan are restricted as to sale or disposition. These restrictions lapse periodically over an extended period of time not exceeding 10 years. Restrictions may also lapse for early retirement and other conditions in accordance with Halliburton’s established policies. Upon termination of employment, shares on which restrictions have not lapsed must be returned to Halliburton, resulting in restricted stock forfeitures. The fair market value of the stock on the date of grant is amortized and ratably charged to income over the period during which the restrictions lapse.

The following table represents Halliburton’s 1993 Plan restricted stock for our employees during 2006.

		Weighted Average
	Number of	Grant-Date Fair
Restricted Stock	Shares	Value per Share
	(In millions)

Nonvested shares at January 1, 2006	1.4	$16.12

Granted	— (a)	33.77
Vested	(0.4)	16.71
Forfeited	(0.1)	16.26

Nonvested shares at December 31, 2006	0.9	$16.87

(a)	Actual grants for 2006 included approximately 53,000 shares.

The weighted average grant-date fair value of restricted shares granted to our employees during 2005 and 2004 was $22.14 and $14.64. The total fair value of shares vested during 2006 was $12 million, compared to $16 million during 2005 and $9 million during 2004. As of December 31, 2006, there was $10 million of unrecognized compensation cost, net of estimated forfeitures, related to nonvested restricted stock, which is expected to be recognized over a period of 3.3 years.

Halliburton 2002 Employee Stock Purchase Plan

Under the ESPP, eligible employees may have up to 10% of their earnings withheld, subject to some limitations, to be used to purchase shares of Halliburton’s common stock. Unless Halliburton’s Board of Directors shall determine otherwise, each six-month offering period commences on January 1 and July 1 of each year. The price at which Halliburton’s common stock may be purchased under the ESPP is equal to 85% of the lower of the fair market value of Halliburton’s common stock on the commencement date or last trading day of each offering period. Under this plan, 24 million shares of Halliburton’s common stock have been reserved for issuance, which may be authorized but unissued shares or treasury shares. As of December 31, 2006, 3.7 million shares have been sold to our employees through the ESPP.

Note 19.	Financial Instruments and Risk Management

Foreign exchange risk.  Techniques in managing foreign exchange risk include, but are not limited to, foreign currency borrowing and investing and the use of currency derivative instruments. We selectively manage significant exposures to potential foreign exchange losses considering current market conditions, future operating activities and the associated cost in relation to the perceived risk of loss. The purpose of our foreign currency risk management activities is to protect us from the risk that the eventual dollar cash flow resulting from the sale and purchase of products and services in foreign currencies will be adversely affected by changes in exchange rates.

We manage our currency exposure through the use of currency derivative instruments as it relates to the major currencies, which are generally the currencies of the countries for which we do the majority of our

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

international business. These contracts generally have an expiration date of two years or less. Forward exchange contracts, which are commitments to buy or sell a specified amount of a foreign currency at a specified price and time, are generally used to manage identifiable foreign currency commitments. Forward exchange contracts and foreign exchange option contracts, which convey the right, but not the obligation, to sell or buy a specified amount of foreign currency at a specified price, are generally used to manage exposures related to assets and liabilities denominated in a foreign currency. None of the forward or option contracts are exchange traded. While derivative instruments are subject to fluctuations in value, the fluctuations are generally offset by the value of the underlying exposures being managed. The use of some contracts may limit our ability to benefit from favorable fluctuations in foreign exchange rates.

Foreign currency contracts are not utilized to manage exposures in some currencies due primarily to the lack of available markets or cost considerations (non-traded currencies). We attempt to manage our working capital position to minimize foreign currency commitments in non-traded currencies and recognize that pricing for the services and products offered in these countries should cover the cost of exchange rate devaluations. We have historically incurred transaction losses in non-traded currencies.

Assets, liabilities and forecasted cash flow denominated in foreign currencies.  We utilize the derivative instruments described above to manage the foreign currency exposures related to specific assets and liabilities, that are denominated in foreign currencies; however, we have not elected to account for these instruments as hedges for accounting purposes. Additionally, we utilize the derivative instruments described above to manage forecasted cash flow denominated in foreign currencies generally related to long-term engineering and construction projects. Beginning in 2003, we designated these contracts related to engineering and construction projects as cash flow hedges. The ineffective portion of these hedges is included in operating income in the accompanying consolidated statement of operations and was not material in 2006, 2005 or 2004. As of December 31, 2006, we had approximately $1 million in unrealized net gains on these cash flow hedges. As of December 31, 2005, we had approximately $14 million in unrealized net losses on these cash flow hedges and approximately $14 million in unrealized net gains as of December 31, 2004. These unrealized gains and losses include amounts attributable to cash flow hedges placed by our consolidated and unconsolidated subsidiaries and are included in other comprehensive income in the accompanying consolidated balance sheets. Changes in the timing or amount of the future cash flow being hedged could result in hedges becoming ineffective and, as a result, the amount of unrealized gain or loss associated with that hedge would be reclassified from other comprehensive income into earnings. At December 31, 2006 and December 31, 2005, the maximum length of time over which we are hedging our exposure to the variability in future cash flow associated with foreign currency forecasted transactions is 12 months. The fair value of these contracts was less than $1 million as of December 31, 2006 and December 31, 2005. At December 31, 2004 the fair value of these contracts was $28 million.

Notional amounts and fair market values.  The notional amounts of open forward contracts and options held by our consolidated subsidiaries was $134 million, $362 million and $483 million at December 31, 2006, 2005 and 2004, respectively. The notional amounts of our foreign exchange contracts do not generally represent amounts exchanged by the parties, and thus, are not a measure of our exposure or of the cash requirements relating to these contracts. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as exchange rates.

Credit risk.  Financial instruments that potentially subject us to concentrations of credit risk are primarily cash equivalents, investments and trade receivables. It is our practice to place our cash equivalents and investments in high-quality securities with various investment institutions. We derive the majority of our revenues from engineering and construction services to the energy industry and services provided to the United States government. There are concentrations of receivables in the United States and the United Kingdom. We maintain an allowance for losses based upon the expected collectibility of all trade accounts receivable. See Note 9 for further discussion of United States government receivables.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

There are no significant concentrations of credit risk with any individual counterparty related to our derivative contracts. We select counterparties based on their profitability, balance sheet and a capacity for timely payment of financial commitments which is unlikely to be adversely affected by foreseeable events.

Interest rate risk.  We have several debt instruments outstanding with variable interest rates. We may manage our variable-rate debt through the use of different types of debt instruments and derivative instruments. As of December 31, 2006 and December 31, 2005, we held no material interest rate derivative instruments.

Fair market value of financial instruments.  The carrying amount of variable rate long-term debt approximates fair market value because these instruments reflect market changes to interest rates. The carrying amount of short-term financial instruments, cash and equivalents, receivables, and accounts payable, as reflected in the consolidated balance sheets, approximates fair market value due to the short maturities of these instruments. The currency derivative instruments are carried on the balance sheet at fair value and are based upon third party quotes.

Note 20.	Equity Method Investments and Variable Interest Entities

We conduct some of our operations through joint ventures which are in partnership, corporate, undivided interest and other business forms and are principally accounted for using the equity method of accounting.

The following is a description of our significant unconsolidated subsidiaries that are accounted for using the equity method of accounting:

•	TSKJ Group is a joint venture consortium consisting of several private limited liability companies registered in Madeira, Portugal. TSKJ Group entered into various contracts to design and construct large-scale projects in Nigeria. KBR has an approximate 25% interest in the TSKJ Group.

•	Brown & Root-Condor Spa (“BRC”) is registered in Algiers, Algeria and primarily executes oil and gas production facilities and civil infrastructure projects in Algeria. KBR owns a 49% interest in the joint venture.

•	TKJ Group is a joint venture consortium consisting of several private limited liability companies registered in Dubai, UAE. The TKJ Group was created for the purpose of trading equipment and the performance of services required for the realization, construction, and modification of maintenance of oil, gas, chemical, or other installations in the Middle East. KBR holds a 33.3% interest in the TKJ Group companies.

•	JK Group is a joint venture consortium consisting of several private limited liability companies registered in the Cayman Islands. The JK Group was created for the purpose of building two gas processing plants and related pipelines in Algeria. KBR owns a 50% interest in each of the JK Group companies.

•	ASD is a general partnership registered in Australia and was created for the purpose of operating a railroad between Alice Springs and Darwin in Australia. KBR owns a 36.7% interest in the partnership.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Summarized financial information for the underlying businesses of our significant equity method investments are as follows:

Balance Sheets

	December 31, 2006
	TSKJ Group	BRC	TKJ	JK Group	ASD
	Millions of dollars

Current assets	$457	$322	$650	$79	$274
Noncurrent assets	$23	$22	$107	$—	$600

Total assets	$480	$344	$757	$79	$874

Current liabilities	$364	$314	$654	$265	$263
Noncurrent liabilities	$6	$—	$—	$—	$527

Total liabilities	$370	$314	$654	$265	$790

Statements of Operations

	For the Year Ended December 31, 2006
	TSKJ Group	BRC	TKJ	JK Group	ASD
	Millions of dollars

Revenue	$339	$483	$943	$39	$158

Operating income (loss)	$20	$21	$83	$(36)	$(13)

Net income (loss)	$32	$14	$96	$(35)	$(57)

Balance Sheets

	December 31, 2005
	TSKJ Group	BRC	TKJ	JK Group	ASD
	Millions of dollars

Current assets	$434	$379	$199	$154	$186
Noncurrent assets	$4	$27	$3	$—	$610

Total assets	$438	$406	$202	$154	$796

Current liabilities	$394	$391	$225	$211	$174
Noncurrent liabilities	$3	$—	$25	$2	$498

Total liabilities	$397	$391	$250	$213	$672

Statements of Operations

	For the Year Ended December 31, 2005
	TSKJ Group	BRC	TKJ	JK Group	ASD
	Millions of dollars

Revenue	$707	$365	$37	$210	$90

Operating income (loss)	$2	$(71)	$—	$(70)	$(28)

Net income (loss)	$11	$(53)	$1	$(69)	$(40)

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Statements of Operations

	For the Year Ended December 31, 2004
	TSKJ Group	BRC	JK Group	ASD
	Millions of dollars

Revenue	$796	$360	$153	$31

Operating income (loss)	$69	$(31)	$(105)	$(29)

Net income (loss)	$80	$(21)	$(103)	$(29)

Consolidated summarized financial information for all other jointly owned operations that are accounted for using the equity method of accounting is as follows:

Balance Sheets

	December 31,
	2006	2005
	Millions of dollars

Current assets	$4,179	$891
Noncurrent assets	2,737	2,489

Total	$6,916	$3,380

Current liabilities	$1,020	$888
Noncurrent liabilities	5,481	2,237
Member’s equity	415	255

Total	$6,916	$3,380

Statements of Operations

	Years Ended December 31,
	2006	2005	2004
	Millions of dollars

Revenue	$2,031	$1,335	$978

Operating income (loss)	$69	$15	$(2)

Net income (loss)	$92	$26	$(7)

The FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46), in January 2003. In December 2003, the FASB issued FIN 46R, a revision which supersedes the original interpretation. We adopted FIN 46R effective January 1, 2004. FIN 46R requires the consolidation of entities in which a company absorbs a majority of another entity’s expected losses, receives a majority of the other entity’s expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the other entity. Previously, entities were generally consolidated based upon a controlling financial interest through ownership of a majority voting interest in the entity.

G&I segment

We have identified the following variable interest entities:

•	during 2001, we formed a joint venture, in which we own a 50% equity interest with an unrelated partner, that owns and operates heavy equipment transport vehicles in the United Kingdom. This variable interest entity was formed to construct, operate, and service certain assets for a third party, and

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

was funded with third party debt. The construction of the assets was completed in the second quarter of 2004, and the operating and service contract related to the assets extends through 2023. The proceeds from the debt financing were used to construct the assets and will be paid down with cash flow generated during the operation and service phase of the contract. As of December 31, 2006 and 2005, the joint venture had total assets of $161 million and $149 million and total liabilities of $147 million and $154 million, respectively. Our aggregate maximum exposure to loss as a result of our involvement with this joint venture is limited to our investment, which is zero at December 31, 2006, and any future losses related to the operation of the assets. We are not the primary beneficiary. The joint venture is accounted for using the equity method of accounting;

•	we are involved in four privately financed projects, executed through joint ventures, to design, build, operate, and maintain roadways for certain government agencies in the United Kingdom. We have a 25% ownership interest in these joint ventures and account for them using the equity method of accounting. The joint ventures have obtained financing through third parties that is not guaranteed by us. These joint ventures are considered variable interest entities; however, we are not the primary beneficiary of these joint ventures and, therefore, account for them using the equity method of accounting. As of December 31, 2005, these joint ventures had total assets of $1.9 billion and total liabilities of $1.9 billion. As of December 31, 2006, these joint ventures had total assets of $2.2 billion and total liabilities of $2.1 billion. Our maximum exposure to loss was $24 million at December 31, 2006. With respect to one of these roadways, KBR received a revised financial forecast during the second quarter of 2006, which takes into account sustained projected losses due to lower than anticipated long vehicle traffic and higher than forecasted lane availability deductions, which reduce project revenues. Because of this new information, we recorded an impairment charge of $10 million during the second quarter of 2006 in our equity investment in this roadway. As of December 31, 2006, our investment in this joint venture and the related company that performed the construction of the road was zero. In addition, at December 30, 2006, we had no additional funding commitments;

•	we participate in a privately financed project formed for operating and maintaining a railroad freight business in Australia. We own 36.7% of the joint venture and operating company and we account for these investments using the equity method of accounting. These joint ventures are funded through senior and subordinated debt and equity contributions from the joint ventures’ partners. This joint venture has sustained losses since commencing operations due to lower than anticipated freight volume and a slowdown in the planned expansion of the Port of Darwin. At the end of the first quarter of 2006, the joint venture’s revised financial forecast led us to record a $26 million impairment charge. In October 2006, the joint venture incurred an event of default under its loan agreement by failing to make an interest and principal payment. These loans are non-recourse to us. In light of the default and the realization that the joint venture efforts to raise additional equity from third parties was not successful, we recorded an additional $32 million impairment charge in the third quarter of 2006. We will receive no tax benefit as this impairment charge is not deductible for Australian tax purposes. In December 2006, the senior lenders agreed to waive existing defaults and concede certain rights under the existing indenture. Among these were a reduction in the joint venture’s debt service reserve and the relinquishment of the right to receive principal payments for 27 months, through March 2009. In exchange for these concessions, the shareholders of the joint venture committed approximately $12 million of new subordinated financing, of which $6 million was committed by us. These joint ventures are considered variable interest entities; however, we are not the primary beneficiary of the joint ventures. As of December 31, 2005 and 2006, the joint venture had total assets of $796 million and $874 million and total liabilities of $672 million and $790 million, respectively. At December 31, 2006, our maximum exposure to loss totaling $12 million is limited to our equity investments, senior operating notes, and equity owner notes.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

•	we participate in a privately financed project executed through certain joint ventures formed to design, build, operate, and maintain a viaduct and several bridges in southern Ireland. The joint ventures were funded through debt and were formed with minimal equity. These joint ventures are considered variable interest entities; however, we are not the primary beneficiary of the joint ventures. We have up to a 25% ownership interest in the project’s joint ventures, and we are accounting for these interests using the equity method of accounting. As of December 31, 2006 and 2005, the joint ventures had total assets of $301 million and $240 million and total liabilities of $293 million and $227 million, respectively. Our maximum exposure to loss was $8 million at December 31, 2006, and our share of any future losses resulting from the project. In addition, at December 31, 2006, we had remaining funding commitments of approximately $4 million.

•	in April 2006, Aspire Defence, a joint venture between us, Mowlem Plc. and a financial investor, was awarded a privately financed project contract, the Allenby & Connaught project, by the MoD to upgrade and provide a range of services to the British Army’s garrisons at Aldershot and around Salisbury Plain in the United Kingdom. In addition to a package of ongoing services to be delivered over 35 years, the project includes a nine-year construction program to improve soldiers’ single living, technical and administrative accommodations, along with leisure and recreational facilities. Aspire Defence will manage the existing properties and will be responsible for design, refurbishment, construction and integration of new and modernized facilities. We indirectly own a 45% interest in Aspire Defence, the project company that is the holder of the 35-year concession contract. In addition, we own a 50% interest in each of two joint ventures that provide the construction and the related support services to Aspire Defence. Our performance through the construction phase is supported by $159 million in letters of credit and surety bonds totaling approximately $209 million as of December 31, 2006, both of which have been guaranteed by Halliburton. Furthermore, our financial and performance guarantees are joint and several, subject to certain limitations, with our joint venture partners. The project is funded through equity and subordinated debt provided by the project sponsors and the issuance of publicly held senior bonds. The entities we hold an interest in are considered variable interest entities; however, we are not the primary beneficiary of these entities. We account for our interests in each of the entities using the equity method of accounting. As of December 31, 2006, the aggregate total assets and total liabilities of the variable interest entities were $3.2 billion and $3.3 billion, respectively. Our maximum exposure to project company losses as of December 31, 2006 was $59 million. Our maximum exposure to construction and operating joint venture losses is limited to the funding of any future losses incurred by those entities.

E&C segment

We perform many of our long-term energy-related construction projects through incorporated or unincorporated joint ventures. Typically, these ventures are dissolved upon completion of the project. Many of these ventures are funded by advances from the project owner, and accordingly, require no equity investment by the joint venture partners or shareholders. Occasionally, a venture incurs losses, which then requires funding by the joint venture partners or shareholders in proportion to their interest percentages. The ventures that have little or no initial equity investment are variable interest entities. Our significant variable interest entities are:

•	during 2005, we formed a joint venture to engineer and construct a gas monetization facility. We own 50% equity interest and determined that we are the primary beneficiary of the joint venture which is consolidated for financial reporting purposes. At December 31, 2006 and 2005, the joint venture had $756 million and $324 million in total assets and $877 million and $311 million in total liabilities, respectively. There are no consolidated assets that collateralize the joint venture’s obligations. However, at December 31, 2006 and December 31, 2005, the joint venture had approximately $413 million and $173 million of cash, respectively, which mainly relate to advanced billings in connection with the joint venture’s obligations under the EPC contract;

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

•	we have equity ownership in three joint ventures to execute EPC projects. Our equity ownership ranges from 33% to 50%, and these joint ventures are considered variable interest entities. We are not the primary beneficiary and thus account for these joint ventures using the equity method of accounting. At December 31, 2006 and 2005, these joint ventures had aggregate assets of $1 billion and $863 million and aggregate liabilities of $1.1 billion and $914 million, respectively. Our aggregate, maximum exposure to loss related to these entities was $77 million and $28 at December 31, 2006 and 2005, respectively, and is comprised of our equity investments in and advances to the joint ventures in addition to our commitment to fund any future losses; and

•	we have an investment in a development corporation that has an indirect interest in the new Egypt Basic Industries Corporation (“EBIC”) ammonia plant project located in Egypt. We are performing the engineering, procurement and construction (“EPC”) work for the project and operations and maintenance services for the facility. We own 60% of this development company and consolidate it for financial reporting purposes within our E&C segment. The development corporation owns a 25% ownership interest in a company that consolidates the ammonia plant which is considered a variable interest entity. The development corporation accounts for its investment in the company using the equity method of accounting. The variable interest entity is funded through debt and equity. We are not the primary beneficiary of the variable interest entity. As of December 31, 2006, the variable interest entity had total assets of $347 million and total liabilities of $199 million. Our maximum exposure to loss on our equity investments at December 31, 2006 is limited to our investment of $15 million and our commitment to fund an additional $3 million of stand-by equity. In August 2006, the lenders providing the construction financing notified EBIC that it was in default of the terms of its debt agreement, which effectively prevented the project from making additional borrowings until such time as certain security interests in the ammonia plant assets related to the export facilities could be perfected. This default was cured on December 8, 2006 subject to submitting the remaining documentation in March 2007. Indebtedness under the debt agreement is non-recourse to us. No event of default has occurred pursuant to our EPC contract and we have been paid all amounts due from EBIC. In September 2006, we were instructed by EBIC to cease work on one location of the project on which the ammonia storage tanks were originally planned to be constructed due to a decision to relocate the tanks. The new location has been selected and the client and its lenders have agreed to compensate KBR for approximately $6 million in costs resulting from relocation of the storage tanks. We resumed work on the ammonia tanks in February 2007.

•	In July 2006, we were awarded, through a 50%-owned joint venture, a contract with Qatar Shell GTL Limited to provide project management and cost-reimbursable engineering, procurement and construction management services for the Pearl GTL project in Ras Laffan, Qatar. The project, which is expected to be completed by 2011, consists of gas production facilities and a GTL plant. The joint venture is considered a variable interest entity. We consolidate the joint venture for financial reporting purposes within our E&C segment because we are the primary beneficiary. As of December 31, 2006, the Pearl joint venture had total assets of $66 million and total liabilities of $56 million.

Note 21.	Related Party Transactions

Historically, all transactions between Halliburton and KBR were recorded as an intercompany payable or receivable. At December 31, 2004, KBR had an outstanding intercompany payable to Halliburton of $1.2 billion. In October 2005, Halliburton contributed $300 million of the intercompany balance to KBR equity in the form of a capital contribution. On December 1, 2005, the remaining intercompany balance was converted to two long-term notes payable to Halliburton subsidiaries (Subordinated Intercompany Notes). At December 31, 2005, the outstanding aggregate principal balance of the Subordinated Intercompany Notes was $774 million and was to be paid on or before December 31, 2010. Interest on both notes, which accrued at 7.5% per annum, was payable semi-annually beginning June 30, 2006. The notes were subordinated to the

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Revolving Credit Facility. At December 31, 2005, the amount of $774 million is shown in the Consolidated Financial Statements as Notes Payable to Related Party. During the fourth quarter of 2006, we paid in full the $774 million of Subordinated Intercompany Notes.

In addition, Halliburton, through the date of our initial public offering in November 2006, continued to provide daily cash management services. Accordingly, we invested surplus cash with Halliburton on a daily basis, which will be returned as needed for operations. A Halliburton subsidiary executed a demand note payable (Halliburton Cash Management Note) for amounts outstanding under these arrangements. Annual interest on the Halliburton Cash Management Note has been based on the closing rate of overnight Federal Funds rate determined on the first business day of each month. Similarly, from time to time, we borrowed funds from Halliburton, subject to limitations provided under the Revolving Credit Facility, on a daily basis pursuant to a note payable (KBR Cash Management Note). Annual interest on the KBR Cash Management Note is based on the six-month Eurodollar Rate plus 1.00%. In connection with our initial public offering in November of 2006, Halliburton repaid to us the $387 million balance in the Halliburton Cash Management note. At December 31, 2006, KBR has a $152 million balance payable to Halliburton which consists of amounts KBR owes Halliburton for estimated current year outstanding income taxes, amounts owed pursuant to our transition services agreement and other amounts.

We conduct business with other Halliburton entities on a commercial basis, and we recognize revenues as services are rendered and costs as they are incurred. Amounts billed to us by Halliburton were primarily for services provided by Halliburton’s Energy Services Group on projects in the Middle East and were $0, $0 and $18 million for the years ended December 31, 2006, 2005 and 2004, respectively, and are included in cost of services in the consolidated statements of operations. Amounts we billed to Halliburton’s Energy Services Group were $2 million, $1 million and $4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In addition to the transactions described above, Halliburton and certain of its subsidiaries provide various support services to KBR, including information technology, legal and internal audit. Costs for information technology, including payroll processing services, which totaled $11 million , $20 million and $19 million for the years ended December 31, 2006, 2005 and 2004, respectively, are allocated to KBR based on a combination of factors of Halliburton and KBR, including relative revenues, assets and payroll, and negotiation of the reasonableness of the charge. Costs for other services allocated to us were $23 million, $20 million and $20 million for the years ended December 31, 2006, 2005 and 2004, respectively. Costs for these other services, including legal services and audit services, are primarily charged to us based on direct usage of the service. Costs allocated to KBR using a method other than direct usage are not significant individually or in the aggregate. We believe the allocation methods are reasonable. In addition, KBR leases office space to Halliburton at its Leatherhead, U.K. location.

Historically, Halliburton has centrally developed, negotiated and administered our risk management process. This insurance program has included broad, all-risk coverage of worldwide property locations, excess worker’s compensation, general, automobile and employer liability, director’s and officer’s and fiduciary liability, global cargo coverage and other standard business coverages. Net expenses of $17 million, $17 million and $20 million, representing our share of these risk management coverages and related administrative costs, have been allocated to us for the years ended December 31, 2006, 2005 and 2004, respectively. These expenses are included in cost of services in the consolidated statements of operations. Historically, we have been self insured, or have participated in a Halliburton self-insured plan, for certain insurable risks, such as general liability, property damage and workers’ compensation. However, subject to specific limitations, Halliburton has had umbrella insurance coverage for some of these risk exposures. In anticipation of our complete separation from Halliburton, we are developing our own stand-alone insurance and risk management policies that will provide substantially the same coverage. In connection with our initial public offering we obtained a stand-alone director and officer liability insurance policy. The insurance policies covering primary

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

liability and marine cargo were separated between us and Halliburton in 2007. At the time of our complete separation from Halliburton certain other policies will be separated. We are also in the process of obtaining certain stand-alone insurance policies, including property coverage. Our property coverage will differ from prior coverage as appropriate to reflect the nature of our properties, as compared to Halliburton’s properties.

The balances for the related party transactions described above are reflected in the consolidated financial statements as due from parent or due to parent, as appropriate. The average intercompany balance for 2006 was $348 million. For 2005 and 2004, the average intercompany balance was $921 million and $1.2 billion respectively.

In connection with certain projects, we are required to provide letters of credit and guarantees to our customers. As of December 31, 2006, in addition to the $55 million of letters of credit outstanding under our Revolving Credit Facility, we had additional letters of credit and financial guarantees totaled approximately $621 million, of which approximately $516 million related to our joint venture operations, including $159 million issued in connection with the Allenby & Connaught project. The remaining $160 million of outstanding letters of credit relate to various other projects. Of the $676 million in letters of credit outstanding at December 31, 2006, $597 million are irrevocably and unconditionally guaranteed by Halliburton. In addition, Halliburton has guaranteed surety bonds and provided direct guarantees primarily related to our performance. Under certain reimbursement agreements, if we were unable to reimburse a bank under a paid letter of credit and the amount due is paid by Halliburton, we would be required to reimburse Halliburton for any amounts drawn on those letters of credit or guarantees in the future. We expect to cancel these letters of credit, surety bonds and other guarantees as we complete the underlying projects. (See Note 15.)

All of the charges described above have been included as costs of our operation in these consolidated financial statements. It is possible that the terms of these transactions may differ from those that would result from transactions among third parties.

Halliburton has incurred $14 million , $9 million and $8 million for the years ended December 31, 2006, 2005 and 2004, respectively, for expenses relating to the FCPA and bidding practices investigations described in Note 14. In 2004, $1.5 million of the $8 million incurred was charged to us. Except for this $1.5 million, Halliburton has not charged these costs to us. These expenses were incurred for the benefit of both Halliburton and us, and we and Halliburton have no reasonable basis for allocating these costs between Halliburton and us.

In connection with our initial public offering in November 2006, we entered into various agreements to complete the separation of our business from Halliburton, including, among others, a master separation agreement, transition services agreements and a tax sharing agreement. The master separation agreement provides for, among other things, our responsibility for liabilities relating to our business and the responsibility of Halliburton for liabilities unrelated to our business. Pursuant to our master separation agreement, we agreed to indemnify Halliburton for, among other matters, all past, present and future liabilities related to our business and operations. We agreed to indemnify Halliburton for liabilities under various outstanding and certain additional credit support instruments relating to our businesses and for liabilities under litigation matters related to our business. Halliburton agreed to indemnify us for, among other things, liabilities unrelated to our business, for certain other agreed matters relating to the FCPA investigations and the Barracuda-Caratinga project and for other litigation matters related to Halliburton’s business. In connection with Halliburton’s anticipated exchange offer, at Halliburton’s request KBR and Halliburton amended the tax sharing agreement to clarify that the terms of the tax sharing agreement are applicable to the exchange offer and amended the registration rights agreement to contemplate that KBR will file a registration statement on Form S-4 with the SEC relating to the anticipated exchange offer sooner than 180 days after the completion of KBR’s initial public offering. KBR’s board of directors appointed a special committee, consisting of KBR’s independent directors, which reviewed and approved these amendments. The special committee retained an independent financial advisor and independent legal counsel to assist it in connection with its review.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Under the transition services agreements, Halliburton is expected to continue providing various interim corporate support services to us and we will continue to provide various interim corporate support services to Halliburton. The tax sharing agreement provides for certain allocations of U.S. income tax liabilities and other agreements between us and Halliburton with respect to tax matters. The services provided under the transition services agreement between Halliburton and KBR are substantially the same as the services historically provided. Similarly, the related costs of such services will be substantially the same as the costs incurred and recorded in our historical financial statements. Further, the tax sharing agreement contains substantially the same tax sharing provisions as included in our previous tax sharing agreements.

On April 1, 2006, Halliburton contributed to us its interest in three joint ventures, which are accounted for using the equity method of accounting. These joint ventures own and operate offshore vessels equipped to provide various services, including accommodations, catering and other services to sea-based oil and gas platforms and rigs off the coast of Mexico. At March 31, 2006, the contributed interest in the three joint ventures had a book value of approximately $26 million.

We perform many of our projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, we often provide engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where we provide services to a joint venture that we control and therefore consolidate for financial reporting purposes, we eliminate intercompany revenues and expenses on such transactions. In situations where we account for our interest in the joint venture under the equity method of accounting, we do not eliminate any portion of our revenues or expenses. We recognize the profit on our services provided to joint ventures that we consolidate and joint ventures that we record under the equity method of accounting primarily using the percentage-of-completion method. Total revenue from services provided to our unconsolidated joint ventures recorded in our consolidated statements of operations were $450 million, $249 million and $519 million for the years ended December 31, 2006, 2005 and 2004, respectively. Profit on transactions with our joint ventures recognized in our consolidated statements of operations were $62 million, $21 million and $50 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 22.	Retirement Plans

We have various plans that cover a significant number of our employees. These plans include defined contribution plans, defined benefit plans, and other postretirement plans:

•	Our defined contribution plans provide retirement benefits in return for services rendered. These plans provide an individual account for each participant and have terms that specify how contributions to the participant’s account are to be determined rather than the amount of pension benefits the participant is to receive. Contributions to these plans are based on pretax income and/or discretionary amounts determined on an annual basis. Our expense for the defined contribution plans totaled $46 million in 2006, $48 million in 2005, and $40 million in 2004. Additionally, we participate in a Canadian multi-employer plan to which we contributed $7 million, $24 million, and $20 million in 2006, 2005, and 2004, respectively;

•	Our defined benefit plans are funded pension plans, which define an amount of pension benefit to be provided, usually as a function of age, years of service, or compensation; and

•	Our postretirement medical plan is offered to specific eligible employees. This plan is contributory. Our liability is limited to a fixed contribution amount for each participant or dependent. The plan participants share the total cost for all benefits provided above our fixed contributions. Participants’ contributions are adjusted as required to cover benefit payments. We have made no commitment to adjust the amount of our contributions; therefore, the computed accumulated postretirement benefit obligation amount is not affected by the expected future health care cost inflation rate.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires an employer to:

•	recognize on its balance sheet the funded status (measured as the difference between the fair value of plan assets and the benefit obligation) of pension and other postretirement benefit plans;

•	recognize, through comprehensive income, certain changes in the funded status of a defined benefit and postretirement plan in the year in which the changes occur;

•	measure plan assets and benefit obligations as of the end of the employer’s fiscal year; and

•	disclose additional information.

The requirement to recognize the funded status of a benefit plan and the additional disclosure requirements are effective for fiscal years ending after December 15, 2006. Accordingly, we adopted SFAS No. 158 requirements for our fiscal year ending December 31, 2006.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end is effective for fiscal years ending after December 15, 2008. We will not elect early adoption of these additional SFAS No. 158 requirements and will adopt these requirements for our fiscal year ending December 31, 2008.

Benefit obligation and plan assets

We use a September 30 measurement date for our international plans and an October 31 measurement date for our domestic plans. Plan assets, expenses, and obligation for retirement plans are presented in the following tables.

	Pension Benefits				Other
	United		United		Postretirement
	States	Int’l	States	Int’l	Benefits
Benefit Obligation	2006		2005		2006	2005
	Millions of dollars

Change in benefit obligation
Benefit obligation at beginning of period	$46	$2,919	$45	$2,552	$1	$1
Service cost	—	50	—	50	—	—
Interest cost	3	147	2	138	—	—
Plan participants’ contributions	—	6	—	12	1	1
Settlements/curtailments	—	—	—	(59)	—	—
Currency fluctuations	—	166	—	(35)	—	—
Actuarial (gain) loss	1	206	1	341	—	—
Transfers	—	11	—	—	—	—
Benefits paid	(2)	(88)	(2)	(80)	(1)	(1)

Benefit obligation at end of period	$48	$3,417	$46	$2,919	$1	$1

Accumulated benefit obligation at end of period	$48	$2,925	$46	$2,453	$—	$—

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

	Pension Benefits				Other
	United		United		Postretirement
Plan Assets	States	Int’l	States	Int’l	Benefits
	2006		2005		2006	2005
	Millions of dollars

Change in plan assets
Fair value of plan assets at beginning of period	$38	$2,598	$33	$2,188	$—	$—
Actual return on plan assets	5	249	3	467	—	—
Employer contributions	—	115	4	43	—	—
Settlements and transfers	—	13	—	—	—	—
Plan participants’ contributions	—	6	—	12	1	1
Currency fluctuations	—	148	—	(32)	—	—
Benefits paid	(2)	(88)	(2)	(80)	(1)	(1)

Fair value of plan assets at end of period	$41	$3,041	$38	$2,598	$—	$—

Funded status	$(7)	$(376)	$(8)	$(321)	$(1)	$(1)
Amounts not yet recognized
Employer contribution	—	22	—	8	—	—
Unrecognized transition asset	—	—	(1)	—	—	—
Unrecognized actuarial loss (gain)	—	—	20	475	—	(2)
Unrecognized prior service benefit	—	—	—	(10)	—	(2)

Net amount recognized	$(7)	$(354)	$11	$152	$(1)	$(5)

Amounts recognized on the consolidated balance sheet
Prepaid benefit cost	$—	$—	$11	$152	$—	$—
Accrued benefit liability, including
additional minimum liability	—	—	(19)	(163)	—	(5)
Accumulated other comprehensive
income, net of tax	—	—	12	114	—	—
Deferred tax asset	—	—	7	49	—	—

Net amount recognized	$—	$—	$11	$152	—	$(5)
Noncurrent assets	$—	$—	$11	$152	$—	$—
Current liabilities	—	—	—	—	—	—
Noncurrent liabilities	(7)	(354)	—	—	(1)	(5)
Pension plans in which accumulated benefit obligation exceeds plan assets at December 31
Projected benefit obligation	$48	$1,657	$46	$1,395
Accumulated benefit obligation	48	1,558	46	1,283
Fair value of plan assets	41	1,491	38	1,209
Weighted-average assumptions used to determine benefit obligations at measurement date
Discount rate	5.75%	5.00%	5.75%	5.00%	5.50%	5.75%
Rate of compensation increase	N/A	3.75%	N/A	3.5 -4.0%	N/A	N/A
Assumed health care cost trend rates at December 31
Health care cost trend rate assumed for next year	N/A	N/A	N/A	N/A	10.0%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	N/A	N/A	N/A	N/A	5.0%	5.0%
Year that the rate reached the ultimate trend rate	N/A	N/A	N/A	N/A	2011	2008

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

		Pension Benefits
		United		United
		States	Int’l	States	Int’l
Plan assets
Millions of dollars
Asset allocation at December 31	(Target
Asset category	allocation 2007)	2006		2005

Equity securities	(50 – 70)%	63%	63%	63%	62%
Debt securities	(30 – 50)%	36%	35%	36%	30%
Other	(0 – 5)%	1%	2%	1%	8%

Total	(100)%	100%	100%	100%	100%

Assumed long-term rates of return on plan assets, discount rates for estimating benefit obligations, and rates of compensation increases vary for the different plans according to the local economic conditions. The discount rate was determined based on the rates of return of high-quality fixed income investments as of the measurement date. For our United Kingdom pension plans, which constitute all of our international pension plans’ projected benefit obligation, the discount rate was determined by comparing the terms of the plans to the yield curve of a portfolio of high quality debt instruments at the measurement date, and was 5.0% at September 30, 2006. The discount rate for 2005 was based on the annualized yield of the iBoxx AA corporate bonds, and was 5.0% at September 30, 2005.

The overall expected long-term rate of return on assets was determined based upon an evaluation of our plan assets, historical trends, and experience, taking into account current and expected market conditions.

Our investment strategy varies by country depending on the circumstances of the underlying plan. Typically, less mature plan benefit obligations are funded by using more equity securities, as they are expected to achieve long-term growth while exceeding inflation. More mature plan benefit obligations are funded using more fixed income securities, as they are expected to produce current income with limited volatility. Risk management practices include the use of multiple asset classes and investment managers within each asset class for diversification purposes. Specific guidelines for each asset class and investment manager are implemented and monitored.

In accordance with SFAS 87, in 2006 we recognized a $77 million increase in additional minimum pension liability and a $9 million decrease in net deferred income taxes. We also recognized $57 million of other comprehensive income.

There was an additional charge to accumulated other comprehensive income of $152 million recognized with the adoption of SFAS 158 for a total net reduction to equity of $209 million.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

The incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet was as follows:

	December 31, 2006
	Before		After
	Adoption of		Adoption of
	SFAS No. 158	Adjustments	SFAS No. 158
	Millions of dollars

Noncurrent deferred income taxes	$24	$107	$131
Other assets	263	(263)	—

Total assets	$287	$(156)	$131
Employee compensation and benefits	269	93	362

Total liabilities	$269	$93	$362
Minority interest in consolidated subsidiaries	$(1)	$(97)	$(98)
Accumulated other comprehensive loss	(183)	(152)	(335)

Total liabilities and shareholders’ equity	$85	$(156)	$(71)

Amounts recognized in accumulated other comprehensive income were as follows:

	Pension Benefits		Other
	United		Postretirement
	States	Int’l	Benefits
	2006		2006
	Millions of dollars

Net actuarial loss (gain)	$11	$330	$(2)
Prior service cost (benefit)	—	(3)	(1)

Total recognized in accumulated other comprehensive income	$11	$327	$(3)

Expected Cash Flows

Contributions.  Funding requirements for each plan are determined based on the local laws of the country where such plan resides. In certain countries the funding requirements are mandatory while in other countries they are discretionary. We currently expect to contribute $57 million to our international pension plans in 2007. We do not have a required minimum contribution for our domestic plans; however, we may make additional discretionary contributions, which will be determined after the actuarial valuations are complete.

Benefit payments.  The following table presents the expected benefit payments over the next 10 years.

	Pension
	Benefits
	United
	States	Int’l
	Millions of dollars

2007	$2	$95
2008	2	97
2009	3	100
2010	3	105
2011	3	108
Years 2012–2016	16	613

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Expected benefit payments for other postretirement benefits are immaterial.

Net periodic cost

	Pension Benefits
	United		United		United
	States	Int’l	States	Int’l	States	Int’l
	2006		2005		2004
	Millions of dollars

Components of net periodic benefit cost
Service cost	$—	$50	$—	$50	$—	$68
Interest cost	2	147	2	138	2	123
Expected return on plan assets	(3)	(177)	(3)	(158)	(3)	(147)
Transition amount	—	—	—	—	—	(1)
Amortization of prior service cost	—	(1)	—	(1)	—	—
Settlements/curtailments	—	—	—	5	—	—
Recognized actuarial loss	1	20	1	14	1	15

Net periodic benefit cost	$—	$39	$—	$48	$—	$58

For other postretirement plans, net periodic cost was immaterial for the years ended December 31, 2006, 2005, and 2004.

Weighted-Average
Assumptions Used to	Pension Benefits						Other
Determine Net	United		United		United		Postretirement
Periodic Benefit Cost	States	Int’l	States	Int’l	States	Int’l	Benefits
for Years Ended December 31	2006		2005		2004		2006	2005	2004

Discount rate	5.75%	5.00%	5.75%	5.50%	6.25%	5.30%	5.75%	5.75%	6.25%
Expected return on plan assets	8.25%	7.00%	8.50%	7.00%	8.50%	7.00%	N/A	N/A	N/A
Rate of compensation
Increase	N/A	3.5 - 4.0%	N/A	4.00%	N/A	3.75%	N/A	N/A	N/A

Estimated amounts that will be amortized from accumulated other comprehensive income, net of tax, into net periodic benefit cost in 2007 are as follows:

	Pension Benefits
	United States	International
	Millions of dollars

Actuarial (gain) loss	$—	$17
Prior service (benefit) cost	—	—

Total	$—	$17

The majority of our postretirement benefit plans are not subjected to risk associated with fluctuations in the medical trend rates because the company subsidy is capped. We expect the amortization from other comprehensive income to be immaterial. Assumed health care cost trend rates are not expected to have a significant impact on the amounts reported for the total of the health care plans. A one-percentage-point change in assumed health care cost trend rates would not have a material impact on total of service and interest cost components or the postretirement benefit obligation.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Note 23.	Reorganization of Business Operations

In the fourth quarter of 2006, we committed to a restructuring plan that included broad based headcount reductions deemed necessary to reduce overhead and better position us for the future. In connection with this reorganization, we recorded restructuring charges totaling $5 million for severance, incentives, and other employee benefit costs for personnel whose employment was involuntarily terminated. Of this amount, $3 million relates to our Energy and Chemicals segment and $2 million relates to our Government and Infrastructure segment. The entire $5 million was included in “General and administrative” in the statements of operations as of December 31, 2006. These termination benefits were offered to approximately 139 personnel, with 66 receiving enhanced termination benefits. The terminated personnel located in the United States and United Kingdom. As of December 31, 2006, $5 million had not been paid. This amount is included in “Accounts payable” on the consolidated balance sheets.

Effective October 1, 2004, we restructured our business into two segments, G&I and E&C. In 2004, we recorded restructuring and related costs of $40 million related to the reorganization. The total restructuring charges consisted of $31 million in personnel termination benefits and $9 million in impairment charges on technology-related assets. For the year-ended December 31, 2004, $32 million of the restructuring charge was included in “Cost of services” and $8 million was included in “General and administrative” on the consolidated statements of operations. As of December 31, 2005, all amounts related to the 2004 restructuring had been paid and the balance in the restructuring reserve account was zero.

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

Note 24.	Quarterly Data and Market Price Information (Unaudited)

Summarized quarterly financial data for the years ended December 31, 2006 and 2005 are as follows

	Quarter
	First	Second	Third	Fourth	Year
	(In millions, except per share amounts)

2006
Revenue	$2,246	$2,439	$2,439	$2,509	$9,633
Operating income	60	(30)	95	121	246
Income from continuing operations	20	9	9	43	81
Income (loss) from discontinued operations	6	83	(2)	—	87
Net income	$26	$92	$7	$43	$168

Earnings per share:
Basic and diluted income (loss) per share:
Income from continuing operations(2)	$0.15	$0.07	$0.07	$0.28	$0.58
Income (loss) from discontinued operations(2)	0.04	0.61	(0.02)	—	0.62
Net income	$0.19	$0.68	$0.05	$0.28	$1.20

Common stock prices(1)
High	—	—	—	$27.01	$27.01
Low	—	—	—	$20.75	$20.75
2005
Revenue	$2,591	$2,512	$2,319	$2,724	$10,146
Operating income	95	109	143	108	455
Income from continuing operations	40	37	86	47	210
Income from discontinued operations	8	6	8	8	30
Net income	$48	$43	$94	$55	$240

Earnings per share:
Basic and diluted income per share:
Income from continuing operations	$0.29	$0.28	$0.63	$0.34	$1.54
Income from discontinued operations	0.06	0.04	0.06	0.06	0.22
Net income	$0.35	$0.32	$0.69	$0.40	$1.76

(1)	New York Stock Exchange — composite transactions high and low intraday price.

(2)	The sum of income (loss) per share for the four quarters may differ from the annual amounts due to the required method of computing weighted average number of shares in the respective periods.

Note 25.	Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We did not elect early adoption of this interpretation and will adopt the provision of FIN 48 beginning January 1, 2007. We have completed an initial evaluation of the impact of the January 1, 2007 adoption of FIN 48 and determined that such adoption is not expected to have a significant impact on our financial position or results from operations. We expect that any adjustment to reduce retained earnings as of January 1, 2007 will not exceed $15 million.

During September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statement.” SAB 108 provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. This interpretation was effective for the first fiscal year ending after November 15, 2006. The adoption of this interpretation did not have an impact on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to measure eligible assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS 159 on January 1, 2008, and have not yet determined the impact, if any, on our consolidated financial statements.

Note 26.	Discontinued Operations

In May 2006, we completed the sale of our Production Services group, which was part of our E&C segment. The Production Services group delivers a range of support services, including asset management and optimization; brownfield projects; engineering; hook-up, commissioning and start-up; maintenance management and execution; and long-term production operations, to oil and gas exploration and production customers. In connection with the sale, we received net proceeds of $265 million. The sale of Production Services resulted in a pre-tax gain of approximately $120 million in the year ended December 31, 2006. In accordance with the provisions of SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” the results of operations of the Production Services group for the current and prior periods have been reported as

KBR, Inc.

Notes to Consolidated Financial Statements — (Continued)

discontinued operations. The major classes of assets and liabilities of discontinued operations in the consolidated balance sheet at December 31, 2005 and 2004 are as follows:

December 31
2005
Millions of dollars

Assets:
Accounts receivable — related party	$15
Accounts receivable and unbilled receivables on uncompleted contracts, net	130
Other current assets	(5)

Total current assets related to discontinued operations	140
Property, plant, and equipment, net	8
Goodwill	49
Equity in and advances to related companies	7
Other noncurrent assets	3

Total noncurrent assets related to discontinued operations	67

Total assets related to discontinued operations	$207

Liabilities:
Accounts payable	$33
Advance billings on incomplete contracts	12
Other current liabilities	10

Total current liabilities related to discontinued operations	55
Accounts payable — related party	3
Other long-term liabilities	7

Total noncurrent liabilities related to discontinued operations	10

Total liabilities related to discontinued operations	$65

The operating results of our Production Services group, which are classified as discontinued operations in our consolidated statements of operations, are summarized in the following table:

	Years Ended December 31
	2006	2005	2004
	Millions of dollars

Revenue	$300	$754	$588

Operating profit	$15	$44	$17

Pretax income	$15	$44	$17

INDEX TO COMBINED FINANCIAL STATEMENTS OF ASIA PACIFIC TRANSPORT
JOINT VENTURE CONSORTIUM

Report of Independent Auditors

The Board of Directors
KBR, Inc.:

We have audited the accompanying combined balance sheet of Asia Pacific Transport Joint Venture Consortium as of 30 June 2006, and the related combined income statement and statements of changes in equity and cash flows for the year then ended. These combined financial statements are the responsibility of Asia Pacific Joint Venture Consortium’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Asia Pacific Transport Joint Venture Consortium as of 30 June 2006, and the results of their operations and their cash flows for the year then ended in conformity with Australian equivalents to International Financial Reporting Standards.

As discussed in Note 22 to the combined financial statements, as a result of adopting AASB 132 “Financial Instruments: Disclosure and Presentation” and AASB 139 “Financial Instruments: Recognition and Measurement” on 1 July 2005, Asia Pacific Transport Joint Venture Consortium changed its method of accounting for financial instruments. In accordance with an election taken under the relevant transitional provisions, the prior period comparatives have not been restated.

The accompanying combined financial statements have been prepared assuming that Asia Pacific Transport Joint Venture Consortium will continue as a going concern. As discussed in Notes 1 and 16 to the combined financial statements, Asia Pacific Transport Joint Venture Consortium has suffered recurring losses from operations and has a net accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 16. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Australian equivalents to International Financial Reporting Standards vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature of such differences is presented in Note 24 to the combined financial statements.

/s/  KPMG

Adelaide, Australia
26 February 2007

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Income Statement

		June 2006	June 2005
	Note	$	$
			(Unaudited)

Revenue	2	61,724,038	51,391,580
Linehaul costs		(34,739,070)	(28,360,661)
Operating Costs		(5,991,936)	(5,819,415)
Depreciation and amortisation expenses		(18,071,565)	(17,202,137)
Impairment of property, plant and equipment	3	(87,570,180)	—
Marketing and administration		(1,035,217)	(1,224,506)
Contracts and consultants		(6,946,025)	(8,730,195)
Employee benefits expense		(4,197,511)	(3,973,532)
Other expenses		(419,731)	(479,670)

Operating loss before finance costs		(97,247,197)	(14,398,536)
Financial income	3	1,275,453	1,118,183
Financial expenses	3	(60,167,274)	(40,655,408)

Net financing costs		(58,891,821)	(39,537,225)

Loss before income tax expense		(156,139,018)	(53,935,761)
Income tax expense /(benefit)	4	—	—

Net loss after income tax expense/(benefit)		(156,139,018)	(53,935,761)

Attributable to members		(156,139,018)	(53,935,761)

The accompanying notes form part of these financial statements.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Statement of Changes in Equity

	For the year ended 30 June 2005 (Unaudited)
	Combined	Retained
	Participating	Earnings/
	Interest and	(Accumulated
	Issued Capital	Deficit)	Total

Opening balance as at 1 July 2004	300,012,158	(37,248,930)	262,763,228
Net loss for the period	—	(53,935,761)	(53,935,761)

Closing balance at 30 June 2005	300,012,158	(91,184,691)	208,827,467

	For the year ended 30 June 2006
	Combined		Retained
	Participating	Other	Earnings /
	Interest and	contributed	(Accumulated
	Issued Capital	equity(i)	Deficit)	Reserves	Total

Opening balance as at 1 July 2005	300,012,158	—	(91,184,691)	—	208,827,467
Effect of change in accounting policy	—	21,761,379	(21,761,379)	(6,430,385)	(6,430,385)

Opening balance at 1 July 2005 after accounting policy change	300,012,158	21,761,379	(112,946,070)	(6,430,385)	202,397,082
Net loss for the period	—	—	(156,139,018)	—	(156,139,018)
Deemed equity contribution — Note 22	—	14,230,355	—	—	14,230,355
Movement in fair value of hedging instruments	—	—	—	86,068	86,068

Closing balance at 30 June 2006	300,012,158	35,991,734	(269,085,088)	(6,344,317)	60,574,487

Amounts are stated net of tax

(i)	Refer to Note 22 for further detail.

The accompanying notes form part of these financial statements.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Balance Sheet

		June 2006	June 2005
	Note	$	$
			(Unaudited)

CURRENT ASSETS
Cash	6	28,589,938	21,912,745
Receivables	7	8,197,268	6,749,614
Materials and supplies		3,013,539	3,351,811
Other assets	8	1,470,663	643,013

TOTAL CURRENT ASSETS		41,271,408	32,657,183

NON-CURRENT ASSETS
Property, plant and equipment	3 & 9	695,584,818	792,113,327

TOTAL NON-CURRENT ASSETS		695,584,818	792,113,327

TOTAL ASSETS		736,856,226	824,770,510

CURRENT LIABILITIES
Payables and other liabilities	10	15,072,497	15,764,210
Deferred income	11	83,680	—
Borrowings	12	15,856,085	459,762
Employee entitlements	1j	230,104	130,437

TOTAL CURRENT LIABILITIES		31,242,366	16,354,409

NON-CURRENT LIABILITIES
Payables and other liabilities	10	16,904,221	9,488,611
Deferred income	11	48,943,271	—
Borrowings	12	579,163,557	590,100,023
Employee entitlements	1j	28,324	—

TOTAL NON-CURRENT LIABILITIES		645,039,373	599,588,634

TOTAL LIABILITIES		676,281,739	615,943,043

NET ASSETS		60,574,487	208,827,467

EQUITY
Participating Interest and Issued Capital	13	300,012,158	300,012,158
Other contributed equity	13 & 22	35,991,734	—
Reserves	13	(6,344,317)	—
Retained earnings (accumulated deficit)		(269,085,088)	(91,184,691)

TOTAL EQUITY		60,574,487	208,827,467

The accompanying notes form part of these financial statements.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Statement of cash flows

		June 2006	June 2005
	Note	$	$
			(Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES
Receipts from customers		66,277,415	49,624,438
Payments to suppliers and employees		(64,153,474)	(42,068,855)
Borrowing costs		(24,129,707)	(28,695,956)

Net cash provided by (used in) operating activities	19b	(22,005,766)	(21,140,373)

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment		500	151,643
Payment for property, plant and equipment		(9,041,962)	(15,335,424)

Net cash provided by (used in) investing activities		(9,041,462)	(15,183,781)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from borrowings — external		8,171,001	14,244,594
Proceeds from borrowings — consortium participants		32,731,316	27,922,586
Repayment of borrowings		(3,177,896)	(13,186,335)

Net cash provided by (used in) financing activities		37,724,421	28,990,845

Net increase/(decrease) in cash held		6,677,193	(7,333,309)
Cash at beginning of year		21,912,745	29,246,054

Cash at end of year	19a	28,589,938	21,912,745

The accompanying notes form part of these financial statements.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements

Note 1:	Statement of significant accounting policies

The Asia Pacific Transport Consortium (‘Consortium’ or ‘entity’) was established for the purpose of constructing 1,420 kilometres of rail line between Alice Springs and Darwin, the lease and maintenance of the existing 830 kilometre line between Tarcoola and Alice Springs, integration of the railway line with Darwin’s East-Arm Port, and operation of the Adelaide to Darwin line for 50 years from January 2004.

The South Australian and Northern Territory governments, through a statutory body, AustralAsia Railway Corporation (“AARC”), established a legislative framework to co-ordinate and oversee the establishment of the railway. The Concession Deed sets out the fundamental terms between AARC and the Consortium to finance, construct, operate, repair and maintain the railway for a 50 year concession term from the date of completion of construction (2004). Under terms of the Concession Deed, AARC provided the Consortium with leases and subleases providing title to the Corridor for at least the term of the Concession Deed, including leases from the government and various Aboriginal land trusts over lands within the Corridor. The Concession Deed provides certain assurances to the Consortium regarding entitlement to exclusive possession, quiet possession and limited responsibility for certain interests. The Concession Deed also provides that AARC was responsible for procuring and paying for the construction of certain government works as part of the construction of the railway. The government works, which included the construction of certain earthworks, culverts and bridges, were completed during construction of the railway. Refer to note 17 for further discussion of the service concession arrangement.

The Consortium comprises the following entities domiciled in Australia:

Asia Pacific Transport Joint Venture (an unincorporated joint venture);
Freight Link Pty Ltd;
Asia Pacific Transport Pty Ltd (and its controlled entity, Asia Pacific Transport Finance Pty Ltd); and
Asia Pacific Contracting Pty Ltd.

The Consortium performs all rail safety, marketing, operation and asset management functions associated with the business. The Consortium has outsourced a number of activities, including train control, train crewing, terminal loading, port operations and maintenance associated with track and rolling stock, to rail service providers.

The joint venture agreement requires that the joint venture partners of Asia Pacific Transport Joint Venture (‘APTJV’) have identical equity interests in the other group entities. The joint venture partners must at all times act in the best interest of the Consortium.

This Financial Report of the Consortium has been prepared based upon a business combination of APTJV (the deemed parent), its group entities (Freight Link Pty Ltd, Asia Pacific Transport Pty Ltd, Asia Pacific Transport Finance Pty Ltd and Asia Pacific Contracting Pty Ltd) in accordance with UIG 1013 “Consolidated Financial Reports in relation to Pre-Date-of-Transition Stapling Arrangements”. This financial report is a general purpose report which has been prepared in accordance with the requirements of Australian Accounting standards adopted by the Australian Accounting Standards Board (‘AASB’).

Statement of Compliance

International Financial Reporting Standards (“IFRSs”) form the basis of Australian Accounting Standards adopted by the AASB, being Australian equivalents to IFRS (“AIFRS”). The financial report also complies with IFRSs and interpretations adopted by the International Accounting Standards Board. This is the entity’s first financial report prepared in accordance with AIFRS and AASB 1 First Time Adoption of AIFRS has been

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

applied. An explanation of how the transition to AIFRS has affected the reported financial position, financial performance and cash flows of the entity is provided in note 23.

Basis of preparation

The financial report is presented in Australian dollars. It has been prepared on an accruals basis and is based on historical costs and does not take into account changing money values or, except where stated, current valuations of non-current assets. The entity has not early adopted any of the accounting standards and amendments available for early adoption as none are expected to have a material impact on the financial position of the entity.

Basis of consolidation

This Financial Report of the AsiaPacific Transport Consortium has been prepared based upon a business combination of APTJV (the deemed parent) and its group entities in accordance with UIG 1013 “Consolidated Financial Reports in relation to Pre-Date-of-Transition Stapling Arrangements”.

Controlled entities are entities controlled by APTJV or its group entities. Control exists when the entity has the power, directly or indirectly, to govern the financial and operating policies of an entity to obtain benefits from its activities. The financial statements of controlled entities are included in the consolidated financial report from the date that control commences until the date that control ceases.

Unrealised gains and losses and inter-entity balances resulting from transactions with or between entities are eliminated in full within the Consortium.

Going concern

The entity has been contracted to the AustralAsia Railway Corporation to undertake, build, own and operate the Adelaide to Darwin Rail Project (the “Project”). The entity and parties to the Project are confident of the success of the Project (supported by detailed financial modelling) and have undertaken to support each other through the initial stages of the Project. At 30 June 2006, the entity had net assets of $61m, reflected by participating interests and contributed equity of $336m, offset by accumulated deficit/reserves of $275m. In 2006 the entity sought new equity with a view to restructuring the finance facilities by 30 September 2006. In August 2006 as a result of ongoing operating losses the Consortium commenced an examination of alternative finance options that would provide the necessary capital to support the business through an extended ramp up period.

A “standstill forecast” was developed on a conservative view of the future business for the purposes of estimating the potential cash support required from shareholders during the standstill period, and to negotiate with the Senior Banks for a waiver of principal during the Standstill period. Based on this estimate it was established that up to $14.4 million may be required from members and shareholders to support cash shortfalls. In principle support was obtained from four shareholders, KBR, Carillion, Perpetual and GWA (“the Contributing Equity Owners”), which allowed a proposal to be put to the Senior Banks in September 2006.

Negotiations were successfully concluded on 19 December 2006 with an agreed “Standstill Term” with the Senior Banks up to 31 March 2009 (refer subsequent event note for further detail of the standstill arrangement), which included confirmation of the $14.4 million shareholder support by three of the Contributing Equity Owners (KBR, Carillion and GWA). The Consortium believes it will be able to meet its ongoing obligations from operating cash flows under the Standstill Term through 31 March 2009. Accordingly, the financial report has been prepared on a going concern basis which contemplates the continuity of normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

The preparation of a financial report in conformity with AIFRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and judgements that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year relate to going concern (refer Note 1 previous comments) and impairment (refer Note 1(l).

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The accounting policies set out below have been applied consistently to all periods presented in the financial report and in preparing an opening AIFRS balance sheet at 1 July 2004 for the purposes of the transition to Australian Accounting Standards — AIFRS.

a.	Revenue

Freight service revenue is recognized when the freight departs from the terminal. This policy results in recognition of revenue in a manner that does not differ materially from proportional revenue recognition as a shipment moves from origin to destination and related expenses are recognised as incurred.

Government grants are recognised in the balance sheet initially as deferred income and then released to income on a systematic basis in the same periods in which the expenses for which the grant was received are incurred. The entity has recognised as a government grant the difference between the present value of the Corporation/government loan and its $50m face value as outlined in Note 22. Deferred income is being recognised over the loan redemption period to 2054.

Interest revenue is recognised on an accrual basis taking in to account the interest rates applicable to the financial assets.

All revenue is stated net of the amount of goods and services tax (GST).

b.	Cash

For the purposes of the statement of cash flows, cash includes cash on hand and at call deposits with banks or financial institutions.

c.	Receivables

Receivables are stated at their cost less impairment losses. Debtors to be settled within 30 days are carried at amounts due. The collectability of debts is assessed at balance date and an impairment charge made for any doubtful accounts.

d.	Property, Plant and Equipment

Plant and equipment

Items of property, plant and equipment are stated at cost less accumulated depreciation (see below) and impairment losses (see accounting policy l). The cost of self-constructed assets includes the cost of materials, direct labour, the initial estimate, where relevant, of the costs of dismantling and removing the items and

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

restoring the site on which they are located, and an appropriate proportion of production overheads. Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Preliminary costs associated with the formation of the Project have been capitalised into cost of construction related assets and are amortised over periods (between 5 and 50 years) that reflect the duration of benefit arising from the asset.

Depreciation

The depreciable amount of all fixed assets including buildings and capitalised leased assets, but excluding freehold land, are depreciated on a straight line basis over their useful lives to the joint venture commencing from the time the asset is held ready for use. Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements.

The depreciation rates used in the current and comparative periods are:

Class of Fixed Asset	Depreciation Rate

Buildings (Terminals)	3%-15%
Infrastructure (Track)	2%-10%
Plant & Equipment / Office & Administration	2%-40%
Rolling Stock	5%

e.	Leases

Leases of fixed assets, where substantially all the risks and benefits incidental to the ownership of the asset, but not legal ownership, are transferred to the entity are classified as finance leases. Finance leases are capitalised recording an asset and a liability equal to the present value of the minimum lease payments, including any guaranteed residual value. Leased assets are depreciated on a straight line basis over their estimated useful lives where it is likely that the economic entity will obtain ownership of the asset or over the term of the lease. Lease payments are allocated between the reduction of the lease liability and the lease interest expense for the period.

Lease payments under operating leases, where substantially all the risks and benefits remain with the lessor, are recognised in the income statement on a straight-line basis over the term of the lease.

The entity was assigned leases at nil cost to enable it to undertake the Project on the rail corridor. No value was assigned to these leases at the time of receipt.

f.	Materials and supplies

Materials and supplies, consisting mainly of items for maintenance of property and equipment are stated at the lower of cost or market. The cost of materials and supplies is based on the first-in first-out principle and includes expenditure incurred in acquiring the materials and supplies and bringing them to their existing location and condition.

g.	Payables and other liabilities

Liabilities are recognised for amounts to be paid in the future for goods or services received and are stated at cost. Trade accounts payable are normally settled within 30 days.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Loans received at below-market rates are initially measured at their fair value. Any difference between the fair value of the loan on initial recognition and the amount received is accounted for according to its nature (see accounting policy n).

h.	Provisions

A provision is recognised in the balance sheet when the entity has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

i.	Income tax

As stated in Note 1 previously, the entity for the purposes of this report comprises one joint venture as deemed parent entity and four companies.

The joint venture is not a taxable entity and lodges a tax return as a Partnership. Accordingly, any tax liabilities are the responsibility of the individual partners and the report does not contain any income tax expense or provision with respect to the joint venture.

Income tax on the profit or loss for the year of the other four companies comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: goodwill, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets or liabilities, using tax rates enacted or substantially enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

j. Employee entitlements

The entity’s net obligation in respect of long-term service benefits, other than pension plans, is the amount of future benefit that employees have earned in return for their service in the current and prior periods. The obligation is calculated using expected future increases in wage and salary rates including related on-costs and expected settlement dates and is discounted using the rates attached to the Commonwealth Government bonds at the balance sheet date which have maturity dates approximating to the terms of the entity’s obligations.

Liabilities for employee benefits for wages, salaries, annual leave and sick leave that are expected to be settled within 12 months of the reporting date represent present obligations resulting from employees’ services provided to reporting date, are calculated at undiscounted amounts based on remuneration wages and salary

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

rates that the entity expects to pay as at reporting date including related on-costs, such as workers compensation insurance and payroll tax.

Non-accumulating non-monetary benefits, such as medical care, housing, cars and free or subsidised goods and services, are expensed based on the net marginal cost to the entity as the benefits are taken by employees.

k. Foreign currency transactions and balances

Foreign currency transactions during the period are converted to Australian currency at the rates of exchange applicable at the dates of the transactions. Amounts receivable and payable in foreign currencies at balance date are converted to the rates of exchange ruling at that date.

The gains and losses from conversion of short-term assets and liabilities, whether realised or unrealised, are included in profit from ordinary activities as they arise.

l. Impairment

The carrying amounts of non-current assets valued on the cost basis are reviewed to determine whether there is any indication of impairment at balance date. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognised in the income statement, unless an asset has previously been revalued, in which case the impairment loss is recognised as a reversal to the extent of that previous revaluation with any excess recognised through profit or loss.

Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units (group of units) and then, to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

The recoverable amount of assets is the greater of their net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

m. Goods and services tax

Revenues, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part if an item of the expense. Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO is included as a current asset or liability in the balance sheet. Cash flows are included in the statement of cash flows on a gross basis. The GST components of cash flows arising from the investing or financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

n. Interest-bearing borrowings

Current accounting policy

Interest-bearing borrowings are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest basis.

Net financing costs comprise interest payable on borrowings calculated using the effective interest rate method, interest receivable on funds invested, dividend income, and gains and losses on hedging instruments that are recognised in the income statement (see accounting policy p).

Interest income is recognised in the income statement as it accrues, using the effective interest method. Dividend income is recognised in the income statement on the date the entity’s right to receive payments is established. The interest expense component of finance lease payments is recognised in the income statement using the effective interest rate method.

Comparative period policy

Bank loans are recognised at their principal amount, subject to set-off arrangements. Interest expense is accrued at the contracted rate.

o. Derivatives

Current accounting policy

The entity uses derivative financial instruments to hedge its exposure to interest rate risks arising from operational and financing activities. In accordance with its treasury policy, the entity does not hold or issue derivative financial instruments for trading purposes.

Derivative financial instruments are recognised initially at cost. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on re-measurement to fair value is recognised immediately in profit or loss. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged (see accounting policy p).

The fair value of interest rate swaps is the estimated amount that the entity would receive or pay to terminate the swap at the balance sheet date, taking into account current interest rates and the current creditworthiness of the swap counterparties. The fair value of forward exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price.

Comparative period policy

Derivatives were not carried in the balance sheet.

p.  Cash flow hedges

Current accounting policy

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable forecasted transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity. The ineffective part of any gain or loss is recognised immediately in the income statement. When the forecasted transaction subsequently results in the recognition of a non-financial asset or non-financial liability, the associated cumulative gain or loss is

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

removed from equity and included in the initial cost or other carrying amount of the non-financial asset or liability. If a hedge of a forecasted transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains and losses that were recognised directly in equity are reclassified into profit or loss in the same period or periods during which the asset acquired or liability assumed affects profit or loss (i.e., when interest income or expense is recognised).

When a hedging instrument expires or is sold, terminated or exercised, or the entity revokes designation of the hedge relationship, but the hedged forecast transaction is still expected to occur, the cumulative gain or loss at that point remains in equity and is recognised in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to take place, the cumulative unrealised gain or loss recognised in equity is recognised immediately in the income statement.

Comparative period policy

Hedging instruments were not carried in the balance sheet. Gains and losses on interest rate swaps were included in interest expense at the time of settlement (quarterly).

q.  Borrowing costs

Borrowing costs incurred in relation to qualifying assets are capitalised into the cost of the asset and amortised over the asset’s useful life following completion of the asset’s construction. Borrowing costs incurred which are not related to qualifying assets are expensed as incurred.

Note 2:	Revenue

	June 2006	June 2005
	$	$
		(Unaudited)

Operating activities
— Freight service revenue	61,724,038	51,391,580

Total Revenue	61,724,038	51,391,580

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 3:	Other Disclosable Expenses

	June 2006	June 2005
	$	$
		(Unaudited)

Finance costs:
— interest income	(1,198,399)	(1,118,183)
— Corporation Loan Grant income	(77,054)	—
— interest expense, OpCo Notes(ii)	14,230,355	—
— other interest expense	45,799,096	40,482,770
— borrowing fees	137,823	172,638

	58,891,821	39,537,225

Depreciation and amortisation of property, plant and equipment	18,071,565	17,202,137
Sale of property, plant and equipment	1,882	7,791
Impairment of property, plant and equipment(i)	87,570,180	—
Remuneration of auditor:
— audit or review — KPMG	38,000	35,000
— other services — KPMG	39,150	56,365
— other services — other auditors	—	5,560

(i)	As a result of the entity’s efforts in 2006 to raise new equity (refer Note 1), the entity determined that an impairment assessment should be made of its property, plant and equipment. The present value of future operating cash flows representing the recoverable amount of PP&E under the value in use assumption was below the 30 June 2006 $783m PP&E carrying value, and hence an impairment charge of $87,570,180 has been recorded. The discount rate utilised in the financial model was 10.44%. The charge has been recorded pro rata on the basis of the carrying amount of each class of PP&E assets, as shown in Note 9.

(ii)	Refer to Note 22 for further detail.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 4:	Income tax expense

Recognised in the income statement
Current tax expense	—	—

Deferred tax expense
— Temporary differences	—	—
— Benefit of tax losses recognised	—	—

	—	—

Total income tax expense/(benefit) in income statement	—	—

All attributable to continuing operations
The prima facie tax payable on profit is reconciled to the income tax expense as follows:
Prima facie tax payable on loss before income tax at 30%	(42,572,598)	(16,180,728)
Add tax effect of:
— Other non-allowable items	8,506	6,477
— Unrecognised deferred tax asset	42,564,092	16,174,251

Income Tax Expense	—	—

Deferred tax assets have not been recognised in respect of the following items:
Tax losses (in Freight Link Pty Ltd)	43,524,285	27,269,345

The deductible tax losses do not expire under current tax legislation. No deferred tax assets have been recognised because it is not probable that future taxable profit will be available against which the entity can utilise the benefits there from.

Note 5:	Key management personnel disclosures

The key management personnel comprise the directors and CEO of Freight Link Pty Ltd, with remuneration as follows:

	June 2006	June 2005
	$	$
		(Unaudited)

Short-term employee benefits	820,780	1,000,616
Other long-term benefits	73,870	62,718

Total	894,650	1,063,334

Refer to Note 17 for other related party transactions.

The following were key management personnel of the entity at any time during the year:

Mr. Nick Bowen Mr. Tim Fischer Mr. Malcolm Kinnaird, AO Mr. Brett Lazarides Mr. Brian McGlynn Mr. Bruce McGowan	Dr. Dan Norton Mr. Doug Ridley Mr. Mark Snape Mr. Ron Thomas Mr. Bill Woodhead Mr. John Fullerton

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 6:	Cash

		June 2006	June 2005
	Note	$	$
			(Unaudited)

Cash at bank	6a	28,589,538	21,912,345
Cash on hand		400	400

		28,589,938	21,912,745

a.	Cash available is governed by finance covenants with lenders.

Note 7:	Receivables

Trade debtors	7,578,637	6,106,795
Other debtors	618,631	452,029
GST receivable	—	190,790

	8,197,268	6,749,614

Note 8:	Other assets

CURRENT
Prepayments	1,360,027	632,462
Other	110,636	10,551

	1,470,663	643,013

Note 9:	Property, plant and equipment

	2006
	$
	Office &
	Administration	Plant	Terminals	Track	Rollingstock	Total

At cost	1,284,653	1,189,409	775,330	769,318,708	50,303,118	822,871,218
Accumulated amortisation/ depreciation/impairment	(784,362)	(199,138)	(131,914)	(116,675,919)	(9,495,067)	(127,286,400)

	500,291	990,271	643,416	652,642,789	40,808,051	695,584,818

	2005
	$
	(Unaudited)

At cost	1,077,604	638,080	614,600	767,818,287	43,684,187	813,832,758
Accumulated amortisation/ depreciation	(409,505)	(31,468)	(23,034)	(19,143,772)	(2,111,652)	(21,719,431)

	668,099	606,612	591,566	748,674,515	41,572,535	792,113,327

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Movement in the carrying amounts for each class of property, plant and equipment between the beginning and the end of the current financial year.

	2006
	$
	Office &
	Administration	Plant	Terminals	Track	Rollingstock	Total

Carrying amount at beginning of year	668,299	606,612	591,566	748,674,315	41,572,535	792,113,327
Additions	210,551	551,329	160,730	1,500,421	6,618,931	9,041,962
Disposals	(2,382)					(2,382)
Impairment	(62,984)	(124,670)	(81,002)	(82,164,023)	(5,137,501)	(87,570,180)
Depreciation	(313,193)	(43,000)	(27,878)	(15,367,924)	(2,245,914)	(17,997,909)

Carrying amount at end of year	500,291	990,271	643,416	652,642,789	40,808,051	695,584,818

	2005
	$
	(Unaudited)

Carrying amount at beginning of year	550,534	807,042	452,295	765,057,799	30,247,166	797,114,836
Additions	352,917	(26,561)	158,936	2,009,678	12,840,855	15,335,825
Disposals	(8,431)	(148,373)				(156,804)
Adjustments(i)				(3,052,049)		(3,052,049)
Depreciation	(226,721)	(25,496)	(19,665)	(15,341,116)	(1,515,483)	(17,128,481)

Carrying amount at end of year	668,299	606,612	591,566	748,674,315	41,572,535	792,113,327

(i)	Adjustment to acquisition cost of track attributable to discount applied to payment to D&C Contractor (refer note 17 for details) reflecting expected settlement date.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 10:	Payables and other liabilities

		June 2006	June 2005
	Note	$	$
			(Unaudited)

CURRENT
Trade creditors		10,125,976	10,394,635
Sundry creditors		4,902,765	5,369,575
GST payable		43,756	—

		15,072,497	15,764,210

NON-CURRENT
Fair value swaps(ii)		6,344,317	—
Project contracts (at discount value)(i)		10,559,904	9,488,611

		16,904,221	9,488,611

(i)	Relates to several amounts payable by the entity if funds are available — refer Note 17 “D&C Contractor” paragraph for further detail.

(ii)	Refer to note 20(a) for further detail.

Note 11:	Deferred income

		June 2006	June 2005
	Note	$	$
			(Unaudited)

CURRENT
Deferred grant — Corporation loan(i)		83,680	—

		83,680	—

NON-CURRENT
Deferred grant — Corporation loan(i)		48,943,271	—

		48,943,271	—

(i)	At the outset of the Project, a $50m loan was received from the AustralAsia Railway Corporation, an entity owned by the South Australian and Northern Territory governments, with repayment required by 2054. Interest payments may be required in certain circumstances based on EBITDA performance against the entity’s 2003 “Base Case” financial model. However, due to the remote likelihood of the entity achieving these results, on adoption of AASB 139 Financial Instruments: Recognition and Measurement effective 1 July 2005 (refer Note 22), the loan has been discounted at the entity’s weighted average cost of debt rate and recognised as a component of borrowings at that present value (refer Note 12(b)). The difference between the present value of the loan and the $50m face value has been accounted for as a deferred government grant, to be amortised to income on the same basis as the loan is accreted to its $50m face value.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 12:	Borrowings

		June 2006	June 2005
		$	$
			(Unaudited)

CURRENT
Loan from participating interest holders(e)		403,000	403,000
Working Capital loan		2,000,000	—
Lease liability(d)		52,814	56,762
Senior D — Amortising		10,033,571	—
Senior E — Rolling Stock		3,366,700	—

	11a	15,856,085	459,762

NON-CURRENT
Senior C — Bullet		109,020,000	109,020,000
Senior D — Amortising		159,663,016	172,072,914
Senior E — Rolling Stock		45,613,334	43,610,602
Tier 1 Mezzanine(c)		100,017,220	87,765,921
Tier 2 Mezzanine(c)		26,698,041	26,500,000
Loan Notes-OPCO(c)		94,869,031	94,869,031
Loan Notes-SON 1(c)		38,782,790	6,051,474
Loan Notes-SON 2(c)		3,527,076	157,267
Lease Liability(d)		—	52,814
Corporation loan	11b	973,049	50,000,000

		579,163,557	590,100,023

(a)	Refer Note 20d Finance arrangements for terms and conditions of borrowings including covenants. Senior debt is secured under the Security Trust Deed by a charge on all the entity’s assets.

(b)	Fair value of loan (refer Note 11 (i) for detail).

(c)	Owed either fully or partly to related parties — refer Note 17 ‘Equity Investors’.

(d)	Relates to leased software asset, included in ‘Office and Administration’ assets in Note 9.

(e)	Loan is non-interest bearing and repayable on demand.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 13:	Reserves and Equity

	June 2006	June 2005
	$	$
		(Unaudited)

Hedging Reserve
The hedging reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred
— Valuation at the beginning of the financial year	—	—
— Change in accounting policy at 1 July 2005	(6,430,385)	—
— Movement in fair value of hedging instruments	86,068	—

— Valuation at the end of the financial year	(6,344,317)	—

Equity
Freight Link Pty Ltd (95,992,500 shares on issue; 2005: 95,992,500)	959,925	959,925
Asia Pacific Transport Joint Venture (participating interest)	299,048,929	299,048,929
Asia Pacific Contracting Pty Ltd (165,200 shares on issue; 2005: 165,200)	1,652	1,652
Asia Pacific Transport Pty Ltd (165,200 shares on issue; 2005: 165,200)	1,652	1,652
Other contributed equity(i)	35,991,734	—

	336,003,892	300,012,158

Voting rights are in proportion to equity interests.

(i)	Refer note 22.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 14:	Commitments

		June 2006	June 2005
		$	$
			(Unaudited)

a.	Operating lease commitments
	Non-cancellable operating leases contracted for but not capitalised in the financial statements
	Payable:
	— not later than 1 year	2,756,570	3,181,635
	— later than 1 year but not later than 5 years	3,437,708	6,132,946
	— later than 5 years	—	—

		6,194,278	9,314,581

b.	Capital Expenditure Commitments
	Contracted for:
	— plant and equipment purchases	5,145,947	2,449,125
	— capital expenditure projects	—	—

		5,145,947	2,459,125

	Payable:
	— not later than 1 year	5,145,947	2,459,125
	— later than 1 year and not later than 5 years	—	—

		5,145,947	2,459,125

c.	Finance Lease Commitments
	Payable:
	— not later than 1 year	55,788	66,946
	— later than 1 year but not later than 5 years	—	55,788
	— later than 5 years	—	—

		55,788	122,734
	Less: future lease finance charges	2,974	13,158

		52,814	109,576

	Lease liabilities provided for in the financial statements:
	Current	52,814	56,762
	Non-current	—	52,814

	Total lease liability	52,814	109,576

d.	Other Commitments
	Contracted for:	9,780,000	9,780,000

	Payable:
	— not later than 1 year	5,780,000	2,850,000
	— later than 1 year and not later than 5 years	4,000,000	6,930,000

		9,780,000	9,780,000

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

These are commitments to the Sponsors which are conditional on funds being available subject to financial benchmarks. These commitments are for professional development services and lapse in 2008.

Note 15:	Contingent liabilities

The representatives are not aware of any circumstances or information that would lead them to believe that the entity has a material contingent liability.

Note 16:	Events subsequent to balance date

As noted in Note 1 Going Concern, the entity successfully concluded negotiations with senior banks on 19 December 2006 with an agreed “Standstill Term” to 31 March 2009.

Principles of the Standstill

The standstill proposal comprised two phases. Phase 1 provided immediate relief to an impending shortfall in cash required to pay principal and interest originally due at the end of September 2006. Phase 2 provided longer term relief.

Phase 1 — Immediate Relief

Consents of a majority of senior banks were obtained to allow the September quarter of principal and interest to be met from reserves (the Debt Service Reserve Account or “DSRA”). Due to the technicalities of the documentation, this required that there first be an Event of Default. The event of default was immediately rectified.

Phase 2 — Standstill to March 2009

The purpose of the standstill is to achieve a deferral of principal for nine quarters from December 2006 until December 2008, and a working capital facility from certain Contributing Equity Owners, to enable the entity to achieve full business ramp up and enhance the value of the entity. This is to be achieved by way of an agreement with the Senior Banks to take “no action” in the standstill period, notwithstanding the non payment of principal. There is no impact on the Concession Deed or its operating agreements.

Key principles of phase 2

The Senior Banks have agreed not to take any action in respect of identified covenant defaults (refer Note 20 for description of covenants) subsisting or likely to arise during the standstill term, including:

•	Failure to top up the DSRA account to the required level;

•	Failure to top up the capital expenditure reserve account to the required level;

•	Failure to meet the debt service ratio requirements.

There will be a moratorium on payments of principal from December 2006 until December 2008 (i.e. the repayments of principal are deferred), but interest will still be paid to the Senior Banks. At the end of the Standstill Term, the amounts of principal that have been deferred (about $30 million) will be spread and repaid over the remaining period of the senior facilities (unless the business is otherwise refinanced or sold). The interest rate swap profile was not amended to reflect the revised senior debt principal repayment schedule. As a result, with effect from 1 January 2007, a portion of the interest rate swaps are no longer effectively hedging the underlying interest payments. The ineffective portion of the interest rate swaps will be released to the

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

income statement at that time (resulting in a credit to income), in accordance with AASB 139 Financial Instruments: Recognition and Measurement.

In advance of the end of the Standstill Term on 31 March 2009, the entity must have in place a plan to restructure or refinance the business, as the full rights of the Senior Banks revive on that date.

There is a high level of information required to be provided to the Banks with an Independent Accountant appointed to monitor the standstill forecast.

A standstill fee of $3 million is payable to the Senior Banks at the end of the standstill. Default interest is not payable during the standstill period.

Except as provided for, the finance documents remain in full force and effect.

Contributing Equity Owners (“CEOs”) Working Capital Facility

The additional support of up to $14.4 million will be drawn down by the entity from those shareholders that have committed to provide it (KBR, Carillion and GWA). It will be drawn on an as required basis. It will be subordinated to and rank behind the existing external debt from financiers, but will rank ahead of all existing funding provided by equity, including the Senior OpCo Notes, which were provided by some shareholders in 2005. The new facility is to be provided on very similar terms to the Senior OpCo Notes, and similar documentation has been used, such that the terms are familiar to all shareholders. Perpetual’s contribution did not proceed and was replaced by increased contributions from Carillion and GWA.

Consent of all fifteen banks to the Standstill was obtained and execution of all required agreements with Shareholders occurred on 19 December 2006.

Other than noted in this section, there has not arisen in the interval between the end of the financial year and the date of this report any item, transaction or event of a material and unusual nature likely, in the opinion of the JV Committee members, to affect significantly the operations of the entity, results of those operations, or the state of affairs of the entity at 30 June 2006.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 17:	Related party transactions

Due to the size and complexity of the Project, there are a large number of parties involved. The following diagram summarises the structure and the significant entities:

Service Concession Arrangement (Concession Deed)

Asia Pacific Transport Joint Venture (‘APT’) is the entity contracted by the AustralAsia Railway Corporation to undertake, build, own and operate the Adelaide to Darwin Rail Project, a 50-year concession on the corridor from Tarcoola to Darwin ending in 2054. Other APT companies are involved in the financing and management of the construction contract. The D&C Contractor, ADrail, was awarded the fixed sum, fixed duration contract to construct the railway and associated infrastructure. Freight Link Pty Ltd operates the railway with many of the activities being sub-contracted to other parties

The Consortium is required to maintain the railway and hand it over to the AustralAsia Railway Corporation in good working condition at the conclusion of the concession (or surrender the assets earlier if the Project fails), and is otherwise wholly responsible for operations on the corridor during the concession period.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

There are no service obligations imposed by the concession arrangement apart from track capital expenditure which would be expended if specific financial criteria are met in future years. There is no renewal option.

Equity Investors

•	Sponsors, comprising subsidiary companies of the following groups:

— Kellogg Brown & Root* (part of the Halliburton Group)

—	John Holland Group Pty Ltd* (part of the Leighton Group)

—	Barclay Mowlem (Asia) Limited* (part of Carillion plc)

—	Macmahon Holdings Limited*

—	GWI Holdings Pty Ltd (the owner of Australia Southern Railroad Pty Ltd)

•	Institutions

—	MLC Investment Limited

—	Colonial Investment Services Limited*

—	Northern Territory Government#

—	Perpetual Investments

•	Aboriginal corporations

—	Northern Aboriginal Investment Corporation Pty Limited

—	Centrecorp Aboriginal Investment Corporation Pty Ltd

*	Also participate in Tier 1 Mezzanine debt on the same terms as other Noteholders.

#	Also participates in Tier 2 Mezzanine debt on the same terms as other Noteholders.

APT entities

All APT entities are controlled by the Equity Investors:

Asia Pacific Transport Joint Venture:  contracted by the AustralAsia Railway Corporation to undertake, build, own and operate the Adelaide to Darwin Rail Project.

Asia Pacific Transport Pty Ltd:  The nominee agent and trustee of and for the Asia Pacific Transport Joint Venture.

Asia Pacific Transport Finance Pty Ltd:  Responsible for arranging debt finance to fund construction and operation of the railway.

Asia Pacific Contracting Pty Ltd:  Responsible for the design and construction of the Government Improvements in relation to the Project.

Freight Link Pty Ltd:  Responsible for establishing and operating the integrated rail transport business in South Australia and Northern Territory.

As a result of its first few years of operations Freight Link incurred losses greater than its initial capitalisation, but no more than the guaranteed capital subscription (or the amount as increased due to further subscriptions of capital resulting from amounts being called under the bank letters of credit) received by

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

construction completion (“Capitalisation Event”). The Capitalisation Event occurred on 31 March 2004. The APT JV could not seek to recover any debts due from Freight Link until after the Capitalisation Event, ensuring that Freight Link maintained net assets available to satisfy other creditors.

D&C Contractor

ADrail Joint Venture comprises Brown & Root Construction Pty Ltd, Barclay Mowlem Construction Pty Ltd, John Holland Pty Ltd and Macmahon Contractors Pty Ltd (with varying levels of participation).

An amount of $10 million ($7.4m discounted, part of ‘Project Contracts’ payable per Note 10) is payable by Asia Pacific Transport JV to ADrail Joint Venture for early completion of the Railway. ADrail Joint venture is a related party of the entity. It is conditional on funds being available for distribution as determined by the project finance documents and D & C contract. It is expected to be payable in the period 2010 to 2011 and has been capitalised into the relevant assets at a discounted value.

Other Contracts

With the exception of a number of the principal contracts that were negotiated at the outset of the Project in conjunction with the formation of the bid syndicate or as subsequently amended, all other contracts have been awarded following competitive tender.

Contracts entered into by this entity and related entities with shareholders as executed in 2001 on commercial terms with review and approval from all shareholders and the Senior Banks are as follows:

GWA/ASR, subsidiary of ARG (GWI)
(Rail Operations & Rolling Stock Services)
2006 expense $16,034,544; 2005 expense $18,990,468
Accrued creditor as at 30 June 2006 of $1,365,413
BJB (joint venture of KBR, Barclay Mowlem & John Holland)
(Track Maintenance & Capital Expenditure)
2006 expense $9,707,046; 2005 expense $8,945,380
Accrued creditor as at 30 June 2006 of $853,553

Note 18:	Segment reporting

The entity has been contracted by the AustralAsia Railway Corporation to undertake, build, own and operate the Adelaide to Darwin Rail Project. It therefore operates in one business and one (Australia) geographical segment.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

Note 19:	Cash flow information

	June 2006	June 2005
Note	$	$
		(Unaudited)

a. Reconciliation of Cash
Cash at the end of the financial year as shown in the Statement of
Cash Flows is reconciled to the related items in the balance sheet as follows:
Cash on hand	—	—
At call deposits with financial institutions	28,589,938	21,912,745

	28,589,938	21,912,745

b. Reconciliation of Cash Flow from Operations with Loss after income tax
Loss after income tax	(156,139,018)	(53,935,761)
Non-cash flows in profit
— (Profit)/Loss on sale of non-current assets	1,882	7,791
— Depreciation and amortization	18,071,565	17,202,137
— Impairment of fixed assets	87,570,180	3,052,049
— Accrued interest	29,872,657	10,841,269
Changes in assets and liabilities, net of the effects of purchase and disposals of subsidiaries:
— Decrease/(Increase) in receivables	(1,427,654)	(3,687,166)
— Decrease/(Increase) in materials and supplies	338,272	(3,687,166)
— Decrease/(Increase) in prepayments	(727,565)	865,560
— (Decrease)/Increase in payables	305,924	4,601,873
— (Decrease)/Increase in provisions	127,991	(88,125)

Cash flows from operations	(22,005,766)	(21,140,373)

Note 20:	Financial instruments

a. Interest rate risk

Other than cash at bank and borrowings associated with the finance facilities summarised below, none of the financial assets or liabilities on the statement of financial position are interest bearing.

Exposure to credit, interest rate and currency risks arises in the normal course of the consolidated entity’s business. Derivative financial instruments are used to hedge exposure to fluctuations in interest rates.

The entity adopts a policy of ensuring that 100% of its exposure to changes in interest rates on senior debt borrowings is on a fixed rate basis for the period up to June 2011 (except Tranche C — June 2009). Interest rate swaps, denominated in Australian dollars, have been entered into to achieve this fixed rate exposure within the entity’s policy (refer to table below).

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

The entity classifies interest rate swaps as cash flow hedges and states them at fair value. The fair value of swaps is recognised at $6.3m (refer Notes 10 and 12) and consists of five sets of swaps on three tranches of debt (floating for fixed), with notional principals at 30 June 2006 as follows:

Senior Debt Tranche C	$109,020,000 (6.939% plus 1.65% margin, termination date 31 March 2009)
Senior Debt Tranche D	$169,560,395 (7.022% plus 1.65% margin, termination date 31 March 2011)
Rolling Stock Debt Tranche E (Hedge 1)	$36,499,449 (6.222% plus 1.65% margin, termination date 30 June 2011)
Rolling Stock Debt Tranche E (Hedge 2)	$7,305,996 (6.160% plus 1.65% margin, termination date 30 June 2011)
Rolling Stock Debt Tranche E (Hedge 3)	$5,279,444 (6.025% plus 1.65% margin, termination date 30 June 2011)

b. Credit risk

The maximum exposure to credit risk, excluding the value of any collateral or other security, at balance date to recognised financial assets is the carrying amount of those assets, net of any provisions for doubtful debts, as disclosed in the statement of financial position and notes to the financial report.

The entity does not have any material credit risk exposure to any single debtor or group of debtors under financial instruments entered into by the entity.

c. Fair values

For all financial assets and liabilities, fair value approximates their carrying value. No financial assets and financial liabilities are readily traded on organised markets in a standardised form other than listed investments.

Forward exchange contracts are either marked to market using listed market prices or by discounting the contractual forward price and deducting the current spot rate. For interest rate swaps broker quotes are used. Those quotes are back tested using pricing models or discounted cash flow techniques.

Where discounted cash flow techniques are used, estimated future cash flows are based on management’s best estimates and the discount rate is a market related rate for a similar instrument at the balance sheet date. Where other pricing models are used, inputs are based on market related data at the balance sheet date.

The aggregate fair values and carrying amounts of financial assets and financial liabilities are disclosed in the balance sheet and in the notes to the financial statements.

d. Financing arrangements

Facilities for the Project have been contracted through Asia Pacific Transport Finance Pty Ltd (APTF). There is a loan agreement between Asia Pacific Transport Joint Venture (APT JV) and APTF whereby all loans from external parties are on-lent to APT JV on similar terms. The Project is funded by a combination of shareholder contributions (including loan notes), senior debt and mezzanine debt. Senior debt has three tranches for repayment on various terms and is secured by a charge over all the entity’s assets under the Security Trust Deed. Interest rate swaps have been transacted by the financiers in order to manage interest rate exposures, as noted in 20(a) above. Senior debt has been hedged 100% (refer Note 16 ‘Key principles of Phase 2’ for comment on reduction from 100% post balance date) from April 2001 for a period of ten years

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

(except tranche C; 8 years). Thereafter hedging will be on a rolling basis. The financing arrangements were amended on 14 March 2005 with a $46.2 million facility provided by shareholders in the form of loan notes (Senior OpCo Series 1). Refer also to Subsequent Events note.

		Interest
	Amount	rate %	Profile
	($ million)

Facilities arranged by APT JV:
OpCo Notes(a)	94.9	15.0%	Repayable based on financial performance as per Agreement
Senior OpCo Series 1 Notes(a)	46.2	18.0%	Repayable based on financial performance as per Agreement
Senior OpCo Series 2 Notes(a)	3.5	—	Repayable based on financial performance as per Agreement
Corporation loan (subordinated)	50.0	0 to 5% depends on profitability	Repayable based on financial performance with reference to benchmarks, as per Note 11(i)
Facilities arranged by APTF:
Senior C — Bullet	109.0	8.589(b)	Interest only to March 2009, then bullet payment at March 2009.
Senior D — Amortising	185.3	8.672(b)	Interest only to March 2006, then amortises up to March 2016.
Senior E — Rolling stock	65.0	7.826(b)	Interest only to March 2006, then amortises up to March 2016, with $6.6 million bullet payment.
Tier 1 mezzanine	78.5	11.17 (c)	Interest only to March 2012, then amortises up to March 2017, with $52.1 million bullet payment. Interest capitalises if not paid.
Tier 2 mezzanine	26.5	(d)	Interest free to March 2006, then interest only up to March 2017, then amortises up to March 2024. Interest capitalises if not paid.
Working capital	2.0	BBR + 1.65% (6.0% at 30 June 2006)	Available up to March 2018

For amounts drawn down/advanced as at 30 June 2005 and 30 June 2006, refer note 12.

(a)	OpCo notes are related party notes redeemable at the end of the Concession Period (see Note 17). Interest at a rate of 15% only accrues, and is only payable, if there is available cash (as defined in the Agreement) after servicing Senior OpCo notes. Senior OpCo Series 1 notes are interest bearing (18% coupon), also redeemable at the end of the Concession Period. Interest is payable quarterly. Senior OpCo Series 2 notes have the same terms as Senior OpCo Series 1 notes and are issued in lieu of interest on the latter in the event that available cash (as defined in the Agreement) is not sufficient to meet the quarterly interest payments due.

(b)	Includes 1.65% swap margin as referred to in note 20(a).

(c)	Includes 5.5% margin as per Mezzanine Agreements. A 2% penalty rate also applies in Event of Default.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

(d)	Tier 2 Series A ($16.4m) rate is 12% until March 2010 then BBR + 6% margin Tier 2 Series B ($10.1m) rate is BBR + 6% margin.

Covenants

Senior debt is subject to certain covenants. Compliance with certain covenants (including debt service coverage ratio, debt service reserve and capital expenditure reserve bank account minimum balances and hedging requirements) have been waived over the duration of the standstill period as described in Note 16. Debt service coverage ratios required under the Mezzanine agreements have been in breach since January 2005, and 2% penalty interest on Tier 1 has been accrued since then. There is no other impact of the Mezzanine breaches on either of the Mezzanine debt tiers.

Note 21:	Entity details

The registered office and principal place of business of the entity is:

1 Station Place, Hindmarsh, South Australia 5000

Note 22:	Change in Accounting Policy

Fair value loans

In the current financial year the entity adopted AASB 132 Financial Instruments: Presentation and Disclosure and AASB 139 Financial Instruments: Recognition and Measurement. This change in accounting policy has been adopted in accordance with the transition rules contained in AASB 1 which does not require the restatement of comparative information for financial instruments within the scope of AASB 132 and AASB 139.

Corporation Loan

In accordance with AASB 139, all loans at below-market rates are required to be measured at their fair value (i.e. the present value of future cash flows discounted at a market interest rate). Any difference between the fair value of the loan on initial recognition and the amount received should be accounted for according to its nature.

The entity has recorded its $50m nominal (government) loan at its present value of $973,049 discounted from 2054 at a rate of 8.6%, the weighted average cost of senior debt. The difference between the $973,049 present value and the $50m face value has been accounted for as a deferred government grant under AASB 120 Accounting for Government Grants and Disclosure of Government assistance (refer Notes 11 and 12).

OpCo Notes

The OpCo Notes were issued pursuant to the Equity Subscription Deed to equity holders of the consortium in May 2003, with further issuances in December 2003, April 2004, July 2004 and 2005. The notes have a stated interest rate of 15%, however interest only accrues, and is only payable, in the event of ’free cash’ (as defined in the Equity Subscription Deed). In accordance with AASB 132 and AASB 139, the OpCo Notes are a financial liability and interest must be charged to the income statement (at a rate of 15%). The Consortium has not generated ’free cash’ at any period through 30 June 2006.

Accordingly, as the OpCo Note interest is not payable by the entity, the offsetting entry for the interest charge is recognised as a contribution to equity. As a result of this change in accounting policy, the entity recorded a charge to Retained Earnings/Accumulated Deficit and increase in Other Contributed Equity of

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

$21.7m at 1 July 2005. For the year ended 30 June 2006, an interest charge of $14.2m was recorded (as shown in Note 3) with a corresponding increase in Other Contributed Equity (refer Note 13).

Note 23:	Explanation of transition to AIFRS

As stated in Significant accounting policies note 1, these are the entity’s first financial statements prepared in accordance with AIFRS.

The policies set out in the Significant accounting policies section of this report have been applied in preparing the financial statements for the period ended 30 June 2006, the comparative information presented in these financial statements for the period ended 30 June 2005 and in the preparation of an opening AIFRS balance sheet at 1 July 2004 (the entity’s date of transition).

In preparing its opening AIFRS balance sheet, there were no adjustments to amounts reported previously in financial statements prepared in accordance with its old basis of accounting (previous GAAP).

Note 24:	Significant Accounting Policy Differences between AIFRS and U.S. GAAP

In Australia, financial statements are required to be prepared in accordance with Australian Accounting Standards, adopted by the Australian Accounting Standards Board (“AASB”) (“Australian GAAP)”.

With effect for periods ending after 1 January 2005 International Financial Reporting Standards (“IFRS”) form the basis of Australian Accounting Standards (“AASBs”) adopted by the AASB and for the purpose of this report are called Australian equivalents to IFRS (“AIFRS”) to distinguish from previous Australian GAAP. As explained in note 1, these financial statements have been prepared under AIFRS for the years ended 30 June 2006 and 2005. Note 23 explains the impact of the transition from previous Australian GAAP to AIFRS. During the transition to AIFRS, the consolidated entity elected not to restate the 2005 comparatives for AASB 139: Financial instruments: Recognition and Measurement and AASB 132: Financial Instruments: Presentation.  This is explained in note 22. The financial statements of the Consortium for the years ended 30 June 2006 and 2005 comply with IFRSs and interpretations adopted by the International Accounting Standards Board.

AIFRS differs in certain material respects from US GAAP. A description of material differences between AIFRS and US GAAP applicable to the Consortium as of, and for the years ended 30 June 2006 and 2005 is set out below:

(A) Debt Issuance Costs

Under AIFRS, debt issuance costs are included in the initial recognition of the debt liability, and are subsequently amortised to interest expense under the effective interest method. Under US GAAP, debt issuance costs are capitalized as a deferred cost, with subsequent amortization included in interest expense under the effective interest method. Accordingly, a difference between AIFRS and US GAAP arises in the balance sheet presentation. There is no income statement difference between AIFRS and US GAAP as interest expense amortization is determined in the same manner.

(B) Impairment of long-lived assets

Under AIFRS, the entity determines the recoverable amount of long-lived assets based upon the higher of its fair value less costs to sell and its value in use, the latter is generally determined on a discounted cash flow basis when assessing impairment. The discount rate is a pre-tax risk-adjusted market rate, which is applied both to assess recoverability and to calculate the amount of any impairment charge. Under US GAAP, long-lived assets are first tested for recoverability for impairment using undiscounted cash flows. Only if the long-

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

lived asset’s carrying amount exceeds the sum of undiscounted future cash flows is the asset considered impaired and written down to its fair value. Accordingly, a difference between AIFRS and US GAAP may arise where the recoverability test under US GAAP does not result in an impairment although an impairment charge is recorded for AIFRS. The difference may result in lower impairment charges against income and higher asset carrying amounts for US GAAP; the difference in asset carrying amounts is subsequently reduced through higher depreciation charges against income.

Under AIFRS, impairment losses, except for goodwill, may be reversed in subsequent periods if the recoverable amount increases. Under US GAAP, impairment reversals are not allowed, as the impairment loss results in a new cost basis for the asset. Any credit to income resulting from reversal in impairment charges under AIFRS is derecognized under US GAAP. As stated in Note 3, the Consortium recognised an impairment charge in 2006. As a result of the US GAAP requirement for a recoverability test based on undiscounted cash flows, no US GAAP impairment charge would have been incurred in 2006.

(C) Capitalized interest

Under AIFRS, an entity may choose to capitalize or expense interest costs that are directly attributable to the acquisition, construction or production of a qualifying asset under AIFRS. Capitalization of interest costs (including the amortisation of discounts, premiums and issue costs on debt, if applicable) related to qualifying assets is required under US GAAP.

Where an entity chooses to capitalize interest costs under AIFRS, any interest earned on temporary investment of funds borrowed to finance the asset’s construction is netted against interest cost in determining the capitalized interest. US GAAP generally does not allow interest income to be netted in determining the amount of interest cost to be capitalized.

The entity has elected to capitalize interest costs (including amortisation of debt issuance costs) incurred during the construction period and has netted interest income against interest expense in arriving at the capitalized value.

(D) Derivatives

The Consortium uses derivative financial instruments to hedge its exposure to movements in interest rates.

As explained above, the Consortium elected not to early adopt AASB 132 and AASB 139 for the 2005 comparative financial statements. Accordingly, in the comparative period, under previous Australian GAAP, derivatives outstanding at the balance sheet date were not recognised. Gains and losses on interest rate swaps were recognised as part of interest expense when settled (quarterly).

On 1 July 2005 the Consortium adopted AASB 139.  This resulted in the consolidated entity recognising all derivative financial instruments as assets or liabilities at fair value. In addition, if the instrument is designated as a hedge of the variability in cash flows of a highly probable forecasted transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity (hedge reserve) provided certain documentation and other criteria are met as required by the detailed AIFRS transition rules. Such rules required hedge documentation to be in place by 1 July 2005 for all previous hedge relationships and in place at inception of the hedge relationship for all subsequent hedges.

Under US GAAP all derivative financial instruments are recognised as assets or liabilities at fair value. The accounting for changes in the fair value of a derivative (that is gains and losses) depends on the intended used of the derivative and the resulting designation. The Consortium did not formally designate hedging

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

relationships under US GAAP. Accordingly, in the comparative period, derivative financial instruments would have been measured at fair value under US GAAP with no derivatives qualifying for hedge accounting.

In the current period certain instruments the Consortium designated as hedges under AIFRS would not have qualified for hedge accounting under US GAAP and, accordingly, the 2006 changes in fair value would have been recognised in the income statement rather than in equity (hedge reserve). The impact is to reduce net income. There is no impact on net equity.

(E) Start up costs

Under AIFRS the Consortium capitalizes as part of property, plant and equipment, costs associated with start-up activities relating to the Project which were incurred prior to commissioning date. These capitalized costs are depreciated in subsequent years. Under US GAAP, costs of start-up activities are expensed as incurred.

(F)  Income tax

Under AIFRS the Consortium has not recognised deferred tax assets in relation to deductible temporary differences or potentially available income tax credits or capital loss carry forwards.

Under AIFRS deferred tax is calculated using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.

Under U.S. GAAP, deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance if, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax asset, will not be realised.

The Consortium has reported a cumulative net tax loss in recent years. Based on this significant negative evidence, under US GAAP the consolidated entity would recognise a full valuation allowance against its deferred tax assets. This will however have no impact on net deferred tax assets, income or net equity reported in the financial statements.

(H)  Non-interest bearing loan

The AustralAsia Railway Corporation provided the Consortium with a Corporate loan (subordinated) of $50 million in 2001 (refer note 21). Repayment of this loan is to occur at the end of the Concession period in 2054. Interest only accrues, and is only payable, if certain EBITDA targets are met. As described in Note 11, the likelihood of achieving these targets is remote, and therefore the loan is considered non-interest bearing.

As at 1 July 2005 the non-interest bearing loan from the AustralAsia Railway Corporation was recognised initially at fair value and subsequently stated at amortised cost with any difference between the amortised cost and repayment value being recognised in the income statement over the period of the borrowings on an effective interest rate basis.

Under US GAAP the entity recognises the financial liability at its original face value ($50 million) and does not unwind the discount expense over the period of the borrowings.

Asia Pacific Transport Joint Venture Consortium Combined Financial Report

Financial statements for the year ended 30 June 2006

Notes to the financial statements — (Continued)

(I)  Recent Changes to US GAAP

In February, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments at fair value. SFAS 159 allows entities to achieve an offset accounting effect for certain changes in fair value of certain related assets and liabilities without having to apply complex hedge accounting provisions, and is expected to expand the use of fair value measurement consistent with the FASB’s long-term objectives for financial instruments. This SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Consortium is currently in the process of evaluating whether adoption of SFAS 159 will result in any material differences between AIFRS and US GAAP as they relate to its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157 ‘Fair Value Measurements’ (SFAS 157), which provides a single definition of fair value, together with a framework for measuring fair value. The expanded disclosures about the use of fair value to measure assets and liabilities should provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS 157 is applicable for the financial year beginning after November 15, 2007. The Consortium is currently in the process of evaluating whether adoption of SFAS 157 will result in any material differences between AIFRS and US GAAP as they relate to its financial position and results of operations.

In June 2006, FASB Interpretation No. 48 ‘Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109’ (FIN 48) was issued. FIN 48 states that the evaluation of a tax position in accordance with this Interpretation is a two-step process. The first step is recognition: The enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for periods ending after December 15, 2006. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption, with the cumulative effect adjustment reported as an adjustment to the opening balance of retained earnings. The Consortium does not anticipate that the adoption of FIN 48 will result in any material differences between AIFRS and US GAAP as they relate to its financial position and results of operations.

APPENDIX A

GLOSSARY OF TERMS

AMC:  Army Material Command.

Barracuda-Caratinga project:  Project to develop the Barracuda and Caratinga crude oil fields located off the coast of Brazil pursuant to a contract with Barracuda & Caratinga Leasing Company B.V.

B-C Matters:  The replacement of certain subsea flow-line bolts installed in connection with the Barracuda-Caratinga project.

DCAA:  Defense Contract Audit Agency.

DCMA:  Defense Contract Management Agency.

DML:  Devonport Management Limited.

DoD:  United States Department of Defense.

DOJ:  United States Department of Justice.

E&C:  Energy and Chemicals.

EPC:  Engineering, procurement and construction.

EPC-CS:  Engineering, procurement, construction, facility commissioning and start-up.

EPCm:  Engineering, procurement and construction management.

FCPA:  United States Foreign Corrupt Practices Act of 1977, as amended.

FCPA Matters:  Claims relating to the alleged or actual violations occurring prior to the date of the master separation agreement of the FCPA or particular, analogous applicable statutes, laws, regulations and rules of U.S. and foreign governments and governmental bodies identified in the master separation agreement in connection with the Bonny Island project in Nigeria and in connection with any other project, whether located inside or outside of Nigeria, including without limitation the use of agents in connection with such projects, identified by a governmental authority in connection with investigations in the United States, the United Kingdom, France, Nigeria, Switzerland and Algeria.

FPSOs:  Floating production, storage and offloading units.

GTL:  Gas-to-liquids.

G&I:  Government and Infrastructure.

LNG:  Liquefied natural gas; natural gas that has been reduced to 1/600th of its volume by cooling it through a sophisticated refrigeration process until it liquefies.

LogCAP:  Logistics civil augmentation program; KBR’s worldwide United States Army logistics contract.

MoD:  United Kingdom Ministry of Defence.

MWKL:  M.W. Kellogg Limited.

PCO Oil South contract:  A contract related to the rebuilding of Iraq’s petroleum industry.

Syngas:  Synthesis gas; a mixture of hydrogen and carbon monoxide derived from natural gas, oil, or coal.

TSKJ:  A private limited liability company registered in Madeira, Portugal whose members are Technip SA of France, Snamprogetti Netherlands B.V. (an affiliate of ENI SpA of Italy), JGC Corporation of Japan (JGC), and KBR (as successor to The M.W. Kellogg Company), each of which owns 25% of the venture.

A-1

The exchange agent for the Exchange Offer is:

By Mail:	By Hand or Overnight Courier:
Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Dept.	Attn: Reorganization Dept.
P.O. Box 3448	480 Washington Boulevard
South Hackensack, NJ 07606	Mail Drop-Reorg
Jersey City, NJ 07310

You may transmit manually signed facsimile copies of the letter of transmittal for Halliburton common stock and the notice of withdrawal for Halliburton common stock to the exchange agent by facsimile transmission at 201-680-4626 and confirm the receipt of such facsimile transmission at 201-680-4860.

Questions or requests for assistance may be directed to the information agent at the addresses and telephone numbers listed below. Additional copies of this Prospectus — Offer to Exchange and the applicable letter of transmittal and instructions thereto may be obtained from the information agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning this Exchange Offer.

The information agent for the Exchange Offer is:

17 State Street
New York, New York 10004
1-866-313-3046 (toll-free in the United States)
1-212-805-7144 (elsewhere)
1-212-440-9800 (banks and brokers)

The dealer managers for the Exchange Offer are:

Credit Suisse	Goldman, Sachs & Co.